As filed with the Securities and Exchange Commission on April 25, 2022
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WESTROCK COFFEE HOLDINGS, LLC
to be converted as described herein into a corporation named
WESTROCK COFFEE COMPANY*
(Exact Name of Registrant as Specified in Its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	2080 (Primary Standard Industrial Classification Code Number)	80-0977200 (I.R.S. Employer Identification Number)
100 River Bluff Drive
Suite 210
Little Rock, Arkansas 77202
Telephone: (501) 975-1514
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Robert P. McKinney
100 River Bluff Drive
Suite 210
Little Rock, Arkansas 77202
Telephone: (704) 652-7321
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Brandon C. Price, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Keith Townsend Timothy P. FitzSimons Kevin E. Manz King & Spalding LLP 1185 Avenue of the Americas, 34th Floor New York, New York 10036
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective and all other conditions to the business combination described in the enclosed proxy statement/prospectus have been satisfied or waived.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
Emerging Growth Company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)
☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

*
Prior to the consummation of the business combination transaction to which this proxy statement/prospectus relates, Westrock Coffee Holdings, LLC, a Delaware limited liability company, intends to convert into a Delaware corporation pursuant to a statutory conversion and will change its name to Westrock Coffee Company.

Explanatory Note
Westrock Coffee Holdings, LLC, the registrant whose name appears on the cover of this proxy statement/prospectus, is a Delaware limited liability company. Subsequent to the effectiveness of this proxy statement/prospectus and prior to the consummation of the Mergers (as described herein), Westrock Coffee Holdings, LLC will convert into a Delaware corporation pursuant to a statutory conversion, and will change its name to Westrock Coffee Company (the “Conversion”). As a result of the Conversion, all holders of limited liability company interests of Westrock Coffee Holdings, LLC will become holders of shares of common stock and/or preferred stock of Westrock Coffee Company, pursuant to the terms of the Transaction Agreement (as defined herein). Except as otherwise expressly stated in the accompanying proxy statement/prospectus, the consolidated financial statements and other financial information included in this Registration Statement with respect to Westrock are those of Westrock Coffee Holdings, LLC and do not give effect to the Conversion. Only shares of common stock of Westrock Coffee Company and warrants for shares of common stock of Westrock Coffee Company are being offered.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION, DATED APRIL 25, 2022
Riverview Acquisition Corp.
700 Colonial Road, Suite 101
Memphis, TN 38117
Dear Riverview Acquisition Corp. stockholders:
We are very excited to invite you to attend the special meeting (the “Riverview Special Meeting”) of Riverview Acquisition Corp., a Delaware corporation (“Riverview”), on [           ], 2022, at [    ], Eastern Time, unless postponed or adjourned to a later date or time. The Riverview Special Meeting will be completely virtual. All Riverview stockholders as of the record date, or their duly appointed proxies, may attend the Riverview Special Meeting virtually. Registration will begin at [    ] Eastern Time.
At the Riverview Special Meeting, Riverview stockholders are being asked to approve and adopt the Transaction Agreement, dated as of April 4, 2022 (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement” and the transactions contemplated thereby, collectively, the “Business Combination”) among Riverview, Westrock Coffee Holdings, LLC, a Delaware limited liability company (“Westrock”), Origin Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of Westrock (“Merger Sub I”) and Origin Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Westrock (“Merger Sub II,” together with Merger Sub I, the “Merger Subs”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A. The Transaction Agreement provides for, among other things, the following transactions: (i) conversion of Westrock from a Delaware limited liability company to a Delaware corporation (the “Conversion”); (ii) merger of Merger Sub I with and into Riverview (the “SPAC Merger”), with Riverview surviving the merger as a direct wholly-owned subsidiary of Westrock (the “SPAC Merger Surviving Company”); and (iii) immediately following the consummation of the SPAC Merger, merger of the SPAC Merger Surviving Company with and into Merger Sub II (the “LLC Merger,” together with the SPAC Merger, the “Mergers”), with Merger Sub II surviving the merger as a direct wholly-owned subsidiary of Westrock. The Business Combination will not occur unless Riverview stockholders approve the Business Combination Proposal. In connection with the Business Combination, outstanding shares and warrants of Riverview will be automatically canceled and extinguished and converted into shares and warrants of Westrock that are expected to be listed on Nasdaq under the new ticker symbols “WEST” and “WESTW,” in each case in accordance with the terms of the Transaction Agreement.
Concurrently with the execution of the Transaction Agreement, Riverview and Westrock each entered into subscription agreements (collectively, the “Subscription Agreements”) with certain institutional and accredited investors (collectively, the “PIPE Investors”), pursuant to which (i) certain PIPE Investors agreed to subscribe for and purchase, and Riverview agreed to issue and sell to such PIPE Investors, prior to and substantially concurrently with the closing of the Mergers (the “Closing”), an aggregate of 22,150,000 Riverview Class A Shares at a purchase price of $10.00 per share, for aggregate gross proceeds of $221,500,000, and (ii) other PIPE Investors agreed to subscribe for and purchase, and Westrock agreed to issue and sell to such PIPE Investors, prior to and substantially concurrently with the Closing (but following the Conversion), an aggregate of 2,850,000 Westrock Common Shares, at a purchase price of $10.00 per share, for aggregate gross proceeds of $28,500,000 ((i) and (ii), collectively, the “PIPE Financing”). The Riverview Class A Shares or Westrock Common Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) thereof. Each Riverview Class A Share issued in the PIPE Financing will be automatically canceled and extinguished and converted into one Westrock Common Share in the SPAC Merger. PIPE Investors are permitted under the Subscription Agreements to satisfy their commitments thereunder through the purchase of Riverview Class A Shares on the public market, subject to certain restrictions set forth therein.
The closing of the PIPE Financing is subject to customary conditions for a financing of this nature, including the substantially concurrent consummation of the Business Combination. The Subscription Agreements provide that Westrock will grant the PIPE Investors certain customary registration rights with respect to their Westrock Common Shares following the Closing.
In connection with the Business Combination, certain related agreements were entered into in connection with the signing of the Transaction Agreement, including the Subscription Agreements, the Sponsor Support Agreement, the Lock-Up Agreements and the Investor Rights Agreement (as defined and each described in more detail in the accompanying proxy statement/prospectus). See the section titled “Proposal No. 1 — The Business Combination Proposal  — Related Agreements” in the accompanying proxy statement/prospectus for more information.
Riverview’s units, consisting of one Riverview Class A Share and one-half of one Riverview Warrant (the “Riverview Units”), Riverview Class A Shares and Riverview Warrants are currently listed on the Nasdaq Stock Market LLC

(“Nasdaq”) under the symbols “RVACU,” “RVAC” and “RVACW,” respectively. Riverview and Westrock will apply for listing, to be effective at the time of the Closing, of Westrock Common Shares and Westrock Warrants on Nasdaq under the symbols “WEST” and “WESTW,” respectively. It is a condition of the consummation of the Business Combination that Westrock’s initial listing application with Nasdaq shall have been approved. If such listing condition is not met or if such confirmation is not obtained, the Business Combination may not be consummated.
At the Riverview Special Meeting, you will also be asked to vote upon (a) a proposal herein referred to as the “Nasdaq Proposal” to approve, for the purposes of complying with Nasdaq Listing Rule 5635(a), (b) and (d), the issuance of more than 20% of the issued and outstanding Riverview Shares upon the completion of the Business Combination and (b) a proposal herein referred to as the “Adjournment Proposal” to consider and vote upon a proposal to adjourn the Riverview Special Meeting to a later date or time, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Riverview Special Meeting, there are not sufficient votes to approve the Business Combination Proposal or the Nasdaq Proposal, or holders of Riverview Class A Shares have elected to redeem an amount of Riverview Class A Shares such that (i) Riverview would have less than $5,000,001 of net tangible assets, (ii) the condition that Available Cash (as defined in the accompanying proxy statement/prospectus) be equal to or greater than $250,000,000 would not be satisfied or waived by Westrock (provided that this condition will be deemed satisfied if the amount by which Available Cash is less than $250,000,000 is less than or equal to the amount by which investors in the PIPE Financing that agreed to purchase Westrock Common Shares failed to fund) or (iii) the Nasdaq Listing Condition (as defined herein) would not be satisfied.
The Riverview board of directors has unanimously approved the Transaction Agreement and the Business Combination (including the Mergers) and recommends that Riverview stockholders vote “FOR” each of the proposals to be considered at the Riverview Special Meeting. The Transaction Agreement and the Business Combination, including the Mergers (collectively, the “Business Combination”) were approved by the boards of directors of each of Riverview, Westrock, Merger Sub I and Merger Sub II, the requisite members of Westrock and Westrock in its capacities as the sole stockholder of Merger Sub I and sole member and manager of Merger Sub II.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF RIVERVIEW CLASS A SHARES OR RIVERVIEW CLASS B SHARES YOU OWN. To ensure your representation at the Riverview Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in the accompanying proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to attend the Riverview Special Meeting. Submitting a proxy now will NOT prevent you from being able to vote online at the meeting.
You may attend the meeting and vote your shares electronically during the meeting via live audio webcast by visiting [  ]. You will need the control number that is printed on your proxy card to enter the Riverview Special Meeting. Riverview recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the Riverview Special Meeting starts. Please note that you will not be able to attend the Riverview Special Meeting in person. If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you will need to contact Continental Stock Transfer & Trust Company to receive a control number.
The accompanying proxy statement/prospectus provides you with detailed information about the proposed Business Combination. It also contains or references information about Riverview, Westrock and certain related matters. You are encouraged to read the accompanying proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 38 for a discussion of the risks you should consider in evaluating the proposed Business Combination and how it will affect you.
If you have any questions regarding the accompanying proxy statement/prospectus, you may contact [      ], Riverview’s proxy solicitor, toll-free at ([      ]) [      ]-[      ] (banks and brokers call ([      ]) [      ]-[      ]) or email at [      ].
Sincerely,

R. Brad Martin
Chairman of the Board
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION (INCLUDING THE MERGERS) OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated [           ], 2022, and is first being mailed to Riverview’s stockholders on or about [           ], 2022.

Riverview Acquisition Corp.
700 Colonial Road, Suite 101
Memphis, TN 38117
NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [      ], 2022
NOTICE IS HEREBY GIVEN that a special meeting of the stockholders (the “Riverview Special Meeting”) of Riverview Acquisition Corp., a Delaware corporation (“Riverview”), will be held virtually, conducted via live audio webcast on [      ], 2022, unless postponed or adjourned to a later date or time. All Riverview stockholders as of the record date, or, if applicable, their duly appointed proxies, may attend the Riverview Special Meeting. Registration will begin at [     ] Eastern Time. You may attend the meeting and vote your shares electronically during the meeting via live audio webcast by visiting [      ]. You will need the control number that is printed on your proxy card to enter the Riverview Special Meeting. Riverview recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the Riverview Special Meeting starts. Please note that you will not be able to attend the Riverview Special Meeting in person.
On April 4, 2022, Riverview, entered into a Transaction Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”) with Westrock Coffee Holdings, LLC, a Delaware limited liability company (“Westrock”), Origin Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of Westrock (“Merger Sub I”) and Origin Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Westrock (“Merger Sub II”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A.
The Transaction Agreement and the transactions contemplated thereby, including the Mergers (collectively, the “Business Combination”) were approved by the boards of directors and boards of managers, as applicable, of each of Riverview, Westrock, Merger Sub I and Merger Sub II. The Transaction Agreement provides for, among other things, the following transactions: (i) Westrock will convert from a Delaware limited liability company to a Delaware corporation (the “Conversion”); (ii) Merger Sub I will merge with and into Riverview (the “SPAC Merger”), with Riverview surviving the merger as a direct wholly-owned subsidiary of Westrock (the “SPAC Merger Surviving Company”); (iii) immediately following the consummation of the SPAC Merger, the SPAC Merger Surviving Company will merge with and into Merger Sub II (the “LLC Merger,” together with the SPAC Merger, the “Mergers”), with Merger Sub II surviving the merger as a direct wholly-owned subsidiary of Westrock and (iv) in connection with the aforementioned transactions, the other transactions contemplated by the Transaction Agreement and the PIPE Financing (each as defined and described in more detail in the accompanying proxy statement/prospectus) will be completed. As described in the accompanying proxy statement/prospectus, Riverview’s stockholders are being asked to consider a vote on the Business Combination, among other proposals.
At the effective time of the SPAC Merger (the “SPAC Merger Effective Time”), (a) each share of Riverview Class B common stock (a “Riverview Class B Share”) that is outstanding immediately before the SPAC Merger Effective Time will be automatically canceled and extinguished and converted into one share of Riverview Class A common stock (a “Riverview Class A Share,” and such shares together with the Riverview Class B Shares, the “Riverview Shares”), (b) each Riverview Class A Share that is outstanding immediately before the SPAC Merger Effective Time (other than treasury shares) will be automatically canceled and extinguished and converted into one Westrock Common Share and (c) each warrant to purchase Riverview Class A Shares (the “Riverview Warrants”) that is outstanding immediately before the SPAC Merger Effective Time will be converted automatically into the right to acquire Westrock Common Shares on the terms and subject to the conditions set forth in the Warrant Agreement, dated as of August 5, 2021, by and between Riverview and the Continental Stock Transfer & Trust Company.
The Business Combination Proposal — To consider and vote upon a proposal to approve the Transaction Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination, as defined in the accompanying proxy statement/prospectus). The Transaction Agreement provides for, among other things, that the Business Combination shall be effectuated through (i) Merger Sub I merging with and into Riverview, with Riverview surviving the merger as a direct wholly-owned subsidiary of Westrock and (ii) SPAC Merger Surviving Company merging with and into Merger Sub II, with Merger

Sub II surviving the merger as a direct wholly-owned subsidiary of Westrock. As described in the accompanying proxy statement/prospectus, Riverview’s stockholders are being asked to consider and vote on the Business Combination, among other proposals. A copy of the Transaction Agreement is attached to the accompanying proxy statement/prospectus as Annex A (Proposal No. 1).
The Nasdaq Proposal — To consider and vote upon a proposal to approve, for the purposes of complying with Nasdaq Listing Rule 563(a), (b) and (d), the issuance of more than 20% of the issued and outstanding Riverview Shares upon the completion of the Business Combination (Proposal No. 2).
The Adjournment Proposal — To consider and vote upon a proposal to adjourn the Riverview Special Meeting to a later date or time, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Riverview Special Meeting, there are not sufficient votes to approve the Business Combination Proposal or the Nasdaq Proposal, or holders of Riverview Class A Shares have elected to redeem an amount of Riverview Class A Shares such that (i) Riverview would have less than $5,000,001 of net tangible assets, (ii) the condition that Available Cash (as defined herein) be equal to or greater than $250,000,000 would not be satisfied (unless waived by Westrock) (provided that this condition will be deemed satisfied if the amount by which Available Cash is less than $250,000,000 is less than or equal to the amount by which investors in the PIPE Financing that agreed to purchase Westrock Common Shares failed to fund) or (iii) the Nasdaq Listing Condition (as defined herein) would not be satisfied. The Mergers are not conditioned upon the approval of the Adjournment Proposal (Proposal No. 3).
Only holders of record of Riverview Shares at the close of business on [      ], 2022 are entitled to notice of the Riverview Special Meeting and to vote at the Riverview Special Meeting and any adjournments or postponements thereof.
Holders of Riverview Class A Shares have the right to redeem such shares for a pro rata portion of the aggregate amount on deposit in the Trust Account (as defined in this proxy statement/prospectus), which holds the net proceeds of Riverview’s initial public offering, as of two business days prior to the consummation of the transactions contemplated by the Transaction Agreement (including interest earned on the funds held in the Trust Account and not previously released to Riverview to pay taxes, if any) upon the closing of the transactions contemplated by the Transaction Agreement. Notwithstanding the foregoing, a holder of Riverview Class A Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from seeking redemption with respect to more than 20% of the Riverview Class A Shares. Holders of the outstanding Riverview Warrants do not have redemption rights with respect to such warrants in connection with the transactions contemplated by the Transaction Agreement.
Under Delaware law and Riverview’s Certificate of Incorporation, approval of the Business Combination Proposal requires (i) the affirmative vote of the holders of a majority of the outstanding Riverview Class A Shares and Riverview Class B Shares, voting together as a single class, and (ii) the affirmative vote of the holders of a majority of the outstanding Riverview Class B Shares, voting as a separate class. Riverview Sponsor, in its capacity as the holder of a majority of Riverview Class B Shares, has delivered its irrevocable consent to the Business Combination and as such, approval of the Business Combination Proposal requires only the affirmative vote of holders of a majority of the outstanding Riverview Class A Shares and Riverview Class B Shares voting together as a single class. Assuming that a quorum is present at the Riverview Special Meeting, approval of the Nasdaq Proposal requires the affirmative vote of the Riverview Shares constituting a majority of the total votes cast on the Nasdaq Proposal. Approval of the Adjournment Proposal requires the affirmative vote of Riverview Shares constituting a majority of the total votes cast on the Adjournment Proposal, regardless of whether a quorum is present. Broker non-votes, while considered present for the purposes of establishing a quorum, will not count as shares entitled to vote or votes cast at the Riverview Special Meeting, and otherwise will have no effect on the Nasdaq Proposal or the Adjournment Proposal. Broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal. The Riverview board of directors has approved each of the proposals.
As of December 31, 2021, there was approximately $250 million in the Trust Account, which Riverview intends to use for the purposes of consummating the Business Combination within the time period described in the accompanying proxy statement/prospectus and to pay $8,750,000 in deferred underwriting commissions to the underwriters of Riverview’s initial public offering. Each redemption of Riverview Class A Shares by its public stockholders will decrease the amount in the Trust Account. Riverview will not consummate the Business Combination if the redemption of Riverview Class A Shares would result in Riverview’s failure to have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) (or any successor rule) immediately prior to the SPAC Merger Effective Time.
If Riverview stockholders fail to approve the Business Combination Proposal or the Nasdaq Proposal, the Business Combination will not occur. The proxy statement/prospectus accompanying this notice explains the Transaction Agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Riverview Special Meeting. Please review the proxy statement/prospectus carefully.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF RIVERVIEW CLASS A SHARES OR RIVERVIEW CLASS B SHARES YOU OWN. To ensure your representation at the Riverview Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in the accompanying proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to attend the meeting. Submitting a proxy now will NOT prevent you from being able to vote online at the Riverview Special Meeting. If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you will need to contact Continental Stock Transfer & Trust Company to receive a control number.
The Riverview board of directors has unanimously approved the Transaction Agreement and the transactions contemplated thereby (including the Mergers) and recommends that you vote “FOR” the Business Combination Proposal, “FOR” the Nasdaq Proposal and, if required, “FOR” the Adjournment Proposal.
If you plan to vote at the Riverview Special Meeting you will need to have a legal proxy from your bank, broker, or other nominee or if you would like to join and not vote Continental Stock Transfer & Trust Company will issue you a guest control number with proof of ownership. In either case, you must contact Continental Stock Transfer & Trust Company for specific instructions on how to receive the control number. Please allow up to 72 hours prior to the meeting for processing your control number.
If you do not have internet capabilities, you can listen only to the meeting by dialing +1 [(  )   –   ] (toll-free) inside the U.S. and Canada or +1[(  )   –   ] (standard rates apply), and when prompted enter the pin number #. This is listen-only; you will not be able to vote or enter questions during the meeting.
BY ORDER OF THE BOARD OF DIRECTORS

R. Brad Martin
Chairman of the Board
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE BUSINESS COMBINATION (INCLUDING THE MERGERS), PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION (INCLUDING THE MERGERS) OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

i

Riverview and Westrock are responsible for the information contained in this proxy statement/prospectus. Neither Riverview or Westrock have authorized anyone to provide you with different information, and neither Riverview or Westrock take responsibility for any other information others may give you. Riverview and Westrock are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than its date.
For investors outside of the United States, neither Riverview or Westrock have done anything that would permit this offering or possession or distribution of this proxy statement/prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about, and to observe any restrictions relating to, this offering and the distribution of this proxy statement/prospectus outside of the United States.

ii

MARKET, INDUSTRY AND OTHER DATA
Certain industry data and market data included in this proxy statement/prospectus were obtained from independent third-party surveys, market research, publicly available information, reports of governmental agencies and industry publications and surveys. All of Westrock’s management’s estimates presented herein are based upon Westrock’s management’s review of independent third-party surveys and industry publications prepared by a number of sources and other publicly available information. Third-party industry publications and forecasts generally state that the information contained therein has been obtained from sources generally believed to be reliable. All the industry data, market data and related estimates used in this proxy statement/prospectus involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such data and estimates. Although we have no reason to believe that the information from these industry publications and surveys included in this proxy statement/prospectus is not reliable, we have not independently verified this information and cannot guarantee its accuracy or completeness. In addition, we believe that industry data, market data and related estimates provide general guidance, but are inherently imprecise. The industry in which Westrock operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.
TRADEMARKS
This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. Riverview and Westrock do not intend that use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us, by any other companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus includes forward-looking statements as defined under U.S. federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and statements regarding, but not limited to, our expectations, hopes, beliefs, intention or strategies regarding the future. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to significant risks and uncertainties. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.
There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following:
•
the occurrence of any event, change or other circumstances that could result in the failure to consummate the Business Combination;

•
the outcome of any legal proceedings that may be instituted against Riverview and Westrock regarding the Business Combination;

•
the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of Riverview or to satisfy other conditions to closing in the definitive agreements with respect to the Business Combination;

•
changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination;

•
the ability to meet and maintain Nasdaq’s listing standards following the consummation of the Business Combination;

•
the risk that the Business Combination disrupts current plans and operations of Westrock as a result of the announcement and consummation of the Business Combination;

•
costs related to the Business Combination;

•
the projected financial information, anticipated growth rate, profitability and market opportunity of Westrock may not be an indication of the actual results of the Business Combination or Westrock’s future results;

•
our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the Business Combination;

•
changes in applicable laws or regulations;

•
the risk that our public securities will be illiquid;

•
the ability of Riverview’s stockholders to exercise redemption rights with respect to Riverview Class A Shares which may prevent Riverview from completing the Business Combination;

•
the possibility that Westrock may be adversely affected by other economic, business, and/or competitive factors, including risks related to:

•
history of net losses;

•
volatility and increases in the cost of green coffee, tea and other ingredients and packaging, and our inability to pass these costs on to customers;

•
our inability to secure an adequate supply of key raw materials, including green coffee and tea, or disruption in our supply chain;

•
deterioration in general macroeconomic conditions;

•
disruption in operations at any of our production and distribution facilities;

•
climate change, which may increase commodity costs, damage our facilities and disrupt our production capabilities and supply chain;

•
failure to retain key personnel or recruit qualified personnel;

•
risks associated with operating a coffee trading business and a coffee-exporting business;

•
consolidation among our distributors and customers or the loss of any key customer;

•
complex and evolving U.S. and international laws and regulations, and noncompliance subjecting us to criminal or civil liability;

•
future acquisitions of businesses, which may divert our management’s attention, prove difficult to effectively integrate and fail to achieve their projected benefits;

•
our inability to effectively manage the growth and increased complexity of our business;

•
our inability to maintain or grow market share through continued differentiation of our product and competitive pricing;

•
our inability to secure the additional capital needed to operate and grow our business;

•
future litigation or legal disputes, which could lead us to incur significant liabilities and costs or harm our reputation;

•
a material failure, inadequacy or interruption of our information technology systems;

•
the unauthorized access, theft, use or destruction of personal, financial or other confidential information relating to our customers, suppliers, employees or business;

•
our future level of indebtedness, which may reduce funds available for other business purposes and reduce our operational flexibility;

•
the credit agreement that we will enter into in connection with the closing of the Business Combination will contain financial covenants that may restrict our ability to operate our business;

•
our inability to complete the construction of our new facility in Conway, Arkansas in time or incurring additional expenses in the process;

•
our corporate structure and organization; and

•
our being a public company;

•
the possible resurgence of COVID-19 and emergence of new variants of the virus on the foregoing, including Riverview’s and Westrock’s abilities to consummate the Business Combination; and

•
other risks, uncertainties and factors set forth in this proxy statement/prospectus, including those set forth under “Risk Factors.”

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this proxy statement/prospectus and in Riverview’s registration statement on Form S-1 filed in connection with its initial public offering and Riverview’s Annual Report on Form 10-K for the year ended December 31, 2022. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Many of the important factors that will determine these results are beyond our ability to control or predict. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as otherwise required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the Business Combination or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

CERTAIN DEFINED TERMS
Unless the context otherwise requires, references in this proxy statement/prospectus to:
“Available Cash” means, without duplication, an amount equal to, as of immediately prior to the SPAC Merger Effective Time and after the Conversion Effective Time: (a) the funds contained in the Trust Account; minus (b) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any Riverview Shares pursuant to the Riverview stockholder redemption to the extent not already paid as of immediately prior to the SPAC Merger Effective Time; plus (c) the PIPE Financing actually received by Riverview or Westrock. For the avoidance of doubt, Available Cash will not be reduced by any amount of payments in connection with SPAC Expenses, whether such payments are made before or after the measurement of Available Cash.
“BBH Investors” means BBH Capital Partners V, L.P., BBH Capital Partners V-A, L.P., BBH CPV WCC Co-Investment LLC, and any controlled affiliate of Brown Brothers Harriman & Co. that becomes an owner of any Westrock Common Shares or Westrock Series A Preferred Shares from another BBH Investor and becomes a party to the Investor Rights Agreement, so long as such person remains a controlled affiliate of Brown Brothers Harriman & Co.
“Business Combination” means the business combination transaction between Riverview and Westrock pursuant to the Transaction Agreement, whereby, among other things, (i) Westrock will convert from a Delaware limited liability company to a Delaware corporation, (ii) Merger Sub I will merge with and into Riverview, with Riverview surviving the merger as a direct wholly-owned subsidiary of Westrock, (iii) immediately following the consummation of the SPAC Merger, the SPAC Merger Surviving Company will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly-owned subsidiary of Westrock and (iv) the other transactions contemplated by the Transaction Agreement. For the sake of clarity, the Business Combination will be accounted for as a capital transaction in substance and not as a business combination under ASC 805 for financial reporting purposes.
“Closing” means the closing of the Business Combination.
“Conversion” means the conversion of Westrock Coffee Holdings, LLC, a Delaware limited liability company, to Westrock Coffee Company, a Delaware corporation.
“Conversion Effective Time” means the effective time of the Conversion.
“Escalation Event” means (i) any event of default for a failure to make payment when due under the principal credit facility of Westrock or (ii) the failure of Westrock to redeem all Westrock Series A Preferred Shares that the holders thereof have elected for redemption.
“Founder Shares” means 6,250,000 Riverview Class B Shares outstanding as of the date of this proxy statement/prospectus that were issued to Riverview Sponsor in a private placement prior to Riverview’s initial public offering, 75,000 of which Riverview Sponsor transferred to Riverview’s independent directors in connection with the closing of Riverview’s initial public offering and 816,000 of which Riverview Sponsor will sell to investors in the PIPE Financing, which immediately prior to the SPAC Merger Effective Time will automatically convert, on a one-for-one basis, into 6,250,000 Riverview Class A Shares, subject to the terms of the Sponsor Support Agreement.
“Fundamental Change” means the consummation of (i) a sale of all or substantially all of the consolidated assets of Westrock (including by way of any reorganization, merger, consolidation or other similar transaction); (ii) a direct or indirect acquisition of beneficial ownership of more than fifty percent of the voting securities of Westrock by another person or group (other than an equityholder of Westrock immediately prior to the closing of the SPAC Merger or its affiliates or any “group” arising out of the Investor Rights Agreement) by means of any transaction or series of transactions (including any reorganization, merger, consolidation, joint venture, share transfer or other similar transaction); (iii) a consolidation, merger, reorganization or other form of acquisition of or by Westrock or other transaction in which Westrock’s stockholders retain less than fifty percent of the voting securities of the entity resulting from such transaction (including, without limitation, an entity that, as a result of such transaction, owns Westrock either directly or indirectly through one or more subsidiaries) upon consummation of such transaction; or (iv) the obtaining by any person or group (other than an equityholder of Westrock immediately prior to the closing of the SPAC Merger or its affiliates or any “group” arising out of the Investor Rights Agreement) of the power to elect a majority of the members of Westrock’s board of directors.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.
“Investor Rights Agreement” means that certain Investor Rights Agreement, dated April 4, 2022, by and among Westrock, Westrock Group, LLC, The Stephens Group, LLC, Sowell Westrock, L.P., BBH Capital Partners V, L.P., BBH Capital Partners V-A, L.P., BBH CPV WCC Co-Investment LLC, and Riverview Sponsor.
“IRS” means the U.S. Internal Revenue Service.
“LLC Merger” means the merger between Riverview and Merger Sub II, with Merger Sub II continuing as the entity surviving the merger.
“Mergers” means, collectively, the SPAC Merger and the LLC Merger.
“Merger Sub I” means Origin Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Westrock.
“Merger Sub II” means Origin Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Westrock.
“Nasdaq” means Nasdaq Stock Market LLC.
“Nasdaq Listing Condition” means the condition to Westrock’s and Riverview’s obligations to consummate the Business Combination that (i) Westrock’s initial listing application with Nasdaq in connection with the Business Combination shall have been conditionally approved, (ii) immediately following the SPAC Merger Effective Time, Westrock shall satisfy any applicable initial and continuing listing requirements of Nasdaq, (iii) Westrock shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following, the SPAC Merger Effective Time, and (iv) Westrock Common Shares shall have been approved for listing on Nasdaq.
“New Credit Facility” means the credit facility to be entered into by Westrock, at the Closing, pursuant to the terms of that certain Commitment Letter, dated April 4, 2022, by and between Westrock Coffee Company, LLC, as the borrower, and Wells Fargo Bank, N.A., as the initial lender and Wells Fargo Securities, LLC, as the lead arranger. See the section titled “Westrock Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — New Credit Facility” for additional details.
“PIPE Financing” means, collectively, the commitments by the PIPE Investors to purchase an aggregate of 22,150,000 Riverview Class A Shares at a purchase price of $10.00 per share, for aggregate gross proceeds to Riverview of $221,500,000, and 2,850,000 Westrock Common Shares at a purchase price of $10.00 per share, for aggregate gross proceeds to Westrock of $28,500,000.
“PIPE Investors” means those certain institutional and accredited investors that entered into the Subscription Agreements in connection with the PIPE Financing.
“Riverview” means Riverview Acquisition Corp., a Delaware corporation.
“Riverview Acquisition Proposal” means any transaction or series of related transactions constituting a “Business Combination” (as defined in Riverview’s Certificate of Incorporation or Bylaws).
“Riverview Bylaws” means the Amended and Restated Bylaws of Riverview.
“Riverview Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Riverview, as amended, restated, amended and restated or otherwise modified prior to the date hereof.
“Riverview Class A Shares” means each share of Class A common stock of Riverview, par value $0.001 per share.

“Riverview Class B Shares” means each share of Class B common stock of Riverview, par value $0.001 per share.
“Riverview Expenses” means as of any determination time and without duplication, the aggregate amount of fees, expenses, costs, disbursements, commissions or other amounts incurred by or on behalf of, or otherwise payable by (whether or not due) Riverview in connection with the negotiation, preparation or execution of the Transaction Agreement or any ancillary documents thereof, the performance of its covenants or agreements in the Transaction Agreement or any ancillary document thereof or the consummation of the Business Combination, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, placement agents, investment bankers, consultants, or other agents or service providers of Riverview (including with respect to the PIPE Financing), (b) any other fees, expenses, commissions or other amounts that are expressly allocated to Riverview pursuant to the Transaction Agreement or any ancillary document thereof, (c) fifty percent (50%) of the expenses incurred in connection with the filing of this proxy statement/prospectus with the SEC and the printing and mailing of the proxy statement/prospectus to holders of Riverview Shares, (d) Riverview’s Transaction Payments and (e) the costs of any Riverview “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of certain Riverview officers and directors, but excluding any Westrock Expenses or any fees, expenses, commissions or other amounts that are expressly contemplated to be allocated to and paid by Westrock, Merger Sub I, Merger Sub II or any Westrock equityholder pursuant to the Transaction Agreement or any ancillary document thereof.
“Riverview Private Warrant” means each whole warrant of Riverview sold to Riverview Sponsor in a private placement in connection with Riverview’s initial public offering, entitling Riverview Sponsor to purchase one Riverview Class A Share per warrant at a price of $11.50 per share.
“Riverview Public Warrant” means each whole warrant of Riverview issued in connection with Riverview’s initial public offering pursuant to a registration statement on Form S-1, entitling the holder to purchase one Riverview Class A Share per warrant at a price of $11.50 per share.
“Riverview Shares” means collectively, the Riverview Class A Shares and the Riverview Class B Shares.
“Riverview Sponsor” means Riverview Sponsor Partners, LLC, a limited liability company organized under the State of Delaware.
“Riverview Subscription Agreements” means the subscription agreements entered into by Riverview and the PIPE Investors, pursuant to which such investors have agreed to subscribe for and purchase, and Riverview has agreed to issue and sell to such investors, an aggregate of 22,150,000 Riverview Class A Shares at a price of $10.00 per share, for aggregate gross proceeds of $221,500,000.
“Riverview Unit” means each issued and outstanding unit of Riverview, consisting of one Riverview Class A Share and one-half of one Riverview Warrant.
“Riverview Warrants” means collectively, the Riverview Private Warrants and the Riverview Public Warrants.
“SPAC Merger” means the merger between Riverview and Merger Sub I, with Riverview continuing as the corporation surviving the merger.
“SPAC Merger Effective Time” means the effective time of the SPAC Merger.
“SPAC Merger Surviving Company” means the entity surviving the SPAC Merger.
“Sponsor Support Agreement” means the agreement pursuant to which Riverview Sponsor agreed to undertake certain actions in support of the Business Combination, including, but not limited to, delivering a voting proxy pursuant to which Riverview Sponsor will vote in favor of the proposals presented for approval herein.
“Subscription Agreements” means collectively, the Westrock Subscription Agreements and the Riverview Subscription Agreements.

“Transaction Agreement” means the Transaction Agreement, dated as of April 4, 2022, by and among Riverview, Westrock, Merger Sub I and Merger Sub II.
“Transaction Payments” means (a) when used in reference to Westrock or any of its subsidiaries, any success, change of control, retention, transaction bonus or other similar payment or amount payable to any current or former officer, director or employee of Westrock or any of its subsidiaries or any other related party of Westrock that would (either alone or when combined with one or more additional circumstances, matters or events) become payable as a result of or in connection with the Business Combination or (b) when used in reference to Riverview, any success, change of control, retention, transaction bonus or other similar payment or amount to any current or former officer, director or employee of Riverview or any other related party of Riverview that would (either alone or when combined with one or more additional circumstances, matters or events) become payable as a result of or in connection with the Business Combination.
“Trust Account” means the trust account established by Riverview containing the proceeds of its initial public offering, the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the initial public offering (including interest accrued from time to time thereon) for the benefit of Riverview’s public stockholders.
“WCC Investors” means Westrock Group, LLC, The Stephens Group, LLC, Sowell Westrock, L.P. and any affiliate of Joe T. Ford, Scott T. Ford, Witt Stephens, Jim Sowell or their respective families that becomes an owner of any shares of Westrock Common Shares from another WCC Investor and becomes a party to the Investor Rights Agreement, so long as such person remains an affiliate of Joe T. Ford, Scott T. Ford, Witt Stephens, Jim Sowell or their families.
“Westrock” means Westrock Coffee Holdings, LLC, a Delaware limited liability company, as the context requires prior to the Conversion Effective Time, or Westrock Coffee Company, a Delaware corporation, as context requires following the Conversion Effective Time.
“Westrock Acquisition Proposal” means any transaction or series of related transactions under which any person or entity, directly or indirectly, acquires or otherwise purchases (i) control of Westrock or any of its subsidiaries whose assets, individually or in the aggregate, represent twenty five percent (25%) or more of the consolidated assets of Westrock and its subsidiaries, (ii) twenty-five percent (25%) or more of the assets of Westrock and its subsidiaries or (iii) twenty-five percent (25%) or more of the equity securities of Westrock or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Westrock and its subsidiaries (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise).
“Westrock Common Shares” means shares of common stock, par value $0.01 per share, of Westrock (following the Conversion Effective Time).
“Westrock Common Units” means the membership units of Westrock (prior to the Conversion Effective Time) designated as “common units”.
“Westrock Expenses” means as of any determination time and without duplication, the aggregate amount of fees, expenses, costs, disbursements, commissions or other amounts incurred by or on behalf of, or otherwise payable by (whether or not due) Westrock or its subsidiaries in connection with the negotiation, preparation or execution of the Transaction Agreement or any ancillary documents thereof, the performance of its covenants or agreements in the Transaction Agreement or any ancillary document thereof or the consummation of the Business Combination, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, placement agents, investment bankers, consultants, or other agents or service providers of Westrock or any of its subsidiaries, (b) any other fees, expenses, commissions or other amounts that are expressly allocated to Westrock or any of its subsidiaries pursuant to the Transaction Agreement or any ancillary document thereof, (c) fifty percent (50%) of the expenses incurred in connection with the filing of this proxy statement/prospectus with the SEC and the printing and mailing of the proxy statement/prospectus to holders of Riverview Shares, (d) the filing fees payable to governmental entities in connection with the Business Combination (excluding any filing or other fees payable to the SEC), (e) Westrock’s Transaction Payments, and (f) the costs of any Westrock “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of certain Westrock directors and officers, but excluding any (i) Riverview Expenses or any fees, expenses, commissions or other amounts that are expressly contemplated to be allocated to and paid by Riverview pursuant to the Transaction Agreement or any ancillary document thereof and (ii) certain fees, expenses, or commissions set forth in the disclosure schedules to the Transaction Agreement.
“Westrock Group” means Westrock Group, LLC, an Arkansas limited liability company.
“Westrock Preferred Units” means the Westrock Series A Preferred Units and the Westrock Series B Preferred Units.
“Westrock Series A Preferred Shares” means shares of Series A preferred stock, par value $0.01 per share, of Westrock (following the Conversion Effective Time).
“Westrock Series A Preferred Units” means the membership units of Westrock (prior to the Conversion Effective Time) designated as “Series A common equivalent preferred units.”
“Westrock Series B Preferred Units” means the membership units of Westrock (prior to the Conversion Effective Time) designated as “Series B common equivalent preferred units.”
“Westrock Subscription Agreements” means the subscription agreements entered into by Westrock and the PIPE Investors, pursuant to which such investors have agreed to subscribe for and purchase, and Westrock has agreed to issue and sell to such investors, an aggregate of 2,850,000 Westrock Common Shares at a price of $10.00 per share, for aggregate gross proceeds of $28,500,000.
“Westrock Warrants” means each warrant of Westrock to be issued to holders of Riverview Warrants as a result of the assumption of the Riverview Warrants by Westrock in the SPAC Merger.

QUESTIONS AND ANSWERS
The following are answers to certain questions that you, as a stockholder of Riverview, may have regarding the Business Combination and the stockholder meeting. We urge you to carefully read the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to this proxy statement/prospectus.
QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION
Q:
WHAT IS THE BUSINESS COMBINATION?

A:
Riverview, Westrock, Merger Sub I and Merger Sub II have entered into a Transaction Agreement, dated as of April 4, 2022, pursuant to which, among other things: (i) Westrock will convert from a Delaware limited liability company to a Delaware corporation; (ii) Merger Sub I will merge with and into Riverview, with Riverview surviving the merger as a direct wholly-owned subsidiary of Westrock; (iii) immediately following the consummation of the SPAC Merger, Riverview, as the surviving entity of the SPAC Merger, will merge with and into Merger Sub II, with Merger Sub II surviving the merger as a direct wholly-owned subsidiary of Westrock and (iv) in connection with the aforementioned transactions, the other transactions contemplated by the Transaction Agreement and the PIPE Financing will be completed.

Riverview will hold the Riverview Special Meeting to consider matters relating to the proposed Business Combination. See the section titled “Proposal No. 1 — The Business Combination
Proposal — The Transaction Agreement.” In addition, a copy of the Transaction Agreement is attached to this proxy statement/prospectus as Annex A. We urge you to carefully read this proxy statement/prospectus and the Transaction Agreement in their entirety. Riverview and Westrock cannot complete the Business Combination unless Riverview’s stockholders approve the Transaction Agreement and the transactions contemplated thereby (including the Mergers). Riverview is sending you this proxy statement/prospectus to ask you to vote in favor of these and the other matters described in this proxy statement/prospectus.
Q:
WHY AM I RECEIVING THIS DOCUMENT?

A:
Riverview is sending this proxy statement/prospectus to its stockholders to help them decide how to vote their Riverview Shares with respect to the matters to be considered at the Riverview Special Meeting.

The Business Combination cannot be completed unless Riverview’s stockholders approve the Business Combination Proposal and the Nasdaq Proposal, as set forth in this proxy statement/prospectus. Information about the Riverview Special Meeting, the Business Combination and the other business to be considered by stockholders at the Riverview Special Meeting is contained in this proxy statement/prospectus.
This document constitutes a proxy statement of Riverview and a prospectus of Westrock. It is a proxy statement because the board of directors of Riverview is soliciting proxies using this proxy statement/prospectus from its stockholders. It is a prospectus because Westrock, in connection with the Mergers, is offering Westrock Common Shares in exchange for the outstanding Riverview Class A Shares immediately prior to the SPAC Merger Effective Time.
Q:
WHAT WILL HAPPEN TO RIVERVIEW’S SECURITIES UPON CONSUMMATION OF THE BUSINESS COMBINATION?

A:
Riverview Units, the Riverview Class A Shares and the Riverview Warrants are publicly traded on Nasdaq under the symbols “RVACU,” “RVAC” and “RVACW,” respectively. At the SPAC Merger Effective Time, outstanding Riverview Class A Shares and Riverview Warrants will be exchanged for newly issued Westrock Common Shares and Westrock Warrants, respectively, which are expected to be listed on Nasdaq under the new ticker symbols “WEST” and “WESTW,” respectively. Holders of Riverview Warrants and those stockholders who do not elect to have their shares redeemed need not deliver their Riverview Class A Shares or warrant certificates to Riverview or Riverview’s transfer agent and they will remain outstanding.
Q:
WHAT WILL RIVERVIEW STOCKHOLDERS RECEIVE IN THE BUSINESS COMBINATION?

A:
Immediately prior to the SPAC Merger Effective Time, each Riverview Class B Share that is outstanding immediately before the SPAC Merger Effective Time will be automatically canceled and extinguished and converted into a Riverview Class A Share. At the SPAC Merger Effective Time, (a) each Riverview Class A Share that is outstanding immediately before the SPAC Merger Effective Time (other than treasury shares) will be automatically canceled and extinguished and converted into one Westrock Common Share, and (b) each Riverview Warrant that is outstanding immediately before the SPAC Merger Effective Time will be converted automatically into the right to acquire Westrock Common Shares on the terms and subject to the conditions set forth in the Warrant Agreement, dated as of August 5, 2021, by and between Riverview and the Continental Stock Transfer & Trust Company.

Q:
WHEN WILL THE BUSINESS COMBINATION BE COMPLETED?

A:
Riverview and Westrock currently expect that the Business Combination will be completed during the third calendar quarter of 2022. However, neither Riverview nor Westrock can assure you of when or if the Business Combination will be completed, and it is possible that factors outside of the control of Riverview or Westrock could result in the Business Combination being completed at a different time or not at all. Riverview must first obtain the requisite approval of Riverview stockholders for each of the proposals set forth in this proxy statement/prospectus (other than the Adjournment Proposal) and certain other closing conditions must be fulfilled. See the section titled “Proposal No. 1 — The Business Combination Proposal — The Transaction Agreement — Conditions to Consummation of the Transactions Contemplated by this Agreement.”

Q:
WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS TO U.S. HOLDERS OF RIVERVIEW CLASS A SHARES AND/OR RIVERVIEW WARRANTS?

A:
Subject to the limitations and qualifications described in “Certain Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Considerations for the Mergers — Tax Consequences of the Mergers Under Section 368(a) of the Code” below, the SPAC Merger and the LLC Merger, taken together, are intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). However, there are factual and legal uncertainties as to whether the Mergers qualify as a “reorganization” under Section 368(a) of the Code, and therefore the tax treatment of the Mergers is inherently uncertain. If any requirement for qualification as a “reorganization” under Section 368(a) of the Code is not met, then a U.S. Holder (as defined below under “Certain Material U.S. Federal Income Tax Consequences”) of Riverview securities would recognize gain or loss in an amount equal to the difference, if any, between the fair market value (as of the Closing) of the securities received by such U.S. Holder in the SPAC Merger and such U.S. Holder’s aggregate tax basis in the securities surrendered in exchange therefor.

The tax consequences of the Mergers are complex and will depend on your particular circumstances. U.S. Holders (as defined below under “Certain Material U.S. Federal Income Tax Consequences”) of Riverview securities are urged to consult their own tax advisors to determine the tax consequences of the Mergers to their particular circumstances.
Q:
WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY REDEMPTION RIGHTS?

A:
The treatment of an exercise of redemption rights for U.S. federal income tax purposes depends on facts and circumstances particular to each holder of Riverview Class A Shares. Please see the section titled “Certain Material U.S. Federal Income Tax Consequences” for a more detailed discussion. We urge you to consult your tax advisors regarding the particular tax consequences to you of exercising your redemption rights.

Q:
DO I HAVE APPRAISAL RIGHTS IF OBJECT TO THE PROPOSED BUSINESS COMBINATION?

A:
No. There are no appraisal rights available to Riverview stockholders in connection with the Business Combination.

Q:
WHAT IS THE PIPE INVESTMENT?

A:
Concurrently with the execution and delivery of the Transaction Agreement, Riverview and Westrock entered into Subscription Agreements (collectively, the “Subscription Agreements”), each dated as of April 4, 2022, with certain investors (collectively, the “PIPE Investors”), pursuant to which, among other things, Riverview and Westrock have, respectively, agreed to issue and sell, in private placements to close immediately prior to the Closing, an aggregate of 22,150,000 shares of Riverview Class A Shares and 2,850,000 Westrock Common Shares for a purchase price of $10.00 per share. PIPE Investors are permitted under the Subscription Agreements to satisfy their commitments thereunder through the purchase of Riverview Class A Shares on the public market, subject to certain restrictions set forth therein. Each of the Subscription Agreements has been entered into on substantially similar terms and conditions to the forms of the Subscription Agreement, copies of which are attached as Annex B-1 and Annex B-2 hereto.

Q:
WHAT CONDITIONS MUST BE SATISFIED TO CONSUMMATE THE BUSINESS COMBINATION?

A:
There are a number of conditions to Closing, each of which are set forth in the Transaction Agreement, including the approval of the Transaction Agreement by Riverview stockholders, the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, the receipt of certain regulatory approvals, Riverview having at least $5,000,001 of net tangible assets upon Closing and the absence of any injunctions preventing the Closing from occurring. Other conditions to Westrock’s obligations to consummate the Business Combination include, among others, that as of the Closing, the aggregate amount of cash in the Trust Account, plus the gross proceeds of the PIPE Investment shall be equal to or greater than $250,000,000 (provided that this condition will be deemed satisfied if the amount by which Available Cash is less than $250,000,000 is less than or equal to the amount by which investors in the PIPE Financing that agreed to purchase Westrock Common Shares failed to fund). For a summary of the conditions that must be satisfied or waived prior to the consummation of the Business Combination, see the section titled “Proposal No. 1 — The Business Combination
Proposal — The Transaction Agreement — Conditions to Closing.”

Q:
WHAT WILL THE RELATIVE EQUITY STAKES OF THE RIVERVIEW STOCKHOLDERS WESTROCK HOLDERS AND PIPE INVESTORS BE UPON COMPLETION OF THE BUSINESS COMBINATION?

A:
Upon consummation of the Business Combination, Westrock will become a new public company and Merger Sub II will be a wholly owned subsidiary of Westrock. The former securityholders and equityholders, as applicable, of Riverview and Westrock and the PIPE Investors will become securityholders of Westrock. Upon consummation of the Business Combination, the post-Closing share ownership of Westrock assuming various levels of redemption by the Riverview public stockholders will be as follows. See the section titled “Comparative Historical and Unaudited Pro Forma Per Share Financial Information” for further information on the various levels of redemption presented below.

	Share Ownership in Westrock Common Shares(1)
	No Redemptions		50% Redemptions		Maximum Redemptions
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Equityholders of Westrock prior to the Business Combination(2)	59,033,805	51%	59,033,805	57%	59,033,805	65%
PIPE Investors	25,000,000	22%	25,000,000	24%	25,000,000	28%
Riverview public stockholders	25,000,000	22%	12,500,000	12%	—	—%
Shares held by Riverview Sponsor and other Founder Shares	6,250,000	5%	6,250,000	6%	6,250,000	7%
Total	115,283,805	100%	102,783,805	100%	90,283,805	100%

(1)
Excludes the potentially dilutive impact of the Westrock Warrants.

(2)
Includes 24,510,522 Westrock Series A Preferred Shares on an as-converted basis to Westrock Common Shares.

Q:
WHO WILL BE THE DIRECTORS AND OFFICERS OF WESTROCK IF THE BUSINESS COMBINATION IS CONSUMMATED?

A:
Upon consummation of the Business Combination, Westrock’s governing documents will provide that, subject to the Investor Rights Agreement, the Westrock Board will be divided among three classes, as follows:

Class I directors will initially be Mark Edmunds, Joe T. Ford and Oluwatoyin Umesiri and their term will expire at the first annual meeting of stockholders following the Closing.
Class II directors will be R. Brad Martin, R. Patrick Kruczek, Scott T. Ford and Josie C. Natori and their term will expire at the second annual meeting of stockholders following the Closing.
Class III directors will be Hugh McColl, III, Leslie Starr Keating and Jeffrey H. Fox and their term will expire at the third annual meeting of stockholders following the Closing.
Upon consummation of the Business Combination, the following individuals will serve as executive officers of Westrock: Scott T. Ford (Chief Executive Officer), T. Christopher Pledger (Chief Financial Officer), William A. Ford (Group President — Operations), Robert P. McKinney (Chief Legal Officer) and Blake Schuhmacher (Chief Accounting Officer). See the section titled “Management After the Business Combination” for additional information.
QUESTIONS AND ANSWERS ABOUT THE RIVERVIEW SPECIAL MEETING
Q:
WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:
At the Riverview Special Meeting, Riverview will ask its stockholders to vote in favor of the following proposals:

•
the Business Combination Proposal;

•
the Adjournment Proposal.

The Business Combination will not occur unless Riverview stockholders approve each of the proposals specified in this proxy statement/prospectus, other than the Adjournment Proposal.
Q:
WHY IS RIVERVIEW PROPOSING THE BUSINESS COMBINATION?

A:
Riverview is a blank check company incorporated to effect a merger, capital stock exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses.

On August 10, 2021, Riverview completed its initial public offering, generating gross proceeds of $257,400,000, which were placed in the Trust Account. All of Riverview’s activity since its initial public offering has been related to identifying an appropriate target company for a business combination. Based on its due diligence investigations of Westrock and the industry in which Westrock operates, including the financial and other information provided by Westrock in the course of due diligence and the negotiations of the Transaction Agreement, Riverview believes that Westrock aligns well with the objectives laid out in Riverview’s investment thesis. As a result, consistent with its proposed business at the time of its initial public offering, Riverview believes that a business combination with Westrock will provide Riverview stockholders with an opportunity to participate in the ownership of a publicly-listed company with significant growth potential in an alternative industry with a clear path to generating cash flow and growth, sell at an attractive valuation. See the section titled “Proposal No. 1 — The Business Combination Proposal — The Riverview Board of Directors Recommendation of and Reasons for the Business Combination.”
Q:
DID THE RIVERVIEW BOARD OBTAIN A THIRD-PARTY VALUATION OR FAIRNESS OPINION IN DETERMINING WHETHER OR NOT TO PROCEED WITH THE BUSINESS COMBINATION?

A:
Riverview’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Riverview’s officers have more than 92 years of combined investing experience during which they have conducted diligence on a broad set of private and publicly held commodities, consumer goods, and food and beverage companies. Riverview’s directors also have significant operating experience, acquisition experience and relationships in the commodities, consumer goods, and food and beverage industries. Riverview’s officers and directors, together with their advisors, employed a disciplined and highly selective investment process that focused on accessing differentiated opportunities through deep relationships with executives, advisors, and intermediaries to enhance the growth potential and value of a target business and provide opportunities for an attractive return to our stockholders. They concluded that their experience and backgrounds, together with the experience and sector expertise of Riverview’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will be relying solely on the judgment of Riverview’s board of directors in valuing Westrock’s business.

Q:
DO I HAVE REDEMPTION RIGHTS?

A:
If you are a holder of Riverview Class A Shares, you have the right to redeem such shares for a pro rata portion of the aggregate amount on deposit in the Trust Account, which holds the net proceeds of Riverview’s initial public offering, as of two business days prior to the consummation of the transactions contemplated by the Transaction Agreement (including interest earned on the funds held in the Trust Account and not previously released to Riverview to pay taxes, if any) upon the closing of the transactions contemplated by the Transaction Agreement.

Notwithstanding the foregoing, a holder of Riverview Class A Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption with respect to more than 20% of the Riverview Class A Shares.
Holders of the outstanding Riverview Warrants do not have redemption rights with respect to such warrants in connection with the transactions contemplated by the Transaction Agreement.
Q:
WILL MY VOTE AFFECT MY ABILITY TO EXERCISE MY REDEMPTION RIGHTS?

A:
No. You may exercise your redemption rights whether you vote your Riverview Class A Shares for or against, or whether you abstain from voting on, the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Riverview Class A Shares and will no longer be stockholders and the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are substantially reduced as a result of redemptions by public stockholders. With fewer Riverview Class A Shares and public stockholders, the trading market for Riverview Class A Shares may be less liquid than the market for Riverview Class A Shares prior to the Business Combination and Riverview may not be able to meet the listing standards of a national securities exchange, including Nasdaq. In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into Westrock’s business will be reduced and the amount of working capital available to Westrock following the Business Combination may be reduced. Your decision to exercise your redemption rights with respect to Riverview Class A Shares will have no effect on the Riverview Warrants you may also hold. Whether you intend to hold or redeem your Riverview Class A Shares, the Riverview Board of Directors recommends that you vote to approve the Business Combination.
Q:
HOW DO I EXERCISE MY REDEMPTION RIGHTS?

A:
If you are a holder of Riverview Class A Shares and wish to exercise your redemption rights, you are required to tender your share certificates or deliver your shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at your option, in each case by the date that is two business days prior to the initially scheduled vote to approve the Business Combination. Accordingly, you have until two days prior to the initial vote on the Business Combination to tender your shares if you wish to exercise your redemption rights. Given the relatively short period in which to exercise redemption rights, it is advisable for you to use electronic delivery of your shares. If you exercise your redemption right, your shares will be redeemed for a pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was $250.0 million, or $10.00 per share, as of December 31, 2021). Such amount, including interest earned on the funds held in the Trust Account and not previously released to Riverview to pay its taxes, if any, will be paid promptly upon consummation of the Business Combination. However, under Delaware law, the proceeds held in the Trust Account could be subject to claims that could take priority over those of Riverview’s public stockholders exercising redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal. The per share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive if you exercise your redemption rights.

Any request for redemption, once made by a holder of Riverview Class A Shares, may be withdrawn at any time up to two days prior to the vote on the Business Combination Proposal at the Riverview Special Meeting. If you deliver your shares for redemption to Riverview’s transfer agent and later decide, prior to the Riverview Special Meeting, not to redeem your shares, you may request that Riverview’s transfer agent return the shares electronically.
No demand will be effectuated unless the holder’s Riverview Class A Shares have been delivered electronically to the transfer agent prior to the vote on the Business Combination Proposal at the Riverview Special Meeting.
If a holder of Riverview Class A Shares properly makes a request for redemption and the Riverview Class A Shares are delivered to Riverview’s transfer agent no later than two business days prior to the initially scheduled vote to approve the Business Combination, then, if the Business Combination is consummated, Riverview will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your Riverview Class A Shares for cash.
The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. For a discussion of the material U.S. federal income tax considerations for holders of Riverview Class A Shares with respect to the exercise of these redemption rights, see the section titled “Certain Material U.S. Federal Income Tax Consequences — U.S. Holders Exercising Redemption Rights with Respect to Riverview Class A Shares.”
Q:
WHAT HAPPENS IF A SUBSTANTIAL NUMBER OF STOCKHOLDERS VOTE IN FAVOR OF THE BUSINESS COMBINATION PROPOSAL AND EXERCISE THEIR REDEMPTION RIGHTS?

A:
Stockholders may vote in favor of the Business Combination and still exercise their redemption rights.

Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of stockholders are reduced as a result of redemptions by stockholders. In no event will Riverview redeem Riverview Class A Shares in an amount that would cause its net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Transaction Agreement, including the PIPE Investment. If enough stockholders exercise their redemption rights such that Riverview cannot satisfy the net tangible asset requirement, Riverview will not proceed with the redemption of our Riverview Class A Shares and the Business Combination, and instead may search for an alternate business combination.
As a result of redemptions, the trading market for Riverview Class A Shares may be less liquid than the market for Riverview Class A Shares was prior to the Business Combination and Riverview may not be able to meet the listing standards of a national securities exchange.
Additionally, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into Westrock will be reduced and Westrock may not be able to achieve its business plan and may require additional financing sooner than currently anticipated.
Q:
WHAT HAPPENS TO THE FUNDS DEPOSITED IN THE TRUST ACCOUNT AFTER CONSUMMATION OF THE BUSINESS COMBINATION?

A:
The net proceeds of Riverview’s initial public offering, together with funds raised from the sale of the Riverview Private Warrants simultaneously with the consummation of Riverview’s initial public offering, were placed in the Trust Account immediately following Riverview’s initial public offering. After consummation of the Business Combination, the funds in the Trust Account will be used to pay holders of the Riverview Class A Shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination (including aggregate fees of $8,750,000 as deferred underwriting commissions related to Riverview’s initial public offering) and for Westrock’s working capital, repayment of Westrock’s existing indebtedness and general corporate purposes, which may include future strategic transactions.

Q:
WHAT HAPPENS IF THE BUSINESS COMBINATION IS NOT CONSUMMATED?

A:
If Riverview does not complete the Business Combination with Westrock for any reason, Riverview intends to search for another target business with which to complete a business combination. If Riverview does not complete the Business Combination with Westrock or another target business by February 10, 2023, Riverview will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Riverview Class A Shares then outstanding at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then outstanding Riverview Class A Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject in each case, to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Q:
HOW DOES RIVERVIEW SPONSOR INTEND TO VOTE ON THE PROPOSALS?

A:
Riverview Sponsor owns of record, and is entitled to vote, an aggregate of approximately 16.0% of the outstanding Riverview Shares. The Riverview Sponsor has agreed to vote any Riverview Class B Shares, and any Riverview Class A Shares held by it as of the record date, in favor of the Business Combination Proposal. Further, the Riverview Sponsor intends to vote in favor of all of the proposals.

Q:
WHAT CONSTITUTES A QUORUM AT THE RIVERVIEW SPECIAL MEETING?

A:
A quorum for the Riverview Special Meeting consist of the holders present in person or by proxy of shares of outstanding capital stock of Riverview representing a majority of the voting power of all outstanding shares of capital stock of Riverview entitled to vote at such meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The holders of the Riverview Class B Shares, who currently own approximately 20% of the issued and outstanding Riverview Shares, will count towards this quorum. In the absence of a quorum, the holders of a majority of the Riverview Shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting, may adjourn the Riverview Special Meeting.
As of the Riverview record date, [        ] Riverview Shares would be required to achieve a quorum.
Q:
WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE RIVERVIEW SPECIAL MEETING?

A:
The Business Combination Proposal:   Riverview shall consummate the Business Combination only if it is approved by the (i) affirmative vote of the holders of a majority of the outstanding Riverview Class A Shares and Riverview Class B shares, voting together as a single class and (ii) affirmative vote of the holders of a majority of the outstanding Riverview Class B Shares, voting as a separate class. Riverview Sponsor, in its capacity as the holder of a majority of Riverview Class B Shares has delivered its irrevocable consent to the Business Combination and as such, approval of the Business Combination Proposal requires only the affirmative vote of holders of a majority of the outstanding Riverview Class A Shares and Riverview Class B Shares voting together as a single class.

The Nasdaq Proposal:   The affirmative vote of a majority of the total votes cast on the Nasdaq Proposal, is required to approve the Nasdaq Proposal.
The Adjournment Proposal:   The affirmative vote of a majority of the total votes cast on the Adjournment Proposal, regardless of whether a quorum is present, is required to approve the Adjournment Proposal. The Business Combination is not conditioned upon the approval of the Adjournment Proposal.
Q:
DO ANY OF RIVERVIEW’S DIRECTORS OR OFFICERS HAVE INTERESTS IN THE BUSINESS COMBINATION THAT DIFFER FROM OR ARE IN ADDITION TO THE INTERESTS OF RIVERVIEW’S PUBLIC STOCKHOLDERS?

A:
Certain of Riverview’s directors and officers owns Riverview Class B Shares and/or Riverview Warrants and therefore may have interests that differ from the holders of Riverview Class A Shares in regard to determining whether a particular target business is an appropriate business with which to effectuate our initial business combination. In addition, certain directors and officers of Riverview have agreed to invest as PIPE Investors, requiring such persons to purchase additional Riverview Class A Shares in advance of the Closing. Riverview’s board of directors was aware of and considered these potentially differing interests, among other matters, in approving the Transaction Agreement and in recommending that the Business Combination be approved by Riverview’s stockholders of Riverview. See the section titled “ Proposal No. 1 — The Business Combination Proposal — Interests of Certain Riverview Persons in the Business Combination.”

Q:
WHAT DO I NEED TO DO NOW?

A:
After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxies as soon as possible so that your shares will be represented at the Riverview Special Meeting. Please follow the instructions set forth on the proxy card or on the voting instruction card provided by your broker, bank or other nominee if your shares are held in the name of your broker, bank or other nominee.

Q:
HOW DO I VOTE?

A:
If you are a stockholder of record of Riverview as of [        ], 2022, the record date, you may submit your proxy before the Riverview Special Meeting in any of the following ways, if available:

•
use the toll-free number shown on your proxy card;

•
visit the website shown on your proxy card to vote via the Internet; or

•
complete, sign, date and return your proxy card in the enclosed postage-paid envelope.

Stockholders who choose to participate in the Riverview Special Meeting can vote their shares electronically during the meeting via live audio webcast by visiting www.[ ].com. You will need the control number that is printed on your proxy card to enter the Riverview Special Meeting. Riverview recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the Riverview Special Meeting starts.
If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. ”Street name” stockholders who wish to vote at the Riverview Special Meeting will need to obtain a legal proxy from their broker, bank or other nominee.
Q:
WHEN AND WHERE IS THE RIVERVIEW SPECIAL MEETING?

A:
The Riverview Special Meeting will be held on [        ], 2022, virtually, conducted only via webcast at the following address: [        ]. All Riverview stockholders as of the record date, or their duly appointed proxies, may attend the Riverview Special Meeting. Registration will begin at [        ] Eastern Time.

There will be no physical meeting location and you will only be able to access the Riverview Special Meeting by means of remote communication. Riverview stockholders are nevertheless urged to submit their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope.
Q:
HOW CAN RIVERVIEW’S STOCKHOLDERS ATTEND THE SPECIAL MEETING?

A:
If you are a registered stockholder, you will receive a proxy card from Riverview’s transfer agent, Continental Stock Transfer & Trust Company. Your proxy card contains instructions on how to attend the virtual Riverview Special Meeting including the URL address, along with your control number. You will need your control number to vote at the Riverview Special Meeting. If you do not have your control number, contact Continental Stock Transfer & Trust Company at the phone number or e-mail address below. Continental Stock Transfer & Trust Company’s contact information is as follows: [        ], or email [        ].

You can pre-register to attend the virtual Riverview Special Meeting three days prior to the meeting date starting [        ], 2022 at [        ] Eastern Time. Enter the URL address into your browser, enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the meeting, you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the meeting. Riverview recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the Riverview Special Meeting starts.
If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you will need to contact Continental Stock Transfer & Trust Company to receive a control number. If you plan to vote at the Riverview Special Meeting you will need to have a legal proxy from your bank, broker, or other nominee or if you would like to join and not vote Continental Stock Transfer & Trust Company will issue you a guest control number with proof of ownership. In either case, you must contact Continental Stock Transfer & Trust Company for specific instructions on how to receive the control number. Please allow 72 hours prior to the meeting for processing your control number.
If you do not have internet capabilities, you can listen only to the meeting by dialing +1 (toll-free) [        ] inside the U.S. and Canada or +1 [        ] (standard rates apply), and when prompted enter the pin number #. This is listen-only, you will not be able to vote or enter questions during the meeting.

Q:
WHY IS THE SPECIAL MEETING A VIRTUAL MEETING?

A:
Riverview believes that hosting a virtual meeting will enable greater stockholder attendance and participation from any location around the world.

Q:
WHAT IF DURING THE CHECK-IN TIME OR DURING THE SPECIAL MEETING I HAVE TECHNICAL DIFFICULTIES OR TROUBLE ACCESSING THE VIRTUAL MEETING WEBSITE?

A:
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting log in page.

Q:
IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:
If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Riverview or by voting online at the Riverview Special Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Pursuant to applicable rules, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the Nasdaq determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Riverview Special Meeting will be “non-routine” matters.
If you are a holder of Riverview Shares holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on any of the proposals presented in this proxy statement/prospectus. The failure of your broker to vote will have no effect on the vote count for such proposals.
Q:
WHAT HAPPENS IF I SELL MY RIVERVIEW CLASS A SHARES BEFORE THE RIVERVIEW SPECIAL MEETING?

A:
The record date for the Riverview Special Meeting will be earlier than the date of the Riverview Special Meeting and consummation of the Business Combination. If you transfer your Riverview Class A Shares after the record date, but before the Riverview Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Riverview Special Meeting. However, you will not be able to seek redemption of your Riverview Class A Shares because you will no longer be able to deliver them for cancellation upon the consummation of the Business Combination in accordance with the provisions described herein. If you transfer your Riverview Class A Shares prior to the record date, you will have no right to vote those shares at the Riverview Special Meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:
WHAT IF I ATTEND THE RIVERVIEW SPECIAL MEETING AND ABSTAIN OR DO NOT VOTE?

A:
For purposes of the Riverview Special Meeting, an abstention occurs when a stockholder attends the meeting online and does not vote or returns a proxy with an “abstain” vote.

If you are a holder of Riverview Shares that attends the Riverview Special Meeting virtually and fails to vote, or if you vote abstain, your failure to vote or abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal, but will have no effect on the Nasdaq Proposal or the Adjournment Proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, will not count as shares entitled to vote or votes cast at the Riverview Special Meeting, and otherwise will have no effect on the Nasdaq Proposal or the Adjournment Proposal. Broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal.

Q:
WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the Riverview Shares represented by your proxy will be voted as recommended by Riverview’s board of directors with respect to that proposal.

Q:
MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:
Yes. You may change your vote at any time before your proxy is voted at the Riverview Special Meeting (provided that you do not hold your shares through a broker, bank or other nominee).

You may do this in one of two ways:
•
mailing a new, subsequently dated proxy card; or • by attending the Riverview Special Meeting virtually and electing to vote your shares online at the meeting.

Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than [11:59 p.m.], Eastern Time, on [        ], 2022, or by voting online at the Riverview Special Meeting. Simply attending the Riverview Special Meeting will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your Riverview Shares, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.
Q:
WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE RIVERVIEW SPECIAL MEETING?

A:
If you fail to take any action with respect to the Riverview Special Meeting and the Business Combination is approved by stockholders and consummated, you will continue to be a stockholder of Riverview and your shares will be automatically cancelled and extinguished and converted into Westrock Common Shares at the consummation of the Business Combination. Failure to take any action with respect to the Riverview Special Meeting will not affect your ability to exercise your redemption rights. If you fail to take any action with respect to the Riverview Special Meeting and the Business Combination is not approved, you will continue to be a stockholder of Riverview while Riverview searches for another target business with which to complete a business combination.

Q:
WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:
Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered under more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares.

Q:
WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A:
If you have any questions about the proxy materials, need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact [        ], the proxy solicitation agent for Riverview, toll-free at [        ] (banks and brokers call [        ]) or email [        ].

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination and the Transaction Proposals to be considered at the Riverview Special Meeting, you should read this entire proxy statement/prospectus carefully, including the attached annexes. See also the section titled “Where You Can Find Additional Information.”
Parties to the Business Combination
Riverview Acquisition Corp.
Riverview is a blank check company incorporated as a Delaware corporation on February 4, 2021 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.
Riverview’s units, consisting of one Riverview Class A Share and one-half of one Riverview Warrant (the “Riverview Units”), Riverview Class A Shares and Riverview Warrants are currently listed on the Nasdaq under the symbols “RVACU,” “RVAC” and “RVACW,” respectively.
Riverview’s principal executive offices are located at 700 Colonial Road, Suite 101, Memphis, TN 38117 and its phone number is (901) 767-5576.
Westrock Coffee Company
Prior to the SPAC Merger, Westrock will convert from a Delaware limited liability company to a Delaware corporation named “Westrock Coffee Company”.
We are a leading integrated coffee, tea, flavors, extracts, and ingredients solutions provider in the U.S., providing coffee sourcing, supply chain management, product development, roasting, packaging, and distribution services to the retail, food service and restaurant, convenience store and travel center, non-commercial account, CPG, and hospitality industries around the world.
Our mission is to build and efficiently operate the preeminent integrated coffee, tea, flavors, extracts, and ingredients solutions provider to the world’s most iconic brands. We do this to provide smallholder farmers and their families in developing countries the ability to advance their quality of life and economic well-being.
Westrock’s principal executive office is located at 100 River Bluff Drive, Suite 210, Little Rock, Arkansas 77202.
Origin Merger Sub I, Inc.
Origin Merger Sub I, Inc. is a Delaware corporation and wholly-owned subsidiary of Westrock formed for the purpose of effecting the SPAC Merger. Merger Sub I owns no material assets and does not operate any business. In the SPAC Merger, Merger Sub I will merge with and into Riverview, with Riverview continuing as the surviving entity.
Merger Sub I’s principal executive office is located at 100 River Bluff Drive, Suite 210, Little Rock, Arkansas 77202.
Origin Merger Sub II, LLC
Origin Merger Sub II, LLC is a Delaware limited liability company and wholly-owned subsidiary of Westrock formed for the purpose of effecting the LLC Merger. Merger Sub II owns no material assets and does not operate any business. In the LLC Merger, the SPAC Merger Surviving Company will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving entity.
Merger Sub II’s principal executive office is located at 100 River Bluff Drive, Suite 210, Little Rock, Arkansas 77202.

The Business Combination
The Transaction Agreement provides for, among other things, the following transactions: (i) Westrock will convert from a Delaware limited liability company to a Delaware corporation; (ii) Merger Sub I will merge with and into Riverview, with Riverview surviving the merger as a direct wholly-owned subsidiary of Westrock; and (iii) Riverview will merge with and into Merger Sub II, with Merger Sub II surviving the merger as a direct wholly-owned subsidiary of Westrock. At the Conversion Effective Time, (i) each outstanding Westrock Common Unit will be converted into 0.1049203474320 Westrock Common Shares, (ii) each outstanding Westrock Preferred Unit for which the holder thereof has not made an election to convert such unit into Westrock Series A Preferred Shares, will be converted into 0.1086138208640 Westrock Common Shares if such Westrock Preferred Unit is a Westrock Series A Preferred Unit or 0.1049203474320 Westrock Common Shares if such Westrock Preferred Unit is a Westrock Series B Preferred Unit, and (iii) each outstanding Westrock Preferred Unit for which the holder thereof has made an election to convert such unit into Westrock Series A Preferred Shares, will be converted into 0.1086138208740 Westrock Series A Preferred Shares if such Westrock Preferred Unit is a Westrock Series A Preferred Unit or 0.0919280171940 Westrock Series A Preferred Shares if such Westrock Preferred Unit is a Westrock Series B Preferred Unit.
At the SPAC Merger Effective Time, (i) each outstanding Riverview Class B Share (other than Riverview Class B Shares held as treasury stock, which will be automatically cancelled and extinguished at the SPAC Merger Effective Time), will automatically convert into one Riverview Class A Share, (ii) each outstanding Riverview Class A Share (including the Riverview Class A Shares resulting from the conversion of Riverview Class B Shares at the SPAC Merger Effective Time but excluding any Riverview Class A Shares held as treasury stock, which will be automatically cancelled and extinguished at the SPAC Merger Effective Time) will be exchanged for one Westrock Common Share, (iii) each outstanding warrant to purchase Riverview Class A Shares will be converted into a comparable warrant to purchase Westrock Common Shares on the terms and subject to the conditions set forth in the warrant agreement, dated as of August 5, 2021, by and between Riverview and the Continental Stock Transfer & Trust Company, and (iv) each share of capital stock of Merger Sub I issued and outstanding immediately prior to the SPAC Merger Effective Time will be automatically cancelled and extinguished and converted into one share of common stock, par value $0.01, of the surviving corporation of the SPAC Merger.
The Riverview Sponsor and certain Westrock equityholders have entered into Lock-Up Agreements and are subject to extended transfer restrictions.
For more information about the Transaction Agreement and the Business Combination, see the section titled “Proposal No. 1 — The Business Combination Proposal.”
Conditions to the Closing
The respective obligations of each party to the Transaction Agreement to consummate the Business Combination are subject to the satisfaction, or written waiver by the party for whose benefit such condition exists, at or prior to the Closing of the following conditions:
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no governmental entity having jurisdiction over the parties having enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and which has the effect of making the Business Combination illegal or which otherwise prevents or prohibits consummation of the Business Combination;

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the expiration or termination of any waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act;

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the registration statement — of which this proxy statement/prospectus forms a part — must have become effective in accordance with the provisions of the Securities Act, no stop order has been issued by the SEC and remains in effect with respect to the registration statement of which this proxy statement/prospectus forms a part, and no proceeding seeking such a stop order has been threatened or initiated by the SEC and remains pending;

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the approval of the Transaction Agreement by the affirmative vote of the holders of the requisite number of Riverview Shares being obtained in accordance with Riverview’s governing documents and applicable law;

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Westrock’s initial listing application with Nasdaq in connection with the Business Combination having been conditionally approved and, immediately following the SPAC Merger Effective Time, Westrock satisfying any applicable initial and continuing listing requirements of Nasdaq, and Westrock not having received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following, the SPAC Merger Effective Time, and the Westrock Common Shares (including the Westrock Common Shares to be issued under the Transaction Agreement and the ancillary documents thereto) having been approved for listing on Nasdaq;

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after giving effect to the transactions contemplated by the Transaction Agreement (including the PIPE Financing and the Riverview stockholder redemption), Riverview having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately prior to the SPAC Merger Effective Time;

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only with respect to Westrock’s condition to close, the Available Cash being equal to or greater than $250,000,000, provided that, the Available Cash condition will be deemed satisfied if the PIPE Investors that agreed to purchase Westrock Common Shares fail to fund the PIPE Financing and the amount by which Available Cash is less than $250,000,000 is less than or equal to the amount such PIPE Investors failed to fund; and

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only with respect to Riverview’s condition to close, the Conversion will have been consummated prior to the SPAC Merger Effective Time.

The obligations of the parties to the Transaction Agreement to consummate the Business Combination are subject to additional conditions, as described more fully below in the section titled “Proposal No. 1 — The Business Combination Proposal — The Transaction Agreement — Conditions to Closing of the Business Combination.”
Other Agreements
The following agreements were entered into or will be entered into in connection with the Business Combination, the Transaction Agreement and the other transactions contemplated thereby:
Sponsor Support Agreement
Concurrently with the execution of the Transaction Agreement, Riverview, Riverview Sponsor and Westrock entered into the Sponsor Support Agreement. The following summary of the Sponsor Support Agreement is qualified in its entirety by reference to the complete text of the Sponsor Support Agreement, a copy of which is attached as Annex D to this proxy statement/prospectus. Riverview stockholders are encouraged to read the Sponsor Support Agreement in its entirety for a more complete description of the terms and conditions thereof.
Pursuant to the terms of the Sponsor Support Agreement, Riverview Sponsor has agreed, among other things, that at the Riverview Special meeting, at any other meeting of the stockholders of Riverview (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of the stockholders of Riverview, Riverview Sponsor will: (a) appear at such meeting or otherwise cause its Riverview Shares to be counted as present thereat for the purpose of establishing a quorum, (b) vote (or execute and return an action by written consent), or cause to be voted at the Riverview Special Meeting (or validly execute and return and cause such consent to be granted with respect to), all of its Riverview Class B Shares (i) in favor of the approval and adoption of the Transaction Agreement and approval of the Mergers and all other transactions contemplated by the Transaction Agreement, (ii) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Riverview under the Transaction Agreement or that would reasonably be expected to result in the failure of the Mergers being consummated and (iii) in favor of each of the proposals and any others matters necessary or reasonably requested by Riverview for consummation of the Mergers and the other transactions contemplated by the Transaction Agreement; and (c) certain other terms and obligations. The Sponsor Support Agreement will terminate upon the earliest of (a) the Closing, (b) the termination of the Transaction Agreement in accordance with its terms and (c) the mutual written agreement of the parties thereto.

For more information on the Sponsor Support Agreement, see the section titled “Proposal No. 1 —  The Business Combination Proposal — Related Agreements — Sponsor Support Agreement.”
Registration Rights Agreement
Concurrently with the execution of the Transaction Agreement, certain Westrock equityholders and Riverview Sponsor entered into the Registration Rights Agreement pursuant to which, among other things, Westrock will be obligated to use its commercially reasonable efforts to file a registration statement to register the resale of certain Westrock Common Shares and Westrock Series A Preferred Shares within 30 days after the consummation of the Business Combination and Riverview Sponsor and the parties thereto, subject to certain exceptions, will be granted certain customary demand and “piggy-back” registration rights as of the effective date of the Business Combination. Additional persons, who were equityholders of Westrock prior to the Closing, may become party to the Registration Rights Agreement with respect to their Westrock Common Shares and Westrock Series A Preferred Shares.
See the section titled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Registration Rights Agreement.”
PIPE Subscription Agreements
Concurrently with the execution of the Transaction Agreement, Riverview and Westrock each entered into Subscription Agreements with the PIPE Investors, pursuant to which (i) certain PIPE Investors agreed to subscribe for and purchase, and Riverview agreed to issue and sell to such PIPE Investors, prior to and substantially concurrently with the Closing, an aggregate of 22,150,000 Riverview Class A Shares at a purchase price of $10.00 per share, for aggregate gross proceeds of $221,500,000, and (ii) other PIPE Investors agreed to subscribe for and purchase, and Westrock agreed to issue and sell to such PIPE Investors, prior to and substantially concurrently with the Closing (but following the Conversion), an aggregate of 2,850,000 Westrock Common Shares, at a purchase price of $10.00 per share, for aggregate gross proceeds of $28,500,000. The Riverview Class A Shares or Westrock Common Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) thereof. Each Riverview Class A Share issued in the PIPE Financing will be automatically canceled and extinguished and converted into one Westrock Common Share in the SPAC Merger. PIPE Investors are permitted under the Subscription Agreements to satisfy their commitments thereunder through the purchase of Riverview Class A Shares on the public market, subject to certain restrictions set forth therein.
The closing of the PIPE Financing is subject to customary conditions for a financing of this nature, including the substantially concurrent consummation of the SPAC Merger. The Subscription Agreements provide that Westrock will grant the PIPE Investors certain customary registration rights with respect to their Westrock Common Shares following the Closing.
See the section titled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — PIPE Financing.”
Investor Rights Agreement
Concurrently with the execution of the Transaction Agreement, certain Westrock equityholders and Riverview Sponsor entered into the Investor Rights Agreement, which will be effective as of the closing of the Business Combination. The Investor Rights Agreement, among other things, (i) provides certain director nomination rights to such Westrock equityholders and Riverview Sponsor, subject to the satisfaction of specified ownership thresholds, (ii) provides certain consent rights to certain Westrock equityholders in certain situations, and (iii) imposes customary standstill restrictions on such Westrock equityholders and Riverview Sponsor.
See the section titled “Investors Rights Agreement.”
Interests of Certain Riverview Persons in the Business Combination
When considering the recommendation of the Riverview board of directors to vote in favor of the Business Combination, you should be aware that, aside from their interests as stockholders, Riverview

Sponsor has other interests in the Business Combination that are different from, or in addition to, those of other Riverview stockholders generally. The Riverview board of directors was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to Riverview stockholders that they approve the Business Combination. Riverview stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the interests listed below:
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the fact that Riverview’s directors and officers and the Riverview Sponsor have waived their right to redeem any Riverview Shares held by them (if any) in connection with a stockholder vote to approve a proposed initial business combination;

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the fact that Riverview Sponsor paid an aggregate of $25,000 for the Riverview Class B Shares, which will convert into 4,925,000 Riverview Class A Shares in accordance with the terms of the Riverview Certificate of Incorporation and such securities will have a significantly higher value at the time of the Business Combination, estimated at approximately $[       ] based on the closing price of $[       ] per public share on Nasdaq on [       ], 2022;

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the fact that certain officers and members of Riverview Sponsor are party to the Subscription Agreements pursuant to which they have agreed to subscribe for and purchase, and Riverview agreed to issue and sell to such PIPE Investors, prior to and substantially concurrently with the Closing, an aggregate of 22,150,000 Riverview Class A Shares at a purchase price of $10.00 per share, for aggregate gross proceeds of $221,500,000;

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the fact that certain officers and members of Riverview Sponsor and their respective affiliates are party to certain Promote Participation Agreements (as defined in this proxy statement/prospectus) pursuant to which they are entitled to purchase an aggregate of 816,000 additional Riverview Class B Shares from Riverview Sponsor, contingent upon fulfillment of their commitments under their respective Subscription Agreements;

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the fact that certain officers and members of Riverview Sponsor that are PIPE Investors will enter into Liquidation Support Agreements (as defined in this proxy statement/prospectus), pursuant to which Westrock Group has committed to provide an aggregate of up to 1,000,000 shares of Westrock Common Shares to Riverview PIPE Investors upon a qualifying Westrock Liquidation (as defined in this proxy statement/prospectus) following the Closing;

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the fact that Riverview Sponsor and Riverview’s directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if we fail to complete an initial business combination by February 10, 2023;

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the fact that (i) Riverview Sponsor, in which certain of Riverview’s officers and directors hold a direct or indirect interest, purchased an aggregate of 7,400,000 Riverview Private Warrants in a private placement from Riverview for an aggregate purchase price of $7,400,000 (or $1.00 per warrant), (ii) each of such Riverview Private Warrants is exercisable commencing on the later of 12 months from the closing of Riverview’s initial public offering and 30 days following the Closing for one Riverview Class A Share at $11.50 per share; and (iii) if we do not consummate an initial business combination by February 10, 2023, then the proceeds from the sale of the Riverview Private Warrants will be part of the liquidating distribution to the public stockholders and the Riverview Private Warrants held by Riverview Sponsor will be worthless. The Riverview Private Warrants held by Riverview Sponsor had an aggregate market value of approximately $[           ] based upon the closing price of $[           ] per warrant on Nasdaq on [           ], 2022;

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the fact that R. Brad Martin, Chairman and Chief Executive Officer of Riverview, Mark Edmunds, Independent Director of Riverview, and Leslie Starr Keating, Independent Director of Riverview, are expected to be directors of Westrock after the consummation of the Business Combination; and as such, in the future, they may receive cash fees, stock options, stock awards or other remuneration that the Westrock board of directors determines to pay to them and any applicable compensation as described under the section titled “Director Compensation”; and

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the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, Riverview Sponsor has agreed that it will be liable to Riverview if and to the extent any claims by a third-party (other than Riverview’s independent public accountants) for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of Riverview’s initial public offering against certain liabilities, including liabilities under the Securities Act.
At any time prior to the Riverview Special Meeting, during a period when they are not then aware of any material non-public information regarding Riverview or its securities, Riverview Sponsor, Riverview’s directors and officers, Westrock and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Riverview Shares or vote their shares in favor of the Business Combination. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the Riverview Special Meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they may include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares and warrants, including the granting of put options.
Entering into any such incentive arrangements may have a depressive effect on Riverview Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Riverview Special Meeting. If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Riverview Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Riverview will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Riverview Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons. The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Riverview and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections titled “Risk Factors,” “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Riverview Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.
Reasons for Approval of the Business Combination
Riverview’s board of directors considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, Riverview’s board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of Riverview’s board of directors may have given different weight to different factors.
For a more complete description of Riverview’s reasons for the approval of the Business Combination and the recommendation of Riverview’s board of directors, see the section titled “Proposal No. 1 — The Business Combination Proposal — The Riverview Board of Directors’ Recommendation of and Reasons for the Business Combination.”

Redemption Rights
If you are a holder of Riverview Class A Shares, you have the right to redeem such shares for a pro rata portion of the aggregate amount on deposit in the Trust Account, which holds the net proceeds of Riverview’s initial public offering, as of two business days prior to the consummation of the transactions contemplated by the Transaction Agreement (including interest earned on the funds held in the Trust Account and not previously released to Riverview to pay taxes, if any) upon the closing of the transactions contemplated by the Transaction Agreement.
Notwithstanding the foregoing, a holder of Riverview Class A Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption with respect to more than 20% of the Riverview Class A Shares.
Holders of the outstanding Riverview Warrants do not have redemption rights with respect to such warrants in connection with the transactions contemplated by the Transaction Agreement.
You may exercise your redemption rights whether you vote your Riverview Class A Shares for or against, or whether you abstain from voting on, the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Riverview Class A Shares and will no longer be stockholders and the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are substantially reduced as a result of redemptions by public stockholders. With fewer Riverview Class A Shares and public stockholders, the trading market for Riverview Class A Shares may be less liquid than the market for Riverview Class A Shares prior to the Business Combination and Riverview may not be able to meet the listing standards of a national securities exchange, including Nasdaq. In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into Westrock’s business will be reduced and the amount of working capital available to Westrock following the Business Combination may be reduced. Your decision to exercise your redemption rights with respect to Riverview Class A Shares will have no effect on the Riverview Warrants you may also hold.
If you are a holder of Riverview Class A Shares and wish to exercise your redemption rights, you are required to tender your share certificates or deliver your shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at your option, in each case until the date that is two business days prior to the initially scheduled vote to approve the Business Combination. Accordingly, you have until two days prior to the initial vote on the Business Combination to tender your shares if you wish to exercise your redemption rights. Given the relatively short period in which to exercise redemption rights, it is advisable for you to use electronic delivery of your shares. If you exercise your redemption right, your shares will be redeemed for a pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was approximately $250 million, or approximately $10.00 per share, as of December 31, 2021). Such amount, including interest earned on the funds held in the Trust Account and not previously released to Riverview to pay its taxes, if any, will be paid promptly upon consummation of the Business Combination. However, under Delaware law, the proceeds held in the Trust Account could be subject to claims that could take priority over those of Riverview’s public stockholders exercising redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal. The per share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive if you exercise your redemption rights.
Riverview’s transfer agent can be contacted at the following address:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attn: Compliance Department
Any request for redemption, once made by a holder of Riverview Class A Shares, may be withdrawn at any time up to two days prior to the vote on the Business Combination Proposal at the Riverview Special

Meeting. If you deliver your shares for redemption to Riverview’s transfer agent and later decide, prior to the Riverview Special Meeting, not to redeem your shares, you may request that Riverview’s transfer agent return the shares electronically.
No demand will be effectuated unless the holder’s Riverview Class A Shares have been delivered electronically to the transfer agent no later than two business days prior to the initially scheduled vote to approve the Business Combination.
If a holder of Riverview Class A Shares properly makes a request for redemption and the Riverview Class A Shares are delivered to Riverview’s transfer agent no later than two business days prior to the initially scheduled vote to approve the Business Combination, then, if the Business Combination is consummated, Riverview will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your Riverview Class A Shares for cash.
Certain Material U.S. Federal Income Tax Consequences
For a description of certain material U.S. federal income tax consequences of the Mergers, the exercise of redemption rights and the ownership and disposition of Westrock Common Shares and/or Westrock Warrants, see the section titled “Certain Material U.S. Federal Income Tax Consequences.”
Board of Directors of Westrock Following the Business Combination
Following the Closing, it is expected that the Westrock board of directors will consist of ten directors (which will be divided into three classes, designated Class I, II and III, with Classes I and III consisting of three directors and Class II consisting of four directors), the members of which are currently expected to be Joe T. Ford, Scott T. Ford, R. Patrick Kruczek, Hugh McColl, III, Oluwatoyin Umesiri, Josie C. Natori, Jeffrey H. Fox, Leslie Starr Keating, R. Brad Martin and Mark Edmunds.
Information about the current Riverview directors and executive officers can be found in the section titled “Where You Can Find Additional Information.”
Accounting Treatment
The Business Combination is a capital transaction in substance whereby Riverview will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated similar to an equity contribution in exchange for the issuance of Westrock Common Shares. The net assets of Riverview, which are primarily comprised of cash and cash equivalents, will be stated at historical cost with no goodwill or other intangible assets recorded.
Appraisal Rights
Appraisal rights are not available to Riverview stockholders in connection with the Business Combination.
Proposals to Be Put to the Stockholders of Riverview at the Riverview Special Meeting
The following is a summary of the Transaction Proposals to be put to the Riverview Special Meeting.
The Business Combination Proposal.   A proposal to approve and adopt the Transaction Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination).
The Nasdaq Proposal.   A proposal to approve the issuance of up to 22,150,000 Riverview Class A Shares in the PIPE Financing in order to comply with Nasdaq Listing Rule 5635(a), (b) and (d).
The Adjournment Proposal.   A proposal to allow Riverview’s board of directors to adjourn the Riverview Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Riverview Special Meeting, there are not sufficient votes to approve the Business Combination Proposal or Nasdaq Proposal or holders of Riverview Class A Shares have elected to redeem an amount of Riverview Class A Shares such that (i) Riverview would have less than

$5,000,001 of net tangible assets, (ii) the condition that Available Cash be equal to or greater than $250,000,000 would not be satisfied or waived by Westrock (provided that this condition will be deemed satisfied if the amount by which Available Cash is less than $250,000,000 is less than or equal to the amount by which Investors in the PIPE Financing that agreed to purchase Westrock Common Shares failed to fund) or (iii) the Nasdaq Listing Condition would not be satisfied.
Date, Time and Place of Riverview Special Meeting
The Riverview Special Meeting will be held on [         ], 2022, at [     ], Eastern Time, via a virtual meeting. Riverview stockholders may attend the Riverview Special Meeting and vote their shares electronically during the meeting via live audio webcast by visiting [       ]. Riverview Stockholders will need the control number that is printed on their proxy card to enter the Riverview Special Meeting. Riverview recommends that stockholders log in at least 15 minutes before the meeting to ensure they are logged in when the Riverview Special Meeting starts. Riverview stockholders will not be able to attend the Riverview Special Meeting in person.
Voting Power; Record Date
You will be entitled to vote or direct votes to be cast at the Riverview Special Meeting if you owned Riverview Shares at the close of business on [        ], 2022, which is the record date for the Riverview Special Meeting. You are entitled to one vote for each Riverview Share that you owned as of the close of business on the Riverview record date. If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. On the Riverview record date, there were [       ] Riverview Shares outstanding.
Proxy Solicitation
Riverview is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone. Riverview and its directors, officers and employees may also solicit proxies online. Riverview will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Riverview will bear the cost of the solicitation.
Riverview has hired [       ] to assist in the proxy solicitation process. Riverview will pay to [       ] a fee of $[       ], plus disbursements.
Riverview will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Riverview will reimburse them for their reasonable expenses.
Quorum and Required Vote for Proposals for the Riverview Special Meeting
A quorum of Riverview stockholders is necessary to hold a valid meeting. A quorum for the Riverview Special Meeting consists of the holders present in person or by proxy of shares of outstanding capital stock of Riverview representing a majority of the voting power of all outstanding shares of capital stock of Riverview entitled to vote at such meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The holders of the Riverview Class B Common Shares, who currently own 20.00% of the issued and outstanding Riverview Shares, will count towards this quorum. As of the Riverview record date for the Riverview Special Meeting, 15,000,001 Riverview Shares would be required to achieve a quorum.
Approval of the Business Combination Proposal requires that the initial Business Combination be approved by (i) the affirmative vote of the holders of a majority of the outstanding Riverview Class A Shares and Riverview Class B Shares, voting together as a single class and (ii) the affirmative vote of the holders of a majority of the outstanding Riverview Class B Shares, voting separately as a class. Riverview Sponsor, in its capacity as the holder of a majority of Riverview Class B Shares, has delivered its irrevocable consent to the Business Combination and as such, approval of the Business Combination Proposal requires only the affirmative vote of holders of a majority of the outstanding Riverview Class A Shares and Riverview Class B Shares voting together as a single class . Approval of the Nasdaq Proposal requires the affirmative vote of a majority of the total votes cast on the Nasdaq Proposal. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the total votes cast on the Adjournment Proposal, regardless of whether a quorum is present. The Riverview board of directors has approved each of the proposals.
Recommendation to Riverview Stockholders
After careful consideration, Riverview’s board of directors recommends that Riverview’s stockholders vote “FOR” each proposal being submitted to a vote of Riverview’s stockholders at the Riverview Special Meeting.
For a more complete description of Riverview’s reasons for the approval of the Business Combination and the recommendation of Riverview’s board of directors, see the section titled “Proposal No. 1 — The Business Combination Proposal — The Riverview Board of Directors’ Recommendation of and Reasons for the Business Combination.”
When you consider the recommendation of the board of directors to vote in favor of approval of the Transaction Proposals, you should keep in mind that our sponsor and certain of our directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. Please see the section titled “Proposal No. 1 — The Business Combination Proposal —  Interests of Certain Riverview Persons in the Business Combination.”
Comparison of Corporate Governance and Shareholder Rights
For a summary of the material differences among the rights of holders of Westrock Common Shares and holders of Riverview Shares, see the section titled “Proposal No. 1 — The Business Combination Proposal — Comparison of Corporate Governance and Shareholder Rights.”
Regulatory Matters
The Business Combination is not subject to any federal or state regulatory requirements or approvals, except for filings with the State of Delaware necessary to effectuate the Conversion and Mergers at the Closing.
Summary of Risk Factors
You should consider carefully the risks described under “Risk Factors” in this proxy statement/prospectus. A summary of the risks that could materially and adversely affect our business, financial condition, operating results and prospects include the following:
Risks Related to Westrock’s Business and Industry
Unless the context otherwise requires, references in this subsection to “we,” “us,” “our” and the “Company” refer to Westrock and its subsidiaries and affiliates in the present tense or from and after the consummation of the Business Combination, as the context requires.
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We have incurred net losses in the past, may incur net losses in the future, and may not achieve profitability.

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A resurgence of the novel coronavirus, or COVID-19, and emergence of new variants of the virus could materially adversely affect our financial condition and results of operations.

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Increases in the cost of green coffee may not be able to be passed-through to customers, which could adversely impact our gross margins and profitability.

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The industry for coffee and liquid extract consumables is highly competitive, resulting in a high degree of competitive pressure on our products. Our inability to maintain or grow market share through continued differentiation of our products and competitive pricing could adversely affect our financial condition, operating results and cash flow.

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We do not currently have written contracts with certain of our co-manufacturers. The loss of these co-manufacturers or the inability of these co-manufacturers to fulfill our orders would adversely affect our ability to make timely deliveries of our products and would have a material adverse effect on our business.

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Increased competition in coffee or other beverage channels may adversely affect sales of our products. If we do not succeed in differentiating ourselves through our product offerings or if we are not effective in setting proper pricing, then our competitive position may be weakened, we could fail to retain our existing customer base, and our sales and profitability may decline.

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Our inability to secure an adequate supply of key raw materials, including green coffee and tea, or disruption in our supply chain, could result in increased costs and adversely affect our business.

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Disruption in operations at any of our production and distribution facilities could affect our ability to manufacture or distribute products and could adversely affect our business and sales.

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We may not be able to complete the construction of our new production facility in Conway, Arkansas in time or at all and may incur additional expenses in the process, which could hamper our ability to satisfy demand and meet revenue targets.

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Climate change, severe weather patterns and water scarcity could have a material adverse effect on our business and results of operations.

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Supply chain disruptions and cost increases related to inflation are having, and could continue to have, an adverse effect on our business, operating results and financial condition.

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The unauthorized access, theft, use or destruction of personal, financial or other confidential information relating to our customers, suppliers, employees or business could expose us to reputational damage and operational risk, negatively affect our business and expose us to potential liability.

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Our board of directors and management have significant control over our business.

Risks Related to Riverview and the Business Combination
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Riverview Sponsor and Riverview’s officers and directors have agreed to vote in favor of the Business Combination, regardless of how Riverview’s public stockholders’ vote.

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Riverview Sponsor and Riverview’s directors, officers and their affiliates may elect to purchase shares from public stockholders in connection with the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of Westrock Common Shares.

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If third parties bring claims against Riverview, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share (which was the offering price in Riverview’s initial public offering).

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Riverview has not obtained an opinion from an independent investment banking firm or from an independent accounting firm, and consequently, you may have no assurance from an independent source that the price Riverview is paying for the business is fair to Riverview’s stockholders from a financial point of view.

•
Riverview and Westrock will incur substantial transaction fees and costs in connection with the Business Combination and the integration of their businesses.

•
Since holders of Founder Shares and Riverview Private Warrants will lose their entire investment in us if Riverview’s initial business combination is not completed, the interests of such persons, including Riverview directors, may differ from Riverview Class A Shareholders in determining whether Westrock is an appropriate target for the Business Combination.

Risks Related to Westrock Following the Consummation of the Business Combination and Related to Ownership of Westrock Common Shares Following the Business Combination
•
Westrock will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.

•
Westrock has identified material weaknesses in its internal control over financial reporting, and may identify additional material weaknesses in the future or fail to maintain an effective system of internal control over financial reporting, which may result in material misstatements of Westrock’s consolidated financial statements or cause Westrock to fail to meet its periodic reporting obligations.

•
Certain provisions in Westrock’s certificate of incorporation and bylaws, the Investor Rights Agreement and of Delaware law may prevent or delay attempts to acquire a controlling interest in Westrock, which could decrease the trading price of Westrock Common Shares.

•
An active trading market for Westrock Common Shares may not develop, and you may not be able to resell your Westrock Common Shares at or above the initial offering price.

•
Westrock is an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies may make Westrock Common Shares less attractive to investors.

•
Each of the WCC Investors and the BBH Investors will continue to have significant influence over Westrock after the Business Combination, including control over decisions that require the approval of stockholders, which could limit your ability to influence the outcome of matters submitted to stockholders for a vote.

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The Westrock Series A Preferred Shares gives the holders thereof liquidation preferences, voting rights, certain consent rights, and the ability to convert such shares into Westrock Common Shares, potentially causing dilution to existing holders of Westrock Common Shares.

Emerging Growth Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies, including:
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Presenting only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Riverview” disclosure in this proxy statement/prospectus;

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Reduced disclosure about our executive compensation arrangements;

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Exemption from the requirements to hold nonbinding advisory votes on executive compensation and golden parachute payments; and

•
Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions up until the last day of the fiscal year following the fifth anniversary of the date of the first sale of Westrock Common Shares pursuant to an effective registration statement or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company earlier if we have more than $1.07 billion in annual revenue (as adjusted for inflation pursuant to SEC rules from time to time), we have more than $700 million in market value of our stock held by non-affiliates as of the last business day of our most recently completed second fiscal quarter (and we have been a public company for at least 12 months and have filed one annual report on Form 10-K) or we issue more than $1 billion of non-convertible debt securities over a three-year period. We may choose to take advantage of some, but not all, of the available exemptions. We have taken advantage of certain reduced reporting obligations in this proxy statement/prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, therefore, while we are an emerging growth company, we will not be subject to new or revised accounting standards at the same time that they become applicable to other public companies that are not emerging growth companies.

SUMMARY UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial information has been derived from the unaudited pro forma condensed combined balance sheet as of December 31, 2021 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021, included in “Unaudited Pro Forma Condensed Combined Financial Information.”
The summary unaudited pro forma condensed combined financial information should be read in conjunction with the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations, and the related notes. In addition, the unaudited condensed combined pro forma financial information was based on and should be read in conjunction with the historical financial statements of Westrock and Riverview, including the related notes, which are included elsewhere in this proxy statement/prospectus.
As Riverview does not represent a business for accounting purposes and its primary asset represents cash and cash equivalents, the Business Combination will be treated similar to an equity contribution in exchange for the issuance of Westrock Common Shares. The net assets of Riverview will be stated at historical cost, with no goodwill or other intangible assets recorded.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of Riverview Class A Shares into cash:
•
Assuming No Redemptions:  This presentation assumes that no existing holder of Riverview Class A Shares exercises their redemption rights with respect to their Riverview Class A Shares upon consummation of the Business Combination.

•
Assuming 50% Redemptions:  This presentation assumes that 12,500,000 Riverview Class A Shares (or 50% of Riverview’s outstanding Class A Shares, excluding any Riverview Class A Shares issued in the PIPE Financing or from conversion of Riverview Class B Shares), are redeemed for an aggregate payment of $125.0 million, based on an estimated per share redemption price of $10.00.

•
Assuming Maximum Redemptions:  This presentation assumes that 25,000,000 Riverview Class A Shares (or 100% of Riverview’s outstanding Class A Shares, excluding any Riverview Class A Shares issued in the PIPE Financing or from conversion of Riverview Class B Shares) are redeemed for an aggregate payment of $250.0 million, based on an estimated per share redemption price of $10.00. These shares represent the maximum number of Riverview Class A shares that can be redeemed, while still satisfying the Available Cash condition.

	Historical		Pro Forma Combined
(in thousands, except per unit or share amounts)	Westrock	Riverview	No Redemptions Scenario	50% Redemptions Scenario	Maximum Redemptions Scenario
Statement of Operations Data – For the Year Ended December 31, 2021
Revenue, net	$698,144	$—	$698,144	$698,144	$698,144
Total operating expenses	137,584	885	138,469	138,469	138,469
Income (loss) from operations	7,839	(885)	6,954	6,954	6,954
Net (loss) income attributable to Westrock or Riverview	(21,947)	5,667	1,686	1,686	1,686
Diluted net (loss) earnings per unit or share	(0.14)	0.32	0.01	0.02	0.02

	Historical		Pro Forma Combined
(in thousands)	Westrock	Riverview	No Redemptions Scenario	50% Redemptions Scenario	Maximum Redemptions Scenario
Balance Sheet Data – As of December 31, 2021
Total current assets	$238,006	$1,474	$542,245	$417,245	$292,245
Total assets	593,020	251,708	897,457	772,457	647,457
Total current liabilities	168,240	645	166,116	166,116	166,116
Total liabilities	487,147	19,958	344,763	344,763	344,763
Westrock redeemable common equivalent preferred units	281,871	—	—	—	—
Riverview Class A Shares subject to possible redemption	—	250,000	—	—	—
Westrock Series A Preferred Shares(1)	—	—	281,871	281,871	281,871
Total unitholders’ or shareholders’ (deficit) equity	(175,998)	(18,250)	270,823	145,823	20,823

(1)
Assumes all Westrock Preferred Units are converted into Westrock Series A Preferred Shares.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE FINANCIAL INFORMATION
The following table sets forth:
•
historical per share information of Westrock for the year ended December 31, 2021;

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historical per share information of Riverview for the period from February 4, 2021 (inception) through December 31, 2021; and

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unaudited pro forma per share information of the combined company for the year ended December 31, 2021 after giving effect to the Business Combination and PIPE Financing, assuming three redemption scenarios as follows:

•
Assuming No Redemptions:   This presentation assumes that no existing holder of Riverview Class A Shares exercises their redemption rights with respect to their Riverview Class A Shares upon consummation of the Business Combination.

•
Assuming 50% Redemptions:   This presentation assumes that 12,500,000 Riverview Class A Shares (or 50% of Riverview’s outstanding Class A Shares, excluding any Riverview Class A Shares issued in the PIPE Financing or from conversion of Riverview Class B Shares), are redeemed for an aggregate payment of $125.0 million, based on an estimated per share redemption price of $10.00.

•
Assuming Maximum Redemptions:   This presentation assumes that 25,000,000 Riverview Class A Shares (or 100% of Riverview’s outstanding Class A Shares, excluding any Riverview Class A Shares issued in the PIPE Financing or from conversion of Riverview Class B Shares) are redeemed for an aggregate payment of $250.0 million, based on an estimated per share redemption price of $10.00. These shares represent the maximum number of Riverview Class A shares that can be redeemed, while still satisfying the Available Cash condition.

The pro forma book value information reflects the Business Combination as if it had occurred on December 31, 2021. Net (loss) earnings per unit or share information reflects the Business Combination as if it had occurred on January 1, 2021.
This information is only a summary and should be read together with the selected historical financial information summary included elsewhere in this proxy statement, and the historical financial statements of Westrock and Riverview and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of Westrock and Riverview is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.
The unaudited pro forma combined net earnings per share information below does not purport to represent the net earnings per share which would have occurred had the companies been combined during the periods presented, nor net earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Westrock and Riverview would have been had the companies been combined during the periods presented.

	Historical		Pro Forma Combined
	Westrock	Riverview	No Redemptions Scenario	50% Redemptions Scenario	Maximum Redemptions Scenario
As of and for the Year Ended December 31, 2021
Book value per unit or share – Diluted(1)	$(0.54)	$(1.60)	$2.35	$1.42	$0.23
Net (loss) earnings per unit or share – Diluted(2)	$(0.14)	$0.50	$0.01	$0.02	$0.02

(1)
Book value per unit or share is calculated as total unitholders’ or shareholders’ (deficit) equity divided by total number of outstanding units or shares classified in permanent equity, as applicable.

(2)
Historical net earnings per share for Riverview is based on the period from February 4, 2021 (inception) through December 31, 2021.

TICKER SYMBOL AND DIVIDEND INFORMATION
Riverview
Riverview Units, Riverview Class A Shares and Riverview Public Warrants are currently listed on Nasdaq under the symbols “RVACU,” “RVAC” and “RVACW,” respectively. The Riverview Units will automatically separate into their component securities upon consummation of the Business Combination and, as a result, will no longer trade as an independent security. Upon the Closing, Westrock Common Shares and Westrock Public Warrants will be listed on Nasdaq under the symbols “WEST” and “WESTW,” respectively.
Holders
As of [           ], there were [      ] holders of record of Riverview Units, [      ] holders of record of Riverview Class A Shares, [      ] holders of record of Riverview Class B Shares and [      ] holders of record of Riverview Public Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Riverview Units, Riverview Class A Shares and Riverview Public Warrants are held of record by banks, brokers and other financial institutions.
Dividend Policy
Riverview has not paid any cash dividends on the Riverview Class A Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon Westrock’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to a Business Combination will be within the discretion of the Board at such time.
Westrock
Historical market price information for Westrock Common Shares is not provided because there is no public market for Westrock Common Shares. See the section titled “Westrock Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

RISK FACTORS
You should carefully consider all the following risk factors, together with all of the other information in this proxy statement/prospectus, including the financial statements and other financial information included herein, before deciding how to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus.
Investing in the Westrock Common Shares involves a high degree of risk. You should consider carefully the following risks, together with all the other information in this proxy statement/prospectus, including the combined and consolidated financial statements and notes thereto, before you invest in the Westrock Common Shares. The value of your investment following the completion of the Business Combination will be subject to significant risks affecting, among other things, Westrock’s business, financial condition, results of operations and prospects. If any of the following risks actually materializes following the Business Combination, Westrock’s operating results, financial condition and liquidity could be materially adversely affected. As a result, the trading price of the Westrock Common Shares could decline, and you could lose part or all of your investment.
Risks Related to Westrock’s Business and Industry
We have incurred net losses in the past, may incur net losses in the future, and may not achieve or maintain profitability in the future.
In the years ended December 31, 2021 and 2020, we incurred net losses of $21.3 million and $128.9 million, respectively. You should not rely on the revenue growth of any prior quarterly or annual period as an indication of our future performance. These losses could continue for the next several years as we expand our product offering and continue to scale our commercial operations. Even if we are able to increase sales of our products, there can be no assurance that we will ever be profitable.
We may incur significant net losses for the foreseeable future as we:
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continue to hire additional personnel to improve the operations of our business;

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increase our sales and marketing functions, including expansion of our manufacturing and distribution capabilities;

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hire additional personnel to support compliance requirements in connection with being a public company; and

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expand operations and manufacturing.

If our products do not achieve sufficient market acceptance, our revenue growth rate may be slower than we expect, we may not be able to increase revenue enough to offset the increase in operating expenses resulting from investments, and we will not become profitable. There can be no assurance that we will ever achieve or sustain profitability.
A resurgence of the novel coronavirus, or COVID-19, and emergence of new variants of the virus could materially adversely affect our financial condition and results of operations.
In fiscal years 2020 and 2021, the COVID-19 pandemic had a material impact on our financial condition and results of operations. The measures taken around the country to contain the spread of the virus adversely affected our business and those of our customers. The outbreak led to the implementation of restrictive measures by federal, state and local government authorities in an effort to contain COVID-19. These measures included travel bans and restrictions, quarantines, shelter-in-place orders, and shutdowns and constrained our workforce and operations, the operations of our customers, and those of our respective vendors and suppliers. A substantial portion of the restrictions have eased in many places; however, resurgences of COVID-19 or new variants or sub variants of the virus (some of which may be more transmissible, such as the Delta and Omicron variant) may result in the reinstitution of certain of the restrictions and increased economic uncertainty, which could have a material adverse effect on our financial condition and results of operations.
The effects of the COVID-19 pandemic that we have experienced and may experience in case of resurgence, including the emergence of additional variants, include but are not limited to:

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disruption to our green coffee supplier partners and vendors, including through facility closures, reduced operating hours, labor shortages, and modified operating procedures;

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transportation and supply chain disruptions, including ocean freight and trucking shortages, which may result in delays of raw materials and adversely affect our ability to timely deliver coffee to our customers;

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disruption to our own distribution and general office facilities and operations, including through facility closures, reduced operating hours, labor shortages, and modified operating procedures;

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closure or reduced operations of restaurants, convenience stores, and reductions in consumer traffic, which may adversely affect demand for our coffee through retail channels;

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low economic performance by customers, which may result in reduction or cancellation of future orders; and

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reductions in consumer spending due to macroeconomic conditions caused by the COVID-19 pandemic, including decreased disposable income and increased unemployment, which may result in decreased sales across all of our channels.

Our success in navigating these challenges will depend on our ability and effectiveness in identifying and addressing our customers’ future needs in light of the development of COVID-19, its variants and responsive measures. Although we have already experienced some negative effects of COVID-19, it is difficult to predict the extent and timing of the impact that a resurgence could have on our customer base.
The degree to which the COVID-19 pandemic or the appearance of new and more contagious and/or lethal variants, may impact our results will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including, but not limited to, the duration and spread of any outbreak, the actions to contain or treat the effects of the virus, the degree to which normal economic and operating conditions are able to resume and our effectiveness in serving our customer base and acquiring new customers.
While we have developed and continue to develop plans to help mitigate the potential negative impact of the COVID-19 pandemic, these efforts may not be effective, and any protracted economic downturn will likely limit the effectiveness of our efforts. Accordingly, it is not possible for us to predict the duration and extent to which this will affect our business at this time.
Any failure to retain key personnel or recruit qualified personnel could adversely impact our financial condition, results of operations and cash flow.
Our success depends on the contributions of key personnel and a consistent workforce, including production workers, support staff and executive team members. The competition for talent in the markets in which we compete is extremely high and candidates’ preferences and expectations are evolving. We must continue to recruit, retain, motivate and develop management and other employees sufficiently to maintain our current business and support our projected growth and strategic initiatives. This may require that we adapt to evolving labor conditions and make significant investments in our employees, including through coaching, training or other professional development activities. Activities related to identifying, recruiting, hiring and integrating qualified individuals require significant time and attention. We may also need to invest significant amounts of cash and equity to attract talented new employees, the returns on which we may never fully realize. In this competitive environment, our business could be adversely affected by increased labor costs, including wages and benefits, cost increases triggered by compensation-related regulatory actions concerning wages, worktime scheduling and benefits; increased healthcare and workers’ compensation insurance costs; increased wages and costs of other benefits necessary to attract and retain high quality employees with the appropriate skill sets and increased wages, benefits and costs related to the COVID-19 pandemic and its resurgence. In addition, our wages and benefits programs, combined with the challenging conditions due to the COVID-19 pandemic, may be insufficient to attract and retain talented employees.
Our ability to achieve certain strategic objectives may be adversely affected if we are unable to successfully retain our talented employees, which may impact our financial condition and operating results. For example, our founder, Mr. Scott T. Ford, is an important leader for the business and any loss of service resulting from his absence would disrupt our business and likely adversely impact our operating performance. Further, any unplanned turnover or failure to develop or implement an adequate succession plan for our senior management and other key employees, could deplete our institutional knowledge, erode our competitive advantage, and negatively affect our business, financial condition and operating results. We do not maintain key person life insurance policies on any of our executive officers.
On November 5, 2021, the United States Department of Labor’s Occupational Safety and Health Administration, or OSHA, issued an emergency temporary standard titled “COVID-19 Vaccination and Testing; Emergency Temporary Standard” (the “ETS”) that mandates COVID-19 vaccinations or at least weekly COVID-19 testing for all U.S. employers with 100 or more employees, effective beginning January 4, 2022 until a permanent rule is issued. Following the U.S. Supreme Court’s January 13, 2022 decision to stay the ETS, OHSA withdrew ETS effective January 26, 2022. Although OSHA is withdrawing the vaccination and testing ETS as an enforceable emergency temporary standard, the agency is not withdrawing the ETS as a proposed rule. OSHA is prioritizing its resources to focus on finalizing a permanent COVID-19 healthcare standard. If the agency is ultimately able to enforce such a mandate or a similar mandate is imposed by a state authority or another federal agency, we may experience constraints on our workforce, and the workforce of our supply chain, including employee attrition and difficulty securing future labor needs, which could materially and adversely affect our revenues, costs, and operating results. Additional vaccine and testing mandates may be announced in jurisdictions where we do business, and actions by certain states could conflict with OSHA’s mandate if and once OSHA is able to enforce it or any similar federal mandate, the impacts of which remain uncertain.
Increases in the cost of green coffee may not be able to be passed-through to customers, which could adversely impact our gross margins and profitability.
Our primary raw material green coffee is an exchange-traded agricultural commodity that is subject to price fluctuations, depending on a variety of factors, including outside speculative influences such as indexed and algorithmic commodity funds, climate patterns in coffee-producing countries, economic and political conditions affecting coffee-producing countries such as unrest and armed conflict, foreign currency fluctuations, real or perceived supply shortages, crop disease (such as coffee rust) and pests, general increase in farm inputs and costs of production, an increase in green coffee purchased and sold on a negotiated basis rather than directly on commodity markets in response to higher production costs relative to “C” market prices, acts of terrorism, pandemics or other disease outbreaks (including the COVID-19 pandemic), government actions and trade barriers or tariffs, and the actions of producer organizations that have historically attempted to influence green coffee prices through agreements establishing export quotas or by otherwise limiting coffee supplies. Additionally, specialty green coffees tend to trade on a negotiated basis at a premium above the “C” market price. Such premium, depending on the supply and demand at the time of purchase, may be significant.
Depending on contractual limitations, we may be unable to pass these costs on to our customers by increasing the price of products. If we are unable to increase prices sufficiently to offset increased input costs, or if our sales volume decreases as a result of price increases, our operating results and financial condition may be adversely affected. Additionally, if we are unable to purchase sufficient quantities of green coffee due to any of the factors described herein or a worldwide or regional shortage, we may not be able to fulfill the demand for our products, which could have an adverse impact on our business and financial results.
We have historically utilized, and expect to continue to utilize, various types of derivative instruments, including forward contracts, futures contracts, and option contracts to hedge our exposure to the commodities price variability of green coffee. Our hedging strategy is an important part of our business model as it allows us to fix raw materials costs for inventory needed to grow our business, while minimizing the margin volatility associated with fluctuations in the prices of green coffee. As part of that strategy, we track the spread between sales price and material costs as a means of determining the efficiency of our pricing strategy. While our derivatives strategy may mitigate the impacts of volatile green coffee prices, no strategy can eliminate all pricing risks, and we generally remain exposed to supply risk in the event of nonperformance by the counterparties in any one of our physical contracts. Failure to properly execute an effective hedging strategy with respect to the price of green coffee may materially adversely affect our business and operating results.

Recently, there has been heightened volatility in the “C” market price that has driven prices, at times, to five-year highs. This volatility has been driven by uncertainty over several factors, including the impact of weather patterns in coffee producing regions, global supply chain constraints and shipping shortages, and speculative trading. Specifically, severe frosts and drought in Brazil threaten to negatively impact crop yields for multiple harvests, which could reduce supply and increase costs. As noted above, while certain derivative instruments allow us to hedge the “C” market price volatility for a portion of our green coffee supply, our hedging strategy cannot completely mitigate our exposure to the “C” market price risk.
Fluctuations in other commodity prices and in the availability of certain of our ingredients and packaging materials could negatively affect our margins and profitability.
In addition to green coffee, our other commodity inputs are also exposed to the risk of cost fluctuations. These inputs include tea, spices, and the materials used in our packaging, such as carton board and plastic. Although these commodities are available from a number of sources, we have very little control over the factors that can influence the prices we pay, including economic and political conditions, foreign currency fluctuations, transportation and storage costs, export restrictions, weather conditions and global climate patterns, and natural disasters (including floods, droughts, frosts, earthquakes and hurricanes). Changes in the prices we pay may take place on a monthly, quarterly or annual basis depending on the product and supplier. We do not purchase any derivative instruments to hedge cost fluctuations in these other commodities like we do with respect to green coffee. As a result, to the extent we are unable to pass along such costs through price increases, our margins and profitability will decrease. High and volatile commodity prices can also place more pressures on short-term working capital funding. Additionally, if as a result of these factors, we are unable to obtain these commodities, we may not be able to fulfill the demand for our products, which could have an adverse impact on our business and financial results.
We do not currently have written contracts with certain of our co-manufacturers. The loss of these co-manufacturers or the inability of these co-manufacturers to fulfill our orders would adversely affect our ability to make timely deliveries of our products and would have a material adverse effect on our business.
A portion of our revenue is derived from products manufactured at manufacturing facilities owned and operated by our co-manufacturers. We do not currently have written manufacturing contracts with certain of our co-manufacturers. In the absence of a written contract, any of such co-manufacturers could seek to alter or terminate its relationship with us at any time, leaving us with periods during which we have limited or no ability to manufacture our products. If we need to replace a co-manufacturer, there can be no assurance that additional capacity will be available when required on acceptable terms, or at all.
An interruption in, or the loss of operations at, one or more of our co-manufacturing facilities, which may be caused by work stoppages, disease outbreaks or pandemics, acts of war, terrorism, fire, earthquakes, flooding or other natural disasters at one or more of these facilities, could delay, postpone or reduce production of some of our products, which could have a material adverse effect on our business, results of operations and financial condition until such time as such interruption is resolved or an alternate source of production is secured.
We believe there are a limited number of competent, high-quality co-manufacturers in the industry that meet our strict quality and control standards, and as we seek to obtain additional or alternative co-manufacturing arrangements in the future, there can be no assurance that we would be able to do so on satisfactory terms, in a timely manner, or at all. Therefore, the loss of one or more co-manufacturers, any disruption or delay at a co-manufacturer or any failure to identify and engage co-manufacturers for new products and product extensions could delay, postpone or reduce production of our products, which could have a material adverse effect on our business, results of operations and financial condition.
We are subject to risks associated with operating a coffee trading business and a coffee exporting business, including those associated with the availability and prices of green coffee.
We own a coffee trading business headquartered in the United Kingdom, Falcon Coffees Limited, or Falcon, which operates as a separate subsidiary, and we maintain a coffee exporting business in Peru. We also own a coffee exporting business headquartered in Rwanda, Rwanda Trading Company SA, or “RTC”, which is operated as a separate subsidiary. As a purchaser and reseller of coffee, Falcon engages in commodity hedging and is reliant on third-party logistics suppliers to fulfill its commitments. Disruptions in Falcon’s supply chain could result in the failure to deliver on commitments, which could adversely impact Falcon’s business, cash flows and financial performance. Both RTC and Falcon rely on third party financing sources to purchase coffee for resale, and in each case, the failure to maintain an adequate source of working capital would have a material adverse impact on their respective businesses, cash flows and financial performance. The availability and prices of green coffee are subject to wide fluctuations, including impacts from factors outside of our control such as changes in weather conditions, climate change, rising sea levels, crop disease, plantings, government programs and policies, competition, and changes in global demand. These price fluctuations can adversely affect the business of each of Falcon and RTC.
We are exposed to risks associated with the interruption of supply and increased costs as a result of our reliance on third-party transportation carriers for shipment of our products.
Our ability to maintain our high-quality coffee product offering depends in part on our ability to acquire ingredients that meet our specifications from reliable suppliers. To date, notwithstanding the current supply chain disruptions which we believe have contributed to increased costs, deliveries have been consistent and not a source of material disruption to our business. However, shortages or interruptions in the supply of ingredients caused by unanticipated demand, problems in production or distribution, coffee bean contamination, inclement weather or other conditions could adversely affect the availability and quality of our ingredients in the future, which could harm our business, financial condition or results of operations. If any of our distributors or suppliers performs inadequately, or our distribution or supply relationships are materially disrupted for any reason, our business, financial condition or results of operations could be adversely affected. If we cannot replace or engage distributors or suppliers who meet our specifications in a short period of time, that could increase our expenses and cause coffee shortages, which could cause a customer to purchase less of our coffee products. If that were to happen, affected customers could experience significant reductions in sales during the shortage or thereafter, if coffee drinkers change their habits as a result. This reduction in sales could materially adversely affect our business, financial condition or results of operations.
In addition, our approach to competing in the beverage industry depends in large part on our continued ability to provide coffee products that are sustainably sourced. As we increase our use of these ingredients, the ability of our suppliers to expand output or otherwise increase their supplies to meet our needs may be constrained. We could face difficulties to obtain a sufficient and consistent supply of these ingredients on a cost-effective basis.
Further consolidation among our customers or the loss of any key customer could negatively affect our sales, profitability and future growth.
We have a number of large national account customers and the loss of or reduction in sales to one or more of them would likely have a material adverse effect on our operating results. During 2021, our top five customers accounted for approximately 35% of our net sales. To the extent that we do not have written contracts with customers, they can stop purchasing our products at any time without penalty and are free to purchase products from our competitors. There can be no assurance that our customers will continue to purchase our products in the same mix or quantities or on the same terms as they have in the past. Our customers may also take actions that we cannot control or anticipate, such as changing their business strategy or introducing products that may compete with ours.
Additionally, industry consolidation has generally led to our customers becoming larger and more sophisticated buyers of our products, leveraging their buying power and negotiating strength to improve their profitability through more favorable contractual terms. To the extent we provide contractual concessions such as lower prices or more favorable trade terms, our margins would be reduced. Over time, our inability to extend such concessions may negatively impact our sales revenue. Our customers may also face financial difficulties, bankruptcy or other business disruptions that may affect their ability to pay for our products, which could adversely affect our sales and profitability.
Our revenue and profits depend on the level of customer spending for discretionary items, which is sensitive to general economic conditions and other factors.
Our products are discretionary items for end-use customers. Therefore, the success of our business depends significantly on economic factors and trends in consumer spending. There are a number of factors that influence consumer spending, including actual and perceived economic conditions, consumer confidence, disposable consumer income, consumer credit availability, unemployment, and tax rates in the markets where our products are sold to end-use customers. Consumers also have discretion as to where to spend their disposable income and may choose to purchase other items. As global economic conditions continue to be volatile, and economic uncertainty remains, trends in consumer discretionary spending also remain unpredictable and subject to declines. Any of these factors could harm discretionary consumer spending, resulting in a reduction in demand for our products, decreased prices, increased costs to make sales, and harm to our business and results of operations.
If we are unable to anticipate customer preferences and successfully develop new products, or if we fail to effectively manage the introduction of new products, our business will suffer.
Our business depends on our ability to satisfy our customers with our beverage products. In order for us to maintain or improve Westrock’s operating results and grow its revenue, it is important that our customers continue purchasing our products. Our customers generally have no obligation to continue or otherwise extend their purchasing, and there can be no assurance that our customers will continue or otherwise extend their purchasing for similar periods or for the same amount of our products.
The rate at which we retain our customers may decline or fluctuate as a result of a number of factors, including our end-use customers’ changing preferences, the shift among Millennial coffee drinkers from hot brew towards cold brew and extracts (or any reversion thereof), satisfaction with our products and their prices, the prices of competing products, mergers and acquisitions affecting our direct customers, the effects of global economic conditions, and reductions in customers’ spending levels. If our customers do not continue purchasing our products, our revenues would decline, and we may not realize improved operating results from our customer base.
Our accounts receivable represents a significant portion of our current assets and a substantial portion of our trade accounts receivables relate principally to a limited number of customers, increasing our exposure to bad debts and counterparty risk, which could potentially have a material adverse result on our results of operations.
A significant portion of our trade accounts receivable are from five customers, which represented approximately 35% of our trade accounts receivable for the year ended December 31, 2021. The concentration of our accounts receivable across a limited number of parties subjects us to individual counterparty and credit risk as these parties may breach our agreement, claim that we have breached the agreement, become insolvent and/or declare bankruptcy, thereby delaying or reducing our collection of receivables or rendering collection impossible altogether. Certain of such parties use third-party distributors or do business through a network of affiliate entities which can make collection efforts more challenging and, at times collections may be economically unfeasible. Adverse changes in general economic conditions and/or contraction in global credit markets could lead to liquidity problems among our debtors. This could increase our exposure to losses from bad debts and have a materially adverse effect on our business, financial condition and results of operations.
Our estimated addressable market is subject to inherent challenges and uncertainties. If we have overestimated the size of our addressable market, our future growth opportunities may be limited.
Our total addressable market in the United States is calculated based on an estimated percentage of households that purchase coffee products at least once per year, which we generally estimate based on internal and third-party market research, historical surveys and interviews with market participants. As a result, our addressable market is subject to significant uncertainty and is based on assumptions that may not prove to be accurate. Our estimates are based, in part, on third-party reports and are subject to significant assumptions and estimates. These estimates, as well as the estimates and forecasts in this proxy statement/prospectus relating to the size and expected growth of the markets in which we operate, and our penetration of those markets, may change or prove to be inaccurate. While we believe that the information on which we base our addressable market estimates is generally reliable, such information is inherently imprecise. In addition, our expectations, assumptions and estimates of future opportunities are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described herein. If third-party or internally generated data prove to be inaccurate or we make errors in our assumptions based on that data, our future growth opportunities may be affected. If our addressable market, or the size of any of the various ancillary markets in which we operate, proves to be inaccurate, our future growth opportunities may be limited, and there could be a material adverse effect on our business, financial condition and results of operations.
Our growth depends, in part, on our continued penetration and expansion into additional markets, and we may not be successful in doing so.
We believe that our future growth depends not only on serving existing customers, but also on continuing to get new customers and expanding our distribution base in the United States and internationally. In new geographic markets, we may face challenges that are different from those we currently encounter, including competitive, merchandising, distribution, hiring, legal and regulatory, and other difficulties. Although we continue to evaluate sales and marketing efforts and other strategies to expand our supplier, customer and distribution bases, there is no assurance that we will be successful. If we are not successful, this could have a material adverse effect on our business, financial condition and results of operations.
We are subject to U.S. and international laws and regulations that could adversely affect our business, including anti-corruption laws and trade controls laws, and noncompliance with such laws could subject us to criminal or civil liability.
We are subject to various federal, state, local and foreign laws, that affect how we conduct our business, including the manufacturing, safety, sourcing, labeling, storing, transportation, marketing, advertising, distribution and sale of our products, our relations with distributors and retailers, and our employment, environmental, privacy, health and trade practices. These laws and regulations and interpretations thereof are subject to change as a result of political, economic or social events. Any new laws and regulations or changes in existing laws or their interpretations could result in increased compliance costs, capital expenditures, incremental investments and other financial obligations for us and our business partners, which could affect our profitability.
Additionally, our expanding international business will also expose us to additional regulatory regimes, which may be very different from the ones we are used to complying with domestically, and these foreign laws may occasionally conflict with domestic laws. Aside from the regulatory risks of doing business in foreign countries, our business in these countries is also subject to certain U.S. laws, regulations and policies, including the U.S. Foreign Corrupt Practices Act, or “FCPA,” as well as trade control laws such as economic sanctions, customs and import laws, and export control laws and regulations. The FCPA generally prohibits companies from making direct or indirect improper payments to non-U.S. government officials for the purpose of obtaining or retaining business or obtaining an improper business advantage. Both the SEC and U.S. Department of Justice have aggressively enforced the FCPA in recent years. Our operations in foreign countries may place us in contact with persons who may be considered “foreign officials” under the FCPA, resulting in greater risk of potential violations of the FCPA (or other applicable public corruption regimes). We also have activities in jurisdictions that are perceived to present heightened risks of public corruption. The FCPA also requires that we keep accurate books and records and maintain a system of adequate internal controls. In addition to the FCPA’s prohibitions on public corruption, the UK Bribery Act 2010, the Malaysian Anti-Corruption Commission Act 2009, and other anti-corruption laws that could apply to our international activities also prohibit commercial bribery and requesting or accepting bribes. U.S. trade control laws prohibit certain transactions and dealings involving sanctioned countries, governments, persons, without a license or other appropriate authorization. As we increase our international sales and business, our risks of non-compliance with the FCPA and U.S. trade control laws may increase. Although we have implemented policies and procedures designed to ensure that we, our employees and our intermediaries comply with the FCPA, other applicable anti-corruption or anti-bribery laws, and applicable trade control laws, there is no assurance that such policies or procedures will prevent illegal acts by our employees or intermediaries, or protect us against liability under the FCPA, other anti-corruption regimes, or trade sanctions laws.
Our business must also be conducted in compliance with applicable economic and trade sanctions laws and regulations, such as those administered and enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce, the United

Nations Security Council and other relevant sanctions authorities. Our global operations expose us to the risk of violating, or being accused of violating, economic and trade sanctions laws and regulations. Despite our compliance efforts and activities, we cannot assure compliance by our employees or representatives for which we may be held responsible, and any such violation could materially adversely affect our reputation, business, financial condition and results of operations.
Changes in international tax treaties or international trade policy, or the imposition of increased or new tariffs, quotas or trade barriers on key commodities, could also adversely affect our business.
Violations of these laws or regulations could have a material adverse effect on us, by imposing substantial financial penalties or significant operational limitations, diverting management’s attention and resources and incurring significant defense costs and other professional fees. Investigations of potential violations of these laws by local, state, federal or foreign authorities could also harm our reputation and have an adverse impact on our business, financial condition and results of operations.
We have in the past and may in the future acquire companies, which can divert our management’s attention and we may also be unable to integrate such businesses or identify and achieve their projected benefits.
Our future success will depend, in part, on our ability to grow in the face of changing customer demands and competition. A core part of our strategy is to grow through acquisitions. We successfully completed the acquisition of S&D Coffee & Tea in February 2020, and we expect to pursue additional acquisitions. However, we may be unable to identify and consummate additional acquisitions, and we may incur significant transaction costs for acquisitions that we do not complete. Furthermore, the identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not complete acquisitions on favorable terms, if at all. Such acquisitions may disrupt our ongoing business operations, divert management from their primary responsibilities, increase our expenses and subject us to increased regulatory requirements. Risks we face in connection with acquisitions include:
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incurrence of charges or assumption of debt or other liabilities that could result in adverse tax consequences that negatively affect our operating results;

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difficulties or unforeseen expenditures while integrating the business, products, and personnel of the acquired company;

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failure to realize anticipated synergies;

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disruption to our ongoing business through the diversion of resources or increased expenses;

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reduced cash liquidity in the business; and

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the dilution of then-existing stockholder and reduced earnings per share as a result of any issuance of equity securities.

In addition to the above risks, we may not successfully integrate and manage businesses that we acquire or fully achieve anticipated cost savings and synergies from acquisitions in the timeframe we anticipate or at all and projections of the anticipated benefits of any acquisition can be negatively affected by intervening events beyond our control. Projected growth opportunities could also require a greater-than-anticipated amount of trade and promotional spending. There can be no assurance that we will successfully or efficiently integrate any businesses that we may acquire in the future, and the failure to do so could have a material adverse effect on our business, financial condition and operating results.
If we continue to grow rapidly, we may not be able to effectively manage the growth and increased complexity of our business and, as a result, our business, financial condition and operating results could suffer.
Our rapid growth has placed, and may continue to place, significant demands on our organizational, administrative and operational infrastructure, including manufacturing operations, supply chain, quality control, regulatory support, customer service, sales force management and general and financial administration. Further, we have a limited history of operating our legacy business and the acquired S&D Coffee & Tea business as a combined company. As we continue to grow and potentially acquire other businesses, we will need to continue building our operational, financial and management controls as well as our reporting systems and procedures. Managing our planned growth effectively may require us to:

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enhance our facilities and purchase additional equipment at our facilities;

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upgrade or enhance our information technology systems;

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expand our inventory and packaging throughput; and

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successfully hire, train and motivate additional employees.

If our operations continue to grow rapidly, we may experience challenges in obtaining sufficient raw materials and manufacturing capacity to produce the products we sell, along with delays in production and shipments. We could also be required to continue to expand our sales and marketing, product development, and distribution capabilities or further expand our workforce. Any such expansion could strain our resources, expose us to new legal risks in new jurisdictions, and cause operating difficulties. If we are unable to manage our growth and increased complexity effectively, we may be unable to execute our business plan, which could lead to a material adverse effect on our business, financial condition and operating results.
Fluctuations in our operating results adversely affect our financial condition and cash flow, and may make it difficult to project future results and meet the earnings expectations of securities analysts or investors.
Our rapid growth makes it difficult for us to forecast our future operating results, which have fluctuated in the past and are expected to fluctuate in the future due to a variety of factors, many of which are beyond our control. In addition to the other risks described herein, such factors include changes in accounting principles, fluctuations in the selling prices of our products, research reports and changes in financial estimates by analysts about us, our competitors or our industry, strategic decisions by us or our competitors, such as acquisitions, capital investments or changes in business strategy, the depth and liquidity of the market for Westrock Common Shares, activism by any large stockholder or group of stockholders, speculation by the investment community regarding our business, actual or anticipated growth rates relative to our competitors, terrorist acts, natural disasters, pandemics (including COVID-19), perceptions of the investment opportunity associated with Westrock Common Shares relative to other investment alternatives, competition, changes in consumer preferences and market trends (including, for example, an acceleration in any shift from hot coffee to cold brews and extracts), seasonality, our ability to retain and attract customers, our ability to manage inventory and fulfillment operations and maintain gross margin. The effects of any of these and other factors could, either individually or in the aggregate, negatively impact our operating results and cause the market price of Westrock Common Shares to decline.
In addition, the stock markets are prone to price and volume volatility that affect the market price of equity securities. Accordingly, we believe that period-to-period comparisons of our operating results are not necessarily meaningful, and such comparisons should not be relied upon as indicators of future performance.
The industry for coffee and liquid extract consumables is highly competitive, resulting in a high degree of competitive pressure on our products. Our inability to maintain or grow market share through continued differentiation of our products and competitive pricing could adversely affect our financial condition, operating results and cash flow.
Our industry is highly competitive, including with respect to price, product quality and sourcing techniques, and competition could become increasingly intense due to the relatively low barriers to entry and industry consolidation. We face competition from many sources that vary in size and sophistication, including institutional foodservice divisions of multinational manufacturers of retail products, wholesale foodservice distributors, regional and national coffee roasters, specialty coffee suppliers, and retail brand beverage manufacturers, many of which have greater financial and other resources than we do and may have lower fixed costs and/or are substantially less leveraged than our company.
Competitive pressures can, among other things, restrict our ability to increase prices and maintain price increases in response to commodity and other cost increases. Our inability to effectively assess, timely adapt and properly set pricing may negatively affect our ability to achieve the objectives of such price increases.
We consider our roasting and blending methods essential to the flavor and richness of our coffees. Because our roasting methods cannot be patented, we would be unable to prevent competitors from copying these methods if such methods became known. In addition, competitors may be able to develop roasting or blending methods that are more advanced than our production methods, which may also harm our competitive position.
Increased competition in coffee or other beverage channels may adversely affect sales of our products. If we do not succeed in differentiating ourselves through our product offerings or if we are not effective in setting proper pricing, then our competitive position may be weakened, we could fail to retain our existing customer base, and our sales and profitability may decline. Our inability to secure an adequate supply of key raw materials, including green coffee and tea, or disruption in our supply chain, could result in increased costs and adversely affect our business.
Our business depends on our relations with key suppliers to maintain a steady supply of green coffee and tea. If any of these supply relationships deteriorate or we are unable to renegotiate contracts with suppliers (with similar or more favorable terms) or find alternative sources for supply, we may be unable to procure a sufficient quantity of high-quality coffee beans, tea and other raw materials at prices acceptable to us or at all which could negatively affect our results of operations. Further, nonperformance by suppliers could expose us to supply risk under coffee purchase commitments for delivery in the future. Additionally, supply is affected by many factors in the coffee-growing countries including weather, pest damage, economic conditions, acts of terrorism, as well as efforts by coffee growers to expand or form cartels or associations. Our operations are also exposed to the political and social environment of the emerging and less developed markets from which we source coffee beans, including Africa, Indonesia, and Central and South America. These regions have the potential for civil and political unrest, and such instability could affect our ability to purchase coffee from those regions. If green coffee beans from a region become unavailable or prohibitively expensive, we could be forced to use alternative coffee beans or discontinue certain blends, which could adversely impact our sales. Any material interruption in our supply chain, such as material interruption of roasted coffee supply due to the casualty loss at any of our roasting plants or suppliers, interruptions in service by our third-party logistic service providers or common carriers that ship goods within our distribution channels, trade restrictions, such as increased tariffs or quotas, embargoes or customs restrictions, pandemics, social or labor unrest, natural disasters or political disputes and military conflicts that cause a material disruption in our supply chain could have a negative impact on our business and our profitability. Product shortages could result in disruptions in our ability to deliver products to our customers, a deterioration of our relationship with our customers, decreased revenues or an inability to expand our business.
Disruption in operations at any of our production and distribution facilities could affect our ability to manufacture or distribute products and could adversely affect our business and sales.
Our sales and distribution network requires a large investment to maintain and operate, and we rely on a limited number of production and distribution facilities. Our production capacity is currently concentrated in our Concord, North Carolina and North Little Rock, Arkansas facilities, and will soon be supplemented by our new production facility in Johor Bahru, Malaysia and our planned production expansion at our new Conway, Arkansas facility. If we were to experience a prolonged disruption in the operation of these facilities due to damage from fire, natural disaster, power loss, labor shortages, or a failure of production equipment or information technology systems supporting our production processes, we may not have sufficient capacity at our other facilities to meet our customers’ demands. If demand increases more than we forecast, we will need to either expand our capabilities internally or acquire additional capacity. Alternative facilities with sufficient capacity or capabilities may not be available, may cost substantially more than existing facilities or may take a significant time to start production, which would have an adverse impact on our financial condition, results of operations and cash flows.
We also rely on the timely and free flow of goods through open and operational ports from our suppliers and manufacturers. Labor disputes or disruptions at ports, our common carriers, or our suppliers or manufacturers could create significant risks for our business, particularly if these disputes result in work slowdowns, lockouts, strikes, or other disruptions during periods of significant importing or manufacturing, potentially resulting in delayed or canceled orders by customers, unanticipated inventory accumulation or shortages, and harm to our business, results of operations, and financial condition. In addition, we rely upon independent freight carriers for product shipments from our distribution centers to our customers. We may not be able to obtain sufficient freight capacity on a timely basis or at favorable shipping rates and, therefore, may not be able to receive products from suppliers or deliver products to customers in a timely and cost-effective manner.
In addition, we use a significant amount of electricity, gasoline, diesel and oil, natural gas and other energy sources to operate our production and distribution facilities. An increase in the price, disruption of supply or shortage of fuel and other energy sources that may be caused by increased demand or by events such as climate change, natural disasters, power outages, cyberattacks or the like, could lead to higher electricity, transportation and other commodity costs, which could negatively impact our profitability, financial condition or results of operations.
We may not complete the construction of our new production facility in Conway, Arkansas in time or at all and may incur additional expenses in the process, which could hamper our ability to satisfy demand and meet revenue targets.
In 2021, we purchased a 524,000 square foot manufacturing facility in Conway, Arkansas with the intent to build out the capacity and capabilities needed to meet our customer demand. The facility is currently in the engineering and design phase, and we are in active discussions with prospective customers related to price, terms, volume and commitments. If the completion of this facility is delayed or otherwise not completed, or if we incur additional expenses in the process of opening this facility, it might hamper our ability to satisfy customer demand and meet revenue targets, which could cause our profitability to suffer.
Quality control problems or food safety issues could adversely affect our sales and brand reputation, lead to product recalls or result in product liability claims.
Selling products for human consumption involves inherent legal risks. Our success depends on our ability to provide customers with high-quality products and service. Although we take measures to ensure that we sell only fresh products, we have no control over our products once they are purchased by our customers. Additionally, clean water is critical to the preparation of coffee, tea and other beverages, and we have no ability to ensure that our customers use a clean water supply to prepare these beverages. Instances or reports of food safety issues involving our products, whether or not accurate, such as unclean water supply, food or beverage-borne illnesses, tampering, contamination, mislabeling, or other food or beverage safety issues, including due to the failure of our third-party co-packers to maintain the quality of our products and to comply with our product specifications, could damage the value of our brands, negatively impact sales of our products, and potentially lead to product recalls, production interruptions, product liability claims, litigation or damages. A significant product liability claim against us, whether or not successful, or a widespread product recall, may reduce our sales and harm our business.
Climate change, severe weather patterns, and water scarcity could have a material adverse effect on our business and results of operations.
Increasing concentrations of carbon dioxide and other greenhouse gases in the atmosphere will continue to have an adverse effect on global temperatures, weather patterns, and the frequency and severity of extreme weather events and natural disasters. Coffee growing countries have been dramatically affected by these climate changes. The rainy and dry seasons are becoming unpredictable in their start and length, which is affecting the development of coffee cherries. These weather pattern changes, by reducing agricultural productivity in certain regions, may reduce the supply and quality of important agricultural ingredients for our products and drive up their costs, and this could have a material adverse effect on our business, financial condition, or results of operations. Water is used throughout the production of coffee from growing at the farm, cooling the beans after roasting, and brewing products for consumption. Scarcity of water sources in our supply chain could also constrain our supply and increase costs. In addition to these impacts, more frequently occurring or longer-duration extreme weather events or increased severity of such conditions could disrupt our supply chain, damage our production capabilities and reduce demand for our products. As a result, the changing global climate could adversely affect our long-term performance.
Our business may fluctuate as a result of seasonality.
The coffee and tea market is subject to some seasonal variations. Sales of hot coffee products are typically higher during the winter months compared to the summer months. Most of our customers define

“coffee season” as mid-September through April. Our quarterly operating results may fluctuate as a result of these seasonal trends. If we are unable to adjust our production to these seasonal variations, we may not be able to fulfill demand for our products or we may overproduce our products, either of which could adversely affect our performance.
Supply chain disruptions and cost increases related to inflation are having, and could continue to have, an adverse effect on our business, operating results and financial condition.
In 2021, we experienced inflationary cost increases in our underlying expenses, including commodity prices, transportation costs and labor. We have also been impacted by global supply chain disruption, which has increased lead times and freight costs. While we have taken steps to minimize the impact of these increased costs by working closely with our suppliers and customers, global supply chain disruption may deteriorate and inflationary pressures may increase further in 2022, which could adversely affect our business, financial condition, results of operations and cash flows.
Our business and the businesses of our suppliers are subject to macroeconomic conditions that, in the event of deterioration, could adversely affect our financial condition, operating results and cash flow.
Global economic forces and conditions beyond our control affect our business both directly and indirectly through the business of our suppliers. We depend on developing and maintaining close relationships with our suppliers to sell us quality products on favorable terms. These relationships can be harmed by macro-economic factors beyond our control, including a general decline in the economy and economic conditions, the ongoing war between Russian and Ukraine, and inflation in the costs for goods and services. These events could negatively influence our suppliers, making it more difficult for them to meet their delivery and product-quality obligations to us.
These financial and operational difficulties faced by both us and our suppliers could also increase the cost of the products we purchase, the timing of settlement for our obligations to the suppliers, or our ability to source products from them. We might not be able to pass on our increased costs to our customers and, to the extent these difficulties impact the timing of settlement for our obligation to the supplier, we may have a decrease in our cash flow from operations and may have to use our various financing arrangements for short-term liquidity needs.
Future litigation or disputes could lead us to incur significant liabilities or harm our reputation.
We have in the past and/or may in the future become subject to legal proceedings, disputes, claims, investigations, regulatory proceedings, or similar actions that arise in the ordinary course of business, such as claims brought by our customers in connection with commercial matters, or employment claims brought by our employees. Further, state or federal regulators could make inquiries and/or conduct investigations with respect to one or more of our products.
We may become a defendant in class action litigation, including litigation regarding employment practices, product labeling, public statements and disclosures under securities laws, antitrust, advertising, consumer protection and wage and hour laws. Plaintiffs in class action litigation may seek to recover amounts that are large and may be indeterminable for some period of time. We evaluate litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and estimate, if possible, the amount of potential losses. We will establish a reserve as appropriate based upon assessments and estimates in accordance with our accounting policies. We will base our assessments, estimates and disclosures on the information available to us at the time and rely on legal and management judgment. Actual outcomes or losses may differ materially from assessments and estimates.
Even if any such litigation or claims lack merit, the process of defending against these claims may result in substantial costs to the business and divert management’s attention and resources, which can harm our business, operating results and financial condition. Any adverse publicity resulting from allegations made in litigation claims or legal proceedings may also adversely affect our reputation, which in turn could adversely affect our operating results.

Our failure to comply with applicable transfer pricing and similar regulations may harm our business and financial results.
In many countries, including the United States, we are subject to transfer pricing and other tax regulations designed to ensure that appropriate levels of income are reported as earned and are taxed accordingly. Although we believe that we are in substantial compliance with all applicable regulations and restrictions, we are subject to the risk that governmental authorities could audit our transfer pricing and related practices and assert that additional taxes are owed. In the event that the audits or assessments are concluded adversely to our positions, we may be required to pay additional taxes, interest, and penalties and we may or may not be able to offset or mitigate the consolidated effect of foreign income tax assessments through the use of U.S. foreign tax credits. As a result, our operations may be negatively impacted, our effective tax rate may increase, and our cash flows may be materially adversely affected. Because the laws and regulations governing U.S. foreign tax credits are complex and subject to periodic legislative amendment, we cannot be sure that we will in fact be able to take advantage of any foreign tax credits in the future. We may not always be in compliance with all applicable tax laws, including transfer pricing laws, despite our efforts to be aware of and to comply with such laws. In such case, we may need to adjust our operating procedures and, as a result, our financial condition, results of operations, and cash flows could be materially adversely affected.
We are increasingly dependent on information technology and our ability to process data in order to operate and sell our products, and if we are unable to protect against software and hardware vulnerabilities, service interruptions, data corruption, cyber-based attacks, ransomware or security breaches, or if we fail to comply with our commitments and assurances regarding the privacy and security of such data, our operations could be disrupted, our ability to provide our products could be interrupted, our reputation may be harmed and we may be exposed to liability and loss of customers and business.
We rely on information technology networks and systems and data processing (some of which are managed by third-party service providers) to market, sell and deliver our products, to collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect, secure, dispose of and share personal information, confidential or proprietary information, financial information and other information, to manage a variety of business processes and activities, for financial reporting purposes, to operate our business, to process and fulfill orders, for legal and marketing purposes and to comply with regulatory, legal and tax requirements. These information technology networks and systems may be vulnerable to data security and privacy threats, cyber and otherwise. Moreover, the risk of unauthorized circumvention of our security measures or those of our third parties on whom we rely has been heightened by advances in computer and software capabilities and the increasing sophistication of hackers who employ complex techniques, including, without limitation, “phishing” or social engineering incidents, ransomware, extortion, account takeover attacks, denial or degradation of service attacks and malware. Further, breaches experienced by other companies may also be leveraged against us. For example, credential stuffing attacks are becoming increasingly common and sophisticated actors can mask their attacks, making them increasingly difficult to identify and prevent. We have technology security initiatives and disaster recovery plans in place to mitigate our risk to these vulnerabilities, but these measures may not be adequately designed or implemented to ensure that our operations are not disrupted or that data security breaches do not occur. If our information technology networks and systems or data processing suffers damage, security breaches, vulnerabilities, disruption or shutdown, and we do not effectively resolve the issues in a timely manner, they could cause a material adverse impact to our business, reputation and financial condition.
Hackers and data thieves are increasingly sophisticated and operate large-scale and complex automated attacks, which may remain undetected until after they occur. Despite our efforts to protect our information technology networks, systems and information, we may not be able to anticipate or to implement effective preventive and remedial measures against all data security and privacy threats. Our security measures may not be adequate to prevent or detect service interruption, system failure data loss or theft, or other material adverse consequences. No security solution, strategy or measures can address all possible security threats. Our applications, systems, networks, software and physical facilities could have material vulnerabilities, be breached or personal or confidential information could be otherwise compromised due to employee error or malfeasance, if, for example, third parties attempt to fraudulently induce our personnel or our customers to disclose information or user names and/or passwords, or otherwise compromise the security of our applications, systems, networks, software and/or physical facilities. We cannot be certain that we will be able to address any such vulnerabilities, in whole or part, and there may be delays in developing and deploying patches and other remedial measures to adequately address vulnerabilities, and taking such remedial steps could adversely impact or disrupt our operations. We expect similar issues to arise in the future as our products are more widely adopted, we continue to expand the features of existing products and introduce new products and we process, store, and transmit increasingly large amounts of personal and/or sensitive data.
An actual or perceived breach of our security systems or those of our third-party service providers may require notification under applicable data privacy regulations or for customer relations or publicity purposes, which could result in reputational harm, costly litigation (including class action litigation), material contract breaches, liability, settlement costs, loss of sales, regulatory scrutiny, actions or investigations, loss of confidence in our business, diversion of management’s time and attention, and significant fines, penalties, assessments, fees and expenses.
The costs to respond to a security breach and/or to mitigate any security vulnerabilities that may be identified could be significant, and our efforts to address these problems may not be successful. These costs include, but are not limited to, retaining the services of cybersecurity providers; compliance costs arising out of existing and future cybersecurity, data protection and privacy laws and regulations; and costs related to maintaining redundant networks, data backups and other damage-mitigation measures. We could be required to fundamentally change our business activities and practices in response to a security breach or related regulatory actions or litigation, which could have an adverse effect on our business. Additionally, most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities, and others of security breaches involving certain types of data. Such mandatory disclosures are costly, could lead to negative publicity, may cause our customers to lose confidence in the effectiveness of our security measures and require us to expend significant capital and other resources to respond to and/or alleviate problems caused by the actual or perceived security breach.
We may not have adequate insurance coverage for handling security incidents or breaches, including fines, judgments, settlements, penalties, costs, attorney fees and other impacts that arise out of incidents or breaches. The successful assertion of one or more large security incident or breach-related claims against us that exceeds our available insurance coverage, or results in changes to our insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), it could harm our business. In addition, we cannot be sure that our existing insurance coverage will continue to be available on acceptable terms or that our insurers will not deny coverage as to all or part of any future claim or loss. Moreover, our privacy risks are likely to increase as we continue to expand, grow our customer base, and process, store, and transmit increasingly large amounts of personal and/or sensitive data.
The unauthorized access, theft, use or destruction of personal, financial or other confidential information relating to our customers, suppliers, employees or business could expose us to reputational damage and operational risk, negatively affect our business and expose us to potential liability.
The protection of our customer, supplier, employee, and business data and confidential information is critical. We are subject to new and changing privacy and information security laws and standards that may require significant investments in technology and new operational processes. The use of electronic payment methods and collection of other personal information exposes us to increased risk of privacy and/or security breaches. We rely on commercially available systems, software, tools, and monitoring to provide security for processing, transmitting, and storing personal information from individuals, including our customers, suppliers and employees, and our security measures may not effectively prohibit others from obtaining improper access to such information. We also rely on third-party, cloud-based technologies, which results in third-party access and storage of business data and confidential information. Employees or third parties with whom we do business or to whom we outsource certain information technology or administrative services may attempt to circumvent security measures in order to misappropriate such information, and may purposefully or inadvertently cause a breach involving such information. If we experience a data security breach of any kind or fail to respond appropriately to such incidents, we may experience a loss of or damage to critical data, suffer financial or reputational damage or penalties, or face exposure to negative publicity, government investigations and proceedings, private consumer or securities litigation, liability or costly response measures. In addition, our reputation within the business community and with our customers and suppliers may be affected, which could result in our customers and suppliers ceasing to do business with us, which could adversely affect our business and results of operations.
We may become subject to intellectual property disputes or be forced to defend our intellectual property rights, which can be costly and may subject us to significant liability and increase our costs of doing business.
Third parties may be able to successfully challenge, oppose, invalidate, render unenforceable, dilute, misappropriate or circumvent our trade secrets, trademarks, copyrights and other intellectual property rights. Our success depends, in part, on our ability to develop and commercialize our products and services without infringing, misappropriating or otherwise violating the intellectual property rights of third parties. However, we may not be aware that our products or services are infringing, misappropriating or otherwise violating third-party intellectual property rights, and such third parties may bring claims alleging such infringement, misappropriation or violation.
Actions we may take to enforce or defend our intellectual property rights may be expensive and divert management’s attention away from the ordinary operation of our business, and our inability to secure and protect our intellectual property rights could materially and adversely affect our brand and business, operating results, financial condition and prospects. Furthermore, such actions, even if successful, may not result in an adequate remedy or protection. In addition, many companies have the capability to dedicate greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. If a third party is able to obtain an injunction preventing us from selling allegedly infringing products or services, or if we cannot license or develop alternative technology for any infringing aspect of our business, we would be forced to limit or stop sales of our products or services or cease business activities related to such intellectual property.
We cannot predict the outcome of lawsuits and cannot ensure that the results of any such actions will not have an adverse effect on our business, financial condition or results of operations. Such claims could subject us to significant liability for damages and could result in our having to stop selling a product or service found to be in violation of a third party’s rights. Further, we might be required to seek a license for third-party intellectual property, which may not be available on reasonable royalty or other terms. Alternatively, we could be required to develop alternative non-infringing product or service, which could require significant effort and expense. If we cannot license or develop an acceptable alternative for any infringing aspect of our business, we would be forced to limit our products or services, which could affect our ability to compete effectively. Any of these results would harm our business, operating results, financial condition and prospects.
Our future levels of indebtedness could materially and adversely affect our financial position, including reducing funds available for other business purposes and reducing our operational flexibility.
As of December 31, 2021, we had outstanding long-term indebtedness, of $277.1 million. We intend to use the proceeds from the Business Combination and the PIPE Financing to fully repay all outstanding term loans, asset-based lending facilities and subordinated related party debt held by our Beverage Solutions segment) and simultaneously enter into the New Credit Facility which will include $150.0 million of funded term loans and $150.0 million of revolving commitments.
Any subsequent additions to our indebtedness could impact our financial flexibility due to increased cash flows required to make required interest and principal payments. Greater demands on our funds may limit our ability to invest in our growth, including inhibiting our ability to meet working capital requirements, make capital expenditures or fund acquisitions. Increased indebtedness may also limit our ability to adjust to rapidly changing market conditions, making us more vulnerable to general adverse industry and economic conditions, which could create a competitive disadvantage relative to our competitors.
In addition, the New Credit Facility will bear interest, at a variable rate, making us vulnerable to increases in the market rate of interest. If the market rate of interest increases substantially, we will have to pay additional interest on this indebtedness, which would reduce cash available for our other business needs.
Failure to make payments or comply with covenants under our applicable debt instruments could result in an event of default. If an event of default occurs and the lender accelerates the amounts due, we may need to seek additional financing, which may not be available on acceptable terms, in a timely manner or at all. In such event, we may not be able to make accelerated payments, and the lender could seek to enforce security interests in the collateral securing such indebtedness, which includes substantially all of our assets.
For additional information about the New Credit Facility, see the section titled “Westrock Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — New Credit Facility”.
The debt agreement we will enter into to give effect to the New Credit Facility will contain covenants that may restrict our ability to operate our business.
The New Credit Facility will contain various affirmative and negative covenants that may, subject to certain significant exceptions, restrict our ability, including certain subsidiaries, to incur debt and our ability, including certain subsidiaries, to, among other things, have liens on our property, and/or merge or consolidate with any other person or sell or convey certain of our assets to any one person, and engage in certain sale-and-leaseback transactions. Our ability, including certain subsidiaries, to comply with these provisions may be affected by events beyond our control. Failure to comply with these covenants could result in an event of default, which, if not cured or waived, could accelerate our repayment obligations and could result in a default and acceleration under other agreements containing cross-default provisions. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations. For additional information about the New Credit Facility, see the section titled “Westrock Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — New Credit Facility”.
If the financial institutions that are lenders under the New Credit Facility fail to extend credit under the facility, our liquidity and results of operations may be adversely affected.
Each financial institution that is or becomes a lender under the New Credit Facility will be responsible on a several but not joint basis for providing a portion of the loans to be made under the facility. If any participant or group of participants with a significant portion of the commitments under the New Credit Facility fails to satisfy its or their respective obligations to extend credit under the facility and we are unable to find a replacement for such participant or participants on a timely basis (if at all), our liquidity may be adversely affected. For additional information about the New Credit Facility, see the section titled “Westrock Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — New Credit Facility”.
Operating and growing our business may require additional capital, and if capital is not available to us, our business, operating results, financial condition and prospects may suffer.
Operating and growing our business is expected to require further investments in our capabilities and operations. We may be presented with opportunities that we want to pursue, and unforeseen challenges may present themselves, any of which could cause us to require additional capital. If our cash needs exceed our expectations or we experience rapid growth, we could experience strain in our cash flow, which could adversely affect our operations in the event we are unable to obtain other sources of liquidity. If we seek to raise funds through equity or debt financing, those funds may prove to be unavailable, may only be available on terms that are not acceptable to us or may result in significant dilution to you or higher levels of leverage. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to pursue our business objectives, to grow both organically and through acquisitions, and to respond to business opportunities, challenges or unforeseen circumstances, could be significantly limited, and our business, operating results, financial condition and prospects could be materially and adversely affected.
A change in the assumptions used to value our goodwill or other intangible assets, or the impairment of our goodwill or intangible assets, could negatively impact our financial condition and operating results.
Goodwill represents the excess of cost over fair value of net assets acquired in a business combination. Impairment may result from significant changes in the manner of use of the acquired assets, negative industry, or economic trends, and/or any changes in key assumptions regarding our fair value. During 2020, the COVID-19 pandemic, and resulting measures instituted by governments and businesses to mitigate the spread of the COVID-19 virus, had an adverse impact on our business, which resulted in a goodwill impairment charge of $76.9 million. At December 31, 2021, we had $97.1 million of goodwill on our consolidated balance sheet. Any further deterioration in our business related to the COVID-19 pandemic, or other market, industry, or operational trends, could result in further impairment of our goodwill, which would negatively impact our financial conditions and results of operations.
Our insurance and reserves may be insufficient to cover future claims and liabilities.
The premiums associated with our insurance continue to increase. General liability, fire, workers’ compensation, directors’ and officers’ liability, life, employee medical, dental and vision, and automobile risks present a large potential liability. While we accrue for this liability based on historical claims experience, future claims may exceed claims we have incurred in the past. Should a different number of claims occur compared to what was estimated or the cost of the claims increase beyond what was anticipated, reserves recorded may not be sufficient, and the accruals may need to be adjusted accordingly in future periods. A successful claim against us that is not covered by insurance or is in excess of our reserves or available insurance limits could negatively affect our business, financial condition and results of operations.
We maintain finished goods product coverage in amounts we believe to be adequate. However, we cannot assure you that we will not incur claims or liabilities for which we are not insured or that exceed the amount of our insurance coverage. Moreover, claims or liabilities of this sort might not be covered by our insurance or by any rights of indemnity or contribution that we may have against others. A product liability judgment against us or a product recall or the damage to our reputation resulting therefrom could have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity.
Exposure to additional income tax liabilities could negatively affect our future profitability.
We are subject to income taxes in the United States and in various jurisdictions outside the United States. Our effective tax rate and profitability could be subject to volatility or adversely affected by a number of factors, including:
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changes in applicable tax laws and regulations, or their interpretation and application, including the possibility of retroactive effect;

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changes in accounting and tax standards or practice;

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changes in the mix of earnings and losses in various jurisdictions with differing tax rates;

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changes in the valuation of deferred tax assets and liabilities; and

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our operating results before taxes.

In addition, we may be subject to audits of our income, sales and other taxes by U.S. federal, state and local and non-U.S. taxing authorities. Outcomes from these audits could have a material and adverse effect on our operating results, financial condition and prospects.
Changes in tax laws may adversely affect us, and the IRS, other tax authorities, or a court may disagree with our tax positions, which may result in adverse effects on our financial condition or the value of Westrock Common Shares.
Our tax position could be impacted by changes in U.S. federal, state and local and non-U.S. tax laws and changes in taxing jurisdictions’ administrative interpretations, decisions, policies, and positions. Any of the foregoing changes may have a material adverse impact on our results of operations, cash flows, and financial condition.
For example, the Tax Cuts and Jobs Act (“TCJA”), enacted on December 22, 2017, significantly affected U.S. tax law, including by changing how the U.S. imposes tax on certain types of income of corporations and by reducing the U.S. federal corporate income tax rate to 21%. It also imposed new limitations on a number of tax benefits, including deductions for business interest, use of net operating loss carryforwards, taxation of foreign income, and the foreign tax credit, among others. The CARES Act, enacted on March 27, 2020, in response to the COVID-19 pandemic, further amended the U.S. federal tax code, including in respect of certain changes that were made by the TCJA, generally on a temporary basis.
There can be no assurance that future tax law changes will not increase the rate of the corporate income tax significantly, impose new limitations on deductions, credits or other tax benefits, or make other changes that may adversely affect our business, cash flows or financial performance. For example, the U.S. government may enact significant changes to the taxation of business entities including, among others, an increase in taxation of international business operations and the imposition of a global minimum tax. No final U.S. tax legislation has been proposed at this time and the likelihood of these changes being enacted or implemented is unclear. Any of these developments or changes in federal, state and local and non-U.S. tax laws could adversely affect our effective tax rate and our operating results. In addition, the administrative interpretations, decisions, policies, and positions of the IRS and various other taxing authorities may be subject to significant change. For example, regulatory guidance under the TCJA and the CARES Act is and continues to be forthcoming, and such guidance could ultimately increase or lessen impact of these laws on our business and financial condition. In the absence of such guidance, we will take positions with respect to a number of unsettled issues. There is no assurance that the IRS, any other tax authorities, or a court will agree with the positions taken by us, in which case tax penalties and interest may be imposed that could adversely affect our business, cash flows or financial performance.
As a holding company, we depend on distributions from our operating subsidiaries to meet our obligations.
We are a holding company with no material assets other than our ownership of equity interests in our operating subsidiaries. Our ability to pay dividends and to pay taxes and cover other expenses will depend on the financial results and cash flows of the operating subsidiaries. We intend to cause our operating subsidiaries to make distributions to us in amounts sufficient to meet our obligations. Certain laws and regulations, however, may result in restrictions on our operating subsidiaries ability to make distributions to us. To the extent that we need funds and the operating subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of any of its financing arrangements, we may not be able to obtain such funds on terms acceptable to us or at all and as a result could suffer an adverse effect on our liquidity and financial condition.
Risks Related to Riverview and the Business Combination
For purposes of this subsection only, “we,” “us” or “our” refer to (i) Riverview prior to the consummation of the Business Combination or (ii) Westrock following the consummation of the Business Combination, unless the context otherwise requires.
Riverview has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. If Riverview is unable to consummate a business combination, including the Business Combination, its public stockholders may be forced to wait until after February 10, 2023 before receiving distributions from the Trust Account.
Riverview is a development stage blank check company, and as it has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. Riverview has until February 10, 2023 to complete a business combination. Riverview has no obligation to return funds to investors prior to such date unless (i) it consummates a business combination prior thereto or (ii) it seeks to amend its current amended and restated certificate of corporation prior to consummation of a business combination, and only then in cases where investors have sought to convert or sell their shares to Riverview. Only after the expiration of this full time period will public securityholders of Riverview be entitled to distributions from the Trust Account if Riverview is unable to complete a business combination. Accordingly, investors’ funds may be unavailable to them until after such date and to liquidate their investment, public securityholders of Riverview may be forced to sell their public shares or warrants, potentially at a loss. In addition, if Riverview fails to complete an initial business combination by February 10, 2023, there will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless, unless Riverview amends its certificate of incorporation to extend its life and certain other agreements it has entered into.

The Riverview Sponsor and Riverview’s officers and directors have agreed to vote in favor of the Business Combination, regardless of how Riverview’s public stockholders vote.
Unlike certain blank check companies in which the initial stockholders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, Riverview Sponsor, and Riverview’s officers and directors have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with Riverview, to vote any founder shares, placement shares or Riverview Class A Shares held by them, in favor of Riverview’s business combination. Additionally, holders of majority of Riverview Class B Shares have delivered an irrevocable written consent to Westrock approving the Business Combination. As of the date of this proxy statement/prospectus, Riverview’s initial stockholders own approximately [      ]% of Riverview’s issued and outstanding shares. As a result, in addition to Riverview’s initial stockholders’ shares, Riverview would need only [      ], or [      ]%, of the [      ] Riverview Class A Shares outstanding as of the date of this proxy statement/prospectus to be voted in favor of the Business Combination (assuming all outstanding shares are voted) in order to have the Business Combination approved. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if such persons agreed to vote their shares in accordance with the affirmative vote of the holders of a majority of Riverview Shares outstanding as of the date of the stockholder meeting.
The Riverview Sponsor and Riverview’s directors, officers and their affiliates may elect to purchase shares from public stockholders in connection with the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of the Westrock Common Shares.
The Riverview Sponsor and Riverview’s directors, officers or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such purchases may include a contractual acknowledgement that such stockholder, although still the record holder of Riverview’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Riverview Sponsor and Riverview’s directors, officers or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The price per share paid in any such transaction may be different than the amount per share a public stockholder would receive if it elected to redeem its shares in connection with the Business Combination. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval or to satisfy the closing condition that requires Riverview to have a minimum amount of Available Cash where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combination although it may not otherwise have been possible. Any such purchases will be reported pursuant to Sections 13 and 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.
In addition, if such purchases are made, the public float of Riverview Class A Shares or Riverview Public Warrants and the number of beneficial holders of Riverview securities may be reduced, possibly making it difficult to maintain the quotation, listing or trading of Riverview securities on a national securities exchange, including Nasdaq.
If third parties bring claims against Riverview, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share (which was the offering price in Riverview’s initial public offering).
Riverview’s placing of funds in the Trust Account may not protect those funds from third party claims against Riverview. Although Riverview will seek to have all vendors, service providers, prospective target businesses or other entities with which it does business execute agreements with Riverview waiving any right, title, interest or claim in or to any monies held in the Trust Account for the benefit of Riverview’s public stockholders, such parties may not execute such agreements or, even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account, including, but not limited to, claims for fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver. If any third party refuses to execute an agreement waiving claims to the monies held in the Trust Account, Riverview’s management will perform an analysis of the alternatives available to it and will only enter into an agreement without a waiver if management believes that such third party’s engagement would be significantly more beneficial to Riverview than any available alternative. If Riverview does not obtain a waiver from a third party, Riverview will obtain the written consent of Riverview Sponsor before entering into an agreement with such third party.
Examples of possible instances where Riverview may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills management believes to be significantly superior to those of other consultants who would execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver and where the Riverview Sponsor executes a written consent. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of Riverview’s public shares, if Riverview is unable to complete a business combination within the required time frame, or upon the exercise of a redemption right in connection with a business combination, Riverview will be required to provide for payment of claims of creditors that were not waived that may be brought against Riverview within the 10 years following redemption. Accordingly, the per-share redemption amount received by public stockholders could be less than the $10.00 per share initially held in the Trust Account due to claims of such creditors. Pursuant to a written agreement, Riverview Sponsor has agreed that it will be liable to Riverview if and to the extent any claims by a vendor for services rendered or products sold to Riverview, or a prospective target business with which Riverview discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.00 per share except as to any claims by a third party who executed a waiver of rights to seek access to the Trust Account and except as to any claims under Riverview’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, if an executed waiver is deemed to be unenforceable against a third party, Riverview Sponsor will not be responsible to the extent of any liability for such third party claims. Riverview has not independently verified whether Riverview Sponsor has sufficient funds to satisfy its indemnity obligations, it has not asked Riverview Sponsor to reserve for such indemnification obligations and Riverview cannot assure you that it would be able to satisfy those obligations.
Riverview has not obtained an opinion from an independent investment banking firm or from an independent accounting firm, and consequently, you may have no assurance from an independent source that the price Riverview is paying for the business is fair to Riverview’s stockholders from a financial point of view.
Since the Business Combination is not with an affiliated entity, Riverview is not required to obtain an opinion from an independent investment banking firm or another independent firm that commonly renders valuation opinions for the type of company Riverview is seeking to acquire or from an independent accounting firm that the price Riverview is paying for a target is fair to Riverview’s stockholders from a financial point of view, unless Riverview’s Board of Directors cannot independently determine the fair market value of the target business or businesses. Since no opinion has been obtained, Riverview’s stockholders are relying on the judgment of Riverview’s Board of Directors.
Riverview’s stockholders will experience immediate dilution due to the issuance of Westrock Common Shares to the Riverview stockholders as consideration in the Business Combination. Having a minority share position likely reduces the influence that Riverview’s current stockholders have on its management following the Business Combination.
Based on Riverview’s current capitalization, Riverview anticipates Westrock issuing (or reserving for issuance) an aggregate of [           ] Westrock Common Shares, to the Riverview stockholders as consideration in the Business Combination (assuming the full amount of the PIPE Financing and no redemptions). It is anticipated that, upon completion of the Business Combination, assuming no redemptions and no conversion of the Westrock Series A Preferred Shares to Westrock Common Shares, Riverview’s public stockholders will own approximately 27.5% outstanding of Westrock Common Shares, assuming that no shares are elected to be redeemed in connection with the Business Combination. In addition, this does not take into account:

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warrants to purchase Westrock Common Shares that will remain outstanding immediately following the Business Combination;

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issuances of Westrock Common Shares upon the conversion of the Westrock Series A Preferred Shares; or

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the issuance of any shares upon completion of the Business Combination under the 2022 EIP (as defined herein).

If any Riverview Shares are redeemed in connection with the Business Combination, the percentage of outstanding Westrock Common Shares held by public stockholders will decrease and the percentages of Westrock Common Shares held immediately following the Closing of the Business Combination by each of Westrock’s initial equity holders will increase. To the extent that any of the outstanding warrants or options are exercised for Westrock Common Shares, Westrock Series A Preferred Shares are converted into Westrock Common Shares or awards are issued under the Westrock Coffee Company 2022 Equity Incentive Plan, Riverview’s existing stockholders may experience substantial dilution. Such dilution could, among other things, limit the ability of Riverview’s current stockholders to influence management through the election of directors following the Business Combination.
In addition, the issuance of additional Westrock Common Shares will significantly dilute the equity interests of existing holders of Riverview securities, and may adversely affect prevailing market prices for Westrock Common Shares and/or Westrock Warrants.
Since holders of Riverview’s founder shares and Riverview Private Warrants will lose their entire investment in us if Riverview’s initial business combination is not completed, the interests of such persons, including Riverview directors, may differ from holders of Riverview Class A Shares in determining whether Westrock is an appropriate target for the Business Combination.
Riverview’s initial holders currently own 6,250,000 Founder Shares, of which 4,925,000 are held by Riverview Sponsor, which will be worthless if Riverview does not consummate its initial business combination. Riverview Sponsor has purchased 7,400,000 Riverview Private Warrants for an aggregate purchase price of $7,400,000. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Founder Shares, placement shares or Riverview Private Warrants, which will expire worthless if Riverview does not consummate a business combination prior to February 10, 2023. If Riverview does not consummate the Business Combination or another initial business combination, Riverview Sponsor will realize a loss on the Riverview Private Warrants it purchased. As a result, the personal and financial interests of certain of Riverview’s officers and directors, directly or as members of Riverview Sponsor, in consummating the Business Combination or another initial business combination, may have influenced their motivation in identifying and selecting Westrock as the counterparty for the Business Combination and, if the Business Combination is not consummated, may in the future influence their motivation in identifying and selecting a target business for an alternative initial business combination and completing an initial business combination that is not in the best interests of Riverview’s stockholders. Consequently, the discretion of Riverview’s officers and directors, in identifying and selecting Westrock or another suitable target business combination may result in a conflict of interest when determining whether the terms, conditions and timing of the Business Combination or another initial business combination are appropriate and in the best interest of Riverview’s public stockholders.
Since Riverview Sponsor and Riverview’s officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if Riverview’s initial business combination is not completed, the Riverview Sponsor or Riverview’s directors and officers may have interests that differ from those of the holders of Riverview Class A Shares in determining whether the Business Combination or an alternative initial business combination target is appropriate for Riverview’s initial business combination.
At the Closing of the Business Combination or, if the Business Combination is not consummated, at the closing of an alternative initial business combination, Sponsor and Riverview’s officers and directors, or any entities with which they are affiliated, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Riverview’s behalf such as identifying Westrock or any alternative target businesses and performing due diligence on suitable business combinations. As of [         ], 2022, the

Riverview Sponsor had incurred approximately $[           ] of out-of-pocket expenses eligible for reimbursement if the Business Combination, or an alternative initial business combination, is consummated. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on Riverview’s behalf. These financial interests of Riverview Sponsor and Riverview’s officers and directors may influence their motivation in identifying and selecting Westrock or an alternative target business combination and completing the Business Combination or an alternative initial business combination.
We may waive one or more of the conditions to the Business Combination.
We may agree to waive, in whole or in part, one or more of the conditions to our obligations to complete the Business Combination, to the extent permitted by our current amended and restated certificate of incorporation and bylaws and applicable laws. We may not waive the condition that our stockholders approve the Business Combination. Please see the section titled “Proposal No. 1 — The Business Combination Proposal — The Transaction Agreement — Conditions to Closing of the Business Combination” for additional information.
The exercise of Riverview’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Riverview’s stockholders’ best interest.
In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Transaction Agreement, would require Riverview to agree to amend the Transaction Agreement, to consent to certain actions taken by Westrock or to waive rights that Riverview is entitled to under the Transaction Agreement. Such events could arise because of changes in the course of Westrock’s business, a request by Westrock to undertake actions that would otherwise be prohibited by the terms of the Transaction Agreement or the occurrence of other events that would have a material adverse effect on Westrock’s business and would entitle Riverview to terminate the Transaction Agreement. In any of such circumstances, it would be at Riverview’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he or they may believe is best for Riverview and its stockholders and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Riverview does not believe there will be any changes or waivers that Riverview’s directors and executive officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained.
Subsequent to consummation of the Business Combination, Riverview may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on Riverview’s financial condition, results of operations and the share price of its securities, which could cause you to lose some or all of your investment.
Riverview cannot assure you that the due diligence conducted in relation to Westrock has identified all material issues or risks associated with Westrock, its business or the industry in which it competes. As a result of these factors, Riverview may incur additional costs and expenses and Riverview may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in Riverview reporting losses. Even if Riverview’s due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on Riverview’s financial condition and results of operations and could contribute to negative market perceptions about Riverview’s securities or Westrock.
Accordingly, any stockholders of Riverview who choose to remain shareholders of Westrock following the Business Combination could suffer a reduction in the value of their investment. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully pursue claims under applicable state law or federal securities laws.

Termination of the Transaction Agreement could negatively impact Riverview.
If the Business Combination is not completed for any reason, including as a result of Riverview’s stockholders declining to approve the proposals required to effect the Business Combination, the ongoing business of Riverview may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, Riverview would be subject to a number of risks, including the following:
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Riverview may experience negative reactions from the financial markets, including negative impacts on its share price (including to the extent that the current market price reflects a market assumption that the merger will be completed);

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Riverview will have incurred substantial expenses, to the extent not reimbursable by Westrock, and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

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since the Transaction Agreement restricts the conduct of Riverview’s businesses prior to completion of the Business Combination, Riverview may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available. See the section titled “Proposal No. 1 — The Business Combination Proposal — The Transaction Agreement — Covenants of the Parties” for a description of the restrictive covenants applicable to Westrock and Riverview.

Westrock will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.
Uncertainty about the effect of the Business Combination on employees and other stakeholders may have an adverse effect on Westrock and consequently on Riverview. These uncertainties may impair Westrock’s ability to attract, retain and motivate key personnel until the Business Combination is completed, and could cause Westrock’s counterparties to seek to change existing business relationships. Retention of certain employees may be challenging during the pendency of the Business Combination, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, Westrock’s business following the Business Combination could be negatively impacted. In addition, the Transaction Agreement restricts Westrock from taking certain specified actions without the consent of Riverview until the Business Combination occurs. These restrictions may prevent Westrock from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination. See the section titled “Proposal No. 1 — The Business Combination Proposal — The Transaction Agreement — Covenants of the Parties.”
The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an initial public offering and may create risks for Riverview’s unaffiliated investors.
An initial public offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of an initial public offering company’s business, financial condition and results of operations. Going public via a business combination with a SPAC does not involve any underwriters or their detailed review of Westrock’s business and may therefore result in less careful vetting of information that is presented to the public, including in the proxy statement/prospectus.
In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an initial public offering. In any initial public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters and vetted by analysts. In the case of a business combination involving a SPAC, the value of the target company is established by means of negotiations between the target company and the SPAC. The process of establishing the value of a target company in a SPAC business combination may be less effective than an initial public offering book-building process and also does not reflect events that may have occurred between the date of the Transaction Agreement and the Closing. In addition, initial public offerings are frequently oversubscribed, resulting in additional potential demand for shares in the aftermarket following the initial public offering. There is no comparable process of generating investor demand in connection with a business combination between a target company and a SPAC, or process of creating an analyst following, each of which may result in lower demand for the surviving company’s shares after Closing, which could in turn, decrease liquidity and trading prices as well as increase share price volatility.
Riverview is attempting to complete the Business Combination with a private company about which little information is available, which may result in a business combination that is not as profitable as Riverview suspected, if at all.
Riverview is seeking to effectuate the Business Combination with a privately held company. Riverview cannot assure that the due diligence conducted in relation to Westrock has identified all material issues or risks associated with Westrock and its business, because little public information generally exists about private companies, including Westrock. Riverview’s board of directors was required, and Riverview’s stockholders will be required to evaluate the Business Combination on the basis of limited information, which may result in the Business Combination being less profitable than Riverview suspected, if at all.
Riverview has a limited period of time to complete an initial business combination, which may create an incentive for the Riverview Sponsor to cause Riverview to complete a business combination rather than to liquidate. The Riverview Sponsor may generate a positive return on their investment, even if Riverview’s public stockholders experience a negative rate of return after the consummation of the Business Combination.
If Riverview is unable to complete its initial business combination by February 10, 2023, Riverview will be obligated to redeem 100% of the Riverview Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Riverview to pay taxes, divided by the number of then outstanding Riverview Shares, subject to certain conditions. As Riverview approaches the end of such investment period, Riverview’s initial stockholders, officers and directors and Riverview Sponsor may have an incentive to cause it to enter into a business combination that is not in the interest of the public stockholders rather than to liquidate because a liquidation will cause such investors to lose all of their invested capital.
Riverview Sponsor purchased the founder shares from Riverview for $25,000 and the Riverview Private Warrants for approximately $7,400,000, resulting in an aggregate investment of $7,425,000. In connection with the closing of Riverview’s initial public offering, Riverview Sponsor sold 125,000 founder shares to certain investors (the “Anchor Investors”). Following the Business Combination, Riverview Sponsor and the Anchor Investors will hold 31.3 million Westrock Common Shares. Even if the trading price of Westrock Common Shares declines significantly, the value of Westrock Common Shares held by Riverview Sponsor and the Anchor Investors could be significantly greater than the amount of Riverview Sponsor’s and the Anchor Investors’ original investment. As a result, Riverview Sponsor and the Anchor Investors could generate a positive return on their investment upon disposition of their Westrock Common Shares even if the trading price of the Westrock Common Shares declines materially after the Business Combination. Riverview Sponsor and the Anchor Investors may therefore be economically incentivized to complete an initial business combination, without completing proper due diligence, with a risky or under-performing business that may not trade at or above or even near $10.00 per share rather than liquidate and lose their entire investment.
The Riverview Sponsor and officers and directors of Riverview may have interests in the Business Combination different from the interests of Riverview’s public stockholders.
The Riverview Sponsor and officers and directors of Riverview have financial interests in the Business Combination that are different from, or in addition to, those of other Riverview stockholders generally. See the section titled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Riverview Persons in the Business Combination” for more information. In addition, the Riverview Sponsor and officers and directors of Riverview may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to shareholders, rather than to liquidate, in which case the Riverview Sponsor and directors and officers of Riverview would lose their entire investment. As a result, the Riverview Sponsor and directors and officers of Riverview may have a conflict of interest in determining whether Westrock is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination. See the section titled “Business of Riverview — Conflicts of Interest” for more information. The Riverview board of directors was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to Riverview stockholders that they approve the Business Combination.
Riverview and Westrock will incur substantial transaction fees and costs in connection with the Business Combination and the integration of their businesses.
Westrock and Riverview have incurred, and expect to incur, additional material non-recurring expenses in connection with the Business Combination and the completion of the transactions contemplated by the Transaction Agreement and related agreements. While both Riverview and Westrock have assumed that a certain level of expenses would be incurred in connection with the Business Combination, there are many factors beyond their control that could affect the total amount of, or the timing of, anticipated expenses with respect to the integration and implementation of the combined businesses. Additional unanticipated costs may be incurred in the course of conducting Westrock’s business after the completion of the Business Combination.
Riverview and Westrock may be materially adversely affected by negative publicity related to the Business Combination and in connection with other matters.
From time to time, political and public sentiment in connection with special purpose acquisition companies, such as Riverview, and business combinations with special purpose acquisitions companies, has resulted, and may in the future result, in a significant amount of adverse press coverage and other adverse public statements, which may negatively and aversely effect Riverview, Westrock or the Business Combination. Adverse press coverage and other negative publicity, whether or not driven by political or public sentiment, may also result in investigations by regulators, legislators and law enforcement officials or ultimately in legal claims. Responding to these investigations and lawsuits, regardless of the ultimate outcome of the proceeding, can divert the time and effort of senior management from the management of Riverview’s and Westrock’s respective businesses. Addressing any adverse publicity, governmental scrutiny or enforcement or other legal proceedings is time consuming and expensive and, regardless of the factual basis for the assertions being made, can have a negative impact on Westrock’s reputation, on the morale and performance of Westrock’s employees and on Westrock’s relationships with regulators. It may also have an adverse impact on Westrock’s ability to take timely advantage of various business and market opportunities. The direct and indirect effects of negative publicity, and the demands of responding to and addressing it, may have a material adverse effect on Westrock’s and Riverview’s respective businesses, financial condition and results of operations.
The Transaction Agreement contains provisions that prohibit Riverview from seeking an alternative business combination.
The Transaction Agreement contains provisions that prohibit Riverview from seeking alternative business combinations during the pendency of the Business Combination. Further, if Riverview is unable to obtain the requisite approval of its stockholders, Westrock may terminate the Transaction Agreement. If the Transaction Agreement is terminated and the Riverview board of directors seeks another merger or business combination, Riverview stockholders cannot be certain that Riverview will be able to find another acquisition target that would consummate a business combination or that such other merger or business combination will be completed prior to Riverview’s deadline for completing an initial business combination.
Riverview’s stockholders will have their rights as stockholders governed by Westrock’s certificate of incorporation and bylaws.
As a result of the completion of the Business Combination, Riverview stockholders may become holders of Westrock Common Shares listed on Nasdaq, and their rights as stockholders will be governed by

Westrock’s certificate of incorporation and bylaws following the Business Combination. As a result, there will be differences between the rights currently enjoyed by Riverview stockholders and the rights of those stockholders who become Westrock stockholders following the Business Combination. See the section titled “Proposal No. 1 — The Business Combination Proposal — Comparison of Corporate Governance and Shareholder Rights.”
The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.
In general, either Riverview or Westrock may refuse to complete the Business Combination if certain types of changes or conditions, which constitute a failure of a representation or warranty to be true and correct, have a material adverse effect upon the other party between the signing date of the Transaction Agreement and the planned Closing. However, other types of changes do not permit either party to refuse to consummate the Business Combination, even if such change could be said to have a material adverse effect on Westrock or Riverview, including the following events (except, in certain cases where the change has a disproportionate effect on a party):
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general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally;

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acts of war, national emergencies, occurrences of hostility, military or terrorist attack, domestic or international strife, insurgency, conflict, sabotage or terrorism (including cyberterrorism);

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changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world where Westrock or Riverview, as applicable, operates, sources supplies or sells products, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries in which Westrock or Riverview, as applicable, operates, sources supplies or sells products;

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changes in any applicable laws or GAAP or other applicable accounting principles or standards or any authoritative interpretations thereof or the enforcement thereof;

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any change, event, development, effect or occurrence that is generally applicable to the industries or markets in which Westrock or Riverview, as applicable, operates;

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the execution or public announcement of the Transaction Agreement or the pendency or consummation of the Business Combination, including the impact thereof on the relationships, contractual or otherwise, of Westrock or Riverview, as applicable, with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto;

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any failure by Westrock or Riverview, as applicable, to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions;

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any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild-fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world where Westrock or Riverview, as applicable, operates, sources supplies or sells products, or any escalation of the foregoing;

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compliance by Westrock or Riverview, as applicable, with applicable law or with their covenants and agreements contained in the Transaction Agreement (including the impact thereof on the relationships, contractual or otherwise, of Westrock or Riverview, as applicable, with customers, employees, suppliers or partners;

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any change, event, development, effect or occurrence that is generally applicable to “SPACs”; or

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any shareholder or equity holder demands or other shareholder or equity holder proceedings (including derivative claims) relating to the Transaction Agreement, any related agreement thereto or any matters relating thereto.

Furthermore, Westrock or Riverview may waive the occurrence of a failure of a representation to be true and correct that constitutes a material adverse effect affecting the other party. If a failure of a representation to be true and correct that constitutes a material adverse effect occurs and the parties still consummate the Business Combination, the market trading price of Westrock Common Shares may suffer.
This proxy statement/prospectus contains projections and forecasts, that may not be an indication of the actual results of the Business Combination or Westrock’s future results.
This proxy statement/prospectus contains projections and forecasts prepared by Westrock, including in the section titled “Proposal No. 1 — The Business Combination Proposal — Unaudited Prospective Financial Information of Westrock”. None of the projections and forecasts included in this proxy statement/prospectus have been prepared with a view toward public disclosure, other than to certain parties involved in the Business Combination or toward complying with SEC guidelines or GAAP. These projections and forecasts were prepared based on numerous variables and assumptions, which are inherently uncertain and may be beyond Riverview’s and Westrock’s control. Important factors that may affect actual results and results of Westrock’s operations following the Business Combination, or could lead to such projections and forecasts not being achieved include, but are not limited to, the success of Westrock’s marketing efforts, customer demand for Westrock’s products and services, an evolving competitive landscape, rapid technological change, margin shifts in the industry, regulation changes in a highly regulated environment, successful management and retention of key personnel, unexpected expenses and general economic conditions. As such, these projections and forecasts may be materially inaccurate and should not be relied upon as an indicator of actual past or future results.
Nasdaq may not list Westrock’s securities on its exchange, and if they are listed, Westrock may be unable to satisfy listing requirements in the future, which could limit investors’ ability to effect transactions in Westrock securities and subject Westrock to additional trading restrictions.
As a result of the Business Combination, Nasdaq rules require that Westrock and Riverview apply for the listing of Westrock Common Shares and Westrock Public Warrants. While Westrock and Riverview will apply to have Westrock Common Shares and Westrock Public Warrants listed on the Nasdaq upon consummation of the Business Combination, Westrock will be required to meet Nasdaq’s initial listing requirements. Westrock may be unable to meet those requirements. Even if Westrock’s securities are listed on the Nasdaq immediately following the Business Combination, it may be unable to maintain the listing of its securities in the future.
If Westrock fails to meet the initial listing requirements and Nasdaq does not list Westrock’s securities on its exchange, or if Westrock is delisted, there could be significant material adverse consequences, including:
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a limited availability of market quotations for Westrock’s securities;

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a limited amount of news and analyst coverage; and

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a decreased ability to obtain capital or pursue acquisitions by issuing additional equity or convertible securities.

If Westrock’s performance following the Business Combination does not meet market expectations, the price of its securities may decline.
If Westrock’s performance following the Business Combination does not meet market expectations, the price of Westrock Common Shares may decline from the price of Riverview Class A Shares prior to the Closing of the Business Combination. The market value of Riverview Class A Shares prior to the Business Combination may vary significantly from the price of Westrock Common Shares on the date the Business Combination is consummated, the date of this proxy statement/prospectus, or the date on which our shareholders vote on the Business Combination. Because the number of Westrock Common Shares issued as consideration in the Business Combination will not be adjusted to reflect any changes in the market price of Riverview Class A Shares, the value of Westrock Common Shares issued in the Business Combination may be higher or lower than the value of the same number of Riverview Class A Shares on earlier dates.
In addition, if an active market for Westrock Common Shares develops and continues, the trading price of Westrock Common Shares following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond its control. Prior to the Business

Combination, there has not been a public market for Westrock Common Shares, and trading in Westrock Common Shares has not been active. Accordingly, the valuation ascribed to Westrock Common Shares in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. Any of the factors listed below could have a material adverse effect on the price of Westrock Common Shares.
Factors affecting the trading price of Westrock Common Shares following the Business Combination may include:
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actual or anticipated fluctuations in Westrock’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

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changes in the market’s expectations about operating results;

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Westrock’s operating results failing to meet market expectations in a particular period;

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changes in financial estimates and recommendations by securities analysts concerning Westrock or the coffee, tea, flavors, extracts, and ingredients industry and market in general;

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operating and stock price performance of other companies that investors deem comparable to Westrock;

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changes in laws and regulations affecting Westrock’s business;

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commencement of, or involvement in, litigation involving Riverview or Westrock;

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changes in Westrock’s capital structure, such as future issuances of securities or the incurrence of debt;

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the volume of Westrock Common Shares available for public sale;

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any significant change in Westrock’s board of directors or management;

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sales of substantial amounts of Westrock Common Shares by Westrock’s directors, executive officers or significant shareholders or the perception that such sales could occur; and

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general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may depress the market price of Westrock Common Shares irrespective of Westrock’s operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of Westrock’s securities, may not be predictable. A loss of investor confidence in the market for companies engaging in coffee, tea and extracts or the stocks of other companies which investors perceive to be similar to Westrock could depress our stock price regardless of its business, prospects, financial conditions or results of operations. A decline in the market price of Westrock Common Shares also could adversely affect Westrock’s ability to issue additional securities and Westrock’s ability to obtain additional financing in the future.
Provisions in Riverview’s amended and restated certificate of incorporation and Delaware law may have the effect of discouraging lawsuits against its directors and officers.
Riverview’s amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in Riverview’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Any person or entity purchasing or otherwise acquiring any interest in shares of Riverview’s capital stock will be deemed to have notice of and consented to the forum provisions in Riverview’s amended and restated certificate of incorporation.
The forum selection provision is intended to apply “to the fullest extent permitted by applicable law” to the above-specified types of actions and proceedings, including, to the extent permitted by the federal securities laws, to lawsuits asserting both the above-specified claims and federal securities claims. However, application of the forum selection provision may in some instances be limited by applicable law. Section 27 of the Exchange Act provides that the district courts of the United States shall have exclusive jurisdiction of violations of the Exchange Act or the rules and regulations thereunder, and of all suits in equity and actions at law brought to enforce any liability or duty created by the Exchange Act or the rules and regulations thereunder or any other claim for which federal courts have exclusive jurisdiction. As a result, the forum selection provision will not apply to actions arising under the Exchange Act or the rules and regulations thereunder. In addition, Riverview’s amended and restated certificate of incorporation will provide that, unless Riverview consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Exchange Act, or the rules and regulations promulgated thereunder. There is uncertainty as to whether a court would enforce this provision with respect to claims under the Securities Act, and Riverview’s stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Riverview or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. As such, stockholders of Riverview seeking to bring a claim regarding the internal affairs of Riverview may be subject to increased costs associated with litigating in Delaware as opposed to their home state or other forum, precluded from bringing such a claim in a forum they otherwise consider to be more favorable, and discouraged from bringing such claims as a result of the foregoing or other factors related to forum selection. Alternatively, if a court were to find the choice of forum provision contained in Riverview’s amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, Riverview may incur additional costs associated with resolving such action in other jurisdictions, which could harm Riverview’s business, operating results and financial condition.
Riverview’s warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of Riverview Warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with Riverview.
Riverview’s warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against Riverview arising out of or relating in any way to the warrant agreement, including under the Securities District Court for the Southern District of New York, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York and (ii) Riverview irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. Riverview waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
Notwithstanding the foregoing, these provisions of the warrant agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act, any other claim for which the federal district courts of the United States of America have exclusive jurisdiction or any complaint asserting a cause of action arising under the Securities Act against Riverview or any of its directors, officers, other employees or deemed to have notice of and to have consented to the forum provisions in Riverview’s warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of Riverview Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.
This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Riverview, which may discourage such lawsuits. Warrant holders who do bring a claim in a court of the State of New York or the United States District Court for the Southern District of New York could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near the State of New York. Alternatively, if a court were to find this provision of Riverview’s warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, Riverview may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect Riverview’s business, financial condition and results of operations and result in a diversion of the time and resources of Riverview’s management and board of directors.
You do not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. If Riverview does not complete the Business Combination, to liquidate your investment, you may be forced to sell your Riverview Class A Shares or Riverview Warrants, potentially at a loss.
Riverview’s public stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the consummation of Riverview’s initial business combination; (ii) the redemption of Riverview’s public shares if it is unable to consummate a business combination within 18 months from the completion of its initial public offering, subject to applicable law; (iii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend Riverview’s amended and restated certificate of incorporation to modify the substance or timing of Riverview’s obligation to redeem 100% of its public shares if it does not complete its initial business combination within 18 months from the completion of its initial public offering; or (iv) otherwise upon Riverview’s liquidation or in the event Riverview’s board of directors resolves to liquidate the Trust Account and ceases to pursue the consummation of a business combination prior to the expiration of the 18-month period (Riverview’s board of directors may determine to liquidate the Trust Account prior to such expiration if it determines, in its business judgment, that it is improbable within the remaining time that Riverview will be able to identify an attractive business combination or satisfy regulatory and other business and legal requirements to consummate a business combination). In addition, if Riverview’s plan to redeem its public shares if we are unable to consummate an initial business combination within 18 months from the date of Riverview’s initial public offering is not consummated for any reason, Delaware law may require that Riverview submit a plan of dissolution to its then-existing stockholders for approval prior to the distribution of the proceeds held in the Trust Account. In that case, public stockholders may be forced to wait beyond 18 months before they receive funds from our trust account. In no other circumstances will a public stockholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your public shares or Riverview Public Warrants, potentially at a loss.
The ability of Riverview’s stockholders to exercise redemption rights with respect to Riverview Class A Shares may prevent Riverview from completing the Business Combination.
Riverview does not know how many stockholders will ultimately exercise their redemption rights in connection with the Business Combination. As such, the Business Combination is structured based on Riverview’s expectations (and those of the other parties to the Transaction Agreement) as to the number of shares that will be submitted for redemption. In addition, if a larger number of shares are submitted for redemption than Riverview initially expected and not all of the contemplated PIPE Financing is available at Closing, Riverview may need to seek to arrange for additional third party financing to be able to satisfy the condition relating to Available Cash (or such lower amount designated by Westrock if the Westrock waives the condition).
If too many public stockholders elect to redeem their shares, all of the contemplated PIPE Financing is not available at Closing and additional third-party financing is not available to Riverview, Riverview may not be able to complete the Business Combination. Even if such third-party financing is available, Riverview’s ability to obtain such financing is subject to restrictions set forth in the Transaction Agreement. Furthermore, raising such additional financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels.
A higher level of redemptions of Riverview Class A Shares could also impact the U.S. federal income tax treatment of the Mergers, as described below.
We have no operating or financial history and our results of operations and those of Westrock may differ significantly from the unaudited pro forma financial data included in this proxy statement/prospectus.
We are a blank check company and we have no operating history and no revenues. This proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for Westrock. The unaudited pro forma condensed combined statement of operations of Westrock combines the historical audited results of operations of Riverview for the year ended December 31, 2021, with the historical audited results of operations of Westrock for the year ended December 31, 2021, respectively, and gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2021. The unaudited pro forma condensed combined balance sheet of Westrock combines the historical balance sheets of Riverview as of December 31, 2021 and of Westrock as of December 31, 2021 and gives pro forma effect to the Business Combination as if it had been consummated on December 31, 2021.
The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the dates indicated above, or the future results of operations or financial position of Westrock. Accordingly, Westrock’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. For more information, please see the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”
Riverview has identified a material weakness in its internal controls over financial reporting. This material weakness could continue to adversely affect its ability to report its results of operations and financial condition accurately and in a timely manner.
Riverview’s management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Riverview’s management also evaluates the effectiveness of its internal controls and will disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of Riverview’s annual or interim financial statements will not be prevented or detected on a timely basis.
Riverview identified a material weakness in its internal control over financial reporting related to the accounting for complex transactions involving the treatment of its redeemable ordinary shares as temporary equity. On November 18, 2021, its audit committee concluded that its audited balance sheet as of August 10, 2021 should be restated because the Riverview Class A Shares subject to possible redemption should be equal to its redemption value, and, accordingly, management concluded that the disclosure controls and procedures that resulted in the incorrect carrying value of the Riverview Class A Shares were not effective due to a material weakness in internal control over financial reporting related to Riverview’s inability to properly account for complex financial instruments. This material weakness resulted in a material misstatement of Riverview’s warrant liabilities, change in fair value of warrant liabilities, additional paid-in capital, accumulated deficit and related financial disclosures for the affected periods.
Riverview has implemented a remediation plan to remediate the material weakness surrounding its treatment of redeemable ordinary shares but can give no assurance that the measures Riverview has taken will prevent any future material weaknesses or deficiencies in internal control over financial reporting. Even though Riverview has strengthened its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of its financial statements.
As a result of such material weakness, the restatement, the change in accounting for the Riverview Warrants, and other matters raised or that may in the future be raised by the SEC, Riverview faces potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in its internal control over financial reporting and the preparation of its financial statements. As of the date of this registration statement of which this proxy statement/prospectus forms a part, Riverview has no knowledge of any such litigation or dispute. However, Riverview can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on Riverview’s business, results of operations and financial condition or Riverview’s ability to complete the Business Combination.
Neither Riverview nor its stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total aggregate closing consideration in the event that any of the representations and warranties made by Westrock in the Business Combination ultimately proves to be inaccurate or incorrect.
The representations and warranties made by Westrock and Riverview to each other in the Transaction Agreement will not survive the consummation of the Business Combination. As a result, Riverview and its stockholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration if any representation or warranty made by Westrock in the Transaction Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, Riverview would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.
The Riverview Warrants are accounted for as derivative liabilities with changes in fair value each period included in earnings, which may have an adverse effect on the market price of our securities or may make it more difficult for it to consummate an initial business combination.
The Riverview Warrants are accounted for as derivative warrant liabilities. At each reporting period, (1) the accounting treatment of the Riverview Warrants will be re-evaluated for proper accounting treatment as a liability or equity and (2) the fair value of the liability of the Riverview Public Warrants and Riverview Private Warrants will be remeasured and the change in the fair value of the liability will be recorded as other income (expense) in our income statement. The impact of changes in fair value on earnings may have an adverse effect on the market price of our securities.
Provisions of Riverview’s amended and restated certificate of incorporation that relate to its pre-business combination activity (and corresponding provisions of the agreement governing the release of funds from the Trust Account) may be amended with the approval of holders owning 65% of the issued and outstanding Riverview Shares. It may be easier for Riverview, therefore, to amend its amended and restated certificate of incorporation to facilitate the consummation of an initial business combination that Riverview’s stockholders may not support.
Riverview’s amended and restated certificate of incorporation provides that provisions related to pre-business combination activity may be amended if approved by holders owning 65% of the issued and outstanding shares of Riverview Shares, and corresponding provisions of the trust agreement governing the release of funds from the Trust Account may be amended if approved by holders owning 65% of the issued and outstanding shares of Riverview Shares (in each case including all shares held by initial holders, holders of Riverview Private Warrants, Riverview’s officers and Riverview’s directors); provided, however, that if the effect of any proposed amendment, if adopted, would be either to (i) reduce the amount in the Trust Account available to redeeming stockholders to less than $10.00 per share, or (ii) delay the date on which a public stockholder could otherwise redeem shares for such per share amount in the Trust Account, Riverview will provide a right for dissenting public shareholders to redeem public shares if such an amendment is approved). As a result, Riverview may be able to amend the provisions of its amended and restated certificate of incorporation which governs its pre-business combination actions more easily than many blank check companies, and this may increase Riverview’s ability to consummate a business combination with which you do not agree.
Riverview’s initial holders, executive officers and directors have agreed, pursuant to a written agreement with Riverview, that they will not propose any amendment to Riverview’s amended and restated certificate of incorporation that would affect the substance or timing of Riverview’s obligation to redeem 100% of its public shares if it does not complete its initial business combination within 18 months from the completion of its initial public offering unless Riverview provides its public stockholders with the opportunity to redeem their Riverview Class A Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, divided by the number of then outstanding public shares. Riverview’s stockholders are not parties to, or third-party beneficiaries of, this written agreement with Riverview’s initial holders, executive officers and directors and, as a result, will not have the ability to pursue remedies against these persons and entities for any breach of such agreement. Accordingly, in the event of a breach, Riverview’s stockholders would need to pursue a stockholder derivative action, subject to applicable law.
We may amend the terms of the Riverview Warrants in a manner that may be adverse to holders with the approval by the holders of at least 65% of the then outstanding Riverview Public Warrants.
Riverview Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Riverview. The warrant agreement provides that the terms of the Riverview Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Riverview Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, Riverview may amend the terms of the Riverview Warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding Riverview Public Warrants approve of such amendment. Although Riverview’s ability to amend the terms of the Riverview Warrants with the consent of at least 65% of the then outstanding Riverview Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Riverview Public Warrants, shorten the exercise period or decrease the number of Westrock Common Shares purchasable upon exercise of a Riverview Public Warrants.
If the Mergers do not qualify as a reorganization within the meaning of Section 368(a) of the Code, the exchange of Riverview Class A Shares and Riverview Warrants pursuant to the Mergers would be a taxable transaction for U.S. Holders of Riverview Class A Shares and Riverview Warrants.
Subject to the limitations and qualifications described in “Certain Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Considerations for the Mergers — Tax Consequences of the Mergers Under Section 368(a) of the Code” below, the SPAC Merger and the LLC Merger, taken together, are intended to qualify as a reorganization within the meaning of Section 368(a) of the Code (such treatment, the “Intended Tax Treatment”). However, there are significant factual and legal uncertainties as to whether the Mergers qualify for the Intended Tax Treatment. For example, under Section 368(a) of the Code and Treasury Regulations promulgated thereunder, the acquiring corporation must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. There is an absence of guidance directly on point as to how this requirement applies in the case of an acquisition of a corporation with investment-type assets, such as Riverview, and consequently, the qualification of the Mergers as a reorganization is not free from doubt. Moreover, the qualification of the Mergers for the Intended Tax Treatment is based on facts which will not be known until or following the Closing. Specifically, this treatment could depend on whether sufficient Riverview stockholders exchange their Riverview Class A Shares for Westrock Common Shares in the SPAC Merger rather than redeem them for cash. If a significant number of Riverview stockholders decide to redeem their Riverview Class A Shares, the aforementioned “continuity of business enterprise” requirement may not be satisfied. Furthermore, the Closing is not conditioned upon the receipt of an opinion of counsel that the Mergers qualify for the Intended Tax Treatment and neither Riverview nor Westrock intend to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Mergers. Accordingly, no assurance can be given that the IRS will not challenge the Intended Tax Treatment or that a court will not sustain a challenge by the IRS.
If any requirement for qualification as a reorganization within the meaning of Section 368(a) of the Code is not met, then a U.S. Holder of Riverview Class A Shares or Riverview Warrants would recognize gain or loss in an amount equal to the difference, if any, between the fair market value (as of the Closing) of the Westrock Common Shares received in the SPAC Merger, or Riverview Warrants assumed by Westrock in the SPAC Merger, over such U.S. Holder’s aggregate tax basis in the corresponding Riverview Class A Shares surrendered by such U.S. Holder in the SPAC Merger or Riverview Warrants assumed by Westrock in the SPAC Merger, respectively. The tax consequences of the Mergers are complex and will depend on the particular circumstances of Riverview stockholders. For a more detailed discussion of the U.S. federal income tax consequences of the Mergers to U.S. Holders, see the section titled “Certain Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Considerations for the Mergers”. U.S. Holders whose Riverview Class A Shares or Riverview Warrants are being exchanged in the Mergers are urged to consult their tax advisors to determine the tax consequences applicable to their particular circumstance.
The Riverview Sponsor and its affiliates may receive a positive return on the 4,925,000 Founder Shares and 7,400,000 Riverview Private Warrants even if Riverview’s public stockholders experience a negative return on their investment after consummation of the Mergers.
If Riverview is able to complete a business combination within the required time period, the Riverview Sponsor may receive a positive return on the 4,925,000 Founder Shares, which were acquired by the Riverview Sponsor for an aggregate purchase price of $25,000 prior to Riverview’s initial public offering, and the 7,400,000 Riverview Private Warrants, which were acquired for an aggregate purchase price of $7,400,000 (or $1.00 per warrant) concurrently with completion of Riverview’s initial public offering, even if Riverview’s public stockholders experience a negative return on their investment in Riverview Class A Shares and Riverview Private Warrants after consummation of the Mergers.
If some or all of the PIPE Financing fails to close and sufficient stockholders exercise their redemption rights in connection with the Business Combination, Riverview may lack sufficient funds to consummate the Business Combination.
In connection with the signing of the Transaction Agreement, Riverview and Westrock each entered into the Subscription Agreements. The purchases pursuant to these subscription agreements will be made regardless of whether any shares of Riverview Shares are redeemed by Riverview’s public shareholders. In addition, prior to giving effect to the exercise of any redemption rights, the Trust Account has $250 million, plus accrued interest since the completion of Riverview’s initial public offering. However, if the PIPE Financing does not close by reason of the failure by some or all of the PIPE Investors to fund the applicable purchase price, for example, and a sufficient number of holders of Riverview Shares exercise their redemption rights in connection with the Business Combination, the condition relating to Available Cash may not be met and Riverview may lack sufficient funds to consummate the Business Combination. Additionally, the PIPE Investors’ obligations to purchase the Riverview Class A Shares or Westrock Common Shares, as applicable, are subject to termination prior to the closing of the sale of Riverview Class A Shares or Westrock Common Shares, as applicable, by mutual written consent of Riverview, Westrock and each of the PIPE Investors, as applicable, or if the Business Combination is not consummated on or before February 10, 2023. The PIPE Investors’ obligations to purchase Riverview Class A Shares or Westrock Common Shares, as applicable, are subject to fulfillment of customary closing conditions, including that the Business Combination must be consummated substantially concurrently with, and immediately following, the purchase of Riverview Class A Shares or Westrock Common Shares, as applicable. In the event of any such failure to fund, any obligation is so terminated or any such condition is not satisfied and not waived, Riverview may not be able to obtain additional funds to account for such shortfall on terms favorable to Riverview or at all. Any such shortfall would also reduce the amount of funds that Westrock has available for working capital. While the PIPE Investors represented to Riverview or Westrock, as applicable, that they have sufficient funds to satisfy their obligations under the respective subscription agreements, neither Riverview nor Westrock has obligated them to reserve funds for such obligations.
Riverview’s directors may decide not to enforce the indemnification obligations of Riverview Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Riverview’s public stockholders.
If proceeds in the Trust Account are reduced below $10.00 per public share and Riverview Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Riverview’s independent directors would determine whether to take legal action against Riverview Sponsor to enforce its indemnification obligations. While Riverview currently expects that its independent directors would take legal action on Riverview’s behalf against Riverview Sponsor to enforce its indemnification obligations to Riverview, it is possible that Riverview’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Riverview’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Riverview’s public stockholders may be reduced below $10.00 per share.
Riverview may not have sufficient funds to satisfy indemnification claims of Riverview’s directors and executive officers.
Riverview has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, Riverview’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by Riverview only if (i) Riverview has sufficient funds outside of the Trust Account or (ii) Riverview consummates an initial business combination. Riverview’s obligation to indemnify its officers and directors may discourage stockholders from bringing a lawsuit against Riverview’s officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against Riverview’s officers and directors, even though such an action, if successful, might otherwise benefit Riverview and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent Riverview pays the costs of settlement and damage awards against Riverview’s officers and directors pursuant to these indemnification provisions.
If, after Riverview distributes the proceeds in the Trust Account to its public stockholders, Riverview files a bankruptcy petition or an involuntary bankruptcy petition is filed against Riverview that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of Riverview’s board of directors may be viewed as having breached their fiduciary duties to Riverview’s creditors, thereby exposing the members of Riverview’s board of directors and Riverview to claims of punitive damages.
If, after we distribute the proceeds in the trust account to our public stockholders, Riverview files a bankruptcy petition or an involuntary bankruptcy petition is filed against Riverview that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Riverview’s stockholders. In addition, by making distributions to public stockholders before making provision for creditors, Riverview’s board of directors may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing itself and Riverview to claims for punitive damages.
If, before distributing the proceeds in the Trust Account to Riverview’s public stockholders, Riverview files a bankruptcy petition or an involuntary bankruptcy petition is filed against Riverview that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Riverview’s stockholders and the per-share amount that would otherwise be received by Riverview’s stockholders in connection with Riverview’s liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to Riverview’s public stockholders, Riverview files a bankruptcy petition or an involuntary bankruptcy petition is filed against Riverview that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Riverview’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Riverview’s stockholders. To the extent any bankruptcy claims deplete the trust account, the per-share amount that would otherwise be received by Riverview’s stockholders in connection with Riverview’s liquidation may be reduced.

Risks Related to the Redemption
Unless the context otherwise requires, any reference in this section to “Riverview,” the “Company,” “we,” “us” or “our” refers to Riverview prior to the Business Combination and to Westrock and its subsidiaries and affiliates in the present tense or from and after the consummation of the Business Combination.
Public Stockholders who wish to redeem their Riverview Class A Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Riverview Class A Shares for a pro rata portion of the funds held in the Trust Account.
A public stockholder will be entitled to receive cash for any Riverview Class A Shares to be redeemed only if such public stockholder: (i) (a) holds Riverview Class A Shares, or (b) if the public stockholder holds Riverview Class A Shares through units, the public stockholder elects to separate its units into the underlying Riverview Class A Shares and Riverview Public Warrants prior to exercising its redemption rights with respect to the Riverview Class A Shares; (ii) submits a written request to Continental Stock Transfer & Trust Company, Riverview’s transfer agent, in which it (a) requests that Riverview redeem all or a portion of its Riverview Class A Shares for cash, and (b) identifies itself as a beneficial holder of the Riverview Class A Shares and provides its legal name, phone number and address; and (iii) delivers its Riverview Class A Shares to Continental Stock Transfer & Trust Company, Riverview’s transfer agent, physically to Continental Stock Transfer & Trust Company or electronically through DWAC. Holders must complete the procedures for electing to redeem their Riverview Class A Shares in the manner described above prior to [           ], 2022 (two days prior to the initial vote on the Business Combination) in order for their shares to be redeemed. In order to obtain a physical share certificate, a stockholder’s broker and/or clearing broker, DTC and Continental Stock Transfer & Trust Company, Riverview’s transfer agent, will need to act to facilitate this request. It is Riverview’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Riverview does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public stockholders who wish to redeem their Riverview Class A Shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.
If the Business Combination is consummated, and if a public stockholder properly exercises its right to redeem all or a portion of the Riverview Class A Shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, Riverview’s transfer agent, Westrock will redeem such Riverview Class A Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account established at the consummation of our initial public offering, calculated as of two business days prior to the consummation of the Business Combination. Please see the section titled “Special Meeting of Riverview Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.
If a public stockholder fails to receive notice of Riverview’s offer to redeem Riverview Class A Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
If, despite Riverview’s compliance with the proxy rules, a public stockholder fails to receive Riverview’s proxy materials, such public stockholder may not become aware of the opportunity to redeem his, her or its Riverview Class A Shares. In addition, the proxy materials that Riverview is furnishing to holders of Riverview Class A Shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the Riverview Class A Shares. In the event that a public stockholder fails to comply with these procedures, its Riverview Class A Shares may not be redeemed. Please see the section titled “Special Meeting of Riverview Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

Assuming the full funding of the PIPE Financing or the Available Cash condition is waived, Riverview does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination with which nearly all of Riverview’s stockholders do not agree.
Riverview’s existing governing documents do not provide a specified maximum redemption threshold, except that Riverview will not redeem Riverview Class A Shares to the extent that such redemption would result in Riverview’s failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act or any successor rule) in excess of $5,000,000 or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the initial business combination upon consummation of the initial business combination. The Transaction Agreement requires (i) Riverview to have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act or any successor rule) prior to the SPAC Merger Effective Time and (ii) Available Cash to be equal to or greater than $250,000,000 (provided that this condition will be deemed satisfied if the amount by which Available Cash is less than $250,000,000 is less than or equal to the amount by which Investors in the PIPE Financing that agreed to purchase Westrock Common Shares failed to fund).
As a result, Riverview may be able to complete the Business Combination even though nearly all stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers or their affiliates. Riverview will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
A stockholder, or a “group” of stockholders, who is deemed to hold an aggregate of 20.0% or more of Riverview Shares may not redeem any shares they hold that equal or exceed such 20.0% amount.
Riverview’s amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to shares in excess of 20.0% or more of the shares sold in Riverview’s initial public offering. We refer to such shares in excess of 20.0% or more of the shares sold in the initial public offering as “Excess Shares”. Your inability to redeem any Excess Shares will reduce your influence over our ability to consummate a business combination and you could suffer a material loss on your investment in Riverview if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if we consummate our business combination. As a result, you would continue to hold that number of shares exceeding 20.0% (less one share) and, in order to dispose of such shares, would be required to sell them in open market transactions, potentially at a loss.
There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.
Riverview can give no assurance as to the price at which a stockholder may be able to sell its Riverview Class A Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in Riverview share price, and may result in a lower value realized now than a stockholder of Riverview might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the Riverview Class A Shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.

Risks if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved, and (a) an insufficient number of votes have been obtained to approve the Business Combination Proposal or the Nasdaq Proposal or (b) holders of Riverview Class A Shares have elected to redeem an amount of Riverview Class A Shares such that (i) Riverview would have less than $5,000,001 of net tangible assets, (ii) the condition that Available Cash be equal to or greater than $250,000,000 would not be satisfied (unless waived by Westrock) or (iii) the Nasdaq Listing Condition would not be satisfied, the Riverview Board will not have the ability to adjourn the special Riverview meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.
The Riverview Board is seeking approval to adjourn the special Riverview meeting to a later date or dates if, at the Riverview Special Meeting, based upon the tabulated votes, there are insufficient votes to approve the Business Combination Proposal or the Nasdaq Proposal, or holders of Riverview Class A Shares have elected to redeem an amount of Riverview Class A Shares such that (i) Riverview would have less than $5,000,001 of net tangible assets, (ii) the condition that Available Cash be equal to or greater than $250,000,000 would not be satisfied (unless waived by Westrock) (provided that this condition will be deemed satisfied if the amount by which Available Cash is less than $250,000,000 is less than or equal to the amount by which Investors in the PIPE Financing that agreed to purchase Westrock Common Shares failed to fund) or (iii) the Nasdaq Listing Condition would not be satisfied. If the Adjournment Proposal is not approved, the Riverview Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the proposals. In such events, the Business Combination would not be completed.
Risks Related to Westrock Following the Consummation of the Business Combination
Unless the context otherwise requires, references in this subsection “— Risks Related to Westrock Following the Consummation of the Business Combination” to “we,” “us,” “our” and the “Company” refer to Westrock and its subsidiaries and affiliates from and after the consummation of the Business Combination.
Westrock will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.
If the Business Combination is completed and Westrock becomes a public company, it will incur significant legal, accounting and other expenses that it did not incur as a private company, and these expenses may increase even more after Westrock is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act.
As a public company, Westrock will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act, as well as rules adopted, and to be adopted, by the SEC and the Nasdaq. Westrock’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, Westrock expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly. Westrock cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for Westrock to attract and retain qualified persons to serve on its board of directors, its board committees or as executive officers.
Westrock has identified material weaknesses in its internal control over financial reporting, which may result in material misstatements of Westrock’s consolidated financial statements or cause Westrock to fail to meet its periodic reporting obligations.
Westrock has identified material weaknesses in its internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

Westrock did not design and maintain effective controls in response to the risks of material misstatement as changes to existing controls or the implementation of new controls were not sufficient to respond to changes to the risks of material misstatement to financial reporting. This material weakness in risk assessment contributed to the following material weaknesses:
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Westrock did not design and maintain effective controls to address the identification of and accounting for certain non-routine, unusual or complex transactions, including the proper application of U.S. GAAP to such transactions. Specifically, Westrock did not design and maintain effective controls to timely identify and account for issuances of redeemable common equivalent preferred units, the S&D acquisition transaction and a disposal transaction, which resulted in material audit adjustments to shareholders’ deficit; intangible assets, net; goodwill; acquisition, restructuring and integration expense; and impairment charges; within the consolidated financial statements as of and for the year ended December 31, 2020.

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Westrock did not design and maintain effective controls over the period-end financial reporting process to achieve complete and accurate financial accounting, reporting and disclosures, including the presentation and classification of various accounts in the financial statements, which resulted in immaterial adjustments to product revenues; product costs of sales; selling, general and administrative expense; loss on disposal of property, plant and equipment; other (income) expense, net; accounts receivable; net, inventories; derivative assets, net; prepaid expenses and other current assets; property, plant, and equipment, net; goodwill; intangible assets; net; other long-term assets; accounts payable; accrued expenses and other current liabilities and the cash flow presentation of debt payments and proceeds within financing activities within the consolidated financial statements as of and for the year ended December 31, 2020.

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Westrock did not design and maintain effective controls related to ensuring appropriate segregation of duties as it relates to the preparation and review of journal entries and account reconciliations, which did not result in adjustments to the consolidated financial statements.

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Westrock did not design and maintain effective controls over certain information technology (“IT”) or general computer controls for information systems that are relevant to the preparation of the consolidated financial statements. Specifically, Westrock did not design and maintain: (i) program change management controls to ensure that IT program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately; (ii) user access controls to ensure appropriate segregation of duties and adequate restricted user and privileged access to financial applications, data and programs to the appropriate personnel; (iii) computer operations controls to ensure that data backups are authorized and monitored; and (iv) testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements. These IT deficiencies did not result in adjustments to the consolidated financial statements. However, the deficiencies, when aggregated, could impact the Westrock’s ability to maintain effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, it was determined these deficiencies in the aggregate constitute a material weakness.

Additionally, each of these material weaknesses could result in a misstatement of substantially all of Westrock’s accounts or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.
Westrock has taken and is taking certain measures to remediate the material weaknesses described above, including the following:
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Hiring additional accounting and IT personnel, including a new chief accounting officer hired in May 2021, with the appropriate level of knowledge, training, and experience to improve our internal control over financial reporting and IT capabilities.

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Developing and formalizing a risk assessment process across the organization to identify risks and design new controls or enhance existing controls responsive to such risks to ensure timely and accurate financial reporting.

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Designing and implementing controls to timely identify and account for non-routine, unusual or complex transactions and other technical accounting and financial reporting matters, including controls over the preparation and review of accounting memorandum addressing these matters.

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Engaged a third party to assist in designing and implementing controls related to period-end financial reporting, segregation of duties and IT general controls.

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Designing and implementing controls to formalize roles and review responsibilities to align with Westrock’s team’s skills and experience and designing and implementing controls over segregation of duties.

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Designing and implementing formal accounting procedures and controls supporting Westrock’s period-end financial reporting process, including controls over the preparation and review of account reconciliations and journal entries.

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Enhancing policies and procedures related to the management and approval of (i) changes in our IT environment, including procedures to review changes in IT data and the configuration of systems, (ii) system implementations and projects to ensure adequate governance, development, change management, and implementation controls, (iii) security access, including policies and procedures to set up or remove users to our IT systems, (iv) periodic security access reviews of our key financial systems’ users to ensure the appropriateness of their roles and security access levels, and (v) review of service organization reports and related end-user control considerations.

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Designing and implementing IT general controls, including controls over change management, the review and update of user access rights and privileges, controls over batch jobs and data backups, and program development approvals and testing.

Notwithstanding these measures or efforts, there is no assurance that any remediation efforts will ultimately have the intended effects. Additionally, these remediation measures will be time consuming, will result in Westrock incurring significant costs, and will place significant demands on our financial and operational resources.
Westrock may identify additional material weaknesses in the future or fail to maintain effective internal control over financial reporting, which may result in material misstatements of Westrock’s consolidated financial statements. As a result, investors may lose confidence in the accuracy of our financial reports, which would harm our business and the trading price of our common stock.
To comply with the requirements of being a public company, Westrock has undertaken various actions, and will take additional actions, such as remediating the material weaknesses described above, implementing additional internal controls and procedures and hiring internal audit staff or consultants. Testing and maintaining internal controls can divert our management’s attention from other matters that are important to the operation of our business. Additionally, when evaluating internal controls over financial reporting, Westrock may identify additional material weaknesses that it may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If Westrock identifies any additional material weaknesses in its internal control over financial reporting or are unable to remediate the material weakness described above or comply with the requirements of Section 404 in a timely manner or if Westrock’s independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of our internal control over financial reporting once it is no longer an emerging growth company, or if Westrock is unable to conclude in our quarterly and annual reports that our disclosure controls and procedures are effective, investors may lose confidence in the accuracy and completeness of Westrock’s financial reports and the market price of our common stock could be negatively affected, and Westrock could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources. In addition, if Westrock fails to remediate any material weakness, including the material weakness described above, our financial statements could be inaccurate and Westrock could face restricted access to capital markets.

Westrock may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
Following the Business Combination, Westrock has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, upon not less than 30 days’ prior written notice of redemption to each warrant holder, and if, the reported last sale price of the Westrock Common Shares for any 20 trading days within a 30-trading day period ending three business days before Westrock sends to the notice of redemption to the warrant holders equals or exceeds $18.00 per share. If and when the Westrock Warrants become redeemable by us, Westrock may exercise its redemption right even if Westrock is unable to register or qualify the underlying securities for sale under all applicable state securities laws. See the section titled “Description of Securities — Westrock Warrants”. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.
Following the Business Combination, Westrock’s management will have the ability to require holders of Westrock Public Warrants to exercise such warrants on a cashless basis, which will cause holders to receive fewer Westrock Common Shares upon their exercise of the Westrock Public Warrants than they would have received had they been able to exercise their Westrock Public Warrants for cash.
If Westrock calls the Westrock Public Warrants for redemption after the redemption criteria described elsewhere in this proxy statement/prospectus have been satisfied, Westrock’s management will have the option to require any holder that wishes to exercise their Westrock Public Warrants (including any Westrock Public Warrants held by Riverview Sponsor, Riverview’s former officers or directors, other purchasers of Riverview’s founders’ units, or their permitted transferees) to do so on a “cashless basis.” If Westrock’s management chooses to require holders to exercise their Westrock Public Warrants on a cashless basis, the number of Westrock Common Shares received by a holder upon exercise will be fewer than it would have been had such holder exercised his Westrock Public Warrant for cash. This will have the effect of reducing the potential “upside” of the holder’s investment in Westrock. See the section titled “Description of Securities — Westrock Warrants”.
Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect Westrock’s business, investments and results of operations.
Westrock is subject to laws and regulations enacted by national, regional and local governments. In particular, it will be required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on Westrock’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on Westrock’s business and results of operations.
Westrock’s operating results and other operating metrics may fluctuate significantly from period to period, which could lead to a decline in the trading price of Westrock Common Shares.
Westrock’s operating results and other operating metrics have fluctuated in the past and may fluctuate in the future as a result of a number of factors, including variations in Westrock’s operating performance or the performance of Westrock’s competitors, changes in accounting principles, fluctuations in the price and supply of green coffee, fluctuations in the selling prices of Westrock’s products, the success of Westrock’s hedging strategy, research analyst reports about Westrock, Westrock’s competitors or Westrock’s industry, Westrock’s inability to meet analysts’ projections or guidance, strategic decisions by Westrock or Westrock’s competitors, such as acquisitions, capital investments or changes in business strategy, adverse outcomes of litigation, changes in or uncertainty about economic conditions, industry trends, geographies, or customers, activism by any large stockholder or group of stockholders, speculation by the investment community regarding Westrock’s business, actual or anticipated growth rates relative to Westrock’s competitors, acts of terrorism, natural disasters, changes in consumer preferences and market trends, seasonality, Westrock’s ability to retain and attract customers, Westrock’s ability to manage inventory and fulfillment operations, and other factors described elsewhere in this risk factors section. Fluctuations in Westrock’s operating results due to these factors or for any other reason could cause the market price of Westrock Common Shares to decline. In addition, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market price of equity securities issued by many companies. In the past, some companies that have had volatile market prices for their securities have been subject to class action or derivative lawsuits. The filing of a lawsuit against Westrock, regardless of the outcome, could have a negative effect on Westrock’s business, financial condition and results of operations, as it could result in substantial legal costs, a diversion of management’s attention and resources, and require Westrock to make substantial payments to satisfy judgments or to settle litigation.
The accuracy of Westrock’s financial statements and related disclosures could be adversely affected if the judgments, assumptions or estimates used in Westrock’s critical accounting policies are inaccurate.
The preparation of financial statements and related disclosure in conformity with GAAP requires us to make judgments, assumptions and estimates that affect the amounts reported in Westrock’s consolidated financial statements and related notes. Westrock’s critical accounting policies, which are included in the section captioned “Westrock Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus, describe those significant accounting policies and methods used in the preparation of Westrock’s consolidated financial statements that Westrock considers “critical” because they require judgments, assumptions and estimates that materially affect Westrock’s consolidated financial statements and related disclosures. As a result, if future events differ significantly from the judgments, assumptions and estimates in Westrock’s critical accounting policies, those events or assumptions could have a material impact on Westrock’s consolidated financial statements and related disclosures.
In addition, changes in accounting interpretations or assumptions could impact Westrock’s financial statements and Westrock’s ability to timely prepare Westrock’s financial statements. Westrock’s inability to timely prepare Westrock’s financial statements in the future could materially and adversely affect Westrock’s share price.
Westrock is an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies may make Westrock Common Shares less attractive to investors.
Westrock is an “emerging growth company,” as defined in the JOBS Act. Westrock could continue to be considered an emerging growth company for up to five years, although Westrock would lose that status sooner if Westrock’s gross revenues exceed $1.07 billion, if it issues more than $1 billion in nonconvertible debt in a three-year period, or if the fair value of Westrock Common Shares held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter (and Westrock has been a public company for at least 12 months and has filed one annual report on Form 10-K). For as long as Westrock continues to be an emerging growth company, Westrock may take advantage of exemptions from various reporting requirements that apply to other public companies that are not emerging growth companies, including reduced disclosure obligations regarding executive compensation in Westrock’s periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. It is unclear whether investors will find Westrock Common Shares less attractive because Westrock may rely on these exemptions. If some investors find Westrock Common Shares less attractive as a result, there may be a less active trading market for Westrock Common Shares, and Westrock’s stock price may be more volatile.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Westrock has elected to avail itself of this exemption from new or revised accounting standards and, therefore, while Westrock is an emerging growth company, Westrock will not be subject to new or revised accounting standards at the same time that they become applicable to other public companies that are not emerging growth companies. As a result, Westrock’s financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates, and Westrock will incur additional costs in connection with complying with the accounting standards applicable to public companies at such time or times as they become applicable to Westrock.
Risks Related to the Ownership of Westrock Common Shares Following the Business Combination
Unless the context otherwise requires, references in this subsection “— Risks Related to the Ownership of Westrock Common Shares Following the Business Combination” to “we,” “us,” “our” and the “Company” refer to Westrock and its subsidiaries and affiliates from and after the consummation of the Business Combination.
Certain provisions in Westrock’s certificate of incorporation and bylaws, the Investor Rights Agreement and of Delaware law may prevent or delay attempts to acquire a controlling interest in Westrock, which could decrease the trading price of Westrock Common Shares.
Westrock’s certificate of incorporation and bylaws will contain, and Delaware law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the bidder and to encourage prospective acquirers to negotiate with our board of directors rather than to attempt a hostile takeover. These provisions include, among others, those establishing:
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the division of our board of directors until the 2028 meeting of our stockholders into three classes of directors, with each class serving a staggered three-year term, and this classified board provision could have the effect of making the replacement of incumbent directors more time-consuming and difficult;

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the inability of our stockholders to call a special meeting;

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rules regarding how stockholders may present proposals or nominate directors for election at stockholder meetings;

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the right of our board of directors to issue preferred stock without stockholder approval;

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the inability of stockholders to remove directors without cause until the class to which such directors belong is declassified;

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the ability of our directors, not our stockholders, to fill vacancies on the board of directors; and

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certain terms of Westrock Series A Preferred Shares, including the (i) rights of the holders of Westrock Series A Preferred Shares to vote as a separate class with respect to certain matters, including amendments to the certificate of incorporation and bylaws of Westrock that would adversely affect the rights, preferences, privileges, voting power or special rights of the Westrock Series A Preferred Shares and, for so long as the BBH Investors own at least sixty percent (60%) of the Westrock Series A Preferred Shares that they owned at the Closing, any Fundamental Change in which the holders of Westrock Series A Preferred Shares would receive less than $18.50 per share (subject to customary adjustments), and (ii) the rights of the Westrock Series A Preferred Shares in a Fundamental Change to receive at least certain specified amounts. See the section titled “Description of Securities — Westrock Series A Preferred Shares” for more information

The Investor Rights Agreement also contains certain provisions that may prevent or delay attempts to acquire a controlling interest in Westrock. These include the following provisions:
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The Westrock board of directors will be required to consist of ten directors and each of the WCC Investors, the BBH Investors and Riverview Sponsor are entitled to nominate for inclusion in Westrock’s slate of individuals for election to the board of directors two directors if they (or, in the case of Riverview Sponsor, a specified reference group) own at least 10% of the outstanding stock of Westrock and one director if they (or, in the case of Riverview Sponsor, a specified reference group) own at least 5% but less 10% of the outstanding stock of Westrock.

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Any increase or decrease of the size of the Westrock board of directors above or below ten directors will require the consent of each of the WCC Investors, the BBH Investors and Riverview Sponsor, so long as they have the right to designate at least one director.

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If an Escalation Event is ongoing during the period during which the BBH Investors have the right to designate at least one director pursuant to the Investor Rights Agreement, Westrock may not take certain actions without the consent of the BBH Investors.

See the section titled “Investor Rights Agreement” for more information.
In addition, because Westrock will not elect to be exempt from Section 203 of the general corporation law of the State of Delaware (the “DGCL”), this provision could also delay or prevent a change of control that you may favor. Section 203 of the DGCL provides that, subject to limited exceptions, a person that acquires, or is affiliated with a person that acquires, more than 15% of the outstanding voting stock of a Delaware corporation (an “interested stockholder”) must not engage in any business combination with that corporation, including by merger, consolidation or acquisitions of additional shares, for a three-year period following the date on which the person became an interested stockholder, unless (i) prior to such time, the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) the voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (iii) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder.
Westrock’s board of directors and management have significant control over Westrock’s business.
After giving effect to the Business Combination, Westrock’s directors and executive officers will beneficially own, directly or indirectly, in the aggregate, approximately [           ] shares of Westrock Common Shares and [           ] shares of Westrock Series A Preferred Shares, representing an aggregate of approximately [           ]% of the combined voting power of Westrock’s outstanding capital stock. As a result, in addition to their day-to-day management roles, Westrock’s executive officers and directors will be able to exercise significant influence on Westrock’s business as stockholders, including influence over election of members of the board of directors and the authorization of other corporate actions requiring stockholder approval.
Each of the WCC Investors and the BBH Investors will continue to have significant influence over the Company after this offering, including control over decisions that require the approval of stockholders, which could limit your ability to influence the outcome of matters submitted to stockholders for a vote.
Upon the consummation of the Business Combination, the WCC Investors will own approximately [      ]% of the outstanding Westrock Common Shares (on an as-converted basis) and the BBH Investors will own approximately [      ]% of the outstanding Westrock Common Shares (on an as-converted basis). As long as these groups own or control a significant portion of outstanding voting power, they will have the ability to exercise substantial control over all corporate actions requiring stockholder approval, including:
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the election and removal of directors and the size of Westrock’s board of directors;

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any amendment of Westrock’s certificate of incorporation or bylaws; or

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the approval of mergers and other significant corporate transactions, including a sale of substantially all of our assets.

Moreover, ownership of Westrock’s shares by such investor group may also adversely affect the trading price for Westrock Common Shares to the extent investors perceive disadvantages in owning shares of a company with large stockholder groups. For example, the concentration of ownership held by these two investor groups could delay, defer, or prevent a change in control of Westrock or impede a merger, takeover, or other business combination that may otherwise be favorable for us.

Additionally, the Investor Rights Agreement will provide additional governance rights to these investor groups. The Westrock board of directors will be required to consist of ten directors and each of the WCC Investors and the BBH Investors are entitled to nominate for inclusion in Westrock’s slate of individuals for election to the board of directors two directors if they own at least 10% of the outstanding stock of Westrock and one director if they own at least 5% but less 10% of the outstanding stock of Westrock. Any increase or decrease of the size of the Westrock board of directors above or below ten directors will require the consent of each of the WCC Investors and the BBH Investors, so long as they have the right to designate at least one director. The Investor Rights Agreement will also provide that if an Escalation Event is ongoing during the period during which the BBH Investors have the right to designate at least one director pursuant to the Investor Rights Agreement, Westrock may not take certain actions without the consent of the BBH Investors. See the section titled “Investor Rights Agreement” for more information.
Upon the consummation of the Business Combination, the WCC Investors will own approximately [      ]% of the outstanding Westrock Series A Preferred Shares and the BBH Investors will own approximately [      ]% of the outstanding Westrock Series A Preferred Shares. So long as any Westrock Series A Preferred Shares are outstanding, Westrock may not, without the affirmative vote or consent of the holders of record of at least a majority in voting power of Westrock Series A Preferred Shares, voting together as a single, separate class: (a) amend, alter or repeal any provision of the certificate of incorporation, the by-laws or any other such organizational document of Westrock that would adversely affect the rights, preferences, privileges, voting power or special rights of the Westrock Series A Preferred Shares, (b) amend, alter, or supplement the certificate of incorporation, the by-laws or any other such organizational document of Westrock or any provision thereof, or take any other action to authorize or create, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, or issue, any class or series of stock senior to or on parity with the Westrock Series A Preferred Shares, including with respect to dividend rights or rights upon Westrock’s liquidation, winding-up or dissolution, (c) increase or decrease the authorized number of Westrock Series A Preferred Shares or issue Westrock Series A Preferred Shares or stock senior to or on parity with the Westrock Series A Preferred Shares, and (d) for so long as the BBH Investors and their controlled affiliates own at least sixty percent (60%) of the Series A Preferred Shares that the BBH Investors owned at the Closing, consummate any Fundamental Change in which the holders of Westrock Series A Preferred Shares would receive less than $18.50 per share (subject to customary adjustments).
If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our shares, the price of our shares could decline.
The trading market for Westrock’s securities will be influenced by the research and reports that industry or securities analysts may publish about Westrock, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on Westrock. If no securities or industry analysts commence coverage of Westrock, Westrock’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover Westrock change their recommendation regarding Westrock Common Shares adversely, or provide more favorable relative recommendations about its competitors, the price of Westrock Common Shares would likely decline. If any analyst who may cover Westrock were to cease coverage or fail to regularly publish reports, Westrock could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.
Westrock’s existing equityholders, the Riverview Sponsor and certain investors in the PIPE Financing will be subject to lock-ups and as a result, there may be limited liquidity for Westrock Common Shares.
Westrock’s pre-Business Combination equityholders, the Riverview Sponsor and investors in the PIPE Financing who are subject to lock-ups are expected to hold approximately [   ]% of Westrock Common Shares following the Business Combination (assuming no redemptions of Riverview Shares, the full amount of PIPE Financing and no conversion of the Westrock Series A Preferred Shares). Such stockholders are subject to the lock-ups described elsewhere in this proxy statement/prospectus, and as a result there may initially be limited liquidity in the trading market for Westrock Common Shares. In addition, even once the applicable lock-up periods expire, the liquidity for Westrock Common Shares may remain limited given the substantial holdings of such stockholders, which could make the price of Westrock Common Shares more volatile and may make it more difficult for investors to buy or sell large amounts of Westrock Common Shares.

Because there are no current plans to pay cash dividends on Westrock Common Shares for the foreseeable future, you may not receive any return on investment unless you sell Westrock Common Shares for a price greater than that which you paid for it.
Westrock may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of Westrock’s board of directors and will depend on, among other things, Westrock’s results of operations, financial condition, cash requirements, contractual restrictions, applicable law and other factors that Westrock’s board of directors may deem relevant. In addition, Westrock’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness it or its subsidiaries incur. As a result, you may not receive any return on an investment in Westrock Common Shares unless you sell your shares for a price greater than that which you paid for it.
An active trading market for Westrock Common Shares may not develop, and you may not be able to resell your Westrock Common Shares at or above the initial offering price.
Prior to the Business Combination, there has been no public market for Westrock Common Shares. We cannot predict the extent to which investor interest in us will lead to the development of a trading market on the Nasdaq or otherwise, or how liquid that market might become. If an active market does not develop, you may have difficulty selling any Westrock Common Shares. An inactive market may also impair Westrock’s ability to raise capital by selling Westrock Common Shares and may impair our ability to acquire or make investments in companies, products or technologies for which we may issue equity securities to pay for such acquisition or investment.
Future resales of the Westrock Common Shares issued in connection with the Business Combination may cause the market price of Westrock Common Shares to drop significantly, even if Westrock’s business is doing well.
Westrock’s pre-Business Combination equityholders, the Riverview Sponsor and PIPE Investors are expected to hold approximately [   ]% of Westrock Common Shares following the Business Combination (assuming no redemptions of Riverview Shares, the full amount of the PIPE Financing and no conversion of the Westrock Series A Preferred Shares). Upon expiration of the applicable lock-up period for these stockholders, if any, and upon the effectiveness of any registration statement Westrock files pursuant to the Registration Rights Agreement or the Subscription Agreements, in a registered offering of securities pursuant to the Securities Act or otherwise in accordance with Rule 144 under the Securities Act, such Westrock stockholders may sell Westrock Common Shares in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the trading price of the Westrock Common Shares or putting significant downward pressure on the price of the Westrock Common Shares. Further, sales of Westrock Common Shares upon expiration of the applicable lock-up period could encourage short sales by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. As such, short sales of Westrock Common Shares could have a tendency to depress the price of the Westrock Common Shares, which could further increase the potential for short sales.
Westrock cannot predict the size of future issuances or sales of Westrock Common Shares or the effect, if any, that future issuances and sales of Westrock Common Shares will have on the market price of the Westrock Common Shares. Sales of substantial amounts of Westrock Common Shares (including those shares issued in connection with the Business Combination), or the perception that such sales could occur, may materially and adversely affect prevailing market prices of Westrock Common Shares.
The market price for Westrock Common Shares may be subject to substantial fluctuations, which may make it difficult for you to sell your shares at the volumes, prices and times desired.
The market price of Westrock Common Shares may be highly volatile, which may make it difficult for you to sell your shares at the volumes, prices and times desired. Some factors that may have a significant effect on the market price of Westrock Common Shares include:

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actual or anticipated fluctuations in our operating results or those of our competitors;

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changes in economic or business conditions;

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changes in governmental regulation; and

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publication of research reports about us, our competitors, or our industry, or changes in, or failure to meet, estimates made by securities analysts or ratings agencies of our financial and operating performance, or lack of research reports by industry analysts or ceasing of analyst coverage.

Westrock’s issuance of additional capital stock in connection with financings, acquisitions, investments, our equity incentive plans or otherwise would dilute all other stockholders.
Westrock may issue additional capital stock in the future. Any such issuance would result in dilution to all other stockholders. In the future, Westrock may issue additional stock, including as a grant of equity awards to employees, directors and consultants under our equity incentive plans, to raise capital through equity financings or to acquire or make investments in companies, products or technologies for which we may issue equity securities to pay for such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of Westrock Common Shares to decline.
Westrock’s certificate of incorporation will contain an exclusive forum provision that may discourage lawsuits against Westrock and its directors and officers.
Westrock’s certificate of incorporation will provide that, unless the Westrock board of directors otherwise determines, the state courts in the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware, will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders, any action asserting a claim against us or any of our directors or officers arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws, or any action asserting a claim against us or any of our directors or officers governed by the internal affairs doctrine under Delaware law (collectively, the “covered actions”). This exclusive forum provision will apply to all covered actions, including any covered action in which the plaintiff chooses to assert a claim or claims under federal law in addition to a claim or claims under Delaware law, although stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. This exclusive forum provision does not apply to actions that do not assert any covered Delaware state law claims, such as, for example, any action asserting solely federal securities law claims, and the enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings and it is possible that, in connection with claims arising under federal securities laws or otherwise, a court could find this exclusive forum provision to be inapplicable or unenforceable.
This exclusive forum provision may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with us or our directors or officers, which may discourage such lawsuits against us and our directors and officers. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings described above, we may incur additional costs associated with resolving such matters in other jurisdictions or forums, which could materially and adversely affect our business, financial condition or results of operations.
Westrock’s board of directors will have the ability to issue blank check preferred stock, which may discourage or impede acquisition efforts or other transactions.
Westrock’s board of directors will have the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt, including the Westrock Series A Preferred Shares. For instance, subject to applicable law, a series of preferred stock may impede a business combination by including class voting rights, which would enable the holder or holders of such series to block a proposed transaction. Westrock’s board of directors will make any determination to issue shares of preferred stock based on its judgment as to our and our stockholders’ best interests. Westrock’s board of directors, in so acting, could issue shares of preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders may believe to be in their best interests or in which stockholders would have received a premium for their stock over the then-prevailing market price of the stock.
The Westrock Series A Preferred Shares give the holders thereof liquidation preferences, voting rights, certain consent rights, and the ability to convert such shares into Westrock Common Shares, potentially causing dilution to existing holders of Westrock Common Shares.
As of the closing of the Business Combination, we could have up to 24.9 million Westrock Series A Preferred Shares issued and outstanding. In the event of our liquidation, winding-up or dissolution, the holders of the Westrock Series A Preferred Shares would have the right to receive proceeds from any such transaction before the holders of the Westrock Common Shares. The payment of the liquidation preference could result in holders of Westrock Common Shares not receiving any consideration if we were to liquidate, dissolve or wind up, either voluntarily or involuntarily. Additionally, the existence of the liquidation preference may reduce the value of the Westrock Common Shares, make it harder for us to sell Westrock Common Shares in offerings in the future, or prevent or delay a change of control.
Our certificate of incorporation will provide holders of Westrock Series A Preferred Shares with the right to vote, under certain conditions, on an as-converted basis with holders of Westrock Common Shares on matters submitted to a stockholder vote. Additionally, so long as any Westrock Series A Preferred Shares are outstanding, Westrock may not, without the affirmative vote or consent of the holders of record of at least a majority in voting power of Westrock Series A Preferred Shares, voting together as a single, separate class: (a) amend, alter or repeal any provision of the certificate of incorporation, the by-laws or any other such organizational document of Westrock that would adversely affect the rights, preferences, privileges, voting power or special rights of the Westrock Series A Preferred Shares, (b) amend, alter, or supplement the certificate of incorporation, the by-laws or any other such organizational document of Westrock or any provision thereof, or take any other action to authorize or create, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, or issue, any class or series of stock senior to or on parity with the Westrock Series A Preferred Shares, including with respect to dividend rights or rights upon Westrock’s liquidation, winding-up or dissolution, (c) increase or decrease the authorized number of Westrock Series A Preferred Shares or issue Westrock Series A Preferred Shares or stock senior to or on parity with the Westrock Series A Preferred Shares, and (d) for so long as the BBH Investors and their controlled affiliates own at least sixty percent (60%) of the Series A Preferred Shares that the BBH Investors owned at the Closing, consummate any Fundamental Change in which the holders of Westrock Series A Preferred Shares would receive less than $18.50 per share (subject to customary adjustments).
These restrictions may adversely affect our ability to engage in business activities.
The Westrock Series A Preferred Shares are convertible into Westrock Common Shares at any time at the option of the holder. Such conversion may cause substantial dilution to holders of Westrock Common Shares. See the section titled “Description of Securities — Westrock Series A Preferred Shares” for more information.
Additionally, because our board of directors is entitled to designate the powers and preferences of preferred stock without a vote of our stockholders, subject to Nasdaq rules and regulations, our stockholders will have no control over what designations and preferences our future preferred stock, if any, will have.

SPECIAL MEETING OF RIVERVIEW STOCKHOLDERS
General
Riverview is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the Riverview board of directors for use at the Riverview Special Meeting to be held on [           ], 2022 and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to Riverview’s stockholders on or about [           ], 2022 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides Riverview’s stockholders with information they need to know to be able to vote or direct their vote to be cast at the Riverview Special Meeting.
Date, Time and Place
The Riverview Special Meeting will be held on [           ], 2022, at [           ], Eastern Time, via a virtual meeting. Riverview stockholders may attend the Riverview Special Meeting and vote their shares electronically during the meeting via live audio webcast by visiting. Riverview Stockholders will need the control number that is printed on their proxy card to enter the Riverview Special Meeting. Riverview recommends that stockholders log in at least 15 minutes before the meeting to ensure they are logged in when the Riverview Special Meeting starts. Riverview stockholders will not be able to attend the Riverview Special Meeting in person.
Purpose of Riverview Special Meeting
Riverview stockholders are being asked to consider and vote upon:
1.
the Business Combination Proposal;

2.
the Nasdaq Proposal; and

3.
the Adjournment Proposal (if necessary).

Voting Power; Record Date
You will be entitled to vote or direct votes to be cast at the Riverview Special Meeting if you owned Riverview Shares at the close of business on [           ], 2022, which is the record date for the Riverview Special Meeting. You are entitled to one vote for each Riverview Share that you owned as of the close of business on the Riverview record date. If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. On the Riverview record date, there were [      ] Riverview Shares outstanding.
Vote of the Riverview Sponsor and Riverview’s Directors and Officers
The Riverview Sponsor has agreed to vote any Riverview Class A Shares and any Riverview Class B Shares held by it as of the record date, in favor of the Business Combination Proposal. Further, the Riverview Sponsor intends to vote in favor of all of the proposals.
The Riverview Sponsor has waived any redemption rights in connection with the Business Combination. The Riverview Class B Shares held by the Riverview Sponsor have no redemption rights upon Riverview’s liquidation and will be worthless if no business combination is effected by Riverview by February 10, 2023.
The Riverview Sponsor owns 4,925,000 Riverview Class B Shares as of the record date.
Quorum and Required Vote for Proposals for the Riverview Special Meeting
A quorum of Riverview stockholders is necessary to hold a valid meeting. A quorum will be present at the Riverview Special Meeting if a majority of the outstanding Riverview Shares as of the Riverview record date at the Riverview Special Meeting is represented virtually or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The holders of the Riverview Class B Shares, who currently own 20.00% of the issued and outstanding Riverview Shares, will count towards this

quorum. As of the Riverview record date for the Riverview Special Meeting, [                 ] Riverview Shares would be required to achieve a quorum.
Approval of the Business Combination Proposal requires that the initial Business Combination be approved by (i) the affirmative vote of the holders of a majority of the outstanding Riverview Class A Shares and Riverview Class B Shares, voting together as a single class and (ii) the affirmative vote of the holders of a majority of the outstanding Riverview Class B Shares, voting as a separate class. The Riverview Sponsor, in its capacity as the holder of a majority of Riverview Class B Shares, has delivered its irrevocable consent to the Business Combination and as such, approval of the Business Combination Proposal requires only the affirmative vote of holders of a majority of the outstanding Riverview Class A Shares and Riverview Class B Shares voting together as a single class. Approval of the Nasdaq Proposal requires the affirmative vote of a majority of the total votes cast on the Nasdaq Proposal. Approval of the Adjournment Proposal requires the affirmative vote of a majority of votes cast on the Adjournment Proposal, regardless of whether a quorum is present. The Riverview board of directors has approved each of the proposals.
If Riverview stockholders fail to approve both the Business Combination Proposal and Nasdaq Proposal, then the Business Combination will not occur. The Business Combination is not conditioned upon the Adjournment Proposal. It is important for you to note that, in the event that the Business Combination Proposal and Nasdaq Proposal do not receive the requisite vote for approval, then the Business Combination will not be consummated. If Riverview does not consummate the Business Combination and fails to otherwise complete a business combination by February 10, 2023, Riverview will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders.
Recommendation of the Riverview Board of Directors
Riverview’s board of directors unanimously determined that the Transaction Agreement and the transactions contemplated thereby, including the Mergers, were advisable and in the best interests of, Riverview and its stockholders. Accordingly, Riverview’s board of directors unanimously recommends that its stockholders vote “FOR” the Business Combination Proposal, “FOR” the Nasdaq Proposal and, if required, “FOR” the Adjournment Proposal.
When you consider the recommendation of Riverview’s board of directors in favor of approval of these proposals, you should keep in mind that Riverview’s directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:
•
If the Business Combination or another business combination is not consummated by February 10, 2023, Riverview will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Riverview Class A Shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 4,925,000 Riverview Class B Shares held by the Riverview Sponsor, which were acquired for an aggregate purchase price of $25,000, would be worthless because the holders of Riverview Class B Shares are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an estimated aggregate market value of $[           ] based upon the closing price of $[           ] per Riverview Class A Share on Nasdaq on [           ], 2022, the Riverview record date.

•
The Riverview Sponsor purchased an aggregate of 7,400,000 Westrock Private Warrants from Riverview for an aggregate purchase price of $7,400,000 (or $1.00 per warrant) in a private placement. This purchase took place on a private placement basis simultaneously with the consummation of Riverview’s initial public offering. A portion of the proceeds Riverview received from this purchase was placed in the Trust Account. Such warrants had an estimated aggregate value of $[           ] based on the closing price of $[           ] per Riverview Public Warrant on Nasdaq on [           ], 2022, the Riverview record date. The Riverview Private Warrants will become worthless if Riverview does not consummate a business combination by February 10, 2023.

•
The fact that certain officers and members of Riverview Sponsor and their respective affiliates are party to the Subscription Agreements pursuant to which they have agreed to subscribe for and purchase, and Riverview agreed to issue and sell to such PIPE Investors, prior to and substantially concurrently with the, an aggregate of 22,150,000 Riverview Class A Shares at a purchase price of $10.00 per share, for aggregate gross proceeds of $221,500,000.
•
The fact that certain officers and members of Riverview Sponsor and their respective affiliates are party to certain Promote Participation Agreements (as defined in this proxy statement/prospectus) pursuant to which they are entitled to purchase an aggregate of 816,000 additional Riverview Class B Shares from Riverview Sponsor, contingent upon fulfillment of their commitments under their respective Subscription Agreements.

•
The fact that certain officers and members of Riverview Sponsor that are Riverview PIPE Investors will enter into Liquidation Support Agreements (as defined in this proxy statement/prospectus), pursuant to which Westrock Group has committed to provide an aggregate of up to 1,000,000 shares of Westrock Common Shares to Riverview PIPE Investors upon a qualifying Westrock Liquidation following the Closing.

•
If Riverview is unable to complete a business combination within the required time period, its executive officers will be personally liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Riverview for services rendered or contracted for or products sold to Riverview. If Riverview consummates a business combination, on the other hand, Riverview will be liable for all such claims.

•
Riverview’s officers and directors, and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Riverview’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Riverview fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Riverview may not be able to reimburse these expenses if the Business Combination or another business combination, are not completed by February 10, 2023.

•
The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

Abstentions and Broker Non-Votes
If you are a holder of Riverview Shares that attends the Riverview Special Meeting virtually and fails to vote, or if you vote abstain, your failure to vote or abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal, but will have no effect on the Nasdaq Proposal or the Adjournment Proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, will not count as shares entitled to vote or votes cast at the Riverview Special Meeting, and otherwise will have no effect on the Adjournment Proposal or the Nasdaq Proposal. Broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal.
Voting Your Shares
If you are a stockholder of record of Riverview as of [           ], 2022, the record date, you may submit your proxy before the Riverview Special Meeting in any of the following ways, if available:
•
use the toll-free number shown on your proxy card;

•
visit the website shown on your proxy card to vote via the Internet; or

•
complete, sign, date and return your proxy card in the enclosed postage-paid envelope.

Stockholders who choose to participate in the Riverview Special Meeting can vote their shares electronically during the meeting via live audio webcast by visiting www.[      ].com. You will need the control number that is printed on your proxy card to enter the Riverview Special Meeting. Riverview recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the Riverview Special Meeting starts.
If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. ”Street name” stockholders who wish to vote at the Riverview Special Meeting will need to obtain a legal proxy form from their broker, bank or other nominee.
Revoking Your Proxy
You may change your vote at any time before your proxy is voted at the Riverview Special Meeting (provided that you do not hold your shares through a broker, bank or other nominee).
You may do this in one of two ways:
•
mailing a new, subsequently dated proxy card; or

•
by attending the Riverview Special Meeting virtually and electing to vote your shares online at the meeting.

Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than 11:59 p.m., Eastern Time, on [           ], 2022, or by voting online at the Riverview Special Meeting. Simply attending the Riverview Special Meeting will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your Riverview Shares, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.
Who Can Answer Your Questions About Voting Your Shares
If you have any questions about how to vote or direct a vote in respect of your Riverview Shares, you may call [           ], the proxy solicitation agent for Riverview, toll-free at ([ ]) [ ]-[ ] (banks and brokers call or email at [           ]).
Redemption Rights
If you are a holder of Riverview Class A Shares, you have the right to redeem such shares for a pro rata portion of the aggregate amount on deposit in the Trust Account, which holds the net proceeds of Riverview’s initial public offering, as of two business days prior to the consummation of the transactions contemplated by the Transaction Agreement (including interest earned on the funds held in the Trust Account and not previously released to Riverview to pay taxes, if any) upon the closing of the transactions contemplated by the Transaction Agreement.
Notwithstanding the foregoing, a holder of Riverview Class A Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption with respect to more than 20% of the Riverview Class A Shares.
Holders of the outstanding Riverview Warrants do not have redemption rights with respect to such warrants in connection with the transactions contemplated by the Transaction Agreement.
You may exercise your redemption rights whether you vote your Riverview Class A Shares for or against, or whether you abstain from voting on, the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Riverview Class A Shares and will no longer be stockholders and the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are substantially reduced as a result of redemptions by public stockholders. With fewer Riverview Class A Shares and public stockholders, the trading market for Riverview Class A Shares may be less liquid than the market for Riverview Class A Shares prior to the Business Combination and Riverview may not be able to meet the listing standards of a national securities exchange, including Nasdaq. In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into Westrock’s business will be reduced and the amount of working capital available to Westrock following the Business Combination may be reduced. Your decision to exercise your redemption rights with respect to Riverview Class A Shares will have no effect on the Riverview Warrants you may also hold.

If you are a holder of Riverview Class A Shares and wish to exercise your redemption rights, you are required to tender your share certificates or deliver your shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at your option, in each case no later than two business days prior to the initially scheduled vote to approve the Business Combination. Accordingly, you have until two days prior to the initial vote on the Business Combination to tender your shares if you wish to exercise your redemption rights.] Given the relatively short period in which to exercise redemption rights, it is advisable for you to use electronic delivery of your shares. If you exercise your redemption right, your shares will be redeemed for a pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was approximately $250 million, or approximately $10.00 per share, as of December 31, 2021). Such amount, including interest earned on the funds held in the Trust Account and not previously released to Riverview to pay its taxes, if any, will be paid promptly upon consummation of the Business Combination. However, under Delaware law, the proceeds held in the Trust Account could be subject to claims that could take priority over those of Riverview’s public stockholders exercising redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal. The per share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive if you exercise your redemption rights.
Riverview’s transfer agent can be contacted at the following address:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attn: Compliance Department
Any request for redemption, once made by a holder of Riverview Class A Shares, may be withdrawn at any time up to two days prior to the vote on the Business Combination Proposal at the Riverview Special Meeting. If you deliver your shares for redemption to Riverview’s transfer agent and later decide, prior to the Riverview Special Meeting, not to redeem your shares, you may request that Riverview’s transfer agent return the shares electronically.
No demand will be effectuated unless the holder’s Riverview Class A Shares have been delivered electronically to the transfer agent prior to the vote on the Business Combination Proposal at the Riverview Special Meeting.
If a holder of Riverview Class A Shares properly makes a request for redemption and the Riverview Class A Shares are delivered to Riverview’s transfer agent no later than two business days prior to the initially scheduled vote to approve the Business Combination, then, if the Business Combination is consummated, Riverview will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your Riverview Class A Shares for cash.
For a discussion of certain material U.S. federal income tax considerations for holders of Riverview Class A Shares with respect to the exercise of these redemption rights, see the section titled “Certain Material U.S. Federal Income Tax Consequences.”
Appraisal Rights
Appraisal rights are not available to holders of Riverview Shares in connection with the Business Combination.
Proxy Solicitation Costs
Riverview is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone. Riverview and its directors, officers and employees may also solicit proxies online. Riverview will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Riverview will bear the cost of the solicitation.

Riverview has hired [           ] to assist in the proxy solicitation process. Riverview will pay to [           ] a fee of $[           ], plus disbursements.
Riverview will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Riverview will reimburse them for their reasonable expenses.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a summary of certain material U.S. federal income tax consequences of the Mergers applicable to U.S. Holders (as defined below) of Riverview Class A Shares and Riverview Warrants (collectively “Riverview securities”). The following discussion also summarizes certain U.S. federal income tax consequences applicable to U.S. Holders of Riverview Class A Shares that elect to have their Riverview Class A Shares redeemed for cash and certain U.S. federal income tax consequences applicable to U.S. Holders of the ownership and disposition of Westrock Common Shares and Westrock Warrants following the Business Combination. This discussion applies only to U.S. holders who hold their Riverview securities, Westrock Common Shares and Westrock Warrants, as the case may be, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).
The following summary does not purport to be a complete analysis of all potential tax considerations arising in connection with the Closing, the redemptions of Riverview Class A Shares or the ownership and disposition of Westrock Common Shares and Westrock Warrants. The effects of U.S. federal tax laws other than those relating to the income tax, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not addressed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case, in effect as of the date hereof, and all of which are subject to change at any time, possibly with retroactive effect. Any such change or differing interpretation could adversely affect the tax consequences discussed below. Neither Riverview nor Westrock has sought nor will it seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take or a court will not sustain a contrary position regarding the tax consequences discussed below.
This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances nor does it address the tax consequences relevant to U.S. Holders subject to special treatment under the U.S. federal income tax laws, including, without limitation:
•
banks, insurance companies or certain other financial institutions;

•
regulated investment companies, real estate investment trusts, mutual funds or grantor trusts;

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brokers, dealers or traders in securities;

•
traders in securities who elect a mark-to-market method of accounting;

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tax-exempt organizations or governmental organizations;

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U.S. expatriates and former citizens or long-term residents of the United States;

•
persons holding Riverview securities or Westrock Common Shares and/or Westrock Warrants, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated or similar transaction;

•
persons required to accelerate the recognition of any item of gross income with respect to Riverview securities or Westrock Common Shares and/or Westrock Warrants, as the case may be, as a result of such income being taken into account on an applicable financial statement;

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persons that directly, indirectly or constructively own 5% or more (by vote or value) of the outstanding Riverview Shares or, after the Business Combination, the outstanding Westrock Common Shares;

•
founders, sponsors, officers or directors of Riverview;

•
“controlled foreign corporations,” “passive foreign investment companies,” or corporations that accumulate earnings to avoid U.S. federal income tax;

•
S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

•
persons having a functional currency other than the U.S. dollar;

•
persons who hold or received Riverview securities or Westrock Common Shares and/or Westrock Warrants, as the case may be, pursuant to the exercise of any employee stock option or otherwise as compensation; and

•
persons who hold shares of Riverview securities or Westrock Common Shares and/or Westrock Warrants, as the case may be, through a tax-deferred account, such as an individual retirement account or a plan qualifying under Section 401(k) of the Code.

In addition, this summary does not address any tax consequences to investors that directly or indirectly hold equity interests in Westrock prior to the Business Combination, including holders of Riverview securities that also hold, directly or indirectly, equity interests in Westrock. With respect to the tax consequences of holding Westrock Common Shares, this discussion is limited to U.S. Holders who acquire such Westrock Common Shares pursuant to the Mergers or as a result of the exercise of a Westrock Warrant, and with respect to the tax consequences of holding Riverview Warrants, this discussion is limited to U.S. Holders who held Riverview Warrants prior to and through the Mergers. Except as specifically addressed below under “— Information Reporting and Backup Withholding” this discussion does not describe any considerations relevant to holders other than U.S. Holders. Moreover, this discussion does not address any tax consequences arising under the alternative minimum tax, the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith and any laws, regulations or practices adopted in connection with any such agreement).
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Riverview securities, Westrock Common Shares and/or Westrock Warrants, the tax treatment of an owner of such entity will depend on the status of the owners, the activities of the entity or arrangement and certain determinations made at the owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
For purposes of this discussion, because any Riverview Unit, consisting of one Riverview Class A Share and one-half of one Riverview Warrant, is separable at the option of the holder, Riverview is treating the component parts of each Riverview Unit as separately held instruments consisting of one Riverview Class A Share and one-half of one Riverview Warrant and is assuming that the Riverview Unit itself will not be treated as an integrated instrument. Accordingly, the separation of a Riverview Unit in connection with the consummation of the Business Combination generally is not expected to be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of Riverview Units and Riverview securities are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Business Combination (including any redemption of Riverview Class A Shares for cash) with respect to any Riverview securities held through a Riverview Unit (including alternative characterizations of a Riverview Unit).
For purposes of this discussion, a “U.S. Holder” is any beneficial owner of shares of Riverview securities, Westrock Common Shares and/or Westrock Warrants, as the case may be, that is for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity or arrangement subject to tax as a corporation for U.S. federal income tax purposes) created or organized in, or under the laws of the United States, any state thereof, or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (2) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGERS AND THE U.S. FEDERAL INCOME TAX TREATMENT TO HOLDERS OF RIVERVIEW SECURITIES IN CONNECTION WITH THE MERGERS DEPEND IN SOME INSTANCES ON DETERMINATIONS

OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGERS IS INHERENTLY UNCLEAR. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGERS, THE EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO RIVERVIEW CLASS A SHARES, AND THE OWNERSHIP AND DISPOSITION OF WESTROCK COMMON SHARES AND/OR WESTROCK WARRANTS TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES APPLICABLE TO YOU, IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, OF THE MERGERS, THE EXERCISE OF YOUR REDEMPTION RIGHTS WITH RESPECT TO RIVERVIEW CLASS A SHARES, AND THE OWNERSHIP AND DISPOSITION OF WESTROCK COMMON SHARES AND/OR WESTROCK WARRANTS.
U.S. Federal Income Tax Considerations for the Mergers
Tax Consequences of the Mergers Under Section 368(a) of the Code
The Mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, this treatment is not free from doubt, and the IRS or a court could take a different position, as a result of the significant factual and legal uncertainties regarding the characterization of the Mergers. For example, under Section 368(a) of the Code and Treasury Regulations promulgated thereunder, the acquiring corporation in a reorganization must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. There is an absence of guidance directly on point as to how this requirement applies in the case of an acquisition of a corporation with investment-type assets, such as Riverview, and consequently, the qualification of the Mergers as a reorganization is not free from doubt. Moreover, the qualification of the Mergers for the Intended Tax Treatment is based on facts which will not be known until or following the Closing. Specifically, this treatment could depend on whether sufficient Riverview stockholders exchange their Riverview Class A Shares for Westrock Common Shares in the SPAC Merger rather than redeem them for cash. If a significant number of Riverview Stockholders decide to redeem their Riverview Class A Shares, the aforementioned “continuity of business enterprise” requirement may not be satisfied. The Closing is not conditioned upon the receipt of an opinion of counsel that the Mergers will so qualify, and neither Riverview nor Westrock intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Mergers. Accordingly, no assurance can be given that the IRS will not challenge the Mergers’ qualification as a “reorganization” or that a court will not sustain such a challenge by the IRS. U.S. Holders of Riverview securities are urged to consult their tax advisors regarding the proper U.S. federal income tax treatment of the Mergers, including with respect to the Mergers’ qualification as a “reorganization.”
U.S. Holders Exchanging Riverview Securities for Westrock Common Shares and Westrock Warrants
If the Mergers, taken together, qualify as a “reorganization” under Section 368(a) of the Code, a U.S. Holder of Riverview Class A Shares would not recognize gain or loss on the receipt of Westrock Common Shares pursuant to the SPAC Merger. In such a case, the aggregate tax basis of the Westrock Common Shares received by a U.S. Holder in the SPAC Merger would be equal to the aggregate adjusted tax basis of the Riverview Class A Shares surrendered in exchange therefor. The holding period of the Westrock Common Shares received by a U.S. Holder in the SPAC Merger would include the period during which the Riverview Class A Shares exchanged therefor were held by such U.S. Holder. It is unclear whether the redemption rights with respect to the Riverview Class A Shares may suspend the running of the applicable holding period for this purpose.
If any requirement for qualification as a reorganization within the meaning of Section 368(a) of the Code is not met, a U.S. Holder of Riverview Class A Shares would recognize gain or loss in an amount equal to the difference, if any, between the fair market value as of the Closing of Westrock Common Shares received by such holder in the SPAC Merger over such U.S. Holder’s adjusted tax basis in the Riverview

Class A Shares surrendered in exchange therefor. Any gain or loss so recognized would be long-term capital gain or loss if the U.S. Holder has a holding period of more than one year in its Riverview Class A Shares at the time of the SPAC Merger (or short-term capital gain or loss otherwise). Long-term capital gains of non-corporate U.S. Holders (including individuals) currently are eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s initial tax basis in the Westrock Common Shares received in the SPAC Merger would be equal to the fair market value of such stock on the date of the exchange. A U.S. Holder’s holding period in the Westrock Common Shares received in the SPAC Merger would begin on the day following the Closing and would not include the holding period for the Riverview Class A Shares surrendered in exchange therefor.
It is intended that the Riverview Warrants becoming exercisable for Westrock Common Shares, and the Riverview warrant agreement being assigned to, and assumed by, Westrock also constitutes a tax-deferred transaction in which no gain or loss would be recognized by the U.S. Holders of Riverview Warrants if the Mergers qualify as a reorganization as discussed above. It is also possible that the transaction is treated as tax-deferred on the basis that the terms of the Riverview Warrants are not otherwise being changed pursuant to the Mergers, and because the terms of the Riverview Warrants, when originally issued, contemplated, among other things, the Riverview Warrants becoming exercisable into shares of another corporation under circumstances similar to the Mergers.
If the Mergers qualify as a reorganization within the meaning of Section 368(a) of the Code or the warrant exchange transaction is otherwise treated as tax-deferred, a U.S. Holder’s adjusted tax basis in the Westrock Warrants immediately after the Mergers would be the same as such holder’s adjusted tax basis in the Riverview Warrants immediately prior to the Mergers. In addition, a U.S. Holder’s holding period in the Westrock Warrants immediately after the Mergers would include the period during which such holder held the Riverview Warrants immediately prior to the Mergers. Due to a lack of clear authority, the federal income tax treatment of the warrant exchange is not free from doubt, and there is a risk that the warrant exchange could be treated as a taxable exchange of Riverview Warrants for Westrock Warrants, and no assurance can be given that the IRS would not assert, or that a court would not sustain, such a contrary position. In that case, a U.S. Holder of Riverview Warrants would recognize gain or loss in an amount equal to the difference, if any, between the fair market value of the Westrock Warrants treated as having been received by such U.S. Holder and such U.S. Holder’s adjusted tax basis in the Riverview Warrants treated as having been exchanged. Any gain or loss so recognized would be long-term capital gain or loss if the U.S. Holder has a holding period in the Riverview Warrants of more than one year at the time of the exchange (or short-term capital gain or loss otherwise). In that case, the U.S. Holder’s initial tax basis in the Westrock Warrants after the Mergers would be equal to the fair market value of such Westrock Warrants on the date of the exchange. A U.S. Holder’s holding period in the Westrock Warrants would begin on the day following the Closing and would not include the holding period for the Riverview Warrants surrendered in exchange therefor.
U.S. Holders Exercising Redemption Rights with Respect to Riverview Class A Shares
In the event that a U.S. Holder’s Riverview Class A Shares are redeemed for cash pursuant to the redemption provisions described in this proxy statement/prospectus, the treatment of such a redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code.
The redemption of Riverview Class A Shares generally will be treated as a sale of stock (rather than as a distribution) if the redemption (i) results in a “complete termination” of the U.S. Holder’s interest in Riverview, (ii) is “substantially disproportionate” with respect to the redeeming U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally should take into account not only Riverview Shares actually owned by such U.S. Holder but also Riverview Shares constructively owned by it. A U.S. Holder may constructively own, in addition to shares owned directly, Riverview Shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any Riverview Shares the U.S. Holder has a right to acquire by the exercise of an option, which would include Riverview Class A Shares which could be directly or constructively acquired pursuant to the exercise of Riverview Warrants.
There will be a complete termination of a U.S. Holder’s interest if either (i) all of the Riverview Shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the Riverview Shares actually owned by the U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and such U.S. Holder does not constructively own any other Riverview Shares (including any stock constructively owned by such U.S. Holder as a result of owning Riverview Warrants). In order to meet the “substantially disproportionate” test, the percentage of outstanding voting stock actually or constructively owned by a U.S. Holder immediately following the redemption must be less than 80% of the percentage of outstanding voting stock actually or constructively owned by such U.S. Holder immediately prior to the redemption, and such U.S. Holder immediately after the redemption actually and constructively owns less than 50% of the total combined voting power of the Riverview Shares. The redemption of Riverview Class A Shares will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Riverview. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Riverview will depend on the particular facts and circumstances applicable to such holder. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. Holders should consult with their tax advisors as to the tax consequences to them of a redemption.
If the redemption qualifies as a sale of stock by the U.S. Holder under Section 302 of the Code, the U.S. Holder would be required to recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received in the redemption of such Riverview Class A Shares and (ii) such U.S. Holder’s adjusted tax basis in the Riverview Class A Shares redeemed. Any such gain or loss would be treated as long-term capital gain or loss if such U.S. Holder has a holding period in the shares of more than one year (or short-term capital gain or loss otherwise). It is unclear whether the redemption rights with respect to the Riverview Class A Shares may suspend the running of the applicable holding period for this purpose. A U.S. Holder’s tax basis in such holder’s Riverview Class A Shares generally will equal the cost of such shares.
If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. Holder would be treated as receiving a distribution for U.S. federal income tax purposes. Such distribution will constitute a dividend for U.S. federal income tax purposes to the extent paid out of Riverview’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of such current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s Riverview Class A Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of Riverview Class A Shares. Amounts treated as dividends that Riverview pays to a U.S. Holder that is taxable as a corporation may qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of the investment interest deduction limitations), and provided certain holding period requirements are met, amounts treated as dividends that Riverview pays to a non-corporate U.S. Holder may be taxed as “qualified dividend income” at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights described herein with respect to the Riverview Class A Shares may have suspended the running of the applicable holding period for these purposes. If the holding period requirements are not satisfied, then a U.S. Holder taxable as a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. Holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rate that applies to “qualified dividend income.” After the application of these rules, any remaining tax basis of the U.S. Holder in the redeemed Riverview Class A Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining Riverview Class A Shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Riverview Warrants or possibly in other Riverview Shares constructively owned by it.

U.S. Federal Income Tax Consequences of the Ownership of Westrock Common Shares and Westrock Warrants to U.S. Holders
Taxation of Dividends
If distributions are made in cash or other property (other than certain distributions of Westrock Common Shares or rights to acquire Westrock Common Shares) to U.S. Holders of Westrock Common Shares, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid out of Westrock’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles.
Distributions in excess of such current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s Westrock Common Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of Westrock Common Shares and will be treated as described under “U.S. Federal Income Tax Consequences of the Disposition of Westrock Common Shares and Westrock Warrants to U.S. Holders” below.
Dividends paid to a U.S. Holder that is taxable as a corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of the investment interest deduction limitations), and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that may be eligible for reduced rates of taxation.
Possible Constructive Distributions
The terms of the Westrock Warrants provide for an adjustment to the number of Westrock Common Shares for which the warrants may be exercised or to the exercise price of the warrants in certain events, as discussed in the section of this proxy statement/prospectus titled “Description of Securities — Westrock Warrants — Westrock Public Warrants — Anti-dilution Adjustments”. An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of Westrock Warrants would, however, be treated as receiving a constructive distribution from Westrock if, for example, the adjustment to the number of such Westrock Common Shares received upon exercise of the Westrock Warrants or to the exercise price of the Westrock Warrants increases the warrant holders’ proportionate interest in Westrock’s assets or earnings and profits (e.g., through an increase in the number of Westrock Common Shares that would be obtained upon exercise or through a decrease to the exercise price of such Westrock Warrant as a result of a distribution of cash or other property such as other securities to the holders of Westrock Common Shares which is taxable to the U.S. Holders of such shares as described under “— Taxation of Dividends”). Such increase would result in a distribution to the holders of Westrock Warrants, which would be taxable to the U.S. Holders of such Westrock Warrants as described immediately above under “— Taxation of Dividends” in the same manner as if the U.S. Holders of the Westrock Warrants had received a cash distribution from Westrock equal to the fair market value of the increase in the warrant holder’s interest.
U.S. Holders of Westrock Warrants should consult their tax advisors regarding the possibility of constructive distributions on their Westrock Warrants.
U.S. Federal Income Tax Consequences of the Disposition of Westrock Common Shares and Westrock Warrants (Including a Lapse of Westrock Warrants) to U.S. Holders
A U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Westrock Common Shares or Westrock Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such shares and/or warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Westrock Common Shares or Westrock Warrants generally will be long-term capital gain or loss if the U.S. Holder held the Westrock Common Shares or Westrock Warrants for more than one year (or short-term capital gain or loss otherwise). Long-term capital gains of non-corporate U.S. Holders (including individuals) currently are eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. Holder generally will not recognize gain or loss upon the acquisition of a Westrock Common Share on the exercise of a Westrock Warrant for cash. A U.S. Holder’s tax basis in any Westrock Common Shares received upon exercise of a Westrock Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Westrock Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for a Westrock Common Share received upon exercise of a Westrock Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Westrock Warrant and will not include the period during which the U.S. Holder held the Westrock Warrant. If a Westrock Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the Westrock Warrant.
The tax consequences of a cashless exercise of a Westrock Warrant are not clear under current tax law. A cashless exercise may be tax-deferred, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. Holder’s tax basis in the Westrock Common Shares received generally would equal the U.S. Holder’s adjusted tax basis in the Westrock Warrants exercised therefor. If the cashless exercise is not treated as a gain realization event (and not a recapitalization), a U.S. Holder’s holding period in the Westrock Common Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Westrock Warrants and would not include the period during which the U.S. Holder held the Westrock Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Westrock Common Shares would include the holding period of the Westrock Warrants exercised therefor.
It is also possible that a cashless exercise of a Westrock Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder would be deemed to have surrendered a number of Westrock Warrants having a value equal to the exercise price for the total number of Westrock Warrants to be exercised. The U.S. Holder would recognize capital gain or loss with respect to the Westrock Warrants deemed surrendered in an amount generally equal to the difference between (i) the fair market value of the Westrock Common Shares represented by the Westrock Warrants deemed surrendered and (ii) the U.S. Holder’s adjusted tax basis in such Westrock Warrants deemed surrendered. In this case, a U.S. Holder’s aggregate tax basis in the Westrock Common Shares received would equal the sum of (i) the U.S. Holder’s adjusted tax basis in the Westrock Warrants deemed exercised and (ii) the aggregate exercise price of such Westrock Warrants. A U.S. Holder’s holding period for the Westrock Common Shares received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the Westrock Warrants and would not include the period during which the U.S. Holder held the Westrock Warrants.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of Westrock Warrants, including when a U.S. Holder’s holding period would commence with respect to the Westrock Common Shares received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences to them of a cashless exercise of Westrock Warrants.
Information Reporting and Backup Withholding
Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding (currently, at a rate of 24%). Backup withholding generally will not apply, however, to a U.S. Holder if (i) the U.S. Holder is a corporation or other exempt recipient or (ii) the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. A beneficial owner of Westrock Common Shares or Westrock Warrants that is for U.S. federal income tax purposes not a U.S. Holder generally can establish that it is not subject to backup withholding by providing certification of its non-U.S. status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.
THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE MERGERS, THE EXERCISE OF YOUR REDEMPTION RIGHTS WITH RESPECT TO RIVERVIEW CLASS A SHARES, AND OF THE OWNERSHIP AND DISPOSITION OF WESTROCK COMMON SHARES AND/OR WESTROCK WARRANTS, AS APPLICABLE, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL NON-U.S. AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL
Overview
We are asking our stockholders to consider and vote upon a proposal to approve and adopt the Transaction Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). Riverview stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Transaction Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. Please see the section titled “The Transaction Agreement” below for additional information and a summary of certain terms of the Transaction Agreement. You are urged to read carefully the Transaction Agreement in its entirety before voting on this proposal.
Because we are holding a stockholder vote on the Business Combination, we may consummate the Business Combination only if such initial Business Combination is approved by (i) the affirmative vote of the holders of a majority of the outstanding Riverview Class A Shares and Riverview Class B Shares, voting together as a single class and (ii) the affirmative vote of the holders of a majority of the outstanding Riverview Class B Shares, voting as a separate class. Riverview Sponsor, in its capacity as the holder of a majority of Riverview Class B Shares, has delivered its irrevocable consent to the Business Combination and as such, approval of the Business Combination Proposal requires only the affirmative vote of holders of a majority of the outstanding Riverview Class A Shares and Riverview Class B Shares voting together as a single class.

The Transaction Agreement
This subsection of this proxy statement/prospectus describes the material provisions of the Transaction Agreement, but does not purport to describe all of the terms of the Transaction Agreement. The following summary is qualified in its entirety by reference to the complete text of the Transaction Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Transaction Agreement in its entirety because it is the primary legal document that governs the Business Combination.
The Transaction Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Transaction Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Transaction Agreement. The representations, warranties and covenants in the Transaction Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Transaction Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Transaction Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Riverview, Riverview Sponsor, Westrock, Merger Sub I, Merger Sub II or any other matter.
General Description of the Business Combination; Structure of the Business Combination
On April 4, 2022, Riverview, Westrock, Merger Sub I and Merger Sub II entered into the Transaction Agreement, which provides for, among other things, the following transactions:
(a)
On the date of the Closing prior to the SPAC Merger Effective Time, Westrock will convert from a Delaware limited liability company to a Delaware corporation pursuant to a certificate of conversion to be executed and filed with the Secretary of State of the State of Delaware, and at the Conversion Effective Time:

(i)
each outstanding Westrock Common Unit will be converted into 0.1049203474320 Westrock Common Shares (the “Westrock Common Unit Exchange Ratio”);

(ii)
each outstanding Westrock Preferred Unit, for which the holder thereof has not made an election (a “Preferred Election”) to convert into Westrock Series A Preferred Shares, will be converted into 0.1086138208640 Westrock Common Shares if such Westrock Preferred Unit is a Westrock Series A Preferred Unit or 0.1049203474320 Westrock Common Shares if such Westrock Preferred Unit is a Westrock Series B Preferred Unit;

(iii)
each outstanding Westrock Preferred Unit, for which the holder thereof has made a Preferred Election, will be converted into 0.1086138208740 Westrock Series A Preferred Shares if such Westrock Preferred Unit is a Westrock Series A Preferred Unit or 0.0919280171940 Westrock Series A Preferred Shares if such Westrock Preferred Unit is a Westrock Series B Preferred Unit;

(iv)
each option to purchase Westrock Common Units (whether vested or unvested) will be converted into an option to purchase Westrock Common Shares, and will be subject to substantially the same terms and conditions as were applicable to such option immediately prior to the Conversion Effective Time, except that each option shall: (i) be exercisable for, and represent the right to purchase, a number of Westrock Common Shares (rounded down to the nearest whole share) equal to the product obtained by multiplying (A) the number of Westrock Common Units subject to such option immediately prior to the consummation of the Conversion, by (B) the Westrock Common Unit Exchange Ratio, (ii) have an exercise price per Westrock Common Share (rounded up to the nearest whole cent) subject to such option equal to the quotient obtained by dividing (A) the exercise price per Westrock Common Unit applicable to the corresponding option immediately prior to the consummation of the Conversion by (B) the Westrock Common Unit Exchange Ratio; and (iii) with respect to performance-based options, certain adjustments set forth in the disclosure schedules to the Transaction Agreement; and
(v)
each Westrock restricted unit award will be converted into a restricted stock award of Westrock with respect to a number of Westrock Common Shares (rounded up to the nearest whole share) equal to the product obtained by multiplying (A) the number of Westrock Common Units subject to the corresponding unvested Westrock restricted unit award immediately prior to the consummation of the Conversion, by (B) the Westrock Common Unit Exchange Ratio.

(b)
On the date of the Closing promptly following the consummation of the Conversion, the parties to the Transaction Agreement will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware, pursuant to which Merger Sub I will merge with and into Riverview, with Riverview surviving the merger as a wholly-owned subsidiary of Westrock;

(c)
At the SPAC Merger Effective Time, (i) each outstanding Riverview Class B Share (other than the Riverview Class B Shares held as treasury stock, which will be automatically cancelled and extinguished at the SPAC Merger Effective Time), will automatically convert into one Riverview Class A Share, (ii) each outstanding Riverview Class A Share (including the Riverview Class A Shares resulting from the conversion of Riverview Class B Shares at the SPAC Merger Effective Time but excluding any Riverview Class A Shares held as treasury stock, which will be automatically cancelled and extinguished at the SPAC Merger Effective Time) will be exchanged for one Westrock Common Share, (iii) each outstanding Riverview Warrant to purchase Riverview Class A Shares will, by its terms, automatically convert into a comparable warrant to purchase Westrock Common Shares on the terms and subject to the conditions set forth in the Riverview Warrant Agreement, (iv) each Riverview Share held immediately prior to the SPAC Merger Effective Time by Riverview as treasury stock will be automatically canceled and extinguished and (v) each share of capital stock of Merger Sub I issued and outstanding immediately prior to the SPAC Merger Effective Time will be automatically canceled and extinguished and converted into one share of common stock, par value $0.01, of the surviving corporation of the SPAC Merger;

(d)
On the date of the Closing promptly following the consummation of the SPAC Merger, the parties to the Transaction Agreement will cause a certificate of merger to be executed and filed with the Secretary of the State of Delaware, pursuant to which Riverview (as the surviving corporation of the SPAC Merger) will merge with and into Merger Sub II, with Merger Sub II surviving the merger as a wholly-owned subsidiary of Westrock; and

(e)
At the LLC Merger Effective Time, (i) each share of common stock, par value $0.01, of the surviving corporation of the SPAC Merger will be automatically canceled and extinguished and (ii) each unit of limited liability company interest of Merger Sub II issued and outstanding immediately prior to the LLC Merger Effective Time will be automatically canceled and extinguished and converted into one unit of limited liability company interests of the surviving company of the LLC Merger.

Substantially concurrent with the execution of the Transaction Agreement, Riverview and Westrock each entered into Subscription Agreements with certain investors, pursuant to which such investors have agreed to subscribe for and purchase, and Riverview or Westrock, as applicable, has agreed to issue and sell to such investors, an aggregate of 22,150,000 Riverview Class A Shares at a price of $10.00 per share, for aggregate gross proceeds of $221,500,000 to Riverview, and an aggregate of 2,850,000 Westrock Common Shares at a price of $10.00 per share, for aggregate proceeds of $28,500,000 to Westrock, which we refer to collectively as the “PIPE Financing.” Each Riverview Class A Share issued in the PIPE Financing will be converted into one Westrock Common Share in the SPAC Merger. The Riverview Class A Shares and Westrock Common Shares to be offered and sold in connection with the PIPE Financing and the Westrock Common Shares into which such Riverview Class A Shares are converted into in the SPAC Merger have not been registered under the Securities Act and will be issued in reliance upon the exemption provided in Section 4(a)(2)

of the Securities Act. PIPE Investors are permitted under the Subscription Agreements to satisfy their commitments thereunder through the purchase of Riverview Class A Shares on the public market, subject to certain restrictions set forth therein. Westrock has granted the investors purchasing Riverview Class A Shares in the PIPE Financing certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent Closing.
The proceeds from Riverview’s Trust Account (after, for the avoidance of doubt, giving effect to any redemptions by Riverview stockholders in connection with the Business Combination) and the PIPE Financing will be used for the repayment of existing indebtedness of Westrock and general capital purposes of Westrock following consummation of the Business Combination.
Within 15 business days of entry into the Transaction Agreement, Westrock is required to mail a notice and election form to each holder of record of Westrock Preferred Units as of the close of business on April 4, 2022, which permits each such holder to specify the number of such holder’s Westrock Preferred Units that such holder elects to convert into Westrock Series A Preferred Shares. Any Westrock Preferred Unit with respect to which Westrock does not receive a Preferred Election on or before 5:00 p.m., Little Rock, Arkansas time, on the 20th day following the mailing date of the notice and election form (or such other later time as Westrock may otherwise decide) will automatically be converted into 0.1086138208640 Westrock Common Shares, if such Westrock Preferred Unit is a Westrock Series A Preferred Unit, and 0.1049203474320 Westrock Common Shares, if such Westrock Preferred Unit is a Westrock Series B Preferred Unit, at the Conversion Effective Time. Any Westrock Preferred Unit with respect to which Westrock receives a Preferred Election will be automatically converted into 0.1086138208740 Westrock Series A Preferred Shares, in the case of Westrock Preferred Units designated as “Series A CEP Units”, and 0.0919280171940 Westrock Series A Preferred Shares, in the case of Westrock Preferred Units designated as “Series B CEP Units”, at the Conversion Effective Time.
In connection with the Business Combination, certain related agreements have been, or will be entered into substantially concurrently with, or prior to the Closing, including the Sponsor Support Agreement, the Registration Rights Agreement, the Lock-Up Agreement and the Investor Rights Agreement (each as defined in this proxy statement/prospectus). See the sections titled “— Related Agreements” below and “Investor Rights Agreement” for more information.
Closing and Effective Time of the Business Combination
The closing of the transactions contemplated by the Transaction Agreement is required to take place electronically by exchange of the closing deliverables as promptly as reasonably practicable, but in no event later than the third business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section titled “— Conditions to Closing of the Business Combination,” below (other than those conditions that by their nature are to be satisfied at the closing of the Business Combination, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as Riverview and Westrock may agree in writing (the “Closing”).
The Conversion Effective Time will occur at the time that the parties file or cause to be filed a certificate of conversion relating to the Conversion with the Secretary of State of the State of Delaware on the date of the Closing or at such other time mutually agreed to by the parties and set forth in the certificate of conversion. The SPAC Merger Effective Time will occur at the time that the parties file or cause to be filed a certificate of merger relating to the SPAC Merger with the Secretary of State of the State of Delaware on the date of the Closing or at such other time mutually agreed to by the parties and set forth in the certificate of merger. The LLC Merger Effective Time will occur at the time that the parties file a certificate of merger relating to the LLC Merger with the Secretary of the State of Delaware on the date of the Closing promptly following the consummation of the SPAC Merger or at such other time mutually agreed to by the parties and set forth in such certificate of merger.
Conditions to Closing of the Business Combination
Conditions to Each Party’s Obligations
The respective obligations of each party to the Transaction Agreement to consummate the transactions contemplated by the Transaction Agreement are subject to the satisfaction or, if permitted by applicable law, written waiver by Riverview and Westrock of the following conditions:

•
no governmental entity having jurisdiction over the parties having enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and which has the effect of making the Business Combination illegal or which otherwise prevents or prohibits consummation of the Business Combination;

•
the expiration or termination of any waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act;

•
the registration statement of which this proxy statement/prospectus forms a part of becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to such registration statement of this proxy statement/prospectus, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;

•
the approval by the affirmative vote of the holders of the requisite number of Riverview Shares of each of the Business Combination Proposal and the Nasdaq Proposal, in each case, in accordance with Riverview’s governing documents and applicable law;

•
the approval and adoption of the Transaction Agreement, the ancillary documents thereto to which Westrock is or will be a party and the Business Combination by members of Westrock that hold the requisite number of Westrock Units in accordance with Westrock’s governing documents and applicable law, which such consent has been obtained;

•
Westrock’s initial listing application with Nasdaq in connection with the Business Combination being approved and, immediately following the SPAC Merger Effective Time, Westrock satisfying any applicable initial and continuing listing requirements of Nasdaq, and Westrock not having received any notice of non-compliance in connection therewith that has not been cured or would not be cured at or immediately following the SPAC Merger Effective Time, and the Westrock Common Shares to be issued in connection with the Business Combination, being approved for listing on Nasdaq; and

•
after giving effect to the Business Combination (including the PIPE Financing and after giving effect to any redemptions by Riverview stockholders), Riverview having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately prior to the SPAC Merger Effective Time.

Other Conditions to the Obligations of Riverview
The obligations of Riverview to consummate the transactions contemplated by the Transaction Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Riverview of the following further conditions:
•
the fundamental representations and warranties of Westrock regarding the organization of Westrock and its subsidiaries (the “Group Companies,” and each a “Group Company”), being true and correct in all but de minimis respects as of April 4, 2022 and the date of the Closing, as though made on and as of the date of the Closing;

•
certain other representations and warranties of Westrock regarding its organization and qualification, the authority of Westrock to execute and deliver the Transaction Agreement and each of the ancillary documents thereto to which it is or will be a party and to consummate the transactions contemplated thereby and Westrock’s brokers’ fees and certain representations and warranties of Westrock regarding its capitalization, being true and correct (without giving effect to any limitation of “materiality” or Company Material Adverse Effect (as defined in the Transaction Agreement) or any similar limitation set forth in the Transaction Agreement) in all material respects as of April 4, 2022 and the date of the Closing, as though made on and as of the date of the Closing (or, if given as of an earlier date, as of such earlier date);

•
the representation and warranty regarding the absence of a Company Material Adverse Effect since January 1, 2022 being true and correct in all respects as of April 4, 2022 and the date of Closing, as though made on and as of the date of the Closing, provided that such representation and warranty will be deemed satisfied if there is no Company Material Adverse Effect that is continuing as of the date of the Closing;
•
the other representations and warranties of Westrock, Merger Sub I and Merger Sub II being true and correct (without giving effect to any limitation of “materiality” or Company Material Adverse Effect or any similar limitation set forth in the Transaction Agreement) in all respects as of April 4, 2022 and the date of the Closing, as though made on and as of the date of Closing (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

•
Westrock, Merger Sub I and Merger Sub II having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Transaction Agreement at or prior to the Closing;

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since April 4, 2022, no Company Material Adverse Effect has occurred that is continuing;

•
the Conversion having been consummated prior to the SPAC Merger Effective Time in accordance with the applicable terms of the Transaction Agreement;

•
Riverview must have received a certificate executed by an authorized officer of Westrock confirming that the conditions set forth in the first six bullet points in this section have been satisfied;

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the SPAC Merger Surviving Company board of directors must have been constituted in accordance with the Transaction Agreement, including the appointment of Riverview’s designees to such board of directors; and

•
Riverview having received executed counterparts of each ancillary document to which Westrock, Merger Sub I or Merger Sub II are a party.

Other Conditions to the Obligations of Westrock, Merger Sub I and Merger Sub II
The obligations of Westrock, Merger Sub I and Merger Sub II to consummate the transactions contemplated by the Transaction Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Westrock of the following further conditions:
•
the representations and warranties of Riverview relating to certain capitalization matters being true and correct in all but de minimis respects as of April 4, 2022 and the date of the Closing, as though made on and as of the date of the Closing;

•
the representations and warranties regarding organization and qualification of Riverview, the authority of Riverview to execute and deliver the Transaction Agreement, and each of the ancillary documents thereto to which it is or will be a party and to consummate the transactions contemplated thereby, Riverview’s brokers’ fees and certain representations and warranties regarding the capitalization of Riverview being true and correct in all material respects as of April 4, 2022 and the date of the Closing, as though made on and as of the date of the Closing (or, if given as of an earlier date, as of such earlier date);

•
the representation and warranty regarding the absence of a Riverview Material Adverse Effect (as defined below) since February 4, 2021 being true and correct in all respects as of April 4, 2022 and the date of the Closing, as though made on and as of the date of the Closing, provided that such representation and warranty will be deemed satisfied if there is no Riverview Material Adverse Effect that is continuing as of the date of the Closing;

•
the other representations and warranties of Riverview being true and correct (without giving effect to any limitation as to “materiality” or Riverview Material Adverse Effect or any similar limitation set forth in the Transaction Agreement) in all respects as of the date of the Closing, as though made on and as of the date of the Closing (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Riverview Material Adverse Effect;

•
Riverview having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Transaction Agreement at or prior to the Closing;

•
since April 4, 2022, no Riverview Material Adverse Effect has occurred that is continuing;

•
the Available Cash being equal to or greater than $250,000,000, provided that, such condition will be deemed satisfied if the parties to the Westrock Subscription Agreements fail to fund the PIPE Financing and the amount by which Available Cash is less than $250,000,000 is less than or equal to the amount of such Westrock Subscription Agreements that failed to fund;

•
Riverview Sponsor having complied in all material respects with its covenants and agreements required to be performed or complied with by it under the Sponsor Support Agreement at or prior to the Closing;

•
Riverview having delivered to Westrock a certificate duly executed by an authorized officer of Riverview dated as of the date of the Closing confirming that the conditions set forth in the first six bullet points of this section have been satisfied; and

•
Riverview having delivered to Westrock executed counterparts of each of the ancillary documents to the Transaction Agreement to which Riverview or Riverview Sponsor is a party.

Representations and Warranties
Under the Transaction Agreement, Westrock, Merger Sub I and Merger Sub II made customary representations and warranties to Riverview relating to, among other things: organization and qualification; capitalization; authorization; financial statements; absence of undisclosed liabilities; consents and approvals; absence of violations; permits; material contracts; absence of certain changes; the absence of a Company Material Adverse Effect; litigation; compliance with law; activities of Merger Sub I and Merger Sub II; employee plans; environmental matters; intellectual property; labor matters; insurance; tax matters; brokers; real and personal property; transactions with affiliates and other related parties; data privacy and security; compliance with international trade and anti-corruption laws; customers and suppliers; information supplied; investigation and absence of other representations and warranties; the Investment Company Act of 1940; expenses and the PIPE Financing.
Under the Transaction Agreement, Riverview made customary representations and warranties to Westrock, Merger Sub I and Merger Sub II relating to, among other things: organization and qualification; authorization; consent and approvals; absence of violations; brokers; information supplied; capitalization; SEC filings; the Trust Account; the absence of a Riverview Material Adverse Effect; material contracts; transactions with affiliates and other related parties; litigation; compliance with law; Riverview’s activities; internal controls, listing and financial statements; absence of undisclosed liabilities; employees; tax matters; compliance with international trade and anti-corruption laws; the PIPE Financing; the Investment Company Act of 1940; transaction expenses; and investigation and absence of other representations and warranties.
Material Adverse Effect
Under the Transaction Agreement, certain representations and warranties of Westrock and Riverview are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Westrock and Riverview are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.
Under the Transaction Agreement, a “Company Material Adverse Effect” means any change, event, development, effect or occurrence that, individually or in the aggregate with any other change, event, development, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, assets or financial conditions of the Group Companies, taken as a whole, or (b) the ability of Westrock, Merger Sub I or Merger Sub II to consummate the transactions contemplated by the Transaction Agreement on the date of Closing (including the Conversion, the SPAC Merger and the LLC Merger); provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, development, effect or occurrence arising after the date of the Transaction Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) acts of war, national emergencies, occurrence of hostility, military or terrorist attack, domestic or international strife, insurgency, conflict, sabotage or terrorism (including cyberterrorism), (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in which the Group Companies operate, source supplies or sell products, or changes therein, including changes in interest rates in the United States or any other country in which the Group Companies operate, source supplies or sell products and changes in exchange rates for the currencies of any countries in which the Group Companies operate, source supplies or sell products, (iv) changes in any applicable laws or GAAP or other applicable accounting principles or standards or any authoritative interpretations thereof or the enforcement thereof, (v) any change, event, development, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, sources supplies or sells products (vi) the execution or public announcement of the Transaction Agreement or the pendency or consummation of the Business Combination, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to certain representations and warranties to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the Business Combination or the closing conditions to the extent it related to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure or change may be taken into account to the extent not otherwise excluded from this definition) or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country in which the Group Companies operate, source supplies or sell products, or any escalation of the foregoing, (ix) any action taken or omitted to be taken by or at the written request or with the written consent of Riverview or that is required by the Transaction Agreement; or (x) any shareholder or equityholder proceedings (including derivative claims) relating to the Transaction Agreement, any ancillary document thereof or any matters relating thereto (collectively, the “Transaction Litigation”) provided, however, that (A) any change, event, development, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent that such change, event, development, effect or occurrence has or has had a materially disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate and (B) in no event shall (x) any change, event, development, effect or occurrence to the extent relating to Riverview or (y) any Riverview stockholder redemption, in and of itself constitute a Company Material Adverse Effect.
Under the Transaction Agreement, a “Riverview Material Adverse Effect” means any change, event, development, effect or occurrence that, individually or in the aggregate with any other change, event, development, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, assets or financial condition of Riverview or (b) the ability of Riverview to consummate the Business Combination (including the SPAC Merger and the LLC Merger); provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Riverview Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, development, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) acts of war, national emergencies, occurrences of hostility, military or terrorist attack, domestic or international strife, insurgency, conflict, sabotage or terrorism (including cyberterrorism), (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable laws or GAAP or other applicable accounting principles or standards or any authoritative interpretations thereof or the enforcement thereof, (v) any change, event, development, effect or occurrence that is generally applicable to the industries or markets in which Riverview operates, (vi) the execution or public announcement of the Transaction Agreement or the pendency or consummation of the Business Combination, including the impact thereof on the relationships, contractual or otherwise, of Riverview with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to certain representations and warranties set forth in the Transaction Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the Business Combination or the closing conditions to the extent it related to such representations and warranties), (vii) any failure by Riverview to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure or change may be taken into account to the extent not otherwise excluded from this definition), (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing, (ix) any change, event, development, effect or occurrence that is generally applicable to “SPACs”, (x) any action taken or omitted to be taken by or at the written request or with the written consent of Westrock or that is required by the Transaction Agreement, or (xi) any Transaction Litigation; provided, however, that any change, event, development, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v), clause (viii) or clause (ix) may be taken into account in determining whether a Riverview Material Adverse Effect has occurred or is reasonably likely to occur to the extent that such change, event, development, effect or occurrence has or has had a materially disproportionate adverse effect on Riverview relative to other “SPACs.”
Covenants of the Parties
Covenants of Westrock, Merger Sub I and Merger Sub II
Westrock, Merger Sub I and Merger Sub II made certain covenants under the Transaction Agreement, including, among others, the following:
•
subject to certain exceptions (including those set forth in the disclosure schedules), as required by law, any governmental entity or any contract to which a Group Company is party or as consented to in writing by Riverview (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Closing, Westrock will, and will cause the other Group Companies to, use commercially reasonable efforts to (i) operate the Group Companies in the ordinary course of business in all material respects and (ii) maintain and preserve intact, in all material respects, the business organization, assets, properties and material business relations of the Group Companies, taken as a whole;

•
subject to certain exceptions (including those set forth in the disclosure schedules), as required by applicable law, any governmental entity or any contract to which a Group Company is party or as consented to in writing by Riverview (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Closing, Westrock will, and will cause the other Group Companies to, not do any of the following:

•
declare, set aside, make or pay dividend on, or make any other distribution payment in respect of, any equity securities of Westrock or repurchase, redeem or otherwise acquire any outstanding equity securities of Westrock;

•
(i) merge, consolidate or combine Westrock with any person (other than any such transaction solely involving Group Companies) or (ii) purchase or otherwise acquire any corporation, partnership, association or other business entity or organization or division thereof (other than any such transaction solely involving Group Companies);

•
adopt any amendments, supplements, restatements or modifications to the governing documents of any Group Company;

•
(i) sell, assign, abandon, lease, exclusively license or otherwise dispose of any material assets or properties of the Group Companies or (ii) create, subject or incur any lien (other than certain permitted liens) on any assets or properties of the Group Companies;

•
issue or grant any Westrock equity award, other than as contemplated by the terms of an employee benefit plan existing and in effect on April 4, 2022;

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(i) adopt, enter into, terminate or materially amend or modify any material employee benefit plan of any Group Company or any other material benefit or compensation plan, policy, program, agreement, trust, fund or contract that would be an employee benefit plan if in effect as of the date of the Transaction Agreement, (ii) materially increase or decrease the compensation payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, in each case with annual base compensation in excess of $150,000, (iii) accelerate, by any action or omission of any Group Company, any payment, right to payment, vesting or benefit, or the funding of any payment, right to payment, vesting or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company or (iv) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company in each case with annual base compensation in excess of $150,000;

•
materially modify, extend, terminate, negotiate or enter into any collective bargaining agreement or recognize or certify any labor union, works council, or other labor organization or group of employees of the Group Companies as the bargaining representative for any employees of the Group Companies;

•
issue or grant any equity securities of any Group Company other than (i) equity securities issued pursuant to offer letters or similar contracts in effect as of April 4, 2022 and provided to Riverview, (ii) equity securities issued to a Group Company, (iii) the issuance by any Group Company of any of its equity securities upon the exercise or settlement of, as applicable, any equity awards outstanding as of April 4, 2022 (or otherwise permitted to be granted or issued thereunder) in accordance with the terms of the applicable equity plan and the underlying grant, award or similar agreement, or (iv) issuance of equity securities to members of Westrock not to exceed $25 million in the aggregate to fund capital expenditures;

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incur, create or assume any indebtedness for borrowed money to a third party in excess of $5 million in the aggregate;

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enter into any contract with any broker, finder, investment bank or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Business Combination;

•
except for entries, modifications, amendments, waivers or terminations in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under or terminate (excluding any termination for breach by the counterparty(ies) or expiration in accordance with its terms), certain material contracts or material real property leases (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such material contract or real property lease pursuant to its terms);

•
abandon, dedicate to the public domain, permit to lapse, sell, assign, or exclusively license any material intellectual property owned by Westrock to any person (other than in the ordinary course of business);

•
hire, engage, terminate (without cause), furlough, or temporarily lay off, or enter into any employment agreement with, any employee, individual independent contractor or other service provider of any Group Company in each case with annual base compensation in excess of $150,000;

•
incur or approve Westrock Expenses in excess of $21.738 million in the aggregate (other than, for the avoidance of doubt, the grant or issuance of any equity securities permitted by the Transaction Agreement) to any person that would (either alone or combined with one or more additional circumstances, matters or events) become payable as a result of the Business Combination;

•
except in the ordinary course of business consistent with past practice and in amounts that are immaterial in the aggregate, make any loans, advances or capital contributions to, or guarantees for the benefit of, any person, other than (A) between Westrock and any of its subsidiaries or between any subsidiaries of Westrock and (B) the reimbursement of immaterial expenses of employees and other service providers in the ordinary course of business;

•
enter into any settlement agreement or similar contract the performance of which would involve the payment by a Group Company in excess of $2 million individually or $5 million in the aggregate, or that imposes or will impose any material, non-monetary obligations on any Group Company;

•
authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of (A) complete or partial liquidation, dissolution or restructuring involving any Group Company (other than a Group Company with no material operations) or (B) recapitalization, reorganization or similar transaction involving any Group Company;

•
implement or announce any closings, employee layoffs, furloughs, reductions-in-force, reduction in terms and conditions of employment, or other personnel actions that could implicate the WARN Act;

•
(A) except in the ordinary course of business consistent with past practice (1) make, change or revoke any material election concerning taxes (including, for the avoidance of doubt, making any U.S. federal income tax entity classification election pursuant to Treasury Regulations Section 301.7701-3(c) with respect to Westrock or Merger Sub II), (2) change or otherwise modify any material method of accounting for tax purposes, or (B) enter into any tax closing agreement or settle any material tax claim or assessment for an amount materially in excess of the amounts accrued or reserved with respect thereto;

•
change any Group Company’s methods of financial accounting in any material respect, other than changes required by a change in GAAP or applicable law or that are made in accordance with PCAOB standards; or

•
enter into any contract to take any of the above actions prohibited under the Transaction Agreement.

•
as promptly as reasonably practicable (and in any event within one business day) following the date of the Transaction Agreement, Westrock, as the sole stockholder of Merger Sub I, will approve and adopt the Transaction Agreement, the ancillary documents to which Merger Sub I is or will be a party and the Business Combination (including the SPAC Merger);

•
for a period of six years following the date of the Closing, Westrock will maintain in effect directors’ and officers’ liability insurance coverage for the benefit of those persons who are covered by such insurance policies of the Group Companies as of April 4, 2022; provided that, Westrock may, in lieu of maintaining such coverage, purchase a “tail” policy providing liability insurance coverage for the benefit of such directors and officers;

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until the earlier of the Closing or termination of the Transaction Agreement in accordance with its terms, Westrock will not and will cause the Group Companies and its and their respective officers and directors not to, and will use their reasonable best efforts to cause its and their affiliates and the other representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Westrock Acquisition Proposal (as defined in the Transaction Agreement); (ii) furnish or disclose any non-public information to any person in connection with, or that would reasonably be expected to lead to, a Westrock Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding a Westrock Acquisition Proposal; (iv) make any filings with the SEC in connection with a public offering of any securities of Westrock, other than in connection with the Business Combination, and in accordance with the Transaction Agreement and the ancillary documents thereof; or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any person to do or seek to do any of the foregoing;

•
as promptly as reasonably practicable (and in any event within one business day) following April 4, 2022, Westrock will obtain and deliver to Riverview an irrevocable written consent approving and adopting the Transaction Agreement, the ancillary documents to which Westrock is or will be a party and the Business Combination (including the Conversion) that is duly executed by members of Westrock that hold at least the requisite number of issued and outstanding Westrock Units required to approve and adopt such matters in accordance with applicable law and Westrock’s governing documents;

•
Westrock will take, or cause to be taken, all actions within its power as may be necessary or appropriate such that effective immediately after the Conversion Effective Time (i) the board of directors of Westrock (as the SPAC Merger Surviving Company) will consist of ten directors (which will be divided into three classes, designated Class I, II and III, with Classes I and III consisting of three directors and Class II consisting of four directors) and (ii) the members of the Westrock board of directors are the individuals determined in accordance with the terms of the Transaction Agreement;

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prior to the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, the board of directors of Westrock (i) will approve and adopt the Westrock Coffee Company 2022 Equity Incentive Plan, with any changes or modifications thereto as Westrock and Riverview may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either Westrock or Riverview, as applicable);

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Westrock will use its commercially reasonable best efforts to obtain the PIPE Financing under the Westrock Subscription Agreements, enforce the obligations of the PIPE Investors under the Westrock Subscription Agreements, satisfy all conditions to the PIPE Financing set forth in the Westrock Subscription Agreements that are within its control and satisfy and comply with its obligations under the Westrock Subscription Agreements;

•
Westrock will not amend, modify or waive any provision of any Westrock Subscription Agreement without the prior written consent of Riverview; and

•
between April 4, 2022 and the date of the Closing, Westrock will use commercially reasonable efforts to enter into lock-up agreements with equityholders of Westrock who are not parties to a lock-up agreement.

Covenants of Riverview
Riverview made certain covenants under the Transaction Agreement, including, among others, the following:
•
subject to certain exceptions (including those set forth in the disclosure schedules), as required by applicable law, or as consented to in writing by Westrock (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Closing, Riverview will, and will cause its subsidiaries to, not do any of the following:

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adopt any amendments, supplements, restatements or modifications to the Trust Agreement (as defined in the Transaction Agreement), the Riverview warrant agreement or the Riverview Existing Organizational Documents or seek any approval from stockholders of Riverview Shares to take any such action, except as contemplated by the Transaction Agreement;

•
create or form any subsidiary;

•
(i) merge, consolidate or combine Riverview with any person, or (ii) acquire any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person or entity;

•
declare, set aside, make or pay any dividend or distribution or payment in respect of its equity securities or repurchase any of its outstanding equity securities, other than a redemption of Riverview Class A Shares (prior to the SPAC Merger Effective Time) made as part of the Riverview stockholder redemption in connection with the Business Combination;

•
split, combine or reclassify any of its capital stock or other equity securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

•
(i) incur, create or assume any indebtedness for borrowed money or (ii) guarantee any liability of any person or entity;

•
(i) sell, assign, abandon, lease, exclusively license or otherwise dispose of any assets or properties of Riverview or (ii) create, subject or incur any lien (other than certain permitted liens) on any assets or properties of Riverview;

•
make any loans or advances to, or capital contributions in, any other person;

•
issue any equity securities of Riverview or grant any options, warrants or stock appreciation rights with respect to its equity securities;

•
waive, release, compromise, settle or agree to waive, release, compromise, or settle any proceeding except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $100,000 in the aggregate;

•
amend, modify or renew any Riverview related party transaction or make any material payment to any Riverview related party;

•
engage in any activities or business, or incur any liabilities, other than any activities, businesses or liabilities that are contemplated by, incurred in connection with or that are otherwise incidental or attendant to Riverview’s incorporation or continuing corporate existence, the Transaction Agreement or any ancillary document, the performance of any covenants or agreements under the Transaction Agreement or any ancillary document or the consummation of the Business Combination;

•
except for entries, modifications, amendments, waivers or terminations in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under or terminate certain material contracts (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such material contract pursuant to its terms);

•
authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving Riverview;

•
(i) except in the ordinary course of business consistent with past practice, (A) make, change or revoke any material election concerning taxes, (B) change or otherwise modify any material method of accounting for tax purposes, or (ii) enter into any tax closing agreement or settle any material tax claim or assessment for an amount materially in excess of the amounts accrued or reserved with respect thereto;

•
make any changes to the methods of financial accounting of Riverview in any material respect, other than changes required by a change in GAAP or applicable law or that are made in accordance with PCAOB standards;

•
enter into or amend any contract providing for the payment of any brokerage fee, finders’ fee or other commission in connection with the Business Combination;

•
(i) establish, adopt, modify, amend or terminate any “employee benefit plan” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not subject to ERISA), equity or equity-based, deferred compensation, severance, retention, bonus, incentive, retirement, retiree or post-employment welfare, vacation, and other benefit or compensatory plan, program, policy, arrangement or contract, (ii) grant or increase (or accelerate the timing of payment or funding of) any compensation or benefits (including, without limitation, any severance or change in control or retention payments) to any employee or independent contractor or (iii) (A) hire any employee or (B) engage any individual independent contractor or consultant for fees;

•
incur or approve Riverview Expenses in excess of $12.050 million in the aggregate;

•
distribute or transfer funds or any other assets held or controlled by Riverview outside the Trust Account to Riverview Sponsor or any of its affiliates; or

•
enter into any contract to take any of the above actions prohibited under the Transaction Agreement.

•
as promptly as reasonably practicable following the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, Riverview will (i) duly give notice of and use reasonable best efforts to duly convene and hold a meeting of its stockholders to approve the Business Combination Proposal and the Nasdaq Proposal, (ii) use reasonable best efforts to solicit proxies from the holders of Riverview’s outstanding shares to vote in favor of each of the proposals for Riverview stockholders set forth in this proxy statement/prospectus and (iii) provide Riverview stockholders with the opportunity to elect to effect a Riverview stockholder redemption in accordance with the Riverview Existing Organizational Documents.

•
except as otherwise required by applicable law, none of the Riverview board of directors, Riverview or any committee of the Riverview board of directors will (i) change, withdraw, withhold, qualify, amend or modify, or publicly propose to change, withdraw, withhold, qualify, amend or modify, in a manner adverse to Westrock, the recommendation of Riverview’s board of directors or any other recommendation by the Riverview board of directors or Riverview of the proposals set forth in this proxy statement/prospectus, (ii) adopt, approve, recommend or declare advisable to the existing Riverview stockholders, or publicly propose to adopt, approve, recommend or declare advisable, any Riverview Acquisition Proposal (as defined in the Transaction Agreement) or (iii) fail to include the recommendation of Riverview’s board of directors in the registration statement of which this proxy statement/prospectus forms a part (each of clauses (i), (ii) and (iii), a “Riverview Modification in Recommendation”).

•
upon the satisfaction of the conditions to the Closing, Riverview will deliver to the Trust Account trustee all documents, certificates or other notices required to be delivered to the trustee pursuant to the Trust Agreement and will cause the trustee to (i) pay all amounts (if any) payable to the holders of Riverview Class A Shares in connection with the Riverview stockholder redemption, (ii) pay the deferred underwriting expenses as set forth in the Trust Agreement, (iii) pay all remaining amounts to Riverview in accordance with the Trust Agreement and (iv) terminate the Trust Account following the completion of the actions described in clauses (i) through (iii).

•
Riverview will use its reasonable best efforts to obtain the PIPE Financing under the Riverview Subscription Agreements, enforce the obligations of the PIPE Investors under the Riverview Subscription Agreements and consummate the purchases contemplated by the Riverview Subscription Agreements, satisfy all conditions to the PIPE Financing set forth in the Riverview Subscription Agreements that are within its control and satisfy and comply with its obligations under the Riverview Subscription Agreements.

•
Riverview will not amend, modify or waiver any provision of any Riverview Subscription Agreement without the prior written consent of Westrock.

•
until the earlier of the Closing or termination of the Transaction Agreement in accordance with its terms, Riverview will not, and will cause Sponsor and its and their respective officers and directors to not, and will use their reasonable best efforts to cause its and their other representatives to not, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Riverview Acquisition Proposal (as first referenced above); (ii) furnish or disclose any non-public information to any person in connection with, or that could reasonably be expected to lead to, a Riverview Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding a Riverview Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any person to do or seek to do any of the foregoing.

•
until the earlier of the Closing or termination of the Transaction Agreement in accordance with its terms, Riverview will use its reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities laws.

•
from and after April 4, 2022 until the earlier of the Closing or termination of the Transaction Agreement in accordance with its terms, Riverview will use its reasonable best efforts to ensure Riverview remains listed as a public company on Nasdaq until the SPAC Merger Effective Time and will comply in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq.

•
Riverview will, subject to certain exceptions, at or prior to the Closing, obtain a “tail” policy providing liability insurance coverage for Riverview directors and officers with respect to matters occurring on or prior to the SPAC Merger Effective Time.

•
as promptly as reasonably practicable (and in any event with one business day) following April 4, 2022, Riverview will obtain and deliver to Westrock an irrevocable written consent of holders of a majority of the outstanding Riverview Class B Shares irrevocably consenting to the Business Combination (including the SPAC Merger and the LLC Merger).

Mutual Covenants of the Parties
The parties made certain covenants under the Transaction Agreement, including, among others, the following:
•
using reasonable best efforts to consummate the Business Combination, including using reasonable best efforts to cooperate in good faith with any governmental entity and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, or waivers in order to complete lawfully the Business Combination as soon as practicable;

•
notifying the other party in writing promptly after learning of any Transaction Litigation, and reasonably cooperating with one another in connection therewith;

•
not settling any Transaction Litigation without the written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed);

•
keeping certain information confidential in accordance with the existing confidentiality agreement between Westrock and Riverview;

•
subject to certain exceptions, providing the other party reasonable access to the directors, officers, books and records;

•
agreeing to, and making the appropriate SEC filings with respect to a signing press release;

•
subject to certain exceptions, refraining from making public announcements or press releases;

•
using their reasonable best efforts: (i) to cause the Riverview Shares and Riverview Warrants to be delisted from Nasdaq and to terminate the registration statements relating thereto with the SEC as of the SPAC Merger Effective Time or as soon as practicable thereafter, (ii) to cause the Westrock Common Shares issuable in accordance with the Transaction Agreement to be approved for listing on Nasdaq, subject to official notice of issuance thereof, and (iii) to satisfy any applicable initial and continuing listing requirements of Nasdaq, in each case, as promptly as reasonably practicable after April 4, 2022 and in any event prior to the SPAC Merger Effective Time.

In addition, Riverview and Westrock agreed that Riverview and Westrock will prepare and mutually agree upon and Westrock will file with the SEC, the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, relating to the Business Combination.
Board of Directors
Following the Closing, the Westrock board of directors will consist of ten directors (which will be divided into three classes, with Classes I and III consisting of three directors and Class II consisting of four directors), the members of which are currently expected to be Joe T. Ford, Scott T. Ford, R. Patrick Kruczek, Hugh McColl, III, Oluwatoyin Umesiri, Josie C. Natori, Jeffrey H. Fox, Leslie Starr Keating, R. Brad Martin and Mark Edmunds.

Survival of Representations, Warranties and Covenants
The representations, warranties, agreements and covenants in the Transaction Agreement terminate at the SPAC Merger Effective Time, except for the covenants and agreements which by their terms contemplate performance after the SPAC Merger Effective Time.
Termination
The Transaction Agreement may be terminated under certain customary circumstances prior to the Closing, including, but not limited to, the following:
•
by the mutual written consent of Riverview and Westrock;

•
by Riverview, subject to certain exceptions, if any of the representations or warranties made by Westrock, Merger Sub I or Merger Sub II are not true and correct or if Westrock, Merger Sub I or Merger Sub II fails to perform any covenant or agreement set forth in the Transaction Agreement (including an obligation to consummate the Closing) such that certain conditions to the Closing, as described in the section titled “— Conditions to Closing of the Business Combination” above, would not (assuming that the Closing occurred as of such date) be satisfied and the breach (or breaches) of such representations or warranties not to be true and correct, or the failures to perform any such covenant or agreements is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof is delivered to Westrock by Riverview, and (ii) nine months from the date of the Transaction Agreement (the “Termination Date”);

•
by Westrock, subject to certain exceptions, if any of the representations or warranties made by Riverview are not true and correct or if Riverview has failed to perform any covenant or agreement on the part of Riverview set forth in the Transaction Agreement (including an obligation to consummate the Closing) such that certain conditions to Closing, as described in the section titled “— Conditions to Closing of the Business Combination” above, would not (assuming that the Closing occurred as of such date) be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof is delivered to Riverview by Westrock and (ii) the Termination Date;

•
by either Riverview or Westrock, subject to certain exceptions, if the Business Combination is not consummated on or prior to the Termination Date;

•
by either Riverview or Westrock,

•
if any governmental entity of competent jurisdiction has issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Business Combination and such order has become final and non appealable;

•
if the Riverview Special Meeting has been held (including an adjournment or postponement thereof), has concluded, the Riverview stockholders have duly voted and the approval of the Business Combination Proposal was not obtained;

•
by Westrock, with written notice to Riverview, within ten business days after there has been a Riverview Modification in Recommendation.

If the Transaction Agreement is validly terminated, none of the parties to the Transaction Agreement will have any liability or any further obligation under the Transaction Agreement, except in the case of willful breach or fraud and for customary provisions and obligations that survive the termination thereof (such as confidentiality obligations).
Fees and Expenses
Except as otherwise set forth in the Transaction Agreement, the fees and expenses incurred in connection with the Transaction Agreement and the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses.

Governing Law; Submission to Jurisdiction
The Transaction Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. Each of the parties to the Transaction Agreement has irrevocably and unconditionally submitted to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of Delaware).
Amendments
The Transaction Agreement may be amended or modified only by a written agreement executed and delivered by Riverview and Westrock.
Ownership of Westrock Immediately Following the Business Combination
As of the date of this proxy statement/prospectus, there are [       ] Riverview Class A Shares, 6,250,000 shares of Riverview Class B Shares, and [      ] Riverview Warrants issued and outstanding. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of the outstanding Riverview Class A Shares are redeemed in connection with the Business Combination), assuming that each outstanding warrant is exercised and one Riverview Class A Share is issued as a result of such exercise, Riverview’s fully-diluted capital stock would consist of [      ] Riverview Shares.
The following table summarizes the pro forma Westrock Common Shares outstanding based on the varying levels of redemptions by the Riverview stockholders (summarized in the section titled “Unaudited Pro Forma Condensed Combined Financial Information”), assuming the conversion of all Westrock Series A Preferred Shares to Westrock Common Shares, but excluding the potential dilutive effect of outstanding Westrock options, restricted units and Westrock Warrants.
	Share Ownership in Westrock Common Shares(1)
	No Redemptions		50% Redemptions		Maximum Redemptions
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Equityholders of Westrock prior to the Business Combination(2)	59,033,805	51%	59,033,805	57%	59,033,805	65%
PIPE Investors	25,000,000	22%	25,000,000	24%	25,000,000	28%
Riverview public stockholders	25,000,000	22%	12,500,000	12%	—	—%
Shares held by Riverview Sponsor and other Founder Shares	6,250,000	5%	6,250,000	6%	6,250,000	7%
Total	115,283,805	100%	102,783,805	100%	90,283,805	100%

(1)
Excludes the potentially dilutive impact of the Westrock Warrants.

(2)
Includes 24,510,522 Westrock Series A Preferred Shares on an as-converted basis to Westrock Common Shares.

Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Transaction Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The form of Westrock Subscription Agreement, the form of Riverview Subscription Agreement, the Registration Rights Agreement, the Sponsor Support Agreement and the form of the Lock-Up Agreement are attached hereto as Annex B-1,

Annex B-2, Annex C, Annex D and Annex E, respectively. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the Riverview Special Meeting.
PIPE Financing
Concurrently with the execution of the Transaction Agreement, Riverview entered into the Riverview Subscription Agreements and Westrock entered into the Westrock Subscription Agreements with certain investors. Pursuant to the Riverview Subscription Agreements, certain investors agreed to subscribe for and purchase, and Riverview agreed to issue and sell to such investors, prior to and substantially concurrently with the Closing, an aggregate of 22,150,000 Riverview Class A Shares at a purchase price of $10.00 per share, for aggregate gross proceeds of $221,500,000 to Riverview. Pursuant to the Westrock Subscription Agreements, certain investors agreed to subscribe for and purchase, and Westrock agreed to issue and sell to such investors, prior to and substantially concurrently with the Closing, an aggregate of 2,850,000 Westrock Common Shares at a price of $10.00 per share, for aggregate proceeds of $28,500,000 to Westrock. Each Riverview Class A Share issued in the PIPE Financing will be converted into one Westrock Common Share in the SPAC Merger. The closing of the PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. PIPE Investors are permitted under the Subscription Agreements to satisfy their commitments thereunder through the purchase of Riverview Class A Shares on the public market, subject to certain restrictions set forth therein.
Westrock has entered into Westrock Subscription Agreements with (i) Wooster Capital, LLC (“Wooster Capital”), which is an affiliate of Joe T. Ford, a member of Westrock’s board of directors, pursuant to which Wooster Capital, has agreed to purchase 2,150,000 Westrock Common Shares for an aggregate purchase price of $21,500,000 and (ii) Jo Ellen Ford, who is an affiliate of Wooster Capital and related person of Joe T. Ford, and Scott T. Ford, our Chief Executive Officer and member of our board of directors, pursuant to which Jo Ellen Ford has agreed to purchase 350,000 Westrock Common Shares for an aggregate purchase price of $3,500,000.
Registration Rights Agreement
Concurrently with the execution of the Transaction Agreement, certain Westrock equityholders and Riverview Sponsor entered into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which, among other things, Riverview Sponsor and certain Westrock equityholders party thereto, subject to certain exceptions, will be granted certain customary registration rights as of the effective date of the Business Combination. Additional persons, who were equityholders of Westrock prior to the Closing, may become party to the Registration Rights Agreement with respect to their Westrock Common Shares and Westrock Series A Preferred Shares; provided that, they also become party to the Lock-Up Agreement.
Pursuant to the terms of the Registration Rights Agreement, Westrock will be obligated to use its commercially reasonable efforts to file a registration statement to register the resale of certain Westrock Common Shares and Westrock Series A Preferred Shares within 30 days after the consummation of the Business Combination. In addition, pursuant to the terms of the Registration Rights Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised and other requirements, at any time beginning 30 days prior to the expiration of the applicable transfer restrictions under their respective lock-up agreements, each of (i) Riverview Sponsor, (ii) certain stockholders (excluding the BBH Investors) holding at least thirty three percent (33.0%) of the then-outstanding number of registrable securities of Westrock held by stockholders who are party to the Registration Rights Agreement and (iii) the BBH Investors may request that Westrock file a registration statement to register the registrable securities of Westrock held by such stockholders. The Registration Rights Agreement will also provide the parties thereto with “piggy-back” registration rights, subject to certain requirements and customary conditions.
Sponsor Support Agreement
Concurrently with the execution of the Transaction Agreement, Riverview, Riverview Sponsor and Westrock entered into the Sponsor Support Agreement, pursuant to which, Riverview Sponsor has agreed, among other things, that at the Riverview Special Meeting, at any other meeting of the stockholders of Riverview (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of the stockholders of Riverview, Riverview Sponsor will: (a) appear at such meeting or otherwise cause its Riverview Shares to be counted as present thereat for the purpose of establishing a quorum; (b) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of its Riverview Class B Shares (i) in favor of the approval and adoption of the Transaction Agreement and approval of the Mergers and all other transactions contemplated by the Transaction Agreement, (ii) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Riverview under the Transaction Agreement or that would reasonably be expected to result in the failure of the Mergers being consummated and (iii) in favor of each of the proposals and any others matters necessary or reasonably requested by Riverview for consummation of the Mergers and the other transactions contemplated by the Transaction Agreement; (c) vote (or execute and return an action by written consent), or cause to be voted at such meeting, all of its Riverview Shares against (i) any Riverview Acquisition Proposal other than with Westrock and (ii) any other action that would reasonably be expected to (x) materially impede, interfere with, delay, postpone or adversely affect the Mergers or any of the other transactions contemplated by the Transaction Agreement or (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of Riverview Sponsor contained in the Sponsor Support Agreement; (d) not deposit any of its Riverview Shares or Riverview Warrants in a voting trust or subject any of its Riverview Shares or Riverview Warrants to any arrangement or agreement with respect to the voting of such securities without the prior written consent of Westrock; (e) not make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or any equity interests of Riverview in connection with any vote of the stockholders of Riverview with respect to the Business Combination, other than to recommend that the stockholders of Riverview vote in favor of the proposals presented at the Riverview Special Meeting (and any actions required in furtherance thereof or otherwise as expressly provided in the Sponsor Support Agreement or the Transaction Agreement); (f) not modify or amend any contract between or among Riverview Sponsor and anyone related by blood, marriage or adoption to Riverview Sponsor or any affiliate of Riverview Sponsor, on the one hand, and Riverview, on the other hand; and (g) not (i) sell, assign, transfer, create any lien or pledge, dispose of or otherwise encumber any of its Riverview Shares or Riverview Warrants, (ii) deposit any Riverview Shares or Riverview Warrants into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with the Sponsor Support Agreement, (iii) enter into any contract, option or other arrangement or undertaking requiring the direct acquisition or sale, assignment, transfer or other disposition of any Riverview Shares or Riverview Warrants, or (iv) publicly announce any intention to effect any transaction specified in the foregoing clauses (i), (ii) and (iii).
The Sponsor Support Agreement shall terminate upon the earliest of (a) the Closing, (b) the termination of the Transaction Agreement in accordance with its terms, and (c) the time that the Sponsor Support Agreement is terminated upon the mutual written agreement of the parties thereto.
Lock-Up Agreement
Concurrently with the signing of the Transaction Agreement, Westrock, on the one hand, and Riverview Sponsor and certain Westrock equityholders, on the other hand, entered into lock-up agreements (the “Lock-Up Agreements”), pursuant to which, among other things, Riverview Sponsor and such Westrock equityholders have agreed not to, subject to, and conditioned upon the effectiveness of, the Closing, effect any transfer of Westrock Common Shares, Westrock Series A Preferred Shares and securities exercisable for Westrock Common Shares (collectively, the “Lock-Up Shares”) held by Riverview Sponsor or such equityholders as of immediately following the Closing during the applicable lock-up period, subject to customary exceptions. The lock-up period applicable to the Lock-Up Shares held by Riverview Sponsor and such equityholders as of immediately following the Closing will be until the earliest of (i) in the case of Riverview Sponsor, 365 days after the Closing, and in the case of Westrock equityholders, 180 days after the Closing, (ii) the date on which the last sale price of Westrock Common Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty trading days within any thirty-trading day period commencing at least 150 days after the Closing and (iii) the date on which Westrock completes a subsequent transaction involving a consolidation, merger or similar transaction that results in (a) a change in the majority of the Westrock board of directors or (b) holders of voting securities of Westrock immediately prior to the consummation of such transaction retaining less than 50% of the voting securities of the entity resulting from such transaction.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS
Riverview is incorporated under the laws of the State of Delaware, and the rights of Riverview stockholders are governed by the laws of the State of Delaware, including the DGCL, and the Riverview Certificate of Incorporation and the Riverview Bylaws (collectively, the “Riverview Existing Organizational Documents”). As a result of the Business Combination, Riverview stockholders who hold Westrock Common Shares will become Westrock stockholders. Westrock is incorporated under the laws of the State of Delaware and the rights of Westrock stockholders will be governed by the laws of the State of Delaware, including the DGCL, the certificate of incorporation of Westrock Coffee Company proposed to be adopted upon the Conversion (the “Proposed Charter”) and the bylaws of Westrock Coffee Company proposed to be adopted upon the Conversion (the “Proposed Bylaws,” and together with the Proposed Charter, the “Proposed Organizational Documents”). Thus, following the Business Combination, the rights of Riverview stockholders who become Westrock stockholders will continue to be governed by Delaware law but will no longer be governed by the Riverview Certificate of Incorporation and the Riverview Bylaws and instead will be governed by the Proposed Charter and the Proposed Bylaws. Additionally, the Investor Rights Agreement will provide certain governance rights to certain stockholders of Westrock.
	Riverview	Westrock
Corporate Name	The Riverview Existing Organizational Documents provide that the name of the company is Riverview Acquisition Corp.	The Proposed Organizational Documents will provide that the name of the company will be Westrock Coffee Company.
Purpose	The Riverview Certificate of Incorporation provides that the purpose of Riverview shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon Riverview by law and those incidental thereto, Riverview shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of Riverview, including, but not limited to, a Business Combination (as defined in the Riverview Certificate of Incorporation).	The Proposed Organizational Documents will provide that the purpose of Westrock is to engage in any lawful act or activity for which a corporation may be organized under the DGCL, as it now exists or may hereafter be amended or supplemented.
Authorized Shares	The Riverview Certificate of Incorporation authorizes the issuance of up to 85,000,000 Riverview Class A Shares, 15,000,000 Riverview Class B Shares and 1,000,000 shares of Riverview preferred stock, par value $0.001 per share.	The Proposed Charter will authorize the issuance of [ ] shares of capital stock, consisting of: [ ] Westrock Common Shares and [ ] shares of preferred stock, of which [ ] will be designated Westrock Series A Preferred Shares.
Voting Power	The Riverview Existing Organizational Documents provide that the Riverview stockholders are entitled to one vote for each share of common stock of which he or she is the holder for each matter properly submitted to the stockholders entitled to vote thereon.	The Proposed Organizational Documents will provide that each holder of Westrock Common Shares will be entitled to one vote for each Westrock Common Share held of record by such holder on all matters on which stockholders generally are entitled to vote. Holders of Westrock Common Shares will vote, as a single class, with holders of Westrock Series A Preferred Shares, on an as-converted basis, on all matters submitted to a vote of the stockholders.

	Riverview	Westrock
Preferred Stock Consent Rights	No equivalent provision.	So long as any Westrock Series A Preferred Shares are outstanding, Westrock may not, without the affirmative vote or consent of the holders of record of at least a majority in voting power of Westrock Series A Preferred Shares, voting together as a single, separate class: (a) amend, alter or repeal any provision of the certificate of incorporation, the by-laws or any other such organizational document of Westrock that would adversely affect the rights, preferences, privileges, voting power or special rights of the Westrock Series A Preferred Shares, (b) amend, alter, or supplement the certificate of incorporation, the by-laws or any other such organizational document of Westrock or any provision thereof, or take any other action to authorize or create, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, or issue, any class or series of Senior Stock or Parity Stock, including with respect to dividend rights or rights upon Westrock’s liquidation, winding-up or dissolution, (c) increase or decrease the authorized number of Westrock Series A Preferred Shares or issue Westrock Series A Preferred Shares, Parity Stock or Senior Stock and (d) for so long as the BBH Investors and their controlled affiliates own at least sixty percent (60%) of the Series A Preferred Shares that the BBH Investors owned at the Closing, consummate any Fundamental Change in which the holders of Westrock Series A Preferred Shares would receive less than $18.50 per share (subject to customary adjustments).
Quorum	The Riverview Bylaws provide that a quorum for the transaction of business at any annual or special meeting of stockholders exists when the holders of the outstanding shares entitled to vote and constituting a majority of the total votes are represented either in person or by proxy at such meeting. When a quorum is once present to organize a meeting, the stockholders present may continue to do business at the meeting or any adjournment thereof notwithstanding the withdrawal of enough stockholders to leave less than a quorum.	The Proposed Bylaws will provide that a quorum for the transaction of business at any annual or special meeting of stockholders exists when the holders of a majority of the total voting power of all outstanding shares of capital stock of Westrock entitled to vote generally in the election of directors are represented either in person or by proxy at such meeting. When a quorum is once present to organize a meeting, the stockholders present may continue to do business at the meeting or any adjournment thereof notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

	Riverview	Westrock
Notice of Stockholder Actions/Meetings	The Riverview Bylaws provide that notice of an annual meeting or special meeting of stockholders must be delivered to each stockholder of record entitled to vote at such meeting. Such notice must be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, stating (a) the place, date and hour of the meeting and (b) in the case of a special meeting, the purpose or purposes for which the meeting is called.	The Proposed Bylaws will provide that notice of an annual meeting or special meeting of stockholders must be delivered to each stockholder of record entitled to vote at such meeting. Such notice must be delivered not less than ten (10) days nor more than sixty (60) days before the date of the meeting, stating the place, if any, date and hour of the meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called.
Advance Notice Requirements for Stockholder Nominations and Other Proposals	No equivalent provision.	The Proposed Bylaws will establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, as well as minimum qualification requirements for stockholders making the proposals or nominations. Additionally, the Proposed Bylaws will require that candidates nominated by stockholders for election as a director disclose their qualifications and make certain representations, including that (a) they are not a party to any undisclosed voting commitment, any voting commitment that could interfere with their ability to fulfill their fiduciary duties as a director of Westrock, should they be elected, or any undisclosed agreement pursuant to which they would receive compensation, reimbursement or indemnification in connection with their service as a director of Westrock, (b) they will be in compliance, should they be elected, with Westrock’s corporate governance guidelines and Westrock’s conflict of interest, confidentiality and stock ownership and trading policies and (c) they will abide by the procedures for the election of directors in Westrock’s bylaws.

	Riverview	Westrock
Size of Board	The Riverview Certificate of Incorporation provides that the number of directors of Riverview, other than those who may be elected by the holders of one or more series of preferred stock voting separately by class or series, will be fixed from time to time exclusively by the board of directors, pursuant to a resolution adopted by a majority of the board of directors.	The Proposed Organizational Documents will provide that the number of directors on the board of directors will be fixed exclusively by the board of directors, provided that the board of directors shall initially consist of ten (10) directors and any increase or decrease to the size of the board of directors shall require the consent of certain holders, as set forth in the Investor Rights Agreement.
Election of Directors
The Riverview Certificate of Incorporation provides that prior to the closing of the initial Business Combination (as defined in the Riverview Certificate of Incorporation), and except as otherwise required by any preferred stock designation, holders of the Riverview Class B Shares shall have the exclusive right to vote for the election of directors. The Riverview Bylaws provide that directors are elected by the affirmative vote of a plurality of the votes represented by the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

The board of directors is divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. Directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of two years.

The Proposed Organizational Documents will provide that at any meeting of stockholders for the election of directors at which a quorum is present, the directors will be elected by the vote of the majority of the total voting power of shares of capital stock of Westrock present in person or represented by proxy at the meeting and entitled to vote on the matter, except that if the number of nominees exceeds the number of directors to be elected, the directors will be elected by the vote of a plurality of the total voting power of shares of capital stock of Westrock present in person or represented by proxy at any such meeting.
The board of directors will be divided into three classes, with Class II expected to consist initially of four directors and Classes I and III expected to be consist initially of three directors. Directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years. Beginning at the first annual meeting of stockholders in 2026, the directors whose terms expire at such annual meeting and any subsequent annual meeting will be elected to hold office for a one-year term expiring at the next annual meeting of stockholders and until such director’s successor has been elected and qualified. The board of directors will be fully declassified following the annual meeting in 2028 with all directors standing for election for one-year terms.

Board Vacancies	The Riverview Certificate of Incorporation provides that all vacancies occurring on the board of directors, including newly created directorships resulting from an increase in the number of directors and vacancies resulting from death, resignation,	Subject to the rights of certain holders, as set forth in the Investor Rights Agreement, any vacancies on the board of directors resulting from any increase in the authorized number of directors or the death, resignation, retirement,

	Riverview	Westrock
	retirement, disqualification, removal or other cause, may be filled solely by a majority vote of the remaining directors then in office, though less than a quorum, or by the sole remaining director (and not by stockholders), and any director so chosen will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which he or she has been appointed expires and until such director’s successor shall have been duly elected and qualified. Notwithstanding the foregoing, if the holders of one or more series of the preferred stock of Riverview has the right, voting separately by class or series, to elect one or more directors, the features of such directorships, including the filling of vacancies, will be governed by the terms of such series of the preferred stock as set forth in the Riverview Certificate of Incorporation or any preferred stock designation.	disqualification, removal from office or other cause will be filled by a majority of the board of directors then in office, whether or not less than a quorum. Subject to the rights of certain holders, as set forth in the Investor Rights Agreement, the Proposed Organizational Documents will provide that any director appointed to fill a vacancy on the board of directors will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which he or she been appointed expires and until such director’s successor shall have been duly elected and qualified.
Exclusive Forum	The Riverview Certificate of Incorporation provides that, unless Riverview consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for any stockholder to bring (a) any derivative action or proceeding brought on behalf of Riverview, (b) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of Riverview to Riverview or its stockholders, (c) any action asserting a claim against Riverview, its directors, officers or employees arising pursuant to any provision of the DGCL or the Riverview Certificate of Incorporation or the Riverview Bylaws, or (d) any action asserting a claim against Riverview, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, (i) any action as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (ii) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or	The Proposed Charter will provide that, unless the board of directors otherwise determines, the state courts located within the State of Delaware or, if no state court located in the State of Delaware has jurisdiction, the federal court for the District of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of Westrock, any action asserting a claim of breach of a fiduciary duty owed by any director or officer of Westrock to Westrock or its stockholders, any action asserting a claim against Westrock or any director or officer of Westrock arising pursuant to any provision of the DGCL or the certificate of incorporation or bylaws, or any action asserting a claim against Westrock or any director or officer of Westrock governed by the internal affairs doctrine. Under the Proposed Charter, to the fullest extent permitted by law, this exclusive forum provision will apply to all actions asserting covered Delaware state law claims, including any other claims, such as federal securities law claims, that a stockholder chooses to bring in the same action, although stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. This exclusive-forum provision

	Riverview	Westrock

(iii) for which the Court of Chancery does not have subject matter jurisdiction. This exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and unless Riverview consents in writing to the selection of an alternative forum, the federal district courts of the U.S. will, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.
If any action the subject matter of which is within the scope of the foregoing is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder will be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the exclusive forum provision (an “FSC Enforcement Action”) and (b) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
does not apply to actions that do not assert any covered Delaware state law claims, such as, for example, any action asserting solely federal securities law claims, and the enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings and it is possible that, in connection with claims arising under federal securities laws or otherwise, a court could find this exclusive forum provision to be inapplicable or unenforceable.
Limitation of Liability and Indemnification
The Riverview Certificate of Incorporation provides for the limitation of liability of directors. A director of Riverview will not be personally liable to Riverview or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.
The Riverview Certificate of Incorporation and the Riverview Bylaws provide that to the fullest extent authorized by the DGCL, Riverview shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer or
The Proposed Organizational Documents will require Westrock to indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Westrock, or is or was serving at the request of Westrock as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by Westrock, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such person in

	Riverview	Westrock
	employee of Riverview or, is or was serving at the request of Riverview as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (an “indemnitee”), whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee or agent, against all expense, liability and loss (including attorneys’ fees, judgments, fines, the ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection with such proceeding and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Such indemnification right includes the right to be paid by Riverview the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition; provided, however, that to the extent required by the DGCL, such advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including without limitation, service to an employee benefit plan) such advancement shall be made only upon delivery to Riverview of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses.	connection with such proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Westrock and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Additionally, Westrock will agree to advance to the indemnitee expenses incurred in connection therewith.
Director Removal	The Riverview Certificate of Incorporation provides that any director may be removed (a) if prior to the consummation of an initial Business Combination (as defined in the Riverview Certificate of Incorporation), by a vote of the holders of Riverview Class B Shares only and (b) if following the consummation of an initial Business Combination (as defined in the Riverview Certificate of Incorporation, only for cause and only by the affirmative vote of holders	The Proposed Organizational Documents will provide that directors may be removed only for cause by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote for the election of directors; provided that once the directors are in a class that is elected for a one-year term, such director may be removed with or without cause.

	Riverview	Westrock
of a majority of the then outstanding shares of capital stock of Riverview entitled to vote generally in the election of directors, voting together as a single class.
Corporate Opportunity Doctrine	The Riverview Certificate of Incorporation limits the application of the doctrine of corporate opportunity under certain circumstances.	The Proposed Charter will exclude certain transactions from being “corporate opportunities” and will further provide that certain persons are not subject to the doctrine of corporate opportunity and do not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Westrock or any of its subsidiaries.
DGCL 203 Opt Out and Replacement	Riverview is currently governed by Section 203 of the DGCL.	Westrock will be governed by Section 203 of the DGCL.
Action by Stockholders	The Riverview Certificate of Incorporation provides that no action shall be taken by the stockholders except at a duly called annual or special meeting of stockholders, and no action shall be taken by the stockholders by written consent other than with respect to Riverview Class B Common Shares.	The Proposed Charter will provide that no action shall be taken by stockholders except at a duly called annual or special meeting of stockholders, and no action shall be taken by stockholders by written consent, provided that holders of the Westrock Series A Preferred Shares may take action or consent to any action with respect to the matters over which Westrock Series A Preferred Shares have the right to vote as a separate class without a meeting by delivering a consent in writing or by electronic transmission of the holders of the Westrock Series A Preferred Shares entitled to cast not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of stockholders.
Special Meeting of Stockholders	The Riverview Certificate of Incorporation provides that special meetings of stockholders may be called only by the Chairman of the board of directors, Chief Executive Officer or President of Riverview, or the board of directors pursuant to a resolution adopted by a majority of the board of directors. Stockholders have no right to call a special meeting.	The Proposed Bylaws will provide that only the chairman of the board of directors, the chief executive officer or an officer at the request of a majority of the members of the board of directors pursuant to a resolution approved by the board of directors may call special meetings of Westrock stockholders, and stockholders may not call special stockholder meetings.
Bylaws Amendment	The Riverview Certificate of Incorporation provides that any amendment to the Riverview Bylaws requires the affirmative vote of either a majority of the Riverview board of directors or a majority of voting power of all outstanding shares of Riverview’s capital stock entitled to vote	The Proposed Organizational Documents will provide that the bylaws may be adopted, amended, altered or repealed by stockholders upon the approval of at a majority of the voting power of all of the then-outstanding shares of capital stock entitled to vote at an election of directors,

	Riverview	Westrock
	generally in the election of directors, voting together as a single class, provided, that, no bylaws adopted by Riverview’s stockholders shall invalidate any prior act of the Riverview board of directors that would have been valid if such bylaws had not been adopted.	provided that certain amendments will require the affirmative vote or consent of the holders of at least a majority of the shares of Westrock Series A Preferred Shares outstanding at such time, voting together as a separate class. Additionally, subject to the rights of the Westrock Series A Preferred Shares, the Proposed Organizational Documents will provide that our bylaws may be adopted, amended, altered or repealed by the board of directors.
Charter Amendment	Prior to a Business Combination (as defined in the Riverview Certificate of Incorporation), the Riverview Certificate of Incorporation provides that any amendment to the Business Combination provisions of the Riverview Certificate of Incorporation (contained in Article IX thereof) will require the approval of the holders of at least 65% of all outstanding shares of Riverview common stock.	The Proposed Charter will provide that it may be amended or altered in any manner provided by the DGCL, provided that certain amendments will require the affirmative vote or consent of the holders of at least a majority of the shares of Westrock Series A Preferred Shares outstanding at such time, voting together as a separate class.
Provisions Related to Status as a Blank Check Company	The Riverview Certificate of Incorporation prohibits Riverview from entering into an initial Business Combination (as defined in the Riverview Certificate of Incorporation) with another blank check company or a similar company with nominal operations.	The Proposed Organizational Documents will not include such provisions related to status as a blank check company, which will no longer apply upon consummation of the Business Combination, as Westrock will not be a blank check company.
BACKGROUND OF THE BUSINESS COMBINATION
References to the “Company,” “Riverview,” “our,” “us” or “we” in the following section refer to Riverview Acquisition Corp.
Riverview is a blank check company incorporated as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, reorganization, stock purchase, or similar business combination with one or more businesses. At the time of its initial public offering on August 5, 2021, Riverview described its investment criteria for the selection of a potential business combination partner as including an intent to focus on consumer-focused enterprises and finding a business combination partner that the Riverview board of directors believes has significant growth prospects in an attractive industry with a clear and identifiable pathway to cash flow generation and growth; where the Riverview team’s experience, relationships, and expertise will add value to the potential business combination partner’s strategic outlook and operations; and which will generate attractive returns and create value for the Riverview shareholders, while adhering to the highest code of ethical conduct and governance practices. While not exhaustive, Riverview detailed the following investment criteria for partners in the prospectus for its initial public offering:
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Growth potential.   [Partner is] well-positioned for top line and margin growth achieved both organically as well as from potential strategic acquisitions.

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Competitive advantage.   [Partner possesses] a solid market share in their industry and continually focus on strengthening their competitive advantages.

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Strong Management Teams.   [Partner has] a set of capable, experienced and ethical managers.

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Commitment to maximizing shareholder value as a publicly traded company.   [Partner has] a clearly articulated strategy, effective operations, a strong culture, and a commitment to maximizing value while operating a strong governance framework.” (modifications in bracketed text)

The proposed Business Combination was the result of Riverview’s multi-faceted expertise, investing and operating experience, broad network of relationships, and our focus on creating transaction opportunities that met our articulated investment criteria. The terms of the Business Combination Agreement were the result of extensive due diligence and negotiations between Riverview and Westrock (and their respective affiliates and advisors).
Shortly after filing Riverview’s initial Registration Statement on Form S-1 on April 8, 2021 (the “Riverview Registration Statement”), Brad Martin, Chairman and CEO of Riverview, received a phone call from a senior advisor of Brown Brothers Harriman (“BBH”), which, through affiliated funds, was an existing investor in Westrock. Mr. Martin was informed that BBH was aware of the filing of the Riverview Registration Statement and it was suggested to Mr. Martin that Riverview might in the future want to consider reaching out to Westrock. Mr. Martin subsequently reviewed the publicly available website of Westrock.
On April 21, 2021, Mr. Martin received an e-mail from an executive of BBH introducing him to Scott T. Ford, Co-Founder and CEO of Westrock, and suggested that BBH had been looking for business opportunities with which to engage with Mr. Martin, and he felt it would be good for Mr. Ford and Mr. Martin to get to know each other. Mr. Martin responded that he would be delighted to meet Mr. Ford and was already scheduled to travel to Little Rock, Arkansas on April 27, 2021 and if Mr. Ford was in town and available, perhaps they might meet on that date.
On April 27, 2021, Mr. Martin traveled to Little Rock, Arkansas to meet with representatives of Stephens, Inc. (“Stephens”), an investment bank, to discuss their participation in the underwriting group for the Riverview initial public offering. While Mr. Martin was in Little Rock, Mr. Ford met Mr. Martin for lunch after the meeting with Stephens, and shared elements of the history of Westrock, including its evolution from a mission trip to Rwanda. Mr. Ford said that Westrock planned to consider various capital-raising options to support its growth, including an initial public offering, a merger, or a private equity investment. Mr. Martin explained that Riverview was not in a position to participate in any capital-raising process at that time but offered to introduce Mr. Ford to a representative of a major global private equity fund (“Private Equity Fund A”) with which Mr. Martin has an existing relationship. Mr. Ford indicated that he might entertain such a conversation in the future, and Mr. Martin and Mr. Ford agreed to stay in touch. Prior to Riverview’s initial public offering, neither Riverview nor anyone on its behalf engaged in any substantive discussions with Westrock or any other party regarding an initial business combination with Riverview.
On June 19, 2021, Mr. Ford and Mr. Martin spoke, and Mr. Ford indicated that there were potential acquisition opportunities emerging in the market that Westrock might wish to consider and would be interested in talking with Private Equity Fund A. Mr. Martin provided an introduction to Private Equity Fund A, and a confidentiality agreement between Private Equity Firm A and Westrock was executed on July 8, 2021, pursuant to which Westrock and Private Equity Firm A subsequently shared certain confidential information. In conjunction with Private Equity Fund A’s conversations with Westrock, two executives of Private Equity Fund A met on July 21, 2021 and July 22, 2021 with Mr. Ford and Mr. Martin and discussed the possibility of Private Equity Firm A investing in Westrock as either a bridge to an initial public offering, a preferred stock investment in Westrock as a private company, or a potential joint venture in an acquisition of another company.
On August 5, 2021, Riverview priced its initial public offering (“Riverview IPO”) of 25,000,000 units at $10.00 per unit. The Riverview IPO generated gross proceeds to Riverview of $250,000,000. At the closing of the Riverview IPO on August 10, 2021, Riverview completed the private sale of an aggregate of 7,400,000 warrants to Riverview Sponsor at a purchase price of $1.00 per warrant, generating gross proceeds to Riverview of $7,400,000.
After completing the Riverview IPO, Riverview commenced an active search for businesses or assets to acquire for the purpose of consummating an initial business combination. Riverview management reviewed self-generated ideas from Riverview’s management team, board, and advisory group; explored ideas with the underwriters from the initial public offering; considered transactions sourced through various investment banking and advisory firms; and contacted, and were contacted by, a number of individuals and entities with respect to numerous business combination opportunities, including financial advisors and companies in a diverse range of sectors, including but not limited to, consumer products, e-commerce, specialty finance, insurance, and renewable energy solutions.

Riverview considered small/mid-cap businesses that it believed met its investment criteria and that Riverview believed would be ready to operate as a publicly traded company, generate stable cash-flow and/or annual recurring revenue, benefit from Riverview’s operational experience, capital markets expertise and network, and have a dedicated and proven management team that could leverage new opportunities. See “— The Riverview Board of Directors’ Recommendation of and Reasons for the Business Combination” for additional information. Representatives of Riverview engaged in extensive due diligence and multiple detailed discussions directly with the senior executives and/or stockholders of numerous potential business combination opportunities as part of its overall business combination evaluation process. In the process that led to identifying Westrock as an attractive investment opportunity, Riverview’s management team directly evaluated approximately 50 potential business combination targets, made contact with, or were contacted by representatives of several private equity firms, investment banks, and lawyers who suggested numerous companies as potential combination targets, entered into non-disclosure agreements with six potential business combination targets (including Westrock), held management meetings with three potential combination targets (including Westrock), but did not submit any non-binding proposals (other than to Westrock on January 24, 2022, as described below), indications of interest or letters of intent with respect to any such targets. At no point did Riverview enter into an exclusivity period or letter of intent with any target. Riverview believes it was able to evaluate a large number of potential transactions due to the quality of its management team and board of directors and its well-articulated and disciplined investment criteria. On August 6, 2021, Mr. Martin notified Private Equity Firm A that Riverview had successfully executed its initial public offering. On August 8, 2021, Mr. Martin advised Private Equity Firm A that Riverview wished to engage directly with Westrock to see if there might be a potential transaction to consider between Westrock and Riverview, which was in the interest of both firms, and Private Equity Firm A advised Mr. Martin of their support in his proceeding to do so.
Beginning on August 6, 2021 and continuing until on or around February 11, 2022, Riverview’s management team (including Mr. Charles Slatery, President, Chief Investment Officer and a director of Riverview, and Mr. Will Thompson III, Chief Financial Officer, Treasurer and Secretary of Riverview) and members of Riverview’s board of directors participated in periodic video and teleconference meetings to discuss matters relating to potential business combination opportunities for Riverview. Such meetings were intended to keep Riverview management, directors and its advisors apprised of the status of Riverview’s efforts to identify, evaluate and engage in discussions with potential business combination targets.
Such periodic meetings continued until on or around February 11, 2022, after which time the focus of such meetings turned to updates concerning Riverview’s negotiation of potential business combination terms and definitive transaction documents with Westrock, the status of the PIPE Investment, Westrock’s negotiations of rollover terms for the Westrock Preferred Units, and other related matters.
On August 9, 2021, Mr. Martin had a telephone conversation with Mr. Ford during which he apprised Mr. Ford of the consummation of Riverview IPO and inquired if Westrock remained interested in considering a potential business combination with a special purpose acquisition vehicle as a means of raising capital. Following such telephone conversation, on August 10, 2021, Riverview and Westrock entered into a non-disclosure agreement, and on August 12, 2021, Westrock first provided representatives of Riverview with certain confidential information.
On August 19, 2021 and August 20, 2021, Mr. Martin met with the Westrock management team, including, Joe T. Ford, co-Founder and Chairman of Westrock, to discuss Westrock’s business, its plans for growth and the potential for a business combination involving Riverview and Westrock. It was during this time that Mr. Scott Ford and Mr. Martin first engaged in substantive discussions about a potential merger, including ranges of value and structure that would be necessary in order to effect a transaction that would be supported by Riverview and the equityholders of Westrock.
Following this meeting, Mr. Martin and Stephens held multiple discussions with the boards of Riverview and Westrock to discuss other potential opportunities and to discuss appropriate value and structure dynamics in a prospective business combination between Riverview and Westrock.
On September 22, 2021, Mr. Martin had a telephone conversation with Mr. Scott Ford and explained that while he had great confidence in Westrock’s business and its management team, Mr. Martin did not believe Riverview would be able to structure a transaction that would meet the expectations of Westrock’s equityholders and be in the interest of the stockholders of Riverview. Mr. Martin and Mr. Scott Ford agreed to remain in touch and each wished the other success in finding the appropriate paths forward for each enterprise.
Between September 22, 2021 and December 1, 2021, Riverview’s management, board of directors and advisors focused on sourcing other potential business combination partners.
On December 1, 2021, Mr. Scott Ford called Mr. Martin to suggest that Riverview and Westrock re-engage regarding a potential transaction. Mr. Scott Ford explained that management had increased visibility and confidence with respect to Westrock’s potential 2022 business performance as a result of recent developments at Westrock, including encouraging momentum with respect to significant growth with a major customer, and the prospective demand for Westrock products from a new plant the company was purchasing and intended to build out in Conway, Arkansas. Mr. Scott Ford shared this updated information with Mr. Martin and the Riverview team and then Mr. Ford and Mr. Martin met on December 2 and December 3, 2021 to review this information and to discuss the possibility of a business combination that would meet the interests of the respective enterprises and their equityholders and shareholders.
From December 6, 2021 through mid-March 2022, members of Riverview’s management team and Riverview advisors reviewed due diligence materials, including audited financial statements and certain Westrock financial forecasts, and certain valuation analyses of Westrock. During this time, with the advice of financial and legal advisors, Riverview began to formulate the key terms and conditions of a potential transaction with Westrock and to consider potential PIPE investors.
On January 5, 2022, the Riverview management team and Riverview’s advisors traveled to Little Rock, Arkansas for management presentations and due diligence. At such meeting, the Riverview management team was joined by members of HF Capital, a potential PIPE investor with whom Mr. Martin has an existing relationship.
On January 13, 2022, Mr. Martin joined Mr. Scott Ford and Mr. Joe Ford to meet with a representative of BBH in Memphis, Tennessee, to discuss the terms of a potential transaction and to seek support from BBH, as a key equityholder of Westrock. The financial projections and the opportunity associated with the Conway plant suggested that Westrock needed a capital infusion of approximately $250 million (before expenses) in order to appropriately structure its balance sheet, refinance its debt, and invest in the Conway facility, which matched the amount of Riverview funds in trust. Mr. Martin determined that Riverview should raise a PIPE totaling $250 million to “de-risk” the redemption option of Riverview stockholders in conjunction with a business combination. In order to demonstrate his confidence in the potential transaction, Mr. Martin offered to invest $25 million personally to lead the PIPE and to arrange direct meetings with other investors to present the opportunity for them to do so. Messrs. Joe and Scott Ford agreed the Ford family would likewise commit an additional $25 million of PIPE investment, and Mr. Martin indicated he would ask other Riverview sponsor-related parties to provide an incremental $25 million of PIPE investment. He also stated that he would approach HF Capital (who had previously met with Westrock) and an investment management firm (“Investment Management Firm A”), two investment firms with whom he has had a prior relationship, to ask them to consider becoming co-investors in the PIPE.
From January 16, 2022 through January 18, 2022, Mr. Martin, Messrs. Joe and Scott Ford, and representatives of HF Capital met to discuss the terms of a potential transaction. Mr. Martin reaffirmed his commitment to invest $25 million in a PIPE to ensure adequate funding and suggested that he would seek the participation of other partners in the Riverview Sponsor, with a goal of Riverview Sponsor related parties providing $50 million of PIPE investment. Messrs. Ford reaffirmed that the Ford family would likewise commit to provide an additional $25 million of PIPE investment. Together with HF Capital, the Ford family and Mr. Martin agreed that if the PIPE could be “fully subscribed” with investors affiliated with Riverview or Westrock (including Mr. Martin and the Ford family), it would signal to the market that the management of both Riverview and Westrock were confident regarding the success of a combined company. HF Capital did not agree to a specific PIPE commitment at this time but acknowledged the strength of such commitments from the senior management teams of Riverview and Westrock.
On January 24, 2022, representatives of King & Spalding, legal advisor to Riverview, distributed a preliminary, non-binding letter of intent to representatives of Wachtell Lipton, Rosen & Katz (“Wachtell

Lipton”), legal advisor to Westrock. This letter of intent provided that it was subject to further due diligence and proposed an initial enterprise value for Westrock of $1.050 billion. The preliminary non-binding letter of intent also contemplated a potential PIPE investment of up to $250 million. This non-binding letter of intent was never executed.
On January 28, 2022, Mr. Thompson emailed representatives of Westrock a comprehensive due diligence request list. Over the next several weeks, Westrock established a virtual data room and provided Riverview and its representatives with due diligence materials, including financial information for Riverview for use in its financial analysis of a potential business combination. Representatives of Riverview and Westrock held virtual meetings and telephonic conferences to discuss various commercial and legal elements of Westrock’s business to assist Riverview and its advisors in developing Riverview’s financial analysis of the company and a potential business combination, and Riverview in its business and legal review of Westrock.
On January 29, 2022, Mr. Martin met with representatives of BBH to share his enthusiasm regarding a potential transaction. At this meeting, Mr. Martin also suggested that in order to secure BBH’s support for a potential transaction, he would consider the potential for BBH to retain a preferred stock interest in the combined company, subject to the approval of Westrock’s and Riverview’s board of directors, including as to the terms of such preferred stock.
On January 31, 2022, representatives of Wachtell Lipton delivered a revised draft of the letter of intent to representatives of King & Spalding. The revised draft reflected an increased PIPE investment and a minimum cash condition that exceeded the amount of funds in Riverview’s trust account. It also reflected that BBH and other holders of Westrock Preferred Units would be permitted to convert into preferred stock of the combined company, maintaining certain preferential rights.
Later on January 31, 2022, members of Riverview management and King & Spalding discussed the terms reflected in the recently received term sheet, including the proposed minimum cash condition. Despite Riverview’s confidence that its investors would support the transaction, it did not want to put Riverview stockholders in a position where the transaction could fail to close due to excess redemptions. Riverview management expressed the view that the minimum cash condition should match both the size of the PIPE investment and Westrock’s cash needs.
On February 2, 2022, members of the Riverview board of directors and management team, as well as their advisors, traveled to Westrock’s headquarters for an introductory meeting and a tour of Westrock’s headquarters and production facilities
On February 3, 2022, King & Spalding delivered a revised preliminary, non-binding term sheet to Wachtell Lipton, which reflected the changes discussed with Riverview, including both a proposed PIPE investment amount and a minimum cash condition of $250 million.
On February 4, 2022, representatives from King & Spalding and Wachtell Lipton discussed King & Spalding’s February 3 draft of the non-binding term sheet.
On February 7, 2022, Riverview and Westrock delivered a PIPE presentation to another potential PIPE Investor. Such potential PIPE Investor ultimately determined that it was uninterested in the potential PIPE financing at that time.
On February 8, 2022, Mr. Scott Ford, Ms. Elizabeth McLaughlin, Mr. Will Ford and Mr. Chris Pledger of Westrock and Mr. Martin traveled to Knoxville, Tennessee to meet with representatives of HF Capital regarding Westrock’s future financial outlook, benefits of a potential business combination and HF Capital’s participation in a potential PIPE. The same group met on February 9, 2022 in Memphis, Tennessee with representatives of Investment Management Firm A.
On February 9, 2022, representatives of King & Spalding and Wachtell Lipton discussed a revised draft of the preliminary, non-binding letter of intent that Wachtell Lipton had circulated to King & Spalding the prior evening.
From February 9 to February 18, 2022, Riverview continued its PIPE discussions with Investment Management Firm A and HF Capital. By Friday February 18, 2022, each had committed $75 million to a PIPE, subject to further due diligence. With these commitments, Riverview believed that $230 million of the proposed $250 million of PIPE commitments had been raised between Investment Management Firm A, HF Capital, the Ford family and Riverview Sponsor entities.
On February 11, 2022, the Riverview board of directors met to discuss year-end financials and discuss the Riverview’s business combination target search. At this meeting, Mr. Martin discussed the Westrock opportunity to the Riverview board of directors and made plans for an onsite visit by members of the board of directors.
On February 14, 2022, representatives of King & Spalding and Wachtell Lipton met to discuss Riverview’s ongoing diligence of Westrock, including outstanding diligence requests from Riverview and its representatives.
On February 15th, 2022, Ms. Leslie Keating, a member of Riverview’s board of directors, visited Westrock facilities in Little Rock, Arkansas. She met with management and toured headquarters, the Westrock plant in North Little Rock, Arkansas, and the Westrock facility in Conway, Arkansas.
On February 21, 2022, Mr. Martin and Mr. Scott Ford met with a representative of HF Capital to discuss the potential business combination and associated PIPE investment. Each agreed that their collective participation in the PIPE would not only support the combined company financially but would demonstrate their collective confidence in the future performance of Westrock.
On March 1, 2022, Wachtell Lipton, delivered an initial draft of the Transaction Agreement to Riverview and King & Spalding, concurrently with a revised draft of the letter of intent. At this point, notwithstanding the lack of exclusivity, the parties concluded that it was more efficient to negotiate the terms of the Transaction Agreement, rather than continue to negotiate a non-binding letter of intent. Representatives of Wachtell Lipton and King & Spalding met telephonically on March 2, 2022 to discuss the key terms of the Transaction Agreement, as well as Riverview’s outstanding diligence process and timeline.
On March 2, 2022, Mr. Mark Edmunds, a member of Riverview’s board of directors and the chairman of Riverview’ audit committee, travelled to Little Rock, Arkansas and had several meetings with representatives of Westrock’s management, including Mr. Pledger and Mr. Blake Schumacher, Westrock’s chief accounting officer.
Between March 3, 2022 and March 4, 2022, King & Spalding worked with Riverview management on the terms of the transaction. Representatives of King & Spalding and Wachtell Lipton held discussions regarding the appropriate threshold quantum of the minimum cash condition.
On March 7, 2022, Messrs. Martin, Pledger, and Ford traveled to New York for a dinner meeting with Westrock advisors and bankers, and, on March 8, 2022, met with a firm to discuss a potential participation in the PIPE, as well as with Private Equity Firm A to update them on the progress of Westrock, a contemplated transaction between Riverview and Westrock, and the possibility that there may need to be an incremental investment in Westrock in support of the contemplated transaction.
On March 8, 2022, representatives of King & Spalding contacted representatives of Wachtell Lipton to discuss the key terms of the Transaction Agreement, including acquisition structure and the minimum cash closing condition.
On March 16, 2022, King & Spalding circulated a revised draft of the Transaction Agreement and a draft of the Sponsor Support Agreement to Wachtell Lipton, reflecting revisions to the scope of representations and warranties and covenants regarding the operation of Westrock pending the closing of the transaction, as well as certain conditions to closing. On that same date, Wachtell Lipton circulated a draft of the post-closing governance documents, including an overview of the terms of the proposed preferred stock.
On March 17, 2022, King & Spalding circulated a proposed draft Lock-Up Agreement, pursuant to which certain members of the Sponsor and certain equity-holders of Westrock, would agree not to transfer their equity interests in Westrock for a period of time after the closing of the business combination.
On March 18, 2022, King & Spalding circulated a draft Subscription Agreement for the PIPE investment.

On March 18, 2022, King & Spalding circulated a revised set of open diligence requests, which the parties discussed. Over the course of the following week, representatives of Westrock and Wachtell Lipton responded to such diligence requests via telephonic discussion and email correspondence.
On March 19, 2022, Wachtell Lipton circulated revised drafts of the Subscription Agreement to King & Spalding.
On March 20, 2022, Wachtell Lipton circulated revised drafts of the Sponsor Support Agreement and Lock-Up Agreement to King & Spalding.
On March 23, 2022, representatives of King & Spalding had a due diligence telephonic meeting with representatives of Westrock’s management and counsel during which time, King & Spalding had an opportunity to ask questions of management.
On March 24, 2022, Riverview’s board of directors convened for its regularly scheduled quarterly meeting, during which time Mr. Martin provided an update on his discussions with Westrock and the timeline of a possible transaction and representatives of King & Spalding briefed the directors on their fiduciary duties in connection with a prospective transaction with Westrock or any other target.
On March 24, 2022, Wachtell Lipton circulated a revised draft of the Transaction Agreement, which, among other things, added the LLC Merger, to King & Spalding.
On March 27, 2022, King & Spalding circulated a revised draft of the Transaction Agreement to Wachtell Lipton reflecting certain additional interim operating covenants and tax representations and warranties. On March 29, 2022 representatives of Westrock and King & Spalding held a due diligence telephonic meeting regarding Westrock’s Foreign Corrupt Practices Act policies and anti-corruption matters.
Between March 27, 2022 and April 2, 2022, representatives of King & Spalding and Wachtell Lipton continued to exchange drafts of the various transaction documents and speak frequently via teleconference calls to negotiate the final terms of the principal agreements for the proposed transaction, including the Transaction Agreement, the Sponsor Support Agreement, the governance documents applicable to the post-closing combined company, and the Investor Rights Agreement, as well as other ancillary documents. Representatives of such firms also continued work on the PIPE Financing. Westrock and BBH continued to negotiate the terms of BBH’s proposed rollover preferred stock with Riverview and its advisors continuing to monitor such negotiations.
On the evening of April 1, 2022, Riverview’s board of directors met via videoconference, at which all of the directors participated and were joined by members of the Riverview management team and representatives of Stephens and King & Spalding, to consider the terms of the proposed transaction. At this meeting, Stephens provided its analysis of the financial terms and impact of the proposed transaction and King & Spalding provided a refresher on the fiduciary duties of the board of directors in connection with its consideration of a potential business combination and provided an overview of the Transaction Agreement and ancillary agreements, including a potential timeline from execution to closing. In light of ongoing negotiations, including of the terms of the preferred stock rollover, Riverview’s board of directors did not consider whether to approve the proposed Business Combination at this time.
Over the course of April 2, 2022 and April 3, 2022, Riverview and Westrock, and their respective advisors, exchanged drafts of the relevant transaction agreements, including with regards to the conversion ratio for the conversion of Westrock’s existing equity interests into equity interests of the combined company, the terms of the preferred stock in a post-closing combined company and the valuation of the combined company, and reached agreement on an enterprise value for Westrock of $1.086 billion following completion of Riverview’s valuation work and diligence review.
On the evening of April 3, 2022, Riverview’s board of directors met via videoconference, at which all of the directors participated and were joined by members of the Riverview management team and representatives of Stephens and King & Spalding, to consider the terms of the proposed transaction. At this meeting, the board of directors was informed that Westrock’s board of directors had met earlier and unanimously approved the proposed Business Combination. Subsequently, Stephens provided its analysis of the financial terms and impact of the proposed transaction and King & Spalding provided a refresher on the fiduciary duties of the board of directors in connection with its consideration of a potential business combination and provided an overview of the Transaction Agreement and ancillary agreements, including a potential timeline from execution to closing. The board of directors also discussed the proposed terms of a liquidation support agreement, which would be provided by certain current equity-holders of Westrock , to provide protection to the PIPE investors in the event of a liquidation of Westrock under certain conditions in which the liquidation preference payable to the preferred stock exceeded that payable to the common stock. Thereafter, after discussion among board members and management, the Riverview board unanimously approved a motion to approve the Transaction Agreement and ancillary agreements and the proposed transaction.
Legal counsel to the parties and management of Westrock and Riverview worked to finalize the Transaction Agreement and ancillary agreements, which the parties executed early in the morning on April 4, 2022. Prior to market open on April 4, 2022, Westrock and Riverview jointly issued a press release announcing the signing of the Transaction Agreement, and Riverview filed a current report on Form 8-K announcing the execution of the Transaction Agreement and discussing the key terms of the proposed transaction.
THE RIVERVIEW BOARD OF DIRECTORS’ RECOMMENDATION OF AND REASONS FOR THE BUSINESS COMBINATION
On April 3, 2022, Riverview’s board of directors (i) determined that the Business Combination was advisable to and in the best interests of Riverview and its stockholders, (ii) unanimously approved the Transaction Agreement and the transactions contemplated thereby (including the Business Combination), and (iii) recommended that the stockholders of Riverview approve the Transaction Agreement and the transactions contemplated thereby (including the Business Combination).
Riverview’s board of directors considered a variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, Riverview’s board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of Riverview’s board of directors may have given different weight to different factors. Certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”
Before reaching its decision, Riverview’s board of directors considered the results of the due diligence conducted by its management and advisors, which included:
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extensive meetings and calls with Westrock’s management team regarding, among other things, brand, customer base, operations, financials, plans and forecasts;

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extensive meetings and calls with Westrock’s advisors including Wachtell, Lipton, Rosen & Katz, Stifel, Nicolaus & Company, Incorporated and Wells Fargo Securities, LLC;

•
numerous visits to Westrock’s headquarters in Little Rock, Arkansas;

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industry and market research, including certain interviews with industry experts and executives;

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review of material contracts and other documentation including but not limited to those relating to regulatory compliance, HR and other legal matters, including review of such documents by King & Spalding LLP;

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operational due diligence, including review of key channels, manufacturing, supply chain, insurance, IT and corporate services;

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financial, tax and public company readiness due diligence, including a review of Westrock’s financial statements and internal reports and projections provided by Westrock’s management;

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consultation with Westrock’s management and its legal counsel and financial advisors; and

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review of Westrock-published online, print and social media content.

In the prospectus for Riverview’s initial public offering, Riverview identified the following general investment criteria to screen for and evaluate target businesses although we indicated we may pursue opportunities outside of this scope.

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Growth Potential.   Businesses which are well-positioned for top line and margin growth achieved both organically as well as from potential strategic acquisitions.

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Competitive Advantage.   Businesses that possess a solid market share in their industry and continually focus on strengthening their competitive advantages.

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Strong Management Teams.   Businesses with a set of capable, experienced and ethical managers.

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Commitment to Maximizing Shareholder Value as a Publicly Traded Company.   Businesses with a clearly articulated strategy, effective operations, a strong culture, and a commitment to maximizing value while operating a strong governance framework.

These criteria were not intended to be exhaustive. We stated in our prospectus that any evaluation relating to the merits of a particular initial business combination may be based, to the extent relevant, on these general guidelines as well as on other considerations, factors and criteria that our management may deem relevant. In the event that we decided to enter into a business combination with a target business that does not meet the above criteria and guidelines, we indicated that we would disclose that the target business does not meet the above criteria in our stockholder communications related to our initial business combination.
In considering the Business Combination, Riverview’s board of directors concluded that it met all of the above criteria. In particular, the Riverview board of directors considered the following positive factors, although not weighted or in any order of significance:
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Westrock was founded on the belief that growth is an inevitable byproduct of investments in infrastructure, farmer development, supply chain, product innovation, and technological advancement when coupled with exceptional personal service. This growth provides smallholder farmers and their families in developing countries the ability to advance their quality of life and economic well-being. The authenticity of Westrock’s mission drives customer loyalty and employee retention. Westrock’s experienced management team has a meaningful focus on Westrock’s mission.

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Westrock creates a sustainable and digitally traceable supply chain from the original farmer transaction through the finished consumer packaged goods, which is a cornerstone of Westrock’s differentiation.

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Westrock’s target global coffee and tea industry is expected to be $318 billion and provides significant opportunity, including a total addressable market of $37 billion in Westrock’s traditional core business.

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Leading brands choose Westrock because it is singularly positioned to meet their needs, while simultaneously driving a new standard for sustainably sourced products. Westrock provides a comprehensive product offering to its customers, including a full range of beverage concentrate and flavoring systems. In addition to great tasting, high quality beverage solutions, customers rely on Westrock for best-in-class product innovation, consumer insights, and customer service.

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Westrock serves the largest and most iconic brands across multiple industries — the average tenure for Westrock’s top 20 customers, including businesses the Company has acquired since founding, is 19+ years.

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Westrock is a highly scalable platform that is gaining market share and delivering strong financial results. See the section titled “Unaudited Prospective Financial Information of Westrock.”

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Riverview’s board of directors believes Westrock is well-positioned to be a public company in terms of scale and size, and a company that public equity market investors will understand and value.

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Following completion of the Business Combination, Westrock will continue to be led by the same proven senior management team as prior to the Business Combination.

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Riverview’s board of directors believes Riverview would be a value-added partner to Westrock given the experience of Riverview’s management team and board members in operating public companies and/or serving on public company boards.

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(i) R. Brad Martin, NFC Investments, LLC and founders of Riverview have committed to invest an aggregate of $60 million, (ii) founders of Westrock have committed to invest an aggregate of $25 million and (iii) HF Capital and investment funds managed by Southeastern Asset Management have each committed to invest $78 million as part of the PIPE Financing in support of the proposed Business Combination. This incremental investment by sophisticated parties validated the investment thesis in the Riverview board’s perspective.
•
Riverview’s board of directors considered that the agreement of the investors in the PIPE Financing, which would increase the likelihood of meeting the minimum cash condition under the Transaction Agreement, and serve as a validation of Westrock’s valuation and future prospects.

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Riverview’s board of directors’ determination that if Westrock is able to meet its financial forecasts, then Riverview’s stockholders will have acquired their shares in Westrock at an attractive valuation, which would increase stockholder value.

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Riverview’s board of directors’ belief, after a thorough review of other business combination opportunities reasonably available to Riverview, that the Business Combination represents an attractive potential business combination for Riverview.

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The terms and conditions of the Transaction Agreement and the Business Combination were the product of arm’s-length negotiations between the parties.

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Riverview’s board of directors considered that Westrock’s existing equityholders would continue to be significant stockholders of Westrock after closing of the Business Combination.

In the course of its deliberations, in addition to the various other risks associated with the business of Westrock, as described in the section titled “Risk Factors” appearing elsewhere in this proxy statement/prospectus, Riverview’s board of directors also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the following:
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Macroeconomic uncertainty, including with respect to global and national supply chains, and the effects they could have on Westrock’s revenues and financial performance.

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The risk that Westrock may not be able to execute on its business plan and realize the financial performance as set forth in the financial forecasts presented to management of Riverview and Riverview’s board of directors.

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Westrock’s brand and reputation are critical to its success, and any publicity, regardless of accuracy, that portrays Westrock negatively could adversely impact operating results.

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The risk that Riverview did not obtain an opinion from any independent investment banking or accounting firm that the consideration received by Riverview in connection with the Business Combination is fair to Riverview or its stockholders from a financial point of view.

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The risk that Riverview’s board of directors may not have properly valued Westrock’s business.

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The risks and costs to Riverview if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in Riverview being unable to effect a business combination within the completion window, which would require Riverview to liquidate.

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The risk that Riverview stockholders may object to and challenge the Business Combination and take action that may prevent or delay the closing, including to vote against the Business Combination Proposal at the Riverview special meeting or redeem their Riverview Class A Shares.

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The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Riverview’s control.

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The terms of the Transaction Agreement provide that Riverview will not have any surviving remedies against Westrock or its equityholders after the Closing to recover for losses as a result of any inaccuracies or breaches of Westrock’s representations, warranties or covenants set forth in the Transaction Agreement. Riverview’s board of directors determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms and the current equityholders of Westrock will be, collectively, the majority equityholders in the combined company.

•
The fees and expenses associated with completing the Business Combination.

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The Transaction Agreement includes a non-solicit provision prohibiting Riverview from initiating, discussing, or making certain proposals which could lead to an alternative business combination.

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The fact that existing Riverview stockholders will hold a minority position in Westrock following completion of the Business Combination and that certain existing Westrock equityholders will have additional governance rights.

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The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

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The risk that holders of Riverview Class A Shares would exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account.

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The risk that the potential diversion of Westrock’s management and employee attention as a result of the Business Combination may adversely affect Westrock’s operations.

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As Westrock has not previously been a public company, Westrock may not have all the different types of employees necessary for it to timely and accurately prepare reports for filing with the SEC. There is a risk that Westrock will not be able to hire the right people to fill in these gaps by the time of the Closing or that additional issues could arise after the Closing due to its failure to have hired these people in advance of Closing.

•
The risk that the Business Combination could be a taxable transaction to Riverview stockholders and holders of Riverview Warrants.

•
Riverview’s board of directors considered risks of the type and nature described under the section titled “Risk Factors.”

In addition to considering the factors described above, Riverview’s board of directors also considered that certain of the officers and directors of Riverview may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Riverview’s stockholders, including the matters described under the sections titled “Risk Factors” above and “The Business Combination Proposal  — Interests of Riverview’s Directors and Executive Officers in the Business Combination”. However, Riverview’s board of directors concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for the initial public offering and/or would be included in this proxy statement/prospectus, (ii) these disparate interests could exist with respect to a business combination with any target company and (iii) the Business Combination was structured so that the Business Combination may be completed even if public stockholders redeem a substantial portion of the Riverview Class A Shares.
Based on its review of the forgoing considerations, Riverview’s board of directors concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects that Riverview stockholders will receive as a result of the Business Combination. Riverview’s board of directors realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.
The preceding discussion of the information and factors considered by Riverview’s board of directors is not intended to be exhaustive but includes the material factors considered by Riverview’s board of directors. Riverview’s board of directors considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.
This explanation of Riverview’s board of directors’ reasons for its approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

UNAUDITED PROSPECTIVE FINANCIAL INFORMATION OF WESTROCK
Westrock does not as a matter of course publicly disclose long-term forecasts or internal projections as to future performance, revenue, earnings, financial condition or other results. However, Westrock’s management prepared and provided to the Westrock board of directors, Westrock’s financial advisors, Riverview and PIPE Investors certain internal, unaudited prospective financial information in connection with the evaluation of the Business Combination. Westrock’s management prepared such financial information based on their judgment and assumptions regarding the future financial performance of Westrock. The inclusion of the below information should not be regarded as an indication that Westrock or any other recipient of this information considered, or now considers, the below information to be predictive of actual future results.
The unaudited prospective financial information is subjective in many respects and dependent on market growth, among other factors, and is subject to numerous risks and uncertainties. See also “Risk Factors — Risks Related to Riverview and the Business Combination — The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the Business Combination or Westrock’s future results.” As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.
While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Westrock’s management, including, among other things, the matters described in the sections of this proxy statement/prospectus titled “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors,” and “Westrock Management’s Discussion and Analysis of Financial Conditions and Results of Operations.” Westrock believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information Westrock had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to the Westrock business, industry performance, the regulatory environment, and general business and economic conditions.
The unaudited prospective financial information also reflects assumptions as to certain business decisions that are subject to change. This prospective financial information was not prepared with a view towards compliance with published guidelines of the United States Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The prospective financial information was prepared in the view of Westrock’s management, on a reasonable basis, that reflects the best currently available estimates and judgments, and presents, to the best of Westrock’s management’s knowledge and belief, the expected course of action and the expected future financial performance of Westrock. However, this information is not factual and should not be relied upon as being indicative of future results. Readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.
The prospective financial information included in this document has been prepared by, and is the responsibility of, Westrock’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this document relates to the Company’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so.
EXCEPT AS DESCRIBED BELOW AND EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, INCLUDING PURSUANT TO ITEM 10(b)(3)(iii) OF REGULATION S-K UNDER THE EXCHANGE ACT SUCH THAT IT MAY HAVE AN OBLIGATION TO MAKE SUCH UPDATES OR REVISIONS IN SITUATIONS WHERE MANAGEMENT OF WESTROCK KNOWS OR HAS REASON TO KNOW THAT THE PREVIOUSLY DISCLOSED PROJECTIONS NO LONGER HAVE A REASONABLE BASIS, WESTROCK DOES NOT INTEND TO MAKE PUBLICLY

AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT THE INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF WESTROCK, RIVERVIEW NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY WESTROCK STOCKHOLDER, RIVERVIEW STOCKHOLDERS OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.
The following table sets forth certain summarized prospective financial information regarding Westrock for fiscal years 2022, 2023 and 2024. “Adjusted EBITDA”, presented below, is a non-GAAP financial measure. We define “Adjusted EBITDA” as net (loss) income, as defined by GAAP, before interest expense, provision for income taxes, depreciation and amortization, equity-based compensation expense and the impact, which may reoccur, of acquisition, restructuring and integration related costs, including management services and consulting agreements entered into in connection with the acquisition of S&D, impairment charges, non-cash mark-to-market adjustments, certain costs specifically excluded from the calculation of EBITDA under our material debt agreements, the write off of unamortized deferred financing costs, costs incurred as a result of the early repayment of debt, gains or losses on dispositions, and other similar or infrequent items (although we may not have had such charges in the periods presented). Since Adjusted EBITDA is a measure that is not calculated in accordance with GAAP, it should be viewed in addition to, and not be considered as an alternative for, net (loss) income determined in accordance with GAAP.Further, our computation of Adjusted EBITDA may not be comparable to that reported by other companies that define Adjusted EBITDA differently than we do. The reconciliation of our projected net income to Adjusted EBITDA is provided below. See the section titled “Westrock Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
($ in millions)	2022E	2023E	2024E
Revenues, net	$960.4	$1,059.9	$1,247.7
Revenue Growth	37.6%	10.4%	17.7%
Adjusted EBITDA	$75.0	$88.1	$123.3
Adjusted EBITDA Margin	7.8%	8.3%	9.9%
Capital Expenditures(1)	$87.7	$99.9	$55.3

(1)
Estimated capital expenditures in 2022, 2023 and 2024 include $61.7 million, $87.7 million, and $42.1 million, respectively, of capital expenditures related to the build-out of our Conway, Arkansas facility. These estimates may be impacted by changes in assumptions regarding the design, capacity, or customer demand for this facility.

Reconciliation of Net Income to Adjusted EBITDA
($ in millions)	2022E	2023E	2024E
Net income	$23.8	$34.8	$56.9
Interest expense	19.1	8.0	7.7
Income tax expense	10.8	12.5	20.2
Depreciation and amortization	25.8	32.8	38.5
EBITDA	69.5	88.1	123.3
Acquisition, restructuring and integration costs	4.3
Other	1.2	—	—
Adjusted EBITDA	$75.0	$88.1	$123.3

Westrock’s prospective financial information was based on Westrock’s management’s assessment of future performance as follows:
•
Projected revenue is based on the following assumptions:

•
Historical organic growth rates by product type.

•
Estimated market growth by product type.

•
Expectations of new product offerings.

•
Expectations of new customer wins and losses based on our sales pipeline, existing relationships and historical experiences.

•
Expectations of continued COVID abatement and shifts in consumer trends.

•
Expectations of negotiated changes in customer contract terms.

•
Projected Adjusted EBITDA is based on the following assumptions:

•
Stabilized profitability on per unit economics.

•
Estimated impacts to our expenses resulting from broader market conditions, including the estimated impacts of inflation.

•
Increased variable expenses directly related to estimated increased volume expectations.

•
Projected operating expenses, based on historical experience, to support the projected levels of volume and revenue growth.

•
Anticipated operational and manufacturing efficiency improvements, including the leveraging of our fixed cost infrastructure over larger volumes.

•
Projected capital expenditure is based on the following assumptions:

•
Management expectation of maintenance capital expenditure based on historical trends.

•
Management expectations of growth capital expenditure to match the forecast customer demands volume growth by product type.

•
Estimated spending to build-out our FE&I facility in Conway, Arkansas, based on current assumptions regarding the design, capacity and customer demand for the facility.

SUMMARY OF RIVERVIEW FINANCIAL ANALYSIS
Materials of Riverview’s Financial Advisor
On April 1, 2022 and April 3, 2022, Stephens Inc. (“Stephens”) presented certain operating and financial benchmarking materials (the “Stephens Materials”) to the Riverview board of directors in connection with the Mergers and the PIPE Financing (referred to together in this section as the “Transactions”). The summary of the Stephens Materials is set forth below.
The Stephens Materials were provided for the benefit, information and assistance of the Riverview board of directors (in its capacity as such) in connection with its evaluation of the Transactions. The Stephens Materials did not address the underlying business decision of Riverview to engage in the Transactions, or the relative merits of any aspect of the Transactions compared to any alternative business strategy or transaction that may be available to Riverview or in which Riverview might engage. The terms of the Transactions were determined solely through negotiations between the parties to the Transactions.
The Stephens Materials do not constitute, and are not intended to represent, (i) any view or opinion as to (a) the fairness, from a financial point of view or otherwise, of the contemplated Transactions, any aspect, term or implication of the financial aspects of the Transactions to Riverview, Riverview stockholders, Westrock equityholders or to any other person, (b) the solvency or fair value of Riverview, Westrock, pro forma for the Transactions, or any other entity under any state, federal or other laws, whether relating to bankruptcy, insolvency or similar matters or otherwise, (c) the actual value of any Westrock equity when issued or distributed in the

Transactions or the price or range of prices at which any Westrock equity, or any other securities of Westrock, may trade or otherwise be transferable at any time, including following announcement or consummation of the Transactions, (d) any legal, regulatory, tax, accounting and similar matters, as to which Stephens understands that Riverview has obtained such advice as it deems necessary from qualified professionals or (e) the fairness of the amount or nature of the compensation (if any) or other consideration to any officers, directors or employees of any party, or class of such persons, relative to the consideration to be paid pursuant to the Transactions, or (ii) any recommendation to Riverview, Riverview stockholders, Westrock equityholder, or to any other person as to how Riverview, Westrock or any such stockholder or equityholder should vote or act with respect to the Transactions or any proposal to be voted upon in connection with the Transactions or otherwise.
The information contained in the Stephens Materials was obtained from (i) the management of Westrock and approved for use by the management of Riverview or (ii) publicly available third-party sources. Any estimates and projections contained in the Stephens Materials were based upon the estimates and projections from the management of Westrock or such third-party sources and there was no assurance that such estimates and projections will be realized.
Stephens assumed the accuracy and completeness of all information that was reviewed by Stephens, including all financial, legal, tax, accounting, operating and other information provided to, or discussed with Stephens by, or on behalf of, Riverview or Westrock (including, without limitation, financial statements and related notes), and upon the assurances of the management and other representatives of Riverview that they were not aware of any relevant information that had been omitted or that remained undisclosed to Stephens. Stephens did not assume responsibility for independently verifying, and did not independently verify, such information. Stephens also assumed that the financial projections and other estimates and data that the management of Riverview approved for Stephens’s use in preparing the Stephens Materials were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Westrock as to the future financial performance of, and are a reasonable basis upon which to assess, Westrock, the Transactions and other matters covered thereby. For information regarding the financial projections, please see “Proposal No. 1 — The Business Combination Proposal — Unaudited Prospective Financial Information of Westrock.”
The management of Riverview understood that such financial projections, estimates and other forward-looking information would be used by Stephens in connection with the preparation of the Stephens Materials. Stephens expressed no opinion as to any such financial projections and other estimates and data when preparing the Stephens Materials.
Stephens did not assume any responsibility to perform, and did not perform, an independent valuation or appraisal of Riverview, Westrock, pro forma for the Transactions, or of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet, or otherwise) of or relating to Riverview, Westrock, pro forma for the Transactions, or any other entity and Stephens has not been furnished with any such valuations or appraisals. Stephens did not assume any obligation to conduct, and did not conduct, any physical inspection of the property or facilities of Riverview, Westrock or any other entity.
The Stephens Materials were subject to the assumptions, qualifications, limitations and other matters set forth therein, and the Stephens Materials speak only as of the date thereof, were based on the conditions as they existed and information supplied or reviewed as of the date thereof, and were without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may exist or occur or may have existed or occurred after such date. Stephens did not undertake any obligation to update, revise or reaffirm the Stephens Materials for events occurring after the date thereof.
For the purposes of compiling the Stephens Materials, Stephens undertook such review and inquiries as it deemed necessary or appropriate under the circumstances, including the following:
•
Stephens reviewed certain financial and other information, and certain historical operating data, relating to Westrock made available to it by the management of Westrock;

•
Stephens reviewed the financial projections referenced in “Proposal No. 1 — The Business Combination Proposal — Unaudited Prospective Financial Information of Westrock,” which financial projections were prepared by Westrock’s management and approved by Riverview’s management for use by Stephens for purposes of preparing the Stephens Materials (the “Westrock Financial Projections”); and
•
Stephens conducted discussions with members of the senior management of Riverview and the management of Westrock relating to the business, prospects and financial outlook of New Westrock.

Set forth below is a summary of certain portions of the Stephens Materials presented by Stephens to the Riverview Board at its meetings on April 1, 2022 and April 3, 2022. The summaries include information presented in tabular format and the tables should be read together with the text accompanying each summary.
Stephens reviewed a number of financial metrics, including:
•
“Enterprise Value” defined as the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding in-the-money options and other in-the-money securities convertible, exercisable or exchangeable into or for equity securities of the company), plus the amount of its net debt (the amount of its outstanding indebtedness and out-of-the-money convertible and non-convertible preferred stock, less the amount of cash and cash equivalents on its balance sheet) and non-controlling interests, less the amount of investments in unconsolidated affiliates;

•
“Enterprise Value/Revenue” defined as Enterprise Value as of a specified date, divided by the estimated revenue for an applicable period; and

•
“Enterprise Value/EBITDA” defined as Enterprise Value as of a specified date, divided by net (loss) income, as defined by GAAP, before interest expense, provision for income taxes and depreciation and amortization. Unless the context indicates otherwise, the Stephens Materials were prepared using (i) the closing prices of the selected companies as of March 28, 2022, (ii) historical financial and operating data for the selected companies based on publicly available information for each company as of March 28, 2022, and (iii) the implied Enterprise Value for Westrock, pro forma for the Transactions, of 1,085.6 million, based on assumptions which included: (a) rollover of 100% of Company equity held by existing Westrock Stockholders, (b) $250 million in gross proceeds from the PIPE Financing, (c) $180 million of net cash proceeds on Westrock’s balance sheet, pro forma for the Transactions, (d) 50% redemptions from trust by the Riverview stockholders and (e) approximately 104.4 million shares outstanding of Westrock, pro forma for the Transactions (which excluded out-of-the money warrants).

Stephens compared certain publicly available financial information and operating data for selected publicly traded companies with the corresponding information for Westrock, pro forma for the Transactions. In choosing the selected companies, Stephens considered publicly traded companies in the Food and Beverage (“Food and Beverage”), Ingredient and Extracts (“Ingredients and Extracts”) and ESG-focused, Better-for-You and Higher Growth Food and Beverage (“ESG and BFY”) sectors. Stephens compared, among other things, (i) estimated revenue growth and (ii) estimated gross margin, for each of calendar year 2022 (“CY2022E”) and calendar year 2023 (“CY2023E”), for the selected companies based on publicly available information and Wall Street research analysts’ consensus estimates as of March 28, 2022, and for Westrock based on the Westrock Financial Projections. A list of selected companies and related data, including mean and median data for each such selected company in each sector and for Westrock are set forth below:
Company	Growth		Gross Margin		EBITDA Margin
	’21 – ’24E Revenue CAGR	’21 – ’24E EBITDA CAGR	2022E	2023E	2022E	2023E
Selected Peer Group
Keurig Dr Pepper	4.4%	4.4%	55.1%	55.5%	31.5%	31.6%
Int’l Flavors & Fragrances	5.3%	8.7%	34.2%	36.1%	20.3%	22.4%
McCormick & Company	3.6%	6.0%	39.1%	39.8%	21.0%	21.4%
Kerry Group	3.3%	6.7%	44.2%	44.7%	15.1%	15.7%
JDE Peet’s	5.2%	1.7%	39.8%	40.5%	19.7%	20.5%

Company	Growth		Gross Margin		EBITDA Margin
	’21 – ’24E Revenue CAGR	’21 – ’24E EBITDA CAGR	2022E	2023E	2022E	2023E
J. M. Smucker	1.0%	2.1%	34.9%	35.8%	20.4%	21.0%
BellRing Brands	11.3%	N/A	N/A	N/A	18.1%	18.5%
Simply Good Foods	8.0%	8.3%	38.4%	39.4%	19.7%	20.4%
TreeHouse Foods	3.3%	12.4%	16.3%	17.6%	8.2%	10.0%
Dutch Bros	34.5%	39.9%	28.9%	29.3%	16.2%	17.7%
Black Rifle Coffee	34.4%	314.4%	38.1%	40.9%	0.2%	3.4%
Vita Coco	14.5%	18.8%	27.8%	30.1%	7.0%	9.5%
Mean	10.7%	38.5%	36.1%	37.3%	16.4%	17.7%
Median	5.2%	8.3%	38.1%	39.4%	18.9%	19.5%
Westrock	21.4%	37.8%	20.2%	20.9%	7.8%	8.3%
Stephens also reviewed certain implied trading multiples for the selected publicly traded companies in the Food and Beverage, Ingredient and Extracts and ESG and BFY sectors, as compared to the corresponding information and implied multiples for Westrock, pro forma for the Transactions. Stephens compared, among other things, (i) implied Enterprise Value/Revenue multiples and (ii) implied Enterprise Value/EBITDA multiples for each of CY2022E and CY2023E for the selected companies based on public filings and other publicly available information as of March 28, 2022 and for Westrock based on the Westrock Financial Projections. A list of selected companies and related multiples, including mean and median multiples for such selected companies in each sector and the implied multiples for Westrock based on the terms of the Transactions are set forth below:
Company	EV / Revenue		EV / EBITDA
	2022E	2023E	2022E	2023E
Selected Peer Group
Keurig Dr Pepper	4.9x	4.8x	15.7x	15.1x
Int’l Flavors & Fragrances	3.5x	3.4x	17.4x	15.2x
McCormick & Company	4.7x	4.6x	22.7x	21.4x
Kerry Group	2.6x	2.5x	17.1x	15.8x
JDE Peet’s	2.3x	2.2x	11.5x	10.8x
J. M. Smucker	2.3x	2.3x	11.4x	10.9x
BellRing Brands	4.3x	4.0x	23.9x	21.8x
Simply Good Foods	3.6x	3.3x	18.1x	16.3x
TreeHouse Foods	0.7x	0.7x	8.6x	7.0x
Dutch Bros	4.2x	3.2x	26.2x	18.2x
Black Rifle Coffee	3.4x	2.4x	NM	NM
Vita Coco	1.0x	0.9x	14.5x	9.4x
Mean	3.1x	2.9x	17.0x	14.7x
Median	3.5x	2.9x	17.1x	15.2x
Westrock	1.13x	1.02x	14.5x	12.3x
Other Considerations
Stephens, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, Stephens and/or certain of its affiliates may act as a market maker and broker in the publicly traded securities of Riverview and/or other entities involved in the Transactions, or their respective affiliates, and receive customary compensation in connection therewith, and may also actively trade securities of Riverview and/or other entities involved in the Transactions, or their respective affiliates, for its or its affiliates’ own account or for the account of customers and, accordingly, Stephens and its affiliates may hold a long or short position in such securities. Stephens and certain of its affiliates in the future may provide, investment banking, commercial banking and financial advisory services to Riverview and certain of its respective affiliates unrelated to the Transactions, for which services Stephens and its affiliates would expect to receive customary compensation.
In connection with the initial public offering of Riverview, Stephens received approximately $1.0 million upon consummation of the initial public offering as initial compensation for acting as co-manager. In connection with the consummation of the Transactions, Stephens will be entitled to receive from Riverview an additional aggregate amount of compensation of approximately $5.0 million in respect of (i) deferred underwriting compensation in connection with the initial public offering and (ii) a financial advisory fee in connection with the Mergers. Riverview has also agreed to indemnify Stephens for certain liabilities that may arise out of its engagements, and to reimburse certain out-of-pocket expenses incurred by Stephens in performing its services. The terms of Stephens’s compensation arrangements were negotiated at arm’s-length between Riverview and Stephens, and the Riverview board of directors was aware of these arrangements at the time it reviewed and approved the Transactions. Other than as described in this paragraph, Stephens and its affiliates have not received, and are not entitled to receive, from Westrock any compensation in respect of investment banking services.
Interests of Certain Riverview Persons in the Business Combination
When considering the recommendation of the Riverview board of directors to vote in favor of the Business Combination, you should be aware that, aside from their interests as stockholders, the Riverview Sponsor has other interests in the Business Combination that are different from, or in addition to, those of other Riverview stockholders generally. The Riverview board of directors was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to Riverview stockholders that they approve the Business Combination. Riverview stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the interests listed below:
•
Riverview’s directors and officers and the Riverview Sponsor have waived their right to redeem any Riverview Shares held by them (if any) in connection with a stockholder vote to approve a proposed initial business combination;

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the fact that Riverview Sponsor paid an aggregate of $25,000 for the Riverview Class B Shares, which will convert into 4,925,000 Riverview Class A Shares in accordance with the terms of the Riverview Certificate of Incorporation and such securities will have a significantly higher value at the time of the Business Combination, estimated at approximately $[     ] based on the closing price of $[     ] per public share on Nasdaq on [     ], 2022;

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the fact that certain officers and members of Riverview Sponsor and their respective affiliates are party to the Subscription Agreements pursuant to which they have agreed to subscribe for and purchase, and Riverview, agreed to issue and sell to such PIPE Investors, prior to and substantially concurrently with the, an aggregate of 22,150,000 Riverview Class A Shares at a purchase price of $10.00 per share, for aggregate gross proceeds of $221,500,000;

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the fact that certain officers and members of Riverview Sponsor and their respective affiliates are party to certain Promote Participation Agreements (as defined in this proxy statement/prospectus) pursuant to which they are entitled to purchase an aggregate of 816,000 additional Riverview Class B Shares from Riverview Sponsor, contingent upon fulfillment of their commitments under their respective Subscription Agreements;

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the fact that certain officers and members of Riverview Sponsor that are Riverview PIPE Investors will enter into Liquidation Support Agreements (as defined in this proxy statement/prospectus), pursuant to which Westrock Group has committed to provide an aggregate of up to 1,000,000 shares of Westrock common stock to Riverview PIPE Investors upon a qualifying Westrock Liquidation following the Closing;
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the fact that Riverview Sponsor and Riverview’s directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if we fail to complete an initial business combination by February 10, 2023;

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the fact that Riverview Sponsor, in which certain of Riverview’s officers and directors hold a direct or indirect interest, purchased an aggregate of 7,400,000 Riverview Private Warrants in a private placement from Riverview for an aggregate purchase price of $7,400,000 (or $1.00 per warrant), each of such Riverview Private Warrants is exercisable commencing on the later of 12 months from the closing of Riverview’s initial public offering and 30 days following the Closing for one Riverview Class A Share at $11.50 per share; if we do not consummate an initial business combination by February 10, 2023, then the proceeds from the sale of the Riverview Private Warrants will be part of the liquidating distribution to the public stockholders and the Riverview Private Warrants held by Riverview Sponsor will be worthless; the Riverview Private Warrants held by Riverview Sponsor had an aggregate market value of approximately $[      ] based upon the closing price of $[      ] per warrant on Nasdaq on [           ], 2022;

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R. Brad Martin, Chairman and Chief Executive Officer of Riverview, Mark Edmunds, Independent Director of Riverview and Leslie Starr Keating, Independent Director of Riverview are expected to be directors of Westrock after the consummation of the Business Combination. As such, in the future, they may receive cash fees, stock options, stock awards or other remuneration that the Westrock board of directors determines to pay to them and any applicable compensation as described under section “Director Compensation”; and

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if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, Riverview Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party (other than Riverview’s independent public accountants) for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of Riverview’s initial public offering against certain liabilities, including liabilities under the Securities Act.

At any time prior to the Riverview Special Meeting, during a period when they are not then aware of any material non-public information regarding Riverview or its securities, Riverview Sponsor, Riverview’s directors and officers, Westrock and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Riverview Shares or vote their shares in favor of the Business Combination. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the Special Meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they may include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares and warrants, including the granting of put options.
Entering into any such incentive arrangements may have a depressive effect on Riverview Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Riverview Special Meeting. If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Riverview Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Riverview will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Riverview Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons. The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Riverview and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections titled “Risk Factors,” “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.
Sources and Uses for the Business Combination
The following table summarizes the sources and uses for funding the Business Combination assuming that no Riverview Class A Shares are redeemed in connection with the Business Combination. Where actual amounts are not known or knowable, the figures below represent Riverview’s good faith estimate of such amounts assuming the Closing occurs on June 30, 2022.
Sources		Uses
	(in millions)		(in millions)
Cash in the Trust Account	$250	Cash to Westrock’s balance sheet	$305
PIPE Financing proceeds	$250	Transaction expenses(1)	$34
New Term Loan	$150	Repayment of existing Westrock indebtedness	$311
Total Sources	$650	Total Uses	$650
The following table summarizes the sources and uses for funding the Business Combination assuming that 50% of Riverview Class A Shares are redeemed in connection with the Business Combination. Where actual amounts are not known or knowable, the figures below represent Riverview’s good faith estimate of such amounts assuming the Closing occurs on June 30, 2022.
Sources		Uses
	(in millions)		(in millions)
Cash in the Trust Account	$125	Cash to Westrock’s balance sheet	$180
PIPE Financing proceeds	$250	Transaction expenses(1)	$34
New Term Loan	$150	Repayment of existing Westrock indebtedness	$311
Total Sources	$525	Total Uses	$525
The following table summarizes the sources and uses for funding the Business Combination assuming that 100% of Riverview Class A Shares are redeemed in connection with the Business Combination. Where actual amounts are not known or knowable, the figures below represent Riverview’s good faith estimate of such amounts assuming the Closing occurs on June 30, 2022.
Sources		Uses
	(in millions)		(in millions)
Cash in the Trust Account	$—	Cash to Westrock’s balance sheet	$55
PIPE Financing proceeds	$250	Transaction expenses(1)	$34
New Term Loan	$150	Repayment of existing Westrock indebtedness	$311
Total Sources	$400	Total Uses	$400

(1)
Transaction expenses includes certain fees and expenses incurred by both Westrock and Riverview in connection with the Business Combination, including deferred underwriting fees, fees related to the PIPE Financing and advisory, legal and other fees.

Board of Directors of Westrock Following the Business Combination
Following the Closing, it is expected that the Westrock board of directors will consist of ten directors (which will be divided into three classes, designated Class I, II and III, with Classes I and III to consist of three directors and Class II to consist of four directors), the members of which are currently expected to be Joe T. Ford, Scott T. Ford, R. Patrick Kruczek, Hugh McColl, III, Oluwatoyin Umesiri, Josie C. Natori, Jeffrey H. Fox, Leslie Starr Keating, R. Brad Martin and Mark Edmunds.
Information about the current Riverview directors and executive officers can be found in the section titled “Where You Can Find Additional Information.”
Redemption Rights
Redemption Rights for Public Stockholders upon Completion of Riverview’s Initial Business Combination
Riverview is providing the Riverview stockholders with the opportunity to redeem all or a portion of their Riverview Class A Shares prior to the consummation of the transactions contemplated by the Transaction Agreement at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the transactions contemplated by the Transaction Agreement, including interest earned on the funds held in the Trust Account and not previously released to Riverview to pay its taxes, if any, divided by the number of then outstanding Riverview Class A Share, subject to the limitations described herein. The amount in the Trust Account is initially anticipated to be approximately $10.00 per Riverview Class A Share. The per-share amount Riverview will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions Riverview will pay to the underwriters of its initial public offering. The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. There will be no redemption rights upon the completion of Riverview’s initial Business Combination with respect to the Riverview Warrants. The Riverview Sponsor, Riverview’s directors and each member of Riverview’s management team have entered into a letter agreement with Riverview, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and any Riverview Class A Shares in connection with (i) the completion of the Business Combination and (ii) a stockholder vote to approve an amendment to Riverview’s amended and restated Certificate of Incorporation that would affect the substance or timing of Riverview’s obligation to allow redemption in connection with Riverview’s initial business combination or to redeem 100% of the Riverview Class A Shares if Riverview has not completed an initial business combination within 18 months from the closing of Riverview’s initial public offering.
Limitations on Redemptions
The Riverview Certificate of Incorporation provides that in no event will Riverview redeem its Riverview Class A Shares in to the extent that such redemption would result in the Riverview’s failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act or any successor rule) in excess of $5,000,000 or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the initial business combination upon consummation of the initial business combination. The Transaction Agreement requires (i) Riverview to have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act or any successor rule) prior to the SPAC Merger Effective Time and (ii) for Available Cash to be equal to or greater than $250,000,000 (provided that this condition will be deemed satisfied if the amount by which Available Cash is less than $250,000,000 is less than or equal to the amount by which Investors in the PIPE Financing that agreed to purchase Westrock Common Shares failed to fund). In the event the aggregate cash consideration Riverview would be required to pay for all Riverview Class A Shares that are validly submitted for redemption plus any cash amount required to satisfy the foregoing conditions pursuant to the terms of the proposed

Business Combination exceed the aggregate amount of cash available to Riverview, Riverview will not complete the Business Combination or redeem any shares, and all Riverview Class A Shares submitted for redemption will be returned to the holders thereof.
Redemption of Public Shares and Liquidation If No Initial Business Combination
The Riverview Sponsor, Riverview’s officers and directors have agreed that Riverview has only 18 months from the closing of Riverview’s initial public offering to complete Riverview’s initial business combination. If Riverview has not completed an initial business combination within 18 months from the closing of Riverview’s initial public offering, Riverview will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Riverview Class A Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to Riverview to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then outstanding Riverview Class A Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Riverview’s remaining stockholders and Riverview’s board of directors, liquidate and dissolve, subject in each case, to Riverview’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Riverview Warrants, which will expire worthless if Riverview does not complete an initial business combination within 18 months from the closing of Riverview’s initial public offering.
The Riverview Sponsor, directors and each member of its management team have entered into a letter agreement with Riverview, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if Riverview does not complete an initial business combination within 18 months from the closing of Riverview’s initial public offering. However, if the Riverview Sponsor, director or members of Riverview’s management team acquire Riverview Class A Shares in or after Riverview’s initial public offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Riverview Class A Shares if Riverview does not complete an initial business combination within 18 months from the closing of Riverview’s initial public offering.
The Riverview Sponsor, executive officers and directors have agreed, pursuant to a written agreement with Riverview, that they will not propose any amendment to Riverview’s amended and restated Certificate of Incorporation that would affect the substance or timing of Riverview’s obligation to allow redemption in connection with Riverview’s initial business combination or to redeem 100% of the Riverview Class A Shares if Riverview does not complete an initial business combination within 18 months from the closing of Riverview’s initial public offering, unless Riverview provides its stockholders with the opportunity to redeem their Riverview Class A Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Riverview to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding Riverview Class A Shares. However, Riverview may not redeem the Riverview Class A Shares in an amount that would cause Riverview’s net tangible assets to be less than $5,000,001 (so that Riverview is not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of Riverview Class A Shares such that Riverview cannot satisfy the net tangible asset requirement, Riverview would not proceed with the amendment or the related redemption of the Riverview Class A Shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by the Riverview Sponsor, any executive officer, director, or any other person. Riverview expects that all costs and expenses associated with implementing Riverview’s plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1.1 million of proceeds held outside the Trust Account as of December 31, 2021 plus up to $100,000 of funds from the Trust Account available to Riverview to pay dissolution expenses, although Riverview cannot assure you that there will be sufficient funds for such purpose.
If Riverview were to expend all of the net proceeds of its initial public offering and the sale of the Riverview Private Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon Riverview’s dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of Riverview’s creditors which would have higher priority than the claims of Riverview’s public stockholders. Riverview cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of DGCL, Riverview’s plan of dissolution must provide for all claims against Riverview to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before Riverview makes any distribution of Riverview’s remaining assets to Riverview’s stockholders. While Riverview intends to pay such amounts, if any, Riverview cannot assure you that Riverview will have funds sufficient to pay or provide for all creditors’ claims.
Although Riverview will seek to have all vendors, service providers (other than Riverview’s independent auditors), prospective target businesses and other entities with which Riverview does business execute agreements with Riverview waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Riverview’s public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited, to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Riverview’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Riverview’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Riverview than any alternative. Examples of possible instances where Riverview may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Riverview and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, Riverview Sponsor has agreed that it will be liable to Riverview if and to the extent any claims by a third party for services rendered or products sold to Riverview (other than Riverview’s independent registered public accounting firm), or a prospective target business with which Riverview has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share, due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay Riverview’s taxes, if any, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under Riverview’s indemnity of the underwriters of Riverview’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, Riverview Sponsor will not be responsible to the extent of any liability for such third party claims. However, Riverview has not asked Riverview Sponsor to reserve for such indemnification obligations, nor has Riverview independently verified whether the Riverview Sponsor has sufficient funds to satisfy its indemnity obligations and Riverview believes that its Riverview Sponsor’s only assets are securities of Riverview’s company. Therefore, Riverview cannot assure you that Riverview Sponsor would be able to satisfy those obligations. None of Riverview’s officers or directors will indemnify Riverview for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Riverview Class A Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share, due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay Riverview’s taxes, if any, and the Riverview Sponsor asserts that it is unable to satisfy its indemnification obligations or that they have no indemnification obligations related to a particular claim, Riverview’s independent directors would determine whether to take legal action against Riverview Sponsor to enforce its indemnification obligations. While

Riverview currently expects that Riverview’s independent directors would take legal action on Riverview’s behalf against Riverview Sponsor to enforce its indemnification obligations to Riverview, it is possible that Riverview’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, Riverview cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share.
Riverview will seek to reduce the possibility that Riverview Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than Riverview’s independent auditors), prospective target businesses or other entities with which Riverview does business execute agreements with Riverview waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. the Riverview Sponsor will also not be liable as to any claims under Riverview’s indemnity of the underwriters of Riverview’s initial public offering against certain liabilities, including liabilities under the Securities Act. Riverview will have access to up to approximately $1.1 million from the proceeds held outside the Trust Account as of December 31, 2021 with which to pay any such potential claims (including costs and expenses incurred in connection with Riverview’s liquidation, currently estimated to be no more than approximately $100,000). In the event that Riverview liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from the Trust Account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from the Trust Account received by any such stockholder.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to Riverview’s stockholders upon the redemption of the Riverview Class A Shares in the event Riverview does not complete Riverview’s initial business combination within 24 months from the closing of the initial public offering may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.
Furthermore, if the pro rata portion of the Trust Account distributed to Riverview’s Public Stockholders upon the redemption of the Riverview Class A Shares in the event Riverview does not complete Riverview’s initial business combination within 18 months from the closing of the initial public offering, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If Riverview does not complete Riverview’s initial business combination within 24 months from the closing of Riverview’s initial public offering, Riverview will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Riverview Class A Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account that may be released to Riverview to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Riverview Class A Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Riverview’s remaining stockholders and Riverview’s board of directors, dissolve and liquidate, subject in each case to Riverview’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is Riverview’s intention to redeem the Riverview Class A Shares as soon as reasonably possible following Riverview’s 24th month and, therefore, Riverview does not intend to comply with those procedures. As such, Riverview’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Riverview’s stockholders may extend well beyond the third anniversary of such date.

Because Riverview will not be complying with Section 280, Section 281(b) of the DGCL requires Riverview to adopt a plan, based on facts known to Riverview at such time that will provide for Riverview’s payment of all existing and pending claims or claims that may be potentially brought against Riverview within the subsequent 10 years. However, because Riverview is a blank check company, rather than an operating company, and Riverview’s operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from Riverview’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in Riverview’s underwriting agreement, Riverview will seek to have all vendors, service providers, prospective target businesses or other entities with which Riverview does business execute agreements with Riverview waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against Riverview are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, the Riverview Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under Riverview’s indemnity of the underwriters of Riverview’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Riverview Sponsor will not be responsible to the extent of any liability for such third-party claims.
If Riverview files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against Riverview that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in Riverview’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Riverview’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, Riverview cannot assure you Riverview will be able to return $10.00 per share to Riverview’s Public Stockholders. Additionally, if Riverview files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against Riverview that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by Riverview’s stockholders.
Furthermore, Riverview’s board of directors may be viewed as having breached its fiduciary duty to Riverview’s creditors and/or may have acted in bad faith, and thereby exposing itself and Riverview’s company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. Riverview cannot assure you that claims will not be brought against Riverview for these reasons.
Riverview’s Public Stockholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of the Riverview Class A Shares if Riverview does not complete an initial business combination within 18 months from the closing of Riverview’s initial public offering, (ii) in connection with a stockholder vote to amend Riverview’s amended and restated Certificate of Incorporation (A) to modify the substance or timing of Riverview’s obligation to allow redemption in connection with Riverview’s initial business combination or to redeem 100% of Riverview Class A Shares if Riverview does not complete an initial business combination within 18 months from the closing of Riverview’s initial public offering or (B) with respect to any other provisions relating to the rights of holders of Riverview Class A Shares, or (iii) if they redeem their respective shares for cash upon the completion of the initial business combination. Public Stockholders who redeem their Riverview Class A Shares in connection with a stockholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if Riverview has not completed an initial business combination within 18 months from the closing of Riverview’s initial public offering, with respect to such Riverview Class A Shares so redeemed. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event Riverview seeks stockholder approval in connection with Riverview’s initial business combination, a stockholder’s voting in connection with the business combination alone will not result in a stockholder’s redeeming its shares to Riverview for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights described above. These provisions of Riverview’s amended and restated Certificate of Incorporation, like all provisions of Riverview’s amended and restated Certificate of Incorporation, may be amended with a stockholder vote.
APPRAISAL RIGHTS
Appraisal rights are not available to Riverview stockholders in connection with the Business Combination.
VOTE REQUIRED FOR APPROVAL
Approval of the Business Combination Proposal requires that the initial Business Combination be approved by the (i) affirmative vote of the holders of a majority of the outstanding Riverview Class A Shares and Riverview Class B Shares, voting together as a single class, and (ii) affirmative vote of the holders of a majority of the outstanding Riverview Class B Shares, voting as a separate class. Riverview Sponsor, in its capacity as the holder of a majority of Riverview Class B Shares, has delivered its irrevocable consent to the Business Combination and as such, approval of the Business Combination Proposal requires only the affirmative vote of holders of a majority of the outstanding Riverview Class A Shares and Riverview Class B Shares voting together as a single class.
RECOMMENDATION OF THE BOARD OF DIRECTORS
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE NASDAQ PROPOSAL
Overview
In connection with the Business Combination, Riverview intends to effect the issuance of up to 22,150,000 Riverview Class A Shares in the PIPE Financing. We are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b) and (d).
Under Nasdaq Listing Rule 5635(a)(1), stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.
Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.
Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lesser of the official Nasdaq closing price immediately before signing of the binding agreement and the average official Nasdaq closing price for the five trading days immediately preceding the signing of the binding agreement for the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.
Additionally, pursuant to Nasdaq Listing Rule 5635(a)(2), when a Nasdaq-listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, shareholder approval is required if any director, officer or substantial shareholder of such company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock (or securities convertible into or exercisable for common stock) could result in an increase in outstanding shares of common stock or voting power of 5% or more. Nasdaq Listing Rule 5635(e)(3) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a Nasdaq-listed company. Based on Schedule 13Gs filed with the SEC, certain stockholders of Riverview to whom securities will be issued in the PIPE Financing and in the Business Combination may be considered substantial shareholders of Riverview under Nasdaq Listing Rule 5635(e)(3).
Stockholder approval of the Nasdaq Proposal is also a condition to the closing under the Transaction Agreement.
Vote Required for Approval
Assuming that a quorum is present at the Riverview Special Meeting, the affirmative vote of holders of a majority of the total votes cast on is required to approve the Nasdaq Proposal. Accordingly, neither a stockholder’s failure to vote online during the special meeting or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of this proposal.
The Business Combination is conditioned upon the approval of the Nasdaq Proposal, subject to the terms of the Transaction Agreement.

The Riverview Sponsor and Riverview’s directors and officers have agreed to vote any Riverview Shares held by them as of the record date in favor of the Nasdaq Proposal.
Recommendation of the Riverview Board of Directors
THE RIVERVIEW BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL.

PROPOSAL NO. 3 — THE ADJOURNMENT PROPOSAL
Overview
The Adjournment Proposal, if adopted, will allow Riverview’s board of directors to adjourn the Riverview Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Riverview Special Meeting, there are not sufficient votes to approve the Business Combination Proposal or Nasdaq Proposal or holders of Riverview Class A Shares have elected to redeem an amount of Riverview Class A Shares such that (i) Riverview would have less than $5,000,001 of net tangible assets, (ii) the condition that Available Cash be equal to or greater than $250,000,000 would not be satisfied or waived by Westrock (provided that this condition will be deemed satisfied if the amount by which Available Cash is less than $250,000,000 is less than or equal to the amount by which Investors in the PIPE Financing that agreed to purchase Westrock Common Shares failed to fund) or (iii) the Nasdaq Listing Condition would not be satisfied. In no event will Riverview’s board of directors adjourn the Riverview Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under its existing charter and Delaware law.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by Riverview’s stockholders, Riverview’s board of directors may not be able to adjourn the Riverview Special Meeting to a later date in the event that there are insufficient votes for the approval of the Business Combination Proposal or the Nasdaq Proposal, or holders of Riverview Class A Shares have elected to redeem an amount of Riverview Class A Shares such that (i) Riverview would have less than $5,000,001 of net tangible assets, (ii) the condition that Available Cash (as defined in the accompanying proxy statement/prospectus) be equal to or greater than $250,000,000 would not be satisfied or waived by Westrock (provided that this condition will be deemed satisfied if the amount by which Available Cash is less than $250,000,000 is less than or equal to the amount by which Investors in the PIPE Financing that agreed to purchase Westrock Common Shares failed to fund) or (iii) the Nasdaq Listing Condition (as defined herein) would not be satisfied, and may be unable to consummate the Business Combination. If Riverview does not consummate the Business Combination and fails to complete an initial business combination by February 10, 2023 (subject to the requirements of law), it will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders.
Vote Required for Approval
The affirmative vote of a majority of the total votes cast is required to approve the Adjournment Proposal, regardless of whether a quorum is present. Accordingly, neither a stockholder’s failure to vote online during the special meeting or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of this proposal.
The Business Combination and Nasdaq Proposal are not conditioned upon the approval of the Adjournment Proposal.
The Riverview Sponsor and Riverview’s directors and officers have agreed to vote any Riverview Shares held by them as of the record date in favor of the Adjournment Proposal.
Recommendation of the Riverview Board of Directors
RIVERVIEW’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination, including the following:
•
the consummation of the Mergers;

•
the issuance of Westrock Common Shares and Riverview Class A Shares pursuant to the PIPE Financing;

•
the issuance of new Westrock Series A Preferred Shares; and

•
entry into the New Credit Facility and repayment of all existing term loan, asset-based lending facilities and subordinated related party debt.

The unaudited pro forma condensed combined financial information presents the combination of the financial information of Westrock and Riverview, adjusted to give effect to the Business Combination. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The unaudited pro forma condensed combined balance sheet as of December 31, 2021 gives effect to the Business Combination as if it had been consummated on December 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021, gives effect to the Business Combination as if it had occurred on January 1, 2021.
The unaudited pro forma condensed combined financial information have been derived from and should be read in conjunction with:
•
the related notes to the unaudited pro forma condensed combined financial statements;

•
the historical audited financial statements of Westrock as of and for the year ended December 31, 2021 and the related notes, included elsewhere in this proxy statement/prospectus;

•
the historical audited financial statements of Riverview as of and for the year ended December 31, 2021 and the related notes, included elsewhere in this proxy statement/prospectus; and

•
the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Westrock,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Riverview” and other financial information relating to Westrock and Riverview included elsewhere in this proxy statement/prospectus.

The Business Combination is a capital transaction in substance and not a business combination under ASC 805. This determination was primarily based on the following:
•
Westrock’s pre-Business Combination equityholders considered in the aggregate are expected to have a majority interest of voting power in the combined entity under all redemption scenarios;

•
Westrock’s senior management will continue to compose the senior management of the combined company;

•
the relative size and valuation of Westrock compared to Riverview; and

•
Westrock’s business will comprise the ongoing operations of the combined company immediately following the consummation of the Business Combination.

Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Westrock, and the net assets of Riverview will be stated at historical cost, with no goodwill or other intangible assets recorded.
On April 4, 2022, Riverview entered into the Transaction Agreement with Westrock, Merger Sub I and Merger Sub II, pursuant to which, among other things, (i) Westrock will convert from a Delaware limited liability company to a Delaware Corporation, (ii) Merger Sub I will merge with and into Riverview, with Riverview surviving the merger as a direct wholly owned subsidiary of Westrock and (iii) immediately following the consummation of such merger, Riverview will merge with and into Merger Sub II, with Merger Sub II surviving the merger as a direct wholly owned subsidiary of Westrock.
Pursuant to the Transaction Agreement, at the Conversion Effective Time, (a) each issued and outstanding Westrock Common Unit will be automatically converted into 0.1049203474320 Westrock Common Shares, (b) each issued and outstanding Westrock Preferred Unit for which the holder has not elected to convert such unit into Westrock Preferred Shares, will be automatically converted into 0.1086138208640 Westrock Common Shares if such Westrock Preferred Unit is a Westrock Series A Preferred Unit or 0.1049203474320 Westrock Common Shares if such Westrock Preferred Unit is a Westrock Series B Preferred Unit and (c) each outstanding Westrock Preferred Unit, for which the holder thereof has made an election to convert such unit into Westrock Preferred Shares , will be converted into 0.1086138208740 Westrock Preferred Shares if such Westrock Preferred Unit is a Westrock Series A Preferred Unit or 0.0919280171940 Westrock Preferred Shares if such Westrock Preferred Unit is a Westrock Series B Preferred Unit.
In addition, at the SPAC Merger Effective Time, (i) each outstanding Riverview Class B Share (other than the Riverview Class B Shares held as treasury stock, which will be automatically cancelled and extinguished at the SPAC Merger Effective Time), will automatically convert into one Riverview Class A Share, (ii) each outstanding Riverview Class A Share (including the Riverview Class A Shares resulting from the conversion of Riverview Class B Shares at the SPAC Merger Effective Time but excluding any Riverview Class A Shares held as treasury stock, which will be automatically cancelled and extinguished at the SPAC Merger Effective Time) will be exchanged for one Westrock Common Share, (iii) each outstanding Riverview Warrant to purchase Riverview Class A Shares will, by its terms, automatically convert into a comparable warrant to purchase Westrock Common Shares on the terms and subject to the conditions set forth in the Riverview Warrant Agreement, (iv) each Riverview Share held immediately prior to the SPAC Merger Effective Time by Riverview as treasury stock will be automatically canceled and extinguished and (v) each share of capital stock of Merger Sub I issued and outstanding immediately prior to the SPAC Merger Effective Time will be automatically canceled and extinguished and converted into one share of common stock, par value $0.01, of the surviving corporation of the SPAC Merger Under Riverview’s amended and restated certificate of incorporation, and in connection with obtaining the approval of the Mergers by Riverview’s stockholders, Riverview is required to provide an opportunity for its stockholders to redeem all or a portion of their outstanding Riverview Class A Shares as set forth therein, with the Riverview stockholder redemption to be effected no later than two business days prior to the initially scheduled vote to approve the Business Combination.
Concurrently with the execution of the Transaction Agreement, Westrock and Riverview each entered into Subscription Agreements with certain PIPE Investors, pursuant to which, the PIPE Investors agreed to subscribe for and purchase, an aggregate of 2,850,000 shares of Westrock Common Shares and 22,150,000 Riverview Class A Shares for a purchase price of $10.00 per share, for aggregate gross proceeds of $250.0 million, on the terms and subject to the conditions set forth in the Subscription Agreements.
The closing of the PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the Business Combination.
In addition, the obligation of Westrock to consummate the Business Combination is subject to, among other conditions, the Available Cash amount being equal to or greater than $250.0 million (provided that this condition will be deemed satisfied if the amount by which Available Cash is less than $250.0 million is less than or equal to the amount by which investors in the PIPE Financing that agreed to purchase Westrock Common Shares failed to fund).
Furthermore, Westrock has secured a financing commitment from Wells Fargo Bank, National Association and Wells Fargo Securities, LLC for the New Credit Facility, which includes a $150.0 million term loan and a $150.0 million revolving loan commitment. For additional information about the New Credit Facility, see the section titled “Westrock Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – New Credit Facility”.
Proceeds from the Business Combination and the New Credit Facility will be used to fund Westrock’s organic growth plans, the build-out of manufacturing facilities, and to retire Westrock’s existing term loan, asset-based lending facilities and subordinated related party debt.

The unaudited pro forma condensed combined financial information has been prepared assuming three alternative levels of redemptions of Riverview Class A Shares into cash:
•
Assuming No Redemptions:   This presentation assumes that no existing holder of Riverview Class A Shares exercises their redemption rights with respect to their Riverview Class A Shares upon consummation of the Business Combination.

•
Assuming 50% Redemptions:   This presentation assumes that 12,500,000 Riverview Class A Shares (or 50% of Riverview’s outstanding Class A Shares, excluding any Riverview Class A Shares issued in the PIPE Financing or from conversion of Riverview Class B Shares), are redeemed for an aggregate payment of $125.0 million, based on an estimated per share redemption price of $10.00.

•
Assuming Maximum Redemptions:   This presentation assumes that 25,000,000 Riverview Class A Shares (or 100% of Riverview’s outstanding Class A Shares, excluding any Riverview Class A Shares issued in the PIPE Financing or from conversion of Riverview Class B Shares) are redeemed for an aggregate payment of $250.0 million, based on an estimated per share redemption price of $10.00. These shares represent the maximum number of Riverview Class A shares that can be redeemed, while still satisfying the Available Cash condition.

The following table summarizes the pro forma fully diluted ownership of Westrock Common Shares immediately following the SPAC Merger Effective Time based on the varying levels of redemptions of Riverview Class A Shares. If the actual facts differ from these assumptions, the ownership percentages in Westrock will be different and totals may not add up to 100% due to the rounding of numbers of Westrock Common Shares. There can be no assurance regarding which scenario will be closest to the actual results.
	Share Ownership in Westrock Common Shares(1)
	No Redemptions		50% Redemptions		Maximum Redemptions
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Equityholders of Westrock prior to the Business Combination(2)	59,033,805	51%	59,033,805	57%	59,033,805	65%
PIPE Investors	25,000,000	22%	25,000,000	24%	25,000,000	28%
Riverview public stockholders	25,000,000	22%	12,500,000	12%	—	—%
Shares held by Riverview Sponsor and other Founder Shares	6,250,000	5%	6,250,000	6%	6,250,000	7%
Total	115,283,805	100%	102,783,805	100%	90,283,805	100%

(1)
Excludes the potentially dilutive impact of the Westrock Warrants.

(2)
Includes 24,510,522 Westrock Series A Preferred Shares on an as-converted basis to Westrock Common Shares.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The unaudited condensed combined pro forma adjustments reflecting the consummation of the Business Combination are based on certain estimates and assumptions. These estimates and assumptions are based on information available as of the dates of these unaudited pro forma condensed combined financial statements and may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined entity will experience.

UNAUDITED PRO FORMA CONDENSED
COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2021
(in thousands, except unit and share data)
			No Redemptions			50% Redemptions			Maximum Redemptions
	Westrock (Historical)	Riverview (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS	$19,344	$1,122	$250,036	(A)	$323,231	$250,036	(A)	$198,231	$250,036	(A)	$73,231
Cash and cash equivalents			250,000	(C)		(125,000)	(I)		(250,000)	(I)
			(158,233)	(G)		250,000	(C)		250,000	(C)
			(39,038)	(H)		(158,233)	(G)		(158,233)	(G)
						(39,038)	(H)		(39,038)	(H)
Restricted cash	3,526	—	—		3,526	—		3,526	—		3,526
Accounts receivable, net	85,795	—	—		85,795	—		85,795	—		85,795
Inventories	109,166	—	—		109,166	—		109,166	—		109,166
Derivative assets, net	13,765	—	—		13,765	—		13,765	—		13,765
Prepaid expenses and other current assets	6,410	352	—		6,762	—		6,762	—		6,762
Total Current Assets	238,006	1,474	302,765		542,245	177,765		417,245	52,765		292,245

Property, plant and equipment, net	127,613	—	—		127,613	—		127,613	—		127,613
Goodwill	97,053	—	—		97,053	—		97,053	—		97,053
Intangible assets, net	125,914	—	—		125,914	—		125,914	—		125,914
Marketable securities held in Trust Account	—	250,036	(250,036)	(A)	—	(250,036)	(A)	—	(250,036)	(A)	—
Other long-term assets	4,434	198	—		4,632	—		4,632	—		4,632
Total Assets	$593,020	$251,708	$52,729		$897,457	$(72,271)		$772,457	$(197,271)		$647,457
LIABILITIES, REDEEMABLE UNITS OR SHARES, AND UNITHOLDERS’ OR SHAREHOLDERS’ EQUITY (DEFICIT)
Current maturities of long-term debt	$8,735	$—	$—		$8,735	$—		$8,735	$—		$8,735
Short-term debt	4,510	—	—		4,510	—		4,510	—		4,510
Short-term related party debt	34,199	—	—		34,199	—		34,199	—		34,199
Accounts payable	80,405	—	—		80,405	—		80,405	—		80,405
Derivative liabilities, net	14,021	—	—		14,021	—		14,021	—		14,021
Accrued expenses and other current liabilities	26,370	645	(2,769)	(G)	24,246	(2,769)	(G)	24,246	(2,769)	(G)	24,246
Total current liabilities	168,240	645	(2,769)		166,116	(2,769)		166,116	(2,769)		166,116
Long-term debt, net	277,064	—	(137,523)	(G)	139,541	(137,523)	(G)	139,541	(137,523)	(G)	139,541
Subordinated related party debt	13,300	—	(13,300)	(G)	—	(13,300)	(G)	—	(13,300)	(G)	—
Deferred income taxes	25,515	—	—		25,515	—		25,515	—		25,515
Warrant liabilities	—	10,563	—		10,563	—		10,563	—		10,563
Deferred underwriting fee payable	—	8,750	(8,750)	(H)	—	(8,750)	(H)	—	(8,750)	(H)	—
Other long-term liabilities	3,028	—	—		3,028	—		3,028	—		3,028
Total liabilities	487,147	19,958	(162,342)		344,763	(162,342)		344,763	(162,342)		344,763
Commitments and contingencies
Riverview Class A Shares, $0.001 par value; 85,000,000 shares authorized; 25,000,000 shares subject to possible redemption at redemption value	—	250,000	(250,000)	(B)	—	(125,000)	(B)	—	(250,000)	(I)	—
						(125,000)	(I)

			No Redemptions			50% Redemptions			Maximum Redemptions
	Westrock (Historical)	Riverview (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Westrock Series A Redeemable Common Equivalent Preferred Units: $0 par value, 222,150,000 units authorized, issued and outstanding	264,729	—	(264,729)	(D)	—	(264,729)	(D)	—	(264,729)	(D)	—
Westrock Series B Redeemable Common Equivalent Preferred Units: $0 par value, 17,000,000 units authorized, issued and outstanding	17,142	—	(17,142)	(D)	—	(17,142)	(D)	—	(17,142)	(D)	—
Westrock Series A Preferred Shares, $0.01 par value	—	—	281,871	(D)	281,871	281,871	(D)	281,871	281,871	(D)	281,871
Unitholders’ or Shareholders’ (Deficit) Equity
Westrock Common Shares, $0.01 par value	—	—	313	(B)	908	188	(B)	783	63	(B)	658
			250	(C)		250	(C)		250	(C)
			345	(E)		345	(E)		345	(E)
Preferred stock, $0.001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—	—		—	—		—	—		—
Common Units: $0 par value 375,420,213 units authorized; 329,042,787 units issued and outstanding	—	—	—	(E)	—	—	(E)	—	—	(E)	—
Riverview Class A Shares, $0.001 par value; 85,000,000 shares authorized; 0 issued and outstanding (excluding 25,000,000 shares subject to possible redemption)	—	—	—	(B)	—	—	(B)	—	—	(B)	—
Riverview Class B Shares, $0.001 par value; 15,000,000 shares authorized; 6,250,000 issued and outstanding	—	6	(6)	(B)	—	(6)	(B)	—	(6)	(B)	—
Additional paid-in capital	60,973	—	249,693	(B)	511,527	124,818	(B)	386,652	(57)	(B)	261,777
			249,750	(C)		249,750	(C)		249,750	(C)
			(345)	(E)		(345)	(E)		(345)	(E)
			(18,256)	(F)		(18,256)	(F)		(18,256)	(F)
			(30,288)	(H)		(30,288)	(H)		(30,288)	(H)
(Accumulated deficit) Retained earnings	(251,725)	(18,256)	18,256	(F)	(256,366)	18,256	(F)	(256,366)	18,256	(F)	(256,366)
			(4,641)	(G)		(4,641)	(G)		(4,641)	(G)
Accumulated other comprehensive income	12,018	—	—		12,018	—		12,018	—		12,018
Total unitholders’ or shareholders’ (deficit) equity attributable to Westrock or Riverview	(178,734)	(18,250)	465,071		268,087	340,071		143,087	215,071		18,087
Noncontrolling interest	2,736	—	—		2,736	—		2,736	—		2,736
Total unitholders’ or shareholders’ (deficit) equity	(175,998)	(18,250)	465,071		270,823	340,071		145,823	215,071		20,823
Total Liabilities, Redeemable Units or Shares and Unitholders’ or Shareholders’ Equity (Deficit)	$593,020	$251,708	$52,729		$897,457	$(72,271)		$772,457	$(197,271)		$647,457

UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021
(in thousands, except per unit and per share data)
			No Redemptions			50% Redemptions			Maximum Redemptions
	Westrock (Historical)	Riverview (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Revenues, net:
Product revenues	$551,013	$—	$—		$551,013	$—		$551,013	$—		$551,013
Forward contract and other revenues	147,131	—	—		147,131	—		147,131	—		147,131
Total revenues, net	698,144	—	—		698,144	—		698,144	—		698,144
Costs of sales:
Product costs of sales	423,314	—	—		423,314	—		423,314	—		423,314
Forward contract and other costs of sales	129,407	—	—		129,407	—		129,407	—		129,407
Total costs of sales	552,721	—	—		552,721	—		552,721	—		552,721
Gross profit	145,423	—	—		145,423	—		145,423	—		145,423
Selling, general and administrative expense	128,506	—	—		128,506	—		128,506	—		128,506
Acquisition, restructuring and integration expense	8,835	—	—		8,835	—		8,835	—		8,835
Operating and formation costs	—	885	—		885	—		885	—		885
Loss on disposal of property, plant and equipment	243	—	—		243	—		243	—		243
Total operating expenses	137,584	885	—		138,469	—		138,469	—		138,469
Income (loss) from operations	7,839	(885)	—		6,954	—		6,954	—		6,954
Other (income) expense, net	(34)	—	—		(34)	—		(34)	—		(34)
Interest expense	32,549	—	(23,991)	(AA)	8,558	(23,991)	(AA)	8,558	(23,991)	(AA)	8,558
Interest earned on marketable securities held in Trust Account	—	(36)	36	(BB)	—	36	(BB)	—	36	(BB)	—
Unrealized loss on marketable securities held in Trust Account	—	0	(0)	(BB)	—	(0)	(BB)	—	(0)	(BB)	—
Change in fair value of warrant liabilities	—	(7,694)	—		(7,694)	—		(7,694)	—		(7,694)
Change in fair value of over-allotment liability	—	(106)	—		(106)	—		(106)	—		(106)
Transaction costs	—	1,284	—		1,284	—		1,284	—		1,284
(Loss) income before income taxes	(24,676)	5,667	23,955		4,946	23,955		4,946	23,955		4,946
Income tax (benefit) expense	(3,368)	—	5,989	(CC)	2,621	5,989	(CC)	2,621	5,989	(CC)	2,621
Net (loss) income	$(21,308)	$5,667	$17,966		$2,325	$17,966		$2,325	$17,966		$2,325
Net income attributable to noncontrolling interest	639	—	—		639	—		639	—		639
Net (loss) income attributable to unitholders or shareholders	(21,947)	5,667	17,966		1,686	17,966		1,686	17,966		1,686
Accumulating preferred dividends	(24,208)	—	24,208	(DD)	—	24,208	(DD)	—	24,208	(DD)	—
Net (loss) income attributable to common unitholders or shareholders	$(46,155)	$5,667	$42,174		$1,686	$42,174		$1,686	$42,174		$1,686
(Loss) per Westrock common unit:
Basic and diluted	$(0.14)	$—
Weighted-average number of Westrock units outstanding
Basic and diluted	328,557	—
Earnings per Riverview Class A Share:
Basic and diluted	$—	$0.32

			No Redemptions			50% Redemptions			Maximum Redemptions
	Westrock (Historical)	Riverview (Historical)	Transaction Accounting Adjustments	Pro Forma Combined		Transaction Accounting Adjustments	Pro Forma Combined		Transaction Accounting Adjustments	Pro Forma Combined
Weighted-average number of Riverview Class A Shares outstanding
Basic and diluted	—	11,392
Earnings per Riverview Class B Share:
Basic and diluted	$—	$0.32
Weighted-average number of Riverview Class B Shares outstanding
Basic and diluted	—	6,250
Earnings per Westrock Common Share:
Basic	$—	$—		$0.02	(EE)		$0.02	(EE)		$0.03	(EE)
Diluted	$—	$—		$0.01	(EE)		$0.02	(EE)		$0.02	(EE)
Weighted-average number of Westrock shares outstanding
Basic	—	—		90,773	(EE)		78,273	(EE)		65,773	(EE)
Diluted	—	—		115,284	(EE)		102,784	(EE)		90,284	(EE)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1.   Basis of Presentation
The Business Combination will be accounted for as a capital transaction in substance and not as a business combination under ASC 805 for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Westrock, and the net assets of Riverview will be stated at historical cost, with no goodwill or other intangible assets recorded.
The unaudited proforma condensed combined balance sheet as of December 31, 2021 assumes that the Business Combination and related transactions occurred on December 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 gives pro forma effect of the Business Combination as if it had occurred on January 1, 2021.
The unaudited pro forma condensed combined financial information has been prepared assuming three alternative levels of redemptions of Riverview Class A Shares into cash:
•
Assuming No Redemptions:   This presentation assumes that no existing holder of Riverview Class A Shares exercises their redemption rights with respect to their Riverview Class A Shares upon consummation of the Business Combination.

•
Assuming 50% Redemptions:   This presentation assumes that 12,500,000 Riverview Class A Shares (or 50% of Riverview’s outstanding Class A Shares, excluding any Riverview Class A Shares issued in the PIPE Financing or from conversion of Riverview Class B Shares), are redeemed for an aggregate payment of $125.0 million, based on an estimated per share redemption price of $10.00.

•
Assuming Maximum Redemptions:   This presentation assumes that 25,000,000 Riverview Class A Shares (or 100% of Riverview’s outstanding Class A Shares, excluding any Riverview Class A Shares issued in the PIPE Financing or from conversion of Riverview Class B Shares) are redeemed for an aggregate payment of $250.0 million, based on an estimated per share redemption price of $10.00. These shares represent the maximum number of Riverview Class A shares that can be redeemed, while still satisfying the Available Cash condition.

The three alternative levels of redemption assumed in the unaudited pro forma condensed combined balance sheet and statement of operations are based on the assumption that there are no adjustments for the outstanding Westrock Warrants as such securities are not exercisable until 60 days after the closing of the Business Combination.
If actual facts differ from these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different.
The unaudited condensed combined pro forma adjustments reflecting the consummation of the Business Combination are based on certain estimates and assumptions. These estimates and assumptions are based on information available as of the dates of these unaudited pro forma condensed combined financial statements and may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination.
Note 2.   Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X to depict the accounting for the Business Combination (“Transaction Accounting Adjustments”). The information has been prepared to illustrate the effect of the Business Combination and is for informational purposes only.

Adjustments to the Unaudited Condensed Combined Balance Sheet
(A)
Reflects the reclassification of marketable securities investments held in the Trust Account that became available following the Business Combination.

(B)
Reflects the reclassification of any unredeemed Riverview Class A Shares subject to possible redemption and Riverview Class B Shares into permanent equity.

(C)
Reflects cash proceeds of $250.0 million from the issuance of a total of 2,850,000 shares of Westrock Common Shares and 22,150,000 Riverview Class A Shares, on an as converted basis, and a corresponding offset to additional paid-in capital as a result of the executed Subscription Agreements entered into in connection with the PIPE Financing.

(D)
Reflects conversion of Westrock Series A Preferred Units and Westrock Series B Preferred Units into shares of the Westrock Series A Preferred Shares, which has an initial liquidation preference of $11.50 per share. Holders of Westrock Preferred Units will have the option to convert their Westrock Preferred Units into Westrock Common Shares or Westrock Preferred Shares. For all scenarios, we have assumed that 100% of the holders of Westrock Preferred Units will elect to convert their Westrock Preferred Units into Westrock Series A Preferred Shares, which is valued at the accreted value of the Westrock Preferred Units as of December 31, 2021.

(E)
Reflects the conversion of Westrock Common Units into Westrock Common Shares, at an exchange rate of 0.1049203474320 common shares per existing Westrock Common Unit.

(F)
Reflects reclassification of Riverview’s historical accumulated deficit to additional paid-in capital upon consummation of the Business Combination to reflect the cancellation of Riverview’s historical accumulated deficit.

(G)
Reflects the net impact of issuance of the New Credit Facility, which includes the issuance of a $150.0 million fully funded term loan and $150.0 million revolving credit facility, of which no amounts are assumed to be drawn at close of the Business Combination. The adjustment reflects the incurrence of $4.9 million of capitalizable deferred financing fees associated with the new debt, the write-off of $4.9 million of deferred financing fees associated with Westrock’s existing debt, and $2.5 million of early termination costs associated with the retired debt. The write-off of deferred financing fees and the early termination costs associated with the retired debt are recorded as adjustments to accumulated deficit. In addition, the adjustment reflects the reversal of $2.8 million of accrued interest on the retired debt, as the accrued interest will be paid at the time of the retirement of the debt. The proceeds of the new term loan are used to retire $235.7 million of existing Westrock term loans, $51.9 million of Westrock’s existing asset based lending facility, and $13.3 million of subordinated related party debt, which were outstanding as of December 31, 2021. For additional information about the New Credit Facility, see the section titled “Westrock Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – New Credit Facility”.

(H)
Reflects adjustment of $39.0 million for certain estimated transaction costs expected to be incurred by Westrock and Riverview for the Business Combination, including advisory, banking, printing, legal and accounting services. Because the Business Combination is a capital transaction in substance, qualifying transaction costs are charged directly to equity as an offset to additional paid-in capital.

(I)
Reflects the reduction in cash and Riverview Class A Shares subject to possible redemption in the amount of $125.0 million related to the 50% redemption scenario and $250.0 million related to the maximum redemption scenario.

Adjustments to the Unaudited Condensed Combined Statement of Operations
(AA)
Reflects the net interest expense impact from the retirement of Westrock debt and the New Credit Facility, which includes the reversal of $23.0 million of interest expense on the existing term loan, $2.0 million of interest expense on the existing asset based lending facility, $0.8 million of interest on subordinated related party debt, $1.8 million of paid-in-kind interest, and $1.8 million of the amortization of deferred financing fees. These reversals are offset by $4.9 million of interest expense on the new term loan, determined using the effective interest rate method, and $0.5 million of interest expense related to the new revolving credit facility, representing the commitment fee of 0.35%, as the revolving loan facility is assumed to be undrawn. The term loan and revolving credit facility under the New Credit Facility are expected to bear interest at a rate of 2.6%, which represents the Adjusted Term SOFR Rate, as will be defined in the credit agreement for the New Credit Facility, plus 2.25% (the final rate applicable to the term loan facility under the New Credit Facility may change and is subject to syndication thereof) in accordance with the terms of the New Credit Facility. The Adjusted Term SOFR Rate is based on the 6- month SOFR rate of 0.08% as of January 4, 2021.
(BB)
Reflects elimination of interest income and unrealized loss on marketable securities held in the Trust Account.

(CC)
Reflects the net tax expense of all adjustments impacting the pro forma statement of operations, based on a blended statutory rate of 25%. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns for the periods presented.

(DD)
Reflects the reversal of accumulating preferred dividends on the Westrock Preferred Units

(EE)
Represents the earnings per share calculation using the weighted average shares outstanding assuming the Business Combination occurred on January 1, 2021. The calculation of weighted average common shares outstanding includes the dilutive impact of Westrock Series A Preferred Shares on an as-converted basis, but excludes the impact of the Westrock Warrants as the warrants are not dilutive based on their exercise price.

(in thousands)	No Redemptions	50% Redemptions	Maximum Redemptions
Numerator
Net income attributable to holders of Westrock Common Shares	$1,686	$1,686	$1,686
Denominator
Number of Westrock Common Shares held by holders who were equityholders of Westrock prior to the Business Combination	34,523	34,523	34,523
Number of Westrock Common Shares held by PIPE investors	25,000	25,000	25,000
Number of Westrock Common Shares held by Riverview public stockholders	25,000	12,500	—
Number of Westrock Common Shares held by Riverview Sponsor and holders of other Founder Shares	6,250	6,250	6,250
Total Westrock Common Shares – Basic	90,773	78,273	65,773
Number of Westrock Series A Preferred Shares, on an as-converted basis to Westrock Common Shares	24,511	24,511	24,511
Total Westrock Common Shares – Diluted	115,284	102,784	90,284
Earnings per Westrock Common Share
Basic	$0.02	$0.02	$0.03
Diluted	$0.01	$0.02	$0.02

BUSINESS OF RIVERVIEW
References to the “Company,” “Riverview,” “our,” “us” or “we” in the following section refer to Riverview Acquisition Corp.
Overview
We are a blank check company incorporated as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, reorganization, stock purchase, or similar business combination with one or more businesses, which we refer to in this prospectus as our initial business combination.
Riverview is an early stage and emerging growth company and, as such, Riverview is subject to all of the risks associated with early stage and emerging growth companies.
We are not presently engaged in, and we will not engage in, any substantive business activities until we complete the Business Combination with Westrock or another target business.
Initial Public Offering and Private Placement
As of December 31, 2021, we had not commenced any operations. All of our activity through December 31, 2021 related to our formation, the initial public offering, and identifying a target company for a business combination. We will not generate any operating revenues until after the completion of an initial business combination, at the earliest. We generate non-operating income in the form of interest income from the proceeds derived from our initial public offering.
On August 10, 2021, we consummated our initial public offering of 25,000,000 Riverview Units. The Riverview Units sold in the initial public offering were sold at an offering price of $10.00 per unit, generating total gross proceeds of $250,000,000. We granted the underwriters in Riverview’s initial public offering a 45-day option to purchase up to an additional 937,500 Riverview Units at the initial public offering price to cover overallotments, if any. Cantor Fitzgerald & Co. acted as the sole book-running manager in the offering. The securities in the initial public offering were registered under the Securities Act on a registration statement on Form S-1 (No. 333-255116). The Securities and Exchange Commission declared the registration statement effective on August 5, 2021. The underwriters in Riverview’s initial public offering elected not to exercise the over-allotment option.
Simultaneous with the consummation of the initial public offering, we consummated a private placement (as defined below) of an aggregate of 7,400,000 warrants at a price of $1.00 per Riverview Private Warrant, generating total proceeds of $7,400,000. The issuance was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
The Riverview Private Warrants are substantially similar to the warrants underlying the Riverview Units sold in the initial public offering, except that the Riverview Private Warrants, if held by the Riverview Sponsor or its permitted transferees, (i) may be exercised for cash or on a cashless basis, (ii) are not subject to being called for redemption under certain redemption scenarios and (iii) subject to certain limited exceptions, will be subject to transfer restrictions until 30 days following the consummation of the company’s initial business combination. If Riverview Private Warrants are held by holders other than the Riverview Sponsor or its permitted transferees, the Riverview Private Warrants will be redeemable by us under all redemption scenarios and exercisable by holders on the same basis as the Riverview Public Warrants. The Riverview Private Warrants have been issued pursuant to, and are governed by the Riverview Warrant Agreement.
Redemption Rights for Public Stockholders in Connection with Mergers
Holders of Riverview Class A Shares shall have the right to redeem such shares for a pro rata portion of the aggregate amount on deposit in the Trust Account, which holds the net proceeds of Riverview’s initial public offering, as of two business days prior to the consummation of the transactions contemplated by the Transaction Agreement (including interest earned on the funds held in the Trust Account and not previously released to Riverview to pay taxes, if any) upon the closing of the transactions contemplated by the Transaction Agreement.
Notwithstanding the foregoing, a holder of Riverview Class A Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption with respect to more than 20% of the Riverview Class A Shares.
Holders of the outstanding Riverview Warrants do not have redemption rights with respect to such warrants in connection with the transactions contemplated by the Transaction Agreement.
Holders may exercise their redemption rights whether they vote their Riverview Class A Shares for or against, or whether they abstain from voting on, the Business Combination Proposal or any other proposal described in this proxy statement/prospectus.
Redemption of Riverview Class A Shares and Liquidation If No Initial Business Combination
The Riverview Sponsor and Riverview’s officers and directors have agreed that we will have only 18 months from the completion of the initial public offering to consummate an initial business combination. If we are unable to consummate our initial business combination within the 18-month period, we will distribute the aggregate amount then on deposit in the Trust Account, pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up our affairs. If we have not consummated an initial business combination within 18 months from the completion of the initial public offering, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem all Riverview Class A Shares then outstanding at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account not previously released to us to pay our franchise and income taxes and up to $100,000 to pay dissolution expenses, divided by the number of then outstanding Riverview Class A Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to Riverview Warrants, which will expire worthless if we fail to complete our initial business combination within such completion window.
The initial holders, our officers and directors have agreed to waive their redemption rights with respect to their founder shares, (i) in connection with the consummation of a business combination, (ii) in connection with a stockholder vote to amend our amended and restated certificate of incorporation to modify the substance or timing of our obligation to redeem 100% of Riverview Class A Shares if we do not complete our initial business combination within 18 months from the completion of the initial public offering (excluding any exercise of the underwriters’ overallotment option) and (iii) if we fail to consummate a business combination within 18 months from the completion of the initial public offering (excluding any exercise of the underwriters’ overallotment option) or if we liquidate prior to the expiration of the 18-month period. The initial holders and our officers and directors have also agreed to waive their redemption rights with respect to Riverview Class A Shares in connection with the consummation of a business combination and in connection with a stockholder vote to amend our amended and restated certificate of incorporation to modify the substance or timing of our obligation to redeem 100% of our Riverview Class A Shares if we do not complete our initial business combination within the 18-month period. However, the initial holders and our officers and directors will be entitled to redemption rights with respect to any Riverview Class A Shares held by them if we fail to consummate a business combination within the 18-month period.
The underwriters in Riverview’s initial public offering have agreed to waive their rights to deferred underwriting commissions held in the Trust Account if we do not consummate a business combination and subsequently liquidate and, in such event, the deferred underwriting commissions held in the Trust Account will be available to fund the redemption of Riverview Class A Shares.

Our initial stockholders, executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our amended and restated certificate of incorporation that would affect the substance or timing of our obligation to redeem 100% of Riverview Class A Shares if we do not complete our initial business combination within 18 months from the completion of the initial public offering unless we provide our public stockholders with the opportunity to redeem their Riverview Class A Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding Riverview Class A Shares. However, we may not redeem Riverview Class A Shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we are not subject to the SEC’s “penny stock” rules).
We will pay the costs of any liquidation from the net proceeds from the initial public offering and the private placement held out of trust, and up to $100,000 of the interest income on the Trust Account (net of any taxes payable) which may be released to us, and the balance of loans from the Riverview Sponsor, members of our management team or any of their respective affiliates or other third parties for working capital purposes and to pay expenses to identify an acquisition target and consummate an initial business combination, although we cannot assure you that there will be sufficient funds for such purposes. If such funds are insufficient, the Riverview Sponsor has agreed to pay the balance of liquidation expenses and has agreed not to seek repayment for such amounts.
The proceeds deposited in the Trust Account could become subject to the claims of our creditors which would have higher priority than the claims of our public stockholders. We cannot assure you that the actual per-share redemption amount received by stockholders will not be less than the $10.00 per Riverview Class A Share initially on deposit in the Trust Account. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.
Although we will seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. If we do not obtain a waiver from a third party, we will obtain the written consent of the Riverview Sponsor before our entering into an agreement with such third party. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver and where the Riverview Sponsor executes a written consent. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, pursuant to a written agreement, the Riverview Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a definitive transaction agreement, reduce the amounts in the Trust Account to below $10.00 per share, except as to any claims by a third party who executed a waiver of rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Riverview Sponsor will not be responsible to the extent of any liability for such third party claims. We cannot assure you, however, that the Riverview Sponsor will be able to satisfy those obligations.
If the proceeds in the Trust Account are reduced below $10.00 per Riverview Class A Share and the Riverview Sponsor asserts that it is unable to satisfy any applicable obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Riverview Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Riverview Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in a particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per Riverview Class A Share.
We will have access to the net proceeds from the initial public offering and the private placement held out of trust, any amounts representing interest earned on the Trust Account, less any interest released to us to pay our franchise and income taxes and up to $100,000 to pay dissolution expenses with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation). If we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our Trust Account could be liable for claims made by creditors.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our Riverview Class A Shares if we do not consummate our initial business combination within 18 months from the completion of the initial public offering may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.
Furthermore, if the pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our Riverview Class A Shares in the event we do not consummate our initial business combination within 18 months from the completion of the initial public offering (excluding any exercise of the underwriters’ overallotment option) is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution. If we have not consummated a business combination within 18 months from the completion of the initial public offering (excluding any exercise of the underwriters’ overallotment option), or earlier at the discretion of our board, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem all Riverview Class A Shares then outstanding at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less any interest released to us to pay our franchise and income taxes and up to $100,000 to pay dissolution expenses, divided by the number of then outstanding Riverview Class A Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem the Riverview Class A Shares as soon as reasonably possible following the 18-month period and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we will seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account.
As a result of this obligation and the Riverview Sponsor’s indemnification of the Trust Account against certain claims as previously described in this section, we believe that the claims that could be made against us will be significantly limited and that the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, the Riverview Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below $10.00 per Riverview Class A Share, and will not be liable as to any claims under our indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Riverview Sponsor will not be responsible to the extent of any liability for such third-party claims.
If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, our board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors.
We cannot assure you that claims will not be brought against us for these reasons.
Our public stockholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of our Riverview Class A Shares if we do not consummate a business combination within 18 months from the completion of the initial public offering, (ii) in connection with a stockholder vote to amend our amended and restated certificate of incorporation to modify the substance or timing of our obligation to redeem 100% of our Riverview Class A Shares if we do not complete our initial business combination within 18 months from the completion of the initial public offering (excluding any exercise of the underwriters’ overallotment option) or (iii) if they redeem their respective shares for cash upon the consummation of the initial business combination. Also, our management may cease to pursue a business combination prior to the expiration of the 18-month period (our board of directors may determine to liquidate the Trust Account prior to such expiration if it determines, in its business judgment, that it is improbable within the remaining time to identify an attractive business combination or satisfy regulatory and other business and legal requirements to consummate a business combination). In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event we seek stockholder approval in connection with our initial business combination, a stockholder’s voting in connection with the business combination alone will not result in a stockholder’s redeeming its shares for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights described above.
Facilities
We currently maintain our executive offices at 700 Colonial Road, Suite 101, Memphis, TN 38117. The cost for our use of this space is included in the up to $5,000 per month fee we will pay to the Riverview Sponsor or its affiliate for administrative services. We consider our current office space adequate for our current operations.

Employees
We currently have three (3) executive officers. These individuals are not obligated to devote any specific number of hours to our affairs but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full time employees prior to the consummation of our initial business combination.
Periodic Reporting and Financial Information
Riverview Units, Riverview Class A Shares and Riverview Public Warrants are registered under the Exchange Act and Riverview has reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, Riverview’s annual reports contain financial statements audited and reported on by its independent registered public accounting firm.
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.
We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of Riverview Class A Shares that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such, and we and the members of our management team have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.

Directors and Executive Officers
Our directors and executive officers are as follows:
Name	Age	Title
R. Brad Martin	70	Chairman and Chief Executive Officer
Charles K. Slatery	67	President, Chief Investment Officer and Director
William V. Thompson III	44	Treasurer, Secretary and Chief Financial Officer
Anderee Berengian	48	Vice President
Leslie Starr Keating	61	Independent Director
Mark Edmunds	65	Independent Director
Willie Gregory	71	Independent Director
R. Brad Martin serves as Chairman of Riverview’s board of directors and Riverview’s Chief Executive Officer. In addition, Mr. Martin has served as Chairman of RBM Ventures, a private investment company, since 2007. Mr. Martin is a member of the Board of Directors of FedEx Corporation where he chairs its Audit Committee and of Pilot Company. Mr. Martin was Chairman and Chief Executive Officer of Saks Incorporated from 1989 – 2006 and Executive Chairman of Saks from 2006 until his retirement in 2007. He served as Non-Executive Chairman of the Board of Chesapeake Energy Corporation from October, 2015 to February, 2021. He has previously served as a director of lululemon athletica, Inc., where he served as its Lead Director, First Horizon National Corporation where he chaired its Executive Committee, Caesars Entertainment Corporation, Dillard’s Inc. where he chaired its Audit Committee, Gaylord Entertainment Company where he chaired its Audit Committee, and Ruby Tuesday, Inc. He is former Interim President of the University of Memphis, a position he held from July, 2013 until May, 2014. Mr. Martin served five terms as a member of the Tennessee House of Representatives and holds the distinction of being the youngest person ever elected to the Tennessee legislature. He’s involved in a number of civic and philanthropic activities and chairs the Martin Family Foundation. Mr. Martin graduated from the University of Memphis where he served as President of the student body and earned a Master’s in business administration from Owen Graduate School of Management at Vanderbilt University.
Charles K. Slatery serves as Riverview’s President, Chief Investment Officer and a director on Riverview’s board of directors. Since June 2004, Mr. Slatery has been the President and Chief Executive Officer of NFC Investments LLC, a national financial advisory firm headquartered in Memphis, Tennessee. Mr. Slatery served as treasurer of St. George’s Day School, and Board Chair and Treasurer of St. George’s High School. He is a graduate of Wake Forest University where he majored in history. Mr. Slatery received his master’s in business administration degree from the University of Tennessee.
William V. Thompson III serves as Riverview’s Treasurer, Secretary and Chief Financial Officer. Mr. Thompson has over 20 years of experience in capital management, insurance operations, and private investments. Thompson is the President and Chief Compliance Officer of NFC Investments, LLC, a Registered Investment Advisor based in Memphis, Tennessee. Thompson is also the Executive Vice President of WT Holdings, Inc, a privately-owned insurance holding company based in Memphis, Tennessee. Since 2008, Mr. Slatery has been Chairman and CEO of WT Holdings, Inc. Thompson serves as a director of the Memphis/Shelby County Sports Authority and Memphis University School. He is a founder and board member of Slingshot Memphis. Thompson served as Vice President at NewSouth Capital Management in Memphis, Tennessee, from 2000-2006. He also served as Audit Committee Chair of the board of Equity Bank SSB which is now Triumph Bancorp, a publicly traded bank in Dallas, Texas.
Anderee Berengian serves as a Vice President of Riverview. With more than 20 years of experience steering corporate and product strategy, Anderee Berengian is an accomplished serial entrepreneur, technologist, and venture capital investor passionate about driving progress through innovation. He is responsible for building world-class execution-focused teams and growing ideas into sustainable, profitable companies. Mr. Berengian co-founded Cie Digital Labs, a Los Angeles-based venture studio, in 2014 and serves as its Chairman and Chief Executive Officer. Since 2007, he has served as Founder and Managing Partner of RezVen Partners, a venture capital firm. He has served as a director of Petco Animal Supplies since 2016, Performa Labs since 2019, and Longeve Brands since 2020. He was previously a director at Titan

School Solutions from 2018 to 2020, ASAP Tire from 2017 to 2018, StyleHaul from 2012 to 2015, ScanDigital from 2012 to 2015, and CloudTrigger from 2012 to 2013, as well. He has served as a Board Advisor to Nativo since 2015 and to Vody since 2019. Previously, he served as a Board Advisor to HitFix from 2011 to 2015, iViu Technologies from 2013 to 2014, Cenoplex from 2009 to 2014, and eBridge Interactive from 2009 to 2012. He was also on the Executive Committee of the Homeland Security Advisory Council from 2010 to 2013. Mr. Berengian earned his BS from the University of California, Los Angeles, and his MA from the University of Southern California’s Marshall School of Business.
Leslie Starr Keating serves as an independent director of Riverview. Ms. Keating has 35 years of leadership experience in the consumer products industry. Ms. Keating served as EVP Supply Strategy and Transformation for Advance Auto Parts from March 2017 until her retirement in December 2018. Prior to joining Advance, Ms. Keating was with PepsiCo for over 31 years and served as the SVP PepsiCo Supply Chain from 2008 until her retirement in 2017 with responsibility for Frito Lay’s North American Supply Chain. Previous to her role as SVP Supply Chain, Ms. Keating served as SVP of Commercialization and Supply Chain. Before joining PepsiCo Ms. Keating started her career with Procter and Gamble. Ms. Keating has advised boards in compliance, organizational effectiveness and governance, and she has served on the board of directors of SunOpta, Inc. since July 2019. She served on the board of directors of Chesapeake Energy Corporation from September 2017 to February 2021. Ms. Keating earned her bachelors in science in Mechanical Engineering from Virginia Tech and her master’s in business administration from Georgia State University.
Mark Edmunds serves as an independent director of Riverview. Mr. Edmunds retired from Deloitte in 2019 as Partner and Vice Chairman. Now based in Austin, he is a leadership coach for executives around the world. During his 38-year tenure at Deloitte, Mr. Edmunds has held several leadership roles within the firm, including US leader of Energy/Utilities, West Region Managing Partner, US Board of Directors and Chair of Global Committee. He has also led the Americas and Asia Pacific Oil and Gas sectors from San Francisco and Singapore respectively. Mr. Edmunds has served as lead and advisory partner for a number of Deloitte’s strategic clients, including public and private companies in the U.S. Mr. Edmunds’ primary industry focus has been energy & utilities throughout his career, including a short sabbatical from the firm to serve the Independent Petroleum Association of America in Washington, D.C. Mr. Edmunds served on the Audit and Compensation Committees of Chesapeake Energy Corporation from August 2018 until February 2021. He participated in the Executive Committee of the California Chamber of Commerce from 2001 to 2007, and from 2006 to 2011 in the Executive Committee of the Bay Area Council. Mr. Edmunds graduated from The University of Texas at Austin with a Bachelor of Business Administration in Accounting and is a Certified Public Accountant and a member of the AICPA and the Texas CPA Society. Mr. Edmunds will qualify as an audit committee financial expert.
Willie Gregory serves as an independent director of Riverview. Mr. Gregory serves as Director of Global Community Investment at NIKE, Inc., a leading global apparel company, where he has been employed since 1993. Prior to joining NIKE, Mr. Gregory worked at IBM Corporation as regional marketing/sales manager. Mr. Gregory is the recipient of several awards and has affiliations with several community based organizations that promote education, cultural awareness and civic responsibility, including The 100 Black Men of America, NIKE’s African American Network Person of the Year Award; LeMoyne Owen College’s Beacon of Hope Honoree; The Ralph Hatley University of Memphis Hall of Fame Athletic Award; Memphis City Schools Hall of Fame Inductee and AutoZone Liberty Bowl President 2010. Mr. Gregory is a former Board Member of the National Civil Rights Museum, Youth Villages, Memphis Development Foundation; a former Board Chair of Big Brothers /Big Sisters of Greater Memphis; a former Board Chair of Memphis/Shelby County Sports Authority; and currently a Board Chair of the Greater Memphis Chamber. Mr. Gregory attained a bachelor’s degree from Mississippi Valley State University and The University of Memphis.
Number and Terms of Office of Officers and Directors
Our board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. The term of office of the first class of directors, consisting of Mr. Martin and Mr. Slatery, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Mr. Gregory and Ms. Keating, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Mr. Edmunds, will expire at our third annual meeting of stockholders. Collectively, through their positions described above, our officers and directors have extensive experience in public companies. These individuals will play a key role in identifying and evaluating prospective acquisition candidates, selecting the target businesses, and structuring, negotiating and consummating their acquisition.
Director Independence
Nasdaq rules require that a majority of the board of directors of a company listed on Nasdaq must be composed of “independent directors.” An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We have determined that Messrs. Edmunds and Gregory, and Ms. Starr Keating are independent directors under the Nasdaq rules and Rule 10A-3 of the Exchange Act.
Executive Officer and Director Compensation
None of our executive officers or directors has received any cash compensation for services rendered. No compensation of any kind, including finder’s and consulting fees, will be paid to the Riverview Sponsor, executive officers and directors, or any entity with which they are affiliated, for services rendered prior to or in connection with the consummation of an initial business combination other than (i) repayment of loans made to us prior to the initial public offering, to cover offering-relating and organization expenses, (ii) repayment of loans that the Riverview Sponsor, members of our management team or any of their respective affiliates or other third parties may make to finance transaction costs in connection with the Business Combination (provided that if we do not consummate an initial business combination, we may use working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment), (iii) payments to the Riverview Sponsor or its affiliate of a total of up to $5,000 per month for secretarial support and administrative services, and (iv) to reimburse for any out-of-pocket expenses related to identifying, investigation and completing an initial business combination. Prior to the appointment of our audit committee, our independent directors must approve all payments in excess of $5,000 to any initial holder, sponsor, our directors and officers or our or their affiliates. Following the appointment of an audit committee, the audit committee will approve such payments.
Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee consisting solely of independent directors or by a majority of the independent directors on our board of directors.
We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.
Board Committees
Audit Committee
Subject to phase-in rules and a limited exception, the rules of Nasdaq and Section 10A of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. We have established an audit committee of the board of directors, which consists of Messrs. Edmunds and Gregory, and Ms. Keating. Each of Messrs. Edmunds and Gregory, and Ms. Keating meet the independent director standard under Nasdaq’s listing standards and under Rule 10A-3(b)(1) of the Exchange Act. Mr. Edmunds serves as Chairman of our audit committee.
The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:
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reviewing and discussing with management and the independent auditor our annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

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discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

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discussing with management major risk assessment and risk management policies;

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monitoring the independence of the independent auditor;

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verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

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reviewing and approving all related-party transactions;

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inquiring and discussing with management our compliance with applicable laws and regulations;

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pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

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appointing or replacing the independent auditor;

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determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

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establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

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approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Financial Expert on Audit Committee
The audit committee will at all times be composed exclusively of independent directors who are “financially literate” as defined under Nasdaq’s listing standards. The Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.
In addition, we must certify to the Nasdaq Capital Market that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. We have determined that Mr. Edmunds satisfies Nasdaq’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.
Compensation Committee
We have established a compensation committee of the board of directors. The members of our Compensation Committee are Messrs. Edmunds and Gregory, and Ms. Keating, and Ms. Keating serves as chairman of the compensation committee. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation;

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reviewing and approving the compensation of all of our other executive officers;

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reviewing our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

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producing a report on executive compensation to be included in our annual proxy statement;

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors; and

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monitoring compliance with the requirements under the Sarbanes-Oxley Act of 2002 relating to loans to directors and officers, and with all other applicable laws affecting employee compensation and benefits.

The charter provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Nominating and Governance Committee
We have established a nominating committee of our board of directors. The members of our nominating committee are Messrs. Martin, Edmunds and Gregory, and Ms. Keating, and Mr. Gregory serves as chairman of the nominating committee. Under the Nasdaq listing standards, we are required to have a nominating committee composed entirely of independent directors. Our board of directors has determined that each of Messrs. Edmunds and Gregory, and Ms. Keating is independent.
The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.
Guidelines for Selecting Director Nominees
The guidelines for selecting nominees, which is specified in the nominating committee charter adopted by us, generally provided that persons to be nominated:
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should have demonstrated notable or significant achievements in business, education or public service;

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should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

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should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating and governance committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating and governance committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.
Code of Conduct and Ethics
We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws.
Conflicts of Interest
In general, officers and directors of a Delaware corporation are required to present business opportunities to the corporation if:

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the corporation could financially undertake the opportunity;

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the opportunity is within the corporation’s line of business; and

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it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Our amended and restated certificate of incorporation provides, however, that the doctrine of corporate opportunity, or any other analogous doctrine, will not apply to us or any of our officers or directors or in circumstances that would conflict with any current or future fiduciary duties or contractual obligations.
Accordingly, if any of our officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has pre-existing fiduciary or contractual obligations, he or she may be required to present the opportunity to such entity prior to presenting the opportunity to us or, if he or she is subject to a non-compete obligation that includes business opportunities, he or she may be prohibited from referring such opportunity to us. Below is a table summarizing the companies to which our officers, directors and director nominees owe fiduciary obligations that could conflict with their fiduciary obligations to us, all of which may have to (i) be presented appropriate potential target businesses by our officers or directors, and (ii) reject the opportunity to acquire such potential target business, before the opportunity may be presented to us:
Individual	Entity	Entity’s Business	Affiliation
R. Brad Martin	RBM Venture Company	Asset Management	Chairman of the Board of Directors and Chief Executive Officer
	Cherry Road Leasing, LLC	Asset Management	Managing Member
	RBM Brands GP	Asset Management	General Partner
	Mallard Assets, GP	Asset Management	General Partner
	RBM Advantage, LLC	Asset Management	Managing Member
	RBM Center Holdings, Inc.	Asset Management	Majority Owner
	RBM Cherry Road Partners, GP	Asset Management	General Partner
	RBM Europa, LLC	Asset Management	Managing Member
	RBM Lids, LLC	Asset Management	Managing Member
	RBM Mountain, LLC	Asset Management	Managing Member
	RBM Nativo, LLC	Asset Management	Managing Member
	RBM Opinion, LLC	Asset Management	Managing Member
	RBM Packaging, LLC	Contract Manufacturing	Managing Member
	RBM Paint, LLC	Asset Management	Managing Member
	RBM Partners, LP	Asset Management	General Partner
	RBM Pet, LLC	Asset Management	Managing Member
	RBM Pilot, GP	Asset Management	General Partner
	RBM Pilot Two, GP	Asset Management	General Partner
	R. Brad Martin Family Foundation	Charitable Organization	Director
	RBS Solutions, LLC	Asset Management	Managing Member
	RBS Two, LLC	Asset Management	Managing Member
	RBM Teneo GP	Asset Management	General Partner
	RBM Investments LLC	Asset Management	Managing Member
	Osprey Nest Family	Asset Management	Managing Member

Individual	Entity	Entity’s Business	Affiliation
Partners LLC
	RBM Mapp, LLC	Asset Management	Managing Member
	RBM Riverview, LLC	Asset Management	Managing Member
	FedEx Corporation	Delivery Services	Director
	Pilot Travel Centers, LLC	Travel Center Company	Director
Charles. K Slatery	NFC Investments, LLC	Asset Management	Chairman and Chief Executive Officer
	WT Holdings, Inc.	Insurance Holding Co.	Chairman and Chief Executive Officer
	Stillwater Insurance Co.	Insurance	Chairman
	Stillwater P&C Co.	Insurance	Chairman
	Evergreen National Indemnity Co.	Insurance	Chairman
	Gramercy Indemnity Company	Insurance	Director
	WBL Corp	Insurance	Chairman
	Hollywood Feed, LLC	Pet Food & Supply	Chairman
	Corrisoft, LLC	Telecommunications	Chairman
	Tecton Group, LLC	Food & Beverage	Director
William V. Thompson III	NFC Investments, LLC	Asset Management	President and Chief Compliance Officer
	WT Holdings, Inc.	Insurance Holding Co.	Executive Vice President and Director
	Stillwater Insurance Co.	Insurance	Director
	ProAlliance Corporation	Financial Services	Director
	WBL Corp	Insurance	Director
	Corrisoft, LLC	Telecommunications	Director
	NFC Arizona Renewables, LLC	Energy	President
Anderee Berengian	Cie Digital Labs, Inc.	Financial Services	Co-Founder, Chairman and Chief Executive Officer
Leslie Starr Keating	SunOpta, Inc.	Food and Minerals	Director
Mark A. Edmunds	Edmunds Leading LLC Leadership Services	Consulting	Managing Member
Willie H. Gregory
The Riverview Sponsor and each of our initial stockholders has agreed to vote their founder shares and any Riverview Class A Shares held by them in favor of the Business Combination. The Riverview Sponsor and the other initial holders own, a total of 6,250,000 Riverview Class B Shares, representing 20% of our outstanding shares. Accordingly 9,375,001 Riverview Class A Shares constituting 37.5% of outstanding Riverview Class A Shares must be voted in favor of the Business Combination in order for it to be approved.

Limitation on Liability and Indemnification of Officers and Directors
Our amended and restated bylaws provide that our officers and directors will be indemnified by us to the fullest extent authorized by applicable Delaware law. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except to the extent such exemption from liability is not permitted under the DGCL.
We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated bylaws. Our amended and restated bylaws also will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF RIVERVIEW
The following discussion of the Riverview’s financial condition and results of operations should be read in conjunction with Riverview’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to Riverview before the Business Combination.
Overview
We are a blank check company formed under the laws of the State of Delaware on February 4, 2021 for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. We intend to effectuate the Business Combination using cash from the proceeds of our initial public offering and the sale of the Riverview Private Warrants, our capital stock, debt or a combination of cash, stock and debt.
We have incurred and expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete the Business Combination will be successful.
Results of Operations
We have neither engaged in any operations nor generated any revenues to date. Our only activities from February 4, 2021 (inception) through December 31, 2021 were organizational activities, those necessary to prepare for the initial public offering, described below, and identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of the Business Combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the period from February 4, 2021 (inception) through December 31, 2021, we had a net income of $5,666,628, which consists of change in fair value of warrant liability of $7,694,024, change in fair value of over-allotment liability of $105,743 and interest earned on marketable securities held in Trust Account of $35,768, offset by unrealized loss on marketable securities held in Trust Account of $36, transaction cost of $1,283,477 and formation and operating cost of $885,394.
Liquidity and Capital Resources
On August 10, 2021, we consummated the initial public offering of 25,000,000 Riverview Units at $10.00 per Riverview Unit, generating gross proceeds of $250,000,000. Simultaneously with the closing of the initial public offering, we consummated the sale of 7,400,000 Riverview Private Warrants at a price of $1.00 per Riverview Private Warrant in a private placement to Riverview Sponsor, generating gross proceeds of $7,400,000.
For the period from February 4, 2021 (inception) through December 31, 2021, cash used in operating activities was $790,898. Net income of $5,666,628 was affected by interest earned on marketable securities held in the Trust Account of $35,768, change in fair value of warrant liability of $7,694,024, change in fair value of over-allotment liability of $105,743, transaction cost of $1,283,477 and unrealized loss on marketable securities held in Trust Account of $36. Changes in operating assets and liabilities contributed $94,496 of cash for operating activities.
As of December 31, 2021, we had marketable securities held in the Trust Account of $250,035,732 (including approximately $36,000 of interest income and net of unrealized losses) consisting of U.S. Treasury Bills with a maturity of 185 days or less. Interest income on the balance in the Trust Account may be used by us to pay taxes. Through December 31, 2021, we have not withdrawn any interest earned from the Trust Account.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete the Business Combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete the Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
As of December 31, 2021, we had cash of $1,121,737. We have used and intend to continue to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.
Riverview has incurred and management expects to continue to incur significant costs in pursuit of its acquisition plans. In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we would repay such loaned amounts. In the event that the Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. If such funds are insufficient to repay the loan amounts, the unpaid amounts would be forgiven. Up to $1,500,000 of such working capital loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Riverview Private Warrants.
If our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to the Business Combination. Moreover, we may need to obtain additional financing either to complete the Business Combination or because we become obligated to redeem a significant number of our Riverview Class A Shares upon consummation of the Business Combination, in which case we may issue additional securities or incur debt in connection with the Business Combination.
Going Concern
In connection with our assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if we are unable to raise additional funds to alleviate liquidity needs, obtain approval for an extension of the deadline or complete the Business Combination by February 10, 2023, then we will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about our ability to continue as a going concern one year from the date that these financial statements are issued. No adjustments have been made to the carrying amounts of assets or liabilities should we be unable to continue as a going concern. We intend to complete a Business Combination before the mandatory liquidation date or obtain approval for an extension.
Off-Balance Sheet Financing Arrangements
We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay Riverview Sponsor or an affiliate of Riverview Sponsor a total of up to $5,000 per month for secretarial and administrative services. We began incurring these fees on August 5, 2021 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and our liquidation.
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,750,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement.
Critical Accounting Policies
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
Riverview Warrant Liabilities
We account for the warrants issued in connection with our initial public offering in accordance with the guidance contained in ASC 815-40 under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations.
Riverview Class A Common Stock Subject to Possible Redemption
We account for our common stock subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our balance sheet.
Net Income (Loss) Per Common Share
We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. We have two classes of shares, which are referred to as Riverview Class A Shares and Riverview Class B Shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. Remeasurement associated with the redeemable Riverview Class A Shares is excluded from income (loss) per ordinary share as the redemption value approximates fair value.
Recent Accounting Standards
In August 2020, the FASB issued ASU No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15,

2023, including interim periods within those fiscal years, with early adoption permitted. We are currently assessing the impact, if any, that ASU 2020-06 would have on our financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

BUSINESS OF WESTROCK
Our Mission
Our mission is to build and efficiently operate the preeminent integrated coffee, tea, flavors, extracts, and ingredients solutions provider to the world’s most iconic brands. We do this to provide smallholder farmers and their families in developing countries the ability to advance their quality of life and economic well-being.
Our Vision
We seek to be the leading company to our partners, providing end-to-end solutions and offering product innovation, traceability, transparency, and scalability for coffee, tea, flavors, extracts, and ingredients globally.
About Westrock
We are a leading integrated coffee, tea, flavors, extracts, and ingredients solutions provider in the United States, providing coffee sourcing, supply chain management, product development, roasting, packaging, and distribution services to the retail, food service and restaurant, convenience store and travel center, non-commercial account, CPG, and hospitality industries around the world.
We supply the world’s most iconic brands with the world’s most innovative coffee, tea, flavors, extracts, and ingredients products.
Our platform is built upon four fundamental pillars that enable us to positively impact the coffee, tea, flavors, extracts, and ingredients ecosystems from crop to cup: (i) we operate a fully transparent supply chain, (ii) develop innovative beverage solutions tailored to our customers’ specific needs, (iii) deliver a high quality and comprehensive set of products to our customers, and (iv) leverage our scaled international presence to serve our blue-chip customer base. These four tenets comprise the backbone of our platform and position us as a leading provider of value-added beverage solutions. By partnering with Westrock, our customers also benefit from the benchmark-setting responsible sourcing policies and strong Environmental, Social, and Governance (“ESG”) focus surrounding our products, top tier consumer insights, and a differentiated product ideation process. Leading brands choose us because we are singularly positioned to meet their needs, while simultaneously driving for a new standard for sustainably and responsibly sourced products.
We are transforming the global coffee, tea, flavors, extracts, and ingredients industry by setting the new standard for innovation and transparent supply chains. We are proud that we are the only scaled coffee, tea, flavors, extracts, and ingredients company in the United States who can digitally trace our product from crop to cup and positively measure economic impact through the entire supply chain. We utilize our proprietary technology and digitally traceable supply chain to directly improve the lives of the smallholder farmers from whom we source our coffee and tea and their families, through tangible economic empowerment and an emphasis on environmental accountability and farmer literacy. Our commitment to transparency and accountability manifests at every stage of our supply chain.
The global coffee, tea, flavors, extracts, and ingredients industry has historically sourced products via two primary supply chains: Conventional and Third Party Verified. Conventional and Third Party Verified supply chains often favor economic value for the roaster at the expense of others at the opposite end of the supply chain. Conventional supply chains can identify the country of origin for products but are generally unable to: (i) track product at critical stages of the supply chain, including down to the farmer level or into the finished good package, (ii) determine if farmers receive fair market prices and (iii) provide certainty in measuring economic, social, and environmental impacts. Third Party Verified is similar to the Conventional supply chain in that it can typically only trace product back to the country of origin and not the farmer level. The difference with Third Party Verified is that the products are verified by a third party for a specific certification (e.g., Fair Trade, Rainforest Alliance). This certification relies on a select sample of the total number of farmers that meet standards for a specific certification on a specific day. The disadvantages of this supply chain are its inability to trace product through the entire supply chain and its reliance on a select sample of farmers. We have developed a new third category of supply chain: Digitally Traceable.
We believe our digitally traceable supply chain is the only completely transparent method that allows our brand partners and end consumers to see their product’s journey from farm to cup with the scan of a QR Code. Our digitally traceable technology allows us to collect and analyze data points from our farmer partners and understand exactly what they are paid, where they farm, and the greatest risks to their specific communities. The focus of our program is for 100% of farmers to be treated and compensated fairly, every day. Today, we can digitally trace product throughout the entire supply chain back to 7 countries of origin, which produce approximately 70% of the world’s coffee. Our approach and business practices have been validated through both our financial performance and our impactful presence where, for example, in Rwanda, we increased revenue per farmer, based on our estimates, by over 250% from 2014 to 2018 in certain study groups, trained more than one hundred thousand farmers in the last decade, and we are currently on track to plant over 5 million trees by 2026.
As the “brand-behind-the-brands,” we have cultivated deeply entrenched blue-chip customer relationships through strategically-led collaboration that starts with consumer insights, moves to research and development, to new product ideation and development, scaled manufacturing and on to operational excellence across the counter or in the store aisle. Our proven innovation process enables not only the continuous improvement of our product portfolio comprised of over 1,800 stock keeping units (“SKUs”) in 2021, but also the creation of new brand categories. We are keenly focused on product development for our liquid extracts segment in order to meet strong consumer demand. As of December 31, 2021, we had over 25 highly-experienced food scientists, product developers, and engineers dedicated to testing and creating the desired product and taste quality for our customers. We have 31 Q-graders within our team who ensure our products are of the highest quality and consistency.
Our loyal and growing customer base has fueled the expansion of our presence across the retail, restaurant and food service, convenience store and travel center, non-commercial account, CPG, and hospitality industries. As of December 2021, we offer hundreds of retail SKUs through a multi-channel distribution network across the globe that allows our coffee to fill nearly 20 million cups per day.
Our commitment to transparency and sustainability has helped create a company focused on popular, ethically sourced products delivered from a “brand-behind-the-brand” business strategy. Our trusted, ethically sourced products and sustainability-oriented business model have resulted in significant growth of our platform. We increased net revenue from $551 million in fiscal year 2020, which included the results of the acquired S&D business for 10 months, to $698 million in fiscal 2021, which included the results of the acquired S&D business for 12 months, representing an approximately 27% growth rate.
In the future, we expect the consumer movement away from opaque sourcing practices toward sustainable, transparent products will continue to fuel demand for ethically sourced and produced beverage solutions. Transformational opportunities exist for immediate, accelerated growth within the coffee industry — particularly for organizations with beverage innovation expertise, complete supply chain control, and demonstrable traceability and sustainability. According to a 2020 survey of 18,980 international consumers, 77% said that it is at least moderately important that brands are sustainable and environmentally responsible. We believe these demands extend to sustainably-raised coffee, tea, flavors, extracts, and ingredients products. We are committed to ensuring our values remain aligned with those of our consumers while delivering stockholder value.
We measure our success by the relative business success of our customers and the farmers we serve. We embrace the fact that we are stewards of the financial, social, and environmental resources we have been entrusted to shepherd. It is our belief that these measures of success also provide the appropriate foundation upon which we can be effective stewards of our investors’ trust.
Our History
Our origin dates back to 2009, when Scott T. Ford and his father, Joe, started Westrock to help Rwandan smallholder coffee farmers improve their lives and earn the value they deserved for their premium product. During trips to Rwanda in the early-2000s, they witnessed the hardships that Rwandan families face every day due to the low price available for their crop. The Fords resolved to seek a change for the betterment of the Rwandan people. In 2009, we commenced operations in Rwanda with a mission to create a new and improved business structure that appropriately benefits each participant throughout the value chain — and to be there every step of the way to execute and measure the results. In building the business, Scott supported a direct trade model, paying farmers as much as possible while enabling Westrock to profit enough so that it could return each year with enough money to buy that year’s crop. We launched Rwanda Trading Company SA (“RTC”), a Westrock subsidiary that operates at the origin source and works directly with local farmers to buy, mill, process, sell and export Rwandan coffee worldwide.
Since our inception in 2009, we have been committed to the growth of Rwanda’s coffee industry. In just over a decade, we supported the creation of a 100,000-person supply chain, became one of the largest exporters of Rwandan coffee by volume, and established the two-year Agribusiness Training Program focused on helping the farmers with whom we source increase their yields and enhance their revenue. In 2021, we launched an ambitious initiative in Rwanda to establish nurseries that will distribute 5 million coffee and shade trees to farmers within our supply chain over the next five years. Our mission to support coffee farmers in Rwanda enabled us to pursue efforts in countries across the globe.
•
2010 →
Westrock Coffee Roasting opened in Little Rock, Arkansas, where we roast, package and deliver our coffee beans to our customers.

•
2014 →
We acquired Falcon Coffees which expanded sustainable sourcing into more than 20 distinct countries of origin and enabled us to gain new customers.

•
2016 →
We established transformative, transparent supply chains from Latin America.

•
2018 →
We shipped our first digitally traceable coffee container.

•
2020 →
We publicly launched our traceability program, Farmer Direct Verified, and acquired S&D Coffee & Tea, which significantly expanded our blue-chip customer base and product capabilities.

Westrock Coffee's History

2009
Westrock Coffee opens operations in Rwanda

2010
Westrock Coffee Roasting opens in Little Rock, AR

2014
Westrock Coffee acquires Falcon Coffees to expand sustainability into 20+ origins

FALCON COFFEES

2016
Westrock Coffee establishes transparent supply chain from Latin America

2018
First digitally traceable coffee container ships

FARMER DIRECT VERIFIED

2019
Westrock Coffee expands packaging facilities in Little Rock, AR

First digital transaction on IBM Food Trust®

2020
Westrock Coffee publicly launches traceable technology platform – Farmer Direct Verified®

Westrock Coffee acquires S&D Coffee & Tea, founded in 1927, to expand blue-chip customer base and social impact

2021
Westrock Coffee expands operations in Malaysia

2022
Westrock Coffee launches the nation's largest roasting to Ready-To-Drink packaging facility

Market Opportunity
The wholesale global coffee and tea industry was $318 billion in 2021 and is expected to grow 6.3% between 2021 and 2025, according to Global Data1. That number continues to grow, but the driving force behind that growth is shifting as the preferences of younger generations evolve. Millennials and Generation Z consumers are turning to cold coffee options far more than prior generations and consuming them during a broader range of occasions outside of the morning routine, further accelerating growth potential and gaining share from other beverage categories.2
Leveraging our capabilities in both hot and cold coffee solutions, alongside our strong, blue-chip customer relationships with key global operators, puts us in an excellent position to target the estimated $37 billion revenue opportunity around the world.3
The rising consumer awareness of sustainable sourcing options has resulted in increased demand for ethically produced and responsibly sourced food and beverages. We believe this trend has had a meaningful impact on the growth of the industry in which we operate, and that consumers will continue to seek products focused on transparency, sustainability, and ethical values. Additionally, the generational shift in the United States, and worldwide, plays a significant role. Today, 131 million people, or approximately 40% of the U.S. population, fall under the Millennial and Generation Z demographics which show a higher preference for Cold / RTD Coffee consumption compared to older generations4.The Millennial population, in particular, is large, entering its prime spending age and driving major change within the coffee industry. Millennials have shifted away from consuming traditional, hot coffee beverages in favor of cold coffee, liquid extracts, and premium away-from-home beverages. These trends continue to migrate into Generation Z as well.5 These consumers are willing to pay more for these types of beverages versus the cost of a hot cup of coffee.

1
Source:   Global Data, Consumer Intelligence Center, Market Analyzers, Core Market Sizing: Segment Insights Report 2021.

2
Source:   Mintel Group, Coffee and RTD Coffee US 2021, LightSpeed Consumer Data May 2021.

3
Source:   Global Data, Consumer Intelligence Center, Market Analyzers, Core Market Sizing: Segment Insights Report 2021.

4
Source:   Mintel Group, Coffee and RTD Coffee US 2021, LightSpeed Consumer Data May 2021.

5
Source:   Mintel Group, Coffee and RTD Coffee US 2021, LightSpeed Consumer Data May 2021.

As traditional fast food restaurants and convenience stores compete to win back share from multinational coffeehouse chains, these companies need a partner to innovate and fulfill growing demand for cold brew and other forms of liquid coffee extracts. In addition, as traditional fast food restaurants and convenience stores develop additional private brand offerings and address the growing off-premise market, we believe they are looking for a partner to serve their needs. We are a leading player capable of fulfilling these innovation requirements and scaling quickly enough to meet that demand.
Competitive Strengths
Exceptional and highly experienced management team
Our experienced and passionate executive team has helmed the acceleration of our growth and set our strategic direction, all underpinned by a purpose to become the world’s most competitive and innovative provider of beverage solutions in order to provide smallholder farmers and their families in developing countries the ability to advance their quality of life and economic well-being.
At the helm of the strategic growth, vision, and success of Westrock is our founder and Chief Executive Officer, Scott T. Ford. Prior to founding the Westrock family of companies, Scott served in a number of leadership roles at Alltel Corporation, including President and Chief Operating Officer (1998 to 2002), and President and Chief Executive Officer (2002 to 2009). During his tenure, Scott led Alltel’s rural wireless roll-up strategy, growing Alltel from 0.6 million wireless subscribers and $0.4 billion in wireless revenues to 12.8 million wireless subscribers and $8.8 billion in revenue, and navigated Alltel through a successful sale to TPG Capital and Goldman Sachs for $27.5 billion. Scott and his team at Alltel delivered 19% compounded annual return for shareholders versus 9% for the S&P 500 over that same timeframe.
Scott has surrounded himself with a team of experienced industry veterans. Our C-level team has occupied senior level operating, sales, legal, and finance positions in global companies spanning decades, accumulating knowledge that will help sustain our social and economic impact through the entire supply chain.
Our executive leadership brings scaled platform, high growth, acquisition integration, and sector-specific operating expertise. The strength of our team extends far beyond our executives. We seek to ensure continuity in the execution of our strategy by training a pipeline of future leaders who are familiar with our mission and community-focused culture and values, but who also understand that we earn the right to be helpful to those in the developing world by being effective for our customers and investors here at home every day. We seek to develop mature leaders who have a passion to serve those in need and who also understand that exacting price premiums or soliciting charity from others is an unsustainable business model.
Purpose-driven mission that delivers measurable impact
We started Westrock with the belief that growth is an inevitable byproduct of investments in infrastructure, farmer development, supply chain and product innovation, and technological advancement, when coupled with exceptional personal service. We transform anonymous, disjointed supply chains into transparent, connected systems. Through economic empowerment and environmental accountability, we directly improve the lives of the people who bring our products to life.
Paying fair prices, training farmers, and connecting them to customers with full transparency leads to reinvestment in more sustainable, profitable farms. We believe this cycle will transform this estimated $318 billion industry into one that fosters farmer livelihood, reforestation, carbon sequestration, cleaner water, and thriving communities. The value we create to improve lives accelerates symbiotically with our revenue and profits.
Simply put, we have a mission to do well by doing good.
Proprietary, digitally traceable technology
We are capable of tracing individual lots from the farm, through the roaster, to the finished good. We combine IBM Food Trust® blockchain, Oracle NetSuite®, and other technologies to create traceability and connectivity on a global scale. We collect 50 unique data points and monitor them from farmer to finished product, tracking across 32 separate and distinct transactions to create a seamless connection of data coming from approximately 138,000 farmers in 7 countries.
Beginning with the farmer transactions, the data is captured at every stage of the supply chain. We then collect data as it relates to exporting and importing the coffee beans, including coffee milling, ocean freight, import clearing and delivery to the final warehouse. We then obtain the roasting data, as well as information about our purchase orders and packaging. Upon delivery to our customers, the traceability data is uploaded to their portals for finished goods. Our technology and commitment to responsible sourcing enables us to transform anonymous, disjointed supply chains into transparent, connected systems. Traceability is a fundamental pillar of our value proposition that we are proud to uniquely offer to our customers.
Innovative, value-added, and scalable beverage solutions provider
Our market leadership, comprehensive solutions offering, and strategic partnership approach make us a unique brand-behind-the-brand, which allow us to deliver value-added beverage solutions across multiple product categories and platforms to our customers. Our collaborative product development process starts with custom consumer insights targeted to our customers’ channel and consumer profiles and makes us a critical partner to foodservice and private label retail operators seeking new and innovative products. The unique ability to serve global foodservice operators through our scaled international presence, best-in-class sustainable sourcing capabilities, and vertically integrated supply chain positions us as a global full-menu beverage solutions provider.
Our extensive line of products allows us to create any product platform in a multitude of packaging sizes and formats. Our skilled team has over 380 years, in aggregate, of success working in blend matching and taste profiling, which demonstrates our ability to match any coffee or tea blend or ready-to-drink (“RTD”) beverage desired and ensure consistency in every cup. This, along with our unique partnership approach, enhances our ability to drive beverage program profitability. The capacity to deliver an ethically sourced bespoke product, around the world, in a timely manner differentiates us from our competition.
High growth and compelling liquid extract business
As Millennials and Generation Z enter their prime spending age, they will continue to drive major change within the coffee industry. Millennials have shifted away from consuming traditional, hot coffee beverages in favor of cold coffee, liquid extracts, and premium away-from-home beverages. These trends are trickling down into Generation Z as well. As a result, Cold Brew Coffee and Iced Coffee menu penetration reached 10.2% and 15.7% in 2021 in the United States from 2.6% and 12.8% in 2016, respectively.1 Across all non-alcoholic beverage categories, measured in total ounces consumed by the US population, cold and ready-to-drink coffee is projected to increase at the fastest rate over the next five years with an 8% five-year CAGR.2 Hot Coffee also ranks in the top five fastest growing consumption categories. As traditional fast food restaurants and convenience stores compete to win back share from current industry leaders, these restaurants and convenience stores need a partner to innovate and fulfill growing demand for cold coffee and other forms of liquid extracts globally.
As a leading partner to these restaurants and convenience stores, we firmly believe we are capable of fulfilling innovation requirements and scaling quickly enough to meet demand. We are uniquely positioned to support innovation demand from extract development through RTD fulfillment. Liquid Extracts is our highest growth product category that includes iced coffees, cold brew coffee, and RTD mixes, with cold coffee products experiencing the most significant growth. The segment comes with a significant channel diversification opportunity within the varied ingredients and cross-selling options, with tailwinds driven by cold brew and RTD beverages.
Unparalleled customer value proposition
Our value proposition enables us to develop successful beverage solutions roadmaps, to provide product innovation, and to grow with our customers. Consumer and market insights comprise the foundation

1
Source:   Global Data, Datassentials SNAP 2022, MenuTrends.

2
Source:   Global Data Consumer Intelligence Center, Quarterly Beverage Forecast, US Non-Alcoholic Beverage Consumption, Volume in 8oz Servings.

of our product innovation process and customer program recommendations. As a research-driven organization, we utilize our industry and consumer insights across our product development and sales processes. Our end-to-end solutions are based on a cross-functional sales team approach that starts with insights and innovation, leads to product and taste profile development, on to sourcing and risk management, production, final packaging and logistics delivery, and is supported with marketing and continued process and program refinement.
Culture of commitment
We have a highly experienced leadership team anchored by a growth-oriented culture and a deep bench of talent with strong business and operational experience. Our employees at all levels of our organization are passionate about addressing the needs of our stakeholders — from our farmer partners to our stockholders. Our company is full of people looking to make a difference in countless lives around the world. We consider everyone who touches Westrock coffee — from crop to cup — to be an equal contributor in our mission to produce great coffee and improve the industry as a whole. Across our product categories, Westrock team members share an unwavering commitment and accountability to our guiding principle of supplying the world’s most iconic brands with the world’s most innovative coffee, tea, flavors, extracts, and ingredients products.
Robust financial growth and performance underpinned by on-the-ground operating initiatives
Our strong topline growth combined with more streamlined operations have delivered continued improvement in our financial profile. In response to the pandemic, Westrock reduced the expense structure of its core manufacturing business by restructuring an unprofitable business unit and realizing synergies related to the acquisition of S&D Coffee & Tea. We also executed on our plan to transform the route delivery distribution business and convert customers to coffee delivery through more efficient methods. As a result, we realized significant production facility efficiencies and reduced operating costs. These transformational changes to the business underpin an accelerated growth opportunity for operating income, Adjusted EBITDA and continued margin expansion.
Our Growth Strategies
We expect to drive continued, sustainable growth, and strong financial performance by executing on the following strategies:
Extend and enhance product offerings through innovation
We are relentlessly focused on product innovation as it is paramount to our success. As the brand-behind-the-brand, we expect to continue to create new categories while innovating current products and formats at scale. We believe the liquid extracts category is the best near-term product expansion opportunity as customer tastes continue to shift to cold brew and RTD offerings. Since 2020, we have developed — through our insights-based approach — more than 50 industry-leading products.
Expand our customer base
While we take the privilege of serving our current customers very seriously, we are actively and aggressively working to expand our blue-chip customer base to further penetrate our existing channels. Our new customer pipeline is organized and quantified through a detailed process that engages our cross-functional team to ensure we are always working to grow our customer base. Since 2020, we have added 20 new customers, and as of December 31, 2021, we have more than 100 new targets in our blue-chip customer pipeline.
Following our customers with geographic expansion
Many of our blue-chip customers operate restaurants, hotels, convenience stores, and retail stores globally. Based on our estimates, while we serve 88% of our customers’ stores in the United States, we only serve 1% of our customers’ stores in their international markets. This creates a significant opportunity to increase our sales within our existing customer base by “going with” our customers where they currently operate.

A notable example of this is the establishment earlier in fiscal year 2022 of our new manufacturing facility in Malaysia. We had historically supplied one of our major quick-service restaurant (QSR) customers in Malaysia via a co-manufacturing contract with a third-party producer. At our customer’s request, we established a roast and ground coffee manufacturing operation in Johor Bahru, Malaysia. From this plant, we believe we can meet the growing roast and ground coffee needs of our QSR customer as an anchor customer and expand our sales efforts in Southeast Asia with existing U.S.-based customers and new customers in the region. We will also be able to source and sell flavors, extracts, and ingredients products for these customers, initially from our U.S. facilities and, over time, from our Malaysia facility.
As of December 31, 2021, we supplied customers in the United States, Canada, the Virgin Islands, Saudi Arabia, Australia, Netherlands, Vietnam, Singapore, Pakistan, South Korea, Malaysia, Austria, the United Kingdom, Ireland, Sri Lanka, and Mexico in our beverage solutions segment. Over time we intend to expand the markets we serve and to access China, Japan, United Kingdom, the European Union, the Middle East and North Africa. We believe this will increase our participation in the $318 billion coffee and tea market that grew 23% since 2016.1
Proven M&A platform with a highly accretive actionable pipeline of acquisition targets
Our management team has a proven track record of identifying, executing, and integrating acquisitions. Most recently, the current management team executed the integration of S&D Coffee and Tea. The acquisition occurred three weeks before COVID shuttered the United States. Our management team quickly escalated our integration plan and, in 2021, recognized 27% revenue growth of the combined business while reducing our net loss by 83% and recording 40% Adjusted EBITDA growth year-over-year in that area of our business. We intend to leverage our proven value creation playbook to accelerate growth and realize synergies. Acquisitions will allow us to increase our customers, products, and geographies.
We maintain a database of highly attractive and actionable add-on acquisition targets that offer complementary product categories, channel expansion opportunities, compelling sales and cost synergies in North America, Europe, the United Kingdom, Asia Pacific, and Middle East and North Africa. We believe our disciplined approach and deep bench of tenured industry professionals supporting our M&A effort will enable us to successfully grow our revenues and profitability as proven by the successful acquisition of S&D in 2020.
Continue to drive margin expansion
We have developed a vertically integrated infrastructure that allows for scalability and adaptability. We will continue to increase our scale in order to promote cost of goods sold efficiencies and improve our ability

1
Source:   Global Data, Foodservice Intelligence Center, Product By Channel Report (2021)

to leverage our fixed cost infrastructure. We will also continue to seek to improve gross profit, through driving sales growth in the high-margin liquid extracts segment. We expect to add additional capacity to support our expansion and supply chain over the long term by investing in additional manufacturing facilities.
Our Products
Since our inception, we have been focused on building a brand-behind-the-brand platform supported by an organization with the capabilities to provide comprehensive value-added beverage solutions. Capitalizing on growing beverage categories and innovation, we offer an array of on-trend, highly differentiated and innovative products that allow our customers to satisfy their customers changing tastes and preferences.
Our diversified product offering combines a strong earnings foundation in roast and ground food service coffee with high-growth product offerings in single service cups, food service iced tea, retail and food service hot tea, extract-based products, and our RTD beverage platform. These products reside in the Beverage Solutions portion of our business.
From an innovation perspective, we recently launched multiple cold brew coffee and tea concentrate product lines, chai tea and other functional health beverage concentrates, an infused-beverages platform for agua frescas and other blended juice-based products, coffee extracts designed for indulgent dairy-based products, and further expanded into core RTD products. We collaborate with customers from the consumer insights and product design phase of development through extract manufacture to end of the line packaging that enables Westrock to capture profitability at every stage of the value chain. This turnkey approach makes us an indispensable partner for our global customers to feed a constant pipeline of innovation into their business planning process. Using this same platform, we are able to toll produce for our customers, too. Our ability to be flexible is unique in the market.
One element of Westrock’s platform is to integrate our consumer insights, omni-channel product marketing and product development resources into the strategic planning process of our key global accounts, providing us with a multi-year stream of product innovation and new product introductions far ahead of the product launch cycle. This yields repeatable, forecastable, and consistent growth and the platform enables us to more efficiently deploy human resources and capital expenditures as compared to our competition due to our integration with the growth and product innovation plans of our key global customers.
As consumer preferences change and we integrate further as a key partner to our global customer base, we will continue to create new categories, innovate current products and formats at scale, and deliver the craft appeal across our offerings, with a baseline of the sustainable and better-for-you products that our customers are demanding.
Customer Channels
Westrock Coffee supplies the world’s most iconic brands with the world’s most innovative coffee, tea, flavors, extracts, and ingredients products. As the brand-behind-the brands, our long-tenured customers include blue-chip market leaders across the retail, restaurant and food service, convenience store and travel center, non-commercial account, CPG, and hospitality industries.
As of December 31, 2021, the average customer tenure for our top 20 customers is 19+ years, and no customer represents more than 10% of net sales.
The mix of industries we serve provides a balance of in-home and out-of-home consumption. This diversification brings opportunities to leverage various products across industries and ensure that, regardless of shifting consumer patterns driving consumption at home or away, we remain stable and balanced as a provider of the brand-behind-the-brands. To this end, we serve three of the top five retailers in the United States, 13 of the top 25 quick serve restaurants in the United States, 13 of the top 25 convenience stores and travel centers in the United States, and three of the top ten food distributors in the United States.
Supply Chain Traceability and Community Impact
We differentiate ourselves by situating our businesses at each point of aggregation in the supply chain, including coffee exporting through our wholly-owned subsidiary RTC, coffee importing and trading through

Falcon, in which we have an 85% ownership interest, and coffee roasting. These strategic holdings provide exceptional insight into each segment of the supply chain that allows us to better understand and manage risk. Although we do not own any farms, we source our coffee and tea from over 1.5 million farmer partners spread across 35 different countries, spreading our supply risk across multiple importers and exporters and countries of origin.
We are focused on delivering a fully traceable and transparent supply chain for our customers. We have multiple programs and strategies designed to meet customers’ varying needs, including the following:
Responsible Sourcing Strategy — We define responsible sourcing as the purchase and processing of coffee and tea in a manner that is fair to the people who grow and handle it, their employees, peers, and environments. As of December 31, 2021, 61% of our coffee and tea is responsibly sourced across 35 farming origins. By 2025, we are committed to responsibly sourcing 100% of our coffee and tea by building a global supplier assurance framework in partnership with assurance experts, and we will audit our entire supplier network for compliance with our Responsible Sourcing Policy. Additionally, we plan to deploy more personnel in key supply chains to further quantify the social, environmental, and entrepreneurial impact of coffee and tea in the country of origin.
Farmer Direct Verified® — Westrock is the largest private label service provider in the world to enable digital traceability at scale from farm gate to the finished products across all beverage offerings. Our transparent sourcing program, Farmer Direct Verified® (“FDV”), provides unprecedented transactional data in real time. This, combined with multi-year trade relationships enables deeper collaboration, enforces ethical practices in the supply chain, and lays the foundation to solve the sustainability issues of tomorrow. Communicating supply chain realities allows our customers to make the informed decisions for their brands and leads to reinvestment in sustainable farms.
Raíz Sustainability — Raíz Sustainability is a proprietary third party-verified sustainable farming program. Raíz farmers receive training, services, and a $0.05 guaranteed premium that makes their farms more environmentally sustainable and profitable. Raíz farmers also comply with internationally recognized standards for labor conditions, human rights, and environmental protection. Supply chain programs like Raíz show just how imbedded we are with many of our unrelated supply partners, which allows us to spread sourcing risk across multiple partners, origins, quality types and farmer groups without giving up influence over matters material to our sourcing goals such as farmer livelihoods, yield improvements, and transparent data.
Raw Materials
Our primary raw materials are green coffee and tea. Green coffee is an exchange-traded commodity subject to price fluctuations. Over the last three years, the average price of green coffee per pound, or the C-Price, ranged from $0.90 to $2.60.1
There are certain instances when specific types of green coffee are not traded on a commodities exchange, and instead are traded on a negotiated flat-price basis.
The most common flat-priced coffee in our portfolio is Fairtrade-certified coffees. The pricing structure set up by Fairtrade offers the exporter price floor on an FOB Origin basis of $1.60 per pound for Washed processed coffees and $1.55 per pound for Natural processed coffees. Therefore, when the C-Price plus the differential for the conventional quality in question is below the Fairtrade minimum pricing, then we pay a flat price equal to the Fairtrade minimum price. When the C-Price plus the differential for the conventional quality in question is higher than the Fairtrade minimum pricing, then we revert to a differential based pricing mechanism against the C-Price that mirrors our normal purchasing process.
Due to significant demand and limited supply, some origins, such as Sumatra and Ethiopia, will price their top grades of export beans on a flat price that is mostly divorced from the C-Price.

1
Source: Intercontinental Exchange US Coffee C Futures Price for the three-year period ended April 8, 2022.

We purchase raw materials through importers who source green coffee and tea from multiple countries of origin around the world. For the year ended December 31, 2021, approximately 10% of our green coffee and none of our tea was purchased from Falcon and RTC. No other importer accounted for more than 12% of our raw materials purchases.
The supply and price of green coffee and tea are subject to volatility and are influenced by numerous factors which are beyond our control and can be affected by factors such as weather, politics, currency fluctuations and economics within the countries that export coffee. For most, but not all our customers, increases in the cost of raw materials can be passed on to our customers in the form of higher prices.
Our hedging strategy is a vital element of our business model as it allows us to fix raw materials costs for inventory needed to serve our customers and grow our business, while minimizing the margin volatility associated with fluctuations in commodities prices. While our derivatives strategy is designed to mitigate the impacts of changing prices, no strategy can eliminate pricing risks, and we would generally remain exposed to supply risk in the event of non-performance by the counterparties in any one of our physical contracts. Failure to properly execute an effective hedging strategy may materially adversely affect our business and operating results.
We have a rigorous Quality Assurance protocol to ensure that our raw materials meet both Company and customer specifications and therefore do not inhibit our ability to meet the finished goods specifications of our clients. Prior to taking ownership, we validate physical and sensory compliance of green coffee. We also check finished goods for packaging, labeling, physical, and sensory compliance with our internal and external specifications prior to shipment.
We maintain long term partnerships with our vendors that include rigorous and integrated quality and transparency programs. We procure only the highest quality ingredients. Our supplier approval and monitoring programs ensure that we can consistently deliver and exceed our customers’ expectations.
Competition
The coffee, tea, flavors, extracts, and ingredients industry is highly competitive. As a scaled global beverage solutions provider with capabilities across several product categories and industries served, we generally view our competition based on product lines and geography.
•
In the U.S. coffee and tea industry, our products compete with Keurig Dr. Pepper Inc., Mother Parkers, Trilliant Food and Nutrition, TreeHouse Foods, Finlays, and Harris Tea Company.

•
In the international coffee and tea industry, our products compete with JDE Peet’s, Massimo Zanetti, and UCC Uesheima Coffee Corporation.

•
In the flavors, extracts, and ingredients industry, our products compete with Kerry Foods, Finlays Givaudan, Symrise, International Flavors & Fragrances, Inc., and Treatt.

We believe we are the only beverage solutions provider with innovative and traceable capabilities at scale across both the away-from-home and private label retail channels. We differentiate ourselves from other providers by (i) sourcing coffee via traceable and transparent supply chains, (ii) providing our customers best in class product development and consumer insights across broad product offerings, and (iii) maintaining a large manufacturing footprint in varied geographic locations both in the U.S. and abroad which drives cost efficiencies due to scale and customer proximity to our products.
Intellectual Property
We own several U.S. trademarks and service marks that have been registered with the United States Patent and Trademark Office. We also own other trademarks and service marks for which we have filed applications for U.S. registration. We believe our trademarks and service marks are integral to customer identification of our products. It is not possible to assess the impact of the loss of such identification. In addition, we own numerous registered domain names, and copyrights, trade secrets, proprietary technology, know-how, and other proprietary rights that are not registered.

Seasonality
The coffee and tea market is subject to some seasonal variations. Sales of hot coffee products are typically higher during the winter months compared to the summer months. Most of our customers define “coffee season” as mid-September through April. However, sales of cold brew, iced tea and extract products during the summer months helps mitigate the impact of this seasonality. In addition, the growing trend to “more than hot black coffee” is regulating seasonal variances.
Human Capital Management
As of March 31, 2022, we had approximately 1,200 employees located around the globe, of which approximately 900 employees were located in the United States, with approximately 470 hourly production employees. Our non-US workforce of approximately 300 employees was employed in the United Kingdom, Rwanda, Malaysia, Ethiopia, Germany, Colombia, and Peru.
Total Compensation and Rewards
We provide competitive compensation and benefits which include market-based pay that is competitive for our geographies and our industry. We offer a full complement of health and welfare benefits such as health, dental, vision, life insurance, AD&D and other provisions comparable to most manufacturing companies in our space. A 401(k)-retirement plan is offered. All employees participate in a formulaic annual bonus program tied to achievement to Adjusted EBITDA goals set by executive management and approved at the beginning of each fiscal year by the Board of Directors.
Workforce Culture
We focus on building a workforce that is responsive to customer needs, attentive to being efficient and cost conscious for our financial stakeholders, and innovative in seeking to create new products and services in the industry. We actively recruit for diverse talent and seek to build a culture reflective of the desires and the needs of the customers we partner with and serve. We actively support equal opportunity employment, enjoy stable labor relations, and provide a working environment of equity and inclusion for all members of our workforce.
Employee Health and Safety
We maintain a qualified staff of professionals to oversee, manage and apply all standards related to food safety, environment safety, and workplace safety standards by agencies that audit our facilities throughout the United States.
COVID Mitigation
We have a COVID response committee that monitors the impact of COVID on the workforce health and on company production. We responded to the pandemic by following generally accepted COVID mitigation guidelines intended to ensure that personal protective equipment and distancing protocols are used in our production facilities across the entire enterprise. As a result, we have has not experienced a material impact in workforce attendance, nor have we experienced a material impact on our ability to safely manufacture and deliver products to our customers.
To abate the spread of COVID when individual cases are identified, employees are required to quarantine at home if there is contact, positive testing, and/or confirmed infection. To meet our production needs we schedule unaffected healthy employees to work overtime to cover staffing needs. Overtime is used primarily to cover increased product orders.
We believe we are prepared to address and follow government mandates that might become law in the future.
Facilities
We currently operate seven manufacturing facilities, three of which are located in Concord, North Carolina, two in North Little Rock, Arkansas, one in Kigali, Rwanda, and one in Johor Bahru, Malaysia.

Our core coffee and tea products, consisting primarily of bagged coffee and filter tea packs, are manufactured at our Concord-Main and our Concord-West Winds facilities. These facilities are fully integrated operations where the green coffee beans are roasted, ground, and packaged according to the customers’ specifications. The Concord-Main facility consists of approximately 256,000 square feet, which includes a state-of-the-art product development laboratory in addition to roasting operations. The Concord-West Winds facility consists of approximately 49,000 square feet of manufacturing space.
Our third primary facility in Concord, North Carolina, which we refer to as our Commercial Park location, consists of approximately 110,000 square feet of manufacturing space. This facility is dedicated to our manufacture of flavors, extracts and ingredients. We are in the process of expanding the Concord-Commercial Park facility in response to our burgeoning customer demand for extract products by significantly increasing the overall capacity of liquid brewing and coffee extracts processing in that facility.
Our single serve coffee capsules are manufactured at our North Little Rock facility, which consists of approximately 86,000 square feet of manufacturing space. We are currently optimizing this space to improve throughput by means of automation and expanded shifts. Additionally, we lease another 29,000 square feet manufacturing facility in North Little Rock.
In Rwanda, our primary headquarters and dry mill are in Kigali where the majority of our full-time and seasonal employees work. We service roaster clients throughout the United States, Europe, and Asia.
We recently began roast and ground operations in our new 92,000 square-foot, two-building facility in Johor Bahru, Malaysia. The new facility will enhance our roasting capacity to accommodate increased demand for coffee and extract solutions across Southeast Asia and the Middle East.
In December 2021, we purchased a 524,000 square-foot facility in Conway, Arkansas, which will be our eighth manufacturing facility, and one of the largest of its type, in the United States. This facility will provide us with ample space for the development, production, finished packaging, and distribution of coffee, tea, flavors, extracts and ingredients products. The Conway location will utilize state-of-the-art equipment, including advanced robotics specifically designed to efficiently manufacture and package a wide range of beverages, such as canned or bottled cold brew coffees, lattes, assorted teas, and juice-based products, as well as single serve coffee capsules. This facility will also incorporate a premiere product development laboratory, enabling us to test and produce new beverage solutions.
Regulatory Environment
As a leading manufacturer of coffee, tea, flavors, extracts, and ingredients, we comply with the Good Manufacturing Practices promulgated by the FDA as part of our commitment to produce safe and high-quality beverage products. We are registered with the FDA, and we satisfy all legal and compliance requirements under the Food Safety Modernization Act (FSMA) and applicable state regulations. Our facilities are certified under the GFSI schemes and operate under a Quality Management System to assure that we comply with all regulatory and customer requirements. Our quality management systems are periodically reviewed using an internal audit system to assure that our employees understand our commitment to food safety and high quality. We are also subject to the general industry requirements applicable to manufacturers, including the safety standards of the Occupational Safety and Health Administration and the environmental standards of the Environmental Protection Agency.
In addition to regulatory compliance, our comprehensive compliance program is designed to assure that our business is conducted in accordance with the highest ethical standards. We regularly conduct training on such matters as the Foreign Corrupt Practices Act so that our employees understand what is expected of them and how to raise issues of concern.
Legal Proceedings
We are, and from time to time may become, involved in legal and regulatory proceedings or subject to claims arising in the ordinary course of our business. We are not presently a party to any legal or regulatory proceedings that in the opinion of our management, if determined adversely to us, would individually or taken together have a material adverse effect on our business, results of operations and financial condition.

WESTROCK MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following Management’s Discussion and Analysis of Financial Condition and Results of Operations is intended to highlight and supplement data and information presented elsewhere in this proxy statement/prospectus and should be read in conjunction with the consolidated financial statements and related notes included in this proxy statement/prospectus. The following discussion includes forward-looking statements that reflect our plans, estimates and assumptions and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this proxy statement/prospectus. See “Cautionary Note Regarding Forward-Looking Statements.” Future results could differ significantly from the historical results presented in this section.
Unless otherwise indicated or the context otherwise requires, all references in this section to “Company”, “we”, “us”, or “our” refer to the business of Westrock prior to the Closing.
Overview
Westrock is a leading integrated coffee, tea, flavors, extracts, and ingredients solutions provider in the United States, providing coffee sourcing, supply chain management, product development, roasting, packaging, and distribution to the retail, food service and restaurant, convenience store and travel center, non-commercial account, CPG, and hospitality industries around the world. We supply the world’s most iconic brands with the world’s most innovative coffee, tea, flavors, extracts, and ingredients products.
Our platform is built upon four fundamental pillars that enable us to positively impact the coffee, tea, flavors, extracts, and ingredients ecosystems from crop to cup: (i) we operate a fully transparent supply chain, (ii) we develop innovative beverage solutions tailored to our customers’ specific needs, (iii) we deliver a high quality and comprehensive set of products to our customers, and (iv) we leverage our scaled international presence to serve our blue-chip customer base. These four tenets comprise the backbone of our platform and position us as a leading provider of value-added beverage solutions. By partnering with Westrock, our customers also benefit from the benchmark-setting responsible sourcing policies and strong Environmental, Social, and Governance (“ESG”) focus surrounding our products, top tier consumer insights, and a differentiated product ideation process. Leading brands choose us because we are singularly positioned to meet their needs, while simultaneously driving a new standard for sustainably and responsibly sourced products.
We operate our business in two segments: Beverage Solutions and Sustainable Sourcing & Traceability (“SS&T”).
Beverage Solutions:   Through this segment, we combine our product innovation and customer insights to provide value-added beverage solutions, including coffee, tea, juices, flavors, extracts, and ingredients. We provide products in a variety of packaging, including branded and private label coffee in bags, fractional packs, and single serve cups, as well as extract solutions to be used in products such as cold brew and ready-to-drink offerings. Currently, we serve customers in the United States, Europe, and Asia.
Sustainable Sourcing & Traceability:   Through this segment, we utilize our proprietary technology and digitally traceable supply chain to directly impact and improve the lives of our farming partners, tangible economic empowerment and an emphasis on environmental accountability and farmer literacy. Revenues primarily consist of sales from commodity contracts related to forward sales of green coffee.
Key Business Metrics
We use Adjusted EBITDA to evaluate our performance, identify trends, formulate financial projections, and make strategic decisions.
Adjusted EBITDA
We refer to EBITDA and Adjusted EBITDA in our analysis of our results of operations, which are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). While we believe that net (loss) income, as defined by GAAP, is the most appropriate earnings measure, we also believe that EBITDA and Adjusted EBITDA are important non-GAAP supplemental measures of operating performance as they contribute to a meaningful evaluation of the Company’s future operating performance and comparisons to the Company’s past operating performance. Additionally, we use these non-GAAP financial measures in evaluating the performance of our segments, to make operational and financial decisions and in our budgeting and planning process. The Company believes that providing these non-GAAP financial measures to investors helps investors evaluate the Company’s operating performance, profitability and business trends in a way that is consistent with how management evaluates such performance.
We define “EBITDA” as net (loss) income, as defined by GAAP, before interest expense, provision for income taxes and depreciation and amortization. We define “Adjusted EBITDA” as EBITDA before equity-based compensation expense and the impact, which may reoccur, of acquisition, restructuring and integration related costs, including management services and consulting agreements entered into in connection with the acquisition of S&D, impairment charges, non-cash mark-to-market adjustments, certain costs specifically excluded from the calculation of EBITDA under our material debt agreements, the write off of unamortized deferred financing costs, costs incurred as a result of the early repayment of debt, gains or losses on dispositions, and other similar or infrequent items (although we may not have had such charges in the periods presented). We believe EBITDA and Adjusted EBITDA are important supplemental measures to net (loss) income because they provide additional information to evaluate our operating performance on an unleveraged basis. In addition, Adjusted EBITDA is calculated similar to defined terms in our material debt agreements used to determine compliance with specific financial covenants.
Since EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, they should be viewed in addition to, and not be considered as alternatives for, net (loss) income determined in accordance with GAAP. Further, our computations of EBITDA and Adjusted EBITDA may not be comparable to that reported by other companies that define EBITDA and Adjusted EBITDA differently than we do.
The reconciliation of our net loss to EBITDA and Adjusted EBITDA for the years ended December 31, 2021 and 2020 is as follows:
	Year Ended December 31,
(Thousands)	2021	2020
Net loss	$(21,308)	$(128,865)
Interest expense	32,549	25,229
Income tax benefit	(3,368)	(17,545)
Depreciation and amortization	25,501	23,838
EBITDA	33,374	(97,343)
Acquisition, restructuring and integration expense	8,835	22,355
Management and consulting fees	6,382	5,317
Equity – based compensation	1,223	1,553
Impairment charges	—	82,083
Inventory write – offs	—	5,432
Loss on disposal of property, plant and equipment	243	7,750
Mark-to-market adjustments	(3,585)	(217)
Other, net	702	6,665(1)
Adjusted EBITDA	$47,174	$33,595
Beverage Solutions	$41,468	$28,802
Sustainable Sourcing & Traceability	5,706	4,793
Subtotal of Reportable Segments	$47,174	$33,595

(1)
$6.3 million relates to net unrealized gains, representing the effective portion of cash-flow hedges, that were recorded in accumulated other comprehensive income of S&D immediately prior to its acquisition by Westrock, which were to be reclassified into earnings over the next twelve months when inventory was sold. Although these unrealized gains were written-off in purchase accounting, the Company’s debt agreements explicitly allowed for the recognition of these gains in the Company’s determination of Adjusted EBITDA for covenant compliance calculations.
Key Factors Affecting Our Performance
We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section titled “Risk Factors — Risk Related to Westrock’s Business and Industry.”
Expand and Enhance Product Offerings Through Innovation
We have cultivated deeply entrenched blue-chip customer relationships through strategically led collaboration of our consumer insights and product development teams, which has allowed us to continuously improve our product portfolio. Changes in consumer behaviors, specifically by younger consumers, have shifted the product landscape towards more customized beverage solutions, such as cold coffees, premium flavors, and extracts. If we are unable to provide innovative products to our customers, we may not be able to grow our revenues.
Adjusted EBITDA Margin Expansion
We intend to expand our Adjusted EBITDA margins through a combination of an increased mix of flavors, extracts, and ingredients (“FE&I”) products, driven by product innovation and customer and geographic expansion, leveraging our fixed cost infrastructure through increased volumes, and improving our operating efficiency. As a scalable provider, we are well positioned to drive Adjusted EBITDA margin expansion; however, if we are unable to provide innovative products, or if we are unable to geographically expand to meet our customers’ needs, we may not be able to grow Adjusted EBITDA margins. Furthermore, our ability to achieve our production-efficiency objectives could be negatively impacted by a variety of factors including, among other things, lower-than-expected facility utilization rates, manufacturing and production cost overruns, increased purchased material costs and unexpected supply-chain quality issues or interruptions. Our inability to achieve our goals may negatively impact our Adjusted EBITDA margins.
Sustainable Sourcing & Traceability
Rising consumer awareness has resulted in increased demand for sustainably sourced and traceable coffee, and we believe that this trend will continue to have meaningful impact on our industry. Through our digitally traceable supply chain, our customers and end consumers cans see their product’s journey from crop to cup. Furthermore, we have committed to responsibly source 100% of our coffee and tea by 2025. However, if we are unable to provide this level of transparency to our customers, demand for our products may fall, negatively impacting our revenues.
Key Components of Results of Operations
Revenues
Product Revenues:   Represents sales of value-added beverage solutions, including coffee, tea, juices, flavors, extracts, and ingredients within our Beverage Solutions segment. Shipping and handling costs paid by the customer are included within product revenues. We expect our product sales revenues to continue to increase as we expand our product offerings, customer base, and geographic footprint into new markets.
Forward Contracts and Other Revenues:   Primarily represents forward sales of green coffee, which are accounted for as derivatives. We expect to grow coffee and tea volumes that underly our forward contracts; however, revenue associated with these contracts is primarily dependent upon movements in commodities prices. We expect forward contract revenue to increase in-line with increases in volume, and to increase or decrease based on the fluctuations in commodities prices.

Cost of Sales
Product costs of sales include, but are not limited to, raw materials costs, including the cost of green coffee and tea, production costs, including manufacturing labor and overhead, depreciation expense related to our manufacturing equipment, and shipping costs incurred to deliver raw materials to our production facilities. We expect our cost of sales to increase as revenues increase; however, we expect to reduce the cost of product sales as a percent of product revenues as we improve operating efficiencies and leverage our fixed cost infrastructure.
Forward contract costs and other costs of sales primarily represents the cost of forward purchase contracts for green coffee and unrealized gains and losses on our forward sales and forward purchase contracts prior to settlement. We expect forward contract costs of sales to increase in-line with increases in volume, and to increase or decrease based on the fluctuations in commodities prices.
Selling, General and Administrative Expense
Costs that are not charged to costs of sales, or those which do not meet the definition of acquisition, restructuring and integration expenses, are reported within selling, general and administrative expenses. Such costs include, but are not limited to, selling and sales support expenses, including compensation of sales personnel, shipping and handling costs to deliver product to our customers, marketing and advertising costs, and costs associated with our administrative functions. We expect to leverage our fixed cost infrastructure, and decrease selling, general and administrative costs, as a percentage of revenue, over time.
Acquisition, Restructuring and Integration Expense
Acquisition costs represent incremental, non-capitalizable, transaction pursuit and unsuccessful pursuit costs, including professional services (legal, accounting, advisory, etc.), finder’s fees and other direct expenses associated with an acquisition. Restructuring and integration costs include direct costs related to restructuring activities, and costs necessary to integrate an acquired business, including professional services, systems and data conversions, and severance and retention bonuses to employees of an acquired business. The amount of acquisition, restructuring and integration expense will primarily be dependent upon the timing of mergers & acquisitions activities.
Impairment Charges
Impairment charges represent non-cash, non-recurring expenses related to the impairment of goodwill and intangible assets.
Loss on Disposal of Property, Plant and Equipment
Loss on disposal of property, plant and equipment represents the difference between the carrying value of property, plant and equipment and any proceeds received upon its disposal, either by sale or abandonment.
Interest Expense
Interest expense primarily consists of interest on our debt obligations, including non-cash payment-in-kind interest and the amortization of deferred financing costs.
Income Tax Expense (Benefit)
Income tax expense (benefit) represents federal, state, local and foreign tax obligations in the jurisdictions in which we operate. Over time, we would expect to pay cash taxes in the taxing jurisdictions in which we make a profit; however, in the near term, we expect to utilize historical net operating losses to shield us from federal and state income taxes in our Beverage Solutions segment.
Results of Operations
The following table sets forth, for the periods indicated, our results of operations expressed as dollars and as a percentage of total revenues:

(Thousands, except per share data)	Year Ended December 31, 2021	% of Revenues	Year Ended December 31, 2020	% of Revenues
Revenues, net:
Product revenues	$551,013	78.9%	$424,906	77.1%
Forward contract and other revenues	147,131	21.1%	125,940	22.9%
Total revenues, net	698,144	100.0%	550,846	100.0%
Costs of sales:
Product costs of sales	423,314	60.6%	330,310	60.0%
Forward contract and other costs of sales	129,407	18.5%	113,334	20.6%
Total costs of sales	552,721	79.2%	443,644	80.5%
Gross profit	145,423	20.8%	107,202	19.5%
Selling, general and administrative expense	128,506	18.4%	115,648	21.0%
Acquisition, restructuring and integration expense	8,835	1.3%	22,355	4.1%
Impairment charges	—	0.0%	82,083	14.9%
Loss on disposal of property, plant and equipment	243	0.0%	7,750	1.4%
Total operating expenses	137,584	19.7%	227,836	41.4%
Income (loss) from operations	7,839	1.1%	(120,634)	-21.9%
Other (income) expense, net	(34)	(0.0)%	547	0.1%
Interest expense	32,549	4.7%	25,229	4.6%
Loss before income taxes	(24,676)	(3.5)%	(146,410)	(26.6)%
Income tax benefit	(3,368)	(0.5)%	(17,545)	(3.2)%
Net loss	$(21,308)	(3.1)%	$(128,865)	(23.4)%
Net income attributable to noncontrolling interest	639	0.1%	306	0.1%
Net loss attributable to unitholders	(21,947)	(3.1)%	(129,171)	(23.4)%
Accumulating preferred dividends	(24,208)	(3.5)%	(18,513)	(3.4)%
Net loss attributable to common unitholders	$(46,155)	(6.6)%	$(147,684)	(26.8)%
Please note that our 2020 financial results reflect our ownership of S&D for 10 months in fiscal year 2020, while our 2021 financial results reflect our ownership of S&D for the entire fiscal year. As such, comparability of our financial results on a year-over-year basis might be impacted by these reporting differences. A more detailed explanation and reconciliation is provided below.
The following table sets forth, for the years ended December 31, 2021 and 2020, selected financial information of our reportable segments.
(Thousands)	Beverage Solutions	Sustainable Sourcing & Traceability	Intersegment Revenues(1)	Total of Reportable Segments
Segment Revenues:
2021	$551,013	$170,035	$(22,904)	$698,144
2020	424,906	150,577	(24,637)	550,846
Segment Costs of Sales:
2021	423,314	129,407	n/a	552,721
2020	330,310	113,334	n/a	443,644

(Thousands)	Beverage Solutions	Sustainable Sourcing & Traceability	Intersegment Revenues(1)	Total of Reportable Segments
Segment Gross Profit:
2021	127,699	17,724	n/a	145,423
2020	94,596	12,606	n/a	107,202
Segment Adjusted EBITDA:
2021	41,468	5,706	n/a	47,174
2020	28,802	4,793	n/a	33,595
Segment Adjusted EBITDA Margin:
2021	7.5%	3.4%	n/a	6.8%
2020	6.8%	3.2%	n/a	6.1%
Segment Capital Expenditures:
2021	22,665	614	n/a	23,279
2020	19,019	528	n/a	19,547

(1)
Intersegment revenues represent sales of green coffee from our SS&T segment to our Beverage Solutions segment.

Revenues
Revenues from our Beverage Solutions for the year ended December 31, 2021 were $551.0 million, compared to $424.9 million for the year ended December 31, 2020. $62.6 million of the increase was due to the inclusion of revenues from the acquired S&D business for the full year 2021, compared to only ten months of activity in 2020. The remaining increase is the result of increased volumes of single-serve cups sold (up 36%) and increasing liquid extract gallons sold (up 13%) compared to the prior year.
SS&T revenues totaled $147.1 million, net of intersegment revenues, during the year ended December 31, 2021 compared to $125.9 million during the year ended December 31, 2020, primarily due to increases in underlying commodities pricing, as the volume of green coffee sold was essentially flat year-over-year.
Intersegment revenues represent sales of green coffee from our SS&T segment to our Beverage Solutions segment.
Costs of Sales
In our Beverage Solutions segment, costs of sales as a percent of segment revenues decreased to 76.8% for the year ended December 31, 2021, from 77.7% for the year ended December 31, 2020, primarily due to leveraging our manufacturing costs on higher volumes. In our SS&T segment, cost of sales as a percent of segment revenues, excluding intersegment revenues, was 88.0% for the year ended December 31, 2021, compared to 90% for the year ended December 31, 2020, primarily due to a net increase of $3.6 million in unrealized gains resulting from changes in the fair value of our forward purchase and sales contracts and related green coffee commodity inventory.
Selling, general and administrative expense
(Thousands)	Year Ended December 31,
	2021		2020
	Amount	% of Segment Revenues	Amount	% of Segment Revenues
Beverage Solutions	$119,787	21.7%	$107,720	25.4%
Sustainable Sourcing & Traceability	8,719	5.9%	7,928	6.3%
Total selling, general and administrative expense	$128,506	18.4%	$115,648	21.0%

Total selling, general and administrative expenses increased $12.9 million year-over-year, primarily due to a $12.1 million increase in costs in our Beverage Solutions segment. This increase is the result of two additional months, or $13.9 million, of costs associated with the acquired S&D business that were incurred in the year ended December 31, 2021 compared to the year ended December 31, 2020, as S&D was acquired on February 28, 2020. In addition, during the year ended December 31, 2021, we incurred approximately $2.0 million of incremental freight costs as a result of higher shipping volumes and increased freight prices compared to the prior year. These increases were partially offset by a decrease in personnel related expenses incurred during the year ended December 31, 2021 compared to the year ended December 31, 2020 primarily due to a reduction in average headcount of approximately 250 FTEs year-over-year.
Acquisition, restructuring and integration expense
Acquisition, restructuring and integration expense decreased $13.5 million to $8.8 million during the year ended December 31, 2021. The reduction is primarily due to transaction costs associated with the acquired S&D business ($8.5 million), and restructuring costs associated with the shut-down of the acquired S&D Direct-to-Store Delivery (“DSD”) distribution business ($13.9 million) in 2020, which were not incurred in 2021. During the year ended December 31, 2021, we incurred $1.7 million of costs associated with the integration of our enterprise resource planning system, which will be completed in 2022, $2.0 million of integration costs related to the acquired S&D business, which were delayed due to COVID-19, $3.2 million of restructuring costs, primarily attributable to optimizing our sales organization, and $1.0 million of public-company preparedness costs.
Impairment charges
Due to the negative economic impact that COVID-19 had on our business, we performed a goodwill impairment analysis during the second quarter of 2020, resulting in a $76.9 million goodwill impairment charge recorded in our Beverage Solutions segment.
Following the acquisition of S&D, and due to the implications of COVID-19 and its related impact on our distribution operations, we assessed the acquired DSD distribution business and determined to close the DSD distribution business in June 2020. As a result of exiting the business and loss revenues supporting the acquired S&D trademark, we fully impaired the trademark, recording a $5.2 million impairment charge for the year ended December 31, 2020.
Loss on disposal of property, plant and equipment
During the year ended December 31, 2020, we incurred losses on the disposal of property, plant and equipment of $7.8 million, of which $5.8 million related to the disposal of equipment associated with the DSD business, which was closed in June 2020.
Interest expense
	Year Ended December 31,
(Thousands)	2021	2020
Interest expense
Cash:
Term Loan	$22,959	$16,823
ABL facility	1,980	1,708
Short-term related party debt	1,393	1,509
Subordinated related party debt	1,237	1,136
International trade finance lines	568	958
International notes payable	316	279
Other	479	760
Total cash interest	28,932	23,173

	Year Ended December 31,
(Thousands)	2021	2020
Non-cash:
Amortization of deferred financing costs	1,840	1,266
Paid-in-kind interest	1,777	790
Total non-cash interest	3,617	2,056
Total interest expense	$32,549	$25,229

Interest expense for the year ended December 31, 2021 increased by $7.3 million to $32.5 million. The increase is primarily driven by an increase in interest associate with our Term Loan and ABL Facility, and the amortization of associated deferred financing costs, which were outstanding for the full year ended December 31, 2021, compared to being outstanding for ten months during the year ended December 31, 2020.
Income tax expense (benefit)
Income tax benefit for the year ended December 31, 2021 was $3.4 million, resulting in an effective tax rate of 13.6%. Our income tax benefit for the year ended December 31, 2021 is primarily comprised of federal and state benefits, at statutory rates of $6.0 million, partially offset by $1.2 million of negative impacts related to the impact of changes in foreign tax rates on our tax benefit.
Income tax benefit for the year ended December 31, 2020 was $17.5 million, resulting in an effective tax rate of 12.0%. Our income tax benefit for the year ended December 31, 2020 is primarily comprised of federal and state benefits, at statutory rates, of $33.6 million, offset by a $16.6 million permanent difference related to the goodwill impairment charge recorded during the year.
Critical Accounting Policies and Estimates
We make certain judgements and use certain estimates and assumptions when applying accounting principles in the preparation of our financial statements. The nature of those estimates and assumptions are material due to the levels of subjectivity and judgment necessary to account for highly uncertain factors or the susceptibility of such factors to change. We have identified the following critical accounting estimates, as they are the most important to our financial statement presentation and require difficult, subjective and complex judgements.
We believe the current assumptions and other considerations used to estimate amounts reflected in our financial statements are appropriate. However, if actual experience differs from the assumptions and other considerations used in estimating amounts reflected in our financial statements, the resulting changes could have a material adverse effect on our results of operations and, in certain situations, could have a material adverse effect on our financial condition.
Change in Accounting Principle
In 2021, the Company changed its accounting principle for goodwill by unwinding its previous election of applying the private company alternative accounting for the subsequent measurement of goodwill and apply Accounting Standards Codification (“ASC”) 350-20, Intangibles-Goodwill and Other (“ASC 350”). The private company alternative permits companies to amortize goodwill and to test goodwill for an impairment at an enterprise level. The Company applied ASC 350 retrospectively beginning January 1, 2020, which resulted in the Company unwinding the accumulated amortization of goodwill recognized through January 1, 2020 of $6.6 million. Accordingly, this change resulted in an increase in goodwill and a decrease in accumulated deficit of $6.6 million as of January 1, 2020.
Revenue Recognition
Revenue from Contracts with Customers (ASC 606)
We measure revenue based on the consideration specified in the client arrangement, and revenue is recognized when the performance obligations in the client arrangement are satisfied. Our principal source of revenue is from the procurement, trade, manufacture, and distribution of coffee, tea, flavors, extracts, and ingredients to customers in the United States, Europe, and Asia.
The transaction price of a contract, net of discounts and expected returns, is allocated to each distinct performance obligation based on the relative standalone selling price of the obligation and is recognized as revenue when the performance obligation is satisfied. The standalone selling price is the estimated price we would charge for the good or service in a separate transaction with similar customers in similar circumstances. Identifying distinct performance obligations and determining the standalone selling price for each performance obligation within a contract requires management judgment.
Substantially all of our client contracts require that we be compensated for services performed to date. This is upon shipment of goods or upon delivery to the customer, depending on contractual terms. Shipping and handling costs paid by the customer to us are included in revenue and costs incurred by us for shipping and handling activities that are performed after a customer obtains control of the product are accounted for as fulfillment costs. In addition, we exclude from net revenue and cost of sales taxes assessed by governmental authorities on revenue-producing transactions. Although we occasionally receive returns of products from our customers, historically returns have not been material.
Revenue from Forward Contracts (ASC 815)
A portion of the Company’s revenues consist of sales from commodity contracts that are accounted for under ASC 815. Sales from commodity contracts primarily relate to forward sales of green coffee which are accounted for as derivatives at fair value under ASC 815. These forward sales meet the definition of a derivative under ASC 815 as they have an underlying, notional amount, no initial net investment and can be net settled since the commodity is readily converted to cash. The Company does not apply the normal purchase and normal sale exception under ASC 815 to these contracts.
Revenues from commodity contracts are recognized in revenues for the contractually stated amount when the contracts are settled. Settlement generally occurs upon shipment or delivery of the product when title and risks and rewards of ownership transfers to the customer. Prior to settlement, these forward sales contracts are recognized at fair value with the unrealized gains or losses recorded within forward contract and other costs of sales on our Consolidated Statements of Operations. For the years ended December 31, 2021 and 2020, we recorded $4.8 million of net unrealized losses and $2.2 million of net unrealized gains, respectively, within forward contract and other costs of sales.
Inventories
Green coffee associated with our forward contracts is recorded at net realizable value, which approximates market price, within our SS&T segment, consistent with our forward purchase contracts recorded at fair value in accordance with ASC 815 Derivatives and Hedging (“ASC 815”). Green coffee is a commodity with quoted market prices in active markets, may be sold without significant further processing, has predictable and insignificant disposal costs, and is available for immediate delivery. We estimate the fair value of green coffee based on the quoted market price at the end of each reporting period, with changes in fair value being reported as a component of forward contract and other cost of sales in our Consolidated Statements of Operations. At December 31, 2021, a 10% change in the price of coffee would have had an approximately $5 million impact on the value of our green coffee inventory.
Business Combinations
The Company accounts for business combinations under the acquisition method of accounting. The purchase price of each business acquired is allocated to the tangible and intangible assets acquired and the liabilities assumed based on information regarding their respective fair values on the date of acquisition. Any excess of the purchase price over the fair value of the separately identifiable assets acquired and the liabilities assumed is allocated to goodwill. The fair value of the acquired assets and liabilities are estimated using the income, market and/or cost approach. The income approach utilizes the present value of estimated future cash flows that a business or asset can be expected to generate, while under the market approach, the fair value of an asset or business reflects the price at which comparable assets are purchased under similar circumstances. Inherent in our preparation of cash flow projections are significant assumptions and estimates derived from a review of operating results, business plans, expected growth rates, capital expenditure plans, cost of capital and tax rates. We also make certain forecasts about future economic conditions, interest rates and other market data. Many of the factors used in assessing fair value are outside the control of management. Small changes in these assumptions or estimates could materially affect the estimated fair value. Additional information, which existed as of the acquisition date but unknown to the Company at that time, may become known during the remainder of the measurement period, a period not to exceed twelve months from the acquisition date. Adjustments in the purchase price allocation may require a recasting of the amounts allocated to goodwill and intangible assets. If such an adjustment is required, the Company will recognize a measurement-period adjustment during the period in which it determines the amount of the adjustment, including the effect on earnings of any amounts it would have recorded in previous periods if the accounting had been completed at the acquisition date. The results of operations of businesses acquired are included in the Company’s Consolidated Financial Statements from their dates of acquisition.
Goodwill and Intangible Assets
Goodwill represents the excess purchase price of acquired businesses over the fair value of the net assets acquired. Goodwill is reviewed for impairment at least annually. In accordance with ASC 350, we evaluate goodwill for impairment between annual impairment tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Application of the goodwill impairment test requires significant judgement, including the identification of reporting units; assignment of assets and liabilities to reporting units; and assignment of goodwill to reporting units. In accordance with authoritative guidance, goodwill is tested for impairment at least annually, or sooner when circumstances indicate an impairment may exist, using a consistent measurement date, which for us is October 1st of each year.
We estimate the fair value of our reporting units using a combination of an income approach based on the present value of estimated future cash flows, and a market approach based on market data of comparable businesses and acquisitions multiples paid in recent transactions. We evaluate the appropriateness of each valuation methodology in determining the weighting applied to each in the determination of the concluded fair value. If the carrying value of a reporting unit’s net assets is less than its fair value, no indication of impairment exists. If the carrying amount of the reporting unit is greater than the fair value of the reporting unit, an impairment loss must be recognized for the excess and recorded in the Consolidated Statement of Operations not to exceed the carrying value of goodwill.
Due to the negative economic impacts that COVID-19 had on our business, we determined it was more-likely-than-not that the estimated fair value of our goodwill reporting units was less than its carrying value. Accordingly, we performed a quantitative assessment to determine whether a goodwill impairment existed during the second quarter of 2020. The discounted cash flow model reflects our assumptions regarding revenue growth rates, including estimated implications of COVID-19 to our revenues, cost structure, economic and market trends and other expectations around the anticipated operating results of our business. We discounted the estimated cash flows for the entity using rates that represent a market participant’s weighted average cost of capital commensurate with the underlying business operations. The market approach develops an indication of fair value by calculating average market pricing multiples of revenues and EBITDA for selected peer publicly traded companies, as well as multiples for relevant transactions that have taken place. As a result of changes in consumer behaviors caused by mitigation strategies enacted to combat the spread of COVID-19, we experienced a short term decrease in the demand for our products, which resulted in an impairment charge of $76.9 million in our Beverage Solutions segment in the second quarter.
Fair value determinations of the business require considerable judgment and are sensitive to changes in underlying assumptions and factors. As a result, there can be no assurance that the estimates and assumptions made for the purposes of the quantitative goodwill impairment test will prove to be an accurate prediction of future results. Key assumptions include our expected revenue and expense growth rates, levels of capital expenditures, and cost of capital. In determining these assumptions, we considered our ability to execute on our plans, future economic conditions, interest rates, and other market data. Many factors are outside the control of management, and these assumptions and estimates may change in future periods. Small changes in these assumptions or estimates could materially affect our cash flow projections; and therefore, could affect the likelihood and amount of potential impairment in future periods. Accordingly, if our current cash flow assumptions are not realized, it is possible that an impairment charge may be recorded in the future.
We performed our annual goodwill impairment test in the fourth quarter of 2021, noting that the estimated fair value of our reporting units exceeded their carrying values by over 50%. We could increase our weighted average cost of capital by 100 basis points and decrease our terminal growth rate by 100 basis points and the estimated fair value of our reporting units would still exceed their carrying values by over 40%.
Income Taxes
We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized based on the differences between the financial statement carrying amount of assets and liabilities and their respective tax bases, using currently enacted income tax rates. The Company’s foreign subsidiaries file income tax returns and are subject to tax provisions in their respective foreign tax jurisdictions.
A valuation allowance is established to reduce deferred income tax assets if, on the basis of available evidence, it is not more likely than not that all or a portion of any deferred tax assets will be realized. The consideration of available evidence requires significant management judgment including an assessment of the future periods in which the deferred tax assets and liabilities are expected to be realized and projections of future taxable income. Specifically, in assessing the need for a valuation allowance, we consider the reversal of taxable temporary differences, future taxable income, the ability to carryback certain attributes and tax-planning strategies. The ultimate realization of the deferred tax assets, including net operating losses, is dependent upon the generation of future taxable income during the periods prior to their expiration. If our estimates and assumptions about future taxable income are not appropriate, the value of our deferred tax assets may not be recoverable, which may result in an increase to our valuation allowance that will impact current earnings. We re-evaluate our need for a valuation allowance on a quarterly basis.
Derivatives
We use derivative financial instruments to manage our exposure to movements in certain commodity prices, primarily green coffee. All derivative instruments are valued at fair value in the Consolidated Balance Sheets. We do not use derivative instruments for speculative purposes.
For coffee-related derivative instruments designated as cash flow hedges, the change in fair value of the derivative is reported as accumulated other comprehensive income (loss) (“AOCI”) and subsequently reclassified into product costs of sales in the period or periods when the hedged transaction affects earnings. Due to the high degree of effectiveness between the hedging instruments and the underlying exposures being hedged, fluctuations in the value of the derivative instruments are generally offset by changes in the fair values of the cash flows of the underlying exposures being hedged.
Liquidity and Capital Resources
Our principal liquidity needs are to fund operating expenses, meet debt service obligations, and fund investment activities, which include capital expenditures. Our primary sources of liquidity and capital resources are cash on hand, cash provided by operating activities, and available borrowings under our ABL Facility (as defined below).
As of December 31, 2021, we had unrestricted cash and cash equivalents of $19.3 million and approximately $35.4 million of borrowing availability under our ABL facility, which was based on our borrowing base (accounts receivables and inventory as of November 30, 2021). Subsequent to December 31, 2021, there have been no materials outlays of funds outside of our scheduled interest and principal payments and budgeted capital expenditures. We believe we have sufficient liquidity to meet our debt obligations and fund our operations for the foreseeable future (including $150 million of expected borrowing availability when the New Credit Facility is effective simultaneously with the Business Combination); however, if there was a sudden or prolonged negative change in our expectations regarding our liquidity, we may be forced to cease investments in our growth, and in extreme circumstances, cease funding our debt obligations. In such an event, there can be no assurance that we would be able to address any liquidity shortfall in a timely manner.

	Year Ended December 31,
(Thousands)	2021	2020
Net cash provided by (used in) operating activities	$2,877	$(13,450)
Net cash used in investing activities	(22,647)	(411,822)
Net cash provided by financing activities	23,839	442,579
Net cash provided by operating activities was $2.9 million and net cash used in operating activities was $13.5 million for the years ended December 31, 2021 and 2020, respectively. The change was primarily driven by improvements in gross profit, partially offset by an increase in cash operating expenses, and negative changes in working capital.
Net cash used in investing activities was $22.6 million for the year ended December 31, 2021, and was primarily comprised of capital expenditures of $25.1 million, offset by $2.8 million of proceeds from the sale of property, plant, and equipment. For the year ended December 31, 2020, net cash used in investing activities was $411.8 million, driven by the cash used to acquire S&D of $393.3 million, and capital expenditures of $19.5 million.
Net cash provided by financing activities was $23.8 million for the year ended December 31, 2021, and was primarily comprised of $17.0 million of proceeds from the issuance of 17 million Series B Common Equivalent Preferred Units in December 2021, and from proceeds from debt, net of payments on debt of $8.4 million. For the year ended December 31, 2020, cash provided by financing activities was $442.6 million, driven by $240.0 million of proceeds from the issuance of a term loan, and $222.2 million of proceeds from the issuance of Series A Common Equivalent Preferred Units, which were used to fund the acquisition of S&D.
Term Loan due in 2025
On February 28, 2020, Westrock Coffee Company, LLC, as borrower, borrowed $240.0 million of term loans from various financial institutions pursuant to a loan and security agreement (the “Term Loan Agreement”) that terminates on February 28, 2025 (such term loans, the “Term Loan”). The Term Loan accrues interest quarterly, at the borrower’s option, at the LIBOR or Prime rate plus an Applicable Margin, as such terms are defined in the Term Loan Agreement, that corresponds to our total leverage ratio at the end of each quarter. All outstanding loans currently accrue interest at the LIBOR Rate, and the interest rate on such Term Loan was 9.75% at December 31, 2021.
The outstanding Term Loan also carries a Payment-in-Kind (“PIK”) interest rate of 0.75% through June 30, 2021, with a step down to 0.25% thereafter that accrues to the outstanding balance quarterly as long as the Run-Rate EBITDA, as such term is defined in the Term Loan Agreement, is under certain defined thresholds. For the years ended December 31, 2021 and 2020, $1.8 million and $0.8 million of PIK interest was accrued, respectively.
Principal payments on the Term Loan are due quarterly, in the amount of 0.25% of the original principal beginning June 30, 2020, 0.625% of the original principal beginning June 30, 2021, 0.9375% of the original principal beginning June 30, 2023, and 1.25% of the original principal balance beginning June 30, 2024 through maturity.
We incurred $5.6 million of financing fees in connection with the issuance of the Term Loan. The financing fees are being amortized using the straight-line method, which is approximate to the effective interest method, over a period of five years, which represents the term to maturity of the Term Loan.
On November 22, 2021, the Company entered into Amendment No. 5 to the Term Loan Agreement (the “Fifth Term Loan Amendment”), which (i) delayed the application of our Fixed Charge Coverage Ratio until the quarter ended September 30, 2022, amended the limits of our Total Leverage Ratio, Maximum Capital Expenditures covenant and the Minimum Liquidity covenant; (ii) reduced the PIK interest rate to 0.25%; and (iii) required a capital call agreement that can be called if the Company is not in compliance with the applicable covenants at June 30, 2022. Proceeds from any capital call will be required to be used to pay down debt.

The Term Loan will be refinanced with the proceeds from the Business Combination and will be replaced by the New Credit Facility.
US Asset-Based Lending Facility
On February 28, 2020, Westrock Coffee Company, LLC, as borrower, entered into a credit agreement with Bank of America as Administrative Agent that created an asset-based loan of $90.0 million (the “ABL Facility”). The ABL Credit Agreement has subsequently been amended by Amendment No. 1, dated September 30, 2020. Proceeds from the ABL Facility may be used for lawful corporate purposes, including working capital. The ABL Facility terminates on the earlier of (i) February 28, 2025 and (ii) ninety-one days prior to the maturity of the Term Loan. Depending on the loan type, interest accrues, at the borrower’s option, at the LIBOR or Base Rate plus an Applicable Margin, as such terms are defined in the loan and security agreement governing the ABL Facility. The Applicable Margin ranges from 1.50% to 3.00% for LIBOR Rate loans, and 0.50% to 2.00% for Base Rate loans.
As of December 31, 2021, our total availability under the ABL Facility was $35.4 million, which was based on our borrowing base (accounts receivables and inventory as of November 30, 2021). As of December 31, 2021, we had $51.9 million of outstanding borrowings under the ABL Facility and $2.7 million of letters of credit. The ABL Facility carries a commitment fee on any of the unused commitment of 0.375% per annum. The weighted average effective interest rate on our outstanding borrowings was 4.1% at December 31, 2021.
The ABL Facility will be refinanced with the proceeds from the Business Combination and will be replaced by the New Credit Facility.
New Credit Facility
In connection with the Business Combination, Westrock has secured a financing commitment from Wells Fargo Bank, N.A. and Wells Fargo Securities, LLC for the New Credit Facility, which will include (a) a senior secured first lien revolving credit facility in an initial aggregate principal amount of up to $150.0 million (the “New Revolving Credit Facility”), and (b) a senior secured first lien term loan A facility in an initial aggregate principal amount of up to $150.0 million (the “New Term Loan Facility”).
In furtherance of the financing commitments, we expect to enter into a credit agreement (“New Credit Agreement”) which will set forth the terms and conditions applicable to the New Revolving Credit Facility and the New Term Loan Facility. The New Credit Agreement will be entered into by and between Westrock Coffee Company, LLC as the borrower (the “Borrower”), Wells Fargo Bank, N.A. as the administrative agent and the lenders party thereto from time to time. The proceeds under the New Revolving Credit Facility may be used for working capital and other general corporate purposes. The New Revolving Credit Facility and New the Term Loan Facility are each expected to mature on the date that is five years after the closing date thereof
Borrowings under the New Revolving Credit Facility are expected to bear interest, at the Borrower’s option, initially at an annual rate equal to adjusted Term SOFR, to be defined in a customary manner for loans made in U.S. dollars (“Adjusted Term SOFR Rate”) or (ii) the base rate (determined by reference (i) the rate of interest last quoted by The Wall Street Journal in the U.S. as the prime rate in effect, (ii) the NYFRB Rate from time to time plus 0.5% and (iii) the Adjusted Term SOFR Rate for a one month interest period plus 1%., the “Base Rate”)). Borrowings under the Term Loan Facility are expected to bear interest, at the Borrower’s option, initially at an annual rate equal to (a) Adjusted Term SOFR Rate or (b) the Base Rate, in each case plus the Applicable Rate.
The “Applicable Rate” under the New Credit Agreement is to be determined in connection with the syndication thereof.
Commitment fees on the daily unused amount of commitments under the New Revolving Credit Facility will be determined in connection with the syndication thereof.
The New Credit Agreement is expected to provide for potential incremental revolving and term facilities at the Borrower’s request and at the discretion of the lenders or other persons providing such incremental facilities, in each case on terms to be determined, and is expected to also permit us to incur other secured or unsecured debt, in all cases subject to conditions and limitations on the amount of such incremental facility or other debt as specified in the New Credit Agreement.
The New Credit Agreement is expected to contain customary affirmative and negative covenants for agreements of this type, including: compliance with laws and regulations (including, without limitation, ERISA and environmental laws); payment of taxes and other obligations; maintenance of adequate insurance; preservation of existence, rights (charter and statutory), franchises, permits, licenses and approvals; visitation and inspection rights; keeping of proper books in accordance with generally accepted accounting principles; maintenance of properties; further assurances as to perfection and priority of security interests and additional guarantors; notice of defaults, material litigation and certain other material events; financial and other reporting requirements (including, without limitation, unaudited quarterly and audited annual financial statements for the Borrower and its subsidiaries on a consolidated basis (in accordance with US GAAP), quarterly compliance certificates attesting to the compliance by the Borrower with the Financial Covenants (as defined below), use of proceeds, compliance with PATRIOT Act, OFAC, FCPA and other applicable anti-terrorism, sanctions and anti-money laundering laws, trans-actions with affiliates and limitations with respect to indebtedness, liens, acquisitions and other investments, fundamental changes, restrictive agreements, dividends and redemptions or repurchases of stock, prepayments of certain subordinated indebtedness, dispositions of assets and transactions with affiliates, in each case subject to certain exceptions.
The New Credit Agreement is also expected to contain two financial covenants requiring us to maintain a total net leverage ratio not to exceed 4.50 to 1.00, with a stepdown to 4.00 to 1.00 on the 18-month anniversary of the closing date and an interest coverage ratio of at least 1.50 to 1.00 (the “Financial Covenants”). The Financial Covenants will be tested, commencing (i) if the closing date occurs on or prior May 31, 2022, with the fiscal quarter ending June 30, 2022 and (ii) if the closing date occurs after May 31, 2022, with the fiscal quarter ending September 30, 2022.
The New Credit Agreement is expected to provide for customary events of default, including material breach of representations and warranties, failure to make required payments, failure to comply with certain agreements or covenants, failure to pay or default under certain other indebtedness in excess of a threshold amount, certain events of bankruptcy and insolvency, inability to pay debts, the occurrence of one or more unstayed or undischarged judgments in excess of a threshold amount, the invalidity of any loan document and the failure of the collateral documents to create a valid and perfected lien (subject to certain permitted liens). Upon the occurrence and during the continuance of an event of default, the maturity of the loans under the Credit Agreement may accelerate and the agent and lenders under the New Credit Agreement may exercise other rights and remedies available at law or under the loan documents, including with respect to the collateral and guarantees of Borrower’s obligations under the New Credit Agreement.
The Borrower’s obligations under the New Credit Agreement are expected to be guaranteed by the Borrower’s existing and subsequently acquired wholly owned domestic subsidiaries, subject to a number of exceptions, and are expected to be secured by a first priority lien on substantially all of the assets of the Borrower and the subsidiary guarantors, subject to permitted liens and certain other customary exceptions.
Related-Party Trade Finance Facility
Westrock Coffee International, LLC, through its subsidiary Falcon Coffees Limited (“Falcon”), maintains a working capital trade finance facility with multiple financial institutions agented by Brown Brothers Harriman (“BBH”), a related party through common ownership. At December 31, 2021, there was $34.2 million outstanding under the facility, which is recorded in short-term related party borrowing in the Consolidated Financial Statements. Interest is payable monthly at the U.S. Prime Rate plus 1.50%, subject to a minimum rate of 5.00%. The facility carries an agent fee of 0.25% of total available capital. Availability under the facility is subject to a borrowing base calculation. The credit facility is secured by substantially all liquid assets of Falcon. Falcon’s facility with BBH contains certain restrictive financial covenants which require Falcon to maintain certain levels of working capital, debt, and net worth. On March 16, 2022, the facility was transferred to different lenders with the same terms. The new facility is uncommitted, repayable on demand and secured by substantially all of Falcon’s assets. The facility is renewable on an annual basis beginning March 2023.

On February 28, 2020, we issued $13.3 million of subordinated debt (the “Subordinated Notes”) to Wooster Capital and Jo Ellen Ford. The Subordinated Notes will mature on the earlier of i) six months after the Term Loan due in 2025 is paid in full or ii) 10 years from the date of issuance (February 2030). Interest is payable quarterly at the end of each calendar quarter at a rate of 6% per annum. The proceeds from the Subordinated Notes were used to fund a portion of the purchase price of the acquisition of S&D and to pay related fees and expenses.
Proceeds from the Business Combination and the PIPE Financing will be used to repay all existing term loan, asset-based lending facilities and subordinated related party debt.
Contractual Obligations
Our material contractual obligations include the payment of principal and interest under our debt obligations. Our Term Loan requires quarterly principal payments in the amount of 0.625% of the original principal ($1.5 million) beginning June 30, 2021, 0.9375% of the original principal ($2.3 million) beginning June 30, 2023, and 1.25% of the original principal balance ($3.0 million) beginning June 30, 2024 through maturity. We have no other material obligations to pay principal amounts of our long term debt obligations prior to their maturity.
Future purchase obligations of $276.7 million as of December 31, 2021 consist of commitments for the purchase of inventory over the next 12 months. These obligations represent the minimum contractual obligations expected under the normal course of business. There are no material purchase obligations beyond 12 months.
Capital Expenditures
We categorize our capital expenditures as (i) growth, (ii) maintenance, (iii) customer beverage equipment or (iv)  other.
We define growth capital expenditures as investments in our manufacturing facilities that will contribute to revenue growth by increasing production capacity, improving production efficiencies, or related to production of new products. Maintenance capital expenditures are those necessary to keep our existing manufacturing equipment fully operational. Customer beverage equipment represents Company-owned equipment that is deployed in our customer’s locations.
Capital expenditures for the year ended December 31, 2021 were as follows:
	Year Ended December 31, 2021
(Thousands)	Growth	Maintenance	Customer Beverage Equipment	Other	Total
Capital expenditures	$19,784	$1,682	$1,577	$2,072	$25,115
At December 31, 2021, we had no material capital expenditure commitments. We expect to invest to expand our FE&I product manufacturing capacity. During 2021, we purchased an approximately 524,000 square foot facility in Conway, Arkansas, for which we currently expect to spend approximately $190 million over the next 3 years to complete the initial build out.
If circumstances warrant, we may need to take measures to conserve cash, which may include a suspension, delay, or reduction in growth and/or maintenance capital expenditures. We continually assess our capital expenditure plans in light of developments impacting our business, including the needs of our customers.
Off-Balance Sheet Arrangements
As of the date of this proxy statement/prospectus, we do not have any off-balance sheet arrangements.
Quantitative and Qualitative Disclosures About Market Risk
Commodities Price Risk
We are exposed to commodities prices related to changes in the market price of green coffee. We have historically utilized, and expect to continue to utilize, various types of derivative instruments, including forward contracts, futures contracts, and option contracts to hedge our exposure to the market price variability of green coffee. For most, but not all, of our customers, increases in the cost of green coffee can be passed onto our customers in form of higher prices. See Note 20 of the Notes to our Consolidated Financial Statements included in this proxy statement/prospectus, for further discussion of our derivative instruments.
Interest Rate Risk
We are exposed to interest rate volatility with respect to our variable rate Term Loan and ABL Facility, which had an aggregate principal amount of $287.6 million at December 31, 2021. A hypothetical 10% change in interests rates effective at December 31, 2021, would have had a $2.5 million impact on the Company’s results of operations for the year ended December 31, 2021.
An increase in interest rates could impact our ability to secure financing to fund growth initiatives, such as growth capital expenditures and acquisitions. In addition, rising interest rates could also limit our ability to refinance our existing debt obligations as they come due, or result in us paying higher interest rates upon refinancing our existing debt obligations.

MANAGEMENT AFTER THE BUSINESS COMBINATION
Unless the context otherwise requires, references in this section to “we,” “us,” “our” and the “Company” refer to Westrock and affiliates in the present tense or from and after the consummation of the Business Combination, as the context requires.
Executive Officers and Directors
Riverview and Westrock anticipate that the current executive officers of Westrock, as of the date of this proxy statement/prospectus, will remain as the executive officers of Westrock following the Business Combination. The following persons are expected to serve as Westrock’s executive officers and directors following the Business Combination. For biographical information concerning the executive officers and directors, see below.
Name	Age	Position
Executive Officers
Scott T. Ford	59	Chief Executive Officer
T. Christopher Pledger	49	Chief Financial Officer
William A. Ford	27	Group President, Operations
Robert P. McKinney	58	Chief Legal Officer
Blake Schuhmacher	44	Chief Accounting Officer
Directors
Joe T. Ford	84	Chairman of the Board, Director
Scott T. Ford	59	Director
R. Patrick Kruczek	57	Director
Hugh McColl, III	61	Director
R. Brad Martin	70	Director
Mark Edmunds	65	Director
Josie C. Natori	74	Director
Leslie Starr Keating	61	Director
Oluwatoyin Umesiri	39	Director
Jeffrey H. Fox	59	Director
Executive Officers
Scott T. Ford is a co-founder of Westrock, and has served as Chief Executive Officer of Westrock since 2009. Mr. Ford also co-founded Westrock Group, an investment firm and holder of more than 5% of Westrock’s voting securities, where he has served as Chief Executive Officer since 2013, and Westrock Asset Management, LLC, a global alternative investment firm, where he has served as Chief Executive Officer and Chief Investment Officer since 2014. Mr. Ford also serves as Chief Executive Officer of various subsidiaries of Westrock. Previously, Mr. Ford served as President and Chief Executive Officer of Alltel Corporation, a provider of wireless voice and data communication services, from 2002 to 2009. Prior to that, Mr. Ford served as President and Chief Operating Officer of Alltel Corporation from 1998 to 2002. He has served on the board of directors of AT&T Inc., a telecommunications company and provider of mobile telephone services, since 2012, and Agaciro Development Fund, the sovereign wealth fund for the Republic of Rwanda, since 2014, and Special Advisor to The Stephens Group, LLC, since 2017. He previously served as a director of Bear State Financial, Inc., a bank holding company, from 2011 to 2018 and a director of Tyson Foods, a company that operates in the food industry, from 2005 to 2007. Mr. Ford holds a B.S.B.A in Finance from the University of Arkansas. We believe Mr. Ford is qualified to serve as a member of our board of directors because of his extensive business, finance, sales and leadership experience, including leadership of Westrock.

T. Christopher Pledger has served as the Chief Financial Officer of Westrock and Westrock Coffee Company, LLC since January 2021 and President of Westrock Coffee International, LLC, a subsidiary of Westrock, since November 2017. In these roles, Mr. Pledger oversees all finance, accounting, and tax functions of Westrock worldwide, leads the sourcing, negotiating, structuring and execution of strategic acquisitions/investments across Westrock’s businesses, and manages the global expansion of Westrock’s trading and export operations. Previously, Mr. Pledger served as Chief Legal Officer and Head of Corporate Development of Westrock from February 2020 to January 2021, and as General Counsel of Westrock from October 2013 to February 2020. Mr. Pledger currently serves on the board of directors of Falcon and RTC, subsidiaries of Westrock. Mr. Pledger is also the general counsel of Westrock Group. Mr. Pledger has a B.A. in Economics from Centenary College of Louisiana and a Juris Doctorate from the Paul M. Hebert Law Center at Louisiana State University.
William A. Ford has served as Group President of Operations of Westrock and Westrock Coffee Company, LLC since 2020. Since starting with Westrock in 2016, Mr. Ford has worked with several Westrock entities around the world focusing on multiple aspects of the coffee trade. Currently, Mr. Ford oversees production, operations, supply chain and distribution logistics for all of Westrock’s facilities within the Beverage Solutions segment. Mr. Ford also serves on the boards of the National Coffee Association (NCA) and the Greater Little Rock Chamber of Commerce. Mr. Ford holds a master’s degree in Coffee Economics and Science from Illy Universtatá del Caffé in Trieste, Italy. He received his B.A. in Communications from Baylor University in Waco, Texas.
Robert P. McKinney has served as Chief Legal Officer of Westrock since January 2021. Previously, Mr. McKinney served as Senior Vice President and General Counsel of S. & D. Coffee, Inc., a subsidiary of Westrock, from January 2020 to January 2021. Prior to joining Westrock, Mr. McKinney first served as Deputy General Counsel, then as Vice President and Deputy General Counsel, and finally as Senior Vice President, General Counsel and Corporate Secretary for Babcock & Wilcox Enterprises, Inc., a renewable, environmental and thermal energy technologies and service provider, from January 2015 through December 2019. From 2002 until 2014, Mr. McKinney held several roles of increasing responsibility at EnPro Industries, Inc., an industrial technology company, first as Deputy General Counsel and later as Vice President-Human Resources. Having served in several public companies, Mr. McKinney has a broad background in mergers, acquisitions, securities and corporate governance. Mr. McKinney started his legal career as an associate with Smith Helms Mulliss & Moore. Mr. McKinney earned a B.A. in Economics and a B.A. in Political Science from the University of North Carolina at Chapel Hill, a Juris Doctorate from Vanderbilt University and an MBA from Queens University.
Blake Schuhmacher has served as Chief Accounting Officer of Westrock since May 2021. Mr. Schuhmacher also serves as Chief Accounting Officer of several of Westrock’s subsidiaries, including Westrock Coffee Company, LLC, Westrock Coffee Roasting, LLC, S. & D. Coffee, Inc., and Westrock Beverage Company. Previously, Mr. Schuhmacher served as Chief Accounting Officer of Uniti Group Inc., a real estate investment trust, from October 2014 through May 2021. Prior to that, Mr. Schuhmacher served as Senior Manager — Financial Planning and Analysis at Wright Medical Technology, an orthopedic medical device company, from May 2012 through October 2014. Mr. Schuhmacher began his career in the assurance practice of PricewaterhouseCoopers LLP, and subsequently joined Ernst & Young LLP, where he served as Senior Manager, Assurance at the time of his departure in May 2012. Mr. Schuhmacher is a licensed CPA in the state of Tennessee and holds a B.A. in Business Administration and a M.S. in Accounting from Rhodes College.
Directors
Joe T. Ford is a co-founder of Westrock, has served as Chairman of Westrock since 2009. Mr. Ford also co-founded Westrock Group, where he has served as Chairman since 2013, and Westrock Asset Management, LLC, a global alternative investment firm, where he has served as Chairman since 2009. Previously, Mr. Ford served as President of Allied Telephone Company, a provider of wireless voice and data communications services, from 1977 to 1983, President and Chief Operating Officer of Alltel Corporation from 1983 to 1987, President and Chief Executive Officer of Alltel Corporation from 1987 to 1991, and Chief Executive Officer and Chairman of Alltel Corporation from 1991 to 2002. Previously, he has served on the board of directors of Dial Corporation, Duke Energy Company, Eltek Ltd., Beverly Enterprises

Company, EnPro Industries, Inc. and Textron Inc. Mr. Ford holds a B.A. in Business Administration from the University of Arkansas. We believe Mr. Ford is qualified to serve as a member of our board of directors because of his extensive business, finance and leadership experience, including leadership of Westrock.
Scott T. Ford For biographical information, please see the section titled “— Executive Officers” above.
R. Patrick Kruczek has served as a director of Westrock since February 2020. Mr. Kruczek has served as Managing Director, Co-Manager and Principal of BBH Capital Partners since 2016, where he focuses on investment activities and providing post-investment oversight to portfolio companies, as well as day-to-day management. Prior to joining Brown Brothers Harriman in 2016, Mr. Kruczek spent 20 years at Morgan Keegan & Company, a full-service investment firm, where he served in various roles in investment banking and equity capital markets, as well as President and Chief Operating Officer and a member of the firm’s Executive Committee. Mr. Kruczek has served as Vice Chairman — Investor of Pacific Global Investment Management since September 2015. He has also served on the boards of directors of APP Holdco, LLC (dba American Physician Partners) since December 2016, Utility Pipeline, Ltd since April 2017, Sunstar Insurance Group, LLC since June 2020, Tower Ventures, LLC since July 2020, GIFTED Healthcare since June 2021 and Synnex Holdings since February 2022. Mr. Kruczek holds a B.B.A. in Accountancy from the University of Notre Dame and an MBA from University of Tennessee Knoxville. We believe Mr. Kruczek is qualified to serve as a member of our board of directors because of his extensive business, leadership and finance experience.
Hugh McColl, III is expected to join the board of directors of Westrock upon the closing of the Business Combination. Mr. McColl has served as Co-Managing Member of Collwick Capital LLC, a fund of funds, since 2010 and Managing Member of McColl Brothers Lockwood, a family investment office, since 2006. Mr. McColl has also served as a Senior Advisor of BBH Capital Partners, a holder of 5% or more of Westrock’s voting securities, since 2015. Mr. McColl has served on the boards of directors of Heritage Brands Inc. since 2019, Mira 1a therapeutics since 2021 and Fintag Holdings Inc. since 2022. Mr. McColl holds a B.S.B.A. in Finance from the University of North Carolina and an MBA from the Darden School of Business. We believe Mr. McColl is qualified to serve as a member of our board of directors because of his extensive business and finance experience.
R. Brad Martin is expected to join the board of directors of Westrock upon the closing of the Business Combination. Mr. Martin serves as Chairman of Riverview’s board of directors and Riverview’s Chief Executive Officer. In addition, Mr. Martin has served as Chairman of RBM Ventures, a private investment company, since 2007. Mr. Martin is a member of the Board of Directors of FedEx Corporation where he chairs its Audit Committee and of Pilot Company. Mr. Martin was Chairman and Chief Executive Officer of Saks Incorporated from 1989 — 2006 and Executive Chairman of Saks from 2006 until his retirement in 2007. He served as Non-Executive Chairman of the Board of Chesapeake Energy Corporation from October, 2015 to February, 2021. He has previously served as a director of lululemon athletica, Inc., where he served as its Lead Director, First Horizon National Corporation where he chaired its Executive Committee, Caesars Entertainment Corporation, Dillard’s Inc. where he chaired its Audit Committee, Gaylord Entertainment Company where he chaired its Audit Committee, and Ruby Tuesday, Inc. He is former Interim President of the University of Memphis, a position he held from July, 2013 until May, 2014. Mr. Martin served five terms as a member of the Tennessee House of Representatives and holds the distinction of being the youngest person ever elected to the Tennessee legislature. He’s involved in a number of civic and philanthropic activities and chairs the Martin Family Foundation. Mr. Martin graduated from the University of Memphis where he served as President of the student body and earned a Master’s in business administration from Owen Graduate School of Management at Vanderbilt University. We believe Mr. Martin is qualified to serve as a member of our board of directors because of his extensive business, finance and leadership experience.
Mark Edmunds is expected to join the board of directors of Westrock upon the closing of the Business Combination. Mr. Edmunds serves as an independent director of Riverview. Mr. Edmunds retired from Deloitte in 2019 as Partner and Vice Chairman. Now based in Austin, he is a leadership coach for executives around the world. During his 38-year tenure at Deloitte, Mr. Edmunds has held several leadership roles within the firm, including US leader of Energy/Utilities, West Region Managing Partner, US Board of Directors and Chair of Global Committee. He has also led the Americas and Asia Pacific Oil and Gas sectors from San Francisco and Singapore respectively. Mr. Edmunds has served as lead and advisory partner for a number of Deloitte’s strategic clients, including public and private companies in the U.S. Mr. Edmunds’ primary industry focus has been energy & utilities throughout his career, including a short sabbatical from the firm to serve the Independent Petroleum Association of America in Washington, D.C. Mr. Edmunds served on the Audit and Compensation Committees of Chesapeake Energy Corporation from August 2018 until February 2021. He participated in the Executive Committee of the California Chamber of Commerce from 2001 to 2007, and from 2006 to 2011 in the Executive Committee of the Bay Area Council. Mr. Edmunds graduated from The University of Texas at Austin with a Bachelor of Business Administration in Accounting and is a Certified Public Accountant and a member of the AICPA and the Texas CPA Society. Mr. Edmunds will qualify as an audit committee financial expert. We believe Mr. Edmunds is qualified to serve as a member of our board of directors because of his extensive accounting, finance and leadership experience.
Josie C. Natori has served as a director of Westrock since 2020. Ms. Natori has served as the Founder and Chief Executive Officer of The Natori Company, a global fashion lifestyle company, since 1977. Prior to 1977, she spent 9 years on Wall Street and became the first woman Vice President of investment banking at Merrill Lynch. Ms. Natori currently serves on the boards of the Asian Cultural Council, Orchestra of St. Luke’s and the Statute of Liberty Ellis Island Foundation. Previously, Ms. Natori served as a director of Alltel Corporation. We believe Ms. Natori is qualified to serve as a member of our board of directors because of her extensive business, finance and leadership experience.
Leslie Starr Keating is expected to join the board of directors of Westrock upon the closing of the Business Combination. Ms. Keating serves as an independent director of Riverview. Ms. Keating has 35 years of leadership experience in the consumer products industry. Ms. Keating served as EVP Supply Strategy and Transformation for Advance Auto Parts from March 2017 until her retirement in December 2018. Prior to joining Advance, Ms. Keating was with PepsiCo for over 31 years and served as the SVP PepsiCo Supply Chain from 2008 until her retirement in 2017 with responsibility for Frito Lay’s North American Supply Chain. Previous to her role as SVP Supply Chain, Ms. Keating served as SVP of Commercialization and Supply Chain. Before joining PepsiCo Ms. Keating started her career with Procter and Gamble. Ms. Keating has advised boards in compliance, organizational effectiveness and governance, and she has served on the board of directors of SunOpta, Inc. since July 2019. She served on the board of directors of Chesapeake Energy Corporation from September 2017 to February 2021. Ms. Keating earned her bachelors in science in Mechanical Engineering from Virginia Tech and her master’s in business administration from Georgia State University. We believe Ms. Keating is qualified to serve as a member of our board of directors because of her extensive operational and leadership experience.
Oluwatoyin Umesiri is expected to join the board of directors of Westrock upon the closing of the Business Combination. Ms. Umesiri founded and has served as Chief Executive Officer of Nazaru LLC, a business services company that advances trade with Africa, since 2017. In 2022, Ms. Umesiri was appointed by the U.S. Secretary of Commerce to serve as a member on the Illinois District Export Council. Previously, Ms. Umesiri served in various portfolio management roles at Walmart Inc. from 2013 to 2017 and various senior analyst roles at Whirlpool Corporation from 2006 to 2012. Additionally, Ms. Umesiri served as Ambassador for Intra-African Trade Fair by appointment of the African Export-Import Bank (Afreximbank) and the African Union (AU). Ms. Umesiri holds a B.S. in Mathematical Sciences with a focus on Computer Science from the University of Agriculture, Abeokuta, Nigeria and a M.S. in Information Systems from Central Michigan University. Since 2006, as a Certified SAP Expert and Technologist, Ms. Umesiri has led the implementation of Global Supply Chain solutions and Enterprise Resource Planning (ERP) Systems in both Manufacturing and Retail Industries. We believe Ms. Umesiri is qualified to serve as a member of our board of directors because of her extensive business and leadership experience.
Jeffrey H. Fox has served as a director of Westrock since 2020. Mr. Fox founded Circumference Group LLC, an investment firm, in 2009 and currently serves as the Chief Executive Officer. From 2017 to 2021, Mr. Fox served as President, Chief Executive Officer and a director of Endurance International Group Holdings, Inc., a provider of cloud-based platform solutions, where he led the focused transformation of the Endurance multi-brand portfolio into a successful organic growth platform and the sale of the company to Clearlake Capital Group in 2021. Prior to joining Endurance, Mr. Fox served as Chief Executive Officer and then Chairman of the Board of Convergys Corporation, a customer management company, from 2010 through its acquisition by Synnex Corporation in 2018. Prior to Convergys, Mr. Fox held multiple positions at Alltel Corporation from 1996 to 2009, including Chief Operating Officer. Previously, Mr. Fox served on the board of directors of Avis Budget Group, Inc., a global provider of mobility solutions, from July 2013 to May 2020 and Blackhawk Network Holdings, Inc., a gift card and payments company, from April 2017 to October 2017. Mr. Fox holds a B.A. in Economics from Duke University. We believe Mr. Fox is qualified to serve as a member of our board of directors because of his extensive finance, operations and leadership experience.
Family Relationships
Joe T. Ford is Scott T. Ford’s father, and Scott T. Ford is William A. Ford’s father. Other than the foregoing, there are no family relationships between our board of directors and our executive officers.
Board of Directors
Our business and affairs will be managed under the direction of our board of directors. Following the consummation of the Business Combination, our board of directors will initially consist of ten (10) members. Our certificate of incorporation will provide for a classified board of directors divided into three classes serving staggered three-year terms as follows:
•
Class I directors will be Joe T. Ford, Mark Edmunds and Oluwatoyin Umesiri, and they will serve until our annual meeting of shareholders in 2023;

•
Class II directors will be R. Patrick Kruczek, R. Brad Martin and Josie Natori, and they will serve until our annual meeting of shareholders in 2024; and

•
Class III directors will be Scott T. Ford, Hugh McColl, III, Jeffrey H. Fox and Leslie Starr Keating, and they will serve until our annual meeting of shareholders in 2025;

Beginning at the first annual meeting of stockholders in 2026, the directors whose terms expire at such annual meeting and any subsequent annual meeting will be elected to hold office for a one-year term expiring at the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified. The Westrock board of directors will be fully declassified following the annual meeting in 2028 with all directors standing for election for one-year terms.
Arrangements for Election of Directors
Pursuant to the terms of the Transaction Agreement, Joe T. Ford, Scott T. Ford, R. Patrick Kruczek, Hugh McColl, III, Oluwatoyin Umesiri, Josie C. Natori, Jeffrey H. Fox and Leslie Starr Keating will be appointed to the board of directors of Westrock in connection with the closing of the Business Combination as designees of Westrock. Pursuant to the terms of the Transaction Agreement, R. Brad Martin and Mark Edmunds will be appointed to the board of directors of Westrock in connection with the closing of the Business Combination as designees of Riverview.
Pursuant to the Investor Rights Agreement, the WCC Investors have the right to designate for inclusion in Westrock’s slate of individuals to be nominated for election to the board of directors of Westrock (a) up to two directors (of which, so long as the Westrock board of directors is classified, one director will be for Class I and one director will be for Class III) for so long as the initial WCC Investors collectively beneficially own at least 10% of the sum of the outstanding Westrock Common Shares and the outstanding Westrock Series A Preferred shares on an as-converted basis to Westrock Common Shares (the “Outstanding Stock”) and (b) up to one director (which such director will be for Class III so long as the Westrock board of directors is classified), so long as the WCC Investors collectively beneficially own at least 5% of the Outstanding Stock but less than 10% of the Outstanding Stock. Pursuant to the Investor Rights Agreement, the BBH Investors have the right to designate for inclusion in Westrock’s slate of individuals to be nominated for election to the board of directors of Westrock (a) up to two directors (of which, so long as the Westrock board of directors is classified, one director will be for Class II and one director will be for Class III) for so long as the BBH Investors collectively beneficially own at least 10% of the Outstanding Stock and (b) up to one director (which such director will be for Class III so long as the Westrock board of directors is classified), so long as the BBH Investors collectively beneficially own at least 5% of the

Outstanding Stock but less than 10% of the Outstanding Stock; provided that, such designated directors must satisfy the independence requirements under the Nasdaq listing standards. Riverview Sponsor has the right to designate for inclusion in Westrock’s slate of individuals to be nominated for election to the board of directors of Westrock (a) two directors (of which, so long as the Westrock board of directors is classified, one director will be for Class I and one director will be for Class II) for so long as Riverview Sponsor, any controlled affiliate of R. Brad Martin and certain PIPE Investors collectively beneficially own at least 10% of the Outstanding Stock and (b) one director (of which, so long as the Westrock board of directors is classified, will be for Class I), for so long as the Riverview Sponsor, any controlled affiliate of R. Brad Martin and certain PIPE Investors collectively beneficially own at least 5% of the Outstanding Stock but less than 10% of the Outstanding Stock; provided that, such designated directors must satisfy independence requirements under the Nasdaq listing standards. The remaining directors will be designated for inclusion in Westrock’s slate of individuals to be nominated for election to the board of directors of Westrock by the Nominating and Corporate Governance Committee of the Westrock board of directors and must satisfy independence requirements under the Nasdaq listing standards.
Additionally, pursuant to the Investor Rights Agreement, the parties thereto agreed that the initial nominees of the WCC Investors will be Joe T. Ford and Scott T. Ford, the initial nominees of the BBH Investors will be R. Patrick Kruczek and Hugh McColl, III, and the initial nominees of Riverview Sponsor will be R. Brad Martin and Mark Edmunds. Josie C. Natori, Leslie Starr Keating, Jeffrey H. Fox and Oluwatoyin Umesiri will be the nominees to fill the remainder of the board of directors of Westrock immediately following the closing of the Business Combination.
See the section titled “Investor Rights Agreement” for additional details.
Director Independence
Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that [                 ] are “independent” as defined under the rules of Nasdaq. Our board of directors also determined that [                 ], who serve on our audit committee (the “Audit Committee”), satisfy the independence standards for that committees established by the SEC and the rules of the Nasdaq listing rules. In making such determinations, our board of directors considered the relationships that each such non-employee director has with Westrock and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director and any institutional stockholder with which he or she is affiliated.
Committees of the Board of Directors
Effective upon the consummation of the Business Combination, our board of directors is expected to establish an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which will have the composition and responsibilities described below. From time to time, the board of directors may establish other committees to facilitate the management of our business.
Audit Committee
The Audit Committee’s primary responsibilities will include:
•
overseeing management’s establishment and maintenance of adequate systems of internal accounting and financial controls;

•
reviewing the effectiveness of our legal and regulatory compliance programs;

•
overseeing our financial reporting process, including the filing of financial reports; and

•
selecting independent auditors, evaluating their independence and performance and approving audit fees and services performed by them.

The members of our Audit Committee are [                 ]. The Westrock board of directors has determined that [                 ] is an “audit committee financial expert” as defined by applicable SEC rules.

Compensation Committee
The Compensation Committee’s responsibilities include:
•
ensuring that our executive compensation programs are appropriately competitive, supporting organizational objectives and stockholder interests and emphasizing pay-for-performance linkage;

•
evaluating and approving compensation and setting performance criteria for compensation programs for our chief executive officer and other executive officers; and

•
overseeing the implementation and administration of our compensation plans.

The members of our Compensation Committee are [                 ]. [None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of the Westrock Board of Directors or a committee of the Westrock board of directors.]
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee’s responsibilities include:
•
recommending nominees for our Board of Directors and its committees;

•
recommending the size and composition of our Board of Directors and its committees;

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reviewing our corporate governance guidelines and proposed amendments to our certificate of incorporation and bylaws; and

•
reviewing and making recommendations to address stockholder proposals.

The members of our Nominating and Corporate Governance Committee are [                 ].
Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors
The new board of directors intends to adopt a code of business conduct and ethics, or “Code of Ethics,” which will apply to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics will be available on our website at www.westrockcoffee.com. If we amend or grant any waiver from a provision of our Code of Ethics that applies to any of our executive officers, we will publicly disclose such amendment or waiver on our website and as required by applicable law.
Compensation Committee Interlocks and Insider Participation
None of our directors who will serve as a member of our compensation committee is, or has at any time during the past year been, one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our board of directors or compensation committee.
Director Compensation
See the section titled “Director Compensation” for information regarding compensation paid to our directors.

EXECUTIVE COMPENSATION
Riverview
The following disclosure concerns the compensation of Riverview’s officers and directors for the period from February 4, 2021 (the date of Riverview’s inception) through December 31, 2021.
Commencing on the date that Riverview’s securities were first listed on Nasdaq through the earlier of consummation of Riverview’s initial business combination or liquidation, Riverview has and will continue to pay Riverview Sponsor, a total of $5,000 per month, which funds are used to pay for secretarial support and administrative services. This arrangement was agreed to by Riverview’s Chairman and Chief Executive Officer for Riverview’s benefit and is not intended to provide Riverview’s Chairman and Chief Executive Officer compensation in lieu of a salary. Riverview believes that such fees are at least as favorable as it could have obtained from an unaffiliated third party for such services.
Except as set forth above, no compensation will be paid to Riverview Sponsor, executive officers and directors, or any of their respective affiliates, prior to or in connection with the consummation of Riverview’s initial business combination, which would be the Business Combination, if completed. Additionally, these individuals are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Riverview’s independent directors review on a quarterly basis all payments that were made to Riverview Sponsor, executive officers, directors or their affiliates. Riverview is not party to any agreements with its officers and directors that provide for benefits upon termination of employment.
After the completion of the Business Combination, R. Brad Martin, Mark Edmunds, and Leslie Starr Keating, will serve on the Westrock board of directors. The amount of any director compensation that may be paid will be up to the directors of Westrock following completion of the Business Combination, as further discussed below.
Westrock
Westrock is an “emerging growth company,” as defined in the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, exemptions from certain narrative and tabular disclosure obligations regarding executive compensation in the Westrock proxy statements, including the requirement to include a Compensation Discussion and Analysis, scaled financial reporting, as well as exemptions from the requirement to hold a nonbinding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.
This section contains an overview of Westrock executive compensation program, including a narrative description of the material factors necessary to understand the information disclosed in the table below with respect to our named executive officers, or NEOs, for the fiscal year ended December 31, 2021, which are the following individuals:
•
Scott T. Ford, Chief Executive Officer and Co-Founder

•
T. Christopher Pledger, Chief Financial Officer

•
William A. Ford, Group President, Operations

Summary Compensation Table
The information included in the Summary Compensation Table below reflects compensation awarded to or earned by Westrock named executive officers during the fiscal year ended December 31, 2021.
Name And Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Scott T. Ford	2021	1,000,000	500,000	—	—	423,000	—	2,308	1,925,308
CEO and Co-Founder
T. Christopher Pledger	2021	437,077	178,925	—	63,875	158,202	—	3,820	841,899
CFO
William A. Ford	2021	284,615	85,000	—	25,550	107,865	—	5,587	508,617
Group President, Operations

(1)
Represents base salaries earned by the named executive officers during 2021.

(2)
Due to the disruption and uncertainty to Westrock’s business caused by the COVID-19 pandemic in 2020, Westrock did not pay annual cash incentive awards to its named executive officers for 2020. In December 2021, in recognition of Westrock’s performance and the contributions of the named executive officers in guiding Westrock through the COVID-19 pandemic, Westrock granted each of the named executive officers a special bonus in an amount equal to the annual cash incentives they did not receive for 2020.

(3)
The amounts reported in this column represent the aggregate grant date fair value of awards of options granted to each named executive officer during fiscal 2021 under the Westrock 2020 Unit Option Incentive Plan. Westrock accounts for employee unit options under the fair value method using the Black Scholes valuation model. The fair value for each award may differ based on the applicable data, assumptions, and estimates used in the model. For more information, see Note 7 — Equity-Based Compensation found in the consolidated financial statements for the year ended December 31, 2021 and 2020.

(4)
Represents 2021 performance-based annual incentive cash bonuses earned by the named executive officers and paid in 2022.

(5)
Represents 401(k) matching contributions paid to the named executive officers during 2021.

Narrative to the Summary Compensation Table
During the fiscal year ended December 31, 2021, the principal components of compensation for Westrock named executive officers were base salary, annual cash incentive awards and long-term equity incentive awards. Westrock named executive offices were also eligible for certain health, welfare and retirement arrangements, and other benefits, as described below.
Base Salaries
Base salary is a fixed component of an executive compensation program that is paid to attract and retain qualified talent and is set at a level that is commensurate with the executive’s duties and authorities and other factors determined relevant by the Westrock board of directors. During 2021, the annual base salaries for Westrock named executive officers were set at the following levels: $1,000,000 for Mr. Scott T. Ford; $437,077 for Mr. Pledger and $284,615 for Mr. William A. Ford.

Annual Cash Incentive Awards
During 2021, Westrock’s named executive officers were eligible for annual bonuses based on Westrock’s performance relative to certain EBITDA goals, provided that the final bonus amount was determined in the discretion of Westrock’s board of directors. The annual bonus calculation is determined, in part, by reference to a predetermined, executive-specific numerical factor (100% for Mr. Scott T. Ford, 85% for Mr. Pledger, and 85% for Mr. William A. Ford, each, a “Personal Factor”). The annual bonus opportunity for each NEO was as follows:
Minimum Threshold.   50% of the product of the Personal Factor multiplied by the executive’s annual base salary;
Target Opportunity.   100% of the product of the Personal Factor multiplied by the executive’s annual base salary; and
Maximum Opportunity.   150% of the product of the Personal Factor multiplied by the executive’s annual base salary.
If performance exceeds the maximum opportunity, 10% of the excess EBITDA is to be allocated to an executive bonus plan to be allocated by the Chief Executive Officer (the “Stretch Pool”), provided that if the Chief Executive Officer participates in the Stretch Pool, allocations to him will be subject to the approval of the board of directors, or its compensation committee, in consultation with the Chief Executive Officer.
Bonus
Due to the disruption and uncertainty to Westrock’s business caused by the COVID-19 pandemic in 2020, Westrock did not pay annual cash incentive awards to its named executive officers for 2020. In December 2021, in recognition of Westrock’s performance and the contributions of the named executive officers in guiding Westrock through the COVID-19 pandemic, Westrock granted each of the named executive officers a special bonus in an amount equal to the annual cash incentives they did not receive for 2020.
Long-Term Equity Incentive Compensation
Each of Westrock’s named executive officers, other than Scott T. Ford, holds equity incentive awards in respect of Westrock. During 2021, Westrock granted Mr. Pledger and William A. Ford options to purchase 1,250,000 and 500,000 common units, respectively, of Westrock Coffee Holdings, LLC at an exercise price of $1.00.
Retirement Plans
Westrock maintains a 401(k) plan for the benefit of its employees, including the NEOs. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan. Each participant may defer eligible compensation subject to the statutory limit and participants that are 50 years or older can also make additional “catch-up” contributions above the statutory limit. Employees’ pre-tax and Roth contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately fully vested in both their contributions and Westrock’s matching contributions. For 2021, Westrock matched 100% of each participant’s contributions up to 1% of such participant’s related eligible compensation, and then 50% of each participant’s contributions up to the next 5% of such participant’s related eligible compensation.
Other Employee Benefits
All Westrock full-time employees, including the Westrock NEOs, are eligible to participate in Westrock health and welfare plans, including medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance and life insurance.

Westrock does not provide perquisites or postretirement welfare benefits to the NEOs. During employment, the NEOs participate in the broad-based employee health insurance plans available to employees of Westrock generally.
Westrock does not provide gross-ups of excise taxes under Section 4999 of the Code to Westrock NEOs.
Outstanding Equity Awards at Fiscal Year End
The following table summarizes the outstanding equity awards held by the NEOs as of December 31, 2021.
		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($ )(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Scott T. Ford	—	—	—	—	—	—	—	—	—	—
T. Christopher Pledger	2/28/20	—	—	—	—	—	2,263,774	792,321	—	—
	4/28/20	218,750	656,250	875,000	1.00	4/28/2030	—	—	—	—
	4/30/21	—	375,000	375,000	1.00	4/30/2031	—	—	—	—
	7/30/21	—	250,000	250,000	1.00	7/30/2031	—	—	—	—
William A. Ford	4/28/20	312,500	937,500	1,250,000	1.00	4/28/2030	—	—	—	—
	7/30/21	—	250,000	250,000	1.00	7/30/2031	—	—	—	—

(1)
Represents time-based option awards granted on April 28, 2020, April 30, 2021 and July 30, 2021, and which vest over four years, subject to the executive’s continued service.

(2)
Represents MOIC-based option awards granted on April 28, 2020, April 30, 2021 and July 30, 2021, and which vest upon the realization of cash proceeds on all units issued on February 28, 2020 equal to 2.0x of the cost of such common units, provided that the recipient is either still working for Westrock on the date of such realization event or that the performance goals are achieved within one year following a qualified termination of the recipient’s employment.

(3)
Represents restricted common units granted in February 28, 2020 that will vest in three installments on each anniversary of the grant date, subject to continued employment.

(4)
The market value of restricted common units for Mr. Pledger is equal to the sum of the number of his unvested restricted common units multiplied by the per unit price of $0.35, which represents the fair market value of a Westrock common unit as of December 31, 2021.

Employment Agreements
Scott T. Ford
On February 28, 2020, Westrock entered into an employment agreement with Mr. Ford pursuant to which he serves as Chief Executive Officer and a member of the board of directors of Westrock. The term of the agreement is scheduled to expire on February 28, 2025, subject to automatic annual two-year extensions beginning on February 28, 2024, unless either party provides the other at least 180 days advance written notice of nonrenewal. Under the terms of the agreement, Mr. Ford is entitled to an annual base salary of $1,000,000 and to participate in an annual bonus plan in accordance with the term described above under “Narrative to the Summary Compensation Table — Annual Cash Incentive Awards”. Mr. Ford is also eligible for long-term incentive equity awards and to participate in the employee benefit plans generally available to other senior executives of Westrock.
In the event of Mr. Ford’s termination of employment without cause or for good reason, subject to his execution of a release of claims, the agreement provides for (a) a prorated target annual incentive award, payable in a lump sum, (b) a lump sum cash severance payment equal to the sum of his annual base salary and target annual incentive opportunity and (c) a cash payment equal to 125% of the full amount of premiums for health insurance continuation for one year following his termination. In the event of Mr. Ford’s termination of employment due to death, disability or retirement (when the sum of his age and years of service equal at least 70, provided that he has attained at least age 55 with at least 10 years of service), he would be entitled to a prorated target annual incentive award for the year of termination. To the extent payments under the agreement would be subject to Section 280G of the Code, they will be reduced if such reduction would result in a greater after-tax payment to Mr. Ford.
The agreement contains an inventions and patent assignment covenant, perpetual confidentiality and non-disparagement covenants and covenants concerning non-competition and non-solicitation of customers and employees, which apply for two years post-termination.
T. Christopher Pledger
On February 9, 2021, Westrock entered into an employment agreement with Mr. Pledger pursuant to which he serves as Chief Financial Officer. The term of the agreement is scheduled to expire on February 9, 2024, subject to automatic annual one-year extensions beginning on February 9, 2023, unless either party provides the other at least 180 days advance written notice of nonrenewal. Under the terms of the agreement, Mr. Pledger is entitled to an annual base salary of $440,000 and to participate in an annual bonus plan in accordance with the term described above under “Narrative to the Summary Compensation Table — Annual Cash Incentive Awards”. Mr. Pledger is also eligible for long-term incentive equity awards and to participate in the employee benefit plans generally available to other senior executives of Westrock. In recognition of his additional responsibilities as Chief Financial Officer, Mr. Pledger was granted options under Westrock’s 2020 Option Plan to purchase 750,000 common units of Westrock Coffee Holdings, LLC at an exercise price equal to the fair market value of a unit on the date of grant.
In the event of Mr. Pledger’s termination of employment without cause or for good reason, subject to his execution of a release of claims, the agreement provides for (a) a prorated target annual incentive award, (b) a severance payment equal to the sum of his annual base salary and target annual incentive opportunity and (c) a cash payment equal to 125% of the full amount of premiums for health insurance continuation for one year following his termination. In the event of Mr. Pledger’s termination of employment due to death, disability or retirement (when the sum of his age and years of service equal at least 70, provided that he has attained at least age 55 with at least 10 years of service), he would be entitled to a prorated target annual incentive award for the year of termination. To the extent payments under the agreement would be subject to Section 280G of the Code, they will be reduced if such reduction would result in a greater after-tax payment to Mr. Pledger.
The agreement contains an inventions and patent assignment covenant, perpetual confidentiality and non-disparagement covenants and covenants concerning noncompetition and nonsolicitation of customers and employees, which apply for one year post-termination.
William A. Ford
On February 9, 2021, Westrock entered into an employment agreement with Mr. Ford pursuant to which he serves as Group President, Operations. The term of the agreement is scheduled to expire on February 9, 2024, subject to automatic annual one-year extensions beginning on February 9, 2023, unless either party provides the other at least 180 days advance written notice of nonrenewal. Under the terms of the agreement, Mr. Ford is entitled to an annual base salary of $300,000 and to participate in an annual bonus plan in accordance with the term described above under “Narrative to the Summary Compensation Table — Annual Cash Incentive Awards”. Mr. Ford is also eligible for long-term incentive equity awards and to participate in the employee benefit plans generally available to other senior executives of Westrock.
In the event of Mr. Ford’s termination of employment without cause or for good reason, subject to his execution of a release of claims, the agreement provides for (a) a prorated target annual incentive award, (b) a severance payment equal to the sum of his annual base salary and target annual incentive opportunity and (c) a cash payment equal to 125% of the full amount of premiums for health insurance continuation for one year following his termination. In the event of Mr. Ford’s termination of employment due to death, disability or retirement (when the sum of his age and years of service equal at least 70, provided that he has attained at least age 55 with at least 10 years of service), he would be entitled to a prorated target annual incentive award for the year of termination. To the extent payments under the agreement would be subject to Section 280G of the Code, they will be reduced if such reduction would result in a greater after-tax payment to Mr. Ford.
The agreement contains an inventions and patent assignment covenant, perpetual confidentiality and non-disparagement covenants and covenants concerning noncompetition and nonsolicitation of customers and employees, which apply for one year post-termination.
Equity Compensation Arrangements
Westrock Coffee Holdings, LLC 2020 Option Plan
In February 2020, Westrock Coffee Holdings, LLC adopted the 2020 Unit Option Incentive Plan (the “2020 Option Plan”). The 2020 Option Plan provides for the grant of nonqualified options to purchase up to 35,854,213 common units of Westrock Coffee Holdings, LLC. As of December 31, 2021, options to purchase 30,500,000 common units of Westrock Coffee Holdings, LLC were outstanding under the 2020 Option Plan. In 2021, Westrock Coffee Holdings, LLC granted Mr. Pledger and William A. Ford options to purchase 1,250,000 and 500,000 common units, respectively, of Westrock Coffee Holdings, LLC, as described above in “Narrative to the Summary Compensation Table — Long-Term Equity Incentive Compensation.” In connection with the Corporate Conversion, options granted under the 2020 Option Plan will convert into options to purchase common stock of Westrock of substantially equivalent value. After the Closing, we do not intend to grant any further awards under the 2020 Option Plan and will instead grant awards under the 2022 Equity Incentive Plan, as described further below in “Post-Initial Public Offering Executive Compensation Arrangements of Westrock — 2022 Equity Incentive Plan.”
Westrock Coffee Holdings, LLC Restricted Unit Awards
On February 28, 2020, Mr. Pledger was granted 3,395,660 restricted common units of Westrock Coffee Holdings, LLC, which vest in three equal installments on each of the first three anniversaries of the grant date. If a cash dividend is paid on the common units, Mr. Pledger would be entitled to the dividend on his restricted common units, subject to vesting of the corresponding restricted common units. Under the terms of Mr. Pledger’s award agreement, in the event of a termination of his employment without cause or due to death or disability, subject to his execution of a release of claims in favor of Westrock, the restricted common units would vest in full. In the event of a change in control of Westrock, Mr. Pledger’s restricted common units would vest in full. In connection with the Corporate Conversion, Mr. Pledger’s restricted common units will convert into restricted common stock of Westrock of substantially equivalent value.
Post-Initial Public Offering Executive Compensation Arrangements of Westrock
The executive compensation arrangements that Westrock is expected to adopt in connection with the initial public offering are described below.
Westrock Coffee Company 2022 Equity Incentive Plan
Prior to consummation of the Business Combination, the Westrock board of directors is expected to approve and adopt, subject to Westrock stockholder approval, the Westrock Coffee Company 2022 Equity

Incentive Plan (the “2022 EIP”), effective as of and contingent on the consummation of the Business Combination. The following sets forth a summary of certain material features of the 2022 EIP, and is qualified in its entirety by the text of the 2022 EIP, a form of which is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.
Purpose of the 2022 EIP.   The purpose of the 2022 EIP is to (a) promote the long-term financial interests and growth of Westrock, and its affiliates by attracting and retaining management and other personnel with the training, experience and ability to enable them to make a substantial contribution to the success of Westrock; (b) motivate management personnel by means of growth-related incentives to achieve long-range goals; and (c) further the alignment of interests of plan participants with those of the stockholders of Westrock through opportunities for increased equity, or equity-based ownership, in Westrock.
Eligibility for Awards.   Awards may be granted under the 2022 EIP to directors, officers, employees and consultants of Westrock and its subsidiaries and affiliates. Awards may also be granted to prospective directors, officers, employees and consultants who have accepted offers of employment or consultancy from Westrock or its subsidiaries or affiliates.
Administration.   The 2022 EIP will be administered by the Westrock board of directors directly or, if the Westrock board of directors elects, the compensation committee of the Westrock board of directors or such other committee of the Westrock board of directors as the Westrock board of directors may from time to time designate (such administering body, the “Committee”). Subject to applicable law, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members or persons selected by it.
Subject to the terms and conditions of the 2022 EIP, the Committee will have authority to select individuals to whom awards may be granted, to determine the type of award as well as the number of Westrock Common Shares to be covered by each award, and to determine the terms and conditions of any such awards.
Shares Available; Adjustments.   The aggregate number of Westrock Common Shares available for issuance under the 2022 EIP will be 6% of the fully diluted shares pro forma as of the Closing, less shares outstanding under equity awards rolling over in connection with the transaction (which will not use shares under this 2022 EIP) (the “EIP Share Reserve”); provided that on January 1, 2024 and on each January 1 thereafter until January 1, 2031, the EIP Share Reserve will automatically increase in an amount equal to 2% of the total number of Westrock Common Shares outstanding on December 31 of the preceding calendar year (or such lesser number as determined by the Committee). The maximum number of shares that may be granted pursuant to stock options intended to be incentive stock option is equal to the EIP Share Reserve. No participant who is a non-employee director of Westrock may be granted awards covering shares with a grant date fair market value in excess of $500,000 during any single calendar year.
To the extent that an award under the 2022 EIP, is forfeited, expires, or is settled for cash, the Westrock Common Shares subject to such award not delivered as a result thereof will again be available for awards under the 2022 EIP. If the exercise price of any stock option or stock appreciation right and/or the tax withholding obligations relating to any award are satisfied by delivering Westrock Common Shares (either actually or through a signed document affirming the participant’s ownership and delivery of such Westrock Common Shares) or withholding Westrock Common Shares relating to such award, the gross number of Westrock Common Shares subject to the award will nonetheless be deemed to have been granted for purposes of the EIP Share Reserve.
The 2022 EIP provides that in the event of certain extraordinary corporate transactions or events affecting Westrock, the Committee will or may make such substitutions or adjustments as it deems appropriate and equitable to (a) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the 2022 EIP, (b) the various maximum limitations set forth in the 2022 EIP, (c) the number and kind of shares or other securities subject to outstanding awards, (d) the number of shares considered delivered based on the type of award granted and (e) the exercise price of outstanding options and stock appreciation rights. In the event of a corporate transaction such as a merger or consolidation, such adjustments may include the cancellation of outstanding awards in exchange for cash or other property or the substitution of other property for the Westrock Common Shares subject to outstanding awards.

Stock Options and Stock Appreciation Rights.   Stock options granted under the 2022 EIP may either be incentive stock options, which are intended to qualify for favorable treatment to the recipient under U.S. federal tax law, or non-qualified stock options, which do not qualify for this favorable tax treatment. Each grant of stock options or stock appreciation rights under the 2022 EIP will be evidenced by an award agreement that specifies the exercise price, the duration of the award, the number of Westrock Common Shares to which the award pertains, and such additional limitations, terms, and conditions as the Committee may determine, including, in the case of stock options, whether the options are intended to be incentive stock options or non-qualified stock options. The 2022 EIP provides that the exercise price of stock options and stock appreciation rights will be determined by the Committee, but may not be less than 100% of the fair market value of the stock underlying the stock options or stock appreciation rights on the date of grant. Award holders may pay the exercise price in cash or, if approved by the Committee, in Westrock Common Shares (valued at its fair market value on the date of exercise) or a combination thereof, or by “cashless exercise” through a broker or by withholding Westrock Common Shares otherwise receivable on exercise. The term of stock options and stock appreciation rights will be determined by the Committee, but may not exceed ten years from the date of grant. The Committee will determine the vesting and exercise schedule of stock options and stock appreciation rights. Dividends (whether paid in cash or Westrock Common Shares) and dividend equivalents may not be paid or accrued on stock options or stock appreciation rights. The effect of a participant’s termination of service on any award of stock options or stock appreciation rights then held by such participant will be set forth in the applicable award agreement or any other document approved by the Committee and applicable to such award.
Restricted Stock.   Restricted stock may be granted under the 2022 EIP with such restrictions as the Committee may designate. The Committee may provide at the time of grant that the vesting of restricted stock will be contingent upon the achievement of applicable performance goals and/or continued service. Except for these restrictions and any others imposed under the 2022 EIP or by the Committee, upon the grant of restricted stock under the 2022 EIP, the recipient will have rights of a shareholder with respect to the restricted stock, including the right to vote the restricted stock; however, whether and to what extent the recipient will be entitled to receive cash or stock dividends paid, either currently or on a deferred basis, will be set forth in the award agreement. The award agreement may also provide for vesting upon certain qualifying terminations of employment.
Restricted Stock Units.   The Committee may grant restricted stock units payable in cash, Westrock Common Shares, or both, conditioned upon continued service and/or the attainment of applicable performance goals determined by the Committee. Westrock is not required to set aside a fund for the payment of any restricted stock units, and the award agreement for restricted stock units will specify whether, to what extent, and on what terms and conditions the applicable participant will be entitled to receive dividend equivalents with respect to the restricted stock units. The award agreement may also provide for vesting upon certain qualifying terminations of employment.
Other Stock-Based Awards.   The Committee may grant awards of Westrock Common Shares or related to Westrock Common Shares not otherwise described in this summary in such amounts and subject to such terms and conditions consistent with the terms of this 2022 EIP as the Committee determines. Without limiting the generality of the preceding sentence, each such other stock-based award may (a) involve the transfer of actual Westrock Common Shares to participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of Westrock Common Shares, (b) be subject to performance-based and/or service-based conditions, (c) be in the form of phantom stock, restricted stock, restricted stock units, performance shares, deferred share units or share-denominated performance units, or other awards denominated in, or with a value determined by reference to, a number of Westrock Common Shares that is specified at the time of the grant of such award, and (d) be designed to comply with applicable laws of jurisdictions other than the United States.
Cash Awards.   The Committee may grant awards that are denominated and payable in cash in such amounts and subject to such terms and conditions consistent with the terms of this 2022 EIP as the Committee determines. Without limiting the generality of the preceding sentence, such cash awards may be subject to performance-based and/or service-based conditions.
Performance Goals.   The Committee may establish any performance objectives to be achieved during the applicable performance period when granting performance awards. Performance goals may be established with reference to one or more of the following metrics (or such other metrics as are determined by the Committee), in each case with respect to Westrock or any one or more subsidiaries, divisions, business units, or business segments thereof, either in absolute terms or relative to the performance of one or more other companies (including an index covering multiple companies): stock price, earnings (whether based on earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization), earnings per share, return on equity, return on assets or operating assets, asset quality, net interest margin, loan portfolio growth, efficiency ratio, deposit portfolio growth, liquidity, market share, customer service measures or indices, economic value added, shareholder value added, embedded value added, combined ratio, pre- or after-tax income, net income, cash flow (before or after dividends), cash flow per share (before or after dividends), gross margin, risk-based capital, revenues, revenue growth, return on capital (whether based on return on total capital or return on invested capital), cash flow return on investment, cost control, gross profit, operating profit, cash generation, unit volume, sales, asset quality, cost saving levels, market-spending efficiency, core non-interest income or change in working capital, in each case with respect to Westrock or any one or more subsidiaries, divisions, business units or business segments thereof, either in absolute terms or relative to the performance of one or more other companies (including an index covering multiple companies).
Effect of Change in Control.   The 2022 EIP provides that, unless otherwise set forth in an award agreement, in the event of a change in control and to the extent that an award is not replaced by a replacement award (as described below), (a) each then-outstanding stock option and stock appreciation right will become fully vested and exercisable, and each other award (other than a performance-based award) will vest, be free of restrictions, and be deemed to be earned and payable; and (b) each then-outstanding performance-based award will be deemed to be earned and payable, with all applicable performance goals deemed achieved at the greater of (i) the applicable target level and (ii) actual performance, as determined by the Committee, through the latest date practicable preceding the date of the change in control.
A replacement award is an award that is the same type as the replaced award with a value equal to the value of the replaced award as of the date of the change in control, as determined by the Committee and if the underlying replaced award was an equity-based award, the replacement award relates to publicly traded equity securities of Westrock or the entity surviving Westrock following the change in control and contains terms relating to vesting that are substantially identical to those of the replaced award and other terms and conditions are not less favorable than the terms and conditions of the replaced award.
Unless otherwise determined by the Committee and set forth in the applicable award agreement, upon termination of service within 24 months following a change in control (other than for cause), (a) all replacement awards held will vest in full, be free of restrictions, and be deemed to be earned in full (with respect to performance goals, unless otherwise agreed to in connection with the change in control, at the greater of (x) the applicable target level and (y) actual performance, as determined by the Committee, through the latest date practicable preceding the termination of service) and (b) any outstanding stock option or stock appreciation right as of the date of the change in control that remains outstanding as of the date of such termination of service may thereafter be exercised until the expiration of its stated full term.
Amendment and Termination of the 2022 EIP.   The Westrock board of directors or the Committee may amend, alter or discontinue the 2022 EIP, but no amendment, alteration or discontinuation will be made that would materially impair the rights of the participant with respect to a previously granted award without such participant’s consent, except such an amendment made to comply with applicable law, including Section 409A of the Code, Applicable Exchange listing standards or accounting rules. In addition, no amendment will be made without the approval of Westrock’s shareholders to the extent that such approval is required by applicable law or the listing standards of the Applicable Exchange. The 2022 EIP will become effective on the date that it is approved by Westrock’s shareholders and, if not terminated earlier, will expire on the tenth anniversary thereof.
Federal Income Tax Consequences Relating to Awards Granted under the 2022 EIP
The U.S. federal income tax consequences to Westrock and participants of awards under the 2022 EIP are complex and subject to change. The following discussion is only a brief summary of the general federal income tax rules currently applicable to the 2022 EIP as of this proxy statement/prospectus, is not intended to constitute tax advice or be exhaustive and, among other things, does not describe state, local, or foreign tax consequences. Recipients of awards should consult their own tax advisors since a taxpayer’s particular situation may be such that some variation of the rules described below will apply.
Non-Qualified Options and Stock Appreciation Rights.   In general, in the case of a non-qualified stock option or stock appreciation right, the participant has no taxable income at the time of grant, but realizes income in connection with exercise of the option or stock appreciation right in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is available to Westrock. Any gain or loss recognized upon a subsequent sale or exchange of the shares is treated as capital gain or loss for which Westrock is not entitled to a deduction.
Incentive Stock Options.   In general, a participant realizes no taxable income upon the grant or exercise of an incentive stock option. The exercise of an incentive stock option, however, may result in an alternative minimum tax liability to the participant. With certain exceptions, a disposition of shares purchased under an incentive stock option within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and a deduction for Westrock) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which Westrock is not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which Westrock is not entitled to a deduction.
Restricted Stock.   Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, the participant will not recognize income, and Westrock will not be allowed a tax deduction, at the time a restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the Westrock Common Shares as of that date, less any amount paid for the stock, and Westrock will be allowed a corresponding tax deduction at that time. If the participant files an election under Section 83(b) of the Code within 30 days after the date of grant of the restricted stock, the participant will recognize ordinary income as of the date of grant equal to the fair market value of the Westrock Common Shares as of that date, less any amount the participant paid for the Westrock Common Shares, and Westrock will be allowed a corresponding tax deduction at that time. Any future appreciation in the Westrock Common Shares will be taxable to the participant at capital gains rates. If, however, the restricted stock award is later forfeited, the participant will not be able to recover the tax previously paid pursuant to his or her Section 83(b) election.
Restricted Stock Units, Cash Awards.   A participant generally does not recognize income, and Westrock is generally not allowed a tax deduction, at the time a restricted stock unit or cash award is granted. When the restricted stock unit or cash award vests and is settled, the participant generally will be required to recognize as income an amount equal to the fair market value of the Westrock Common Shares on the date of settlement or the amount of cash paid. Any gain or loss recognized upon a subsequent sale or exchange of the Westrock Common Shares (if settled in Westrock Common Shares) is treated as capital gain or loss for which Westrock is not entitled to a deduction.
Annual Cash Incentive Plan
Prior to consummation of the Business Combination, the Westrock board of directors is expected to approve and adopt, subject to Westrock stockholder approval, the Westrock Coffee Company Annual Cash Incentive Plan (the “Annual Incentive Plan”), effective as of and contingent on the consummation of the Business Combination. The following sets forth a summary of certain material features of the Annual Incentive Plan, and is qualified in its entirety by the text of the Annual Incentive Plan, a form of which is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.
Purpose of the Annual Incentive Plan.   The purpose of the Annual Incentive Plan is to provide an incentive for superior work and to motivate eligible employees of Westrock and its affiliates toward ever higher achievement and business results, to tie their goals and interests to those of Westrock and its stockholders, and to enable Westrock to attract and retain highly qualified employees.
Eligibility for Awards.   The Committee may select certain employees of Westrock or its affiliates, including its executive officers, to be participants in the Annual Incentive Plan.

Administration.   The Annual Incentive Plan will be administered by the Westrock board of directors directly or the Committee. Subject to applicable law, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members or persons selected by it. Subject to the terms and conditions of the Annual Incentive Plan, the Committee will have authority to select individuals to whom awards may be granted, to determine the form of any incentive award opportunity as well as the amount of each award, and to determine the terms and conditions of any such awards.
Incentive Award Opportunities.   Westrock may establish incentive award opportunities and pay incentive awards to participants under the Annual Incentive Plan based upon such terms and conditions as the Committee determines in its discretion, including the achievement of performance goals. Incentive award opportunities may be based on a percentage of the participant’s annual base salary or a fixed dollar amount. The Committee may establish different levels of achievement for performance goals, including threshold, target, maximum and stretch, and may vary the amount of an incentive award to be earned based on the level of achievement. In determining the amount of an incentive award to be paid, the Committee may take into account such factors as it determines to be appropriate, including the participant’s individual performance.
Incentive Award Payment.   Each participant’s Incentive Award will be payable by the Westrock in cash at such time as determined by the Committee and in no event later than two and one-half months following the last day of the calendar year in which the incentive award was earned. The payment of an incentive award to a participant with respect to a given performance period will be conditioned upon the participant’s continued employment through the end of the applicable performance period or, if determined by the Committee at the time the incentive award opportunity is established, the date on which the incentive award is paid; provided, however, that the Committee may make exceptions to this requirement, in its sole discretion, including, without limitation, in the case of a participant’s termination of employment, retirement, death, or disability, or as may be required by or contemplated in an individual employment, severance, change in control or similar agreement, or upon a change in control of the Westrock.
Performance Goals.   The Committee may establish any performance objectives to be achieved during the applicable performance period when granting performance awards. Performance goals may be established with reference to one or more of the following metrics (or such other metrics as are determined by the Committee), in each case with respect to Westrock or any one or more subsidiaries, divisions, business units, or business segments thereof, either in absolute terms or relative to the performance of one or more other companies (including an index covering multiple companies): stock price, earnings (whether based on earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization), earnings per share, return on equity, return on assets or operating assets, asset quality, net interest margin, loan portfolio growth, efficiency ratio, deposit portfolio growth, liquidity, market share, customer service measures or indices, economic value added, shareholder value added, embedded value added, combined ratio, pre- or after-tax income, net income, cash flow (before or after dividends), cash flow per share (before or after dividends), gross margin, risk-based capital, revenues, revenue growth, return on capital (whether based on return on total capital or return on invested capital), cash flow return on investment, cost control, gross profit, operating profit, cash generation, unit volume, sales, asset quality, cost saving levels, market-spending efficiency, core non-interest income or change in working capital, in each case with respect to Westrock or any one or more subsidiaries, divisions, business units or business segments thereof, either in absolute terms or relative to the performance of one or more other companies (including an index covering multiple companies).
Amendment and Termination of the Annual Incentive Plan.   The Committee may amend, alter or discontinue the Annual Incentive Plan at any time in its sole discretion.
Employment Agreement with Scott T. Ford
Prior to consummation of the Business Combination, the Westrock board of directors is expected to approve and adopt, subject to Westrock stockholder approval, a new employment agreement with Mr. Ford (the “New Ford Employment Agreement”), effective as of and contingent on the consummation of the Business Combination. The following sets forth a summary of certain material features of the New Ford

Employment Agreement, and is qualified in its entirety by the text of the New Ford Employment Agreement, a form of which is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.
The New Ford Employment Agreement provides that Mr. Ford will serve as Chief Executive Officer and a member of the board of directors of Westrock. The term of the New Ford Employment Agreement is five years from the effective date of the agreement, subject to automatic annual one-year extensions beginning on the first anniversary of the effective date of the agreement, unless either party provides the other at least 180 days advance written notice of nonrenewal. Under the terms of the New Ford Employment Agreement, Mr. Ford is entitled to an annual base salary of $1,200,000 and to participate in an annual bonus plan in accordance with the term described above under “Narrative to the Summary Compensation Table — Annual Cash Incentive Awards”. Mr. Ford is also eligible for long-term incentive equity awards and to participate in the employee benefit plans generally available to other senior executives of Westrock.
In the event of Mr. Ford’s termination of employment without cause or for good reason, subject to his execution of a release of claims, the New Ford Employment Agreement provides for (a) a prorated target annual incentive award, payable in a lump sum, (b) a lump sum cash severance payment equal to the sum of three-times each of his annual base salary and target annual incentive opportunity in effect for the fiscal year of Westrock in which the termination occurs and (c) a cash payment equal to 125% of the full amount of premiums for health insurance continuation for three years following his termination. In the event of Mr. Ford’s termination of employment due to death, disability or retirement (when the sum of his age and years of service equal at least 70, provided that he has attained at least age 55 with at least 10 years of service), he would be entitled to a prorated target annual incentive award for the year of termination. To the extent payments under the New Ford Employment Agreement would be subject to Section 280G of the Code, they will be reduced if such reduction would result in a greater after-tax payment to Mr. Ford.
The agreement contains an inventions and patent assignment covenant, perpetual confidentiality and non-disparagement covenants and covenants concerning non-competition and non-solicitation of customers and employees, which apply for two years post-termination.
Employment Agreement with T. Christopher Pledger
Prior to consummation of the Business Combination, the Westrock board of directors is expected to approve and adopt, subject to Westrock stockholder approval, a new employment agreement with Mr. Pledger (the “New Pledger Employment Agreement”), effective as of and contingent on the consummation of the Business Combination. The following sets forth a summary of certain material features of the New Pledger Employment Agreement, and is qualified in its entirety by the text of the New Pledger Employment Agreement, a form of which is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.
The New Pledger Employment Agreement provides that Mr. Pledger will serve as Chief Financial Officer. The term of the New Pledger Employment Agreement is four years from the effective date of the agreement, subject to automatic annual one-year extensions beginning on the first anniversary of the effective date of the agreement, unless either party provides the other at least 180 days advance written notice of nonrenewal. Under the terms of the New Pledger Employment Agreement, Mr. Pledger is entitled to an annual base salary of $550,000 and to participate in an annual bonus plan in accordance with the term described above under “Narrative to the Summary Compensation Table — Annual Cash Incentive Awards”. Mr. Pledger is also eligible for long-term incentive equity awards and to participate in the employee benefit plans generally available to other senior executives of Westrock.
In the event of Mr. Pledger’s termination of employment without cause or for good reason, subject to his execution of a release of claims, the New Pledger Employment Agreement provides for (a) a prorated target annual incentive award, payable in a lump sum, (b) a lump sum cash severance payment equal to the sum of three-times each of his annual base salary and target annual incentive opportunity in effect for the fiscal year of Westrock in which the termination occurs and (c) a cash payment equal to 125% of the full amount of premiums for health insurance continuation for three years following his termination. In the event of Mr. Pledger’s termination of employment due to death, disability or retirement (when the sum of his age and years of service equal at least 70, provided that he has attained at least age 55 with at least 10 years of service), he would be entitled to a prorated target annual incentive award for the year of termination. To the extent payments under the New Pledger Employment Agreement would be subject to Section 280G of the Code, they will be reduced if such reduction would result in a greater after-tax payment to Mr. Pledger.
The agreement contains an inventions and patent assignment covenant, perpetual confidentiality and non-disparagement covenants and covenants concerning non-competition and non-solicitation of customers and employees, which apply for two years post-termination.
Employment Agreement with William A. Ford
Prior to consummation of the Business Combination, the Westrock board of directors is expected to approve and adopt, subject to Westrock stockholder approval, a new employment agreement with Mr. William A. Ford (the “New William A. Ford Employment Agreement”), effective as of and contingent on the consummation of the Business Combination. The following sets forth a summary of certain material features of the New William A. Ford Employment Agreement, and is qualified in its entirety by the text of the New William A. Ford Employment Agreement, a form of which is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.
The New William A. Ford Employment Agreement provides that Mr. William A. Ford will serve as Group President — Operations. The term of the New William A. Ford Employment Agreement is four years from the effective date of the agreement, subject to automatic annual one-year extensions beginning on the first anniversary of the effective date of the agreement, unless either party provides the other at least 180 days advance written notice of nonrenewal. Under the terms of the New William A. Ford Employment Agreement, Mr. William A. Ford is entitled to an annual base salary of $350,000 and to participate in an annual bonus plan in accordance with the term described above under “Narrative to the Summary Compensation Table — Annual Cash Incentive Awards”. Mr. William A. Ford is also eligible for long-term incentive equity awards and to participate in the employee benefit plans generally available to other senior executives of Westrock.
In the event of Mr. William A. Ford’s termination of employment without cause or for good reason, subject to his execution of a release of claims, the New William A. Ford Employment Agreement provides for (a) a prorated target annual incentive award, payable in a lump sum, (b) a lump sum cash severance payment equal to the sum of three-times each of his annual base salary and target annual incentive opportunity in effect for the fiscal year of Westrock in which the termination occurs and (c) a cash payment equal to 125% of the full amount of premiums for health insurance continuation for three years following his termination. In the event of Mr. William A. Ford’s termination of employment due to death, disability or retirement (when the sum of his age and years of service equal at least 70, provided that he has attained at least age 55 with at least 10 years of service), he would be entitled to a prorated target annual incentive award for the year of termination. To the extent payments under the New William A. Ford Employment Agreement would be subject to Section 280G of the Code, they will be reduced if such reduction would result in a greater after-tax payment to Mr. William A. Ford.
The agreement contains an inventions and patent assignment covenant, perpetual confidentiality and non-disparagement covenants and covenants concerning non-competition and non-solicitation of customers and employees, which apply for two years post-termination.
Treatment of Equity Awards in Connection with the Business Combination
In connection with the Business Combination, equity incentive awards of Westrock Coffee Holdings, LLC then-outstanding will be equitably converted in accordance with the terms of the applicable equity plans and the Transaction Agreement as set forth below.
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Each outstanding option to purchase units of Westrock Coffee Holdings, LLC, whether vested or unvested, will be converted into an option to purchase Westrock Common Shares as follows: (a) the number of Westrock Common Shares subject to such Westrock option will be equal to the product of (i) the number of Westrock Coffee Holdings, LLC common units subject to such option immediately before the conversion, multiplied by (ii) the “exchange ratio”, rounded down to the nearest whole share, (b) the per share exercise price of such Westrock option will equal the quotient of (i) the per share exercise price at which the Westrock Coffee Holdings, LLC option was exercisable immediately before the conversion, divided by (ii) the exchange ratio, rounded up to the nearest whole cent and (c) with respect to performance-based options, such options will convert into performance-based options to purchase Westrock Common Shares that vest once the simple average of the daily volume weighted average price per share of the Westrock Common Shares for 10 trading days in any consecutive 30-day period is $18.50 per share. Following the conversion, the Westrock options otherwise will remain subject to the same terms and conditions (including the applicable vesting, expiration and forfeiture provisions) as applied before the conversion.
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Each outstanding unvested award of restricted common units of Westrock Coffee Holdings, LLC will be converted into an award of restricted Westrock Common Shares as follows: the number of Westrock Common Shares subject to such award will be equal to the product of (a) the number of Westrock Coffee Holdings, LLC common units that were subject to such award immediately before the conversion multiplied by (b) the exchange ratio, rounded up to the nearest whole share. Following the conversion, the restricted Westrock Common Shares otherwise will remain subject to the same terms and conditions (including the applicable vesting, expiration and forfeiture provisions) as applied before the conversion.

DIRECTOR COMPENSATION
Riverview
Directors who are also Riverview employees receive no additional compensation for their service as directors. R. Brad Martin and Charles Slatery were Riverview’s only employee directors during 2021. See the section titled “Executive Compensation — Riverview” for additional information about Messrs. Martin and Slatery’s compensation.
Except for the reimbursement of expenses associated with attending meetings of Riverview’s board of directors and its committees, Riverview did not pay any compensation, make any equity awards or non-equity awards to or pay any other compensation to any of Riverview’s non-employee directors in 2021.
Westrock
Director Compensation Prior to the Closing
During the year ended December 31, 2021, each Westrock non-employee director received a cash retainer of $100,000. Westrock’s employee directors do not receive additional compensation for their director service.
The following table sets forth information concerning the compensation of Westrock non-employee directors for the fiscal year ended December 31, 2021 with respect to their services as directors:
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jeffrey H. Fox	100,000	—	—	—	—	—	100,000
Josie C. Natori	100,000	—	—	—	—	—	100,000

(1)
No non-employee directors received a grant of options during the fiscal year ended December 31, 2021. Each of Jeffrey H. Fox and Josie C. Natori received a grant of 100,000 options on April 28, 2020 under the Westrock 2020 Unit Option Incentive Plan. 50% of each grants vests on each anniversary of the grant date and the remaining 50% vests upon the realization of cash proceeds on all units issued on February 28, 2020 equal to 2.0x of the cost of such common units, provided that the non-employee director is either still working for Westrock on the date of such realization event or that the performance goals are achieved within one year following a qualified termination of the recipient’s service. As of December 31, 2021, 12,500 of the time-based options had vested. The remaining time-based options will become vested on the second, third and fourth anniversary of the grant date, and the MOIC-based options will vest as described in the preceding sentence. All options grants to non-employee directors have an exercise price of $1.00. Westrock accounts for director unit options under the fair value method using the Black Scholes valuation model. The fair value for each award may differ based on the applicable data, assumptions, and estimates used in the model. For more information, see Note 7 —  Equity-Based Compensation found in the consolidated financial statements for the year ended December 31, 2021 and 2020 for more information.

Director Compensation Following the Closing
Prior to the Closing, we expect that the Westrock board of directors will adopt a non-employee director compensation program. In setting compensation for the members of the board of directors, it is expected that the board of directors will consider the significant time commitment and the skills and experience level necessary for directors to fulfill their duties.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding (i) the actual beneficial ownership of Riverview Class A Shares and Riverview Class B Shares at [           ], 2022 and (ii) the expected beneficial ownership of Westrock Common Shares immediately following the consummation of the Business Combination and related transactions (including the PIPE Financing), assuming that no Riverview Class A Shares are redeemed, 50% of the Riverview Shares held by Riverview’s public stockholders are redeemed and the maximum number of Riverview Class A Shares are redeemed, in each case, by:
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each person who (i) is known to be the beneficial owner of more than 5% of Riverview Shares or (ii) is expected to be the beneficial owner of more than 5% of Westrock Common Shares following the Business Combination;

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each of the current executive officers and directors of Riverview, and such persons as a group; and

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each person who is expected to be a named executive officer or director of Westrock, and all directors and executives of Westrock as a group, in each cash following the Business Combination.

Beneficial ownership is determined according to the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.
The beneficial ownership of Riverview Shares pre-Business Combination is based on 31,250,000 issued and outstanding Riverview Shares, which includes an aggregate of 25,000,000 Riverview Class A Shares and 6,250,000 Riverview Class B Shares. Immediately prior to the SPAC Merger Effective Time, each Riverview Class B Share will automatically be converted into one Riverview Class A Share.
The expected beneficial ownership of the Westrock Common Shares immediately following consummation of the Business Combination and the related transactions assumes three redemption scenarios as follows:
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Assuming No Redemptions: This presentation assumes that no existing holder of Riverview Class A Shares exercises their redemption rights with respect to their Riverview Class A Shares upon consummation of the Business Combination

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Assuming 50% Redemptions: This presentation assumes that 12,500,000 Riverview Class A Shares (or 50% of Riverview’s outstanding Class A Shares, excluding any Riverview Class A Shares issued in the PIPE Financing or from conversion of Riverview Class B Shares), are redeemed for an aggregate payment of $125.0 million, based on an estimated per share redemption price of $10.00.

•
Assuming Maximum Redemptions: This presentation assumes that 25,000,000 Riverview Class A Shares (or 100% of Riverview’s outstanding Class A Shares, excluding any Riverview Class A Shares issued in the PIPE Financing or from conversion of Riverview Class B Shares) are redeemed for an aggregate payment of $250.0 million, based on an estimated per share redemption price of $10.00. These shares represent the maximum number of Riverview Class A shares that can be redeemed, while still satisfying the Available Cash condition.

Unless otherwise indicated in the footnotes to the following table and subject to applicable community property laws, we believe that all persons named in the table below have, or may be deemed to have, sole voting and investment power with respect to all Riverview Shares beneficially owned, or Westrock Common Shares to be beneficially owned, by them. Additionally, the following table does not reflect record or beneficial ownership of any (i) Westrock Common Shares issuable upon exercise of Westrock Warrants, and (ii) certain equity incentive awards that are subject to vesting conditions that have not yet been satisfied, as such securities are not exercisable or convertible within 60 days of the estimated closing date. However, shares that a person has the right to acquire within 60 days of the estimate closing date are deemed issued and outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed issued and outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Except as otherwise noted below, the address for persons or entities listed in the table under “Riverview Executive Officers, Directors and 5% Holders Pre-Business Combination” is c/o Riverview Acquisition Corp., 700 Colonial Road, Suite 101, Memphis, TN 38117 and under “Westrock Executive Officers, Directors and 5% Holders Post-Business Combination” is c/o Westrock Coffee Company, 100 River Bluff Drive, Suite 210, Little Rock, Arkansas 77202.

Post-Business Combination**
	Pre- Business Combination			Assuming No Redemption		Assuming 50% Redemptions		Assuming Maximum Redemption
Name of Beneficial Owner	Number of Riverview Class A Shares Beneficially Owned	Number of Riverview Class B Shares Beneficially Owned(1)	Percentage of Outstanding Riverview Shares(1)	Number of Westrock Common Shares Beneficially Owned(2)	Percentage of Total Voting Power(2)	Number of Westrock Common Shares Beneficially Owned(2)	Percentage of Total Voting Power(2)	Number of Westrock Common Shares Beneficially Owned(2)	Percentage of Total Voting Power(2)
Riverview Executive Officers, Directors and 5% Holders Pre-Business Combination
Officers and Directors
R. Brad Martin
Charles K. Slatery
William V. Thompson III
Anderee Berengian
Leslie Starr Keating
Mark Edmunds
Willie Gregory
All directors and named executive officers of Riverview as a group pre-Business Combination (7 individuals)
5% Holders
Westrock Executive Officers, Directors and 5% Holders Post-Business Combination
Officers and Directors
Scott T. Ford	—	—	—
T. Christopher Pledger	—	—	—
William A. Ford	—	—	—
Robert P. McKinney	—	—	—
Blake Schuhmacher	—	—	—
Joe T. Ford	—	—	—
R. Patrick Kruczek	—	—	—
Hugh McColl, III	—	—	—
R. Brad Martin	—	—	—
Mark Edmunds	—	—	—
Josie C. Natori	—	—	—
Leslie Starr Keating	—	—	—
Oluwatoyin Umesiri	—	—	—
Jeffrey H. Fox	—	—	—
All directors and executive officers of Westrock as a group post-Business Combination (14 individuals)	—	—	—
5% Holders

*
Less than one percent.

**
The information set forth in the table above and in the corresponding notes below reflect ratios for the conversion of Westrock Common Units and Westrock Preferred Units into Westrock Common Shares and Westrock Series A Preferred Shares set forth in the Transaction Agreement and present Westrock Series A Preferred Shares on an as-converted basis to Westrock Common Shares. Numbers in table and below may not foot due to rounding.

(1)
Represents percentage of voting power of the holders of Riverview Class A Shares and Riverview Class B Shares, voting together as a single class.

(2)
Includes Westrock Series A Preferred Shares on an as-converted basis to Westrock Common Shares.

CERTAIN RIVERVIEW RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
References to the “Company,” “Riverview,” “our,” “us” or “we” in the following section refer to Riverview Acquisition Corp.
Founder Shares, Private Placement Warrants
On February 18, 2021, the Riverview Sponsor purchased 5,750,000 Riverview Class B Shares for an aggregate price of $25,000. On April 7, 2021, Riverview effected a stock dividend of 1,437,500 Riverview Class B Shares, resulting in 7,187,500 Riverview Class B Shares outstanding. The Riverview Class B Shares included an aggregate of up to 937,500 shares that were subject to forfeiture by the Riverview Sponsor. As a result of the underwriters’ election to not exercise their over-allotment option by September 24, 2021, 937,500 Founder Shares were forfeited resulting in an aggregate of 6,250,000 Riverview Class B Shares outstanding. In connection with the closing of the initial public offering, the Riverview Sponsor sold 125,000 Riverview Class B Shares to certain anchor investors at their original purchase price of $10.00.
Simultaneously with the closing of our initial public offering, Riverview consummated a private placement of 7,400,000 Riverview Private Warrants at a price of $1.00 per Riverview Private Warrant to the Riverview Sponsor, generating proceeds of $7.4 million. The Riverview Private Warrant are identical to the Riverview Public Warrant, except that if held by the Riverview Sponsor or its permitted transferees, they (a) may be exercised for cash or on a cashless basis, (b) are not subject to being called for redemption and (c) they (including the Riverview Class A Shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the consummation of our initial business combination. There will be no redemption rights or liquidating distributions with respect to the Riverview Class B Shares or Riverview Private Warrant , which will expire worthless if we do not complete an initial business combination.
The Riverview Sponsor and Riverview’s directors, and officers have entered into certain lockup agreements which restrict their ability to take certain actions with respect to covered securities that they may own at the time of the effective date of the Business Combination. These restrictions are more fully explained in “The Business Combination Proposal — Related Agreements.”
Finders’ Fees, Consulting Fees and Similar Compensation
Other than (i) repayment of loans made to us prior to the date of our initial public offering by the Riverview Sponsor to cover our public offering-relating and organization expenses, (ii) repayment of any incremental loans which the Riverview Sponsor, members of our management team or any of their respective affiliates or other third parties may make to finance transaction costs in connection with an intended initial business combination (provided that if we do not consummate an initial business combination, we may use working capital held outside the trust account to repay such loaned amounts, but no proceeds from our trust account would be used for such repayment), (iii) payments to the Riverview Sponsor or its affiliate of a total of up to $5,000 per month for secretarial support and administrative services, and (iv) to reimburse the Riverview Sponsor for any out-of-pocket expenses related to identifying, investigation and completing an initial business combination, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to our initial stockholders, officers, directors or any of their respective affiliates, prior to or with respect to our initial business combination (regardless of the type of transaction that it is). Our audit committee must approve all payments in excess of $120,000 to any initial holder, our directors and officers or entities with which they are affiliated.
Related Party Loans
An affiliate of Riverview Sponsor loaned Riverview an aggregate of $181,341.25 to be used for a portion of the expenses of our initial public offering. These loans were non-interest bearing, unsecured and due at the earlier of December 31, 2021 or the completion of our initial public offering. We fully repaid the loan on August 23, 2021.
Administrative Services Agreement
We pay an amount up to $5,000 per month to the Riverview Sponsor or its affiliate for secretarial support and administrative services provided to us.

Sponsor Indemnity
The Riverview Sponsor has agreed that, if the Trust Account is liquidated without the consummation of a business combination, it will indemnify us to the extent any claims by a third party for services rendered or products sold to us, or any claims by a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per Riverview Class A Share, except for any claims by any third party who executed a waiver of any and all rights to seek access to the trust account, regardless of whether such waiver is enforceable, and except for claims arising from our obligation to indemnify the underwriters of the initial public offering pursuant to the underwriting agreement for the initial public offering. We have not independently verified whether Riverview Sponsor has sufficient funds to satisfy its indemnity obligations, we have not asked the Riverview Sponsor to reserve for such obligations and it may not be able to satisfy those obligations. We believe the likelihood of the Riverview Sponsor having to indemnify the Trust Account is limited because we will endeavor to have all third parties that provide products or services to us and prospective target businesses execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Funding Transactions
In order to fund working capital requirements and finance transaction costs in connection with an intended initial business combination the Riverview Sponsor, members of our management team or any of their respective affiliates or other third parties may, but are not obligated to, loan us funds to fund our additional working capital requirements and transaction costs. The loans will be interest free. If we consummate an initial business combination, we would repay such loaned amounts. If we do not consummate an initial business combination, we may use a portion of any working capital held outside the trust account to repay such loaned amounts; however, no proceeds from the trust account may be used for such repayment. If such funds are insufficient to repay the loan amounts, the unpaid amounts would be forgiven. Up to $1,500,000 of such loans may be converted into additional warrants at $1.00 per warrant of the post-business combination entity at the option of the lender. The warrants would be identical to the private placement warrants issued to the Riverview Sponsor.
All ongoing and future transactions between us and any member of our management team or his or her respective affiliates will be on terms believed by us at that time, based upon other similar arrangements known to us, to be no less favorable to us than are available from unaffiliated third parties. It is our intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to us than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third party were found to be on terms less favorable to us than with an unaffiliated third party, we would not engage in such transaction.
Registration Rights
We have entered into a registration rights agreement with respect to the Riverview Class B Shares, Riverview Private Warrants and warrants which may be issued upon any conversion of up to $1,500,000 of loans from the Riverview Sponsor, members of our management team or any of their respective affiliates or other third parties described above, requiring us to register such securities for resale (in the case of Riverview Class B Shares, only after conversion to Riverview Class A Shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of our initial business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs: (i) in the case of the Riverview Class B Shares, on the earlier of (A) one year after the completion of our initial business combination, (B) the last sale price of the Riverview Class A Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, and (C) the date following the completion of our initial business combination on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our public stockholders having the right to exchange their Riverview Class A Shares for cash, securities or other property; and (ii) in the case of the Riverview Private Warrants and the respective Riverview Class A Shares underlying such warrants, 30 days after the completion of our initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements. .
PIPE Subscription Agreements
Concurrently with the execution of the Transaction Agreement, Riverview and Westrock each entered into Subscription Agreements with the PIPE Investors, pursuant to which (i) certain PIPE Investors agreed to subscribe for and purchase, and Riverview agreed to issue and sell to such PIPE Investors, prior to and substantially concurrently with the Closing, an aggregate of 22,150,000 Riverview Class A Shares at a purchase price of $10.00 per share, for aggregate gross proceeds of $221,500,000, and (ii) other PIPE Investors agreed to subscribe for and purchase, and Westrock agreed to issue and sell to such PIPE Investors, prior to and substantially concurrently with the Closing (but following the Conversion), an aggregate of 2,850,000 Westrock Common Shares, at a purchase price of $10.00 per share, for aggregate gross proceeds of $28,500,000. The Riverview Class A Shares or Westrock Common Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) thereof. Each Riverview Class A Share issued in the PIPE Financing will be automatically canceled and extinguished and converted into one Westrock Common Share in the Mergers. PIPE Investors are permitted under the Subscription Agreements to satisfy their commitments thereunder through the purchase of Riverview Class A Shares on the public market, subject to certain restrictions set forth therein
The closing of the PIPE Financing is subject to customary conditions for a financing of this nature, including the substantially concurrent consummation of the Business Combination. The Subscription Agreements provide that Westrock will grant the PIPE Investors certain customary registration rights with respect to their Westrock Common Shares following the Closing.
Promote Participation Agreement
Concurrently with the execution of the Transaction Agreement, Riverview and Riverview Sponsor entered into certain Promote Participation Agreements (each, a “Promote Participation Agreement”) with certain PIPE Investors, including affiliates of Mr. Martin and Mr. Thompson, pursuant to which such PIPE Investors are entitled to purchase an aggregate of 816,000 additional Riverview Class B Shares from Riverview Sponsor, contingent upon fulfillment of their commitments under their respective Subscription Agreements.
Liquidation Support Agreement
Pursuant to the Riverview Subscription Agreements, the Westrock Group will enter into a Liquidation Support Agreement (each a “Liquidation Support Agreement”) with each of the Riverview PIPE Investors, pursuant to which Westrock Group will be required to provide certain financial support to the Riverview PIPE Investors in the event of a dissolution, liquidation or winding up of Westrock (any such event, a “Westrock Liquidation”) after the Closing. Pursuant to the Liquidation Support Agreement, in the event of a qualifying Westrock Liquidation, if the per share valuation of Westrock in the Westrock Liquidation is between $10.00 and $11.50, Westrock Group will transfer up to 1,000,000 Class A Common Shares to the PIPE Investors (subject to adjustment to take into account any stock split, stock dividend, combination or similar recapitalization affecting the Westrock Common Shares following the Closing).
For purposes of the Liquidation Support Agreements, a qualifying Westrock Liquidations will not include the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of Westrock or any subsidiary of Westrock, or any merger, consolidation, statutory exchange or any other business combination transaction of Westrock or any subsidiary of Westrock into or with any other person or the merger, consolidation, statutory exchange or any other business combination transaction of any other person (whether or not Westrock is the surviving or resulting entity).

Indemnification and Reimbursement Agreements
Riverview has entered into separate indemnification agreements with each of its directors and executive officers, in addition to the indemnification provided for in its amended and restated certificate of incorporation and amended and restated bylaws. The indemnification agreements and its amended restated certificate of incorporation and amended and restated bylaws require Riverview to indemnify its directors, executive officers, and certain controlling persons to the fullest extent permitted by Delaware law.
Related Party Policy
We have adopted a formal policy for the review, approval or ratification of related party transactions.
We have adopted a Code of Ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our board) or as disclosed in our public filings with the SEC. Under our Code of Ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company.
In addition, our audit committee is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. Our audit committee will review on a quarterly basis all payments that were made by us to the Riverview Sponsor, Riverview’s officers or directors, or our or any of their affiliates.
These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.
To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of the Riverview Sponsor, officers or directors unless we, or a committee of independent and disinterested directors, have obtained an opinion from an independent investment banking firm which is a member of FINRA or an independent accounting firm that our initial business combination is fair to our company from a financial point of view. There will be no finder’s fees, reimbursement, consulting fee, monies in respect of any payment of a loan or other compensation paid by us to the Riverview Sponsor, Riverview’s officers or directors or our or any of their respective affiliates, for services rendered to us prior to or in connection with the completion of our initial business combination (regardless of the type of transaction that it is). However, the following payments may be made to the Riverview Sponsor, Riverview’s officers or directors, or our or their affiliates, and, if made prior to our initial business combination will be made from (i) funds held outside the Trust Account or (ii) permitted withdrawals:
•
repayment of an aggregate of up to $300,000 in loans made to us by the Riverview Sponsor to cover offering-related and organizational expenses;

•
payment to an affiliate of the Riverview Sponsor of a total of up to $5,000 per month, for up to 18 months, for administrative and support services;

•
reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination; and

•
repayment of loans which may be made by the Riverview Sponsor, an affiliate of the Riverview Sponsor or our officers and directors to finance transaction costs in connection with an intended initial business combination. Up to $1,500,000 of such loans may be convertible into warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender.

These payments may be made using funds that are not held in the Trust Account or, upon completion of the initial business combination, from any amounts remaining from the proceeds of the Trust Account released to us in connection therewith.

CERTAIN WESTROCK RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Unless otherwise indicated or the context otherwise requires, all references in this section to “Company”, “we”, “us”, or “our” refer to the business of Westrock prior to the Closing.
Other than compensation arrangements for our executive officers and directors which are described elsewhere in this proxy statement/prospectus, below we describe transactions since January 1, 2021 to which we were or will be a participant and in which:
•
The amounts involved exceeded or will exceed $120,000; and

•
Any of our directors, executive officers or holders of more than 5% of our outstanding voting securities, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest (such persons, the “Related Parties”).

Indemnification Agreements
We intend to enter into an indemnification agreement with each of our directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under the DGCL against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. See the section titled “Description of Securities — Limitations on Liability, Indemnification of Officers and Directors and Insurance.”
Related-Party Trade Finance Facility
Westrock Coffee International, LLC, through its subsidiary, Falcon, maintained a working capital trade finance facility with multiple financial institutions agented by Brown Brothers Harriman, an affiliate of the BBH Investors, who are holders of more than 5% of our outstanding voting securities, and R. Patrick Kruczek and Matt Salsbury, currently members of our board of directors. Interest was payable monthly at the U.S. Prime Rate plus 1.50%, subject to a minimum rate of 5.00%. The facility carried an agent fee of 0.25% of total available capital. Availability under the facility was subject to a borrowing base calculation and secured by substantially all liquid assets of Falcon. On March 16, 2022, the facility was transferred to different lenders with substantially similar terms and ceased to be a facility with a Related Party. The new facility is uncommitted, repayable on demand and secured by substantially all of Falcon’s assets. The facility is renewable on an annual basis beginning March 2023. In the period between January 1, 2021 and the March 16, 2022 (when the facility ceased to be with Brown Brothers Harriman), the largest aggregate amount of principal outstanding on the facility was $47.7 million and the aggregate amount of interest paid was $1.9 million. During this period, Westrock drew $92.1 million under this facility and made payments of $73.2 million of principal.
Subordinated Notes Payable to Related Parties
On February 28, 2020, we issued $13.3 million of subordinated debt to (i) Wooster Capital, which is an affiliate of Joe T. Ford, a member of our board of directors and (ii) Jo Ellen Ford, who is an affiliate of Wooster Capital LLC and related person of Joe T. Ford and Scott T. Ford, our Chief Executive Officer and member of our board of directors. The subordinated notes payable will mature on the earlier of (i) six months after the Term Loan due in 2025 is paid in full or (ii) 10 years from the date of issuance in February 2030. Interest is payable quarterly at the end of each calendar quarter at a rate of 6% per annum. The proceeds of the subordinated notes payable were used to fund a portion of the purchase price of the acquisition of S&D and to pay related fees and expenses. In the period between January 1, 2021 and the date hereof, the largest aggregate amount of principal outstanding on the subordinated notes was $13.3 million, the aggregate amount of interest paid was $0.8 million and no principal was repaid. The subordinated notes remain outstanding as of the date hereof with a principal amount of $13.3 million. Wooster Capital, LLC and Jo Ellen Ford intend to contribute their respective subordinated notes to Westrock at the closing of the Business Combination as partial payment for their respective purchases of Westrock Common Shares in the PIPE Financing.

Subordinated Long-term Debt Payable to Related Parties
During 2021, Rwanda Trading Company also had a subordinated long-term debt balance with Westrock Finance, LLC, a related party through common ownership with Westrock Group, a holder of more than 5% of our outstanding voting securities, with interest payable annually at the end of each year at a rate of 9% per annum. In the period between January 1, 2021 and the date hereof, the largest aggregate amount of principal outstanding on such debt was $4.3 million. On December 3, 2021, we paid in full the $4.3 million principal and accrued and unpaid interest as of that date. Total interest paid during the year ended December 31, 2021 was $0.4 million.
Management Services Agreement
On February 28, 2020, we entered into a Management Services Agreement (the “Management Services Agreement”) with Westrock Group, a holder of more than 5% of our outstanding voting securities and an affiliate of Scott T. Ford, our Chief Executive Officer and member of our board of directors, in connection with our acquisition of S. & D. Coffee, Inc. Pursuant to the terms of the Management Services Agreement, Westrock Group agreed to provide certain advisory services to us in connection with the negotiation and consummation of agreements, the day-to-day financial, managerial and operational aspects of our business and acquisition and divestiture strategy in exchange for a cash payment of $2,500,000 on the date of the Management Services Agreement and on each of the three subsequent anniversaries of such date. Under the arrangement between the parties, Westrock Group shares office space, use of corporate aircrafts and administrative services with us and bears a corresponding share of the expense for such items based on usage. During the year ended December 31, 2021, the aggregate amount of payments made by us to Westrock Group under the Master Services Agreement was $2,500,000.
Capital Raise Agreement
On November 22, 2021, we entered into a Capital Raise Agreement (the “Capital Raise Agreement”) with the BBH Investors, the Stephens Group, LLC, Wooster Capital LLC, Westrock Group, S-G Coffee, LLC (collectively, the “Capital Raise Investors”) and TCW Asset Management Company LLC, in its capacity as the agent for the term loan lenders party to the Term Loan Credit Agreement. The Capital Raise Investors, together with their affiliates, are or were holders at the time of more than 5% of our outstanding voting securities. Pursuant to the terms of the Capital Raise Agreement, the Capital Raise Investors are required to make ‘required investments’ of up to $30 million in the aggregate upon the occurrence of certain Trigger Events (as defined in the Capital Raise Agreement and including a bankruptcy default or a breach of the financial covenants without a cure). The Capital Raise Agreement is expected to terminate in connection with the Closing, upon the prepayment of the existing term loans of Westrock Coffee Company LLC, a wholly owned subsidiary of Westrock.
Certain Other Transactions with Westrock Group
Westrock uses an aircraft that is owned by Westrock Group, a holder of more than 5% of our outstanding voting securities. Westrock Group bills Westrock at cost for its use of the plane. For the fiscal year ended 2021, the Company paid $219,738 to Westrock Group for the usage of such plane, with a balance of $37,789 which remained payable at December 31, 2021.
Westrock shares the 100 River Bluff Drive, Suite 210, Little Rock, Arkansas office location with Westrock Group. Westrock reimburses Westrock Group for its allocated portion of the office space, office expenses and lunches provided at that location. In addition, Westrock reimburses Westrock Group for certain health insurance and telephone charges that are paid by Westrock Group on behalf of Westrock. For the year ended 2021, these reimbursements totaled $499,695.
Ford Family
Joe T. Ford, the Chairman of our board of directors, is the father of Scott T. Ford, our Chief Executive Officer and a director. Scott T. Ford is the father of William A. Ford, our Group President, Operations.

Sam Ford is Scott T. Ford’s son and Joe T. Ford’s grandson and serves as Executive Vice President —  Business Analysis & Customer Experience of Westrock. For the fiscal year ended 2021, he was paid annual compensation in the amount of $269,808.
Policies and Procedures for Related Party Transactions
We will have a policy that all material transactions with a related party, as well as all material transactions in which there is an actual, or in some cases, perceived, conflict of interest, will be subject to prior review and approval by our Audit Committee and its independent members, who will determine whether such transactions or proposals are fair and reasonable to Westrock and its stockholders. In general, potential related-party transactions will be identified by our management and discussed with our Audit Committee at its meetings.
Proposals, including, where applicable, financial and legal analyses, alternatives and management recommendations, will be provided to our Audit Committee with respect to each issue under consideration, and decisions will be made by our Audit Committee with respect to the foregoing related-party transactions after opportunity for discussion and review of materials. When applicable, our Audit Committee will request further information and, from time to time, will request guidance or confirmation from internal or external counsel or auditors.
All related party transactions described in this section occurred prior to adoption of this policy, and as such, these transactions were not subject to the approval and review procedures set forth in the policy.
Post-Business Combination Arrangements
In connection with the Business Combination, certain agreements with certain Related Parties were entered into or will be entered into pursuant to the Transaction Agreement. The agreements described in this section, or forms of such agreements as they will be in effect substantially concurrently with the completion of the Business Combination, are filed as exhibits to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference thereto. These agreements include:
•
sponsor support agreement (see the section titled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Support Agreement”);

•
PIPE subscription agreements (see the sections titled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — PIPE Financing” and “Beneficial Ownership of Securities”);

•
the registration rights agreement (see the section titled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Registration Rights Agreement”);

•
lock-up agreements with the Riverview Sponsor and certain Westrock equity holders (see the section titled “Westrock Common Shares Eligible for Future Sale — Lock-up-Periods and Registration Rights — Westrock, Riverview Sponsor, Investors in PIPE Financing and Westrock Equityholders Lock-ups”);

•
the Investor Rights Agreement (see the section titled “Investor Rights Agreement”); and

•
a letter agreement with the BBH Investors which provides, among other things, that Westrock will pay all documented out-of-pocket and reasonable legal expenses of the BBH Investors associated with the negotiation, preparation, execution and delivery of the definitive documentation related to Westrock Series A Preferred Shares.

DESCRIPTION OF SECURITIES
Unless the context otherwise requires, references in this section to “we,” “us,” “our” and the “Company” refer to Westrock from and after the consummation of the Conversion, as the context requires. The following description summarizes certain important terms of our capital stock, as they are expected to be in effect following the Conversion. We will adopt a certificate of incorporation and bylaws in connection with the Conversion, and this description summarizes the provisions that are expected to be included in such documents. This description is not complete and is qualified by reference to the full text of our certificate of incorporation and bylaws, the forms of which are filed as exhibits to the registration statement of which this proxy statement/prospectus is a part, as well as the applicable provisions of the DGCL.
General
Following the Conversion, our authorized capital stock will consist of [    ] Westrock Common Shares and [    ] shares of preferred stock, of which [    ] will be designated Westrock Series A Preferred Shares.
Immediately after the consummation of the Business Combination, we expect to have [    ] Westrock Common Shares issued and outstanding and [    ] Westrock Series A Preferred Shares issued and outstanding, assuming that no shares of Westrock Series A Preferred Shares are converted into Westrock Common Shares and no options, warrants (including the Westrock Warrants) or other securities convertible into or exchangeable for Westrock Common Shares are exercised.
Common Stock
Voting
Each holder of Westrock Common Shares is entitled to one vote for each share on all matters submitted to a vote of the stockholders. Holders of Westrock Common Shares will vote, as a single class, with holders of Westrock Series A Preferred Shares, on an as-converted basis, on all matters submitted to a vote of the stockholders.
Dividends
Subject to preferences that may apply to any outstanding shares of preferred stock, including the Westrock Series A Preferred Shares, holders of Westrock Common Shares are entitled to receive ratably any dividends that our board of directors may declare out of funds legally available for that purpose on a non-cumulative basis.
Liquidation or Dissolution
In the event of our liquidation, dissolution or winding up, holders of Westrock Common Shares are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding shares of preferred stock, including the Westrock Series A Preferred Shares.
Conversion, Transferability and Exchange
Westrock Common Shares are not subject to any conversion or exchange rights. Certain Westrock Common Shares (and Westrock Common Shares obtained from the conversion of Westrock Series A Preferred Shares) are subject to contractual transfer restrictions. See the section titled “Westrock Common Shares Eligible For Future Sale — Lock-Up Periods and Registration Rights.”
Other Provisions
Other than certain preemptive rights granted to the BBH Investors pursuant to the Investor Rights Agreement, holders of Westrock Common Shares will have no preemptive or subscription rights. See the section titled “Investor Rights Agreement” for more information. There are no redemption or sinking fund provisions applicable to Westrock Common Shares. After the consummation of the Business Combination, all outstanding shares of Westrock Common Shares will be fully paid and non-assessable. The rights, preferences and privileges of the holders of Westrock Common Shares are subject to, and may be adversely affected by, the rights of the holders of Westrock Series A Preferred Shares and shares of any other series of preferred stock that we may designate and issue in the future.
Preferred Stock
Under the terms of our certificate of incorporation, our board of directors will be authorized, subject to limitations prescribed by the DGCL and by our certificate of incorporation, to issue up to [    ] shares of preferred stock in one or more series without further action by the holders of Westrock Common Shares, [    ] shares of which are designated as Westrock Series A Preferred Shares. Our board of directors will have the discretion, subject to limitations prescribed by the DGCL, our certificate of incorporation and the Investor Rights Agreement, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The rights, preferences, privileges and restrictions of Westrock Series A Preferred Shares are described below.
Westrock Series A Preferred Shares
Maturity
Subject to the redemption and conversion rights described below, the Westrock Series A Preferred Shares are perpetual securities.
Priority
Westrock Series A Preferred Shares rank, with respect to dividend rights and/or distribution rights upon the liquidation, winding up or dissolution, as applicable, of Westrock: (i) senior to Westrock Common Shares and each other class or series of capital stock of Westrock, the terms of which do not expressly provide that such class or series ranks senior or on parity to the Westrock Series A Preferred Shares as to dividend rights or distribution rights upon Westrock’s liquidation, winding up or dissolution (such stock, “Junior Stock”); (ii) on parity with any class or series of capital stock of Westrock, the terms of which expressly provide that such class or series ranks on parity with the Westrock Series A Preferred Shares as to dividend rights and distribution rights upon Westrock’s liquidation, winding-up or dissolution (such stock “Parity Stock”); and (iii) junior to each class or series of capital stock of Westrock, the terms of which expressly provide that such class or series ranks senior to the Westrock Series A Preferred Shares as to dividend rights or distribution rights upon Westrock’s liquidation, winding-up or dissolution.
Voting
Each holder of Westrock Series A Preferred Shares is entitled to vote, on an as-converted basis, as a single class with the holders of Westrock Common Shares and the holders of any other class or series of capital stock of Westrock then entitled to vote with the Westrock Common Shares on all matters submitted to a vote of the holders of Westrock Common Shares.
Consent Rights
So long as any Westrock Series A Preferred Shares are outstanding, Westrock may not, without the affirmative vote or consent of the holders of record of at least a majority in voting power of Westrock Series A Preferred Shares, voting together as a single, separate class: (a) amend, alter or repeal any provision of the certificate of incorporation, the by-laws or any other such organizational document of Westrock that would adversely affect the rights, preferences, privileges, voting power or special rights of the Westrock Series A Preferred Shares, (b) amend, alter, or supplement the certificate of incorporation, the by-laws or any other such organizational document of Westrock or any provision thereof, or take any other action to authorize or create, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, or issue, any class or series of Senior Stock or Parity Stock, including with respect to dividend rights or rights upon Westrock’s liquidation, winding-up or dissolution, (c) increase or decrease the authorized number of Westrock Series A Preferred Shares or issue Westrock Series A Preferred Shares, Parity Stock or Senior Stock and (d) for so long as the BBH Investors and their controlled affiliates own at least sixty percent (60%) of the Series A Preferred Shares that the BBH Investors owned at the Closing, consummate any Fundamental Change in which the holders of Westrock Series A Preferred Shares would receive less than $18.50 per share (subject to customary adjustments).
Dividends
Holders of Westrock Series A Preferred Shares are entitled to receive ratably any dividends that our board of directors declares and pays on the Westrock Common Shares, on an as-converted basis, when paid to holders of Westrock Common Shares. Westrock may, subject to customary restrictions, but is not required to, declare or pay any dividends solely on the Westrock Series A Preferred Shares.
Liquidation or Dissolution
The initial liquidation preference of Westrock Series A Preferred Shares is $11.50 per share, plus any declared but unpaid dividends. In the event of our liquidation, dissolution or winding up, holders of Westrock Series A Preferred Shares are entitled to receive, per Westrock Series A Preferred Share, the greater of (a) the liquidation preference and (b) the amount such holder would have received had they converted their Westrock Series A Preferred Shares into Westrock Common Shares immediately prior to such liquidation event.
Conversion, Transferability and Exchange
Holders of Westrock Series A Preferred Shares may voluntarily convert their Westrock Series A Preferred Shares into a whole number of Westrock Common Shares at any time at a rate equal to the quotient of (a) the liquidation preference as of the applicable conversion date, divided by (b) the conversion price as of the applicable conversion date, which will initially be $11.50 per Westrock Series A Preferred Share, plus cash in lieu of fractional shares. The initial conversion price of $11.50 per Westrock Series A Preferred Share is subject to customary adjustments for Westrock Common Share stock dividends, distributions or combinations, tender or exchange offers and issuances of Westrock Common Shares below a specified price.
Subject to the rights described under “Fundamental Change” below, in the event of certain extraordinary transactions, as a result of which Westrock Common Shares would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof), each Westrock Series A Preferred Share outstanding immediately prior to such event will, without the consent of the holders of Westrock Series A Preferred Shares, become convertible into the kind of stock, other securities or other property or assets that such holder would have been entitled to receive if such holder had converted its Westrock Series A Preferred Shares into Westrock Common Shares immediately prior to such event.
Other than as described above and under Fundamental Change below, the Westrock Series A Preferred Shares are not convertible at the option of Westrock.
Certain equity-holders are subject to contractual transfer restrictions with respect to their Westrock Series A Preferred Shares and any Westrock Common Shares into which their Westrock Series A Preferred Shares are converted. See the section titled “Westrock Common Shares Eligible for Future Sale — Lock-up Periods and Registration Rights.”
Fundamental Change
If and to the extent the holders of Westrock Series A Preferred Shares approve a Fundamental Change over which they have consent rights, the holders of the Westrock Series A Preferred Shares will be entitled to receive the greater of (i) the liquidation preference of the Westrock Series A Preferred Shares and (ii) the amount such holder would have received had they converted the Westrock Series A Preferred Shares into Westrock Common Shares immediately prior to such Fundamental Change. In connection with a Fundamental Change in which the holders of the Westrock Series A Preferred Shares would receive an amount equal to or greater than $18.50 per Westrock Series A Preferred Share (subject to customary adjustments), the holders of the Westrock Series A Preferred Shares will not be entitled to separate class vote, and the holders of the Westrock Series A Preferred Shares will be entitled to receive the greater of (i) $18.50 per Westrock Series A Preferred Share (subject to customary adjustments) and (ii) the amount such holder would have received had they converted the (subject to customary adjustments) into Westrock Common Shares immediately prior to such Fundamental Change.
To the extent that all or any portion of the consideration delivered in such Fundamental Change consists of equity, the portion of such consideration paid in equity will be paid via a class or series of preferred stock or similar security of the surviving or remaining entity, or the entity controlling such entity, having voting powers, preferences and special rights identical to the rights of the Westrock Series A Preferred Shares.
Redemption
On or after the five and a half year anniversary of the date of Closing, any holder of Westrock Series A Preferred Shares may require Westrock to redeem all or any whole number of such holder’s Westrock Series A Preferred Shares in cash, subject to applicable law and the terms of any credit agreement or similar arrangement pursuant to which a third-party lender provides debt financing to Westrock or its subsidiaries, at a redemption price per share equal to the greater of (a) the liquidation preference and (b) the product of (i) the number of Westrock Common Shares that would have been obtained from converting one Westrock Series A Preferred Share on the redemption notice date and (ii) the simple average of the daily volume-weighted average price per Westrock Common Share for the ten trading days ending on and including the trading day immediately preceding the redemption notice date.
To the extent any redemption is prohibited to be in cash, the liquidation preference on each unredeemed Westrock Series A Preferred Share will start accreting daily at a rate of ten percent per annum (the “PIK Rate”). In such case, any holder of Westrock Series A Preferred Shares may thereafter put any outstanding Westrock Series A Preferred Shares to Westrock only on each subsequent anniversary of the date of Closing, on the above terms, with the PIK Rate increasing by two percent with respect to unredeemed Westrock Series A Preferred Shares on each occasion that Westrock cannot satisfy the redemption entirely in cash.
At any time after the five and a half year anniversary of the date of Closing, Westrock may redeem, ratably, in whole or, from time to time in part, the Westrock Series A Preferred Shares of any holder then outstanding at the Redemption Price in cash, equal to the greater of (i) the liquidation preference and (ii) the product of (x) the number of Westrock Common Shares that would have been obtained from converting one Westrock Series A Preferred Share on the date of the exercise of such call is notified by Westrock (including fractional shares for this purpose) and (y) the simple average of the daily volume weighted average price per Westrock Common Share for the ten trading days ending on and including the trading day immediately preceding the date of the exercise of such call by Westrock. The Redemption Price for the Westrock Series A Preferred Shares held by the BBH Investors may not be less than the $18.50 per Westrock Series A Preferred Share (subject to adjustments); provided that, Westrock may redeem such shares in such a case if it pays an incremental price per share on the redemption date to the BBH Investors equal to the difference between $18.50 (subject to adjustments) and the Redemption Price.
Sinking Fund
Westrock Series A Preferred Shares will not be subject to or entitled to the operation of a retirement or sinking fund.
Other Provisions
Certain holders of Westrock Series A Preferred Shares have additional rights and obligations under the Investor Rights Agreement. See the section titled “Investor Rights Agreement.”
Anti-Takeover Effects of Various Provisions of Delaware Law, Our Certificate of Incorporation and Our Bylaws
Provisions of the DGCL and our certificate of incorporation and bylaws could make it more difficult to acquire Westrock by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, which are summarized below, may discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of the Company to first negotiate with our board of directors. Westrock believes that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure it outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Delaware Anti-Takeover Statute
As a Delaware corporation, Westrock will be subject to Section 203 of the DGCL regarding corporate takeovers. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless:
•
prior to the date of the transaction, the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time such transaction commenced, excluding, for purposes of determining the number of shares outstanding, (a) shares owned by persons who are directors and also officers of the corporation and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder.

In this context, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status owned, 15% or more of a corporation’s outstanding voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the Westrock Common Shares held by our stockholders.
A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting shares. We will not elect to “opt out” of Section 203. However, following this offering and subject to certain restrictions, we could subsequently elect to “opt out” of Section 203 by such an amendment to our certificate of incorporation or bylaws.
Classified Board
Our certificate of incorporation and bylaws will provide that our board of directors will be divided into three classes, with Class II expected to consist initially of four directors and Classes I and III expected to consist initially of three directors. The directors designated as Class I directors will have terms expiring at the first annual meeting of stockholders following the consummation of the Business Combination, which we expect to hold in 2023. The directors designated as Class II directors will have terms expiring at the following year’s annual meeting of stockholders, which we expect to hold in 2024, and the directors designated as Class III directors will have terms expiring at the following year’s annual meeting of stockholders, which we expect to hold in 2025. Commencing with the first annual meeting of stockholders following the consummation of the Business Combination, directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years. At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a majority of the total voting power of shares of capital stock of Westrock present in person or represented by proxy at the meeting and entitled to vote on the matter, except that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the total voting power of shares of capital stock of Westrock present in person or represented by proxy at any such meeting. Under the classified board provisions, it may take two elections of directors for any individual or group to gain control of our board of directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Westrock. Beginning at the first annual meeting of stockholders in 2026, the directors whose terms expire at such annual meeting and any subsequent annual meeting will be elected to hold office for a one-year term expiring at the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified. The board of directors will be fully declassified following the annual meeting in 2028 with all directors standing for election for one-year terms.
Removal of Directors
Directors may be removed only for cause by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote for the election of directors; provided that once the directors are in a class that is elected for a one-year term, such director may be removed with or without cause.
Amendments to Certificate of Incorporation and Bylaws
Our certificate of incorporation will provide that it may be amended or altered in any manner provided by the DGCL, provided that certain amendments will require the affirmative vote or consent of the holders of at least a majority of the shares of Westrock Series A Preferred Shares outstanding at such time, voting together as a separate class. Our bylaws may be adopted, amended, altered or repealed by stockholders upon the approval of at a majority of the voting power of all of the then-outstanding shares of stock entitled to vote at an election of directors, provided that certain amendments will require the affirmative vote or consent of the holders of at least a majority of the shares of Westrock Series A Preferred Shares outstanding at such time, voting together as a separate class. See the section titled “Westrock Series A Preferred Shares — Consent Rights” above. Additionally, subject to the rights of the Westrock Series A Preferred Shares, our certificate of incorporation and bylaws will provide that our bylaws may be adopted, amended, altered or repealed by the board of directors.
Size of Board and Vacancies
Our certificate of incorporation and our bylaws will provide that the number of directors on our board of directors will be fixed exclusively by our board of directors, provided that the board shall initially consist of ten directors and any increase or decrease to the size of the board shall require the consent of certain holders, as described more fully in the section titled “Investor Rights Agreement.” Subject to the rights of certain holders, as set forth in the Investor Rights Agreement, any vacancies on our board of directors resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of the board of directors then in office, whether or not less than a quorum. Subject to the rights of certain holders, as set forth in the Investor Rights Agreement, our certificate of incorporation and our bylaws will provide that any director appointed to fill a vacancy on our board of directors will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which he or she been appointed expires and until such director’s successor shall have been duly elected and qualified. See the section titled “Investor Rights Agreement.”
Special Stockholder Meetings
Our bylaws will provide that only the chairman of the board of directors, the chief executive officer or an officer at the request of a majority of the members of the board of directors pursuant to a resolution approved by the board of directors may call special meetings of Westrock stockholders, and stockholders may not call special stockholder meetings.

Stockholder Action by Written Consent
Stockholder action must take place at the annual or a special meeting of Westrock stockholders, provided that, holders of the Westrock Series A Preferred Shares may take action or consent to any action with respect to the matters described under the section titled “— Terms of the Westrock Series A Preferred Shares — Consent Rights” above without a meeting by delivering a consent in writing or by electronic transmission of the holders of the Westrock Series A Preferred Shares entitled to cast not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of stockholders.
Requirements for Advance Notification of Stockholder Nominations and Proposals
Our bylaws will establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, as well as minimum qualification requirements for stockholders making the proposals or nominations. Additionally, our bylaws will require that candidates nominated by stockholders for election as a director disclose their qualifications and make certain representations, including that (a) they are not a party to any undisclosed voting commitment, any voting commitment that could interfere with their ability to fulfill their fiduciary duties as a director of Westrock, should they be elected, or any undisclosed agreement pursuant to which they would receive compensation, reimbursement or indemnification in connection with their service as a director of Westrock, (b) they will be in compliance, should they be elected, with Westrock’s corporate governance guidelines and the Westrock’s conflict of interest, confidentiality and stock ownership and trading policies and (c) they will abide by the procedures for the election of directors in our bylaws.
No Cumulative Voting
The DGCL provides that stockholders will not have the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Our certificate of incorporation will not provide for cumulative voting.
Undesignated Preferred Stock
The authority that our board of directors will possess to issue shares of preferred stock could potentially be used to discourage attempts by third parties to obtain control of Westrock through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our board of directors may be able to issue shares of preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of Westrock Common Shares.
Terms of the Westrock Series A Preferred Shares
Certain terms of the Westrock Series A Preferred Shares may discourage attempts by third parties to obtain control of Westrock through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. These include: the (i) rights of the holders of Westrock Series A Preferred Shares to vote as a separate class with respect to amendments to the certificate of incorporation and bylaws of Westrock that would adversely affect the rights, preferences, privileges, voting power or special rights of the Westrock Series A Preferred Shares and, for so long as the BBH Investors and their controlled affiliates own at least sixty percent (60%) of the Series A Preferred Shares that the BBH Investors owned at the Closing, any Fundamental Change in which the holders of Westrock Series A Preferred Shares would receive less than $18.50 per share (subject to adjustment), and (ii) the rights of the Westrock Series A Preferred Shares in a Fundamental Change to receive at least a specified amount. See the section titled “— Westrock Series A Preferred Shares” above for more information.
Limitations on Liability, Indemnification of Officers and Directors and Insurance
Elimination of Liability of Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and our certificate of incorporation will include such an exculpation provision. Our certificate of incorporation will provide that, to the fullest extent permitted by the DGCL, no director will be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director. While our certificate of incorporation will provide directors with protection from awards for monetary damages for breaches of their duty of care, it will not eliminate this duty. Accordingly, our certificate of incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care. The provisions of our certificate of incorporation described above apply to an officer of Westrock only if he or she is a director of Westrock and is acting in his or her capacity as director, and do not apply to officers of Westrock who are not directors.
Indemnification of Directors, Officers and Employees
Our certificate of incorporation and our bylaws will require us to indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Westrock, or is or was serving at the request of Westrock as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by Westrock, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such person in connection with such proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Westrock and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
We will be authorized under our bylaws to purchase and maintain insurance to protect Westrock and any current or former director, officer, employee or agent of Westrock or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Westrock would have the power to indemnify such person against such expense, liability or loss under the DGCL.
We intend to enter into an indemnification agreement with each of our directors and officers. The indemnification agreements will provide that we will indemnify each indemnitee to the fullest extent permitted by the DGCL from and against all loss and liability suffered and expenses, judgments, fines and amounts paid in settlement incurred in connection with defending, investigating or settling any threatened, pending, or completed action, suit or proceeding related to the indemnitee’s service with the Company. Additionally, we will agree to advance to the indemnitee expenses incurred in connection therewith.
The limitation of liability and indemnification provisions in these indemnification agreements and our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of fiduciary duty. These provisions also may reduce the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment in Westrock Common Shares may be adversely affected to the extent we pay the costs of settlement and damage awards under these indemnification provisions.
Exclusive Forum
Our certificate of incorporation will provide that, unless the board of directors otherwise determines, the state courts located within the State of Delaware or, if no state court located in the State of Delaware has jurisdiction, the federal court for the District of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of Westrock, any action asserting a claim of breach of a fiduciary duty owed by any director or officer of Westrock to Westrock or our stockholders, any action asserting a claim against Westrock or any director or officer of Westrock arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws, or any action asserting a claim against Westrock or any director or officer of Westrock governed by the internal affairs doctrine. Under our certificate of incorporation, to the fullest extent permitted by law, this exclusive forum provision will apply to all actions asserting covered Delaware state law claims, including any other claims, such as federal securities law claims, that a stockholder chooses to bring in the same action, although stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. This exclusive-forum provision does not apply to actions that do not assert any covered Delaware state law claims, such as, for example, any action asserting solely federal securities law claims, and the enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings and it is possible that, in connection with claims arising under federal securities laws or otherwise, a court could find this exclusive forum provision to be inapplicable or unenforceable.
Corporate Opportunity Waiver
Our certificate of incorporation will provide that Westrock waives, to the maximum extent permitted by law, the application of the doctrine of corporate opportunity, or any other analogous doctrine, with respect to Westrock, any non-employee directors or stockholders or any of their respective affiliates. Without limiting the foregoing, Westrock will renounce, to the fullest extent permitted by law, any interest or expectancy of Westrock, its stockholders and any of their respective affiliates in, or in being notified of or offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director Westrock who is not an employee of Westrock or any of its subsidiaries or (ii) any such director’s affiliates, partners, or other representatives (each of the foregoing, a “Covered Person”), unless such matter, transaction or interest is expressly offered to such director solely in his or her capacity as a director of Westrock. No Covered Person shall have any duty to communicate or offer an Excluded Opportunity to Westrock or any of its affiliates or stockholders, and no Covered Person shall have any liability to Westrock, any of its affiliates or stockholders for breach of any duty, as a director or otherwise, by reason of the fact that such Covered Person pursues or acquires an Excluded Opportunity, directs an Excluded Opportunity to another person or fails to present an Excluded Opportunity, or information regarding an Excluded Opportunity, to Westrock or any of its affiliates or stockholders.
Authorized but Unissued Shares
Our authorized but unissued shares of Westrock Common Shares and shares of preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of Westrock Common Shares and shares of preferred stock could render more difficult or discourage an attempt to obtain control of Westrock by means of a proxy contest, tender offer, merger or otherwise.
Registration Rights
In connection with the consummation of the Business Combination, we entered into a Registration Rights Agreement, pursuant to which each of the stockholders party thereto are entitled to demand the registration of the sale of certain or all of the Westrock Common Shares and Westrock Series A Preferred Shares that they beneficially own. Additional persons who were equityholders of Westrock prior to the Closing may become party to the Registration Rights Agreement with respect to their Westrock Common Shares and Westrock Series A Preferred Shares See the section titled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Registration Rights Agreement” for more information.
Westrock Warrants
In connection with its initial public offering, Riverview sold the Riverview Public Warrants pursuant to a registration statement on Form S-1 and the Riverview Private Warrants in a private placement. Pursuant to the Transaction Agreement, at the SPAC Merger Effective Time, as a result of the Mergers, each Riverview Public Warrant will be converted into a warrant for Westrock Common Shares (the “Westrock Public Warrants”) and each Riverview Private Warrant will be converted into a warrant for Westrock Common Shares (the “Westrock Private Warrants”).
Westrock Public Warrants
Each whole Westrock Public Warrant will entitle the registered holder to purchase one Westrock Common Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on 30 days after the completion of the Business Combination, provided that Westrock has an effective registration statement under the Securities Act covering the Westrock Common Shares issuable upon exercise of the Westrock Public Warrants and a current prospectus relating to them is available (or Westrock permits holders to exercise their Westrock Public Warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a holder of Westrock Public Warrants may exercise its Westrock Public Warrants only for a whole number of Westrock Common Shares. This means that only a whole Westrock Public Warrant may be exercised at any given time by a Westrock Public Warrant holder. No fractional Westrock Public Warrants will be issued upon separation of the units and only whole Westrock Public Warrants will trade. The Westrock Public Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
Westrock will not be obligated to deliver any Westrock Common Shares pursuant to the exercise for cash of a Westrock Public Warrant and will have no obligation to settle such Westrock Public Warrant exercise unless a registration statement under the Securities Act with respect to the Westrock Common Shares underlying the Westrock Public Warrants is then effective and a prospectus relating thereto is current, subject to Westrock satisfying its obligations described below with respect to registration, or a valid exemption from registration is available. No Westrock Public Warrant will be exercisable and Westrock will not be obligated to issue a Westrock Common Share upon exercise of a Westrock Public Warrant unless the Westrock Common Shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Westrock Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Westrock Public Warrant, the holder of such Westrock Public Warrant will not be entitled to exercise such Westrock Public Warrant and such Westrock Public Warrant may have no value and expire worthless. In no event will Westrock be required to net cash settle any Westrock Public Warrant.
As soon as practicable, but in no event later than twenty business days after the Closing, Westrock will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Westrock Common Shares issuable upon exercise of the Westrock Public Warrants. Westrock will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Westrock Public Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Westrock Common Shares issuable upon exercise of the Westrock Public Warrants is not effective by the 60 business days after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when Westrock will have failed to maintain an effective registration statement, exercise Westrock Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if Westrock Common Shares are at the time of any exercise of a Westrock Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Westrock may, at its option, require holders of its public Westrock Public Warrants who exercise their Westrock Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event Westrock elects to do so, Westrock will not be required to file or maintain in effect a registration statement, but Westrock will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering each such Westrock Public Warrant for that number of Westrock Common Shares equal to the quotient obtained by dividing (x) the product of the number of Westrock Common Shares underlying the Westrock Public Warrants, multiplied by the difference between the exercise price of the Westrock Public Warrants and the “fair market value” by (y) the fair market value. The “fair market value” will mean average reported last sale price of the Westrock Common Shares for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Westrock Public Warrants.
Once the Westrock Public Warrants become exercisable, Westrock may redeem the outstanding Westrock Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported last sale price of the Westrock Common Shares for any 20 trading days within a 30-trading day period ending three business days before Westrock sends the notice of redemption to the warrant holders equals or exceeds $18.00 per share.

If and when the Westrock Public Warrants become redeemable by Westrock, Westrock may exercise its redemption right even if Westrock is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the foregoing conditions are satisfied and Westrock issues a notice of redemption of the Westrock Public Warrants, each warrant holder will be entitled to exercise his, her or its Westrock Public Warrant prior to the scheduled redemption date. However, the price of the Westrock Common Shares may fall below the $18.00 redemption trigger price as well as the $11.50 (for whole shares) Westrock Public Warrant exercise price after the redemption notice is issued.
If we call the Westrock Public Warrants for redemption as described above, Westrock’s management will have the option to require any holder that wishes to exercise its Westrock Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Westrock Public Warrants on a “cashless basis,” Westrock’s management will consider, among other factors, Westrock’s cash position, the number of Westrock Public Warrants that are outstanding and the dilutive effect on Westrock’s stockholders of issuing the maximum number of shares of Westrock Common Shares issuable upon the exercise of the Westrock Public Warrants. If Westrock’s management takes advantage of this option, all holders of Westrock Public Warrants would pay the exercise price by surrendering their Westrock Public Warrants for that number of Westrock Common Shares equal to the quotient obtained by dividing (x) the product of the number of shares of Westrock Common Shares underlying the Westrock Public Warrants, multiplied by the difference between the exercise price of the Westrock Public Warrants and the fair market value by (y) the fair market value.
Redemption Procedures.   A holder of a Westrock Public Warrant may notify Westrock in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Westrock Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Westrock Common Shares outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments.   If the number of outstanding Westrock Common Shares is increased by a stock dividend payable in Westrock Common Shares, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of Westrock Common Shares issuable on exercise of each Westrock Public Warrant will be increased in proportion to such increase in the outstanding Westrock Common Shares. A rights offering to holders of Westrock Common Shares entitling holders to purchase Westrock Common Shares at a price less than the “fair market value” (as defined below) will be deemed a stock dividend of a number of Westrock Common Shares equal to the product of (i) the number of Westrock Common Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Westrock Common Shares) and (ii) one minus the quotient of (x) the price per Westrock Common Share paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Westrock Common Shares, in determining the price payable for Westrock Common Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume-weighted average price of Westrock Common Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Westrock Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Westrock Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Westrock Common Shares on account of such Westrock Common Shares (or other securities into which the Westrock Public Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the

Westrock Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Westrock Common Share in respect of such event.
If the number of outstanding Westrock Common Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Westrock Common Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Westrock Common Shares issuable on exercise of each Westrock Public Warrant will be decreased in proportion to such decrease in outstanding Westrock Common Shares.
Whenever the number of Westrock Common Shares purchasable upon the exercise of the Westrock Public Warrants is adjusted, as described above, the Westrock Public Warrant exercise price will be adjusted by multiplying the Westrock Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Westrock Common Shares purchasable upon the exercise of the Westrock Public Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Westrock Common Shares so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding Westrock Common Shares (other than those described above or that solely affects the par value of such Westrock Common Shares), or in the case of any merger or consolidation of Westrock with or into another corporation (other than a consolidation or merger in which Westrock is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Westrock Common Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Westrock as an entirety or substantially as an entirety in connection with which Westrock is dissolved, the holders of the Westrock Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Westrock Public Warrants and in lieu of the Westrock Common Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Westrock Common Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Westrock Public Warrants would have received if such holder had exercised their Westrock Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Westrock Common Shares in such a transaction is payable in the form of Westrock Common Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Westrock Public Warrant properly exercises the Westrock Public Warrant within thirty days following public disclosure of such transaction, the Westrock Public Warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the Westrock Public Warrant.
The Westrock Public Warrants will be assumed by Westrock in registered form under the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Riverview.
Such warrant agreement provides that the terms of the Westrock Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then-outstanding public Westrock Public Warrants to make any change that adversely affects the interests of the registered holders of public Westrock Public Warrants.
The Westrock Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Westrock, for the number of Westrock Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Westrock Common Shares and any voting rights until they exercise their Westrock Public Warrants and receive Westrock Common Shares. After the issuance of Westrock Common Shares upon exercise of the Westrock Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
No fractional shares will be issued upon exercise of the Westrock Public Warrants. If, upon exercise of the Westrock Public Warrants, a holder would be entitled to receive a fractional interest in a share, Westrock will, upon exercise, round down to the nearest whole number, the number of Westrock Common Shares to be issued to the warrant holder.
Westrock Private Warrants
The Westrock Private Warrants (including the Westrock Common Shares issuable upon exercise of the Westrock Private Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except pursuant to limited exceptions) and they will not be redeemable by Westrock so long as they are held by the Riverview Sponsor or its permitted transferees (except as otherwise set forth herein). The Riverview Sponsor, or its permitted transferees, have the option to exercise the Westrock Private Warrants on a cashless basis. Except as described below, the Westrock Private Warrants have terms and provisions that are identical to those of the Westrock Private Warrants. If the Westrock Private Warrants are held by holders other than the Riverview Sponsor or its permitted transferees, the Westrock Private Warrants will be redeemable by Westrock in all redemption scenarios and exercisable by the holders on the same basis as the Westrock Public Warrants.
If holders of the Westrock Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Westrock Private Warrants for that number of Westrock Common Shares equal to the quotient obtained by dividing (x) the product of the number of Westrock Common Shares underlying the Westrock Private Warrants, multiplied by the excess of the “historical fair market value” (defined below) over the exercise price of the Westrock Private Warrants by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the average last reported sale price of the Westrock Common Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
Transfer Agent and Registrar
The transfer agent and registrar for the Westrock Common Shares will be Computershare Trust Company, N.A. and the transfer agent and registrar for the Westrock Warrants will be [           ]
Listing
Westrock intends to apply to list the Westrock Common Shares and the Westrock Warrants on the Nasdaq Capital Market under the symbols “WEST” and “WESTW,” respectively.

INVESTOR RIGHTS AGREEMENT
This subsection of this proxy statement/prospectus describes the material provisions of the Investor Rights Agreement, but does not purport to describe all of the terms of the Investor Rights Agreement. The following summary is qualified in its entirety by reference to the complete text of the Investor Rights Agreement, which is attached as Exhibit 4.8 to this proxy statement/prospectus.
Concurrently with the signing of the Transaction Agreement, (i) the WCC Investors, (ii) the BBH Investors, and (iii) Riverview Sponsor entered into the Investor Rights Agreement with Westrock, which sets forth certain rights of such equityholders with respect to Westrock following the Closing. The Investor Rights Agreement will only be effective following the Closing and will be of no force and effect if the Transaction Agreement is validly terminated in accordance with the terms thereof prior to the Closing. Pursuant to the Investor Rights Agreement, following the Closing, the Westrock board of directors will initially consist of ten directors. The WCC Investors have the right to designate for inclusion in Westrock’s slate of individuals to be nominated for election to the board of directors of Westrock (a) up to two directors (of which, so long as the Westrock board of directors is classified, one director will be for Class I and one director will be for Class III) for so long as the initial WCC Investors collectively beneficially own at least 10% of the Outstanding Stock and (b) up to one director (which such director will be for Class III so long as the Westrock board of directors is classified), so long as the WCC Investors collectively beneficially own at least 5% of the Outstanding Stock but less than 10% of the Outstanding Stock. The BBH Investors have the right to designate for inclusion in Westrock’s slate of individuals to be nominated for election to the board of directors of Westrock (a) up to two directors (of which, so long as the Westrock board of directors is classified, one director will be for Class II and one director will be for Class III) for so long as the BBH Investors collectively beneficially own at least 10% of the Outstanding Stock and (b) up to one director (which such director will be for Class III so long as the Westrock board of directors is classified), so long as the BBH Investors collectively beneficially own at least 5% of the Outstanding Stock but less than 10% of the Outstanding Stock; provided that, such designated directors must satisfy the independence requirements under the Nasdaq listing standards. Riverview Sponsor has the right to designate for inclusion in Westrock’s slate of individuals to be nominated for election to the board of directors of Westrock (a) two directors (of which, so long as the Westrock board of directors is classified, one director will be for Class I and one director will be for Class II) for so long as Riverview Sponsor, any controlled affiliate of R. Brad Martin and certain PIPE Investors collectively beneficially own at least 10% of the Outstanding Stock and (b) one director (of which, so long as the Westrock board of directors is classified, will be for Class I), for so long as the Riverview Sponsor, any controlled affiliate of R. Brad Martin and certain PIPE Investors collectively beneficially own at least 5% of the Outstanding Stock but less than 10% of the Outstanding Stock; provided that, such designated directors must satisfy independence requirements under the Nasdaq listing standards. The remaining directors will be designated for inclusion in Westrock’s slate of individuals to be nominated for election to the board of directors of Westrock by the Nominating and Corporate Governance Committee of the Westrock board of directors and must satisfy independence requirements under the Nasdaq listing standards.
If the BBH Investors have the right to nominate at least one director and none of the directors designated by BBH are R. Patrick Kruczek or Matt Salsbury (the “Specified BBH Individuals”), Westrock is required to appoint one Specified BBH Individual not then serving as a director on the Westrock board of directors as a non-voting observer of the Westrock board of directors.
Pursuant to the Investor Rights Agreement, any increase or decrease of the size of the Westrock board of directors above or below ten directors will require the consent of each of the WCC Investors, the BBH Investors and Riverview Sponsor, so long as such investor group has the right to designate at least one director. In the event that a vacancy is created at any time by the death, disqualification, resignation, removal or failure to be elected by Westrock’s stockholders (and no other director has been elected by the stockholders of Westrock to fill such vacancy) of a director designated by the WCC Investors, the BBH Investors or Riverview Sponsor, the applicable designating party will have the right to designate a replacement to fill such vacancy and the Westrock board of directors will use reasonable best efforts to cause such designee to be promptly appointed to the Westrock board of directors to fill such vacancy, subject to applicable law.

The Investor Rights Agreement also provides certain preemptive rights to the BBH Investors. Subject to customary exceptions, for so long as the BBH Investors have the right to designate at least one director, if Westrock proposes to issue any Westrock Common Shares or equity interests of Westrock (including any warrants, options or other rights to acquire, or any securities that are exercisable for, exchangeable for or convertible into, Westrock Common Shares or any class of security of Westrock) (a) in an unregistered offering to third parties or (b) at an offering price or implied offering price (in each case, prior to any underwriters’ discount and any other fees and commissions) for the Westrock Common Shares that is less than $10.00 per share (subject to certain adjustments), the BBH Investors have the right to purchase their pro-rata amount of such equity interests on the same terms and conditions and at the same price as being offered in such offering.
The WCC Investors, the BBH Investors and Riverview Sponsor are subject to certain customary standstill restrictions, including that such investors or any controlled affiliate of the controlling persons of such investors cannot, without Westrock’s prior written consent, (a) make any public announcement, proposal or offer with respect to, or otherwise solicit, seek or offer to effect (i) any business combination, merger, tender offer, exchange offer, sale of all or substantially all assets or similar transaction, (ii) any restructuring, recapitalization, liquidation or similar transaction involving Westrock or any of its subsidiaries, or (iii) any acquisition of any of Westrock’s loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of Westrock’s loans, debt securities, equity securities or asset; (b) seek to control or change the management or the board of directors of Westrock; (c) call any special meeting of stockholders of Westrock or engage in any written consent of stockholders regarding the foregoing; (d) publicly disclose any intention, plan or arrangement prohibited by the foregoing or take any action that would or would reasonably be expected to require Westrock to make a public announcement regarding the possibility of a transaction or any of the events described in this paragraph, or (e) contest the validity of the standstill restrictions or make, initiate, take or participate in any demand, action (legal or otherwise) or proposal to amend, waive or terminate any provision of the standstill restrictions. Subject to certain early termination triggers, the standstill restrictions with respect to the WCC Investors, BBH Investors and Riverview Sponsor automatically terminate on the first day after such investor group no longer has the right to designate any directors for nomination pursuant to the Investor Rights Agreement.
The Investor Rights Agreement also provides that if an Escalation Event is ongoing during the period during which the BBH Investors have the right to designate at least one director pursuant to the Investor Rights Agreement, Westrock may not take certain actions without the consent of the BBH Investors and must provide the BBH Investors with certain information rights.
For so long as the BBH Investors have the right to designate at least one director for nomination pursuant to the Investor Rights Agreement, the BBH Investors and their controlled affiliates may not make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a short sale of or the purpose of which is to offset the loss that results from a decline in the market price of, any shares of Westrock Series A Preferred Shares or Westrock Common Shares, or otherwise establish or increase, directly or indirectly, a put equivalent position, as defined in Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, with respect to any of the Westrock Series A Preferred Shares or Westrock Common Shares.
The Investor Rights Agreement also provides that Westrock cannot redeem any Westrock Series A Preferred Shares held by the BBH Investors if the redemption price for such shares is less than $18.50 per share (subject to adjustments), provided that, Westrock may redeem such shares in such a case if it pays an incremental price per share on the redemption date to the BBH Investors equal to the difference between $18.50 per share (subject to adjustments) and the redemption price. The Investor Rights Agreement also imposes customary confidentiality obligations on the WCC Investors, BBH Investors and Riverview Sponsor.
The Investor Rights Agreement is governed under Delaware law.

WESTROCK COMMON SHARES ELIGIBLE FOR FUTURE SALE
Upon completion of the Business Combination, Westrock will have [      ] Westrock Common Shares authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to [      ] Westrock Common Shares issued and outstanding, assuming no Riverview Shares are redeemed in connection with the Business Combination and no Westrock Series A Preferred Shares are converted into Westrock Common Shares. Additionally, if all holders of Westrock Series A Preferred Shares exercised their option to convert all of their Westrock Series A Preferred Shares into Westrock Common Shares immediately following the closing of the Business Combination, approximately [      ] additional Westrock Common Shares would be issued and outstanding. All Westrock Common Shares issued in connection with the Business Combination to Riverview stockholders will be freely transferable by persons other than by Westrock’s “affiliates” without restriction or further registration under the Securities Act, except [      ] Westrock Common Shares issued to the Riverview Sponsor and certain investors in the PIPE Financing, which are subject to the lock-up described below. The remaining [      ] Westrock Common Shares and [      ] Westrock Series A Preferred Shares (including the Westrock Common Shares obtained from conversion thereof) held by existing Westrock stockholders are subject to the lock-up restrictions described below and may only be resold pursuant to Rule 144 or pursuant to an effective registration statement. Sales of substantial amounts of Westrock Common Shares in the public market could adversely affect prevailing market price of Westrock Common Shares.
Lock-up Periods and Registration Rights
Westrock, Riverview Sponsor, Investors in PIPE Financing and Westrock Equityholders Lock-ups
Concurrently with the signing of the Transaction Agreement, Westrock, on the one hand, and the Riverview Sponsor and certain Westrock equityholders, on the other hand, entered into the Lock-up Agreements, pursuant to which, among other things, the Riverview Sponsor and such Westrock equity holders have agreed not to, subject to, and conditioned upon the effectiveness of, the Closing, effect any sale or other transfer of the Lock-Up Shares, held by such equityholders as of immediately following the Closing during the applicable lock-up period, subject to customary exceptions. Following the signing of the Transaction Agreement, other equityholders of Westrock are expected to enter into Lock-up Agreements, on the terms described below.
The lock-up period applicable to the Lock-Up Shares held by the Riverview Sponsor will be the earliest to occur of (i) three hundred sixty-five (365) days following the date of Closing, (ii) the date that the last sale price of Westrock Common Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-day trading day period commencing at least 150 days following the date of Closing, and (iii) the date on which Westrock completes a subsequent transaction involving a consolidation, merger or similar transaction that results in (x) a change in the majority of the Westrock board of directors or (y) holders of voting securities of Westrock immediately prior to the consummation of such transaction retaining less than fifty percent (50%) of the voting securities of the entity resulting from such transaction.
The lock-up period applicable to the Lock-Up Shares held by Westrock equityholders will be the earliest to occur of (i) one hundred eighty (180) days after the date of Closing, (ii) the date that the last sale price of Westrock Common Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-day trading day period commencing at least 150 days following the date of Closing, and (iii) the date on which Westrock completes a subsequent transaction involving a consolidation, merger or similar transaction that results in (x) a change in the majority of the Westrock board of directors or (y) holders of voting securities of Westrock immediately prior to the consummation of such transaction retaining less than fifty percent (50%) of the voting securities of the entity resulting from such transaction.
The lock-up restrictions are subject to customary exceptions.
Certain PIPE Investors are subject to lock-up restrictions with respect to their Westrock Common Shares pursuant to non-disclosure agreements entered into with Westrock, substantially similar to the lock-up restrictions applicable to the Westrock equityholders described above.

PIPE Resale Shelf
Pursuant to the Subscription Agreements relating to the PIPE Financing, Westrock has agreed that it will file with the SEC (at Westrock’s sole cost and expense) a registration statement registering the resale of Westrock Common Shares issuable in connection with the PIPE Financing (the “Resale Registration Statement”) within 30 calendar days after the consummation of the Business Combination, and Westrock will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof, subject to certain conditions.
Registration Rights Agreement
Subject to the lock-up periods described above, certain shareholders are also entitled to registration rights pursuant to the terms of the Registration Rights Agreement. Westrock has agreed to file a registration statement promptly following a request from certain stockholders of Westrock to register certain registrable securities under the Securities Act (such request, a “demand registration”), subject to required notice provisions to other shareholders party thereto. Westrock has also agreed to provide customary “piggy-back” registration rights with respect to any valid demand registration request. Westrock is also required to use commercially reasonable efforts to file a resale shelf registration statement, within 30 calendar days after the consummation of the Business Combination and to cause to be declared effective as soon as practicable thereafter, to register the resale of Westrock Common Shares and Westrock Series A Preferred Shares under the Securities Act held by such holders. The Registration Rights Agreement provides that Westrock will pay certain expenses relating to such registrations and indemnify the securityholders against certain liabilities. Additional persons, who were equityholders of Westrock prior to the Closing, may become party to the Registration Rights Agreement with respect to their Westrock Common Shares and Westrock Series A Preferred Shares
Rule 144
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Westrock Common Shares for at least six months would, subject to the restrictions noted in the section below, be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Westrock at the time of, or at any time during the three months preceding, a sale and (ii) Westrock has been subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as Westrock was required to file reports) preceding the sale.
Persons who have beneficially owned restricted Westrock Common Shares for at least six months but who are affiliates of Westrock at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of Westrock Common Shares then outstanding; or

•
the average weekly reported trading volume of Westrock Common Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Westrock under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Westrock.

APPRAISAL RIGHTS
Neither Riverview stockholders nor Riverview warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

FUTURE SHAREHOLDER PROPOSALS
For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at Westrock’s 2023 annual meeting of stockholders, assuming consummation of the Business Combination, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and Westrock’s bylaws.
In addition, the Westrock bylaws will provide notice procedures for shareholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a shareholder’s notice must be delivered to Westrock at its offices at 100 River Bluff Drive, Suite 210, Little Rock, Arkansas 72202, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or 60 days after such anniversary date, which we anticipate will be the case for the 2023 annual meeting, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 100th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting and (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by Westrock. Nominations and proposals also must satisfy other requirements set forth in the Westrock bylaws.

STOCKHOLDER COMMUNICATIONS
Stockholders and interested parties may communicate with Riverview’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Riverview Acquisition Corp., 700 Colonial Road, Suite 101, Memphis, TN 38117. Following the Business Combination, such communications should be sent to Westrock Coffee Company, 100 River Bluff Drive, Suite 210, Little Rock, Arkansas 72202. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.
LEGAL MATTERS
Wachtell, Lipton, Rosen & Katz has passed upon the validity of the Westrock Common Shares offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus and the validity of the Westrock Warrants under New York law.
EXPERTS
The financial statements of Riverview for the period from February 4, 2021 (inception) through December 31, 2021, have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Riverview Acquisition Corp. to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this proxy statement/prospectus, and have been included in this proxy statement/prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of Westrock Coffee Holdings, LLC as of December 31, 2021 and 2020 and for the years then ended included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

HOUSEHOLDING INFORMATION
Unless Riverview has received contrary instructions, Riverview may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of Riverview’s disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. We will promptly provide separate copies upon written or oral request. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of Riverview’s disclosure documents, the stockholders should follow these instructions:
•
If the shares are registered in the name of the stockholder, the stockholder should contact Riverview at its offices at 700 Colonial Road, Suite 101, Memphis, TN 38117 to inform Riverview of his or her request; or

•
If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
Riverview files reports, proxy statements and other information with the SEC. You can obtain such documents free of charge through the SEC’s website (www.sec.gov). In addition, you can request such documents by writing to Riverview at the following address:
Riverview Acquisition Corp.
700 Colonial Road, Suite 101
Memphis, TN 38117
Riverview has supplied all information contained in this proxy statement/prospectus relating to Riverview. Westrock has supplied all information contained in this document relating to Westrock. Information provided by Riverview or Westrock does not constitute any representation, estimate or projection of any other party. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the other transaction proposals to be presented at the Riverview Special Meeting, you should contact Riverview’s proxy solicitation agent at the following address and telephone number:
Telephone: [      ]
Email: [      ]
If you are a Riverview stockholder and would like to request documents, please do so by [      ], 2022, in order to receive them before the Riverview Special Meeting. If you request any documents from Riverview, Riverview or its proxy solicitation agent will mail them to you by first class mail, or another equally prompt means.
This document is a proxy statement/prospectus of Riverview for the Riverview Special Meeting. Riverview and Westrock have not authorized anyone to provide you with any information or make any representation about the Business Combination, Riverview or Westrock that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it.

The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies. Neither our mailing of this document to Riverview stockholders, nor the issuance of any securities by Westrock in connection with the Business Combination and the transactions related thereto, subsequent to that date will create any implication to the contrary.

Westrock Coffee Holdings, LLC
Consolidated Financial Statements
Years Ended December 31, 2021 and 2020

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Unitholders of Westrock Coffee Holdings, LLC
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Westrock Coffee Holdings, LLC and its subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations, of comprehensive loss, of unitholders’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Change in Accounting Principle
As discussed in Note 3 to the consolidated financial statements, the Company changed the manner in which it accounts for goodwill in 2020.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Little Rock, Arkansas
March 11, 2022
We have served as the Company’s auditor since 2020.

WESTROCK COFFEE HOLDINGS, LLC
CONSOLIDATED BALANCE SHEETS
(Thousands, except unit values)	December 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$19,344	$16,890
Restricted cash	3,526	1,762
Accounts receivable, net of allowance for credit losses of $3,749 at December 31, 2021 and $3,977 at December 31, 2020	85,795	66,154
Inventories	109,166	84,377
Derivative assets, net	13,765	12,263
Prepaid expenses and other current assets	6,410	5,760
Total current assets	238,006	187,206
Property, plant and equipment, net	127,613	126,274
Goodwill	97,053	97,053
Intangible assets, net	125,914	132,339
Other long-term assets	4,434	5,268
Total Assets	$593,020	$548,140
LIABILITIES, REDEEMABLE UNITS, AND UNITHOLDERS’ DEFICIT
Current maturities of long-term debt	$8,735	$6,108
Short-term debt	4,510	6,447
Short-term related party debt	34,199	26,316
Accounts payable	80,405	63,517
Derivative liabilities, net	14,021	3,397
Accrued expenses and other current liabilities	26,370	23,509
Total current liabilities	168,240	129,294
Long-term debt, net	277,064	271,263
Subordinated related party debt	13,300	17,580
Deferred income taxes	25,515	26,312
Other long-term liabilities	3,028	2,769
Total liabilities	487,147	447,218
Commitments and contingencies (Note 19)
Series A Redeemable Common Equivalent Preferred Units: $0 par value, 222,150,000 units authorized, issued and outstanding	264,729	240,663
Series B Redeemable Common Equivalent Preferred Units: $0 par value, 17,000,000 units authorized, issued and outstanding	17,142	—
Unitholders’ Deficit
Common Units: $0 par value 375,420,213 units authorized; 329,042,787 units and 325,983,360 units issued and outstanding at December 31, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	60,973	59,912
Accumulated deficit	(251,725)	(205,570)
Accumulated other comprehensive income	12,018	3,820
Total unitholders’ deficit attributable to Westrock Coffee Holdings, LLC	(178,734)	(141,838)
Noncontrolling interest	2,736	2,097
Total unitholders’ deficit	(175,998)	(139,741)
Total Liabilities, Redeemable Units and Unitholders’ Deficit	$593,020	$548,140
The accompanying notes are an integral part of these consolidated financial statements.

WESTROCK COFFEE HOLDINGS, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(Thousands, except per unit data)	Year Ended December 31, 2021	Year Ended December 31, 2020
Revenues, net:
Product revenues	$551,013	$424,906
Forward contract and other revenues	147,131	125,940
Total revenues, net	698,144	550,846
Costs of sales:
Product costs of sales	423,314	330,310
Forward contract and other costs of sales	129,407	113,334
Total costs of sales	552,721	443,644
Gross profit	145,423	107,202
Selling, general and administrative expense	128,506	115,648
Acquisition, restructuring and integration expense	8,835	22,355
Impairment charges	—	82,083
Loss on disposal of property, plant and equipment	243	7,750
Total operating expenses	137,584	227,836
Income (loss) from operations	7,839	(120,634)
Other (income) expense, net	(34)	547
Interest expense	32,549	25,229
Loss before income taxes	(24,676)	(146,410)
Income tax benefit	(3,368)	(17,545)
Net loss	$(21,308)	$(128,865)
Net income attributable to noncontrolling interest	639	306
Net loss attributable to unitholders	(21,947)	(129,171)
Accumulating preferred dividends	(24,208)	(18,513)
Net loss attributable to common unitholders	$(46,155)	$(147,684)
(Loss) earnings per common unit:
Basic	$(0.14)	$(0.45)
Diluted	$(0.14)	$(0.45)
Weighted-average number of units outstanding
Basic	328,557	325,983
Diluted	328,557	325,983
The accompanying notes are an integral part of these consolidated financial statements.

WESTROCK COFFEE HOLDINGS, LLC
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Thousands)	Year Ended December 31, 2021	Year Ended December 31, 2020
Net loss	$(21,308)	$(128,865)
Other comprehensive income, net of tax:
Unrealized gain on derivative instruments	8,178	3,581
Foreign currency translation adjustment	20	239
Total other comprehensive income	8,198	3,820
Comprehensive loss	(13,110)	(125,045)
Comprehensive income attributable to noncontrolling interests	639	306
Comprehensive loss attributable to unitholders	(13,749)	(125,351)
Accumulating preferred dividends	(24,208)	(18,513)
Comprehensive loss attributable to common unitholders	$(37,957)	$(143,864)
The accompanying notes are an integral part of these consolidated financial statements.

WESTROCK COFFEE HOLDINGS, LLC
CONSOLIDATED STATEMENTS OF UNITHOLDERS’ DEFICIT
	Common Units		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Non- Controlling Interest	Total Deficit
(Thousands)	Units	Amount
Balance at December 31, 2019	325,983	$—	$58,359	$(64,512)	$—	$1,791	$(4,362)
Change in accounting principle (Note 3)	—	—	—	6,626	—	—	6,626
2020 Activity:
Net income (loss)	—	—	—	(129,171)	—	306	(128,865)
Other comprehensive income	—	—	—	—	3,820	—	3,820
Equity-based compensation	—	—	1,553	—	—	—	1,553
Accumulating preferred dividends	—	—	—	(18,513)	—	—	(18,513)
Balance at December 31, 2020	325,983	$—	$59,912	$(205,570)	$3,820	$2,097	$(139,741)
2021 Activity:
Net income (loss)	—	—	—	(21,947)	—	639	(21,308)
Other comprehensive income	—	—	—	—	8,198	—	8,198
Equity-based compensation	3,060	—	1,223	—	—	—	1,223
Net unit settlement	—	—	(162)	—	—	—	(162)
Accumulating preferred dividends	—	—	—	(24,208)	—	—	(24,208)
Balance at December 31, 2021	329,043	$—	$60,973	$(251,725)	$12,018	$2,736	$(175,998)
The accompanying notes are an integral part of these consolidated financial statements.

WESTROCK COFFEE HOLDINGS, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands)	Year Ended December 31, 2021	Year Ended December 31, 2020
Cash flows from operating activities:
Net loss	$(21,308)	$(128,865)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	25,501	23,838
Impairment charges	—	82,083
Equity-based compensation	1,223	1,553
Paid-in-Kind interest added to debt principal	1,777	790
Allowance for credit losses	439	4,452
Amortization of deferred financing fees included in interest expense	1,840	1,266
Inventory write-offs	—	5,432
Loss on disposal of property, plant and equipment	243	7,750
Mark-to-market adjustments	(3,585)	(217)
Foreign currency transactions	492	498
Change in deferred income taxes	(3,433)	(18,256)
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	(20,102)	965
Inventories	(16,543)	16,869
Derivative assets and liabilities	14,860	1,463
Prepaid expense and other assets	(401)	(351)
Accounts payable	18,724	(32,146)
Accrued liabilities and other	3,150	19,426
Net cash provided by (used in) operating activities	2,877	(13,450)
Cash flows from investing activities:
Additions to property and equipment	(25,115)	(19,472)
Additions to intangible assets	(321)	—
Proceeds from sale of property and equipment	2,789	987
Acquisition of S&D Coffee Inc., net of cash acquired	—	(393,337)
Net cash used in investing activities	(22,647)	(411,822)
Cash flows from financing activities:
Payments on debt	(111,313)	(122,018)
Proceeds from debt	119,740	352,968
Payment of debt issuance costs	(1,426)	(8,229)
Principal payments on capital leases	—	(2,292)
Net unit settlement	(162)	—
Proceeds from the issuance of common equivalent preferred units	17,000	222,150
Net cash provided by financing activities	23,839	442,579
Effect of exchange rate changes on cash	149	(38)
Net increase in cash and cash equivalents and restricted cash	4,218	17,269
Cash and cash equivalents and restricted cash at beginning of period	18,652	1,383
Cash and cash equivalents and restricted cash at end of period	$22,870	$18,652
Supplemental non-cash investing and financing activities:
Property, plant and equipment acquired but not yet paid	$184	$2,020
Accumulating preferred dividends	$24,208	$18,513
Supplemental cash flow information:
Cash paid for interest	$28,496	$20,789
Cash paid for income taxes, net	$1,409	$98
The accompanying notes are an integral part of these consolidated financial statements.

Note 1. Organization and Description of Business
Westrock Coffee Holdings, LLC (the “Company,” “Westrock,” “we,” “us,” or “our), a Delaware limited liability company is a leading integrated coffee, tea, flavors and extracts and ingredients solutions provider in the United States, providing coffee sourcing, supply chain management, product development, roasting, packaging, and distribution services to the retail, food service and restaurant, convenience store and travel center, non-commercial accounts, and hospitality industries around the world.
The Company operates seven manufacturing facilities, three of which are located in Concord, North Carolina, two in North Little Rock, Arkansas, one in Kigali, Rwanda, and one in Johor Bahru, Malaysia.
Prior to February 28, 2020, the Westrock business was operated under a holding company, Westrock Coffee Company, LLC, an Arkansas limited liability company (“Legacy Westrock”). On January 29, 2020, in connection with the pending acquisition of S&D Coffee, Inc. the Company formed Westrock Coffee Company, a Delaware limited liability company (“WCC”) as a subsidiary of the Company. On February 28, 2020, the Company engaged in a group corporate reorganization in which the owners of Legacy Westrock contributed their equity interests to the Company in exchange for equity in the Company and new unitholders contributed cash to the Company in exchange for equity in the Company. As part of this reorganization, the ownership of Westrock Coffee Roasting LLC, a legacy operating subsidiary, was transferred to WCC, Legacy Westrock was merged into Westrock Coffee Roasting, LLC, and ownership of Westrock Coffee International, LLC, the Company’s other legacy operating subsidiary that is the parent entity of our international operations, was transferred to the Company. Following these reorganization transactions, the Company became the ultimate parent of the Company’s subsidiaries and WCC acquired S&D Coffee Inc. (“S&D”) (see Note 5) and entered into new debt arrangements (see Note 13).
Based on an assessment of the ownership and control of the Company both prior to and after the reorganization, the reorganization was accounted for as a transaction under common control. As a result, the assets and liabilities of the transferred entities were recognized at their carrying amounts at the date of transfer. In addition, the reorganization has been treated with retrospective application as of the beginning of the reporting period.
Note 2. Basis of Presentation and Consolidation
The Consolidated Financial Statements include the activities of the Company and its wholly owned and/or controlled subsidiaries. All material intercompany balances and transactions have been eliminated. The Consolidated Financial Statements include the results of S&D from the date of acquisition (see Note 5).
The accompanying Consolidated Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) using the U.S. dollar as the reporting currency.
Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported financial position, results of operations, or cash flows.
Going Concern
In accordance with Accounting Standards Update (“ASU”) 2014-15, Disclosure of Uncertainties about and Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), the Company has the responsibility to evaluate whether conditions and/or events raise substantial doubt about its ability to meet its obligations as they become due within one year after the date that the financial statements are available to be issued. As of the date of the issuance of these financial statements, the Company believes that its projected cash flow from operations, existing cash ($19.0 million as of February 28, 2022) and available borrowings from its asset-based lending facility will be sufficient to fund operations for at least the next twelve months. The Company is dependent on its ability to generate cash flows from operations to finance its operations, service its debt requirements, maintain compliance with its covenants, and to fund capital requirements. If the Company is not able to generate sufficient cash flows from operations or is not able to maintain compliance with its financial covenants (see Note 13), management will use its best efforts to raise additional capital or negotiate with its lenders to modify its covenants. As management’s ability to raise capital or amend its financial covenants cannot be assured, management has committed to delay growth capital expenditures and/or reduce operating expenses, as necessary, in order to have adequate liquidity and to remain in compliance with its debt covenants. The accompanying Consolidated Financial Statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business.
Note 3. Summary of Significant Accounting Policies
Use of Estimates
The preparation of financial statements, in accordance with U.S. GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying consolidated financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the date of the consolidated financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying consolidated financial statements.
Change in Accounting Principle
In 2021, the Company elected to change its accounting principle for goodwill by unwinding its previous election of applying the private company alternative accounting for the subsequent measurement of goodwill and apply Accounting Standards Codification (“ASC”) 350-20, Intangibles — Goodwill and Other. The private company alternative permits companies to amortize goodwill and to test goodwill for an impairment at an enterprise level. The Company applied ASC 350 retrospectively beginning January 1, 2020, which resulted in the Company unwinding the accumulated amortization of goodwill recognized through January 1, 2020 of $6.6 million. Accordingly, this change resulted in an increase in goodwill and a decrease in accumulated deficit of $6.6 million as of January 1, 2020. The impact to the Consolidated Statement of Operations for the year ended December 31, 2020 was the reversal of $14.6 million of goodwill amortization previously recognized in selling, general and administrative expenses and the recognition of a goodwill impairment charge of $76.9 million (see Notes 3 and Note 10), the net of which resulted in a $62.2 million and $63.2 million increase to loss before income taxes and net loss, respectively.
Cash and Cash Equivalents
Cash and cash equivalents include all highly liquid investments with original maturities not exceeding three months at the time of purchase. The fair values of our cash and cash equivalents approximate the amounts shown on our Consolidated Balance Sheets due to their short-term nature.
Restricted Cash
Restricted cash represents cash maintained in margin accounts in accordance with futures market and broker regulations. In accordance with the Company’s accounting a policy, the Company does not offset the value of its derivative assets by the amount of cash held in margin accounts (see Note 20).
The total cash and cash equivalents and restricted cash presented on the Consolidated Statements of Cash flows is as follows:
(Thousands)	Year Ended December 31, 2021	Year Ended December 31, 2020
Cash and cash equivalents	$19,344	$16,890
Restricted cash	3,526	1,762
Total	$22,870	$18,652
Accounts Receivable and Allowance for Credit Losses
Accounts receivable consists principally of amounts billed and currently due from customers and are generally unsecured and due within 30 to 60 days. A portion of our accounts receivable is not expected to be collected due to non-payment, bankruptcies and deductions. Our accounting policy for the allowance for credit losses requires us to reserve an amount based on the evaluation of the aging of accounts receivable, detailed analysis of high-risk customers’ accounts, and the overall market and economic conditions of our customers. This evaluation considers the customer demographic, such as large commercial customers as compared to small businesses or individual customers. We consider our accounts receivable delinquent or past due based on payment terms established with each customer. Accounts receivable are written off when the account is determined to be uncollectible.
Activity in the allowance for credit losses was as follows:
(Thousands)	Year Ended December 31, 2021	Year Ended December 31, 2020
Balance at beginning of period	$3,977	$606
Charged to selling, general and administrative expense	439	4,452
Write-offs and adjustments	(667)	(1,081)
Total	$3,749	$3,977
Inventories
Inventories are stated at the lower of cost, determined on the first-in, first-out method (“FIFO”), or net realizable value. Finished goods and work-in-process include the inventory costs of raw materials, direct labor and manufacturing overhead costs.
Green coffee associated with our forward contracts is recorded at market price within our Sustainable Sourcing & Traceability segment (Note 18), consistent with our forward purchase contracts recorded at fair value in accordance with ASC 815 Derivatives and Hedging (“ASC 815”). Green coffee is a commodity with quoted market prices in active markets and may be sold without significant further processing. We estimate the fair value of green coffee based on the quoted market price at the end of each reporting period, with changes in fair value being reported as a component of forward contract and other cost of sales in our Consolidated Statements of Operations.
As a result of the closure of the acquired S&D Direct-Store-Delivery business in June 2020, as described in Intangible Assets below, we wrote-off $5.4 million of inventory during the year ended December 31, 2020.
Property, Plant and Equipment
Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is allocated between cost of sales and selling, general and administrative expenses and is determined using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the remaining life of the lease or useful life of the asset, whichever is shorter. Maintenance and repairs are charged to operating expense when incurred.
As part of normal business operations, we identify long-lived assets that are no longer productive and dispose of them. Gains and losses on disposals of assets are presented separately in our Consolidated Statements of Operations as part of operating expenses. We recognized a loss on disposal of property, plant and equipment of $7.8 million for the year ended December 31, 2020, of which, approximately $5.8 million related to the equipment associated with the acquired S&D Direct-Store-Delivery business in June 2020, as described in Intangible Assets below.
Goodwill
Goodwill represents the excess purchase price of acquired businesses over the fair value of the net assets acquired. Goodwill is reviewed for impairment at least annually. In accordance with ASC 350, we evaluate goodwill for impairment between annual impairment tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Application of the goodwill impairment test requires significant judgment, including the identification of reporting units; assignment of assets and liabilities to reporting units; and assignment of goodwill to reporting units. Unless circumstances otherwise dictate, the annual impairment test is performed as of October 1.

We estimate the fair value of our reporting units using a combination of an income approach based on the present value of estimated future cash flows, and a market approach based on market data of comparable businesses and acquisitions multiples paid in recent transactions. We evaluate the appropriateness of each valuation methodology in determining the weighting applied to each in the determination of the concluded fair value. If the carrying value of a reporting unit’s net assets is less than its fair value, no indication of impairment exists. If the carrying amount of the reporting unit is greater than the fair value of the reporting unit, an impairment loss must be recognized for the excess and recorded in the Consolidated Statements of Operations not to exceed the carrying value of goodwill.
During the year ended December 31, 2020, due to the negative economic impacts that COVID-19 had on our business, we determined it was more-likely-than-not that the estimated fair value of our goodwill reporting units was less than its carrying value. Accordingly, we performed a quantitative assessment to determine whether a goodwill impairment existed during the second quarter of 2020. The discounted cash flow model reflects our assumptions regarding revenue growth rates, including estimated implications of COVID-19 to our revenues, cost structure, economic and market trends and other expectations around the anticipated operating results of our business. We discounted the estimated cash flows for the entity using rates that represent a market participant’s weighted average cost of capital commensurate with the underlying business operations. The market approach develops an indication of fair value by calculating average market pricing multiples of revenues and EBITDA for selected peer publicly-traded companies, as well as multiples for relevant transactions that have taken place. As a result of changes in consumer behaviors caused by mitigation strategies enacted to combat the spread of COVID-19, we experienced a decrease in the demand for our products, which resulted in an impairment charge of $76.9 million in our Beverage Solutions segment in the second quarter of 2020.
Fair value determinations of the business require considerable judgment and are sensitive to changes in underlying assumptions and factors. As a result, there can be no assurance that the estimates and assumptions made for the purposes of the quantitative goodwill impairment test proves to be an accurate prediction of future results. Key assumptions include our expected revenue and expense growth rates, levels of capital expenditures, and cost of capital. In determining these assumptions, we considered our ability to execute on our plans, future economic conditions, interest rates, and other market data. Many factors are outside the control of management, and these assumptions and estimates may change in future periods. Small changes in these assumptions or estimates could materially affect our cash flow projections; and therefore, could affect the likelihood and amount of potential impairment in future periods. Accordingly, if our current cash flow assumptions are not realized, it is possible that an impairment charge may be recorded in the future.
For the years ended December 31, 2021 and 2020, no impairment charges were recognized as a result of our annual impairment test completed during the fourth quarter of each year.
Impairment of Property, Plant and Equipment
We review our property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset group may not be recoverable from future, undiscounted net cash flows expected to be generated by the asset group, which are consistent with the Company’s goodwill reporting units. If the asset group is not fully recoverable, an impairment loss would be recognized for the difference between the carrying value of the asset group and its estimated fair value. We reviewed property, plant and equipment for impairment in connection with our interim goodwill impairment analysis during the second quarter of 2020. For the years ended December 31, 2021 and 2020, there were no events or changes in circumstances indicating that the carrying amount of any of our asset groups were not recoverable from future undiscounted cash flows we expect the asset groups to generate, and no impairment losses were recognized.
Intangible Assets
As of December 31, 2021, our intangible assets subject to amortization, net of accumulated amortization were $125.9 million. Intangible assets are amortized on a straight-line basis over their remaining useful lives. The useful life for the customer relationship intangible assets acquired in our acquisitions was determined to be the expected remaining life of those relationships on a basis that reflects the pattern of realization. Other intangible assets are amortized over their expected recovery periods.

Finite-lived intangible assets are tested for impairment with the applicable asset group and evaluated for impairment along with property, plant and equipment. For the years ended December 31, 2021 and 2020, no impairment losses were recognized related to intangible assets subject to amortization.
Following the acquisition of S&D, and due to the implications of COVID-19 and its related impacts to our distribution operations, we assessed the acquired S&D Direct-Store-Delivery (“DSD”) distribution business and determined to close the DSD distribution business in June 2020. As a result of exiting the business and loss of projected revenues that supported the acquired S&D trademark, we fully impaired the associated acquired trademark and recorded a non-cash impairment charge of $5.2 million for the year ended December 31, 2020.
Debt Costs
Debt financing fees consist primarily of loan origination fees and restructuring fees incurred in connection with our asset-based lending facility, term loan, and international entity borrowings (see Note 13). Fees related to the issuance of long-term debt are capitalized and amortized to interest expense over the term of the debt using the straight-line method, which approximates the effective interest method. The unamortized amount is presented as a reduction of long-term debt on the Consolidated Balance Sheets. Fees related to the ABL Facility refinancing are amortized using the straight-line method and are included in other long-term assets, net in the accompanying Consolidated Balance Sheets. Amortization of deferred debt issuance costs are included in interest expense in the Consolidated Statements of Operations.
Derivatives
We use derivative financial instruments to manage our exposure to movements in certain commodity prices, primarily green coffee. All derivative instruments are valued at fair value in the Consolidated Balance Sheets. We do not use derivative instruments for speculative purposes.
For coffee-related derivative instruments designated as cash flow hedges, the change in fair value of the derivative is reported as accumulated other comprehensive income (loss) (“AOCI”) and subsequently reclassified into product costs of sales in the period or periods when the hedged transaction affects earnings. Due to the high degree of effectiveness between the hedging instruments and the underlying exposures being hedged, fluctuations in the value of the derivative instruments are generally offset by changes in the fair values of the cash flows of the underlying exposures being hedged. The changes in fair values of derivatives that were not designated and/or did not qualify as hedging instruments are immediately recognized in earnings. See Note 20.
Revenue Recognition
The Company’s revenues consist of products and services which are accounted for under ASC 606, Revenue from Contracts with Customers, (“ASC 606”) and from commodity contracts that are accounted for under ASC 815 (see Note 4). We recognize revenue, net of sales returns, when ownership passes to customers for products manufactured in our own plants and/or by third parties on our behalf, and when prices to our customers are fixed or determinable and collection is reasonably assured. This may be upon shipment of goods or upon delivery to the customer, depending on contractual terms. Shipping and handling costs paid by the customer to us are included in revenue. Although we occasionally accept returns of products from our customers, historically returns have not been material.
Sales Incentives
We participate in various incentive programs with our customers, including volume-based incentives, contractual rebates and promotional allowances. Volume incentives are based on our customers achieving volume targets for a period of time. Volume incentives and contractual rebates are deducted from revenue and accrued as the incentives are earned and are based on management’s estimate of the total the customer is expected to earn and claim. Promotional allowances are accrued at the time of revenue recognition and are deducted from revenue based on either the volume shipped, or the volume sold at the retailer location, depending on the terms of the allowance. We regularly review customer sales forecasts to ensure volume targets will be met and adjust incentive accruals and revenues accordingly.

Cost of Sales
We record costs associated with the manufacturing of our products in cost of sales. Shipping and handling costs incurred to store, prepare, and move products between production facilities or from production facilities to branch locations or storage facilities are recorded in cost of sales. Shipping and handling costs incurred to deliver products from our locations to the end-user consumer of those products are recorded in selling, general and administrative expense on our Consolidated Statements of Operations. All other costs incurred in shipment of products from our production facilities to customer locations are reflected in cost of sales. Shipping and handling costs included in selling, general and administrative expense were $19.9 million and $15.9 million, for the years ended December 31, 2021 and 2020, respectively. Finished goods inventory costs include the cost of direct labor and materials and the applicable share of overhead expense chargeable to production.
Selling, General and Administrative Expense
We record all other expenses not charged to production as selling, general and administrative expenses, except those meeting the definition of acquisition, restructuring and integration expenses. Advertising costs are expensed at the commencement of an advertising campaign and are recognized as a component of selling, general and administrative expenses. For the years ended December 31, 2021 and 2020, advertising expenses were approximately $2.9 million and $2.7 million, respectively.
Equity-Based Compensation
We have determined that our equity-based awards, which include unit options and restricted common unit awards, qualify as equity classified awards, which are measured based on the fair value of the award on the date of the grant. See Note 7.
Foreign Currency Translation
The functional currency of our Rwandan subsidiary is the Rwandan Franc. All other international subsidiaries of the Company use the U.S. Dollar as their functional currency. The assets and liabilities of non-U.S. active operations are translated to U.S. dollars at the exchange rates in effect at the balance sheet dates. Revenues and expenses are translated using average monthly exchange rates prevailing during the period. The resulting gains or losses are recorded in accumulated other comprehensive income.
Income Taxes
We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized based on the differences between the financial statement carrying amount of assets and liabilities and their respective tax bases, using currently enacted income tax rates. The Company’s foreign subsidiaries file income tax returns and are subject to tax provisions in their respective foreign tax jurisdictions.
A valuation allowance is established to reduce deferred income tax assets if, on the basis of available evidence, it is more likely than not that all or a portion of any deferred tax assets will not be realized. The consideration of available evidence requires significant management judgment including an assessment of the future periods in which the deferred tax assets and liabilities are expected to be realized and projections of future taxable income. Specifically, in assessing the need for a valuation allowance, we consider the reversal of taxable temporary differences, future taxable income, the ability to carryback certain attributes and tax-planning strategies. The ultimate realization of the deferred tax assets, including net operating losses, is dependent upon the generation of future taxable income during the periods prior to their expiration. If our estimates and assumptions about future taxable income are not appropriate, the value of our deferred tax assets may not be recoverable, which may result in an increase to our valuation allowance that will impact current earnings. We re-evaluate our need for a valuation allowance on a quarterly basis.
We account for uncertain tax positions using a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, based on the technical merits. The second step requires management to estimate and measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as we have to determine the probability of various possible outcomes. We re-evaluate these uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit, and new audit activity. Such a change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision.
We recognize interest and penalties related to unrecognized tax benefits within the income tax benefit line in the accompanying Consolidated Statements of Operations, and we include accrued interest and penalties within other long-term liabilities in the accompanying Consolidated Balance Sheets.
Business Combinations
The Company accounts for business combinations under the acquisition method of accounting. The purchase price of each business acquired is allocated to the tangible and intangible assets acquired and the liabilities assumed based on information regarding their respective fair values on the date of acquisition. Any excess of the purchase price over the fair value of the separately identifiable assets acquired and the liabilities assumed is allocated to goodwill. The fair value of the acquired assets and liabilities are estimated using the income, market and/or cost approach. The income approach utilizes the present value of estimated future cash flows that a business or asset can be expected to generate, while under the market approach, the fair value of an asset or business reflects the price at which comparable assets are purchased under similar circumstances. Inherent in our preparation of cash flow projections are significant assumptions and estimates derived from a review of operating results, business plans, expected growth rates, capital expenditure plans, cost of capital and tax rates. We also make certain forecasts about future economic conditions, interest rates and other market data. Many of the factors used in assessing fair value are outside the control of management. Small changes in these assumptions or estimates could materially affect the estimated fair value. Additional information, which existed as of the acquisition date but unknown to the Company at that time, may become known during the remainder of the measurement period, a period not to exceed twelve months from the acquisition date. Adjustments in the purchase price allocation may require a recasting of the amounts allocated to goodwill and intangible assets. If such an adjustment is required, the Company will recognize a measurement-period adjustment during the period in which it determines the amount of the adjustment, including the effect on earnings of any amounts it would have recorded in previous periods if the accounting had been completed at the acquisition date. The results of operations of businesses acquired are included in the Company’s Consolidated Financial Statements from their dates of acquisition.
Noncontrolling Interest
The Company has an 85% ownership interest in Falcon Coffees Limited, which operates our trading business. Equity interests not owned by us are reflected as noncontrolling interests. In the Consolidated Statements of Operations, we allocate net loss attributable to non-controlling interest to arrive at net loss attributable to unitholders based on their proportionate share.
Acquisition, Restructuring and Integration Expense
The Company expenses non-capitalizable acquisition, restructuring and integration expenses in the period in which they are incurred, and services are received. Acquisition costs represent incremental transaction pursuit and unsuccessful pursuit costs, including professional services (legal, accounting, advisory, etc.), finder’s fees and other direct expenses associated with an acquisition. Restructuring and integration costs include direct costs related to restructuring activities, and costs necessary to integrate an acquired business, including professional services, systems and data conversions, severance and retention bonuses to employees of an acquired business.
Restructuring Plans
The Company accounts for exit or disposal of activities in accordance with ASC 420, Exit or Disposal Cost Obligations (“ASC 420”). The Company defines a business restructuring as an exit or disposal activity that includes but is not limited to a program which is planned and controlled by management and materially changes either the scope of a business or the manner in which that business is conducted. Business restructuring charges may include (i) one-time termination benefits related to employee separations, (ii) contract termination costs and (iii) other related costs associated with exit or disposal activities.
A liability is recognized and measured at its fair value for one-time termination benefits once the plan of termination is communicated to affected employees and it meets all of the following criteria: (i) management commits to a plan of termination, (ii) the plan identifies the number of employees to be terminated and their job classifications or functions, locations and the expected completion date, (iii) the plan establishes the terms of the benefit arrangement and (iv) it is unlikely that significant changes to the plan will be made or the plan will be withdrawn. Contract termination costs include costs to terminate a contract or costs that will continue to be incurred under the contract without benefit to the Company. A liability is recognized and measured at its fair value when the Company either terminates the contract or ceases using the rights conveyed by the contract.
During the year ended December 31, 2020, as a result of the closure of the acquired DSD business, we recognized $13.9 million of pre-tax restructuring charges, consisting of $5.6 million of lease termination expenses and $8.3 million of employee termination costs, which are reported in acquisition, restructuring and integration expense in the Consolidated Financial Statements. During the year ended December 31, 2021, the Company incurred $2.0 million of restructuring costs, which are recorded withing acquisition, restructuring and integration expense on the Consolidated Statement of Operations. As of December 31, 2021, we had no restructuring liabilities outstanding.
Recently issued accounting pronouncements
Update ASU 2016-02 — Leases (Topic 842) and Update ASU 2018-10 — Codification Improvements to Topic 842, Leases
In February 2016, the FASB issued Update 2016-02 that requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. Similarly, lessors are required to classify leases as sales-type, finance or operating with classification affecting the pattern of income recognition. Classification for both lessees and lessors is based on an assessment of whether risks and rewards as well as substantive control have been transferred through a lease contract. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. We adopted ASU 2016-02 on January 1, 2022 and expect a gross-up on our Consolidated Balance Sheet as a result of recognizing lease liabilities and right-of-use assets of approximately $17 million. The Company does not anticipate material changes to the recognition of operating lease expense in its Consolidated Statements of Operations.
Update ASU 2020-06 — Debt-Debt with Conversion and Other Options (Subtopic 470- 20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity
In August 2020, the FASB issued ASU 2020-06, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity. ASU 2020-06 (1) simplifies the accounting for convertible debt instruments and convertible preferred stock by removing the existing guidance in ASC 470-20, Debt: Debt with Conversion and Other Options, that requires entities to account for beneficial conversion features and cash conversion features in equity, separately from the host convertible debt or preferred stock; (2) revises the scope exception from derivative accounting in ASC 815-40 for freestanding financial instruments and embedded features that are both indexed to the issuer’s own stock and classified in stockholders’ equity, by removing certain criteria required for equity classification; and (3) revises the guidance in ASC 260, Earnings Per Share, to require entities to calculate diluted earnings per share (“EPS”) for convertible instruments by using the if-converted method.
In addition, entities must presume share settlement for purposes of calculating diluted EPS when an instrument may be settled in cash or shares. ASU 2020-06 is effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, with early adoption permitted. We adopted

ASU 2020-06 effective January 1, 2021. Adoption of the new standard did not have a material impact on our Consolidated Financial Statements.
Update ASU 2020-04 — Reference Rate Reform (Topic 848) and Update ASU 2021-01 — Reference Rate Reform (Topic 848): Scope
In March 2020, the FASB issued guidance which provides optional expedients and exceptions to account for contracts, hedging relationships and other transactions that reference London Inter-Bank Offered Rate (“LIBOR”) or any other reference rates expected to be discontinued because of reference rate reform. This guidance is effective as of March 12, 2020 through December 31, 2022 and may be applied prospectively to contract modifications made and hedging relationships entered into or evaluated on or before December 31, 2022. The Company has not adopted any of the optional expedients or exceptions through December 31, 2021 but will continue to evaluate the possible adoption of any such expedients or exceptions during the effective period as circumstances evolve.
Update ASU 2021-08 — Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers
In October 2021, the FASB issued ASU No. 2021-08, which requires an entity to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with ASC 606, Revenue from Contracts with Customers, instead of at fair value on the acquisition date as previously required by ASC 805. The amendments improve comparability after the business combination by providing consistent recognition and measurement guidance for acquired revenue contracts and revenue contracts not acquired in a business combination. The updated guidance is effective for public companies for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, and early adoption is permitted. The Company has not yet adopted ASU 2021-08; however, we do not believe that this standard will have a material impact on our consolidated financial statements.
Note 4. Revenue
Revenue from Contracts with Customers (ASC 606)
We measure revenue based on the consideration specified in the client arrangement, and revenue is recognized when the performance obligations in the client arrangement are satisfied. Our principal source of revenue is from the procurement, trade, manufacture, and distribution of coffee, tea and extracts to customers in the United States, Europe, and Asia.
The transaction price of a contract, net of discounts and expected returns, is allocated to each distinct performance obligation based on the relative standalone selling price of the obligation and is recognized as revenue when the performance obligation is satisfied. The standalone selling price is the estimated price we would charge for the good or service in a separate transaction with similar customers in similar circumstances. Identifying distinct performance obligations and determining the standalone selling price for each performance obligation within a contract requires management judgment.
Substantially all our client contracts require that we be compensated for services performed to date. This is upon shipment of goods or upon delivery to the customer, depending on contractual terms. Shipping and handling costs paid by the customer to us are included in revenue and costs incurred by us for shipping and handling activities that are performed after a customer obtains control of the product are accounted for as fulfillment costs. In addition, we exclude from net revenue and cost of sales taxes assessed by governmental authorities on revenue-producing transactions. Although we occasionally accept returns of products from our customers, historically returns have not been material.
Revenue from Forward Contracts (ASC 815)
A portion of the Company’s revenues consist of sales from commodity contracts that are accounted for under ASC 815. Sales from commodity contracts primarily relate to forward sales of green coffee which are accounted for as derivatives at fair value under ASC 815. These forward sales meet the definition of a derivative under ASC 815 as they have an underlying, notional amount, no initial net investment and can be net settled since the commodity is readily converted to cash. The Company does not apply the normal purchase and normal sale exception under ASC 815 to these contracts.
Revenues from commodity contracts are recognized in revenues for the contractually stated amount when the contracts are settled. Settlement generally occurs upon shipment or delivery of the product when title and risks and rewards of ownership transfers to the customer. Prior to settlement, these forward sales contracts are recognized at fair value with the unrealized gains or losses recorded within forward contract and other cost of sales on our Consolidated Statements of Operations. For the years ended December 31, 2021 and 2020, we recorded $4.8 million of net unrealized losses and $2.2 million of net unrealized gains, respectively, within forward contract and other costs of sales.
For the years ended December 31, 2021 and 2020, the Company recognized $145.6 million and $123.8 million in revenues under ASC 815, respectively, and are reported within the Company’s Sustainable Sourcing & Traceability segment.
Contract Estimates
The nature of the Company’s contracts give rise to variable consideration including cash discounts, volume-based rebates, point of sale promotions, and other promotional discounts to certain customers. For all promotional programs and discounts, the Company estimates the rebate or discount that will be granted to the customer and records an accrual upon invoicing. These estimated rebates or discounts are included in the transaction price of the Company’s contracts with customers as a reduction to net revenues and are included as accrued sales incentives in accrued expenses and other current liabilities in the Consolidated Balance Sheets. Accrued sales incentives were $1.9 million at December 31, 2021 and $3.1 million at December 31, 2020.
We do not disclose the value of unsatisfied performance obligations for contracts (i) with an original expected length of one year or less or (ii) for which the Company recognizes revenue at the amount in which it has the right to invoice as the product is delivered.
Contract Balances
Contract balances relate primarily to advances received from the Company’s customers before revenue is recognized. The Company does not have any material contract liabilities as of December 31, 2021 or 2020. Receivables from contracts with customers are included in accounts receivable, net on the Company’s Consolidated Balance Sheets. At December 31, 2021 and 2020, accounts receivable, net included $89.0 million and $69.5 million in receivables from contracts with customers, respectively.
Contract acquisition costs for obtaining contracts that are deemed recoverable are capitalized as contract costs. Such costs result from the payment of sales incentives and are amortized over the contract life. As of December 31, 2021 and 2020, no costs were capitalized as all arrangements were less than a year.
Contract assets, primarily deferred promotional incentives paid to customers, totaled $0.5 million at December 31, 2021 and $1.3 million at December 31, 2020, and were included in prepaid expenses and other current assets on our Consolidated Balance Sheets. Deferred promotional incentives are amortized straight-line over the contract life. Amortization of deferred contract costs for the year ended December 31, 2021 was $0.3 million and $1.3 million for the year ended December 31, 2020, and are included in revenues in our Consolidated Statements of Operations.
Concentration of Customers
For the year ended December 31, 2021 no customers accounted for more than 10% of our consolidated net revenues. For the year ended December 31, 2020, one customer, which is reported within our Beverage Solutions segment (see Note 18) accounted for approximately 10% of our net revenues.

Disaggregated Revenue
In general, the Company’s business segmentation is aligned according to the nature and economic characteristics of its products and customer relationships and provides meaningful disaggregation of each business segment’s results of operations.
Further disaggregation of product revenues recognized under ASC 606 to external customers by product type and geographic area based on customer location is as follows:
(Thousands)	Year Ended December 31, 2021	Year Ended December 31, 2020
Coffee & tea	$445,466	$344,919
Flavors, extracts & ingredients	98,850	72,460
Other	6,697	7,527
Total product revenues	$551,013	$424,906
(Thousands)	Year Ended December 31, 2021	Year Ended December 31, 2020
United States	$547,201	$421,670
All other countries	3,812	3,236
Total product revenues	$551,013	$424,906
Note 5. Acquisitions
S&D Acquisition
On February 28, 2020, the Company (via its subsidiary WCC) acquired 100% of the issued and outstanding shares of capital stock of S&D in exchange for $401.6 million in cash. The acquisition was financed with the issuances of Common Equivalent Preferred Units (see Note 6), a $240.0 million term loan, and a $25.0 million draw from an asset-based lending facility (see Note 13). The acquisition allowed the Company to expand our blue-chip customer base and product capabilities, creating an integrated coffee, tea, and extract company serving retailers, restaurants, convenience stores, and the hospitality industry.
The total consideration paid in the S&D acquisition is summarized below:
(Thousands)
Cash paid to Cott Corporation	$397,878
Cash paid on behalf of sellers for sellers’ transaction expenses	5,241
Post-close working capital adjustments	(1,500)
Total Consideration	$401,619
The table below summarizes the purchase price allocation of the assets acquired, and liabilities assumed:
(Thousands)	Acquired Value
Cash and cash equivalents	$8,282
Accounts receivable	57,818
Inventory	67,297
Prepaid expenses and other current assets	1,810
Property, plant and equipment	92,369
Goodwill	159,320
Intangible assets	142,920

(Thousands)	Acquired Value
Other assets	3,319
Accounts payable and accrued liabilities	(87,216)
Long-term debt	(147)
Deferred tax liabilities	(42,168)
Other long-term liabilities	(1,985)
Total	$401,619

The assets and liabilities acquired in the S&D acquisition are recorded at their estimated fair values per valuations.
The cost of the acquisition in excess of the fair market value of the tangible and intangible assets acquired less liabilities assumed represents acquired goodwill, which is not deductible for tax purposes. The acquisition provides the Company with an expanded presence and manufacturing and distribution synergies, which provide the basis for the goodwill recognition. Additionally, the existence of an assembled workforce was not considered an identifiable asset below, and any value attributed to it was subsumed into the valuation of goodwill.
Intangible Assets
In our determination of the fair value of intangible assets, we consider, among other factors, the best use of acquired assets, analysis of historical financial performance and estimates of future performance of the acquired business’ products. The estimated fair values of identified intangible assets are calculated considering both market participant expectations, using an income approach, as well as estimates and assumptions provided by Westrock management and management of the acquired business. Assumptions include, but are not limited to, expected revenue growth, weighted-average terminal growth rates, risk adjusted discount rate and royalty rate.
The estimated fair value of customer relationships represents future after-tax discounted cash flows that will be derived from sales to existing customers of the acquired business as of the date of acquisition.
The estimated fair value of the trademark represents the future projected cost savings associated with the premium and brand image obtained as a result of owning the trademark as opposed to obtaining the benefit of the trademark through a royalty or rental fee.
The following table sets forth the components of identified intangible assets associated with the S&D acquisition and their estimated weighted average useful lives:
(Thousands)	Estimated Fair Market Value	Estimated Useful Life
Customer relationships	$137,500	20 years
Trademark (Note 3)	5,200	Indefinite
Favorable lease asset	220	5 years
Total	$142,920
S&D, which is reported within our Beverage Solutions segment (see Note 18), contributed revenue of $349.2 million and operating loss of $1.3 million, excluding $14.3 million acquisition, restructuring and integration costs, and $95.0 million of impairment charges, inventory write-offs and losses on disposal of property, plant and equipment, from the date of acquisition through December 31, 2020.
The following table presents the unaudited pro forma summary of our financial results as if S&D acquisition had occurred on January 1, 2020. The pro forma results include additional depreciation and amortization resulting from purchase accounting adjustments and interest expense associated with debt used to fund the acquisition. The pro forma results do not include any synergies or other benefits of the acquisition. The pro forma results are not indicative of future results of operations, or results that might have been achieved had the acquisition been consummated on January 1, 2020.
(Thousands, except per unit amounts)	Year Ended December 31, 2020
Revenue	$647,935
Net loss attributable to common unitholders	(138,896)
Net loss per common unitholder	(0.49)
Note 6. Ownership
The Company’s ownership interests consist of two classes of equity units, referred to as Common Units and Common Equivalent Preferred Units (“CEP Units” and the holders of such units, the “CEP Unitholders”) collectively, the “Company Units”. On December 1, 2021, the Company closed on a $17.0 million capital raise from its existing unitholders and in connection therewith, the existing CEP Units were renamed as Series A CEP Units (but otherwise have the same rights, preferences and privileges as before) and the Company authorized the creation of a new series of CEP Units, the “Series B CEP Units”. Participating unitholders received Series B CEP Units, at a price of $1.00 per unit. The Series B CEP Units have the same terms as, and are in parity with, the existing Series A CEP Units, except with respect to the issuance date on which the respective CEP Unit Liquidation Preference begins accruing.
Each Common Unit has one vote on all matters on which the holders of the Common Units are entitled to vote. Each CEP Unit votes on an as-converted basis with the Common Units and accordingly has one vote on all matters on which the holders of the Common Units are entitled to vote.
Common Equivalent Preferred Units
At inception, each CEP Unit has a liquidation preference of $1.00 per unit, increased by an amount accruing at the rate of 10% per annum, compounding annually, based on its CEP Unit Liquidation Preference as of the time of such accrual, and reduced by the cumulative amount of any cash dividends or distributions, if any, made by the Company in respect of such CEP Unit (the “CEP Unit Liquidation Preference”). During the year ended December 31, 2021, the Series A CEP Units accrued $24.1 million of liquidation preference and the Series B CEP Units accrued $0.1 million of liquidation preference. For the year ended December 31, 2020, the Series A CEP Units accrued $18.5 million of liquidation preference. As of December 31, 2021, no distributions have been made to CEP unitholders.
CEP Unitholders are entitled to receive annual cash dividends, in parity with each other, out of any assets legally available, and only when, as and if declared by the Board of Directors of the Company (the “Board”), in an amount equal to the greater of (i) a fixed rate from and including the date of issuance of such CEP Units equal to ten percent (10%) per annum of the CEP Unit Liquidation Preference for each outstanding CEP Unit then held by them, rounded to the nearest cent (the “Preferred Yield”) and (ii) the as-converted dividend on the Common Units (the “Common Dividends”), if any in respect of each outstanding CEP Unit then held by them. The Board may, in its sole discretion and solely out of any assets legally available thereof, declare and pay dividends in cash to the holders of CEP Units (“CEP Dividends”) up to the amount of the Preferred Yield without making any Common Dividends or other distributions to holders of Common Units. The Board may, however, declare and pay Common Dividends prior to paying CEP Dividends provided that CEP Unitholders shall participate, on an as-converted basis and in parity with the Common Units, in any such Common Dividends, which amount of Common Dividends shall be treated as payment of (or, if applicable, in excess of) the Preferred Yield.
Each CEP Unitholder may at any time, at its option, convert all (but not less than all) of its CEP Units into Common Units on a 1:1 basis. CEP Units will automatically be converted into the same number of Common Units upon a liquidation, dissolution or winding up of the Company if the liquidation proceeds to be received by CEP Unitholders, on an as-converted basis, would exceed the CEP Unit Liquidation Preference. In addition, subject to certain conditions, after 7 years, each of the Company and new investors who were issued CEP Units in connection with the S&D transaction have the right to put/call the CEP

Units at the greater of the CEP Unit Liquidation Preference or fair market value of such CEP Units (or if such CEP Units have been converted into Common Units, at fair market value of such Common Units).
As a result of redemption rights being within the control of the CEP Unitholder, at inception the CEP Units were recorded at the amount contributed within mezzanine equity on the Consolidated Balance Sheets.
Note 7. Equity-Based Compensation
During 2020, the Company implemented an equity compensation program, which was designed to attract and retain key employees while also aligning employees’ interests with the interests of our unitholders. Unit options are granted to employees under the 2020 Unit Option Incentive Plan.
Compensation expense for all equity-based compensation awards is based on the grant date fair value estimate. The Company recognizes these compensation costs using graded vesting attribution over the requisite service period of the award. As equity-based compensation expense recognized is based on awards ultimately expected to vest such expense is reduced for estimated forfeitures. Income tax benefits related to the tax deductions for share-based awards are recognized only upon settlement of the related share-based awards.
Unit Options
We account for our employee unit options under the fair value method using the Black Scholes valuation model. During the year ended December 31, 2021 we granted 9.3 million unit options to employees, which had a fair value of approximately $0.5 million as of the grant date. One-half of the options granted vest over four years of continuous service by the employee, and one-half of the options vest upon the realization of cash proceeds on all CEP Units issued on February 28, 2020 equal to 2.0x of the cost of such common units (“MOIC-vesting units”), provided that the recipient is either still working for the Company at the date of such realization event or that the performance goals are achieved within one year following a qualified termination of the recipient’s employment. All unit option grants have an exercise price equal to, or greater than, the fair market value of a common unit of the Company on the grant date, and generally have a ten-year term prior to expiration. The fair value of the unit option grants is amortized to expense over the vesting period, which is generally four years. Management expects to fulfill any options exercised by issuance of new common units. Management includes an estimate of forfeitures annually based upon its expectation that some options will not vest due to a break in employment or service by the recipient prior to vesting.
The Company recognizes expense related to the unit options using graded vesting attribution and recognized approximately $0.5 million and $0.4 million of expense for the years ended December 31, 2021 and 2020, respectively, which is included in selling, general and administrative expenses on our Consolidated Statements of Operations. The total compensation cost of nonvested options, not yet recognized, is approximately $0.6 million, which is to be recognized over the next four years.
	Options	Average Price	Average Life
Unit Options
Options outstanding at December 31, 2020	24,125,000	$0.05
Options granted	9,250,000	$0.05	10 years
Options forfeited	(2,875,000)	$0.05	10 years
Options exercised	—
Outstanding at December 31, 2021	30,500,000	$0.05
Exercisable at December 31, 2021	2,750,000
The aggregate intrinsic value of unvested unit options was $0.1 million at December 31, 2021, based on the estimated per unit value of common units as of that date.
Restricted Common Units
On February 28, 2020, the Company granted 13,582,640 restricted common units (“RMUs”), to three key executive employees which vest subject to continued employment. Such RMUs carry the same rights and limitations of the other junior common units pursuant to the Operating Agreement of WCH. The RMUs vest in three installments on each anniversary of the grant date. RMU expense is based on the fair value of the common units on the date of grant and is amortized over the vesting period, which is generally three years. The value of the RMUs was calculated using a combination of historic equity and implied asset volatility of 40%, a risk-free rate of 1.14%, and a marketability discount of 30%.
The Company recognized approximately $0.8 million and $1.2 million in expense for the RMUs in the years ended December 31, 2021 and 2020, respectively, which is included in selling, general and administrative expense on our Consolidated Statements of Operations. Total compensation expense of nonvested RMUs not yet recognized is approximately $0.4 million, which is to be recognized over the next two years.
	Units	Average Fair Market Value
Restricted Member Units
Units outstanding at December 31, 2020	13,582,640	$0.17
Units granted	—	$—
Units forfeited	—	$—
Units vested	(4,527,547)	$0.11
Units outstanding at December 31, 2021	9,055,093	$0.17
The aggregate intrinsic value of unvested RMUs was approximately $3.2 million on December 31, 2021, which is based on the estimated per unit value of common units as of such date using the Black Scholes valuation model.
Note 8. Inventories
The following table summarizes inventories as of December 31, 2021 and 2020:
(Thousands)	December 31, 2021	December 31, 2020
Raw materials	$45,079	$39,838
Finished goods	14,895	14,577
Green coffee	49,192	29,962
Total inventories	$109,166	$84,377
Green coffee inventories represents green coffee held for re-sale. At December 31, 2021 and 2020, all green coffee held for resale was included within our Sustainable Sourcing & Traceability segment.

Note 9. Property, Plant and Equipment, Net
The following table summarizes property, plant and equipment, net as of December 31, 2021 and 2020:
(Thousands)	Depreciable Lives	December 31, 2021	December 31, 2020
Land		$9,150	$8,010
Buildings	10 – 40 years	43,895	35,028
Leasehold improvements(1)		613	399
Plant equipment	3 – 15 years	88,155	74,363
Vehicles and transportation equipment	3 – 5 years	876	910
IT systems	3 – 7 years	2,453	2,195
Furniture and fixtures	3 – 10 years	2,746	2,318
Customer beverage equipment(2)	3 – 5 years	24,341	26,507
Construction in progress and equipment deposits		8,025	13,372
		180,254	163,102
Less: accumulated depreciation		(52,641)	(36,828)
Property, plant and equipment, net		$127,613	$126,274

(1)
Leasehold improvements are amortized over the shorter of their estimated useful lives or the related lease life.

(2)
Customer beverage equipment consists of brewers held on site at customer locations.

Depreciation expense for the years ended December 31, 2021 and 2020 was $18.8 million and $18.2 million, respectively. Assets classified as Construction in progress are not depreciated, as they are not ready for production use. All assets classified as construction in progress on December 31, 2021 are expected to be in production use.
Note 10. Goodwill
Changes in the carrying amount of goodwill occurring during the years ended December 31, 2021 and 2020 were as follows:
(Thousands)	Beverage Solutions	Total
Balance at December 31, 2019
Goodwill	$14,616	$14,616
Changes during the period:
Acquisitions	159,320	159,320
Impairments (Note 3)	(76,883)	(76,883)
Balance at December 31, 2020, net	97,053	97,053
Goodwill	173,936	173,936
Accumulated impairment loss	(76,883)	(76,883)
Balance at December 31, 2021, net	$97,053	$97,053

Note 11. Intangible Assets, Net
The following table summarizes intangible assets, net as of December 31, 2021 and 2020:
	December 31, 2021
(Thousands)	Cost	Accumulated Amortization	Net
Customer relationships	$137,500	$(12,091)	$125,409
Favorable lease asset	220	(79)	141
Software	758	(394)	364
Intangible assets, net	$138,478	$(12,564)	$125,914
	December 31, 2020
(Thousands)	Cost	Accumulated Amortization	Net
Customer relationships	$137,500	$(5,496)	$132,004
Favorable lease asset	220	(36)	184
Software	436	(285)	151
Intangible assets, net	$138,156	$(5,817)	$132,339
Amortization expense of intangible assets was $6.7 million and $5.6 million for the years ended December 31, 2021 and 2020, respectively. As of December 31, 2021, the weighted average useful life for definite-lived intangibles is approximately 20 years.
The estimated amortization expense for intangible assets subject to amortization over the next five years is:
(Thousands)
2022	$6,808
2023	6,712
2024	6,681
2025	6,616
2026	6,606
Thereafter	92,491
Total	$125,914
Note 12. Accrued Expense and Other Current Liabilities
The following table summarizes accrued liabilities as of December 31, 2021 and 2020:
(Thousands)	December 31, 2021	December 31, 2020
Accrued compensation and sales commissions	$8,731	$6,678
Accrued interest	2,905	2,382
Payroll, sales, and other taxes	1,666	4,088
Accrued sales incentives	1,921	3,111
Self-insurance liabilities	710	1,461
Accrued management fees	1,111	278
Other accrued liabilities	9,326	5,511
Total accrued liabilities	$26,370	$23,509

Note 13. Debt
Our long-term debt as of December 31, 2021 and 2020 was as follows:
(Thousands)	December 31, 2021	December 31, 2020
Term loan	$235,668	$238,990
ABL facility	51,890	39,757
International trade finance lines	4,510	6,447
International notes payable	3,126	3,321
Other loans	25	103
Total debt	295,219	288,618
Unamortized debt costs	(4,910)	(4,800)
Current maturities of long-term debt	(8,735)	(6,108)
Short-term debt	(4,510)	(6,447)
Long-term debt, net	$277,064	$271,263
The debt payments required in each of the next five years and thereafter are as follows:
(Thousands)
2022	$13,245
2023	8,473
2024	11,444
2025	262,057
2026	—
Thereafter	—
Total	$295,219
Term Loan due in 2025
On February 28, 2020, Westrock Coffee Company, LLC, as borrower, borrowed $240.0 million of term loans from various financial institutions pursuant to a loan and security agreement (the “Term Loan Agreement”) that terminates on February 28, 2025 (such term loans, the “Term Loan”). The Term Loan, which is secured by substantially all the assets of WCC, accrues interest quarterly, at the borrower’s option, at the LIBOR or Prime rate plus an Applicable Margin, as such terms are defined in the Term Loan Agreement, that corresponds to our total leverage ratio at the end of each quarter. All outstanding loans currently accrue interest at the LIBOR Rate, and the interest rate on such Term Loans was 9.75% at December 31, 2021.
The outstanding Term Loan also carries a Payment-in-Kind (“PIK”) interest rate of 0.75% through June 30, 2021, with a step down to 0.25% thereafter that accrues to the outstanding balance quarterly as long as the Run-Rate EBITDA, as such term is defined in the Term Loan Agreement, is under certain defined thresholds. For the years ended December 31, 2021 and 2020, $1.8 million and $0.8 million of PIK interest was accrued, respectively.
Principal payments on the Term Loan are due quarterly, in the amount of 0.25% of the original principal beginning June 30, 2020, 0.625% of the original principal beginning June 30, 2021, 0.9375% of the original principal beginning June 30, 2023, and 1.25% of the original principal balance beginning June 30, 2024 through maturity.
We incurred $5.6 million of financing fees in connection with the issuance of the Term Loan. The financing fees are being amortized using the straight-line method, which is approximate to the effective interest method, over a period of five years, which represents the term to maturity of the Term Loan.

On February 5, 2021 and February 26, 2021, we amended the Term Loan Agreement to include, among other things: (i) a waiver to provide interim period financial statements within the timeframe originally provided; (ii) the definitions of Applicable Margin, EBITDA, Liquidity, PIK Interest, Run Rate EBITDA; (iii) increased qualified cash that may be netted against debt for certain covenant calculations from $10 million to $15 million; (iv) added requirements to deliver a calculation of liquidity, cash flow forecast, sales report, and variance analysis with management commentary weekly; (v) increased the number of Lender Meetings from two times per Fiscal Year to no more than one time each month until December 31, 2021; (vi) included a cap on maximum Capital Expenditures until June 30, 2021; (vii) amended applicable periods and application ratios for Fixed Charge Coverage Ratio and Total Leverage Ratio (applied retrospectively to the December 31, 2020 calculations); and (viii) added a minimum Liquidity financial covenant until the quarter ending September 30, 2021.
On November 22, 2021, the Company entered into Amendment No. 5 to the Term Loan Agreement (the “Fifth Term Loan Amendment”), which (i) delayed the application of our Fixed Charge Coverage Ratio until the quarter ended September 30, 2022, amended the limits of our Total Leverage Ratio, Maximum Capital Expenditures covenant and the Minimum Liquidity covenant; (ii) reduced the PIK interest rate to 0.25%; and (iii) required a capital call agreement that can be called if the Company is not in compliance with the applicable covenants at June 30, 2022. Proceeds from any capital call will be required to be used to pay down debt.
US Asset-Based Lending Facility
On February 28, 2020, Westrock Coffee Company, LLC, as borrower, entered into a credit agreement with Bank of America as Administrative Agent that created an asset-based loan of $90.0 million (the “ABL Facility”). The ABL Credit Agreement has subsequently been amended by Amendment No. 1, dated September 30, 2020. Proceeds from the ABL Facility may be used for lawful corporate purposes, including working capital. The ABL Facility terminates on the earlier of (i) February 28, 2025 and (ii) ninety-one days prior to the maturity of the Term Loan. Depending on the loan type, interest accrues, at the borrower’s option, at the LIBOR or Base Rate plus an Applicable Margin, as such terms are defined in the loan and security agreement governing the ABL Facility. The Applicable Margin ranges from 1.50% to 3.00% for LIBOR Rate loans, and 0.50% to 2.00% for Base Rate loans.
We incurred related financing fees of $2.6 million which were capitalized and reported within other long-term assets on our Consolidated Balance Sheets and are being amortized using the straight-line method over the duration of the amended ABL Facility.
As of December 31, 2021, our total availability under the ABL Facility was $35.4 million, which was based on our borrowing base (accounts receivables and inventory as of November 30, 2021). As of December 31, 2021, we had $51.9 million of outstanding borrowings under the ABL Facility and $2.7 million of letters of credit. The ABL Facility carries a commitment fee on any of the unused commitment of 0.375% per annum. The weighted average effective interest rate on our outstanding borrowings was 4.1% at December 31, 2021.
Covenant Compliance
The respective loan and security agreements, as amended, governing the ABL Facility and the Term Loan each contain a number of covenants and restrictions, including covenants that limit our and certain of our subsidiaries’ ability, subject to certain exceptions and qualifications, to (i) pay dividends or make distributions, repurchase equity securities, prepay subordinated debt or make certain investments, (ii) incur additional debt or issue certain disqualified stock or preferred stock, (iii) create or incur liens on assets securing indebtedness, (iv) merge or consolidate with another company or sell all or substantially all of our assets taken as a whole, (v) enter into transactions with affiliates, and (vi) sell assets. The covenants and restrictions are substantially similar across both credit facilities. As of December 31, 2021, and the date of these financial statements, we were in compliance with covenants under both the Term Loan and ABL Facility.
International Debt and Lending Facilities
At December 31, 2021, Westrock Coffee International, LLC, through its subsidiary Falcon Coffees Limited (“Falcon”) had a $2.5 million promissory note payable with responsAbility SICAV (Lux), split into three tranches. Proceeds from the note are restricted for the sole purpose of financing Falcon’s trading activities. The note was amended in January 2022 to adjust the maturity of certain tranches, and to re-set interest rates. Borrowings on the note bear interest at a fixed rate of 10.25% for the $0.9 million tranche maturing on June 30, 2022, and 9.5% on the tranches of $0.9 million and $0.7 million maturing on September 30, 2022 and December 31, 2022, respectively. Westrock Coffee International, LLC, through its subsidiary Rwanda Trading Company, maintains two mortgage-backed lending facilities with a local bank in Rwanda: a short-term trade finance facility with a balance of $4.5 million at December 31, 2021 and a long-term note payable with a balance of $0.6 million at December 31, 2021.
Related Party Debt
Falcon maintains a working capital trade finance facility with multiple financial institutions agented by Brown Brothers Harriman (“BBH”), a related party through common ownership. The facility was originally scheduled to mature December 31, 2021, but has been amended to extend the maturity to March 31, 2022 while the Company finalizes its refinancing of this arrangement. At December 31, 2021, there was $34.2 million outstanding under the facility, which is recorded in short-term related party borrowing in the Consolidated Financial Statements. Interest is payable monthly at the U.S. Prime Rate plus 1.50%, subject to a minimum rate of 5.00%. The facility carries an agent fee of 0.25% of total available capital. Availability under the facility is subject to a borrowing base calculation. The credit facility is secured by substantially all liquid assets of Falcon. Falcon’s facility with BBH contains certain restrictive financial covenants which require Falcon to maintain certain levels of working capital, debt, and net worth. Falcon was in compliance with these financial covenants as of December 31, 2021.
On February 28, 2020, we issued $13.3 million of subordinated debt (the “Subordinated Notes”) to Wooster Capital, LLC (“Wooster”) and Jo Ellen Ford. The Subordinated Notes will mature on the earlier of i) six months after the Term Loan due in 2025 is paid in full or ii) 10 years from the date of issuance (February 2030). Interest is payable quarterly at the end of each calendar quarter at a rate of 6% per annum. The proceeds of the Subordinated Notes were used to fund a portion of the purchase price of the acquisition of S&D and to pay related fees and expenses.
Note 14. Leases
We have operating leases for manufacturing and production facilities, branch distribution and warehouse facilities, vehicles and machinery and equipment. Some of our lease agreements have renewal options, tenant improvement allowances, rent holidays and rent escalation clauses, which are not included in the below table. The remaining terms on our leases range from 1 year to 22 years, some of which may include options to extend the leases generally between 1 and 10 years, and some of which may include options to terminate the leases within 1 year.
Maturities of lease obligations as of December 31, 2021 were as follows:
(Thousands)
2022	$4,334
2023	4,332
2024	4,174
2025	3,286
2026	2,377
Thereafter	4,373
Total	$22,876
Rent expense for the years ended December 31, 2021 and 2020 was $4.4 million and $5.7 million, respectively.

Note 15. Accumulated Other Comprehensive Loss
Changes in accumulated other comprehensive loss, net of tax by component is as follows for the years ended December 31, 2021 and 2020:
(Thousands)	Year Ended December 31, 2021	Year Ended December 31, 2020
Cash flow hedge changes in fair value gain (loss):
Balance at beginning of period	$3,581	$—
Other comprehensive income (loss) before reclassifications	18,010	6,490
Amounts reclassified from accumulated comprehensive income	(7,197)	(1,746)
Tax effect	(2,635)	(1,163)
Net other comprehensive income (loss)	11,759	3,581
Less: Other comprehensive income (loss) attributable to noncontrolling interests	—	—
Balance at end of period	11,759	3,581
Foreign currency translation gain (loss)
Balance at beginning of period	239	—
Other comprehensive income (loss) before reclassifications	20	239
Amounts reclassified from accumulated comprehensive income	—	—
Tax effect	—	—
Net other comprehensive income (loss)	259	239
Less: Other comprehensive income (loss) attributable to noncontrolling interests	—	—
Balance at end of period	259	239
Accumulated other comprehensive income (loss) at end of period	$12,018	$3,820
Note 16. Income Taxes
Prior to the reorganization described in Note 1, the Company was taxed as a “flow-through” entity for U.S. income tax purposes. In lieu of corporate income taxes, the owners were taxed on their proportionate shares of the Company’s taxable income. The reorganization on February 28, 2020 results in the Company becoming taxable at the entity level as part of a consolidated corporate structure from that date forward. The “flow-through” entity had liabilities in excess of the tax basis of its assets at the time of the reorganization and therefore the partners recognized gain of $36.7 million. The Company received a step-up in the tax basis of its assets equal to this gain. The foreign entities included in these financials are subject to income taxes in their local jurisdictions.
U.S. and international components of income (loss) before income taxes is as follows:
(Thousands)	Year Ended December 31, 2021	Year Ended December 31, 2020
U.S.	(28,573)	(147,196)
International	3,897	786
Loss before income taxes	$(24,676)	$(146,410)

Income tax expense (benefit) consisted of the following:
(Thousands)	Year Ended December 31, 2021	Year Ended December 31, 2020
Current expense (benefit)
Federal	$—	$—
State	179	201
Foreign	(99)	510
Total current	80	711
Deferred expense (benefit)
Federal	(4,617)	(15,230)
State	(901)	(3,003)
Foreign	2,070	(23)
Total deferred	(3,448)	(18,256)
Income tax expense (benefit)	$(3,368)	$(17,545)
A reconciliation of income tax expense benefit to the federal statutory rate is as follows:
(Thousands)	Year Ended December 31, 2021	Year Ended December 31, 2020
Income tax expense (benefit) at US statutory income tax rate	$(5,182)	$(30,746)
State income tax expense (benefit), net of federal benefit	(773)	(2,844)
Foreign rate differential	(304)	(179)
Goodwill impairment	—	16,624
Global intangible low-taxed income (“GILTI”) inclusion	1,095	22
Transaction costs	260	507
Other permanent differences	78	136
Step-up on C Corp conversion	—	(1,578)
Change in valuation allowance	632	513
Provision to return adjustments	(166)	—
Effect of change in foreign tax rates	1,181	—
Other	(189)	—
Income tax benefit	$(3,368)	$(17,545)
Effective tax rate	13.6%	12.0%
Deferred income tax assets and liabilities were recognized on temporary differences between the financial and tax basis of existing assets and liabilities as follows:

(Thousands)	December 31, 2021	December 31, 2020
Deferred tax assets
Liabilities and reserves	$3,501	$3,471
Interest limitation	8,884	4,906
Net operating losses	8,850	8,049
Transaction expenses	79	187
Inventories	—	630
Other	711	789
Total	22,025	18,032
Valuation allowance	(1,145)	(513)
Total deferred tax assets, net	$20,880	$17,519
Deferred tax liabilities
Property, plant and equipment	$(10,581)	$(10,501)
Intangible assets	(29,221)	(30,699)
Derivatives	(4,451)	(2,426)
Inventories	(2,035)	—
Other	(107)	(205)
Total	(46,395)	(43,831)
Net deferred tax liability	$(25,515)	$(26,312)
We establish a valuation allowance to reduce deferred tax assets if, based on the weight of the available evidence, both positive and negative, for each respective tax jurisdiction, it is more likely than not that some portion or all of the deferred tax assets will not be realized. In the US, the only source of income we considered was the reversal of taxable temporary differences. The reversals of the taxable temporary differences provided sufficient income in the US and no valuation allowance was recorded. The valuation allowance of $1.1 million and $0.5 million was recorded against certain foreign net operating losses as of December 31, 2021 and 2020, respectively. Activity in the valuation allowance is as follows:
(Thousands)	December 31, 2021	December 31, 2020
Beginning balance	$513	$—
Additions	632	513
Reductions	—	—
Ending Balance	$1,145	$513
As of December 31, 2021, the Company had federal net operating loss carryforwards of approximately $30.0 million which do not expire. As of December 31, 2021, the Company had post-apportionment state net operating loss carryforwards of approximately $38.6 million which begin to expire in 2031, and state tax credits of $0.1 million which begin to expire in 2023. As of December 31, 2021, the Company had foreign net operating loss carryforwards of approximately $4.1 million which begin to expire in 2026.
As of December 31, 2021 and 2020, the Company’s reserve for uncertain tax positions was $0.1 million and includes potential interest and penalties, which are recorded as a component of income tax expense (benefit). The Company does not expect any significant changes to unrecognized tax benefits within the next twelve months.
As a result of the U.S. Tax Cuts and Jobs Act of 2017, or the Tax Act, our accumulated foreign earnings have been subjected to U.S. tax. Moreover, all future foreign earnings will be subject to a new territorial tax system and dividends received deduction regime in the U.S. As of December 31, 2021, undistributed earnings of certain foreign subsidiaries of approximately $10.5 million are intended to be permanently reinvested outside the U.S. Accordingly, no provision for foreign withholding tax or state income taxes associated with a distribution of these earnings has been made. Determination of the amount of the unrecognized deferred tax liability on these unremitted earnings is not practicable.

We are subject to taxation in the United States and various states and foreign jurisdictions, including the United Kingdom. As of December 31, 2021, we have no tax years under examination by the IRS, and there are currently no state or foreign income tax examinations in process. The Company is subject to United States federal income tax examinations for years after 2017 and to state and foreign income tax examinations for years after 2016.
Note 17. Earnings per Unit
The dilutive effect of CEP Units (see Note 6) is calculated by using the “if-converted” method. This assumes an add-back of dividends on the preferred units to net income attributable to unitholders as if the securities were converted to common units at the beginning of the reporting period (or at the time of issuance, if later), and the resulting common units are included in the number of weighted-average units outstanding.
The dilutive effect of time-based option awards and RMUs is calculated using the treasury stock method, while MOIC vesting units are treated as contingently issuable. See Note 7.
We have excluded from the computation of diluted units the effect of unit options, restricted common units, and CEP Units because their inclusion would have an anti-dilutive effect due to our reported loss. We had 30.5 million unit options, 9.1 million restricted common units, and 239.2 million CEP Units outstanding at December 31, 2021, and 24.2 million, 13.6 million and 222.2 million of unit options, restricted common units, and CEP Units outstanding, respectively, at December 31, 2020.
(Thousands, except per unit data)	Year Ended December 31, 2021	Year Ended December 31, 2020
Diluted Earnings per Common Unit
Numerator:
Net loss attributable to common unitholders – basic	$(46,155)	$(147,684)
PIK dividends on preferred units	—	—
Impact of if-converted securities	—	—
Net loss attributable to common unitholders – dilutive	$(46,155)	$(147,684)
Denominator:
Weighted-average common units outstanding – basic	328,557	325,983
Impact of if-converted securities	—	—
Effect of other dilutive securities	—	—
Weighted-average common units outstanding – dilutive	328,557	325,983
Dilutive loss per common unit	$(0.14)	$(0.45)
Note 18. Segment Information
Beginning in the fourth quarter of 2021, management, including our chief executive officer, who is our chief operating decision maker, manages our business in two operating segments.
Beverage Solutions:   Reflects sales of our value-added beverage solutions, including coffee, tea, juices, flavors, extracts and ingredients. We provide products in a variety of packaging, including branded and private label coffee in bags, fractional packs, and single serve cups, as well as extract solutions to be used in products such as cold brew and ready-to-drink offerings. Currently we serve customers in the United States, Europe and Asia, through foodservice (limited and quick-serve restaurants and food distributors), retail, hospitality, as well as convenience stores distribution channels.
Sustainable Sourcing & Traceability:   Through this segment, we utilize our proprietary technology and digitally traceable supply chain to directly impact and improve the lives of our farming partners, tangible economic empowerment and an emphasis on environmental accountability and farmer literacy. Revenues primarily consist of sales from commodity contracts related to forward sales of green coffee.
Management evaluates the performance of each segment using Adjusted EBITDA, which is a segment performance measure we define as net income determined in accordance with GAAP, before interest expense,

provision for income taxes, depreciation and amortization, equity-based compensation expense and the impact, which may be recurring in nature, of acquisition, transaction and integrations costs, including management services and consulting agreements entered into in connection with the acquisition of S&D Coffee & Tea, impairment charges, non-cash mark-to-market adjustments, certain costs specifically excluded from the calculation of EBITDA under our material debt agreements, and other similar or infrequent items (although we may not have had such charges in the periods presented).
Selected financial data related to our segments is presented below:
	Year Ended December 31, 2021
(Thousands)	Beverage Solutions	Sustainable Sourcing & Traceability	Intersegment Revenues	Total of Reportable Segments
Revenues	$551,013	$170,035	$(22,904)	$698,144
Adjusted EBITDA	41,468	5,706	n/a	47,174
Less:
Interest expense, net				32,549
Income tax benefit				(3,368)
Depreciation and amortization				25,501
Acquisition, restructuring and integration expense				8,835
Management and consulting fees				6,382
Equity-based compensation				1,223
Mark-to-market adjustments				(3,585)
Loss on disposal of property, plant and equipment				243
Other				702
Net loss				$(21,308)
Capital expenditures	$22,665	$614	n/a	$23,279
Total assets	510,751	82,269	n/a	593,020
	Year Ended December 31, 2020
(Thousands)	Beverage Solutions	Sustainable Sourcing & Traceability	Intersegment Revenues	Total of Reportable Segments
Revenues	$424,906	$150,577	$(24,637)	$550,846
Adjusted EBITDA	28,802	4,793	n/a	33,595
Less:
Interest expense, net				25,229
Income tax benefit				(17,545)
Depreciation and amortization				23,838
Acquisition, restructuring and integration expense				22,355
Management and consulting fees				5,317
Equity-based compensation				1,553
Impairment charges				82,083
Inventory write-offs				5,432
Mark-to-market adjustments				(217)
Loss on disposal of property, plant and equipment				7,750
Other				6,665
Net loss				$(128,865)
Capital expenditures	$19,019	$528	n/a	$19,547
Total assets	488,577	59,563	n/a	548,140
Approximately 97% of our long-lived assets were located in the United States as of December 31, 2021.

Note 19. Commitments and Contingencies
We are subject to various claims and legal proceedings with respect to matters such as governmental regulations, and other actions arising out of the normal course of business. Management believes that the resolution of these matters will not have a material adverse effect on our financial position, results of operations, or cash flow.
We had $2.7 million in standby letters of credit outstanding as of December 31, 2021.
We have future purchase obligations of $276.7 million as of December 31, 2021 that consist of commitments for the purchase of inventory over the next 12 months. These obligations represent the minimum contractual obligations expected under the normal course of business.
Note 20. Derivatives
We record all derivatives, whether designated in a hedging relationship or not, at fair value on the Consolidated Balance Sheets. We use various types of derivative instruments including, but not limited to, forward contracts, futures contracts, and options contracts for certain commodities. Forward and futures contracts are agreements to buy or sell a quantity of a commodity at a predetermined future date, and at a predetermined rate or price. Forward contracts are traded over the counter whereas future contracts are traded on an exchange. Option contracts are agreements to facilitate a potential transaction involving the commodity at a preset price and date.
The accounting for gains and losses that result from changes in the fair values of derivative instruments depends on whether the derivatives have been designated and qualify as hedging instruments and the types of hedging relationships. Derivatives can be designated as fair value hedges, cash flow hedges or hedges of net investments in foreign operations. The changes in the fair values of derivatives that have been designated and qualify for fair value hedge accounting are recorded in the same line item in our Consolidated Statements of Operations as the changes in the fair value of the hedged items attributable to the risk being hedged. The changes in fair values of derivatives that have been designated and qualify as cash flow hedges are recorded in AOCI and are reclassified into the line item in the Consolidated Statements of Operations in which the hedged items are recorded in the same period the hedged items affect earnings.
For derivatives that will be accounted for as hedging instruments, we formally designate and document, at inception, the financial instrument as a hedge of a specific underlying exposure, the risk management objective and the strategy for undertaking the hedge transaction. In addition, we formally assess both at the inception and at least quarterly thereafter, whether the financial instruments used in hedging transactions are highly effective at offsetting changes in either the fair values or cash flows of the related underlying exposures.
We use cash flow hedges to minimize the variability in cash flows of assets or liabilities or forecasted transactions caused by fluctuations in commodity prices. The changes in fair values of hedges that are determined to be ineffective are immediately reclassified from AOCI into earnings. We did not discontinue any cash flow hedging relationships during the years ended December 31, 2021 or 2020.
Within our Beverage Solutions segment, we have entered into coffee futures contracts to hedge our exposure to price fluctuations on green coffee associated with certain price-to-be-fixed purchase contracts, which generally range from three to twelve months in length. These derivative instruments have been designated and qualified as a part of our commodity cash flow hedging program effective February 28, 2020. The objective of this hedging program is to reduce the variability of cash flows associated with future purchases of green coffee.
The notional amount for the coffee futures contracts that were designated and qualified for our commodity cash flow hedging program was 7.9 million pounds and 10.6 million pounds as of December 31, 2021 and 2020, respectively. During the years ended December 31, 2021 and 2020, the Company purchased coffee futures contracts and coffee options contracts under our cash flow hedging program with aggregate notional amount of 105.5 million pounds and 145.2 million pounds, respectively.
Approximately $7.2 million and $1.7 million of net realized gains, representing the effective portion of the cash-flow hedge, were subsequently reclassified from AOCI to earnings and recognized in cost of sales in the Consolidated Statements of Operations for the years ended December 31, 2021 and 2020, respectively. As of December 31, 2021, the estimated amount of net gains reported in AOCI that is expected to be reclassified to the Consolidated Statements of Operations within the next twelve months is $14.4 million.
Within our Sustainable Sourcing & Traceability segment, the Company’s forward sales and forward purchase contracts are for physical delivery of green coffee in a future period. While the Company considers these contracts to be effective economic hedges, the Company does not designate or account for forward sales or forward purchase contracts as hedges as defined under current accounting standards. See Note 4 for a description of the treatment of realized and unrealized gains and losses on forward sales and forward purchase contracts.
The fair value of our derivative assets and liabilities included in the Consolidated Balance Sheets are set forth below:
(Thousands)	Balance Sheet Location	December 31, 2021	December 31, 2020
Derivative assets designated as cash flow hedging instruments:
Coffee futures contracts(1)	Derivative assets	$172	$2,091
Coffee options	Derivative assets	—	646
Total		$172	$2,737
Derivative assets not designated as cash flow hedging instruments:
Forward sales contracts	Derivative assets	$13,593	$9,526
Total		13,593	9,526
Total derivative assets		$13,765	$12,263
Derivative liabilities not designated as cash flow hedging instruments:
Forward purchase contracts	Derivative liabilities	$14,021	$3,397
Total derivative liabilities		$14,021	$3,397

(1)
The fair value of coffee futures excludes amounts related to margin accounts (see Note 3).

The following table presents the pre-tax net gains and losses for our derivative instruments:
(Thousands)	Statement of Operations Location	Year Ended December 31, 2021	Year Ended December 31, 2020
Derivative assets designated as cash flow hedging instruments:
Net unrealized gains on coffee derivatives	Product costs of sales	$7,197	$1,746
Derivative assets and liabilities not designated as cash flow hedging instruments:
Net unrealized gains (losses) on forward sales and purchase contracts	Forward contract and other costs of sales	$(4,799)	$2,176
Note 21. Retirement Plan
The Company has a 401(k) savings plan (the “Company 401(k) Plan”) available to all US-based employees who are at least 21 years old. New employees are eligible to become participants in the Company 401(k) Plan on the first day of each quarter. The Company may make contributions to eligible participants under the Company 401(k) Plan at the discretion of its Board.
In conjunction with the S&D acquisition, the Company also has a S&D Coffee, Inc 401(k) Employee Savings and Investment Plan (the “S&D 401(k) Plan”) available to all S&D employees who are at least 18 years old. New employees are eligible to become participants in the S&D 401(k) Plan on the first day of each quarter. Under the S&D 401(k) Plan, employees can contribute up to 80% of their salary or wages during the applicable year and the Company makes safe harbor contributions of 100% of the first 1% of such gross salary or wages deferred by a participant plus 50% of additional salary or wages deferred by a participant above 1%, up to a maximum of 6%. The Company may also elect to make additional contributions at the discretion of its Board.
Total contributions made by the Company under the Company 401(k) Plan and S&D 401(k) Plan were approximately $1.3 million and $1.6 million for the years ended December 31, 2021 and 2020, respectively.
Note 22. Fair Value Measurements
ASC 820, Fair Value Measurements, defines fair value at the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Additionally, the inputs used to measure fair value are prioritized based on a three-level hierarchy. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs.
The Company groups its assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded, and the reliability of the assumptions used to determine fair value. These levels are:
•
Level 1 — Valuation is based upon quoted prices for identical instruments traded in active markets.

•
Level 2 — Valuation is based upon inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (i.e. interest rate and yield curves observable at commonly quoted intervals, default rates, etc.). Observable inputs include quoted prices for similar instruments in active and non-active markets. Level 2 includes those financial instruments that are valued with industry standard valuation models that incorporate inputs that are observable in the marketplace throughout the full term of the instrument or can otherwise be derived from or supported by observable market data in the marketplace. Level 2 inputs may also include insignificant adjustments to market observable inputs.

•
Level 3 — Valuation is based upon one or more unobservable inputs that are significant in establishing a fair value estimate. These unobservable inputs are used to the extent relevant observable inputs are not available and are developed based on the best information available. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

The following table summarizes the fair value of financial instruments at December 31, 2021:
	Year Ended December 31, 2021
(Thousands)	Level 1	Level 2	Level 3	Total
Assets:
Green coffee associated with forward contracts	$—	$47,845	$—	$47,845
Coffee futures contracts	172	—	—	172
Forward sales contracts	—	13,593	—	13,593
Coffee options	—	—	—	—
Total	$172	$61,438	$—	$61,610
Liabilities:
Forward purchase contracts	$—	$14,021	$—	$14,021
Total	$—	$14,021	$—	$14,021

The following table summarizes the fair value of financial instruments at December 31, 2020:
	Year Ended December 31, 2020
(Thousands)	Level 1	Level 2	Level 3	Total
Assets:
Green coffee associated with forward contracts	$—	$26,212	$—	$26,212
Coffee futures contracts	2,091	—	—	2,091
Forward sales contracts	—	9,526	—	9,526
Coffee options	646	—	—	646
Total	$2,737	$35,738	$—	$38,475
Liabilities:
Forward purchase contracts	$—	$3,397	$—	$3,397
Total	$—	$3,397	$—	$3,397
Coffee futures contracts and coffee options are valued based on quoted market prices. The estimated fair value for green coffee inventories associated with forward contracts and forward sales and purchase contracts are based on exchange-quoted prices, adjusted for differences in origin, quantity, quality, and future delivery period, as the exchange quoted prices represent standardized terms for the commodity. These adjustments are generally determined using broker or dealer quotes or based upon observable market transactions. As a result, green coffee associated with forward contracts and forward sales and purchase contracts are classified within Level 2 of the fair value hierarchy.
Financial instruments consist primarily of cash, accounts receivable, accounts payable, and long-term debt. The carrying amount of cash, accounts receivable and accounts payable was estimated by management to approximate fair value due to the relatively short period of time to maturity for those instruments. In November 2021, we amended our Term Loan Agreement and our ABL Facility, which comprise our material long-term debt obligations. As there was no re-pricing of those obligations in connection with the amendments, the carrying amount of these obligations was estimated by management to approximate fair value as of December 31, 2021. The Term Loan Agreement and ABL Facility are carried on the Consolidated Balance Sheet at amortized costs. The fair value of the Term Loan Agreement and ABL Faciality was determined based on Level 2 inputs under the fair value hierarchy. Due to the LIBOR-based nature of the Term Loan and ABL Facility, and because the obligations were outstanding for less than 12 months, the carrying amount of these obligations was estimated by management to approximate fair value as of December 31, 2020.
Non-financial assets and liabilities, including property, plant and equipment, goodwill, and intangible assets are measured at fair value on a non-recurring basis. No events occurred during the year ended December 31, 2021, requiring these non-financial assets and liabilities to be subsequently recognized at fair value. During the year ended December 31, 2020, we determined that goodwill and certain intangible assets required subsequent recognition at fair value (see Note 3). The fair value of goodwill and certain intangible assets was determined based on Level 3 inputs under the fair value hierarchy.
Note 23. Related Party Transactions
The company transacts with certain entities or persons that have ownership in the Company, and/or for which our co-founder and Chief Executive Officer Scott Ford, our co-founder and Chairman, Joe Ford, or close family members of the Fords, have ownership interests in. As such, these persons and entities are deemed related parties.
In connection with the acquisition of S&D on February 28, 2020, certain affiliates of Brown Brothers Harriman (“BBH”) were issued Common Equivalent Preferred Units, at which time BBH was deemed to be a related party.

The consolidated financial statements reflect the following transactions with related parties:
(Thousands)	December 31, 2021	December 31, 2020
Short-term related party debt:
Brown Brothers Harriman(1)	$34,199	$26,316
Subordinated related party debt:
Wooster Capital(2)	9,800	9,800
Jo Ellen Ford(2)	3,500	3,500
Westrock Finance, LLC(2)	—	4,280
Total	$13,300	$17,580
(Thousands)	Year Ended December 31, 2021	Year Ended December 31, 2020
Selling, general and administrative expense
Westrock Group, LLC(1)	$3,333	$2,778
Interest expense, net:
Brown Brothers Harriman(1)	1,393	1,509
Wooster Capital(2)	599	498
Jo Ellen Ford(2)	214	178
Westrock Finance, LLC(2)	423	460
Total	$2,629	$2,645

(1)
Related through common ownership and management

(2)
Related through common ownership

In connection with the acquisition of S&D, the Company entered into a Management Services Agreement with Westrock Group, LLC (“Westrock Group”), which expires February 2023. Under the terms of the agreement Westrock Group will be paid $10.0 million in return for financial, managerial, operational, and strategic services. The associated expense is recorded within Selling, general and administrative expense in our Consolidated Statements of Operations. In addition, the Company reimburses Westrock Group for the usage of a corporate aircraft, and its portion of shared office space. For the years ended December 31, 2021 and 2020, the Company incurred expenses of $0.8 million and $1.5 million, respectively, for such items, which are recorded in selling, general and administrative expenses on our Consolidated Statements of Operations. At December 31, 2020, we had payables to Westrock Group of $0.2 million reported within accrued expenses and other current liabilities on our Consolidated Balance Sheets. Refer to Note 13 for discussion of terms of related party debt arrangements.
Note 24. Subsequent Events
The Company has evaluated subsequent events through March 11, 2022, the date the financial statements were initially available to be issued.
On February 28, 2022 Falcon amended its working capital trade finance facility to extend the maturity of the facility to March 31, 2022 (see Note 13).
Events Subsequent to Original Issuance of Financial Statements (Unaudited)
In connection with the reissuance of the financial statements, the Company has evaluated subsequent events through April 22, 2022, the date the financial statements were available to be reissued.
On April 4, 2022, the Company entered into a definitive agreement with Riverview Acquisition Corp. (“Riverview”), a publicly traded special purpose acquisition company, in which the Company and Riverview will merge (the “Transaction”). As a part of the Transaction, Westrock will convert into a Delaware corporation (the “New Company”), and Riverview shareholders will have the right to receive shares of the

New Company, which are expected to be listed on the Nasdaq. In connection with the Transaction, the Company has received $250 million in common stock PIPE commitments at $10 per share and has secured a financing commitment from Wells Fargo for a $300 million Senior Secured Pro Rata Credit Facility, including a $150 million term loan and a $150 million revolving loan commitment. The Transaction is subject to customary closing conditions, including approval by Riverview shareholders, and is expected to close during the third quarter of 2022.
On March 16, 2022 Falcon refinanced its working capital trade finance facility. The facility was transferred to different lenders with the same terms as the previous facility. The new facility is uncommitted, repayable on demand and secured by Falcon’s assets. The facility is renewable on an annual basis beginning in March 2023.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
Riverview Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Riverview Acquisition Corp. (the “Company”) as of December 31, 2021, the related statements of operations, changes in stockholders’ equity and cash flows for the period from February 4, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period from February 4, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2021 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2021.
New York, NY
March 29, 2022

RIVERVIEW ACQUISITION CORP.
BALANCE SHEET
DECEMBER 31, 2021
ASSETS
Current Assets:
Cash	$1,121,737
Prepaid expenses	352,171
Total current assets	1,473,908
Other Long-Term Assets	197,861
Marketable securities held in Trust Account	250,035,732
Total Assets	$251,707,501
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accrued expenses	$644,528
Total current liabilities	644,528
Warrant liabilities	10,562,976
Deferred underwriting fee payable	8,750,000
Total Liabilities	$19,957,504
Commitments
Class A common stock, $0.001 par value; 85,000,000 shares authorized; 25,000,000 shares subject to possible redemption at redemption value	$250,000,000
Stockholders’ Deficit
Preferred stock, $0.001 par value; 1,000,000 shares authorized, none issued and outstanding	—
Class A common stock, $0.001 par value; 85,000,000 shares authorized; 0 issued and outstanding (excluding 25,000,000 shares subject to possible redemption)	—
Class B common stock, $0.001 par value; 15,000,000 shares authorized; 6,250,000 shares issued and outstanding(1)	6,250
Additional paid-in capital	—
Accumulated deficit	(18,256,253)
Total Stockholders’ Deficit	(18,250,003)
Total Liabilities and Stockholders’ Deficit	$251,707,501

(1)
Excluded an aggregate of 937,500 shares forfeited as of December 31, 2021 (see Note 5).

The accompanying notes are an integral part of the financial statements.

RIVERVIEW ACQUISITION CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM FEBRUARY 4, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021
Operating and formation costs	$885,394
Loss from operations	(885,394)
Other income (expense):
Interest earned on marketable securities held in Trust Account	35,768
Unrealized loss on marketable securities held in Trust Account	(36)
Change in fair value of warrant liabilities	7,694,024
Change in fair value of over-allotment liability	105,743
Transaction costs	(1,283,477)
Other income, net	6,552,022
Net income	$5,666,628
Basic and diluted weighted average shares outstanding, Class A common stock	11,392,405
Basic and diluted net income per share, Class A common stock	$0.32
Basic and diluted weighted average shares outstanding, Class B common stock(1)	6,250,000
Basic and diluted net income per share, Class B common stock	$0.32

(1)
Excluded an aggregate of 937,500 shares forfeited as of December 31, 2021 (see Note 5).

The accompanying notes are an integral part of the financial statements.

RIVERVIEW ACQUISITION CORP.
STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE PERIOD FROM FEBRUARY 4, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – February 4, 2021 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	7,187,500	7,188	17,812	—	25,000
Cash paid in excess of fair value of private placement warrants	—	—	—	—	518,000	—	518,000
Accretion of Class A common stock to redemption amount	—	—	—	—	(536,750)	(23,922,881)	(24,459,631)
Forfeiture of Founder Shares	—	—	(937,500)	(938)	938	—	—
Net income	—	—	—	—	—	5,666,628	5,666,628
Balance – December 31, 2021	—	$—	6,250,000	$6,250	$—	$(18,256,253)	$(18,250,003)
The accompanying notes are an integral part of the financial statements.

RIVERVIEW ACQUISITION CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM FEBRUARY 4, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021
Cash Flows from Operating Activities:
Net income	$5,666,628
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrants liabilities	(7,694,024)
Change in fair value of over-allotment liability	(105,743)
Unrealized loss on marketable securities held in Trust Account	36
Interest earned on marketable securities held in Trust Account	(35,768)
Transaction costs	1,283,477
Changes in operating assets and liabilities:
Prepaid expenses and other current assets
Accrued expenses	644,528
Prepaid expenses	(352,171)
Other Long-Term Assets	(197,861)
Net cash used in operating activities	(790,898)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(250,000,000)
Net cash used in investing activities	(250,000,000)
Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	25,000
Proceeds from sale of Units, net of underwriting discounts paid	245,000,000
Proceeds from sale of Private Placements Warrants	7,400,000
Proceeds from promissory note – related party	181,341
Repayment of promissory note – related party	(181,341)
Payment of offering costs	(512,365)
Net cash provided by financing activities	251,912,635
Net Change in Cash	1,121,737
Cash – Beginning of period	—
Cash – End of period	$1,121,737
Non-Cash investing and financing activities:
Initial value of warrant Liabilities	$18,257,000
Deferred underwriting fee payable	$8,750,000
Forfeiture of Founders Shares	$(938)
The accompanying notes are an integral part of the financial statements.

RIVERVIEW ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Riverview Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on February 4, 2021. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2021, the Company had not yet commenced any operations. All activity for the period February 4, 2021 (inception) through December 31, 2021 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on August 5, 2021. On August 10, 2021, the Company consummated the Initial Public Offering of 25,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $250,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 7,400,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Riverview Sponsor Partners, LLC (the “Sponsor”), generating gross proceeds of $7,400,000, which is described in Note 4.
Following the closing of the Initial Public Offering on August 10, 2021, an amount of $250,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) which will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.
Transaction costs amounted to $14,262,365, consisting of $5,000,000 of underwriting fees, $8,750,000 of deferred underwriting fees and $512,365 of other offering costs.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

RIVERVIEW ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering, and the Anchor Investors (as defined below in Note 3) will agree to vote any Founder Shares held by them in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against the proposed Business Combination.
Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within 18 months from the closing of the Initial Public Offering and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Anchor Investors will not be entitled to (i) redemption rights with respect to any Founder Shares held by them in connection with the completion of the initial Business Combination, (ii) redemption rights with respect to any Founder Shares held by them in connection with a shareholder vote to amend the Amended and Restated Certificate of Incorporation in a manner that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company has not consummated an initial Business Combination within the Combination Period or (iii) rights to liquidating distributions from the

RIVERVIEW ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
Trust Account with respect to any Founder Shares held by them if the Company fails to complete the initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the Business Combination within the Combination Period).
The Company will have until February 10, 2023 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per Public Share except for any claims by any third party who executed a waiver of any and all rights to seek access to the Trust Account, regardless of whether such waiver is enforceable, and except for claims arising from the Company’s obligation to indemnify the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Capital Resources
As of December 31, 2021, the Company had cash of $1,121,737 not held in the Trust Account and available for working capital purposes. Management expects to incur significant costs in pursuit of its acquisition plans. The Company believes it will need to raise additional funds in order to meet the expenditures required for operating its business and to consummate a business combination. Moreover, the Company

RIVERVIEW ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
may need to obtain additional financing or draw on the Working Capital Loans (as defined below) either to complete a Business Combination or because it becomes obligated to redeem a significant number of the Public Shares upon consummation of a Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of our Business Combination. If the Company is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. In addition, following the Business combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.
Going Concern
In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to raise additional funds to alleviate liquidity needs, obtain approval for an extension of the deadline or complete a Business Combination by February 10, 2023, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern one year from the date that these financial statements are issued. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be unable to continue as a going concern. The Company intends to complete a Business Combination before the mandatory liquidation date or obtain approval for an extension.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered

RIVERVIEW ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the assumptions used in the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021.
Marketable Securities Held in Trust Account
At December 31, 2021, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in the Trust Account are included in the accompanying statement of operations. The estimated fair values of investments held in Trust Account are determined using available market information.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021, Class A common

RIVERVIEW ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.
At December 31, 2021, the Class A common stock reflected in the balance sheet are reconciled in the following table:
Gross proceeds	$250,000,000
Less:
Proceeds allocated to Public Warrants	(11,375,000)
Class A common stock issuance costs	13,084,631
Plus:
Accretion of carrying value to redemption value	24,459,631
Class A common stock subject to possible redemption	$250,000,000
Offering Costs
Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Class A common stock issued were initially charged to temporary equity and then accreted to common stock subject to redemption upon the completion of the Initial Public Offering. Offering costs amounted to $14,262,365, of which $13,600,399 were charged to stockholders’ equity upon the completion of the Initial Public Offering and $661,966 were expensed to the statement of operations as transaction costs. In addition, offering costs related to the Founder Shares issued to the anchor investors amounted to $8,762,500, of which $8,140,989 were charged to stockholders’ equity upon the completion of the Initial Public Offering and $621,511 were expensed to the statement of operations and included in transaction costs.
Warrant Liabilities
The Company accounts for the Public Warrants (as defined in Note 3) and the Private Placement Warrants (collectively, with the Public Warrants, the “Warrants”) in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statement of operations. The Warrants for periods where no observable traded price was available are valued using a binomial/lattice model. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.
Income Taxes
The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement

RIVERVIEW ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Net income (Loss) per Common Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. Remeasurement associated with the redeemable Class A ordinary shares is excluded from income (loss) per ordinary share as the redemption value approximates fair value.
The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants exceeded the fair value per common share. The warrants are exercisable to purchase 19,900,000 shares of Class A common stock in the aggregate. As of December 31, 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net income (loss) per common share is the same as basic net income (loss) per common share for the periods presented.
The following table reflects the calculation of basic and diluted net income per common share (in dollars, except per share amounts):
	For the Period from February 4, 2021 (Inception) through December 31, 2021
	Class A	Class B
Basic and diluted net income per common stock
Numerator:
Allocation of net income, as adjusted	$3,659,168	$2,007,460
Denominator:
Basic and diluted weighted average shares outstanding	11,392,405	6,250,000
Basic and diluted net income per common stock	$0.32	$0.32
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

RIVERVIEW ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
Fair value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature, except for the warrant liabilities (see Note 10).
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statement of operations. Derivative assets and liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
The Company granted the underwriters a 45-day option at the Initial Public Offering date to purchase up to 3,750,000 additional Units to cover over-allotments. The over-allotment option was evaluated under ASC 480 “Distinguishing Liabilities from Equity.” The Company concluded that the underlying transaction (Units which include redeemable shares and warrants) of the over-allotment option embodies an obligation to repurchase the issuer’s equity shares. Accordingly, the option was fair valued and recorded as a liability at issuance date. The over-allotment option expired on September 24, 2021 and as a result 937,500 Founder Shares were forfeited, and the over-allotment option liability was derecognized in the statement of operations in the amount of $105,743.
Recent Accounting Standards
In August 2020, the FASB issued ASU No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 25,000,000 Units at a purchase price of $10.00 per Unit. Each Unit will consist of one share of the Company’s Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each Public Warrant will entitle the holder to purchase one share of Class A common stock at an exercise price of $11.50 per whole share (see Note 7).
Certain qualified institutional buyers or institutional accredited investors which are not affiliated with any member of the Company’s management (the “Anchor Investors”) purchased 2,490,000 Units in the Initial Public Offering at the offering price of $10.00 per Unit. There can be no assurance as to the amount of such Units the Anchor Investors will retain, if any, prior to or upon the consummation of a Business Combination (see Note 5 for sale of founder shares to Anchor investors).

RIVERVIEW ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 7,400,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $7,400,000, in a private placement. Each Private Placement Warrant is exercisable to purchase one Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. The excess amount of the purchase price over the fair value of the Private Placement Warrants of $6,882,000 was charged to shareholders’ equity, and thus $518,000 was charged to additional paid-in capital. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On February 18, 2021, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. On April 7, 2021, the Company effected a stock dividend of 1,437,500 Founder Shares, resulting in 7,187,500 Founder Shares outstanding. The Founder Shares included an aggregate of up to 937,500 shares that were subject to forfeiture by the Sponsor. As a result of the underwriters’ election to not exercise their over-allotment option by September 24, 2021, 937,500 Founder Shares were forfeited resulting in an aggregate of 6,250,000 Founders Shares outstanding.
The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (1) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
In connection with the closing of the Initial Public Offering, the Sponsor sold 125,000 Founder Shares to each Anchor Investor at their original purchase price of $10.00. The Company estimated the aggregate fair value of the Founder Shares attributable to the Anchor Investors to be $8,762,500, or $7.01 per share. The fair value of the Founder Shares were valued using a binomial/lattice model. The excess of the fair value of the Founder Shares was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A. Accordingly, the offering cost was allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs related to the Founder Shares amounted to $8,762,500, of which $8,140,989 were charged to stockholders’ equity upon the completion of the Initial Public Offering and $621,511 were expensed to the statement of operations and included in transaction costs.
Administrative Support Agreement
The Company entered into an agreement, commencing on August 5, 2021 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor or an affiliate of the Sponsor a total of up to $5,000 per month for secretarial and administrative services. For the period from February 4, 2021 (inception) through December 31, 2021, the Company incurred $25,000 in fees for

RIVERVIEW ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
these services, respectively. At December 31, 2021, a total of $5,000 of such fees, is included in accrued expenses in the accompanying balance sheet.
Promissory Note — Related Party
On February 18, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2021 or the consummation of the Initial Public Offering. As of August 10, 2021, there was $181,341 outstanding under the Note, which was subsequently repaid on August 23, 2021.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2021, there are no Working Capital Loans outstanding.
NOTE 6. COMMITMENTS
Registration and Stockholders Rights
Pursuant to a registration rights agreement entered into on August 10, 2021, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of Working Capital Loans) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of our Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement will provide that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Warrant Amendments
The warrant agreement provides that the terms of the warrants may be amended without the consent of any shareholder or warrant holder to cure any ambiguity or correct any defective provision but otherwise requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, the

RIVERVIEW ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
Company may amend the terms of the public warrants in a manner adverse to a holder of public warrants if holders of at least a 65% of the then outstanding public warrants approve of such amendment. Although the Company’s ability to amend the terms of the public warrants with the consent of at least 65% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or shares, shorten the exercise period or decrease the number of Class A common stock purchasable upon exercise of a warrant. There have been no amendments to the warrant agreement as of December 31, 2021.
Underwriting Agreement
The Company granted the underwriters a 45-day option to purchase up to 3,750,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. The underwriters elected not to exercise the over-allotment option to purchase an additional 3,750,000 Units at a price of $10.00 per Unit. The over-allotment option expired on September 24, 2021.
The underwriters were paid an underwriting fee of $5,000,000 on the day of the IPO. The underwriters are also entitled to a deferred fee of $0.35 per Unit, or $8,750,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
NOTE 7. WARRANT LIABILITIES
At December 31, 2021, there are 12,500,000 Public Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating thereto is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A ordinary shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

RIVERVIEW ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per Public Warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to warrant holders equals or exceeds $18.00 per share (as adjusted for share sub-division, share capitalizations, reorganizations, recapitalizations and the like).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
At December 31, 2021, there are 7,400,000 Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

RIVERVIEW ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
NOTE 8. STOCKHOLDERS’ EQUITY
Preferred Stock — The Company is authorized to issue 1,000,000 shares of $0.001 par value preferred stock. At December 31, 2021, there were no shares of preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue 85,000,000 shares of Class A common stock with a par value of $0.001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2021, there were 25,000,000 shares of Class A common stock issued and outstanding which are subject to possible redemption and are presented as temporary equity.
Class B Common Stock — The Company is authorized to issue up to 15,000,000 shares of Class B, $0.001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. At December 31, 2021, there were 6,250,000 shares of Class B common stock issued and outstanding.
Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders, except as required by law.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which the shares of Class B common stock will convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the issued and outstanding shares of our Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of all shares of common stock issued and outstanding upon the completion of the Initial Public Offering, plus all shares of our Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in our a Business Combination.
NOTE 9. INCOME TAX
The Company’s net deferred tax assets at December 31, 2021 is as follows:
December 31, 2021
Deferred tax assets
Net operating loss carryforward	$31,111
Startup/Organization Expenses	149,455
Unrealized gain/loss – Trust	(2,137)
Total deferred tax assets	178,429
Valuation Allowance	(178,429)
Deferred tax assets, net	$—

RIVERVIEW ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
The income tax provision for the period from February 4, 2021 (inception) through December 31, 2021 consists of the following:
December 31, 2021
Federal
Current	$—
Deferred	(178,429)
State and Local
Current	—
Deferred	—
Change in valuation allowance	178,429
Income tax provision	$—
As of December 31, 2021, the Company had $148,147 of U.S. federal net operating loss carryovers available to offset future taxable income. The net operating losses generated do not expire.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from February 4, 2021 (inception) through December 31, 2021, the change in the valuation allowance was $178,429.
A reconciliation of the federal income tax rate to the Company’s effective tax rate for the period from February 4, 2021 (inception) through December 31, 2021 is as follows:
December 31, 2021
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Change in fair value of warrants	(28.5)%
Change in fair value of over-allotment liability	(0.4)%
Transaction costs	4.8%
Meals and entertainment	0.0%
Valuation allowance	3.1%
Income tax provision	0.0%
The Company’s effective tax rates for the periods presented differ from the expected (statutory) rates due to the recording of full valuation allowances on deferred tax assets and permanent differences.
The Company files income tax returns in the U.S. federal jurisdiction. The Company’s tax returns for the year ended December 31, 2021 remain open and subject to examination. The Company considers Tennessee to be a significant state tax jurisdiction.

RIVERVIEW ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
NOTE 10. FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	December 31, 2021
Assets:
Marketable securities held in Trust Account	1	$250,035,732
Liabilities:
Warrant liability – Public Warrants	1	$6,629,871
Warrant liability – Private Placement Warrants	3	$3,933,105
The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the accompanying balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within the statement of operations.
The Private Warrants were valued using a binomial lattice model, which is considered to be a Level 3 fair value measurement. The binomial lattice model’s primary unobservable input utilized in determining the fair value of the Warrants is the expected volatility of the common stock. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. For periods subsequent to the detachment of the Public Warrants from the Units on August 10, 2021, the close price of the Public Warrant price will be used as the fair value as of each relevant date.
The following table provides the key inputs into the binomial lattice model:
August 10, 2021 (Initial Measurement) Public and Private Warrants
Stock price	$9.44
Exercise price	$11.50
Expected term (in years)	5.0
Volatility	16.9%
Risk-free rate	0.87%
Dividend yield	0.0%
December 31, 2021 Private Warrants
Stock price	$9.74
Exercise price	$11.50
Expected term (in years)	5.0
Volatility	10.7%
Risk-free rate	1.25%
Dividend yield	0.00%

RIVERVIEW ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
The following table presents the changes in the fair value of Level 3 warrant liabilities:
	Private Placement	Public	Warrant Liabilities
Fair value as of February 4, 2021 (inception)	$—	$—	$—
Initial measurement on August 10, 2021	6,882,000	11,375,000	18,257,000
Change in valuation inputs or other assumptions	(2,948,895)	(3,000,000)	(5,948,895)
Transfer to level 1	—	(8,375,000)	(8,375,000)
Fair value as of December 31, 2021	$3,933,105	$—	$3,933,105
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. During the year ended December 31, 2021, the Public Warrants transferred from a Level 3 measurement to a Level 1 measurement as the Public Warrants were separately listed and traded.
NOTE 11. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statement.

Annex A
EXECUTION VERSION
TRANSACTION AGREEMENT
BY AND AMONG
WESTROCK COFFEE HOLDINGS, LLC,
ORIGIN MERGER SUB I, INC.,
ORIGIN MERGER SUB II, LLC,
AND
RIVERVIEW ACQUISITION CORP.
DATED AS OF APRIL 4, 2022

A-i

A-ii

A-iii

ANNEXES AND EXHIBITS
Annex A	PIPE Investors
Exhibit A-1	Form of Company PIPE Subscription Agreement
Exhibit A-2	Form of SPAC PIPE Subscription Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Closing Company Charter
Exhibit E	Form of Closing Company By-laws
Exhibit F	Company Member Written Consent
Exhibit G	Class B Consent
Exhibit H	WCC 2022 Equity Incentive Plan

A-iv

TRANSACTION AGREEMENT
This TRANSACTION AGREEMENT (this “Agreement”), dated as of April 4, 2022, is made by Westrock Coffee Holdings, LLC, a Delaware limited liability company (the “Company”), Origin Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub I”), Origin Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Merger Sub II ,” together with Merger Sub I, the “Merger Subs”) and Riverview Acquisition Corp., a Delaware corporation (“SPAC”). The Company, Merger Subs and SPAC shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.
WHEREAS, SPAC is a blank check company incorporated as a Delaware corporation on February 4, 2021 (“SPAC Formation Date”) for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;
WHEREAS, Merger Sub I is a newly incorporated Delaware corporation, wholly owned by Company, and was formed for the purpose of effectuating the SPAC Merger;
WHEREAS, Merger Sub II is a newly formed Delaware limited liability company, wholly owned by Company, and was formed for the purpose of effectuating the LLC Merger;
WHEREAS, pursuant to the Governing Documents of SPAC, SPAC is required to provide an opportunity for the holders of SPAC Class A Shares to have their outstanding SPAC Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the SPAC Stockholder Approval;
WHEREAS, as of the date of this Agreement, Riverview Sponsor Partners, LLC, a Delaware limited liability company (the “SPAC Sponsor”), owns 4,925,000 SPAC Class B Shares and 7,400,000 SPAC Warrants;
WHEREAS, concurrently with the execution of this Agreement, the SPAC Sponsor, SPAC, and the Company are entering into the sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which (a) the SPAC Sponsor has agreed, among other things, (i) not to transfer its SPAC Shares and to vote in favor of this Agreement and the Transactions (including the SPAC Merger and the LLC Merger), and (ii) subject to, and conditioned upon the occurrence of and effective as of immediately prior to, the SPAC Merger Effective Time, waive any adjustment to the conversion ratio set forth in the Governing Documents of SPAC or any other anti-dilution or similar protection, in each case, with respect to the SPAC Class B Shares (whether resulting from the transactions contemplated by the PIPE Subscription Agreements or otherwise), and (b) the SPAC Sponsor will, subject to, and conditioned upon the occurrence of and effective as of, the SPAC Merger Effective Time, be granted certain registration rights with respect to its Company Common Shares;
WHEREAS, concurrently with the execution of this Agreement, each of the investors set forth on Annex A hereto (collectively, the “PIPE Investors”) is entering into a subscription agreement, substantially in the form attached hereto as Exhibit A(collectively, the “PIPE Subscription Agreements”), pursuant to which, among other things, each PIPE Investor has agreed to subscribe for and purchase on the Closing Date immediately prior to the SPAC Merger Effective Time, and SPAC or the Company, as applicable, has agreed to issue and sell to each such PIPE Investor on the Closing Date immediately prior to the SPAC Merger Effective Time, the number of SPAC Class A Shares or Company Common Shares, as applicable, set forth in the applicable PIPE Subscription Agreement in exchange for the purchase price set forth therein (the equity financing under all PIPE Subscription Agreements, collectively, the “PIPE Financing”), in each case, on the terms and subject to the conditions set forth in the applicable PIPE Subscription Agreement;
WHEREAS, on the Closing Date, upon the terms and subject to the conditions of this Agreement, and in accordance with the applicable provisions of the Delaware General Corporation Law (“DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), as applicable, (a) the Company shall convert from a Delaware limited liability company to a Delaware corporation(the “Conversion”), (b) immediately following confirmation of the Conversion, Merger Sub I will merge with and into SPAC (the “SPAC Merger”), the separate existence of Merger Sub I will cease and SPAC will be the surviving corporation of the SPAC Merger and a direct wholly owned subsidiary of the Company, and (c) immediately following confirmation of the SPAC Merger, the SPAC Merger Surviving Company will merge with and into Merger Sub II (the “LLC Merger”), the separate existence of the SPAC Merger Surviving Company will cease and Merger Sub II will be the surviving entity of the LLC Merger and a direct wholly owned subsidiary of the Company;
WHEREAS, upon the Conversion Effective Time, (a) each membership unit of the Company designated as a common unit (a “Company Common Unit”), issued and outstanding as of immediately prior to the Conversion Effective Time, shall be automatically converted into a number of Company Common Shares equal to the Company Common Unit Exchange Ratio, (b) each membership unit of the Company designated as a common equivalent preferred unit (a “Company Preferred Unit”), issued and outstanding as of immediately prior to the Conversion Effective Time, for which the holder thereof has not made a Preferred Election in accordance with the terms of this Agreement, shall be automatically converted into a number of Company Common Shares equal to the Company Preferred Unit Exchange Ratio, and (c) each Company Preferred Unit, issued and outstanding as of immediately prior to the Conversion Effective Time, for which the holder thereof has made a Preferred Election in accordance with the terms of this Agreement, shall be automatically converted into a number of Company Preferred Shares equal to the Company Preferred Shares Issuance Ratio, in each case, on the terms and subject to the conditions set forth in this Agreement and the applicable Ancillary Documents;
WHEREAS, immediately prior to the SPAC Merger Effective Time, each SPAC Class B Share shall automatically convert into one SPAC Class A Share and upon the SPAC Merger Effective Time, each SPAC Class A Share, issued and outstanding as of immediately prior to the SPAC Merger Effective Time (including, for the avoidance of doubt, each SPAC Class A Share issued to the PIPE Investors pursuant to the PIPE Subscription Agreements (but excluding, for the avoidance of doubt, any SPAC Class A Shares redeemed in a SPAC Stockholder Redemption)), will be automatically converted into the right to receive, without interest, one Company Common Share, in each case, on the terms and subject to the conditions set forth in this Agreement and the applicable Ancillary Documents;
WHEREAS, concurrently with the execution of this Agreement, the Significant Company Members, the SPAC Sponsor and the Company are entering into a Registration Rights Agreement, substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which, among other things, each Significant Company Member and the SPAC Sponsor will, subject to, and conditioned upon and effective as of, the SPAC Merger Effective Time, be granted certain registration rights with respect to their respective Company Common Shares and Company Preferred Shares, in each case, on the terms and subject to the conditions set forth therein;
WHEREAS, concurrently with the execution of this Agreement, each of the Company, the Significant Company Members and the SPAC Sponsor are entering into a lock-up agreement, substantially in the form attached hereto as Exhibit C (the “Lock-Up Agreement”), pursuant to which, among other things, subject to, and conditioned upon and effective as of, the SPAC Merger Effective Time, each Significant Company Member and the SPAC Sponsor will agree not to effect any sale or distribution of all or a portion of, as applicable, the Equity Securities of the Company held by any of them during the applicable lock- up periods described therein;
WHEREAS, the board of directors of SPAC (the “SPAC Board”) has (a) determined that it is in the best interests of SPAC and its stockholders, and declared it advisable, to enter into this Agreement and the Ancillary Documents to which SPAC is or will be a party and to consummate the Transactions (including the SPAC Merger and the LLC Merger), (b) unanimously approved this Agreement, the Ancillary Documents to which SPAC is or will be a party and the consummation of the Transactions (including the SPAC Merger and the LLC Merger) and (c) recommended, among other things, approval and adoption of this Agreement, the Ancillary Documents to which SPAC is or will be a party and the consummation of the Transactions (including the SPAC Merger and the LLC Merger) by the holders of SPAC Shares entitled to vote thereon;
WHEREAS, the board of directors of Merger Sub I has (a) determined that it is in the best interests of Merger Sub I and its sole stockholder, and declared it advisable, to enter into this Agreement and the Ancillary Documents to which Merger Sub I is or will be a party and to consummate the Transactions (including the SPAC Merger), (b) unanimously approved this Agreement, the Ancillary Documents to which

Merger Sub I is or will be a party and the consummation of the Transactions (including the SPAC Merger) and (c) recommended, among other things, approval and adoption of this Agreement, the Ancillary Documents to which Merger Sub I is or will be a party and the consummation of the Transactions (including the SPAC Merger) by the sole stockholder of Merger Sub I;
WHEREAS, the Company as the sole member and manager of Merger Sub II has (a) determined that it is in the best interests of Merger Sub II and its sole member, and declared it advisable, to enter into this Agreement and the Ancillary Documents to which Merger Sub II is or will be a party and to consummate the Transactions (including the LLC Merger), and (b) approved this Agreement, the Ancillary Documents to which Merger Sub II is or will be a party and the consummation of the Transactions (including the LLC Merger);
WHEREAS, the Company, as the sole stockholder of Merger Sub I, will as promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, approve and adopt this Agreement, the Ancillary Documents to which Merger Sub I is or will be a party and the Transactions (including the SPAC Merger);
WHEREAS, the board of managers of the Company (the “Company Board”) has (a) unanimously approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the Transactions (including the Conversion), and (b) recommended, among other things, the entry into this Agreement and the Ancillary Documents to which the Company is or will be a party and the consummation of the Transactions (including the Conversion, the SPAC Merger and the LLC Merger) to the Company Members;
WHEREAS, Company will as promptly as reasonably practicable (and in any event within one (1) Business Day) deliver the Company Member Written Consent to SPAC; and
WHEREAS, for U.S. federal income Tax purposes, the Parties intend that each of (a) the Conversion and (b) the SPAC Merger and the LLC Merger, taken together, shall qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), and this Agreement is intended to constitute, and hereby is adopted as, a “plan of reorganization” with respect to each of (i) the Conversion and (ii) the SPAC Merger and the LLC Merger, taken together, within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.
NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
Section 1.1   Definitions.   As used in this Agreement, the following terms have the respective meanings set forth below.
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
“Ancillary Documents” means the Registration Rights Agreement, the Lock-Up Agreement, the Sponsor Support Agreement, the PIPE Subscription Agreements, the Closing Company Charter, the Closing Company Bylaws, the Certificate of Conversion, the SPAC Merger Certificate of Merger, the LLC Merger Certificate of Merger and each other agreement, document, instrument and/or certificate contemplated by this Agreement and executed or to be executed in connection with the Transactions.
“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws or Orders related to combatting bribery, corruption and money laundering.

“Available Cash” means, without duplication, an amount equal to, as of immediately prior to the SPAC Merger Effective Time and after the Conversion Effective Time: (a) the funds contained in the Trust Account; minus (b) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any SPAC Shares pursuant to the SPAC Stockholder Redemption to the extent not already paid as of immediately prior to the SPAC Merger Effective Time; plus (c) the PIPE Financing actually received by SPAC or the Company. For the avoidance of doubt, Available Cash shall not be reduced by any amount of payments in connection with SPAC Expenses, whether such payments are made before or after the measurement of Available Cash.
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Little Rock, Arkansas are open for the general transaction of business; provided that banks shall be deemed to be open for the general transaction of business in the event of a “shelter in place” or similar closure of physical branch locations at the direction of any governmental authority if such banks’ electronic funds transfer system (including for wire transfers) are open for use by customers on such day.
“CBA” means any collective bargaining agreement or other Contract with any labor union, works council or other labor organization. “COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.
“Company Acquisition Proposal” means any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) control of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, represent twenty five percent (25%) or more of the consolidated assets of the Group Companies, (ii) twenty-five percent (25%) or more of the assets of the Group Companies or (iii) twenty-five percent (25%) or more of the Equity Securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the Group Companies (whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the Transactions shall constitute a Company Acquisition Proposal.
“Company Credit Agreement” means that certain Loan and Security Agreement, dated as of February 28, 2020, by and among Westrock Coffee Company, LLC, certain guarantors party thereto, Bank of America, N.A., and the other lenders and parties from time to time party thereto and that certain Loan and Security Agreement, dated as of February 28, 2020, by and among Westrock Coffee Company, LLC, certain guarantors party thereto, TCW Asset Management Company LLC and the other lenders and parties from time to time party thereto.
“Company Common Shares” means shares of common stock, par value $0.01 per share of the Resulting Company, issued pursuant to the Closing Company Charter.
“Company Common Unit Exchange Ratio” means 0.1049203474320.
“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to SPAC by the Company on the date of this Agreement.
“Company Equity Award” means, as of any determination time, each Company Option, each Company Restricted Unit Award and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive any Equity Security of any Group Company under any Company Equity Plan or otherwise that is outstanding as of such time of determination.
“Company Equity Plan” means the equity incentive plan established by the Company pursuant to Section 7.7 of the Company Operating Agreement for the grant of Equity Securities of the Company to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company.
“Company Equityholders” means, collectively, the Company Members and the holders of Company Equity Awards as of any determination time prior to the SPAC Merger Effective Time.

“Company Expenses” means, as of any determination time and without duplication, the aggregate amount of fees, expenses, costs, disbursements, commissions or other amounts incurred by or on behalf of, or otherwise payable by (whether or not due) any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, placement agents, investment bankers, consultants, or other agents or service providers of any Group Company, (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document, (c) fifty percent (50%) of the expenses incurred in connection with the filing of the Registration Statement/Proxy Statement with the SEC and the printing and mailing of the Registration Statement/Proxy Statement to holders of SPAC Shares, (d) the Filing Fees (excluding any filing or other fees payable to the SEC), (e) the Company’s Transaction Payments, and (f) the Company D&O Tail Expenses. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any (i) SPAC Expenses or any fees, expenses, commissions or other amounts that are expressly contemplated to be allocated to and paid by SPAC pursuant to this Agreement or any Ancillary Document and (ii) the fees, expenses, or commissions set forth on Section 1.1(a) of the Company Disclosure Schedules.
“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Section 3.2(a) and Section 3.2(b) (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.8(a) (No Company Material Adverse Effect) and Section 3.18 (Brokers).
“Company IT Systems” means all computer systems, Software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed, leased or used by a Group Company.
“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than a Group Company) and used or held for use by any Group Company.
“Company Material Adverse Effect” means any change, event, development, effect or occurrence that, individually or in the aggregate with any other change, event, development, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, assets or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Company or Merger Subs to consummate the Transactions (including the Conversion, the SPAC Merger and the LLC Merger); provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, development, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) acts of war, national emergencies, occurrences of hostility, military or terrorist attack, domestic or international strife, insurgency, conflict, sabotage or terrorism (including cyberterrorism), (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in which the Group Companies operate, source supplies or sell products, or changes therein, including changes in interest rates in the United States or any other country in which the Group Companies operate, source supplies or sell products and changes in exchange rates for the currencies of any countries in which the Group Companies operate, source supplies or sell products, (iv) changes in any applicable Laws or GAAP or other applicable accounting principles or standards or any authoritative interpretations thereof or the enforcement thereof, (v) any change, event, development, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, sources supplies or sells products, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b), and Section 3.12(f) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the Transactions or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure or change may be taken into account to the extent not otherwise excluded from this definition) or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country in which the Group Companies operate, source supplies or sell products, or any escalation of the foregoing (ix) any action taken or omitted to be taken by or at the written request or with the written consent of SPAC or that is required by this Agreement, or (x) any Transaction Litigation; provided, however, that (A) any change, event, development, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent that such change, event, development, effect or occurrence has or has had a materially disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate and (B) in no event shall (x) any change, event, development, effect or occurrence to the extent relating to SPAC or (y) any SPAC Stockholder Redemption, in and of itself, constitute a Company Material Adverse Effect.
“Company Members” means holders of Company Common Units and/or Company Preferred Units.
“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliate, Representative, equityholder, successor, heir or permitted assign of any Company Related Party (other than, for the avoidance of doubt, the Company).
“Company Operating Agreement” means that certain Amended and Restated Operating Agreement, dated February 28, 2020, of the Company, as amended, modified or supplemented from time to time in accordance with its terms.
“Company Option” means, as of any determination time, each option to purchase Company Common Units (including, for the avoidance of doubt, each option subject to any performance-based or liquidity-based vesting conditions) that is outstanding and unexercised and granted under a Company Equity Plan.
“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by any of the Group Companies.
“Company PIPE Subscription Agreement” means a PIPE Subscription Agreement, between the Company and a PIPE Investor, pursuant to which such PIPE Investor has agreed to purchase Company Common Shares following the Conversion and at or prior to the SPAC Merger Effective Time.
“Company Preferred Shares” means shares of preferred stock, par value $0.01 per share of the Resulting Company, issued pursuant to the Closing Company Charter.
“Company Preferred Shares Issuance Ratio” means (i) with respect to Company Preferred Units designated as “Series A CEP Units”, 0.1086138208740; and (ii) with respect to Company Preferred Units designated as “Series B CEP Units”, 0.0919280171940.
“Company Preferred Unit Exchange Ratio” means (i) with respect to Company Preferred Units designated as “Series A CEP Units”, 0.1086138208640; and (ii) with respect to Company Preferred Units designated as “Series B CEP Units”, 0.1049203474320.
“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by any Group Company.
“Company Restricted Unit Award” means, as of any determination time, each grant of restricted Company Common Units that is outstanding and granted under the Company Equity Plan.
“Company Units” means the Company Common Units and the Company Preferred Units.
“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated August 9, 2021, by and between the Company and SPAC.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent, grant, clearance, permission or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.
“Contract” or “Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets, and any amendments thereto.
“COVID-19” means SARS-CoV-2 or COVID-19 and any mutations, evolutions or variants thereof or related or associated epidemics, pandemics or disease outbreaks.
“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), each equity or equity-based, deferred compensation, severance, retention, bonus, incentive, retirement, retiree or post-employment welfare, vacation, and other benefit or compensatory plan, program, policy or Contract that any Group Company maintains, sponsors or contributes to, or under or with respect to which any Group Company has any Liability or could reasonably be expected to have any Liability, other than any plan required by Law or that is sponsored or maintained by a Governmental Entity.
“Environmental Laws” means all Laws and Orders concerning pollution and the protection, preservation or restoration of the environment, natural resources or human health or safety.
“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Ex-Im Laws” means all applicable Laws and Orders relating to export, re-export, transfer and import controls, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, and Laws administered by the U.S. Customs and Border Protection.
“Exchange Act” means the Securities Exchange Act of 1934.
“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.
“Food Products” shall mean all food products of all types (whether private label or branded, finished food, work in process, food contact materials, food packaging or food ingredients) manufactured, processed, labeled, packaged or sold by, or for, the Group Companies.
“Fraud” means (i) a Party to this Agreement makes a false or incorrect representation or warranty expressly set forth in this Agreement with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect and with an intention to deceive another Party to induce it to enter into this Agreement, (ii) such other Party enters into this Agreement in reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement and (iii) such other Party suffers damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.
“GAAP” means United States generally accepted accounting principles.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, and the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator or arbitral tribunal (public or private).
“Group Companies” means, collectively, the Company and each of its Subsidiaries.
“Growers’ Lien Laws” means, collectively, state and federal Laws applicable to the Company’s or its Subsidiaries’ purchase of agricultural products on credit from any selling party that creates a lien or imposes a trust upon the agricultural products sold and/or the proceeds of such agricultural products for the benefit of such selling party or a creditor thereof to secure payment for such agricultural products, including the Perishable Agricultural Commodities Act of 1930, the Food Security Act of 1985, and the California Producer’s Lien Statute.
“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance or waste that is regulated by, or may give rise to standards of conduct or Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, or radon.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.
“Intellectual Property Rights” means all intellectual property rights created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know- how and confidential proprietary information, including inventions and formulae, whether patentable or not; (e) rights in or to Software; and (f) any other intellectual property or proprietary rights protectable or arising under any Law anywhere in the world.
“Investment Company Act” means the Investment Company Act of 1940. “JOBS Act” means the Jumpstart Our Business Startups Act of 2012.
“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, Order, regulation or other legally binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.
“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law, Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).
“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.
“Nasdaq” means the Nasdaq Capital Market.

“Order” means any writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.
“Other SPAC Stockholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of SPAC Shares entitled to vote thereon, whether in person or by proxy at the SPAC Stockholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of SPAC and applicable Law.
“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.
“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Group Company.
“PCAOB” means the Public Company Accounting Oversight Board.
“Permits” means any approvals, authorizations, clearances, consents, waivers, exemptions, licenses, qualifications, registrations, permits or certificates of a Governmental Entity.
“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP; (b) Liens for Taxes, assessments or other governmental charges (i) not yet due and payable as of the Closing Date or (ii) which are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP; (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not or would not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property; (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not or would not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property; (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable; (f) grants by any Group Company of non-exclusive rights in Intellectual Property Rights in the ordinary course of business; (g) Liens arising under the Governing Documents of the Group Companies; (h) Liens pursuant to the existing Company Credit Agreements, which shall be released at or prior to the Effective Time; and (i) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.
“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity (including a Governmental Entity), whether or not a legal entity.
“Personal Data” means any data or information that (a) can, alone or when combined with other information, identify a natural person, or (b) is otherwise considered “personally identifiable information,” “personal information,” or “personal data” as those terms are defined under applicable Laws relating to data privacy or data protection.
“Pre-Closing SPAC Stockholders” means the holders of SPAC Shares as of any determination time prior to the SPAC Merger Effective Time.
“Proceeding” means any lawsuit, litigation, action, audit, examination or investigation, claim, complaint (including a qui tam complaint), charge, subpoena, civil investigative demand, administrative action, inquiry, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving or on behalf of any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).
“Real Property Leases” means all leases, sub-leases, licenses, concessions or other agreements, in each case, pursuant to which any Group Company leases, sub-leases or otherwise occupies any real property leased, subleased, licensed, or similarly used or occupied by any of the Group Companies (the “Leased Real Property”).
“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.
“Registration Statement/Proxy Statement” means a registration statement of the Company on Form S-4 relating to the Transactions and containing a prospectus of the Company to be used as a proxy statement of SPAC.
“Representatives” means, with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.
“Required SPAC Stockholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of SPAC Shares entitled to vote thereon, whether in person or by proxy at the SPAC Stockholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of SPAC and applicable Law.
“Required Transaction Proposals” means, collectively, the Business Combination Proposal and the Nasdaq Proposal.
“Sanctioned Person” means a Person (a) named on any Sanctions- or Ex-Im Laws-related list of designated or blocked Persons maintained by a Governmental Entity, (b) located, organized or resident in a country or territory which is itself the subject of or target of any comprehensive Sanctions (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria), or (c) an entity owned, directly or indirectly, or controlled by one or more of the foregoing.
“Sanctions” means any Law or Order imposing or relating to economic sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, or Her Majesty’s Treasury of the United Kingdom.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“Schedules” means, collectively, the Company Disclosure Schedules and the SPAC Disclosure Schedules. “SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933.
“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.
“Significant Company Members” means the Company Members set forth in Section 1.1(b) of the Company Disclosure Schedule.
“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases, data collections and data compilations and (c) documentation, including user manuals and other training documentation, related to any of the foregoing.
“SPAC Acquisition Proposal” means any transaction or series of related transactions constituting a “Business Combination” (as defined in SPAC’s Governing Documents). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a SPAC Acquisition Proposal.
“SPAC Class A Shares” means shares of Class A common stock, par value $0.001 per share, of SPAC. “SPAC Class B Shares” means shares of Class B common stock, par value $0.001 per share, of SPAC.
“SPAC Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by SPAC on the date of this Agreement.
“SPAC Expenses” means, as of any determination time and without duplication, the aggregate amount of fees, expenses, costs, disbursements, commissions or other amounts incurred by or on behalf of, or otherwise payable (whether or not due) by SPAC in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, placement agents, investment bankers, consultants, or other agents or service providers of SPAC (including with respect to the PIPE Financing), (b) any other fees, expenses, commissions or other amounts that are expressly allocated to SPAC pursuant to this Agreement or any Ancillary Document, (c) fifty percent (50%) of the expenses incurred in connection with the filing of the Registration Statement/Proxy Statement with the SEC and the printing and mailing of the Registration Statement/Proxy Statement to holders of SPAC Shares, (d) the SPAC D&O Tail Expenses, and (e) SPAC’s Transaction Payments. Notwithstanding the foregoing or anything to the contrary herein, SPAC Expenses shall not include any Company Expenses or any fees, expenses, commissions or other amounts that are expressly contemplated to be allocated to and paid by the Company, Merger Subs or any Company Equityholder pursuant to this Agreement or any Ancillary Document.
“SPAC Financial Statements” means all of the financial statements of SPAC included in the SPAC SEC Reports.
“SPAC Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers), Section 4.6 (Capitalization of SPAC) and Section 4.9 (No SPAC Material Adverse Effect).
“SPAC Material Adverse Effect” means any change, event, development, effect or occurrence that, individually or in the aggregate with any other change, event, development, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, assets or financial condition of SPAC or (b) the ability of SPAC to consummate the Transactions (including the SPAC Merger and the LLC Merger); provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a SPAC Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, development, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) acts of war, national emergencies, occurrences of hostility, military or terrorist attack, domestic or international strife, insurgency, conflict, sabotage or terrorism (including cyberterrorism), (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws or GAAP or other applicable accounting principles or standards or any authoritative interpretations thereof or the enforcement thereof, (v) any change, event, development, effect or occurrence that is generally applicable to the industries or markets in which SPAC operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of SPAC with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the Transactions or the condition set forth in Section 6.3(a) to the extent it relates to such representations and warranties), (vii) any failure by SPAC to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure or change may be taken into account to the extent not otherwise excluded from this definition), (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing, (ix) any change, event, development, effect or occurrence that is generally applicable to “SPACs”; (x) any action taken or omitted to be taken by or at the written request or with the written consent of the Company or that is required by this Agreement, or (xi) any Transaction Litigation; provided, however, that any change, event, development, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v), clause (viii) or clause (ix) may be taken into account in determining whether a SPAC Material Adverse Effect has occurred or is reasonably likely to occur to the extent that such change, event, development, effect or occurrence has or has had a materially disproportionate adverse effect on SPAC relative to other “SPACs”.
“SPAC Non-Party Affiliates” means, collectively, SPAC, the SPAC Sponsor and each of their respective former, current or future Affiliates and Representatives and any former, current or future equityholders, successors, heirs or permitted assigns of any of the foregoing.
“SPAC PIPE Subscription Agreement” means a PIPE Subscription Agreement, between the SPAC and a PIPE Investor, pursuant to which such PIPE Investor has agreed to purchase SPAC Class A Shares prior to the SPAC Merger Effective Time.
“SPAC Shares” means, collectively, the SPAC Class A Shares and the SPAC Class B Shares.
“SPAC Sponsor Consent” means that certain letter agreement, dated as of the date hereof, by and between SPAC and the SPAC Sponsor, pursuant to which the SPAC Sponsor consented to the entry by SPAC into this Agreement.
“SPAC Stockholder Approval” means, collectively, the Required SPAC Stockholder Approval and the Other SPAC Stockholder Approval.
“SPAC Stockholder Redemption” means the right of the holders of SPAC Class A Shares to redeem all or a portion of their SPAC Class A Shares (in connection with the Transactions) as set forth in Governing Documents of SPAC, which shall be effected solely out of the Trust Account.
“SPAC Warrant Agreement” means the Warrant Agreement, dated as of August 5, 2021, by and between SPAC and the Continental Stock Transfer & Trust Company.
“SPAC Warrants” means each warrant (or fraction of a warrant) to purchase one SPAC Class A Share at an exercise price of $11.50 per share, subject to adjustment in accordance with the SPAC Warrant Agreement.
“Stockholder Merger Consideration” means, with respect to each Pre-Closing SPAC Stockholder, subject to the terms and conditions of this Agreement, the sum of all Company Common Shares receivable by such Pre-Closing SPAC Stockholder pursuant to Section 2.1(b)(vii) “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and, for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Tax” means any federal, state, local or non-U.S. income, gross receipts, franchise, estimated, alternative minimum, net worth, sales, use, transfer, value added, excise, stamp, inventory, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, disability severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, turnover, windfall profits or other taxes, charges, imposts, fees, levies or assessments of any kind whatsoever, in each case in the nature of a tax, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Tax Authority with respect thereto.
“Tax Authority” means any Governmental Entity having jurisdiction over the assessment, determination, administration, collection or other imposition of Taxes.
“Tax Return” means any return, information return, statement, declaration, claim for refund, schedule, attachment or report relating to Taxes filed or required to be filed with any Tax Authority, including any amendment thereof.
“Transaction Payment” means (a) when used in reference to any Group Company, any success, change of control, retention, transaction bonus or other similar payment or amount payable to any current or former officer, director or employee of any Group Company or any other Company Related Party that would (either alone or when combined with one or more additional circumstances, matters or events) become payable as a result of or in connection with the Transactions or (b) when used in reference to SPAC, any success, change of control, retention, transaction bonus or other similar payment or amount to any current or former officer, director or employee of SPAC or any other SPAC Related Party that would (either alone or when combined with one or more additional circumstances, matters or events) become payable as a result of or in connection with the Transactions.
“Transactions” means, collectively, the Conversion, the SPAC Merger, the LLC Merger and each of the other transactions contemplated by this Agreement or any of the Ancillary Documents.
“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.
“WARN” means the Worker Adjustment Retraining and Notification Act of 1988 as well as similar foreign, state or local Laws.
“Willful Breach” means a material breach of this Agreement by a Party that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.
Section 1.2   Other Definitions.
Defined Term	Section Reference
$	Section 8.7
Adjusted Option	Section 2.4(a)
Agreement	Preamble
Assumed Restricted Stock Award	Section 2.4(b)
Business Combination	Section 8.18(a)
Business Combination Proposal	Section 5.7
Certificate of Conversion	Section 2.1(a)(ii)
Class B Consent	Section 5.13
Class B Consent Deadline	Section 5.13
Closing	Section 2.2
Closing Company Bylaws	Section 2.1(a)(iv)
Closing Company Charter	Section 2.1(a)(iv)
Closing Date	Section 2.2
Code	Recitals
Company	Preamble

Defined Term	Section Reference
Company Board	Recitals
Company Common Unit	Recitals
Company D&O Persons	Section 5.15(a)
Company D&O Tail Expenses	Section 5.15(c)
Company Designee	Section 5.16(c)
Company Financial Statements	Section 3.4(a)
Company Member Written Consent	Section 5.12
Company Members Approval Deadline	Section 5.12
Company Preferred Unit	Recitals
Company Related Party	Section 3.20
Company Warrant	Section 2.1(b)(viii)
Conversion	Recitals
Conversion Effective Time	Section 2.1(a)(ii)
Copyrights	Definition of Intellectual Property Rights
day	Section 8.7
delivered	Section 8.7
DGCL	Recitals
DLLCA	Recitals
dollar	Section 8.7
Elected Company Preferred Unit	Section 2.7
Election Deadline	Section 2.7
Exchange Agent	Section 2.5(a)
extent	Section 8.7
Filing Fees	Section 5.2(c)
hereof, herein, hereby, hereto, herewith, hereunder	Section 8.7
IPO	Section 8.18(a)
known by the Company	Section 8.12
Latest Balance Sheet	Section 3.4(a)
Leased Real Property	Definition of Real Property Leases
Letter of Transmittal	Section 2.5(a)
LLC Merger	Recitals
LLC Merger Certificate of Merger	Section 2.1(c)(ii)
LLC Merger Effective Time	Section 2.1(c)(ii)
LLC Merger Surviving Company	Section 2.1(c)(i)
Lock-Up Agreement	Recitals
Lost Certificate Affidavit	Section 2.5(d)
made available	Section 8.7
Mailing Date	Section 2.7
Marks	Definition of Intellectual Property Rights
Material Contracts	Section 3.7(a)
Material Customer	Section 3.23(a)
Material Permits	Section 3.6
Material Supplier	Section 3.23(b)

Defined Term	Section Reference
Merger Sub I	Preamble
Merger Sub I Stockholder Approval Deadline	Section 5.8
Merger Sub I Stockholder Approvals	Section 5.8
Merger Sub II	Preamble
Merger Subs	Preamble
Nasdaq Proposal	Section 5.7
New Company Equity Plan	Section 5.17
Non-Elected Company Preferred Unit	Section 2.7
Non-Party Affiliate	Section 8.13
ordinary course of business	Section 8.7
Parties	Preamble
Patents	Definition of Intellectual Property Rights
PIPE Financing	Recitals
PIPE Investors	Recitals
PIPE Subscription Agreements	Recitals
Preferred Election	Section 2.7
Preferred Election Form	Section 2.7
Prospectus	Section 8.18(a)
provided	Section 8.7
Public Stockholders	Section 8.18(a)
Registration Rights Agreement	Recitals
Released Claims	Section 8.18(a)
Relevant Date	Section 3.4(e)
Resulting Company	Section 2.1(a)(i)
Resulting Company Board	Section 5.16(a)
Signing Filing	Section 5.4(b)
Signing Press Release	Section 5.4(b)
SPAC	Preamble
SPAC Board	Recitals
SPAC Board Recommendation	Section 5.7
SPAC Certificates	Section 2.5(a)
SPAC Class B Conversion	Section 2.1(b)(vii)
SPAC D&O Persons	Section 5.14(a)
SPAC D&O Tail Expenses	(c)
SPAC Designees	Section 5.16(b)
SPAC Formation Date	Recitals
SPAC Material Contract	Section 4.10(b)
SPAC Merger	Recitals
SPAC Merger Certificate of Merger	Section 2.1(b)(ii)
SPAC Merger Effective Time	Section 2.1(b)(ii)
SPAC Merger Surviving Company	Section 2.1(b)(i)
SPAC Modification in Recommendation	Section 5.7
SPAC Related Party	Section 4.11

Defined Term	Section Reference
SPAC Related Party Transactions	Section 4.11
SPAC SEC Reports	Section 4.7
SPAC Sponsor	Recitals
SPAC Stockholders Meeting	Section 5.7
Sponsor Support Agreement	Recitals
Termination Date	Section 7.1(d)
this Agreement	Section 8.7
to SPAC’s knowledge	Section 8.12
to the Company’s knowledge	Section 8.12
to the knowledge of SPAC	Section 8.12
Transaction Litigation	Section 5.2(d)
Transaction Proposals	Section 5.7
Transmittal Documents	Section 2.5(b)
Trust Account	Section 8.18(a)
Trust Agreement	Section 4.8
Trustee	Section 4.8
US$	Section 8.7
ARTICLE 2
CONVERSION, SPAC MERGER AND LLC MERGER
Section 2.1   C losing Transactions.   On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:
(a)   The Conversion.
(i)   On the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL and the DLLCA, on the Closing Date, the Company shall convert from a Delaware limited liability company to a Delaware corporation at the Conversion Effective Time. Following the Conversion Effective Time, the Company shall continue as the resulting corporation of the Conversion (the “Resulting Company”).
(ii)   On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Parties shall cause a certificate of conversion relating to the Conversion, in a form reasonably satisfactory to the Company and SPAC (the “Certificate of Conversion”), to be executed and filed with the Secretary of State of the State of Delaware. The Conversion shall become effective on the date and time at which the Certificate of Conversion is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by the Company and SPAC and specified in the Certificate of Conversion (the time the Conversion becomes effective being referred to herein as the “Conversion Effective Time”).
(iii)   From and after the Conversion Effective Time, the Conversion shall have the effects set forth in this Agreement, the Certificate of Conversion, Section 265 of the DGCL and Section 18-216 of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Conversion Effective Time, all of the rights, privileges and powers of the Company, and all property, real, personal and mixed, and all debts due to the Company, as well as all other things and causes of action belonging to the Company, shall remain vested in the Resulting Company and shall be the property of the Resulting Company, and the title to any real property vested by deed or otherwise in the Company shall not revert or be in any way impaired by reason of the Conversion; but all rights of creditors and all liens upon any property of the Company shall be preserved unimpaired, and all debts, liabilities and duties of the Company shall remain attached to the Resulting Company, and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as the Resulting Company.

(iv)   At the Conversion Effective Time, by virtue of the Conversion, the certificate of incorporation of the Resulting Company shall be in substantially the form attached hereto as Exhibit D (the “Closing Company Charter”) and the bylaws of the Resulting Company shall be in substantially the form attached hereto as Exhibit E (the “Closing Company Bylaws”).
(v)   At the Conversion Effective Time, the officers of the Company immediately prior to the Conversion Effective Time shall be the initial officers of the Resulting Company, with each such officer, to hold office in accordance with the Governing Documents of the Resulting Company from and after the Conversion Effective Time until such officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal in accordance with the Governing Documents of the Resulting Company, or as otherwise provided by the DGCL. The directors of the Resulting Company shall be determined pursuant to Section 5.16.
(vi)   At the Conversion Effective Time, by virtue of the Conversion and without any action on the part of any Party or any other Person, (A) each Company Common Unit shall be automatically converted into the number of Company Common Shares equal to the Company Common Unit Exchange Ratio, (B) each Non-Elected Company Preferred Unit shall be automatically converted into the number of Company Common Shares equal to the Company Preferred Unit Exchange Ratio, and (C) each Elected Company Preferred Unit shall be automatically converted into the number of Company Preferred Shares equal to the Company Preferred Shares Issuance Ratio.
(b)   The SPAC Merger.
(i)   On the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, on the Closing Date promptly following the consummation of the Conversion, Merger Sub I shall merge with and into SPAC at the SPAC Merger Effective Time. Following the SPAC Merger Effective Time, the separate existence of Merger Sub I shall cease and SPAC shall continue as the surviving corporation of the SPAC Merger (the “SPAC Merger Surviving Company”), as a wholly owned subsidiary of the Company.
(ii)   On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Parties shall cause a certificate of merger relating to the SPAC Merger, in a form reasonably satisfactory to the Company and SPAC (the “SPAC Merger Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The SPAC Merger shall become effective on the date and time at which the SPAC Merger Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by the Company and SPAC and specified in the SPAC Merger Certificate of Merger (the time the SPAC Merger becomes effective being referred to herein as the “SPAC Merger Effective Time”).
(iii)   From and after the SPAC Merger Effective Time, the SPAC Merger shall have the effects set forth in this Agreement, the SPAC Merger Certificate of Merger and Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time, all of the assets, properties, rights, privileges, powers and franchises of SPAC and Merger Sub I shall vest in the SPAC Merger Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of SPAC and Merger Sub I shall become the debts, liabilities, obligations and duties of the SPAC Merger Surviving Company, in each case, in accordance with the DGCL.
(iv)   At the SPAC Merger Effective Time, by virtue of the SPAC Merger, the certificate of incorporation of SPAC shall be amended and restated to be identical to the certificate of incorporation of Merger Sub I as in effect immediately prior to the SPAC Merger Effective Time and, as so amended and restated, shall be the certificate of incorporation of the SPAC Merger Surviving Company until thereafter amended in accordance with its terms as provided therein and by the DGCL, except that the name of the SPAC Merger Surviving Company reflected therein shall be a name that is determined by the Company prior to the Closing. At the SPAC Merger Effective Time, the bylaws of SPAC shall be amended to be identical to the bylaws of Merger Sub I as in effect immediately prior to the SPAC Merger Effective Time and, as so amended, shall be the bylaws of the SPAC Merger Surviving Company until thereafter amended in accordance with their terms as provided therein, the Governing Documents of the SPAC Merger Surviving Company and the DGCL, except that the name of the SPAC Merger Surviving Company reflected therein shall be a name that is determined by the Company prior to the Closing.
(v)   At the SPAC Merger Effective Time, the persons serving as the directors and officers of Merger Sub I immediately prior to the SPAC Merger Effective Time shall be the initial directors and officers of the SPAC Merger Surviving Company, each to hold office in accordance with the Governing Documents of the SPAC Merger Surviving Company from and after the SPAC Merger Effective Time until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal in accordance with the Governing Documents of the SPAC Merger Surviving Company, or as otherwise provided by the DGCL.
(vi)   At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub I issued and outstanding immediately prior to the SPAC Merger Effective Time shall be automatically canceled and extinguished and converted into one share of common stock, par value $0.01, of the SPAC Merger Surviving Company.
(vii)   At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or any other Person, each SPAC Class B Share (other than the SPAC Class B Shares canceled and extinguished pursuant to Section 2.1(b)(ix)) shall automatically convert into one SPAC Class A Share in accordance with the SPAC’s Governing Documents (the “SPAC Class B Conversion”), and immediately following the SPAC Class B Conversion, each SPAC Class A Share (other than the SPAC Class A Shares canceled and extinguished pursuant to Section 2.1(b)(ix)) issued and outstanding as of immediately prior to the SPAC Merger Effective Time shall be automatically canceled and extinguished in exchange for the right to receive, upon delivery of the Transmittal Documents, one Company Common Share, without interest.
(viii)   At the SPAC Merger Effective Time, each SPAC Warrant that is outstanding immediately prior to the SPAC Merger Effective Time shall, by its terms pursuant to Section 4.4 of the SPAC Warrant Agreement, convert automatically into the right to acquire Company Common Shares on the terms and subject to the conditions set forth in the SPAC Warrant Agreement as in effect immediately prior to the SPAC Merger Effective Time (each, a “Company Warrant”) and shall otherwise continue to have and be subject to substantially the same terms and conditions as were applicable to such SPAC Warrant immediately prior to the SPAC Merger Effective Time; provided that, for the avoidance of doubt, each Company Warrant shall, from and after the SPAC Merger Effective Time, (x) represent the right to acquire the number of Company Common Shares equal to the number of SPAC Shares subject to the underlying SPAC Warrant immediately prior to the SPAC Merger Effective Time, and (y) have an exercise price of $11.50 per whole warrant to purchase one Company Common Share.
(ix)   At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or any other Person, each SPAC Share held immediately prior to the SPAC Merger Effective Time by SPAC as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.
(c)   The LLC Merger.
(i)   On the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL and DLLCA, on the Closing Date promptly following the consummation of the SPAC Merger, the SPAC Merger Surviving Company shall merge with and into Merger Sub II at the LLC Merger Effective Time. Following the LLC Merger Effective Time, the separate existence of the SPAC Merger Surviving Company shall cease and Merger Sub II shall continue as the surviving entity of the LLC Merger (the “LLC Merger Surviving Company”), as a wholly owned subsidiary of the Company.
(ii)   On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Parties shall cause a certificate of merger relating to the LLC Merger, in a form reasonably satisfactory to the Company and SPAC (the “LLC Merger Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The LLC Merger shall become effective on the date and time at which the LLC Merger Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by the Company and SPAC and specified in the LLC Merger Certificate of Merger (the time the LLC Merger becomes effective being referred to herein as the “LLC Merger Effective Time”).
(iii)   From and after the LLC Merger Effective Time, the LLC Merger shall have the effects set forth in this Agreement, the LLC Merger Certificate of Merger and Section 264 of the DGCL and Section 18-209 of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the LLC Merger Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the SPAC Merger Surviving Company and Merger Sub II shall vest in the LLC Merger Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of SPAC Merger Surviving Company and Merger Sub II shall become the debts, liabilities, obligations and duties of the LLC Merger Surviving Company, in each case, in accordance with the DGCL and DLLCA.
(iv)   At the LLC Merger Effective Time, by virtue of the LLC Merger, the certificate of formation and limited liability company operating agreement of Merger Sub II immediately prior to the LLC Merger Effective Time shall be the certificate of formation and limited liability company operating agreement of the LLC Merger Surviving Company, until thereafter amended in accordance with its terms as provided therein and by the DLLCA.
(v)   At the LLC Merger Effective Time, the Persons serving as the sole manager and officers of Merger Sub II immediately prior to the LLC Merger Effective Time shall be the sole manager and officers of the LLC Merger Surviving Company, each to hold office in accordance with the Governing Documents of the LLC Merger Surviving Company from and after the LLC Merger Effective Time until such manager’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal in accordance with the Governing Documents of the LLC Merger Surviving Company, or as otherwise provided by the DLLCA.
(vi)   At the LLC Merger Effective Time, by virtue of the LLC Merger and without any action on the part of any Party or any other Person, each share of common stock, par value $0.01, of the SPAC Merger Surviving Company shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.
(vii)   At the LLC Merger Effective Time, by virtue of the LLC Merger and without any action on the part of any Party or any other Person, each unit of limited liability company interest of Merger Sub II issued and outstanding immediately prior to the LLC Merger Effective Time shall be automatically canceled and extinguished and converted into one unit of limited liability company interests of the LLC Merger Surviving Company.
Section 2.2   Closing of the Transactions Contemplated by This Agreement.   On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as SPAC and the Company may agree in writing (the date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”).
Section 2.3   Fractional Shares.   Notwithstanding the foregoing or anything to the contrary herein, no fractional Company Common Shares or Company Preferred Shares shall be issued in connection with the transactions contemplated hereby. Except with respect to Company Equity Awards, all fractional Company Common Shares or Company Preferred Shares that each Company Member otherwise would have a right to receive in connection with the Conversion shall be aggregated and, if a fractional share results from such aggregation, such fractional share shall be rounded up to the nearest whole share.

Section 2.4   Treatment of Pre-Closing Company Equity Awards.
(a)   At the Conversion Effective Time, each Company Option (whether vested or unvested) shall be converted into an option to purchase Company Common Shares (each, an “Adjusted Option”) in an amount and at an exercise price determined pursuant to this Section 2.4(a). Each Adjusted Option shall continue to have and shall be subject to substantially the same terms and conditions as were applicable to such Company Option immediately prior to the Conversion Effective Time, except that each Adjusted Option shall: (i) be exercisable for, and represent the right to purchase, a number of Company Common Shares (rounded down to the nearest whole share) equal to the product obtained by multiplying (A) the number of Company Common Units subject to the corresponding Company Option immediately prior to the consummation of the Conversion, by (B) the Company Common Unit Exchange Ratio, (ii) have an exercise price per Company Common Share (rounded up to the nearest whole cent) subject to such Adjusted Option equal to the quotient obtained by dividing (A) the exercise price per Company Common Unit applicable to the corresponding Company Option immediately prior to the consummation of the Conversion by (B) the Company Common Unit Exchange Ratio; and (iii) with respect to performance-based Adjusted Options, performance goals may be adjusted consistent with Section 2.4(a) of the Company Disclosure Schedules. Such conversion shall occur in a manner intended to comply with the requirements of Section 409A of the Code, provided that, in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of Company Common Shares purchasable under such Adjusted Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code.
(b)   At the Conversion Effective Time, each Company Restricted Unit Award shall be converted into a restricted stock award of the Resulting Company (each, an “Adjusted Restricted Stock Award-”) with respect to a number of Company Common Shares (rounded up to the nearest whole share) equal to the product obtained by multiplying (A) the number of Company Common Units subject to the corresponding unvested Company Restricted Unit Award immediately prior to the consummation of the Conversion, by (B) the Company Common Unit Exchange Ratio. Except as otherwise set forth in this Section 2.4(b), each Adjusted Restricted Stock Award shall continue to have, and be subject to, the same terms and conditions as applied to the corresponding Company Restricted Unit Award immediately prior to such conversion.
(c)   After giving effect to this Section 2.4, and upon the approval of the New Company Equity Plan in accordance with Section 5.17 of this Agreement, effective as of the Closing, no further grants or issuances shall be made under any Company Equity Plan.
(d)   Prior to the Closing, the Company Board shall adopt resolutions approving the actions contemplated by this Section 2.4.
Section 2.5   Exchange Agent Matters.
(a)   Prior to the SPAC Merger Effective Time, the Company shall appoint an exchange agent reasonably acceptable to SPAC (the “Exchange Agent”), for the purpose of exchanging SPAC Shares (any certificate for such SPAC Shares, the “SPAC Certificates”) for the relevant portion of the Stockholder Merger Consideration. Substantially concurrently with the mailing of the Registration Statement/Proxy Statement to the Pre-Closing SPAC Stockholders, the Company shall send, or shall cause the Exchange Agent to send, to each Pre-Closing SPAC Stockholder, a letter of transmittal for use in such exchange and/or verification, in form and substance reasonably satisfactory to the Company and SPAC (a “Letter of Transmittal”) which shall specify that the delivery and/or cancellation of SPAC Certificates in respect of the Stockholder Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery and/or cancellation of the SPAC Certificates and other Transmittal Documents to the Exchange Agent (or a Lost Certificate Affidavit (as defined below)) for use in such exchange.
(b)   Each Pre-Closing SPAC Stockholder shall be entitled to receive his, her or its Stockholder Merger Consideration in respect of his, her or its SPAC Shares represented by such Pre-Closing SPAC Stockholder’s SPAC Certificate(s) or held in book-entry form, as soon as reasonably practicable after the

SPAC Merger Effective Time, but subject to the delivery to the Exchange Agent (and/or cancellation in the case of SPAC Certificates) of the following items prior thereto: (i) the SPAC Certificate(s) for his, her or its SPAC Shares (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal, and (ii) such other documents as may be reasonably requested by the Exchange Agent or the Company (the documents to be submitted to the Exchange Agent pursuant to this sentence, collectively, the “Transmittal Documents”). Until so surrendered and/or canceled, each such SPAC Certificate and SPAC Shares held in book-entry form shall represent after the SPAC Merger Effective Time for all purposes only the right to receive the Stockholder Merger Consideration attributable to the underlying SPAC Shares.
(c)   If any Stockholder Merger Consideration (or portion thereof) is to be delivered or issued to a Person other than the Person in whose name the surrendered and/or canceled SPAC Certificate is registered, it shall be a condition to such delivery that (i) the transfer of such SPAC Shares shall have been permitted in accordance with the terms of the SPAC’s Governing Documents, each as in effect immediately prior to the SPAC Merger Effective Time, (ii) such SPAC Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such Stockholder Merger Consideration (or portion thereof), or the Person in whose name such Stockholder Merger Consideration (or portion thereof) is delivered or issued, shall have already executed and delivered such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or the Company and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such SPAC Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)   Notwithstanding anything to the contrary contained herein, in the event that any SPAC Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a SPAC Certificate to the Exchange Agent, the Pre-Closing SPAC Stockholders may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to the Company (a “Lost Certificate Affidavit”), which at the reasonable discretion of the Company may include a requirement that the owner of such lost, stolen or destroyed SPAC Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Company, SPAC or the SPAC Merger Surviving Company with respect to the SPAC Shares represented by the SPAC Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 2.5(d) shall be treated as a SPAC Certificate for all purposes of this Agreement.
(e)   After the SPAC Merger Effective Time, there shall be no further registration of transfers of SPAC Shares. If, after the SPAC Merger Effective Time, SPAC Certificates are presented to SPAC, the Company or the Exchange Agent, then, they shall be canceled and exchanged for the Stockholder Merger Consideration (or portion thereof) provided for, and in accordance with the procedures set forth in this Section 2.5. No dividends or other distributions declared or made after the date of this Agreement with respect to Company Common Shares with a record date after the SPAC Merger Effective Time will be paid to the holders of any SPAC Certificates that have not yet been surrendered with respect to the Company Common Shares to be issued upon surrender thereof until the holders of record of such SPAC Certificates shall surrender such certificates (or provide a Lost Certificate Affidavit), if applicable, and provide the other Transmittal Documents. Subject to applicable Law, following the SPAC Merger Effective Time and surrender of any such SPAC Certificates (or delivery of a Lost Certificate Affidavit) and delivery of the other Transmittal Documents, the Exchange Agent shall promptly deliver to the record holders thereof, without interest, the Stockholder Merger Consideration (or portion thereof) to be delivered in exchange therefor and the amount of any such dividends or other distributions with a record date after the SPAC Merger Effective Time theretofore paid with respect to such Company Common Shares.
(f)   All securities issued upon the surrender of SPAC Certificates (or delivery of a Lost Certificate Affidavit) or otherwise issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the SPAC Shares represented by such SPAC Certificates.

Section 2.6   Withholding.   SPAC, the Company, and the Exchange Agent (and their respective Representatives) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as may be required to be deducted and withheld under the Code or any other provision of applicable Tax Law. To the extent that any amounts are so deducted and withheld, such amounts shall be duly and timely paid over to the appropriate Governmental Entity, and treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 2.7   Company Preferred Units Election.   Within fifteen (15) Business Days of the date hereof, the Company shall mail a notice and election form (the “Preferred Election Form”) to each holder of record of Company Preferred Units as of the close of business on the date hereof (the mailing date of such Preferred Election Form, the “Mailing Date”). Each Preferred Election Form shall inform the holder of Company Preferred Units of entry into this Agreement and the Transactions and shall permit the holder to specify the number of such holder’s Company Preferred Units that such holder elects (the “Preferred Election”) to convert into Company Preferred Shares pursuant to Section 2.1(a)(vi)(B) (any Company Preferred Units with respect to which such election is made, an “Elected Company Preferred Unit” and any Company Preferred Unit with respect to which no such election is made, a “Non-Elected Company Preferred Unit”). Any Company Preferred Unit with respect to which the Company has not received an effective, properly completed Preferred Election Form on or before 5:00 p.m., Little Rock, Arkansas time, on the 20th day following the Mailing Date (or such other later time as the Company may otherwise decide) (the “Election Deadline”) shall be deemed to be Non-Elected Company Preferred Units. Any Preferred Election shall have been properly made only if the Company shall have actually received a properly completed Preferred Election Form by the Election Deadline. Any Preferred Election Form may be revoked or changed by the Person submitting such Preferred Election Form only by written notice received by the Company prior to the Election Deadline. In the event a Preferred Election Form is revoked prior to the Election Deadline, unless a subsequent properly completed Preferred Election Form is submitted and actually received by the Company by the Election Deadline, the Company Preferred Units represented by such Preferred Election Form shall become Non-Elected Company Preferred Units. Subject to the terms of this Agreement and of the Preferred Election Form, the Company shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Preferred Election Forms, and any good faith decisions of the Company regarding such matters shall be binding and conclusive. The Company shall not be under any obligation to notify any Person of any defect in a Preferred Election Form.
Section 2.8   No Dissenters’ Rights.   The Company Members shall not have any dissenters’ or appraisal rights in the Conversion. The Pre-Closing SPAC Stockholders shall not have any dissenter’s or appraisal rights in the SPAC Merger.
Section 2.9   Available Cash; SPAC Expenses; Company Expenses.   At least three (3) Business Days prior to the Closing, SPAC shall deliver to the Company, a certificate signed by an executive officer of SPAC, setting forth the SPAC’s good faith estimate of the Available Cash and SPAC Expenses. At least three (3) Business Days prior to the Closing, the Company shall deliver to SPAC, a certificate signed by an executive officer of the Company, setting forth the Company’s good faith estimate of the Company Expenses.
Section 2.10   Plan of Reorganization.   For U.S. federal income Tax purposes, the Parties intend that each of (a) the Conversion and (b) the SPAC Merger and the LLC Merger, taken together, shall qualify as a “reorganization” under Section 368(a) of the Code, and this Agreement is intended to constitute, and hereby is adopted as, a “plan of reorganization” with respect to each of (i) the Conversion and (ii) the SPAC Merger and the LLC Merger, taken together, within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES
Subject to Section 8.8, except as set forth in the Company Disclosure Schedules, the Company and Merger Subs each hereby represent and warrant to SPAC as follows:

Section 3.1   Organization and Qualification.
(a)   The Company is a limited company duly organized validly existing and in good standing under the Laws of the state of Delaware. The Company has the requisite limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect. True, correct and complete copies of the Governing Documents of the Company have been made available to SPAC, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company are in full force and effect, and the Company is not in breach or violation in any material respect of any provisions set forth therein.
(b)   Each Group Company (other than the Company) is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Each Group Company (other than the Company) has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(c)   True, correct and complete copies of the Governing Documents of the Group Companies have been made available to SPAC, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Group Companies are in full force and effect, and none of the Group Companies is in breach or violation in any respect of any provisions set forth therein, except where such breach or violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(d)   Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.2   Capitalization of the Group Companies.
(a)   Section 3.2(a) of the Company Disclosure Schedules sets forth a true, correct and complete statement as of the date hereof of (i) the aggregate number and class, series or type (as applicable) of all of the Equity Securities of the Company issued and outstanding and (ii) the identity of the Persons that are the owners of such Equity Securities. All of the Company Units have been duly authorized and validly issued and are fully paid and non- assessable. The Equity Securities of the Company (A) were not issued in violation of the Governing Documents of the Company or any other Contract to which any Group Company is party or by which any Group Company is otherwise bound and (B) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person. Other than (1) as set forth above and pursuant to the Governing Documents of the Company and (2) pursuant to offer letters or similar Contracts with service providers entered into in the ordinary course of business providing for the grant or issuance of Equity Securities, which are set forth on Section 3.2(a) of the Company Disclosure Schedules, the Company has no outstanding purchase rights, subscription rights, conversion rights, exchange rights, calls, puts or rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. Except for the Governing Documents of the Company, there are no voting trusts, proxies or other Contracts to which the Company is a party or otherwise bound with respect to the voting or transfer of the Equity Securities of the Company.

(b)   Section 3.2(b) of the Company Disclosure Schedules sets forth a true, correct and complete list, as of the date hereof, of each of the Group Companies (other than the Company), including its jurisdiction of organization, the number and class of Equity Securities thereof that are authorized, the number and class of Equity Securities thereof duly issued and outstanding, the names of its equityholders and the number of Equity Securities owned by each such equityholder. Other than (i) as set forth above and pursuant to the Governing Documents of the Group Companies (other than the Company) and (ii) pursuant to offer letters or similar Contracts with service providers entered into in the ordinary course of business providing for the grant or issuance of Equity Securities of a Group Company, as of the date hereof, no Group Company (other than the Company) has any outstanding purchase rights, subscription rights, conversion rights, exchange rights, calls, puts or rights of first refusal or first offer or other Contracts that could require any Group Company (other than the Company) to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of any Group Company (other than the Company), in each case other than to another Group Company. Except for the Governing Documents of the applicable Group Company or shareholders agreements or similar Contracts to which the applicable Group Company is a party and that has, in the case of each such material agreement or Contract, been made available to SPAC, there are no voting trusts, proxies or other Contracts to which a Group Company (other than the Company) is a party with respect to the voting or transfer of any Equity Securities of any Group Company (other than the Company), in each case other than in favor of the Company or another Group Company.
(c)   The Company Common Shares to be issued as merger consideration in the SPAC Merger will have been duly authorized by all necessary corporate action by the Resulting Company and will be validly issued, fully paid and non-assessable.
(d)   Except as set forth on Section 3.2(b) of the Company Disclosure Schedules or for any changes to the extent permitted by Section 5.1(b) or resulting from the acquisition of Equity Securities of any Person permitted by Section 5.1(b), none of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Securities, and none of the Group Companies is a partner, member or similar participant of or in any partnership, limited liability company or similar business entity.
Section 3.3   Authority.   Each of the Group Companies has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. Upon receipt of the Company Member Written Consent and the Merger Sub I Stockholder Approvals, the execution and delivery of this Agreement, the Ancillary Documents to which a Group Company is or will be a party and the consummation of the Transactions will have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Group Companies. This Agreement and each Ancillary Document to which the Group Companies are or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by such Group Company, as applicable, and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of such Group Company, as applicable (assuming that this Agreement and the Ancillary Documents to which the Group Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Group Company, as applicable, in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The Company Member Written Consent and the approvals to be obtained by Merger Sub I pursuant to Section 5.8 are the only votes or consents of the holders of any class or series of Equity Securities of the Company or Merger Subs required to approve and adopt this Agreement, the Ancillary Documents to which any of the Group Companies are or are contemplated to be a party, the performance of the obligations of the Company and Merger Subs hereunder and thereunder and the consummation of the Transactions (including the Conversion, SPAC Merger and the LLC Merger). The Company Board has (a) unanimously approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the Transactions (including the Conversion), and (b) recommended, among other things, the entry into this Agreement and the

Ancillary Documents to which the Company is or will be a party and the consummation of the Transactions (including the Conversion, the SPAC Merger and the LLC Merger) to the Company Members.
Section 3.4   Financial Statements; Undisclosed Liabilities.
(a)   The Company has made available to SPAC a true, correct and complete copy of the audited consolidated balance sheets of the Group Companies (other than Merger Subs) as of December 31, 2021 (the “Latest Balance Sheet”) and December 31, 2020 and the related audited consolidated statements of operations, unitholders surplus/deficit, and cash flows of the Group Companies (other than Merger Sub) for the years then ended (collectively, the “Company Financial Statements”), each of which are attached as Section 3.4(a)of the Company Disclosure Schedules. Each of the Company Financial Statements (including the notes thereto) (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) is based upon and consistent with the information contained in the books and records of the Group Companies (other than Merger Sub) and (iii) fairly presents, in all material respects in accordance with GAAP, the consolidated financial position, results of operations and cash flows of the Group Companies (other than Merger Subs) as at the date thereof and for the period indicated therein (except as otherwise specifically noted therein).
(b)   The financial statements or similar reports required to be included in the Registration Statement/Proxy Statement (including the Company Financial Statements) (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and subject to, in the case of any unaudited financial statements, normal year-end audit adjustments (none of which are, individually or in the aggregate, material) and the absence of notes thereto), and (ii) will fairly present, in all material respects in accordance with GAAP, the consolidated financial position, results of operations, unitholders surplus/deficit, and cash flows of the Company as at the date thereof and for the period indicated therein (except as otherwise specifically noted therein and subject to normal year-end audit adjustments and absence of footnotes).
(c)   Except (i) as set forth on the face of or otherwise provided for in the Latest Balance Sheet (and in the notes thereto), (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which relate to a Liability for material breach of contract, material breach of warranty, tort, infringement or material violation of Law) and (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance by any of the Group Companies of its covenants or agreements in this Agreement or any Ancillary Document to which it is or will be a party or the consummation of the Transactions (including, for the avoidance of doubt, the payment of any Company Expenses), no Group Company has any Liabilities that would be required to be set forth on a consolidated balance sheet of the Group Companies prepared in accordance with GAAP that would be material to the Group Companies, taken as a whole.
(d)   The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ consolidated assets. The Group Companies maintain and, for all periods covered by the Company Financial Statements, have maintained books and records of the Company in the ordinary course of business that are accurate and complete and reflect the consolidated revenues, expenses, assets and liabilities of the Group Companies in all material respects.
(e)   Since January 1, 2020 (the “Relevant Date”), the Company has not received any written complaint or, to the knowledge of the Company, any other allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.5   Consents and Requisite Governmental Approvals; No Violations.
(a)   No Consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Group Companies with respect to their execution, delivery or performance of their respective obligations under this Agreement or the Ancillary Documents to which they are or will be party or the consummation of the Transactions, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the Transactions, (iii) the filing of (A) the Certificate of Conversion, (B) the SPAC Merger Certificate of Merger and (C) the LLC Certificate of Merger, (iv) such filings with and approvals of Nasdaq to permit the Company Common Shares to be issued in connection with the Transactions to be listed on Nasdaq, or (v) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.
(b)   Neither the execution or delivery by the Group Companies of this Agreement nor any Ancillary Documents to which it is or will be a party, the performance by the Group Companies of its obligations hereunder or thereunder nor the consummation of the Transactions will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of any Group Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration (with or without notice) under, any of the terms, conditions or provisions of (A) any Material Contract or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.6   Permits.   Each of the Group Companies has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by any Group Company.
Section 3.7   Material Contracts.
(a)   Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, the “Material Contracts”):
(i)   any Contract relating to indebtedness for borrowed money to a third party of any Group Company in excess of $1 million or to the placing of a Lien (other than a Permitted Lien) on any assets or properties of any Group Company that are material to the business of the Group Companies, taken as a whole;
(ii)   any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property) that is material to the business of the Group Companies, taken as a whole, owned by any other Person;
(iii)   any joint venture, profit-sharing, partnership, co-promotion, commercialization or other similar Contract, in each case, material to the business of the Group Companies, taken as a whole;
(iv)   any Contract (A) materially limits or purports to materially limit the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area,

(B) contains any material exclusivity, “most favored nation” or similar material provisions, obligations or restrictions that are binding on a Group Company or (C) contains any other provisions materially restricting or purporting to materially restrict the ability of any Group Company to sell, manufacture, develop, or commercialize any products, directly or indirectly through third parties, or to solicit any potential employee or customer;
(v)   any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary of the Company) in excess of $1 million;
(vi)   any Contract entered into under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance or assignment of payment to any Person (other than the Company or a Subsidiary of the Company), individually or in the aggregate, in an amount in excess of $1 million;
(vii)   any Contract required to be disclosed on Section 3.20 of the Company Disclosure Schedules;
(viii)   any Contract with any Person under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar preferential rights with respect to any asset that is material to the business of the Group Companies, taken as a whole;
(ix)   any Contract for the disposition of all or a material portion of the assets or business of any Group Company or for the acquisition by any Group Company of all or a material portion of the assets or business of any other Person (in each case, whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise), in each case under which any Group Company has any continuing Liabilities (including any obligation with respect to an “earn out,” purchase price or other contingent or deferred payment obligation);
(x)   any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any material payments by any Group Company after the date of this Agreement or (B) that imposes or is reasonably likely to impose, at any time in the future, any material non-monetary obligations on any Group Company (or SPAC or any of its Affiliates (other than the Group Companies) after the Closing);
(xi)   any Contracts relating to the licensing of material Intellectual Property by any Group Company to a third-party or by a third-party to any Group Company, in each case, other than (A) licenses for commercially available, off the shelf software used by any Group Company or (B) agreements entered into by the Company or any of its Subsidiaries with customers in the ordinary course of business; and
(xii)   any other Contract the performance of which requires payments either (A) on an annual basis, to or from any Group Company in excess of $1 million, or (B) in the aggregate, to or from any Group Company in excess of $2 million over the life of the agreement.
(b)   Except as would not, individually or in the aggregate, have a Company Material Adverse Effect (i) Each Material Contract is valid and binding on the applicable Group Company and, to the Company’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) the applicable Group Company and, to the Company’s knowledge, the counterparties thereto are not in material breach of, or default under, any Material Contract and (iii) no event has occurred that (with or without due notice or lapse of time or both) would result in a material breach of, or default under, any Material Contract by the applicable Group Company or, to the Company’s knowledge, the counterparties thereto. The Company has made available to SPAC true, correct and complete copies of all Material Contracts in effect as of the date hereof (other than purchase orders, invoices, and similar confirmatory or administrative documents that are ancillary to the main contractual relationship between the parties to a particular Contract or group of Contracts and that, in each case, do not contain any material restrictive covenants, material executory or continuing terms, conditions, obligations or rights).
Section 3.8   Absence of Changes.   During the period beginning on January 1, 2022 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the Transactions, the Group Companies have conducted their businesses in the ordinary course in all material respects.
Section 3.9   Litigation.   There is, and since the Relevant Date there has been, no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Group Companies nor any of their respective properties or assets is subject to any Order.
Section 3.10   Compliance with Applicable Law.
(a)   Except as would not be material, individually or in the aggregate to the Group Companies, taken as a whole, each Group Company i) conducts (and since the Relevant Date has conducted) its business, in all material respects, in accordance with all Laws and Orders applicable to such Group Company and ii) since the Relevant Date, has not received any written communications or, to the Company’s knowledge, any other communications from or on behalf of a Governmental Entity that alleges that such Group Company is not in material compliance with any such Law or Order.
(b)   Except as would not have a Company Material Adverse Effect, all Food Products, and the facilities and operations of each Group Company, are and have been since the Relevant Date in compliance with all applicable Laws, guidelines, and policies issued or implemented by the United States Food and Drug Administration (“FDA”), United States Department of Agriculture (“USDA”), United States Federal Trade Commission (“FTC”), state and local food authorities, and any other Governmental Entity with jurisdiction over the Group Companies and their Food Products, including applicable Laws related to recordkeeping, food storage, food safety, produce safety, hazard analysis and risk-based preventive controls, sanitary transportation of food, food additives, food packaging, food defense, foreign supplier verification, food facility registration, current good manufacturing practices, allergen control, reportable food registry, and food labeling and advertising.
(c)   Except as would not be material, individually or in the aggregate, to the Group Companies, taken as a whole, each Food Product has, since the Relevant Date, complied in all respects with all applicable product labeling requirements and other regulatory requirements, quality control and similar standards, whether contractual, statutory, regulatory or imposed by the Group Companies’ policies or third-party certifying body.
(d)   Except as would not be material, individually or in the aggregate, to the Group Companies, taken as a whole, since the Relevant Date, no Group Company has sold or distributed any Food Products, nor are there any Food Products currently in inventory, which are or were “adulterated” or “misbranded” within the meaning of the U.S. Federal Food, Drug, and Cosmetic Act or other applicable Laws.
(e)   Since the Relevant Date and except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) no Food Product has been the subject of any voluntary or mandatory recall, public notification, or notification to any Governmental Entity, or similar action; (ii) no customer or subsequent purchaser of any Food Product has asserted a claim with respect to any nonconformity of any such Food Product with applicable specifications, warranties, labeling requirements, regulatory requirement, quality control or similar standards, whether contractual, statutory, regulatory or imposed by the Group Companies’ policies or third-party certifying body and (iii) no Group Company has been subject to any adverse food-related inspection identifying critical violations, FDA Form 483, warning letter, facility suspension, or other compliance or enforcement action from or by the FDA, USDA, FTC, state or local food authorities, or any other comparable Governmental Entity, and there are currently no pending or, to the Company’s knowledge, threatened actions of such type or nature.
(f)   The Group Companies are in compliance with all notifications and instructions received from creditors of protected vendors delivered pursuant to Growers’ Lien Laws except for violations that would not have a Company Material Adverse Effect.
Section 3.11   Merger Subs Activities.   Each of the Merger Subs was organized solely for the purpose of entering into this Agreement, the Ancillary Documents, the performance of its covenants and agreements in this Agreement and the Ancillary Documents and consummating the Transactions and has not engaged in any activities or business, other than those incident or related to, or incurred in connection with, its incorporation, its continuing corporate existence or the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions.
Section 3.12   Employee Plans.
(a)   Section 3.12(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans.
(b)   No Group Company maintains, contributes to, or has any material Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; or (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA. No Group Company maintains, contributes to, or has any material Liability with respect to or under a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Group Company has any material Liabilities to provide any retiree or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar law. No Group Company has any material Liabilities under Title IV of ERISA by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.
(c)   Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, each Employee Benefit Plan has been established, maintained, funded and administered in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service. Since the Relevant Date, no Group Company has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.
(d)   Each Employee Plan, and any award thereunder, that is or forms part of a nonqualified deferred compensation plan (within the meaning of and subject to Section 409A of the Code) is in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code.
(e)   There are no pending or, to the Company’s knowledge, threatened in writing, material claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits). With respect to each Employee Benefit Plan, (i) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA), and (ii) all contributions, distributions, reimbursements and premium payments that are due have been timely made, except, in the case of each of clauses (i) and (ii), as is not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(f)   The execution and delivery of this Agreement and the consummation of the Transactions shall not (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies under any Employee Benefit Plan or (ii) accelerate the time of payment, funding or vesting or increase the amount or value of, or result in the forfeiture of, any compensation or benefit under any Employee Benefit Plan to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies.
(g)   The Group Companies have no material obligations to indemnify, reimburse, make-whole or “gross-up” any Person for any Tax or related interest or penalties incurred by such Person imposed under Section 4999 or 409A of the Code.
(h)   All material contributions required to have been made by or on behalf of any of the Group Companies with respect to plans or arrangements maintained or sponsored by a Governmental Entity (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued.
Section 3.13   Environmental Matters.
(a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(i)   the Group Companies are conducting, and in the past five years have conducted, their operations in compliance with all Environmental Laws;
(ii)   in the past five years, the Group Companies have not received any material unresolved notice, citation, summons, order, or complaint from any Governmental Entity with respect to the violation of or Liability under Environmental Laws on behalf of the Group Companies;
(iii)   in the past five years, the Group Companies have not received any material unresolved request for information, notice of claim, demand or other notification that the Group Companies are or may be potentially responsible pursuant to Environmental Laws with respect to any release or threatened release of Hazardous Substances;
(iv)   in the past five years, there has been no Proceeding pending or, to the knowledge of the Company, threatened against any Group Company concerning or relating to compliance with applicable Environmental Laws;
(v)   in the past five years, no Hazardous Substance has been generated, treated, stored, transported, handled, discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released, or exposed to any Person, and no location, property or facility now or previously owned, leased or operated by the Group Companies is contaminated by any Hazardous Substance, in each case by the Group Companies in violation of, or that would reasonably be expected to give rise to Liability of the Group Companies under, any Environmental Law;
(vi)   the Group Companies have not retained or assumed, by Contract or operation of Law, any Liabilities or obligations of third parties under Environmental Law; and
(vii)   to the Company’s knowledge, there are no circumstances related to the operation of the businesses or conditions related to the real property owned or leased by the Group Companies which are reasonably likely to give rise to liability under any Environmental Law.
(b)   The Group Companies have made available to SPAC copies of all material environmental, health and safety reports and documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.
Section 3.14   Intellectual Property.
(a)   Section 3.14(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of all issued, registered or pending Company Registered Intellectual Property as of the date of this Agreement including the applicable jurisdiction, title, application, registration or serial number, date, and record owner, or if different, the legal owner. Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect: (i) no issuance or registration obtained and no application filed by the Group Companies for any Company Registered Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed other than in the ordinary course of business; (ii) all Company Registered Intellectual Property is subsisting and, to the Company’s knowledge, no Company Owned Intellectual Property is invalid and unenforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity)., and (iii) as of the date of this Agreement, there are no Proceedings pending challenging the ownership, validity or enforceability of any Company Owned Intellectual Property, and, to the Company’s knowledge, no such Proceedings are threatened by any Person.
(b)   Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, (i) a Group Company exclusively owns all right, title and interest in and to all Company Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens) and (ii) for all issued Patents owned by the Group Companies, each named inventor on the Patent has assigned their rights to a Group Company. Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, (x) the Company Owned Intellectual Property and the Company Licensed Intellectual Property, to the Company’s knowledge, constitute all of the Intellectual Property Rights used or held for use by the Group Companies in the operation of their respective businesses, and all Intellectual Property Rights necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted (it being understood that this Section 3.14(b)(i) is not a representation or warranty with respect to any infringement, misappropriation or other violations of third-party Intellectual Property Rights) and (y) the Company Registered Intellectual Property, to the Company’s knowledge, is valid, subsisting and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
(c)   Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, (i) each Group Company has taken reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by each Group Company, (ii) without limiting the foregoing, to the knowledge of the Company, each Group Company has not disclosed any trade secrets, know- how or confidential information to any other Person unless such disclosure was under a written non-disclosure agreement containing reasonably appropriate limitations on use, reproduction and disclosure and (iii) to the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information owned by a Group Company, or of any written obligations with respect thereto.
(d)   None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(e)   To the Company’s knowledge, since the Relevant Date, the conduct of the business of the Group Companies does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other Person, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(f)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no Proceeding pending nor has any Group Company received since the Relevant Date any written communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person or (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property.
(g)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) to the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Owned Intellectual Property and

(ii) since the Relevant Date, no Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property.
(h)   Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, each Group Company’s current and former employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Intellectual Property on behalf of the Group Companies has (i) agreed to maintain the confidentiality of the trade secrets and other confidential information of the applicable Group Companies and (ii) assigned to such Group Company by way of present assignment exclusive ownership of all Intellectual Property authored, invented, created, improved, modified, or developed by such Person on behalf of a Group Company in the course of such individual’s employment or other engagement with such Group Company.
Section 3.15   Labor Matters.
(a)   Since the Relevant Date, except as has not (or would not) reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) none of the Group Companies (A) has or has had any Liability for any failure to pay or delinquency in paying any wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses) to their current or former employees and independent contractors under applicable Law, Contract, Employee Benefit Plan or Group Company policy, or any penalties, fines, interest, or other sums, or (B) has or has had any Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company.
(b)   Since the Relevant Date, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN.
(c)   No Group Company is a party to or bound by any CBA and no employees of any Group Company are represented by any labor union, labor organization, works council, employee delegate, representative or other employee collective group with respect to their employment. There is no duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group as a result of the execution and delivery of this Agreement, the Ancillary Documents or the consummation of the Transactions. Since the Relevant Date, there has been no actual or, to the Company’s knowledge, threatened in writing material unfair labor practice charges, material labor grievances, material labor arbitrations, material strikes, lockouts, work stoppages, slowdowns, picketing, handbilling or other material labor disputes against any Group Company. To the Company’s knowledge, since the Relevant Date, there have been no actual, pending or threated labor organizing activities with respect to any employees of any Group Company.
(d)   To the Company’s knowledge, there are no allegations of sexual harassment, or other discrimination or retaliation, against any executive officer or director of the Company (in his or her capacity as such) that, if known to the public, would bring the Company into material disrepute.
(e)   No material employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, work schedule change or reduction in hours, or material reduction in salary or wages, or other material workforce changes affecting employees of the Group Companies has occurred since the date of the Latest Balance Sheet or is currently contemplated, planned or announced, including as a result of COVID- 19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19.

(f)   Since the Relevant Date, the Group Companies have not otherwise experienced any material employment-related Liability with respect to or arising out of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19.
(g)   To the Company’s knowledge, no current employee who is a member of the Company’s executive management team intends to terminate his or her employment prior to the one year anniversary of the Closing. To the Company’s knowledge, no current employee or independent contractor of the Group Companies is in breach of a confidentiality, non-competition, non-solicitation or inventions assignments obligation owed to the Group Companies with respect to such person or entity’s engagement with the Group Companies.
Section 3.16   Insurance.   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement, are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement. As of the date of this Agreement, no claim by any Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.17   Tax Matters.
(a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:
(i)   the Group Companies have prepared and timely filed (taking into account valid extensions of time for filing) all Tax Returns required to have been filed by or with respect to such entities, and all such Tax Returns are true, correct and complete;
(ii)   all Taxes required to be paid by the Group Companies (including Taxes required to be withheld from payments to employees, independent contractors, equity interest holders, creditors or other third parties) have been timely paid, except for Taxes being contested in good faith by appropriate proceedings or for which adequate reserves have been established, in accordance with GAAP, on the Company Financial Statements;
(iii)   no Group Company is the subject of a Tax audit or examination or has been informed in writing by a Tax Authority of the commencement or anticipated commencement of any Tax audit or examination, in each case, that has not been resolved, completed or withdrawn;
(iv)   no Group Company is currently contesting any material Tax liability of any Group Company before any Governmental Entity.
(v)   within the past three (3) years, no claim has been made in writing by any Tax Authority in a jurisdiction in which any Group Company does not file income Tax Returns that it is or may be subject to income Tax or required to file income Tax Returns in that jurisdiction which claim has not been dismissed, closed or otherwise resolved.
(vi)   no Group Company has participated in any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4(b);
(vii)   there are no Liens for Taxes on any assets of the Group Companies other than Permitted Liens;
(viii)   during the two-year period ending on the date of this Agreement, no Group Company has been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code;
(ix)   no Group Company (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was a Group

Company) or (ii) has any Liability for the Taxes of any other Person (other than a Group Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), as a transferee or successor or by Contract (other than any customary indemnification provisions contained in debt documents or any other commercial Contracts entered into in the ordinary course of business, in each case, the principal purpose of which does not relate to Taxes (a “Commercial Tax Agreement”));
(x)   the Company is classified as a corporation for U.S. federal (and applicable state and local) income Tax purposes; and
(xi)   no election has been made to classify Merger Sub II as a corporation for U.S federal (and applicable state and local) income Tax purposes.
(b)   Notwithstanding anything to the contrary in this Agreement, Section 3.12 (Employee Plans) (to the extent expressly related to Taxes) and this Section 3.17 (Tax Matters) contain the sole representations and warranties of the Group Companies concerning Taxes.
Section 3.18   Brokers.   Except for Wells Fargo & Company and Stifel Financial Corp., no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of the Group Companies or any of their respective Affiliates.
Section 3.19   Real and Personal Property.
(a)   Owned Real Property.   The Group Companies hold good and marketable fee simple title to the Owned Real Property, subject to Permitted Liens. With respect to each Owned Real Property: (i) no member of the Group Companies currently leases or otherwise grants to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof.
(b)   Leased Real Property.   Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no ongoing material breach or default by any Group Company or, to the Company’s knowledge, any counterparty under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default under any Real Property Lease or would permit termination of, or a material modification or acceleration thereof, by any counterparty to any Real Property Lease.
(c)   Personal Property.   Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material tangible assets and tangible properties of the Group Companies reflected in the Company Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business or otherwise as permitted by Section 5.1(b) (including as set forth in Section 5.1(b) of the Company Disclosure Schedules) or in accordance with Section 5.1(b).
Section 3.20   Transactions with Affiliates.   Section 3.20 of the Company Disclosure Schedules sets forth all Contracts between any Group Company, on the one hand, and any officer, director, executive, manager, equityholder of more than five percent of the Company Units, or Affiliate, in each case, of the Company, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts solely between or among the Group Companies, (ii) with respect to or otherwise related to a Company Related Party’s (A) employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies or (B) service to any of the Group Companies as a director (or member of a similar governing body), and any ordinary course compensation in connection with any of the foregoing in the preceding clauses (A) and (B), (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) (including as set forth in Section 5.1(b) of the

Company Disclosure Schedules) or entered into in accordance with Section 5.1(b), (iv) Contracts relating to or entered into in connection with a Company Related Party’s status as an equityholder of such Group Company (including the Company Operating Agreement and similar Contracts), (v) commercial agreements entered into in the ordinary course of business on an arm’s length basis and terms that are not individually material to the business of the Group Companies, individually or in the aggregate, or (vi) customary director and officer indemnification agreements that have been made available to SPAC. No Company Related Party (x) owns any material interest in any material asset or property used in any Group Company’s business (other than as an equityholder of the Company), (y) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material supplier, vendor, partner, customer or lessor, or other material business relation, of any Group Company or (C) is a material supplier, vendor, partner, customer or lessor, or other material business relation, of any Group Company.
Section 3.21   Data Privacy and Security.   Since the Relevant Date, (i) to the Company’s knowledge, there has been no unauthorized access to, or use, disclosure, or Processing of Personal Data in the possession or control of any Group Company with regard to any Personal Data obtained from or on behalf of a Group Company, (ii) to the Company’s knowledge, there have been no unauthorized intrusions, attacks or breaches of security into any Company IT Systems, and (iii) none of the Group Companies has notified or been required to notify any Person of any (A) loss, theft or damage of, or (B) other unauthorized or unlawful access to, or use, disclosure or other Processing of, Personal Data, except, in each case of clauses (i), (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, each Group Company owns or has licenses, leases, subscriptions or other contractual rights to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) to the Company’s knowledge, all Company IT Systems are free from any defect, bug, virus or programming, design or documentation error and (ii) since the Relevant Date, there have not been any failures, breakdowns or continued substandard performance of any Company IT Systems that have caused a failure or disruption of the Company IT Systems other than routine failures or disruptions that have been remediated in the ordinary course of business.
Section 3.22   Certain Business Practices.   Except as would not, individually or in the aggregate, be material to the Group Companies, taken as a whole:
(a)   None of the Group Companies, any of their respective officers, directors, or employees or, to the Company’s knowledge, any of their other Representatives, or any other Persons acting for or on behalf of any of the foregoing, since the Relevant Date, (i) has been a Sanctioned Person, (ii) has transacted any business with or for the direct or knowing indirect benefit of any Sanctioned Person in violation of applicable Sanctions or (iii) has otherwise violated any applicable Sanctions, Ex-Im Laws, or anti-boycott Laws.
(b)   None of the Group Companies, any of their respective officers, directors or employees or, to the Company’s knowledge, any of their other Representatives, or any other Persons acting for or on behalf of any of the foregoing has, since the Relevant Date, (i) made, offered, promised, paid or received any unlawful bribes, kickbacks, or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate for any improper purpose or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment in violation of any Anti-Corruption Laws.
(c)   The Group Companies have instituted and maintained policies and procedures designed to ensure compliance with the Anti- Corruption Laws, Sanctions, and Ex-Im Laws in each jurisdiction in which any such entity operates.
(d)   To the Company’s knowledge, no Group Company has, since the Relevant Date, been the subject of any voluntary disclosure, investigation, prosecution or enforcement action by any Governmental Entity related to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

Section 3.23   Customers and Suppliers.
(a)   Section 3.23(a) of the Company Disclosure Schedule lists the Group Companies’ top ten customers by Dollar sales volume during the fiscal year ended December 31, 2021 (each, a “Material Customer”). Since January 1, 2022, no Material Customer has terminated or materially modified (in a manner materially adverse to the Group Companies), or communicated in writing to the Group Companies its intention to terminate or materially modify (in a manner materially adverse to the Group Companies), its relationship with the Group Companies.
(b)   Section 3.23(b) of the Company Disclosure Schedule lists the Group Companies’ top ten suppliers by Dollar volume of purchases during the fiscal year ended December 31, 2021 (each, a “Material Supplier”). Since January 1, 2022, no Material Supplier has terminated or materially modified (in a manner materially adverse to the Group Companies), or communicated in writing to the Group Companies its intention to terminate or materially modify (in a manner materially adverse to the Group Companies), its relationship with the Group Companies.
Section 3.24   Information Supplied.   None of the information of the Group Companies included or incorporated by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the Pre-Closing SPAC Stockholders or at the time of the SPAC Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that, notwithstanding the foregoing provisions of this Section 3.24, no representation or warranty is made by the Company or Merger Subs with respect to any information or statements included or incorporated by reference in the Registration Statement/Proxy Statement supplied by or on behalf of SPAC for use therein.
Section 3.25   Investment Company Act.   The Company is not required to register as an “investment company” within the meaning of the Investment Company Act.
Section 3.26   Company Expenses.   Section 3.26 of the Company Disclosure Schedules sets forth the Company’s good faith reasonable estimates of all Company Expenses as of the date of this Agreement.
Section 3.27   Investigation; No Other Representations.   In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each of the Company and Merger Subs has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of SPAC, any SPAC Non-Party Affiliate or any other Person, either express or implied.
Section 3.28   PIPE Financing.   The Company has delivered to SPAC a true, correct and complete copy of the fully executed Company PIPE Subscription Agreements as in effect as of the date hereof, each of which is substantially in the form attached hereto as Exhibit A-1, pursuant to which the applicable PIPE Investors have collectively committed, on the terms and subject to the conditions therein, to purchase an aggregate of 2,850,000 Company Common Shares for $10.00 per share. Each of the Company PIPE Subscription Agreements is, as of the date hereof, in full force and effect (assuming, with respect to each PIPE Investor, that each such Company PIPE Subscription Agreement has been duly authorized, executed and delivered by each applicable PIPE Investor), and as of the date hereof, none of the Company PIPE Subscription Agreements have been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and, to the Company’s knowledge, no such amendment or modification is contemplated as of the date hereof. Except as has not and would not reasonably be expected to cause any of the conditions to a PIPE Investor’s obligation to purchase Company Common Shares under the applicable Company PIPE Subscription Agreement to not be satisfied, as of the date hereof, the Company is not in breach of any of the representations or warranties of the Company or terms or conditions set forth in any of the Company PIPE Subscription Agreements. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a material breach, default or failure to satisfy any condition precedent to a PIPE Investor’s obligation to purchase Company Common Shares set forth therein (assuming the accuracy of the representations and warranties of SPAC set forth in this Agreement and, with respect to each PIPE Investor, the accuracy of the representations and warranties of such PIPE

Investor set forth in the applicable Company PIPE Subscription Agreement). As of the date hereof, assuming the accuracy of the representations and warranties contained in Article 4 in all material respects and, with respect to each PIPE Investor, the representations and warranties of such PIPE Investor in the applicable Company PIPE Subscription Agreement in all material respects, the performance by SPAC of its covenants, agreements and obligations to be performed at or prior to the Closing hereunder in all material respects and, with respect to each PIPE Investor, the performance by such PIPE Investor of its covenants, agreements and obligations under the applicable Company PIPE Subscription Agreement in all material respects, the Company (i) has no knowledge that any event has occurred that (with or without notice or lapse of time, or both) would constitute a material breach or default under any of the Company PIPE Subscription Agreements, (ii) has no knowledge of any fact, event or other occurrence that makes any of the representations or warranties of the Company in any of the Company PIPE Subscription Agreements inaccurate in any material respect and (iii) has no knowledge that any of the conditions to the consummation of the transactions contemplated by the Company PIPE Subscription Agreements will not be satisfied when required thereunder or that the transaction proceeds contemplated by the Company PIPE Subscription Agreements will not be made available when required thereunder. As of the date of this Agreement, no PIPE Investor has notified the Company in writing of its intention to terminate all or any portion of the Subscribed Shares (as defined in the Company PIPE Subscription Agreements) or not provide the financing contemplated thereunder. Other than as set forth in the Company PIPE Subscription Agreements delivered to SPAC in connection with the execution of this Agreement, (A) there are no conditions precedent or contingencies to the obligations of the parties under the Company PIPE Subscription Agreements to make the full amount of the PIPE Financing available to the Company on the terms therein, and (B) to the knowledge of the Company, there are no side letters or other agreements, understandings, contracts or arrangements (written, oral or otherwise) related to the Company PIPE Subscription Agreements or the PIPE Financing with respect thereto, other than those entered into with the placement agents of the PIPE Financing with respect thereto.
Section 3.29   EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EACH OF THE COMPANY AND MERGER SUBS, ON ITS OWN BEHALF AND ON BEHALF OF ITS REPRESENTATIVES, ACKNOWLEDGES, REPRESENTS, WARRANTS AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN Article 4 OR THE ANCILLARY DOCUMENTS TO WHICH COMPANY OR MERGER SUBS, AS APPLICABLE, IS OR WILL BE A PARTY, NONE OF SPAC, ANY SPAC NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND EACH OF THE COMPANY AND MERGER SUBS EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF SPAC THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF SPAC BY THE MANAGEMENT OR ON BEHALF OF SPAC OR OTHERS IN CONNECTION WITH THE TRANSACTIONS OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR MERGER SUBS OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS. IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF SPAC ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF SPAC, ANY SPAC NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY, MERGER SUBS OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES RELATING TO SPAC
Subject to Section 8.8, except (a) as set forth on the SPAC Disclosure Schedules, or (b) as set forth in any SPAC SEC Reports filed at least three Business Days prior to the date hereof (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), SPAC hereby represents and warrants to the Company and Merger Subs as follows:
Section 4.1   Organization and Qualification.   SPAC is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. The Governing Documents of SPAC are in full force and effect and SPAC is not in material breach or violation of any provision set forth in its Governing Documents.
Section 4.2   Authority.   SPAC has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. Subject to the receipt of the SPAC Stockholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which SPAC is or will be a party and the consummation of the Transactions have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of SPAC. This Agreement has been and each Ancillary Document to which SPAC is or will be a party will be, upon execution thereof, duly and validly executed and delivered by SPAC and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of SPAC (assuming this Agreement has been and the Ancillary Documents to which SPAC is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto), enforceable against SPAC in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). At a meeting of the stockholders of SPAC duly called by the SPAC Board and held for such purpose and at which a quorum (in accordance with SPAC’s Governing Documents) is present: (I) the Business Combination Proposal shall require approval by the affirmative votes of (x) a majority of the outstanding SPAC Shares, voting together as single class, and (y) a majority of the SPAC Class B Shares, voting separately as a single class; (II) the Nasdaq Proposal shall require approval by a majority of the votes cast on the Nasdaq Proposal; and (III) the Other Transaction Proposals shall require approval by an affirmative vote of the holders of a majority of the outstanding SPAC Shares present or duly represented by proxy at such stockholders meeting. The SPAC Stockholder Approval and the SPAC Sponsor Consent are the only votes or consents of the holders of any class or series of Equity Securities of SPAC required to approve and adopt this Agreement, the Ancillary Documents to which SPAC is or is contemplated to be a party, the performance of the SPAC’s obligations hereunder and thereunder and the consummation of the Transactions (including the SPAC Merger and the LLC Merger). The SPAC Board has unanimously approved this Agreement, the Ancillary Documents to which SPAC is or will be a party and the consummation of the Transactions (including the SPAC Merger and the LLC Merger) and recommended, among other things, approval and adoption of this Agreement, the Ancillary Documents to which SPAC is or will be a party and the consummation of the Transactions (including the SPAC Merger and the LLC Merger) by the holders of SPAC Shares entitled to vote thereon.
Section 4.3   Consents and Requisite Governmental Approvals; No Violations.
(a)   No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of SPAC with respect to SPAC’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the Transactions, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the Transactions, (iii) such filings with and approvals of Nasdaq to permit the Company Common Shares to be issued in connection with the Transactions to be listed on Nasdaq or in order to deregister the SPAC Shares following the Closing, (iv) the filing of (A) the Certificate of Conversion, (B) the

SPAC Merger Certificate of Merger and (C) the LLC Merger Certificate of Merger, (v) the SPAC Stockholder Approval, or (vi) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.
(b)   None of the execution or delivery by SPAC of this Agreement nor any Ancillary Document to which it is or will be a party, the performance by SPAC of its obligations hereunder or thereunder nor the consummation by SPAC of the Transactions will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Governing Documents of SPAC, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration (with or without notice) under, any of the terms, conditions or provisions of any material Contract to which SPAC is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which SPAC or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of SPAC, except in the case of any of clauses (ii) through (iv) above, as would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.
Section 4.4   Brokers.   Except for the Persons set forth on Section 4.4 of the SPAC Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SPAC or any of its Affiliates. True, correct and complete copies of the engagement agreements in effect as of the date hereof with the Persons set forth on Section 4.4 of the SPAC Disclosure Schedules have been provided to the Company prior to the execution of this Agreement.
Section 4.5   Information Supplied.   None of the information supplied or to be supplied by or on behalf of SPAC expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the Pre-Closing SPAC Stockholders or at the time of the SPAC Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that, notwithstanding the foregoing provisions of this Section 4.5, no representation or warranty is made by SPAC with respect to any other information or statements included or incorporated by reference in the Registration Statement/Proxy Statement, including any such information or statements that were supplied by or on behalf of the Company or Merger Subs for use therein.
Section 4.6   Capitalization of SPAC.
(a)   Section 4.6(a) of the SPAC Disclosure Schedules sets forth a true, correct and complete statement of the number and class or series (as applicable) of the issued and outstanding SPAC Shares and the number of issued and outstanding SPAC Warrants, in each case, prior to giving effect to the PIPE Financing, the SPAC Stockholder Redemption and the transactions contemplated by the Sponsor Support Agreement. All issued and outstanding SPAC Shares have been duly authorized and validly issued and are fully paid and non-assessable. All outstanding Equity Securities of SPAC (i) were not issued in violation of the Governing Documents of SPAC or in violation of any other Contracts to which SPAC is a party or by which it is otherwise bound, and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of SPAC) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the SPAC Shares and SPAC Warrants set forth on Section 4.6(a) of the SPAC Disclosure Schedules (assuming that no SPAC Stockholder Redemptions are effected), immediately prior to Closing and before giving effect to the PIPE Financing and the transactions contemplated by the Sponsor Support Agreement, there are no other Equity Securities of SPAC issued and outstanding.

(b)   Except as expressly contemplated by the PIPE Subscription Agreements or as issued, granted or entered into, as applicable, in accordance with Section 5.9, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require SPAC to, and there is no obligation to SPAC to, issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of SPAC.
(c)   Other than as set forth on Section 4.6(c) of the SPAC Disclosure Schedule and, except as permitted by Section 5.9(b), SPAC has no Subsidiaries and does not own or hold, directly or indirectly, any Equity Securities in any Person or the right to acquire any such Equity Security, and SPAC is not a partner, member or similar participant of or in any partnership, limited liability company or similar business entity. No Subsidiary of SPAC owns or holds, directly or indirectly, any Equity Securities in SPAC or the right to acquire any such Equity Security.
(d)   There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of SPAC Shares may vote. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any SPAC’s Equity Securities between SPAC and any other Person. SPAC is not a party to any shareholders agreement or registration rights agreement relating to SPAC Shares or any other Equity Securities of SPAC. There are no securities issued by or to which SPAC is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the Transactions, in each case, that have not been or will not be waived on or prior to the Closing Date.
(e)   Section 4.6(e) of the SPAC Disclosure Schedules sets forth a list of all indebtedness for borrowed money of SPAC as of the date of this Agreement, including the principal amount of such indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.
(f)   All outstanding SPAC Shares have been offered, sold and issued in compliance with applicable Law, including Securities Laws, in all material respects.
Section 4.7   SEC Filings.   SPAC has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “SPAC SEC Reports”). Each of the SPAC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes- Oxley Act and any rules and regulations promulgated thereunder) applicable to the SPAC SEC Reports. As of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, the SPAC SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Reports.
Section 4.8   Trust Account.   As of the date of this Agreement, SPAC has an amount in cash in the Trust Account equal to at least $250,000,000.00. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated August 5, 2021 (the “Trust Agreement”), between SPAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect or, to SPAC’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing SPAC Stockholders who shall have elected to redeem their SPAC Class A Shares pursuant to the Governing Documents of SPAC or (iii) if SPAC fails to complete a business combination within the allotted time period set forth in the Governing Documents of SPAC and liquidates the Trust Account, subject to the terms of the Trust Agreement, SPAC (in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of SPAC) and then the Pre-Closing SPAC Stockholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of SPAC and the Trust Agreement. As of the date of this Agreement, SPAC is not in material default, or delinquent in performance in any material respect in connection with the Trust Agreement, and, to SPAC’s knowledge, as of the date hereof, no event has occurred which (with due notice or lapse of time or both) would constitute a material default under the Trust Agreement. As of the date of this Agreement, there are no Proceedings pending with respect to the Trust Account. Since August 5, 2021, SPAC has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the Transactions (including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing SPAC Stockholders who have elected to redeem their SPAC Class A Shares pursuant to the Governing Documents of SPAC, each in accordance with the terms of and as set forth in the Trust Agreement), SPAC shall have no further obligation under either the Trust Agreement or the Governing Documents of SPAC to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.
Section 4.9   No SPAC Material Adverse Effect.   During the period beginning on the SPAC Formation Date and ending on the date of this Agreement, no SPAC Material Adverse Effect has occurred.
Section 4.10   Material Contracts.
(a)   Section 4.10(a) of the SPAC Disclosure Schedules sets forth a list of all material Contracts to which SPAC is a party or by which any of its assets is bound as of the date hereof.
(b)   Each Contract of a type required to be listed on Section 4.10(a) of the SPAC Disclosure Schedules (each, a “SPAC Material Contract”), (i) is valid and binding on SPAC and, to SPAC’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against SPAC and, to SPAC’s knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) SPAC and, to SPAC’s knowledge, the counterparties thereto are not in material breach of, or default under, any SPAC Material Contract and (iii) no event has occurred that (with or without due notice or lapse of time or both) would result in a material breach of, or default under, any SPAC Material Contract by SPAC or, to SPAC’s knowledge, the counterparties thereto. SPAC has made available to the Company true, correct and complete copies of all SPAC Material Contracts in effect as of the date hereof (it being understood and agreed, for the avoidance of doubt, that each SPAC Material Contract set forth in any SPAC SEC Report that is publicly available as of the date hereof shall be deemed to have been made available to the Company pursuant to this sentence).
Section 4.11   Transactions with Affiliates.   Section 4.11 of the SPAC Disclosure Schedules sets forth all Contracts between (a) SPAC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the SPAC Sponsor) or Affiliate of SPAC or the SPAC Sponsor or any family member of the same household of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “SPAC Related Party”), other than (i) Contracts with respect to or otherwise related to a SPAC Related Party’s employment with, or the provision of services to, SPAC (including benefit plans, indemnification arrangements and other ordinary course compensation), (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.9 or entered into in accordance with Section 5.9, (iii) Contracts with respect to a SPAC equityholder’s status as an equityholder of SPAC and (iv) customary director and officer indemnification agreements that have been made available to the Company. No SPAC Related Party (A) owns any interest in any material asset or property used in the business of SPAC or (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person that is a material client, supplier, vendor, partner, customer or lessor, or other material business relation, of SPAC. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.11 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 4.11) are referred to herein as “SPAC Related Party Transactions.”
Section 4.12   Litigation.   As of the date of this Agreement, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to SPAC’s knowledge, threatened against SPAC that, if adversely decided or resolved, would be material to SPAC. As of the date of this Agreement, neither SPAC nor any of its respective properties or assets is subject to any Order. As of the date of this Agreement, there are (and since the SPAC Formation Date through the date of this Agreement, there have been) no material Proceedings by SPAC pending against any other Person.
Section 4.13   Compliance with Applicable Law.   Except as would not, individually or in the aggregate be material to SPAC, SPAC is (and since its organization, incorporation or formation, as applicable, has been) in compliance with all applicable Laws and as of the date hereof, has not received any written communications or, to SPAC’s knowledge, any other communications from or on behalf of a Governmental Entity that alleges that SPAC is not in material compliance with any applicable Law or Order.
Section 4.14   SPAC’s Business Activities.   Since its incorporation, SPAC has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except for this Agreement or the Ancillary Documents or as set forth in SPAC’s Governing Documents, there is no Contract binding upon SPAC or to which SPAC is party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it (including, in each case, following the Closing). Except for this Agreement and the Ancillary Documents and the Transactions, SPAC has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination (as defined in SPAC’s Governing Documents).
Section 4.15   Internal Controls; Listing; Financial Statements.
(a)   Except as is not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC financial statements for external purposes in accordance with GAAP and (ii) SPAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and principal financial officer by others within SPAC.
(b)   SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC.
(c)   Since its initial public offering, SPAC has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding SPAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no Proceeding pending or, to SPAC’s knowledge, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister SPAC Class A Shares or prohibit or terminate the listing of SPAC Class A Shares on Nasdaq. As of the date hereof, SPAC has not taken any action that is designed to terminate the registration of SPAC Class A Shares under the Exchange Act.

(d)   The SPAC SEC Reports contain true, correct and complete copies of the applicable SPAC Financial Statements. The SPAC Financial Statements (i) fairly present in all material respects the financial position of SPAC as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto) and (iii) in the case of the audited SPAC Financial Statements, were audited in accordance with the standards of the PCAOB.
(e)   SPAC has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SPAC’s and its Subsidiaries’ assets. SPAC maintains and, for all periods covered by the SPAC Financial Statements, has maintained books and records of SPAC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SPAC in all material respects.
(f)   Since its incorporation, SPAC has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of SPAC, (ii) a “material weakness” in the internal controls over financial reporting of SPAC or (iii) fraud, whether or not material, that involves management or other employees of SPAC who have a significant role in the internal controls over financial reporting of SPAC.
Section 4.16   No Undisclosed Liabilities.   Except for the Liabilities (a) set forth in Section 4.16 of the SPAC Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions (including, for the avoidance of doubt, the payment of any SPAC Expenses) (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.16 of the SPAC Disclosure Schedules), (c) set forth on the face of or disclosed in the SPAC Financial Statements included in the SPAC SEC Reports, or (d) that have arisen since the date of the most recent balance sheet included in the SPAC SEC Reports and either are incurred in the ordinary course of business or immaterial and incurred in connection with activities that are administrative or ministerial in nature (and in each case, none of which relate to a Liability for material breach of contract, material breach of warranty, tort, infringement or material violation of Law), SPAC does not have any Liabilities.
Section 4.17   Employees.   Except as set forth on Section 4.17 of the SPAC Disclosure Schedules, and other than any executive officers or directors as described in the SPAC SEC Reports, as of the date of this Agreement, (a) SPAC has never employed any employees or retained any independent contractors, consultants or other individual service providers and (b) SPAC has never maintained, sponsored, contributed to or had any direct or indirect Liability under, and does not currently maintain, sponsor, contribute to or have any direct or indirect Liability under, any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), equity or equity-based, deferred compensation, severance, retention, change in control, bonus, incentive, retirement, retiree or post-employment welfare, vacation, and other benefit or compensatory plan, program, policy or Contract. SPAC has no obligations to indemnify, reimburse, make-whole or “gross-up” any person for any Tax or related interest or penalties incurred by such person imposed under Section 4999 or 409A of the Code.
Section 4.18   Tax Matters.
(a)   Except as would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect:

(i)   SPAC has prepared and timely filed (taking into account valid extensions of time for filing) all Tax Returns required to have been filed by or with respect to it, and all such Tax Returns are true, correct and complete;
(ii)   all Taxes required to be paid by SPAC (including Taxes required to be withheld from payments to employees, independent contractors, shareholders, creditors or other third parties) have been timely paid, except for Taxes being contested in good faith by appropriate proceedings or for which adequate reserves have been established, in accordance with GAAP, on the SPAC Financial Statements;
(iii)   SPAC is not the subject of a Tax audit or examination and has not been informed in writing by a Tax Authority of the commencement or anticipated commencement of any Tax audit or examination, in each case, that has not been resolved, completed or withdrawn;
(iv)   SPAC is not currently contesting any material Tax liability before any Governmental Entity;
(v)   since its incorporation on February 4, 2021, no claim has been made in writing by any Tax Authority in a jurisdiction in which SPAC does not file income Tax Returns that it is or may be subject to income Tax or required to file income Tax Returns in that jurisdiction which claim has not been dismissed, closed or otherwise resolved;
(vi)   SPAC has not participated in any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4(b);
(vii)   there are no Liens for Taxes on any assets of SPAC other than Permitted Liens;
(viii)   SPAC has never been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code; and
(ix)   SPAC (i) has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was SPAC) and (ii) does not have any Liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), as a transferee or successor or by Contract (other than any customary indemnification provisions contained in any Commercial Tax Agreement).
(b)   Notwithstanding anything to the contrary in this Agreement, Section 4.17 (Employees) (to the extent expressly related to Taxes) and Section 4.18 (Tax Matters) contain the sole representations and warranties of SPAC concerning Taxes.
Section 4.19   Certain Business Practices. Except as would not, individually or in the aggregate, be material to the SPAC:
(a)   None of SPAC, any of its respective officers, directors or employees or, to SPAC’s knowledge, any of its other Representatives, or any other Persons acting for or on behalf of any of the foregoing, since the SPAC Formation Date, (i) has been a Sanctioned Person, (ii) has transacted any business with or for the direct or knowing indirect benefit of any Sanctioned Person in violation of applicable Sanctions or (iii) has otherwise violated any applicable Sanctions, Ex-Im Laws, or anti-boycott Laws.
(b)   None of SPAC, any of its respective officers, directors or employees or, to SPAC’s knowledge, any of its other Representatives, or any other Persons acting for or on behalf of any of the foregoing, since the SPAC Formation Date, (i) has made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) has made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate for any improper purpose or (iii) has otherwise made, offered, received, authorized, promised or paid any improper payment in violation of any Anti-Corruption Laws.
(c)   To SPAC’s knowledge, SPAC has not, since the SPAC Formation Date, been the subject of any voluntary disclosure, investigation, prosecution or enforcement action by any Governmental Entity related to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

Section 4.20   Investment Company Act.   SPAC is not required to register as an “investment company” within the meaning of the Investment Company Act.
Section 4.21   Transaction Expenses.   Section 4.21 of the SPAC Disclosure Schedules sets forth SPAC’s good faith reasonable estimates of all SPAC Expenses as of the date of this Agreement.
Section 4.22   PIPE Financing.   SPAC has delivered to the Company a true, correct and complete copy of the fully executed SPAC PIPE Subscription Agreements as in effect as of the date hereof, each of which is substantially in the form attached hereto as Exhibit A-2, pursuant to which the PIPE Investors have collectively committed, on the terms and subject to the conditions therein, to purchase an aggregate of 22,150,000 SPAC Class A Shares for $10.00 per share. Each of the SPAC PIPE Subscription Agreements is, as of the date hereof, in full force and effect (assuming, with respect to each PIPE Investor, that each such SPAC PIPE Subscription Agreement has been duly authorized, executed and delivered by each applicable PIPE Investor), and as of the date hereof, none of the SPAC PIPE Subscription Agreements have been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and, to SPAC’s knowledge, no such amendment or modification is contemplated as of the date hereof. Except as has not and would not reasonably be expected to cause any of the conditions to a PIPE Investor’s obligation to purchase SPAC Shares under the applicable SPAC PIPE Subscription Agreement to not be satisfied, as of the date hereof, SPAC is not in breach of any of the representations or warranties of SPAC or terms or conditions set forth in any of the SPAC PIPE Subscription Agreements. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a material breach, default or failure to satisfy any condition precedent to a PIPE Investor’s obligation to purchase SPAC Shares set forth therein (assuming the accuracy of the representations and warranties of the Company set forth in this Agreement and, with respect to each PIPE Investor, the accuracy of the representations and warranties of such PIPE Investor set forth in the applicable SPAC PIPE Subscription Agreement). As of the date hereof, assuming the accuracy of the representations and warranties contained in Article 3 in all material respects and, with respect to each PIPE Investor, the representations and warranties of such PIPE Investor in the applicable SPAC PIPE Subscription Agreement in all material respects, the performance by the Company of its covenants, agreements and obligations to be performed at or prior to the Closing hereunder in all material respects and, with respect to each PIPE Investor, the performance by such PIPE Investor of its covenants, agreements and obligations under the applicable SPAC PIPE Subscription Agreement in all material respects, SPAC (i) has no knowledge that any event has occurred that (with or without notice or lapse of time, or both) would constitute a material breach or default under any of the SPAC PIPE Subscription Agreements, (ii) has no knowledge of any fact, event or other occurrence that makes any of the representations or warranties of SPAC in any of the SPAC PIPE Subscription Agreements inaccurate in any material respect and (iii) has no knowledge that any of the conditions to the consummation of the transactions contemplated by the SPAC PIPE Subscription Agreements will not be satisfied when required thereunder or that the transaction proceeds contemplated by the SPAC PIPE Subscription Agreements will not be made available when required thereunder. As of the date of this Agreement, no PIPE Investor has notified SPAC in writing of its intention to terminate all or any portion of the Subscribed Shares (as defined in the SPAC PIPE Subscription Agreements) or not provide the financing contemplated thereunder. Other than as set forth in the SPAC PIPE Subscription Agreements delivered to the Company in connection with the execution of this Agreement, (A) there are no conditions precedent or contingencies to the obligations of the parties under the SPAC PIPE Subscription Agreements to make the full amount of the PIPE Financing available to SPAC on the terms therein, and (B) to the knowledge of SPAC, there are no side letters or other agreements, understandings, contracts or arrangements (written, oral or otherwise) related to the SPAC PIPE Subscription Agreements or the PIPE Financing with respect thereto, other than those entered into with the placement agents of the PIPE Financing with respect thereto.
Section 4.23   Investigation; No Other Representations.   In entering into this Agreement and the Ancillary Documents to which it is or will be a party, SPAC has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, Merger Subs, any Company Non-Party Affiliate or any other Person, either express or implied.
SECTION 4.24   EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC, THE SPAC SPONSOR OR

ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 3 OR THE ANCILLARY DOCUMENTS TO WHICH IT OR THE SPAC SPONSOR, AS APPLICABLE, IS OR WILL BE A PARTY, NONE OF THE COMPANY, MERGER SUBS, ANY COMPANY NON-PARTY AFFILIATE, ANY COMPANY MEMBER OR ANY OTHER PERSON MAKES, AND SPAC EXPRESSLY DISCLAIMS, ON BEHALF OF ITSELF, THE SPAC SPONSOR AND THEIR RESPECTIVE REPRESENTATIVES, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO SPAC, THE SPAC SPONSOR OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY OR ON BEHALF OF THE MANAGEMENT OF THE GROUP COMPANIES OR OTHERS IN CONNECTION WITH THE TRANSACTIONS OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC, THE SPAC SPONSOR, ANY SPAC NON-PARTY AFFILIATE OR ANY OF THEIR RESPECTIVE REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS. IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY OF THE GROUP COMPANIES ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, MERGER SUBS OR ANY COMPANY NON-PARTY AFFILIATE, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SPAC, THE SPAC SPONSOR, ANY SPAC NON-PARTY AFFILIATE OR ANY OF THEIR REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS.
ARTICLE 5
COVENANTS
Section 5.1   Conduct of Business of the Group Companies.
(a)   Subject to Section 5.1(c), from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause the other Group Companies to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, any Governmental Entity or any Contract to which a Group Company is party, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by SPAC (such consent not to be unreasonably withheld, conditioned or delayed) use commercially reasonable efforts to (i) operate the Group Companies in the ordinary course of business in all material respects and (ii) maintain and preserve intact, in all material respects, the business organization, assets, properties and material business relations of the Group Companies, taken as a whole; provided that taking any action that is permitted by an exception to Section 5.1(b) (including, for the avoidance of doubt, any exceptions in Section 5.1(b) of the Company Disclosure Schedules) shall be deemed to not be a breach of this Section 5.1(a).
(b)   Without limiting the generality of the foregoing, and subject to Section 5.1(c), from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall and shall cause the other Group Companies to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, any Governmental Entity or any Contract to which a Group Company is party, as set forth on Section 5.1(b) of the Company Disclosure Schedules, or as consented to in writing by SPAC (such consent not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i)   declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of the Company or repurchase, redeem or otherwise acquire any outstanding Equity Securities of the Company, other than repurchases, redemptions or other acquisitions of Equity Securities as required by or, in the case of any employees of the Group Companies following termination of his or her employment, permitted by the terms of the Employee Benefit Plans and Company Equity Plans;
(ii)   (A) merge, consolidate or combine the Company with any Person (other than any such transaction solely involving Group Companies), or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof (other than any such transaction solely involving Group Companies);
(iii)   adopt any amendments, supplements, restatements or modifications to the Governing Documents of any Group Company;
(iv)   other than pursuant to a Contract that is in effect as of the date hereof and that has been made available to SPAC, (A) sell, assign, abandon, lease, exclusively license or otherwise dispose of any material assets or properties of the Group Companies, or (B) create, subject or incur any Lien (other than any Permitted Liens) on any assets or properties of the Group Companies;
(v)   issue or grant any Company Equity Award, other than as contemplated by the terms of an existing Employee Benefit Plan as in effect on the date of this Agreement;
(vi)   except (A) as required under the existing terms of any Employee Benefit Plan of any Group Company that is set forth on Section 3.12(a) of the Company Disclosure Schedules or (B) as required by any applicable Law, (1) adopt, enter into, terminate or materially amend or modify any material Employee Benefit Plan of any Group Company or any other material benefit or compensation plan, policy, program, agreement, trust, fund or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (2) materially increase or decrease the compensation payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, in each case with annual base compensation in excess of $150,000, (3) accelerate, by any action or omission of any Group Company, any payment, right to payment, vesting or benefit, or the funding of any payment, right to payment, vesting or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company or (4) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company in each case with annual base compensation in excess of $150,000;
(vii)   materially modify, extend, terminate, negotiate or enter into any CBA or recognize or certify any labor union, works council, or other labor organization or group of employees of the Group Companies as the bargaining representative for any employees of the Group Companies;
(viii)   issue or grant any Equity Securities (other than as permitted by Section 5.1(b)(v)) of any Group Company, other than (A) Equity Securities issued pursuant to offer letters or similar Contracts in effect as of the date hereof and provided to SPAC, (B) Equity Securities issued to a Group Company, (C) the issuance by any Group Company of any of its Equity Securities upon the exercise or settlement of, as applicable, any Company Equity Awards outstanding as of the date of this Agreement (or otherwise permitted to be granted or issued hereunder) in accordance with the terms of the applicable Company Equity Plan and the underlying grant, award or similar agreement ,or (D) issuance of Equity Securities to Company Members not to exceed $25 million in the aggregate to fund capital expenditures;
(ix)   incur, create or assume any indebtedness for borrowed money to a third party in excess of $5 million in the aggregate;

(x)   enter into any Contract with any broker, finder, investment bank or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;
(xi)   except for entries, modifications, amendments, waivers or terminations in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under or terminate (excluding any termination for breach by the counterparty(ies) or expiration in accordance with its terms), any Contract required to be disclosed on Section 3.7(a) of the Company Disclosure Schedules or any material Real Property Lease (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract or Real Property Lease pursuant to its terms);
(xii)   abandon, dedicate to the public domain, permit to lapse, sell, assign, or exclusively license any material Company Owned Intellectual Property to any Person (other than in the ordinary course of business);
(xiii)   hire, engage, terminate (without cause), furlough, or temporarily lay off, or enter into any employment agreement with, any employee, individual independent contractor or other service provider of any Group Company in each case with annual base compensation in excess of $150,000;
(xiv)   incur or approve Company Expenses in excess of $21.738 million in the aggregate (other than, for the avoidance of doubt, the grant or issuance of any Equity Securities of any Company permitted by Section 5.1(b)(v) or Section 5.1(b)(viii)) to any Person that would (either alone or combined with one or more additional circumstances, matters or events) become payable as a result of the Transactions;
(xv)   except in the ordinary course of business consistent with past practice and in amounts that are immaterial in the aggregate, make any loans, advances or capital contributions to, or guarantees for the benefit of, any Person, other than (A) between the Company and any of its Subsidiaries or between any Subsidiaries of the Company and (B) the reimbursement of immaterial expenses of employees and other service providers in the ordinary course of business;
(xvi)   subject to Section 5.2(d), enter into any settlement agreement or similar Contract the performance of which would involve the payment by a Group Company in excess of $2 million individually or $5 million in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material non-monetary obligations on any Group Company;
(xvii)   authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of (A) complete or partial liquidation, dissolution or restructuring involving any Group Company (other than a Group Company with no material operations) or (B) recapitalization, reorganization or similar transaction involving any Group Company;
(xviii)   implement or announce any closings, employee layoffs, furloughs, reductions-in-force, reduction in terms and conditions of employment, or other personnel actions that could implicate the WARN Act;
(xix)   (A) except in the ordinary course of business consistent with past practice (1) make, change or revoke any material election concerning Taxes (including, for the avoidance of doubt, making any U.S. federal income Tax entity classification election pursuant to Treasury Regulations Section 301.7701-3(c) with respect to the Company or Merger Sub II), (2) change or otherwise modify any material method of accounting for Tax purposes, or (B) enter into any Tax closing agreement or settle any material Tax claim or assessment for an amount materially in excess of the amounts accrued or reserved with respect thereto;
(xx)   change any Group Company’s methods of financial accounting in any material respect, other than changes required by a change in GAAP or Law or that are made in accordance with PCAOB standards; or

(xxi)   enter into any Contract to take, or cause to be taken, any of the actions prohibited by this Section 5.1.
(c)   Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give SPAC, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing and (ii) any action taken, or omitted to be taken, by any Group Company to the extent that such act or omission is required to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 or any other pandemic or public health crisis shall in no event be deemed to constitute a breach of this Section 5.1 and (iii) any action taken, or omitted to be taken, by any Group Company to the extent reasonably determined by a Group Company to be necessary and advisable in response to COVID-19, after reasonably consulting with SPAC, shall not be deemed to constitute a breach of this Section 5.1.
Section 5.2   Efforts to Consummate; Transaction Litigation.
(a)   Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement or otherwise, and (ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the PIPE Subscription Agreements).
(b)   Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to cooperate in good faith with any Governmental Entity and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, or waivers in order to complete lawfully the Transactions as soon as practicable. Without limiting the foregoing, the Company shall promptly make any filing as may be required by the HSR Act in connection with the Transactions.
(c)   The Company shall be responsible for and pay the filing fees payable to the Governmental Entities in connection with the Transactions (“Filing Fees”).
(d)   From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder or equityholder demands or other shareholder or equityholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, SPAC or any of its Representatives (in their capacity as a Representative of SPAC) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a Representative of a Group Company). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other; provided that in no event shall (x) SPAC or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), or (y) any Group Company or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of SPAC (not to be unreasonably withheld, conditioned or delayed).
(e)   Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations,

(iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures, except with SPAC’s and the Company’s prior written consent. Notwithstanding anything to the contrary, in no event shall any Group Company be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which a Group Company is a party or otherwise required in connection with the consummation of the Transactions.
Section 5.3   Confidentiality and Access to Information.
(a)   The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein or therein shall govern and control to the extent of such conflict.
(b)   From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall use reasonable best efforts to provide, or cause to be provided, to SPAC and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Group Companies, including financial information used in the preparation of the Company Financial Statements (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required to provide, or cause to be provided to, SPAC or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy, (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine or (E) in the case of any in-person access, be contrary to, or would not be reasonably practicable in light of, any action taken, or omitted to be taken, by any Group Company to the extent determined to be reasonable and advisable in response to COVID-19 (provided that, in case of each of clauses (A) through (E), the Company shall, and shall cause the other Group Companies to, use reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company or any Company Non-Party Affiliate, on the one hand, and SPAC, any SPAC Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties (or would, in light of then existing facts and circumstances, reasonably be expected to be potentially adverse parties) in a litigation or dispute and such information is or would reasonably be expected to be pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis, unless such written notice is prohibited by applicable Law.
(c)   From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, SPAC shall use reasonable best efforts to provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of SPAC (in a manner so as to not interfere with the normal business operations of SPAC). Notwithstanding the foregoing, SPAC shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which SPAC is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of SPAC with respect to confidentiality, non-disclosure or privacy, (D) jeopardize protections afforded to SPAC under the attorney-client privilege or the attorney work product doctrine or (E) in the case of any in-person access, be contrary to, or would not be reasonably practicable in light of, any action taken, or omitted to be taken, by the Group Company to the extent determined to be reasonable and advisable in response to COVID-19 (provided that, in case of each of clauses (A) through (E), SPAC shall use, and shall cause the other SPAC to use, reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if SPAC or any SPAC Non-Party Affiliate, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties (or would, in light of then existing facts and circumstances, reasonably be expected to be potentially adverse parties) in a litigation or dispute and such information is or would reasonably be expected to be pertinent thereto; provided that SPAC shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis, unless such written notice is prohibited by applicable Law.
(d)   The Parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person.
Section 5.4   Public Announcements.
(a)   Subject to Section 5.4(b), Section 5.6 and Section 5.7, prior to the Closing, none of the Parties shall, and the Parties shall cause their respective controlled Affiliates and its and their respective officers and directors not to and shall use reasonable best efforts to cause their respective other Representatives not to, issue any press releases or make any public announcements with respect to this Agreement or the Transactions without the prior written consent of the Company and SPAC; provided, however, that each Party, the SPAC Sponsor and each of their respective Representatives may issue or make, as applicable, any such press release, public announcement or other communication (i) if such press release, public announcement or other communication is required by applicable Law, in which case the disclosing Party or its applicable Representatives shall, to the extent reasonably practicable and, unless and to the extent prohibited by such applicable Law, (x) if the disclosing Person is SPAC or a Representative of SPAC, reasonably consult with the Company in connection therewith and provide the Company with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, or (y) if the disclosing Party is the Company, Merger Subs or a Representative of any of the foregoing, reasonably consult with SPAC in connection therewith and provide SPAC with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, (ii) to the extent that such press release, public announcements or other communications contain only information previously disclosed in a press release, public announcement or other communication previously made in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the Transactions.
(b)   The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form agreed by the Company and SPAC prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which Signing Filing shall be mutually agreed upon by the SPAC and the Company prior to such filing (such agreement not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable).
Section 5.5   Exclusive Dealing.
(a)   The Company shall immediately cease and cause to be terminated all existing discussions and negotiations with any parties with respect to any proposal that constitutes or may be reasonably expected to constitute or lead to a Company Acquisition Proposal. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the Group Companies and its and their respective officers and directors not to and shall use reasonable best efforts to cause its other Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) make any filings with the SEC in connection with a public offering of any Equity Securities or other securities of the Company (or any successor or parent company of the Company), other than in connection with the Transactions in accordance with, this Agreement and the Ancillary Documents; or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify SPAC promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail and (B) keep SPAC reasonably informed on a current basis of any material modifications to such offer or information.
(b)   SPAC shall immediately cease and cause to be terminated all existing discussions and negotiations with any parties with respect to any proposal that constitutes or may be reasonably expected to constitute or lead to a SPAC Acquisition Proposal. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SPAC shall not, and shall cause SPAC Sponsor and its and their respective officers and directors not to and shall use reasonable best efforts to cause its other Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SPAC Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a SPAC Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a SPAC Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing. SPAC agrees to (A) notify the Company promptly upon receipt of any SPAC Acquisition Proposal by SPAC, and to describe the material terms and conditions of any such SPAC Acquisition Proposal in reasonable detail and (B) keep the Company reasonably informed on a current basis of any material modifications to such offer or information.
For the avoidance of doubt, it is understood and agreed that the covenants and agreements contained in this Section 5.6 shall not prohibit the Company, SPAC or any of their respective Representatives from taking any actions in the ordinary course that are not otherwise in violation of this Section 5.6 (such as answering phone calls) or informing any Person inquiring about a possible Company Acquisition Proposal or SPAC Acquisition Proposal, as applicable, of the existence of the covenants and agreements contained in this Section 5.6.
Section 5.6   Preparation of Registration Statement/Proxy Statement.   As promptly as reasonably practicable following the date of this Agreement, SPAC and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of SPAC or the Company, as applicable), and the Company shall file with the SEC, the Registration Statement/Proxy Statement (it being understood that the Registration Statement/Proxy Statement shall include a proxy statement of SPAC which will be included therein and which will be used for the SPAC Stockholders Meeting to solicit the adoption and approval of the Transaction Proposals, provide its applicable stockholders with the opportunity to elect to effect the SPAC Stockholder Redemption, and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by SPAC’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each of SPAC and the Company shall use its reasonable best efforts to (a) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to, any comments or requests of the SEC or its staff and, in the case of the Company, provide copies of any written correspondence with the SEC; (b) promptly prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of SPAC or the Company, as applicable) any amendments or supplements to the Registration Statement/Proxy Statement in order to address comments or requests from the SEC or its staff (which amendments or supplements shall be promptly filed by the Company); (c) have the Registration Statement/Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement/Proxy Statement effective through the Closing in order to permit the consummation of the Transactions. SPAC, on the one hand, and the Company, and Merger Subs, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party and its Non-Party Affiliates and their respective Representatives and, in the case of the Company, the Company Equityholders, that may be required or reasonably requested in connection with any action contemplated by this Section 5.6 or for inclusion in any other statement, filing, notice or application made by or on behalf of SPAC or the Company to the SEC or Nasdaq in connection with the Transactions. If any Party becomes aware of any information that is, in the opinion of such Party, required or desirable to be disclosed in an amendment or supplement to the Registration Statement/Proxy Statement, then (i) such Party shall promptly inform, in the case of SPAC, the Company, or, in the case of the Company or Merger Subs, SPAC, thereof, (ii) the Company and SPAC shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed in the case of either the Company or SPAC) an amendment or supplement to the Registration Statement/Proxy Statement, (iii) the Company shall file such mutually agreed upon amendment or supplement with the SEC and (iv) if requested by SPAC, the Parties shall reasonably cooperate in mailing such amendment or supplement to the Pre-Closing SPAC Stockholders. The Company shall as promptly as reasonably practicable advise SPAC of effectiveness of the Registration Statement/Proxy Statement, of its becoming aware of the issuance of any stop order relating thereto or the suspension of the qualification of the Company Common Shares for offering or sale in any jurisdiction, and SPAC, and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives or, in the case of the Company, the Company Equityholders, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement/Proxy Statement will, at the time the Registration Statement/Proxy Statement is initially filed with the SEC, at each time at which it is amended, and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 5.7   SPAC Stockholder Approval.   As promptly as reasonably practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, (a) SPAC shall duly give notice of, and use reasonable best efforts to duly convene and hold, a meeting of its stockholders (the “SPAC Stockholders Meeting”) in accordance with the Governing Documents of SPAC (including by causing the Registration Statement/Proxy Statement to be mailed to the holders of SPAC Shares), for the purposes of obtaining the SPAC Stockholder Approval and, if applicable, any approvals related thereto and providing its applicable shareholders with the opportunity to elect to effect a SPAC Stockholder Redemption and (b) use reasonable best efforts to solicit proxies from the holders of SPAC Shares to vote in favor of each of the Transaction Proposals. Except as otherwise required by applicable Law, (i) SPAC shall, through unanimous approval of the SPAC Board, recommend (the “SPAC Board Recommendation”) to its shareholders that such shareholders approve and adopt (A) this Agreement and the Transactions (including the SPAC Merger and the LLC Merger) (the “Business Combination Proposal”); (b) the issuance of SPAC Shares to the PIPE Investors as required by Nasdaq listing requirements (the “Nasdaq Proposal”); (c) each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement/Proxy Statement or in correspondence related thereto; (d) each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (e) a proposal for the postponement or adjournment of the SPAC Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (A)through (E), collectively, the “Transaction Proposals”), and (ii) SPAC shall include the SPAC Board Recommendation in the Registration Statement/Proxy Statement. Notwithstanding the foregoing or anything to the contrary herein, SPAC may postpone or adjourn the SPAC Stockholders Meeting (and SPAC shall adjourn the SPAC

Stockholder Meeting if an adjournment is reasonably requested by the Company in writing) (1) to solicit additional proxies because there are not sufficient votes to constitute the SPAC Stockholder Approval, (2) for the absence of a quorum, (3) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that SPAC (or the Company) has reasonably determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing SPAC Stockholders prior to the SPAC Stockholders Meeting or (4) if the holders of SPAC Class A Shares have elected to redeem a number of SPAC Class A Shares as of such time that would reasonably be expected to result in the conditions set forth in Section 6.1(f), Section 6.1(g) or Section 6.3(d) not being satisfied; provided that, without the consent of the Company, in no event shall the SPAC Stockholders Meeting be postponed or adjourned for more than 15 Business Days later than the most recently postponed or adjourned meeting or to a date that is beyond the date that is five Business Days prior to the Termination Date. Except as otherwise required by applicable Law, SPAC covenants that none of the SPAC Board, SPAC or any committee of the SPAC Board shall (i) change, withdraw, withhold, qualify, amend or modify, or publicly propose to change, withdraw, withhold, qualify, amend or modify, in a manner adverse to the Company, the SPAC Board Recommendation or any other recommendation by the SPAC Board or SPAC of the proposals set forth in the Registration Statement/Proxy Statement, (ii) adopt, approve, recommend or declare advisable to the Pre-Closing SPAC Stockholders, or publicly propose to adopt, approve, recommend or declare advisable, any SPAC Acquisition Proposal or (iii) fail to include the SPAC Board Recommendation in the Registration Statement/Proxy Statement (each of clauses (i), (ii) and (iii), a “SPAC Modification in Recommendation”).
Section 5.8   Merger Sub I Stockholder Approvals.   As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement (the “Merger Sub I Stockholder Approval Deadline”), the Company, as the sole stockholder of Merger Sub I will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the Transactions (including the SPAC Merger) (the stockholder approval contemplated by this Section 5.8, the “Merger Sub I Stockholder Approvals”).
Section 5.9   Conduct of Business of SPAC.   From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SPAC shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the PIPE Financing or the transactions contemplated by the Sponsor Support Agreement), as required by applicable Law, as set forth on Section 5.9 of the SPAC Disclosure Schedules or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:
(a)   adopt any amendments, supplements, restatements or modifications to the Trust Agreement, the SPAC Warrant Agreement or the Governing Documents of SPAC or seek any approval from the Pre-Closing SPAC Stockholders to take any such action, except as contemplated by the Transaction Proposals;
(b)   create or form any Subsidiary;
(c)   (i) merge, consolidate or combine the SPAC with any Person, or (ii) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other Person;
(d)   declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, its Equity Securities, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any of its outstanding Equity Securities, other than a redemption of SPAC Class A Shares (prior to the SPAC Merger Effective Time) made as part of the SPAC Stockholder Redemption;
(e)   split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;
(f)   (i) incur, create or assume any indebtedness for borrowed money or (ii) guarantee any Liability of any Person;

(g)   (i) sell, assign, abandon, lease, exclusively license or otherwise dispose of any assets or properties of the SPAC or (ii) create, subject or incur any Lien (other than any Permitted Liens) on any assets or properties of the SPAC;
(h)   make any loans or advances to, or capital contributions in, any other Person, other than to, or in, SPAC or any of its Subsidiaries;
(i)   issue any Equity Securities or grant any options, warrants or stock appreciation rights with respect to its Equity Securities;
(j)   subject to Section 5.2(e), waive, release, compromise, settle or agree to waive, release, compromise, or settle any Proceeding except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $100,000 in the aggregate;
(k)   (i) amend, modify or renew any SPAC Related Party Transaction, other than, (for the avoidance of doubt, any expiration or automatic extension or renewal of any Contract pursuant to its terms), (ii) enter into any Contract that would constitute a SPAC Related Party Transaction or (iii) make any material payment to any SPAC Related Party;
(l)   engage in any activities or business, or incur any Liabilities, other than any activities, businesses or Liabilities that are contemplated by, incurred in connection with or that are otherwise incidental or attendant to SPAC’s incorporation or continuing corporate existence, this Agreement or any Ancillary Document, the performance of any covenants or agreements hereunder or thereunder or the consummation of the Transactions;
(m)   except for entries, modifications, amendments, waivers or terminations in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under or terminate any Contract of a type required to be listed on Section 4.10(a) of the SPAC Disclosure Schedules(excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such material contract pursuant to its terms);
(n)   authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving SPAC;
(o)   (i) except in the ordinary course of business consistent with past practice, (A) make, change or revoke any material election concerning Taxes (including, for the avoidance of doubt, making any U.S. federal income Tax entity classification election pursuant to Treasury Regulations Section 301.7701-3(c) with respect to SPAC), (B) change or otherwise modify any material method of accounting for Tax purposes, or (ii) enter into any Tax closing agreement or settle any material Tax claim or assessment for an amount materially in excess of the amounts accrued or reserved with respect thereto;
(p)   change any methods of financial accounting in any material respect, other than changes required by a change in GAAP or Law or that are made in accordance with PCAOB standards;
(q)   enter into or amend any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;
(r)   (i) establish, adopt, modify, amend or terminate any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), equity or equity-based, deferred compensation, severance, retention, bonus, incentive, retirement, retiree or post- employment welfare, vacation, and other benefit or compensatory plan, program, policy, arrangement or Contract, (ii) grant or increase (or accelerate the timing of payment or funding of) any compensation or benefits (including, without limitation, any severance or change in control or retention payments) to any employee or independent contractor or (iii) (A) hire any employee or (B) engage any individual independent contractor or consultant for fees;
(s)   incur or approve SPAC Expenses in excess of $12.050 million in the aggregate;

(t)   distribute or transfer funds or any other assets held or controlled by SPAC outside the Trust Account to the SPAC Sponsor or any of its Affiliates; or
(u)   enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.9.
Notwithstanding anything in this Section 5.9 or this Agreement to the contrary, nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of SPAC. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SPAC shall comply in all material respects with, and continue performing under, as applicable, its Governing Documents, the Trust Agreement and all other material Contracts to which it may be a party.
Section 5.10   Nasdaq Listing; SPAC Public Filings.
(a)   The Company and SPAC shall each use their reasonable best efforts (a) to cause the Company Common Shares issuable in accordance with this Agreement to be approved for listing on Nasdaq, subject to official notice of issuance thereof, and (b) to satisfy any applicable initial and continuing listing requirements of Nasdaq, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the SPAC Merger Effective Time.
(b)   From and after the date hereof until the earlier of the Closing or termination of this Agreement in accordance with its terms SPAC shall use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws. All such statements, forms, reports and documents required to be filed or furnished after the date of this Agreement with the SEC pursuant to Federal Securities Laws (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with either the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) will not, at the time they are filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. SPAC shall consult, in good faith, with the Company regarding any such statements, forms, reports and documents required to be filed or furnished after the date of this Agreement with the SEC pursuant to Federal Securities Laws which discuss or refer to this Agreement or the Transactions.
(c)   From and after the date hereof until the earlier of the Closing or termination of this Agreement in accordance with its terms and except as required by Section 5.21, SPAC shall use its reasonable best efforts to ensure SPAC remains listed as a public company on Nasdaq until the SPAC Merger Effective Time and shall comply in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq.
Section 5.11   Trust Account.   Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, SPAC shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the holders of SPAC Class A Shares pursuant to the SPAC Stockholder Redemption, (B) pay the amounts due to the underwriters of SPAC’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to SPAC in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein. From and after the date hereof until the earlier of the Closing or termination of this Agreement in accordance with its terms, SPAC shall perform all material obligations required to be performed by it under the Trust Agreement.
Section 5.12   Company Member Approval.   As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement (the “Company Members Approval Deadline”), the Company shall obtain and deliver to SPAC an irrevocable written consent (in the form attached hereto as Exhibit F) approving and adopting this Agreement, the Ancillary Documents to which the Company is or will be a party and the Transactions (including the Conversion) that is duly executed by the Company Members that hold at least the requisite number of issued and outstanding Company Units required to approve and adopt such matters in accordance with the DLLCA and the Company’s Governing Documents (the “Company Member Written Consent”).
Section 5.13   SPAC Class B Shares Transaction Consent.   As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement (t he “Class B Consent Deadline”), SPAC shall obtain and deliver to Company an irrevocable written consent (the “Class B Consent”) of holders of a majority of the outstanding SPAC Class B Shares (in the form attached hereto as Exhibit G) irrevocably consenting to the Transactions (including the SPAC Merger and the LLC Merger).
Section 5.14   SPAC Indemnification; Directors’ and Officers’ Insurance.
(a)   Each Party agrees that, to the maximum extent permitted by applicable Law as if the Resulting Company were SPAC, (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of SPAC, as provided in the applicable SPAC Governing Documents or director and officer indemnification agreements, in substantially the form set forth in the SPAC SEC Reports, in either case, solely with respect to any matters occurring at or prior to the SPAC Merger Effective Time, shall survive the Transactions and shall continue in full force and effect from and after the SPAC Merger Effective Time for a period of six years and (ii) the Resulting Company will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six-year period. To the maximum extent permitted by applicable Law, during such six-year period, the Resulting Company shall advance, or caused to be advanced, expenses as provided in the applicable Governing Documents of SPAC as in effect immediately prior to the SPAC Merger Effective Time or such indemnification agreements. The indemnification and liability limitation or exculpation provisions of the SPAC Governing Documents shall not, during such six-year period, be amended, repealed or otherwise modified following the SPAC Merger Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the SPAC Merger Effective Time, or at any time prior to such time, were directors or officers of SPAC (the “SPAC D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring at or prior to the SPAC Merger Effective Time and relating to the fact that such SPAC D&O Person was a director or officer of SPAC or other person entitled to be so indemnified thereunder at or prior to the SPAC Merger Effective Time, unless such amendment, repeal or other modification is required by applicable Law.
(b)   The Resulting Company shall not have any obligation under this Section 5.14 to any SPAC D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such SPAC D&O Person in the manner contemplated hereby is prohibited by applicable Law.
(c)   SPAC shall purchase, or cause to be purchased, at or prior to the Closing, and the Resulting Company shall maintain, or cause to be maintained, in effect for a period of six years following the SPAC Merger Effective Time, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered (whether directly, via endorsement or otherwise) by any comparable insurance policies of SPAC in effect as of the date of this Agreement with respect to matters occurring at or prior to the SPAC Merger Effective Time (the costs of such “tail” policy “SPAC D&O Tail Expenses”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby than) the coverage provided under SPAC’s directors’ and officers’ liability insurance policies in effect as of the date of this Agreement.
(d)   If the Resulting Company or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, the Resulting Company shall use reasonable best efforts to cause the successors or assigns of the Resulting Company shall assume all of the obligations set forth in this Section 5.14.

(e)   The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the Transactions and shall be binding on all successors and assigns of the Resulting Company.
Section 5.15   Company Indemnification; Directors’ and Officers’ Insurance.
(a)   Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Conversion Effective Time, in either case, solely with respect to any matters occurring at or prior to the Conversion Effective Time, shall survive the Transactions and shall continue in full force and effect from and after the Conversion Effective Time for a period of six (6) years and (ii) the Resulting Company will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, the Resulting Company shall cause the applicable Group Companies to advance expenses as provided in the applicable Governing Documents of the Group Companies or such indemnification agreements. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the Conversion Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Conversion Effective Time or at any time prior to the Conversion Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company at or prior to the Conversion Effective Time, unless such amendment, repeal or other modification is required by applicable Law.
(b)   None of the Group Companies shall have any obligation under this Section 5.15 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.
(c)   For a period of six (6) years following the Closing, the Resulting Company shall maintain in effect directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by such insurance policies of the Group Companies as of the date of this Agreement on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) than the coverage provided under such insurance policies as of the date of this Agreement, provided that the Company may, at its option, in lieu of maintaining such coverage, purchase a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons. If the Company elects to purchase a “tail” policy (the costs of such “tail” policy “Company D&O Tail Expenses”), such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that the Company shall not pay a premium for such “tail” policy in excess of three-hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Company shall purchase the maximum coverage available for three-hundred (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.
(d)   If the Resulting Company or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, the Resulting Company shall use reasonable best efforts to cause the successors or assigns of the Resulting Company shall assume all of the obligations set forth in this Section 5.15.
(e)   The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.15 are intended to be third-party beneficiaries of this Section 5.15.

This Section 5.15 shall survive the consummation of the Transactions and shall be binding on all successors and assigns of the Resulting Company.
Section 5.16   Post-Closing Directors.
(a)   The Company shall take, or cause to be taken, all actions within its power as may be necessary or appropriate such that effective immediately after the Conversion Effective Time (i) the board of directors of the Resulting Company (“Resulting Company Board”) shall consist of ten (10) directors (which shall be divided into three (3) classes, designated Class I, II and III, with each class consisting of three (3) or four (4) directors) and (ii) the members of the Resulting Company Board are the individuals determined in accordance with Section 5.16(b) (following the SPAC Merger Effective Time) and Section 5.16(c); provided that, in any event, (A) at least a majority of such directors that comprise the Resulting Company Board shall qualify as “independent directors” under the listing rules of Nasdaq immediately after the SPAC Merger Effective Time and (B) no such determination by the Resulting Company shall affect the ability of the SPAC Designees to serve on the Resulting Company Board in the class of directors set forth on Section 5.16(b) of the SPAC Disclosure Schedules immediately after the SPAC Merger Effective Time or SPAC’s rights under Section 5.16(b) or the Resulting Company’s obligations with respect thereto. At or prior to the Closing, the Resulting Company will provide the SPAC Designees and the Company Designees with and, subject to the entry into the same by the SPAC Designees and Company Designees, will enter into director indemnification agreements with the SPAC Designees and Company Designees, in form and substance approved by the Company and SPAC prior to such time.
(b)   The individuals identified on Section 5.16(b) of the SPAC Disclosure Schedules shall be directors on the Resulting Company Board immediately after the SPAC Merger Effective Time (provided that such individuals are willing to serve and are not prohibited by applicable Law or disability from so serving), with such individuals being in the class of directors set forth opposite their name on Section 5.16(b) of the SPAC Disclosure Schedules (the “SPAC Designees”). SPAC may replace either SPAC Designee with any individual (who will qualify as an “independent director” under the listing rules of Nasdaq immediately after the SPAC Merger Effective Time) after reasonably consulting with Company with respect to such replacement SPAC Designee, by giving Company written notice, and, upon SPAC so giving written notice of the replacement of such SPAC Designee and after so reasonably consulting with the Company with respect thereto, Section 5.16(b) of the SPAC Disclosure Schedules shall automatically be deemed amended to include such replacement individual as such SPAC Designee in lieu of, and to serve in the same class of directors as, the individual so replaced.
(c)   The eight (8) individuals identified on Section 5.16(c) of the Company Disclosure Schedules shall be directors on the Resulting Company Board immediately after the Conversion Effective Time, with each such individual being in the class of directors set forth opposite his or her name on Section 5.16(c) of the Company Disclosure Schedule (each, a “Company Designee”). The Company may replace any Company Designee with any individual after reasonably consulting with SPAC with respect to such replacement Company Designee, by giving SPAC written notice, and, upon the Company so giving written notice of the replacement of such Company Designee and after so reasonably consulting with SPAC with respect thereto, Section 5.16(c) of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as a Company Designee in lieu of, and to serve in the same class of directors as, the individual so replaced, provided, further, that any replacement of the individuals designated as “Preferred Investor Directors” on Section 5.16(c) of the Company Disclosure Schedules shall require the prior written approval of Brown Brothers Harriman & Co. and Brown Brothers Harriman & Co. shall be a third party beneficiary of this proviso and shall be entitled to enforce this provision in accordance with its terms. Notwithstanding the foregoing or anything to the contrary herein, unless otherwise agreed in writing by SPAC, in no event shall less than at least a majority of the directors that comprise the Resulting Company Board qualify as “independent directors” under the listing rules of Nasdaq immediately after the SPAC Merger Effective Time (whether as a result of the replacement of any Company Designee as contemplated by this Section 5.16(c) or otherwise).
Section 5.17   New Company Equity Plan.   Prior to the effectiveness of the Registration Statement/Proxy Statement, the Company Board shall approve and adopt the WCC 2022 Equity Incentive Plan,

substantially in the form attached hereto as Exhibit H, with any changes or modifications to such form as the Company and SPAC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SPAC, as applicable) (the “New Company Equity Plan”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date.
Section 5.18   Notice of Certain Events.   From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, each Party shall use reasonable best efforts to promptly (after having knowledge thereof) notify the other Parties of (i) any written notice or other communication received by such Party or any of its Representatives (in their capacity as such) from any Governmental Entity of the type that would, if received prior to the execution and delivery of this Agreement, have been required to have been disclosed pursuant to any section or subsection of Article 3 or Article 4, as applicable, and (ii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, as the case may be, would reasonably be expected to cause any condition to the other Parties’ obligations to consummate the Transactions set forth in Article 6 not to be satisfied at any time from the date of this Agreement to the SPAC Merger Effective Time; provided, however, that any failure by a Party to provide such notice that is not in made in bad faith shall not, in and of itself, constitute a breach or default of this Section 5.18 or a failure to satisfy the condition precedent set forth in Section 6.2(b) or Section 6.3(b), as applicable.
Section 5.19   SPAC PIPE Subscription Agreements.
(a)   SPAC shall use its reasonable best efforts to (i) obtain the PIPE Financing under the SPAC PIPE Subscription Agreements, enforce the obligations of the PIPE Investors under the SPAC PIPE Subscription Agreements, and consummate the purchases contemplated by the SPAC PIPE Subscription Agreements, in each case, on the terms and subject to the conditions set forth in the SPAC PIPE Subscription Agreements, (ii) satisfy all conditions to the PIPE Financing set forth in the SPAC PIPE Subscription Agreements that are within its control, and (iii) satisfy and comply with its obligations under the SPAC PIPE Subscription Agreements. The Company shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Representatives to, cooperate with SPAC and its Representatives in connection with the matters specified in this Section 5.19. If reasonably requested by the Company, SPAC shall, to the extent it has such rights under the applicable SPAC PIPE Subscription Agreement, waive any breach of any representation, warranty, covenant or agreement under a SPAC PIPE Subscription Agreement by a PIPE Investor to the extent necessary to cause the satisfaction of the conditions to closing of the PIPE Financing set forth in the SPAC PIPE Subscription Agreements and solely for the purpose of consummating the Closing, provided that (i) any such waiver may (in SPAC’s sole discretion) be subject to, and conditioned upon, the Closing occurring and the substantially concurrent funding of such PIPE Financing under such SPAC PIPE Subscription Agreement, and (ii) any such waiver shall be subject to the rights of the placement agent, as applicable, under such SPAC PIPE Subscription Agreement with respect to such waiver.
(b)   SPAC shall not amend, modify or waive any provisions of any SPAC PIPE Subscription Agreement without the prior written consent of the Company.
(c)   SPAC shall (i) promptly notify the Company upon having knowledge of any material breach or default under, or termination of, any SPAC PIPE Subscription Agreement (including any refusal or repudiation by any PIPE Investor with respect to its obligation and/or ability to provide the full financing contemplated by the applicable SPAC PIPE Subscription Agreement), (ii) prior to delivering any written notice to a PIPE Investor with respect to any SPAC PIPE Subscription Agreement, deliver such written notice to the Company for its prior review and consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (iii) promptly, and in any event, within two (2) Business Days following the Company’s reasonable request, deliver the Closing Notice (as defined in the SPAC PIPE Subscription Agreements) to the PIPE Investors if conditions to the delivery of such notice under the SPAC PIPE Subscription Agreement have been satisfied and all of the conditions to the Closing set forth in Article 6 have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing, but that would, as of such date, reasonably be expected to be satisfied if the Closing were to occur).

Section 5.20   Company PIPE Subscription Agreements.
(a)   The Company shall use its commercially reasonable efforts to (i) obtain the PIPE Financing under the Company PIPE Subscription Agreements, enforce the obligations of the PIPE Investors under the Company PIPE Subscription Agreements, and consummate the purchases contemplated by the Company PIPE Subscription Agreements, in each case, on the terms and subject to the conditions set forth in the Company PIPE Subscription Agreements, (ii) satisfy all conditions to the PIPE Financing set forth in the Company PIPE Subscription Agreements that are within its control, and (iii) satisfy and comply with its obligations under the Company PIPE Subscription Agreements. SPAC shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Representatives to, cooperate with SPAC and its Representatives in connection with the matters specified in this Section 5.20. If reasonably requested by the Company, SPAC shall, to the extent it has such rights under the applicable Company PIPE Subscription Agreement, waive any breach of any representation, warranty, covenant or agreement under a Company PIPE Subscription Agreement by a PIPE Investor to the extent necessary to cause the satisfaction of the conditions to closing of the PIPE Financing set forth in the Company PIPE Subscription Agreements and solely for the purpose of consummating the Closing, provided that (i) any such waiver may (in the Company’s sole discretion) be subject to, and conditioned upon, the Closing occurring and the substantially concurrent funding of such PIPE Financing under such Company PIPE Subscription Agreement, and (ii) any such waiver shall be subject to the rights of the placement agent, as applicable, under such Company PIPE Subscription Agreement with respect to such waiver.
(b)   The Company shall not amend, modify or waive any provisions of any Company PIPE Subscription Agreement without the prior written consent of SPAC.
(c)   The Company shall (i) promptly notify SPAC upon having knowledge of any material breach or default under, or termination of, any Company PIPE Subscription Agreement (including any refusal or repudiation by any PIPE Investor with respect to its obligation and/or ability to provide the full financing contemplated by the applicable Company PIPE Subscription Agreement), (ii) prior to delivering any written notice to a PIPE Investor with respect to any Company PIPE Subscription Agreement, deliver such written notice to SPAC for its prior review and consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (iii) promptly, and in any event, within two (2) Business Days following SPAC’s reasonable request, deliver the Closing Notice (as defined in the Company PIPE Subscription Agreements) to the PIPE Investors if conditions to the delivery of such notice under the Company PIPE Subscription Agreement have been satisfied and all of the conditions to the Closing set forth in Article 6 have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing, but that would, as of such date, reasonably be expected to be satisfied if the Closing were to occur).
Section 5.21   Delisting and Deregistration.   The Company and SPAC shall use their respective reasonable best efforts to cause the SPAC Shares and SPAC Warrants to be delisted from Nasdaq and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act as of the SPAC Merger Effective Time or as soon as practicable thereafter.
Section 5.22   Additional Lock-Up Agreements; Joinder to Registration Rights Agreement.   Between the date hereof and the Closing, the Company shall use commercially reasonable efforts to enter into Lock-Up Agreements, substantially in the form attached hereto as Exhibit C, with the Company Equityholders who are not parties to a Lock-Up Agreement. Following the execution of this Agreement, the Company may permit Company Equityholders, who are not parties to the Registration Rights Agreement, to become parties to the Registration Rights Agreement as an Existing Investor (as defined therein) to receive certain registration rights with respect to their respective Company Common Shares and Company Preferred Shares, provided that the Company shall not permit any such Company Equityholder to become a party to the Registration Rights Agreement until such Company Equityholder has executed and delivered to the Company a Lock-Up Agreement.

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS
Section 6.1   Conditions to the Obligations of the Parties.   The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by SPAC and the Company of the following conditions:
(a)   no Governmental Entity having jurisdiction over the Parties shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions;
(b)   any waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated;
(c)   the Registration Statement/Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement/Proxy Statement, and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;
(d)   the Required SPAC Stockholder Approval shall have been duly obtained;
(e)   the Company Member Written Consent shall have been duly obtained;
(f)   the Company’s initial listing application with Nasdaq in connection with the Transactions shall have been conditionally approved and, immediately following the SPAC Merger Effective Time, the Company shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and the Company shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following, the SPAC Merger Effective Time, and the Company Common Shares (including the Company Common Shares to be issued hereunder and under the Ancillary Documents) shall have been approved for listing on Nasdaq; and
(g)   after giving effect to the Transactions (including the PIPE Financing and the SPAC Stockholder Redemption), SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately prior to the SPAC Merger Effective Time.
Section 6.2   Other Conditions to the Obligations of SPAC.   The obligations of SPAC to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by SPAC of the following further conditions:
(a)   (i) the Company Fundamental Representations set forth in the first sentence of Section 3.1(a) and the first sentence of Section 3.1(b) shall be true and correct in all but de minimis respects, as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date, (ii) the Company Fundamental Representations (other than the representations and warranties set forth in the first sentence of Section 3.1(a) and the first sentence of Section 3.1(b)and in Section 3.8(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of such earlier date), (iii) the representation and warranty set forth in Section 3.8(a) shall be true and correct in all respects as of the date hereof and the Closing Date, as though made on and as of the Closing Date (provided, however, that this clause (iii) shall be deemed to be satisfied if no Company Material Adverse Effect is continuing as of the Closing Date), and (iv) the representations and warranties of the Company and Merger Subs set forth in Article 3 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date hereof and the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;
(b)   the Company and Merger Subs shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;
(c)   since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing;
(d)   the Conversion shall have been consummated prior to the SPAC Merger Effective Time in accordance with the applicable terms of this Agreement;
(e)   at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to SPAC a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied;
(f)   the Resulting Company Board shall be constituted in accordance with Section 5.16, including the appointment of the SPAC Designees; and
(g)   the Company shall have delivered to SPAC executed counterparts of each Ancillary Document to which the Company or Merger Subs are a party.
Section 6.3   Other Conditions to the Obligations of the Company and Merger Subs.   The obligations of the Company and Merger Subs to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:
(a)   (i) the SPAC Fundamental Representations set forth in the first sentence of and the first sentence of Section 4.6(a) shall be true and correct in all but de minimis respects, as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date, (ii) the SPAC Fundamental Representations (other than the representation and warranty set forth in the first sentence of Section 4.6(a) and in Section 4.9) shall be true and correct in all material respects as of date hereof and the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (iii) the representation and warranty set forth in Section 4.9 shall be true and correct in all respects as of the date hereof and the Closing Date, as though made on and as of the Closing Date (provided, however, that this clause (iii) shall be deemed to be satisfied if no SPAC Material Adverse Effect is continuing as of the Closing Date), and (iv) the representations and warranties of SPAC (other than the SPAC Fundamental Representations) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date hereof and the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth herein) in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect;
(b)   SPAC shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing;

(c)   since the date of this Agreement, no SPAC Material Adverse Effect has occurred that is continuing;
(d)   the Available Cash shall be equal to or greater than $250,000,000; provided, however, that if the parties to the Company PIPE Subscription Agreements fail to fund the PIPE Financing and the amount by which Available Cash is less than $250,000,000 is less than or equal to the amount of such Company PIPE Subscription Agreements that failed to fund, this condition shall be deemed satisfied;
(e)   the SPAC Sponsor shall have complied in all material respects with its covenants and agreements required to be performed or complied with by it under the Sponsor Support Agreement at or prior to the Closing;
(f)   at or prior to the Closing, SPAC shall have delivered, or caused to be delivered, to the Company a certificate duly executed by an authorized officer of SPAC, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a), Section 6.3(b) and Section 6.3(c) are satisfied; and
(g)   SPAC shall have delivered to the Company executed counterparts of each Ancillary Document to which SPAC or the SPAC Sponsor is a party.
ARTICLE 7
TERMINATION
Section 7.1   Termination.   This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:
(a)   by mutual written consent of SPAC and the Company;
(b)   by SPAC, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company or Merger Subs have failed to perform any covenant or agreement on the part of the Company or Merger Subs set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) would not (assuming that the Closing occurred as of such date) be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by SPAC and (ii) the Termination Date; provided, however, that SPAC is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied (assuming that the Closing occurred as of such date);
(c)   by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if SPAC has failed to perform any covenant or agreement on the part of SPAC set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) would not (assuming that the Closing occurred as of such date) be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to SPAC by the Company and (ii) the Termination Date; provided, however, that none of the Company or Merger Subs are then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied (assuming that the Closing occurred as of such date);
(d)   by either SPAC or the Company, if the Transactions shall not have been consummated on or prior to the date that is nine (9) months from the date hereof (the “Termination Date”); provided that (i) the right to terminate this Agreement pursuant to this Section 7.1(d)shall not be available to SPAC if SPAC’s breach under this Agreement or any Ancillary Document to which it is a party shall have proximately caused the failure to consummate the Transactions on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s or any of the Merger Subs’ breach under this Agreement or any Ancillary

Document to which such Person is a party shall have proximately caused the failure to consummate the Transactions on or before the Termination Date;
(e)   by either SPAC or the Company, if any Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such Order or other action shall have become final and nonappealable;
(f)   by either SPAC or the Company if the SPAC Stockholders Meeting has been held (including following any adjournment or postponement thereof), has concluded, SPAC’s shareholders have duly voted and the Required SPAC Stockholder Approval was not obtained;
(g)   by SPAC, if the Company does not deliver, or cause to be delivered to SPAC, the Company Member Written Consent in accordance with Section 5.12 on or prior to the Company Members Approval Deadline;
(h)   by SPAC, if the Company does not deliver, or cause to be delivered to SPAC, the Merger Sub I Stockholder Approval in accordance with Section 5.8 on or prior to the Merger Sub I Stockholder Approval Deadline; or
(i)   by the Company, if SPAC does not deliver, or cause to be delivered to the Company, the Class B Consent in accordance with Section 5.13 on or prior to the Class B Consent Deadline;
(j)   by the Company, with written notice to SPAC within ten (10) Business Days after there has been a SPAC Modification in Recommendation.
Section 7.2   Effect of Termination.   Except for a termination pursuant to Section 7.1(a), any termination of this Agreement pursuant to Section 7.1 will be effective (subject to the cure periods (if any) provided above) immediately upon the delivery of a valid written notice of the terminating Party to the Company (if the terminating Party is SPAC) or SPAC (if the terminating Party is the Company). In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non- Party Affiliates) with the exception of (a) Section 5.3(a), this Section 7.2, Article 8 and Article 1 (to the extent, with respect to Article 1, related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any PIPE Subscription Agreement, the Confidentiality Agreement, or the Sponsor Support Agreement to which such Person is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.
ARTICLE 8
MISCELLANEOUS
Section 8.1   Non-Survival.   The representations, warranties, agreements and covenants in this Agreement shall terminate at the earlier of (a) the SPAC Merger Effective Time and (b) the termination of this Agreement in accordance with its terms, except for (i) in the case of clause (a), those covenants and agreements that, by their terms, expressly contemplate performance after the SPAC Merger Effective Time, which covenants and agreements shall so survive the SPAC Merger Effective Time in accordance with their terms, and (ii) in the case of clause (b), those covenants and agreements that expressly survive termination of this Agreement pursuant to Section 7.2.
Section 8.2   Entire Agreement; Assignment.   This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of SPAC and the Company. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.

Section 8.3   Amendment.   This Agreement may be amended or modified only by a written agreement executed and delivered by SPAC and the Company.
Section 8.4   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:
(a)
If to SPAC, to:
Riverview Acquisition Corp.
700 Colonial Road, Suite 101
Memphis, TN 38117
Attention: William V. Thompson III, Treasurer, Secretary and Chief Financial
E-mail: wthompson@nfcinvestments.com

with a copy (which shall not constitute notice) to:
King & Spalding LLP
1185 Avenue of the Americas, 34th Floor
New York, NY 10036
Attention:
Keith Townsend
Kevin E. Manz
Tim FitzSimons

E-mail:
ktownsend@kslaw.com
kmanz@kslaw.com tfitzsimons@kslaw.com

(b)
If to the Company or Merger Subs, to:

Westrock Coffee Company
100 River Bluff Drive, Suite 210
Little Rock, AR 72202
Attn:
Robert P. McKinney, Chief Legal Officer

E-mail:
mckinneyb@westrockcoffee.com

with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West, 52nd Street
New York, NY 10019
Attention: Brandon C. Price
E-mail: BCPrice@wlrk.com
or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
Section 8.5   Governing Law.   This Agreement, and all claims or causes of action based upon, arising out of or related to this Agreement or the Transactions, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.
Section 8.6   Fees and Expenses.   Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Company Expenses and SPAC shall pay, or cause to be paid, all SPAC Expenses.

Section 8.7   Construction; Interpretation.   The term “this Agreement” means this Transaction Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and the Parties acknowledge that each Party and its counsel has reviewed and participated in the drafting of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and no rule of strict construction, presumption or burden of proof favoring or disfavoring a Party shall be applied against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits hereto, and not to any particular provision, section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) all monetary figures used herein, including references to “$” or “dollar” or “US$,” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) unless expressly indicated otherwise, any reference to a date or time shall be deemed to be such date or time in New York, New York; (j) references from or through any date mean from and including or through and including such date, respectively; (k) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (l) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (m) the words “provided,” “made available,” “delivered” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to SPAC, any documents or other materials posted to the electronic data room located at https://services.intralinks.com/ under the project name “Project Origin” as of 8:00 p.m., Eastern Time, at least one full Business Day prior to the date of this Agreement; (n) all references to any Law will be to such Law as amended, supplemented, consolidated, replaced or otherwise modified or reenacted from time to time and shall include all regulations and rules promulgated thereunder; (o) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement); (p) any reference to “Company” in this Agreement shall mean and refer to the “Resulting Company” from and after the Conversion Effective Time, any reference to “SPAC” in this Agreement shall mean and refer to the “SPAC Merger Surviving Company” from and after the SPAC Merger Effective Time, and any reference to “Merger Sub II” in this Agreement shall mean and refer to the “LLC Merger Surviving Company” from and after the LLC Merger Effective Time; (q) whenever any other word derived from a defined term shall be used in this Agreement, such derived word shall have the meaning correlative to such defined term (e.g., “controlled” or “controlling” shall have the meaning correlative to “control”); and (r) the phrase “ordinary course of business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice, provided that any action taken, or omitted to be taken, by any Group Company (i) prior to the date hereof, to the extent determined by a Group Company to be reasonably necessary and advisable in response to COVID-19, shall be deemed to be in the ordinary course of business consistent with past practice and (ii) following the date hereof and prior to the Closing or termination of this Agreement, whichever is earlier, to the extent determined by a Group Company to be reasonably necessary and advisable in response to COVID-19 after reasonably consulting with SPAC, shall be deemed to be in the ordinary course consistent with past practice. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.
Section 8.8   Exhibits and Schedules.   All Exhibits and Schedules (including the Company Disclosure Schedules and the SPAC Disclosure Schedules), or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any capitalized term(s) used in any Exhibits and Schedules (including the Company Disclosure

Schedules and the SPAC Disclosure Schedules) annexed hereto or referred to herein but not otherwise defined therein shall have the meaning ascribed to such term(s) in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the SPAC Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the SPAC Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the SPAC Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of such disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.
Section 8.9   Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.14, Section 5.15, the proviso in the second sentence of Section 5.16(c), the two subsequent sentences of this Section 8.9 and Section 8.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The SPAC Sponsor shall be an express third-party beneficiary of Section 5.14, Section 8.13, this Section 8.9 and the last sentence of Section 5.4(a). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 8.13 and this Section 8.9.
Section 8.10   Severability.   Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.
Section 8.11   Counterparts; Electronic Signatures.   This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.
Section 8.12   Knowledge of Company; Knowledge of SPAC.   For all purposes of this Agreement, the phrases “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable determination date, the actual knowledge of the individuals set forth on Section 8.12 of the Company Disclosure Schedules, after reasonable inquiry. For all purposes of this Agreement, the phrases “to SPAC’s knowledge” and “to the knowledge of SPAC” and any derivations thereof shall mean as of the applicable determination date, the actual knowledge, after reasonable inquiry, of the individuals set forth on Section 8.12 of the SPAC Disclosure Schedules. For the avoidance of doubt, no individual set forth on Section 8.12 of the Company Disclosure Schedules or Section 8.12 of the SPAC Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.
Section 8.13   No Recourse.   Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any SPAC Non-Party Affiliate (each, a “Non-Party Affiliate”) party thereto on the terms and subject to the conditions thereunder, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the SPAC Non-Party Affiliates, in the case of SPAC, that iii) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the Transactions shall be asserted against any Non- Party Affiliate, and iv) without limiting the generality of the foregoing, no Non-Party Affiliate shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the Transactions, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, except as expressly provided herein.
Section 8.14   Extension; Waiver.   The Company may (a) extend the time for the performance of any of the obligations or other acts of SPAC set forth herein, (b) waive any inaccuracies in the representations and warranties of SPAC set forth herein or (c) waive compliance by SPAC with any of the agreements or conditions set forth herein. SPAC may (i) extend the time for the performance of any of the obligations or other acts of the Company or Merger Subs set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company, or Merger Subs set forth herein or (iii) waive compliance by the Company or Merger Subs with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.
Section 8.15   WAIVER OF JURY TRIAL.   THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.
Section 8.16   Submission to Jurisdiction.   Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of Delaware), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the Transactions, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the Transactions, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.
Section 8.17   Remedies.   Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.
Section 8.18   Trust Account Waiver.
(a)   Reference is made to the final prospectus of SPAC dated as of August 5, 2021 and filed with the SEC (File No. 333-255116) on August 9, 2021 (the “Prospectus”). Each of the Company and Merger Subs represents and warrants to SPAC that it has read the Prospectus and understands that SPAC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “I PO”), the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public stockholders (the “Public Stockholders”), and that, except as otherwise described in the Prospectus, SPAC may disburse monies from the Trust Account only: (i) to the Public Stockholders in the event they elect to redeem their SPAC Shares in connection with the consummation of SPAC’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (ii) to the Public Stockholders if SPAC fails to consummate a Business Combination within the time period proscribed in the Prospectus, (iii) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any taxes or (iv) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and any Ancillary Document to which it is or will be a party, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Merger Subs hereby agree on behalf of themselves and their Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company or Merger Subs nor any of their Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, the Agreement, any Ancillary Document or any proposed or actual business relationship between SPAC or its Representatives, on the one hand, and the Company and Merger Subs or their Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company and Merger Subs, on behalf of themselves and their Affiliates, hereby irrevocably waive any Released Claims that they or any of their Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement, any Ancillary Document or any other agreement with SPAC or its affiliates). The Company and Merger Subs acknowledge and agree that such irrevocable waiver is material to the Agreement and specifically relied upon by the Company and Merger Subs and their Affiliates to induce SPAC to enter into this Agreement, and the Company and Merger Sub further intend and understand such waiver to be valid, binding and enforceable against the Company and Merger Subs and each of their Affiliates under applicable Law. To the extent the Company and Merger Subs or any of their Affiliates commences any action or Proceeding based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which Proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, the Company and Merger Subs hereby acknowledge and agree that the Company’s and Merger Subs’ and their Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company and Merger Subs or their affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.
(b)   Notwithstanding the foregoing, Section 8.18(a) shall not serve to limit or prohibit (and the Released Claims shall not include) the Company’s right to pursue a claim against (i) SPAC under, and on the terms and subject to the conditions in, this Agreement or under, and on the terms and subject to the conditions in, any Ancillary Document to which it and SPAC is a party or (ii) any other party to an Ancillary Document to which it is a party under, and on the terms and subject to the conditions in, such Ancillary Document, in the case of either the foregoing clause (i) or (ii), for legal relief against monies or other assets held outside the Trust Account or for specific performance or other equitable relief to the extent not prohibited by this Agreement or such Ancillary Document (including a claim for SPAC to specifically perform its obligations under this Agreement pursuant to Section 8.17). If the terms of the Confidentiality Agreement or any Ancillary Document conflicts with the terms of this Section 8.18(b), the terms of this Section 8.18(b) shall govern and control to the extent of such conflict.
Section 8.19   Transfer Taxes.   All transfer, documentary, sales, use, stamp, registration, excise, recording, value added and other such similar Taxes and fees (including any penalties and interest, but excluding for the avoidance of doubt, any Taxes or fees based in whole or in part upon income, profits or gains) (“Transfer Taxes”) imposed on the Company, SPAC or Merger Subs as a result of the SPAC Merger or the LLC Merger (and not, for the avoidance of doubt, any Taxes described in Section 2.5(c)) shall be borne and paid by the Company. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax.
* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
WESTROCK COFFEE HOLDINGS, LLC
By:
/s/ T. Christopher Pledger

Name:
T. Christopher Pledger

Title:
Chief Financial Officer

ORIGIN MERGER SUB I, INC.
By:
/s/ T. Christopher Pledger

Name:
T. Christopher Pledger

Title:
Vice President and Treasurer

ORIGIN MERGER SUB II, LLC
By:
/s/ T. Christopher Pledger

Name:
T. Christopher Pledger

Title:
Vice President and Treasurer

[Signature Page to Transaction Agreement]

RIVERVIEW ACQUISITION CORP.
By:
/s/ R. Brad Martin

Name:
R. Brad Martin

Title:
Chairman and Chief Executive Officer

Annex A
PIPE Investors

Exhibit A-1
Form of Company PIPE Subscription Agreement

Exhibit A-2
Form of SPAC PIPE Subscription Agreement

Exhibit B
Form of Registration Rights Agreement

Exhibit C
Form of Lock-Up Agreement

Exhibit D
Form of Closing Company Charter

Exhibit E
Form of Closing Company By-laws

Exhibit F
Company Member Written Consent

Exhibit G
Class B Consent

Exhibit H
WCC 2022 Equity Incentive Plan

Annex B-1
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on April 4, 2022, by and between Westrock Coffee Holdings, LLC, a Delaware limited liability company (the “Company”), and the undersigned subscriber (“Subscriber”).
RECITALS
WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into a Transaction Agreement, by and among the Company, Origin Merger Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub I”), Origin Merger Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub II”) and Riverview Acquisition Corp. (the “SPAC”), pursuant to which (a) the Company will convert from a Delaware limited liability company to a Delaware corporation (the “Conversion,” and such resulting corporation, the ”Resulting Company”), (b) immediately following the completion of the Conversion, Merger Sub I will merge with and into the SPAC, with the SPAC surviving the merger (the “SPAC Merger”) as a wholly-owned subsidiary of the Company and (c) immediately following the consummation of the SPAC Merger, the SPAC will merge with and into Merger Sub II, with Merger Sub II surviving the merger (such agreement as amended, supplemented, restated or otherwise modified from time to time, the “Transaction Agreement” and, the transactions contemplated by the Transaction Agreement, the “Transaction”);
WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Company, immediately prior to the consummation of the SPAC Merger but following the Conversion, that number of shares of the common stock of the Resulting Company, par value $0.01 per share (the “Common Shares”), set forth on the signature page hereto (the “Subscribed Shares”) for a purchase price of $10.00 per share (the “Per Share Price” and, the aggregate of such Per Share Price for all Subscribed Shares, the ”Purchase Price”), and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company; and
WHEREAS, concurrently with the execution of this Subscription Agreement, the Company and the SPAC are entering into subscription agreements (the “Other Subscription Agreements” and, together with the Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Subscribers” and, together with the Subscriber, the “Subscribers”), pursuant to which such Other Subscribers have agreed to purchase on the Closing Date (as defined below), inclusive of the Subscribed Shares, an aggregate amount of up to 22,150,000 shares of the SPAC’s Class A common stock(the ”Class A Shares”) at the Per Share Price (the “Other Subscribed Shares” and, together with the Subscribed Shares, the “Collective Subscribed Shares”).
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.   Subscription.
(a)   Subject to the terms and conditions hereof, at the Closing, the Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares as set forth on the signature page of this Subscription Agreement.
(b)   The Subscriber acknowledges and agrees that the Company reserves the right to accept or reject the Subscriber’s subscription for the Subscribed Shares for any reason or for no reason, in whole or in part, at any time prior to its acceptance, and the same shall be deemed to be accepted by the Company only when this Subscription Agreement is signed by a duly authorized person by or on behalf of the Company, which the Company may do so in counterpart form. In the event of rejection of the subscription by the Company or the termination of this Subscription Agreement in accordance with the terms hereof, the Subscriber’s payment hereunder will be returned promptly (within five Business Days) to the Subscriber along with this Subscription Agreement, and this Subscription Agreement shall have no force or effect.
(c)   The Company shall notify the Subscriber at least three Business Days prior to the Closing if the Company elects to reduce the number of Subscribed Shares to be issued and sold to Subscriber pursuant to this Subscription Agreement.
2.   Closing.
(a)   The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the closing date of the consummation of the Transaction (the “Closing Date”) immediately prior to the consummation of the SPAC Merger but following the Conversion.
(b)   The Purchase Price may be paid by Subscriber in cash, contribution of notes issued by Westrock Coffee Company, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, to the Subscriber (the “Notes”) (with the value of the Notes for this purpose being the face value of such Notes). At least seven Business Days before the anticipated Closing Date, the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company and instructions and/or an agreement for the contribution of Notes to the Company. Subscriber shall deliver (i) the portion of the Purchase Price to be paid in cash via wire transfer to the account specified in the Closing Notice no later than three Business Days prior to the Closing Date, such cash to be held by the Company in escrow until the Closing, and (ii) the portion of the Purchase Price to be paid using the Notes, if any, via a contribution, assignment, transfer and delivery of the Notes on the Closing Date to the Company. Upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 2, the Company shall deliver to Subscriber at the Closing, (i) the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions), and (ii) written notice from the Company’s transfer agent evidencing the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date. In the event that the consummation of the Transaction does not occur within five Business Days after the anticipated Closing Date specified in the Closing Notice, the Company shall promptly (but in no event later than five Business Days after the anticipated Closing Date specified in the Closing Notice) return any funds so delivered by Subscriber to the Company by wire transfer of immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or any other day on which banks located in New York, New York, are required or authorized by law to be closed. Notwithstanding such return or cancellation, (x) a failure to consummate the Transaction on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2 to be satisfied or waived on or prior to the Closing Date, and (y) unless and until this Subscription Agreement is terminated in accordance with Section 6 herein, Subscriber shall remain obligated (A) to pay the Purchase Price (including delivering any cash to be used to pay the Purchase Price in escrow as set forth in this Section 2(b)) following the Company’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 2.
(c)   The Closing shall be subject to the satisfaction or valid waiver by the Company, on the one hand, or the Subscriber, on the other, of the conditions that, on the Closing Date:
(i)
Any waiting period (and any extension thereof) applicable to the subscription and purchase of the Subscribed Shares under the Hart- Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder shall have expired or been terminated;

(ii)
no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting the consummation of the transactions contemplated hereby; and

(iii)
all conditions precedent to the closing of the Transaction set forth in the Transaction Agreement shall have been satisfied (as determined by the parties to the Transaction Agreement and other than those conditions under the Transaction Agreement which, by their nature, are to be satisfied at the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Subscribed Shares pursuant to this Subscription Agreement) or waived.

(d)   The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:
(i)
all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects at and as of the Closing Date (other than (A) representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects and (B) representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects (or, if qualified as to materiality or Subscriber Material Adverse Effect, in all respects) as of such date) and consummation of the Closing shall constitute a reaffirmation by the Subscriber of each of such representations, warranties, covenants, and agreements of the Subscriber contained in this Subscription Agreement as of the Closing Date; and

(ii)
Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(e)   The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Closing Date:
(i)
all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects at and as of the Closing Date (other than (A) representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects and (B) representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects (or, if qualified as to materiality or Subscriber Material Adverse Effect, in all respects) as of such date) and consummation of the Closing shall constitute a reaffirmation by the Company of each of such representations, warranties, covenants, and agreements of the Company contained in this Subscription Agreement as of the Closing Date; and

(ii)
the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(f)   At least three Business Days prior to the Closing, Subscriber shall deliver all such other information as is reasonably requested in order for the Company to issue the Subscribed Shares to Subscriber, including, without limitation, a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.
(g)   Notwithstanding anything to the contrary in this Subscription Agreement, prior to the Closing, the Company may, subject to at least five (5) Business Days prior notice to the SPAC and pursuant to the terms of a mutually acceptable agreement with Subscriber, permit Subscriber to fund all or any portion of the Purchase Price, using cash or contribution of Notes, prior to the Closing in exchange for the Company issuing convertible notes (the “Subscriber Prefunding Notes”) to Subscriber on customary terms (the “Prefunding”). In the event the Closing occurs, (i) the Subscriber Prefunding Notes shall, immediately following the Conversion (as defined in the Transaction Agreement) be converted into the number of Common Shares (rounded up to the nearest whole share) (such shares, the “Note Issued Shares”) equal to the quotient of the balance on the Subscriber Prefunding Notes at Closing divided by Per Share Price, not to exceed the number of Subscribed Shares and (ii) the balance on the Subscriber Prefunding Notes at Closing shall be netted at Closing against the total Purchase Price (such netted amount, the “Balance”) that would have been due to the Company pursuant to Section 2(b) had such Prefunding not occurred. At least five (5) Business Days prior to the Closing, the Company shall deliver a statement to Subscriber setting forth its calculation of the Balance. If the Balance requires a payment from Subscriber to the Company, Subscriber shall pay the amount of the Balance to the Company, using cash or contribution of Notes, in the time frame required for the payment of the Purchase Price under Section 2(b) and shall receive the number of Common Shares equal to the difference between Subscribed Shares and the Note Issued Shares. If the Balance requires a payment from the Company to Subscriber, the Company shall pay the amount of the Balance to Subscriber within five (5) Business Days of the Closing.
3.   Company Representations and Warranties.   The Company represents and warrants to Subscriber that:
(a)   The Company (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of formation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company that would reasonably be expected to have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares.
(b)   The Subscribed Shares, as of the Closing Date (following the Conversion), will be duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive rights created under the Company’s organizational documents (as in effect at the time of such issuance) or the laws of its jurisdiction of incorporation.
(c)   This Subscription Agreement has been duly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.
(d)   Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 4 of this Subscription Agreement, the execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect.
(e)   Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 4 of this Subscription Agreement, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including The Nasdaq Stock Market (“Nasdaq”)) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement pursuant to the Registration Rights Agreement (as defined in the Transaction Agreement), (iii) the filing of a Notice of Exempt Offering of Securities on Form D with the United States Securities and Exchange Commission (“Commission”) under Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Commission promulgated thereunder, if applicable, (iv) those required to consummate the Transaction as provided under the Transaction Agreement, (v) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable, and (vi) the failure of which to obtain would not be reasonably likely to have a Company Material Adverse Effect.
(f)   As of the date hereof, the Company has not received any written communication from a governmental authority that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(g)   Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares by the Company to Subscriber.
(h)   Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Shares.
(i)   No broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber based on arrangements made by or on behalf of the Company.
4.   Subscriber Representations and Warranties.   Subscriber represents and warrants to the Company that:
(a)   Subscriber (i) if an entity, is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.
(b)   This Subscription Agreement has been duly authorized, executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.
(c)   The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) if Subscriber is an entity, the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have, individually or in the aggregate, a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to timely consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.
(d)   Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), or (7) of Regulation D under the Securities Act) satisfying the applicable requirements set forth           on Annex A, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares.
(e)   Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act and that the Company is not required to register the Subscribed Shares except as required by the Registration Rights Agreement. Subscriber understands that the Subscribed Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book-entry statements representing the Subscribed Shares shall contain a legend to such effect. As a result of these transfer restrictions, Subscriber understands that Subscriber may not be able to readily resell, offer, pledge or otherwise dispose of the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the Closing Date. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares.
(f)   Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company, any other party to the Transaction or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Subscription Agreement.
(g)   In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received or had access to such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company and the Transaction (including the SPAC and its business). Subscriber acknowledges that the Subscriber has consulted with Subscriber’s own legal, accounting, financial, regulatory and tax advisors, to the extent the Subscriber deemed appropriate to make an investment decision with respect to the Subscribed Shares. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Subscriber acknowledges and agrees that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. Subscriber further acknowledges and agrees that the information provided to Subscriber was preliminary and subject to change, and that any changes to such information, including, without limitation, the information in the registration statement and the registration statement on Form S-4 that the Company intends to file with the Commission (which will include substantial additional information about the Company, the SPAC and the Transaction and will update and supersede the information previously provided to Subscriber) and any changes based on updated information or changes in terms of the Transaction, shall in no way impact Subscriber’s obligation to purchase the Subscribed Shares hereunder.
(h)   Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
(i)   Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber (i) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (ii) has exercised independent judgment in evaluating its participation in the purchase of the Subscribed Shares.
(j)   Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.
(k)   Subscriber understands and agrees that no federal or state agency has passed judgment upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.
(l)   Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law.
(m)   Subscriber does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof such Subscriber has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of the Company.
(n)   Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of the Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).
(o)   No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244)

will acquire a substantial interest in the Company as a result of the purchase and sale of Subscribed Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of Subscribed Shares hereunder.
(p)   If Subscriber is or is acting on behalf of an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b) (4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) neither the Company, nor any of its respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and (ii) the acquisition and holding of the Subscribed Shares will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.
(q)   Subscriber has and, at the Closing, will have sufficient funds or Notes to pay the Purchase Price pursuant to Section 1 and consummate the purchase and sale of the Subscribed Shares pursuant to this Subscription Agreement.
(r)   Subscriber represents that no disqualifying event described in Rule 506(d)(1)(i)-(viii) under the Securities Act (a “Disqualification Event”) is applicable to Subscriber or any of its Rule 506(d) Related Parties (as defined below), except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Subscriber hereby agrees that it shall notify the Company promptly in writing in the event a Disqualification Event becomes applicable to Subscriber or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2) (ii) or (iii) or (d)(3) is applicable. For purposes of this Section 4(r), “Rule 506(d) Related Party” shall mean a person or entity that is a beneficial owner of Subscriber’s securities for purposes of Rule 506(d) under the Securities Act.
(s)   Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, the SPAC, any of their affiliates or any of their respective control persons, officers, directors, employees, agents or representatives), other than the representations and warranties of the Company expressly set forth in this Subscription Agreement, in making its investment or decision to invest in the Company. Subscriber agrees that none of (i) any other Subscriber pursuant to any Other Subscription Agreement or any other agreement related to the private placement of Common Shares (including the controlling persons, officers, directors, partners, agents or employees of any such Subscriber), or (ii) the Company, its affiliates or any of their or their respective affiliates’ control persons, officers, directors, partners, agents, employees or representatives, shall be liable to any other Subscriber pursuant to this Subscription Agreement or any other agreement related to the private placement of Common Shares or Class A Shares for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Shares hereunder.
(t)   Subscriber agrees that the SPAC may rely upon the representations and warranties made by Subscriber to the Company in this Subscription Agreement.
(u)   No broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber.
(v)   Subscriber acknowledges and is aware that Stifel Financial Corp. and Wells Fargo Securities, LLC are acting as financial advisors to the Company in connection with the Transaction.

5.   Additional Subscriber Agreement.   Subscriber hereby agrees that, from the date of this Subscription Agreement until the earlier of the Closing or the termination of this Subscription Agreement in accordance with its terms, none of Subscriber or any person or entity acting on behalf of Subscriber or pursuant to any understanding with Subscriber will engage, directly or indirectly, in any Short Sales with respect to securities of the Company. For purposes of this Section 5, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.
6.   Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of the Company and the Subscriber to terminate this Subscription Agreement, provided that the consent of the SPAC shall be required for termination pursuant to this Section 6(b), (c) if, on the Closing Date of the Transaction, any of the conditions to Closing set forth in Section 2 of this Subscription Agreement have not been satisfied as of the time required hereunder to be so satisfied or waived by the party entitled to grant such waiver and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated, and (d) the date that is nine (9) months from the date hereof; provided that nothing herein will relieve any party hereto from liability for any willful breach hereof prior to the time of termination, and each party hereto will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Transaction Agreement promptly after the termination thereof.
7.   Miscellaneous.
(a)   All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient; provided, that such notice, request, demand, claim or other communication is also sent to the recipient pursuant to clauses (i), (iii) or (iv) of this Section 7(a), (iii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 7(a). A courtesy electronic copy of any notice sent by methods (i), (iii), or (iv) above shall also be sent to the recipient via electronic mail if provided in the applicable signature page hereof or to an electronic mail address as subsequently modified by written notice given in accordance with this Section 7(a).
(b)   Subscriber acknowledges that the Company, the SPAC and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company and the SPAC if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. The Company acknowledges that Subscriber and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.
(c)   Each of the Company, the SPAC and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(d)   Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.
(e)   Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder, if any) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder in connection with the consummation of the Transaction). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates or, with the prior written consent of the Company and the SPAC, to another person, provided that no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations.
(f)   All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.
(g)   The Company may request from Subscriber such additional information as the Company may deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares, and Subscriber shall provide such information as may be reasonably requested. Subscriber acknowledges that the Company may file a copy of this Subscription Agreement with the Commission as an exhibit to a periodic report of the Company or a registration statement of the Company.
(h)   Each of the Company and Subscriber hereto agrees that the Subscriber’s identity and the Subscription, as well as nature of the Subscriber’s obligations hereunder, may be disclosed in public announcements and disclosures required by the Commission, including in any registration statements, proxy statements, consent solicitation statements and other Commission filings to be filed by the Company or the SPAC in connection with the Subscription and/or Transactions; provided that such disclosure is limited to the extent required to comply with law, rules or regulations, in response to a comment or request from the staff of the Commission or another regulatory agency or under Nasdaq regulations; provided further that, to the extent permitted by the foregoing, Subscriber shall have an opportunity to review all disclosures in which it is named prior to filing or public release. In all other cases, the Company acknowledges and agrees that the Company will not, and will cause its representatives not to publicly make reference to the Subscriber or any of its affiliates in connection with the Transactions or this Subscription Agreement, including in a press release or marketing materials of the Company or for any similar or related purpose (provided that each of the Company and the SPAC may disclose its entry into this Subscription Agreement and the Purchase Price) without the prior written consent of the Subscriber.
(i)   This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought; provided, that, this Subscription Agreement may be amended, modified, waived or terminated with the written consent of the Company and the Subscribers then holding a majority of the Collective Subscribed Shares then committed to be purchased at the Closing by (or, if after the Closing, then held by) all Subscribers (the “Required Subscribers”). Upon the effectuation of such waiver, modification, amendment or termination with the consent of the Required Subscribers in conformance with this Section 7(i), such amendment, modification, waiver or termination shall be binding on all Subscribers and effective as to all of the Subscription Agreements. The Company shall promptly give written notice thereof to Subscriber if Subscriber has not previously consented to such amendment, modification, waiver or termination in writing; provided that the failure to give such notice shall not affect the validity of such amendment, modification, waiver or termination. Notwithstanding anything to the contrary herein, (i) no amendment, modification or waiver shall be effective against any Subscriber unless such amendment, modification or waiver applies to all Subscribers equally, (ii) any amendment, modification or waiver that has a disproportionate effect on a Subscriber (considered apart from any disproportionate effect owing to the number of Subscribed Shares held by such Subscriber), shall require the consent of such Subscriber, and (iii) any amendment or waiver that has, or is reasonably likely, to adversely affect the SPAC or the Transaction, in any material respect, shall require the prior written consent of the SPAC.

(j)   This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties hereto, with respect to the subject matter hereof. Except as otherwise provided in Section 7(k), this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective permitted successors and assigns.
(k)   Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
(l)   If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
(m)   This Subscription Agreement may be executed and delivered in counterparts (including by electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(n)   This Subscription Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person; provided, however, that the SPAC shall be an intended third party beneficiary of this Subscription Agreement.
(o)   The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce Subscriber’s obligations to fund the Purchase Price and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 7(o) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. In connection with any proceeding for which the Company is being granted an award of money damages, the Subscriber agrees that such damages, to the extent payable by such party, shall include, without limitation, damages related to the consideration that is or was to be paid to the Company under the Transaction Agreement and/or this Subscription Agreement and such damages are not limited to an award of out-of-pocket fees and expenses related to the Transaction Agreement and this Subscription Agreement.
(p)   No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
(q)   This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.
(r)   EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES HERETO FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.
(s)   The parties hereto agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the state of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the state of Delaware) (collectively the “Designated Courts”). Each party hereto hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereto hereby irrevocably waives all claims of immunity from jurisdiction and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties hereto also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 7(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties hereto have submitted to jurisdiction as set forth above.
(t)   This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, sponsor, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Subscription Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.
(u)   The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute the Subscriber and other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscriber and other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for the Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of the Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.
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IN WITNESS WHEREOF, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.
WESTROCK COFFEE HOLDINGS, LLC
By:	/s/ T. Christopher Pledger Name: T. Christopher Pledger Title: Chief Financial Officer Address for Notices:

IN WITNESS WHEREOF, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.
[SUBSCRIBER]
By:	Name: Title: Address for Notices:
Name in which shares are to be registered:

Number of Subscribed Shares subscribed for:

Price Per Subscribed Share:
$10.00

Aggregate Purchase Price:
$
You must pay the Purchase Price by contribution of the Notes and/or wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.

ANNEX A
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER
This Annex A should be completed and signed by Subscriber
and constitutes a part of the Subscription Agreement.
A.
QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐
Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.
INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the box)

☐
Subscriber is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), or (7) of Regulation D under the Securities Act) and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

C.
AFFILIATE STATUS
(Please check the applicable box) SUBSCRIBER:

☐ is:
☐ is not:
an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.
Rule 501(a), in relevant part, states that an institutional “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an institutional “accredited investor.”
☐
(a) Any individual (not a partnership, corporation, etc.) whose individual net worth (excess of total assets at fair market value, including homes (but excluding the value of the primary residence of such individual), automobiles and personal property, over total liabilities (excluding the amount of indebtedness secured by the individual’s primary residence up to its fair market value, but including the amount of any such indebtedness in excess of such fair market value)), or joint net worth with his or her spouse, or spousal equivalent, presently exceeds $1,000,000;

☐
(b) Any individual (not a partnership, corporation, etc.) who had an income in excess of $200,000 in each of the two most recent years, or joint income with his or her spouse, or spousal equivalent, in excess of $300,000 in each of those years (in each case including foreign income, tax exempt income and full amount of capital gains and losses but excluding any income of other family members and any unrealized capital appreciation) and has a reasonable expectation of reaching the same income level in the current year;

☐
(c) Any director or executive officer (e.g., president or any vice president in charge of a principal business unit, division or function such as sales, administration or finance) of the SPAC;

☐
(d) Any corporation, partnership, Massachusetts business trust, limited liability company, or non-profit organization within the meaning of Section 501(c)(3) of the Internal Revenue Code, or other entity, in each case not formed for the specific purpose of acquiring the Subscribed Shares and with total assets in excess of $5,000,000;

☐
(e) Any trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Subscribed Shares, whose purchase would be directed by a “sophisticated person” as described in Rule 506(b)(2)(ii);

☐
(f) Any revocable trust which may be amended or revoked by the grantors, and all of the grantors satisfy the conditions of clauses (a), (b) or (c) above;

☐
(g) Any bank, broker or dealer, investment adviser, insurance company, investment company, Small Business Investment Company, employee benefit plan, state plan, private business development company meeting the criteria described in Rule 501(a) clause (1);

☐
(h) Any entity all the equity owners of which are “accredited investors” within one or more of the above categories;

☐
(i) Any a natural person who holds, in good standing, one of the following professional licenses: the General Securities Representative license (Series 7), the Private Securities Offerings Representative license (Series 82), or the Investment Adviser Representative license (Series 65);

☐
(j) Any natural person who is a “knowledgeable employee,” as defined in Rule 3c-5(a)(4) under the Investment Company Act of 1940, of the Issuer; and

☐
(k) Any “family office” or “family client” as defined in rule 202(a)(11)(G)-1 that meets the requirements described in Rule 501(a) clause (12).

SUBSCRIBER: Print Name:
By:	Name: Title:

Annex B-2
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on April 4, 2022, by and between Riverview Acquisition Corp., a Delaware corporation (the “SPAC”), Westrock Coffee Holdings, LLC, a Delaware limited liability company (“Westrock” or the “Company”), and the undersigned subscriber (“Subscriber”).
RECITALS
WHEREAS, concurrently with the execution of this Subscription Agreement, the SPAC is entering into a Transaction Agreement, by and among Westrock, Origin Merger Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of Westrock (“Merger Sub I”), Origin Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Westrock (“Merger Sub II “), and the SPAC, pursuant to which (a) Westrock shall convert from a Delaware limited liability company to a Delaware corporation (the “Conversion”), (b) immediately following confirmation of the Conversion, Merger Sub I will merge with and into SPAC (the “SPAC Merger”), the separate existence of Merger Sub I will cease and SPAC will be the surviving corporation of the SPAC Merger and a direct wholly owned subsidiary of Westrock (the “SPAC Merger Surviving Company”), and (c) immediately following confirmation of the SPAC Merger, the SPAC Merger Surviving Company will merge with and into Merger Sub II (the “LLC Merger”), the separate existence of the SPAC Merger Surviving Company will cease and Merger Sub II will be the surviving entity of the LLC Merger and a direct wholly owned subsidiary of Westrock (such agreement as amended, supplemented, restated or otherwise modified from time to time, the “Transaction Agreement” and, the transactions contemplated by the Transaction Agreement, the “Transaction”);
WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the SPAC, immediately prior to the consummation of the Transaction, that number of shares of the SPAC’s Class A common stock, par value $0.001 per share (the “Class A Shares”), set forth on the signature page hereto (the “Committed Shares”, as may be decreased by any Non-Redeemed Shares (as defined below) pursuant to Section 1(b), collectively, the “Subscribed Shares”) for a purchase price of $10.00 per share (the “Per Share Price” and, the aggregate of such Per Share Price for all Subscribed Shares, the “Purchase Price”), and the SPAC desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the SPAC;
WHEREAS, concurrently with the execution of this Subscription Agreement, each of the SPAC and Westrock are parties to subscription agreements (the “Other Subscription Agreements” and, together with the Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Subscribers” and, together with the Subscriber, the “Subscribers”), pursuant to which such Other Subscribers have agreed to purchase on the Closing Date (as defined below), inclusive of the Subscribed Shares, an aggregate amount of up to [22,150,000] Class A Shares (and [2,850,000] shares of Westrock) at the Per Share Price (the “Other Subscribed Shares” and, together with the Subscribed Shares, the “Collective Subscribed Shares”); and
WHEREAS, with respect to any obligations existing in this Subscription Agreement, following consummation of the Transaction, for the avoidance of doubt, (i) Westrock shall be the public issuer, (ii) the term “SPAC” shall refer to Westrock and (iii) the term “Subscribed Shares” as defined above shall refer to the shares of common stock, par value $0.01 of Westrock (“Westrock Common Shares”), into which the Subscribed Shares were converted on a one-for-one basis as a result of the SPAC Merger.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.   Subscription.
(a)   Subject to the terms and conditions hereof, at the Closing, the Subscriber hereby agrees to subscribe for and purchase, and the SPAC hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Committed Shares as set forth on the signature page of this Subscription Agreement.

(b)   Notwithstanding anything to the contrary contained in this Subscription Agreement, if (i) the Subscriber holds any Class A Shares acquired after the date hereof, along with any related Redemption Rights (such shares acquired after the date hereof, the “Eligible Shares”) as of the fifth calendar day after the effectiveness of Westrock’s Registration Statement on Form S-4 and the SPAC’s Proxy Statement; and (ii) the Subscriber (1) does not exercise any right to redeem or convert Class A Shares in connection with the redemption conducted by the SPAC in accordance with the SPAC’s organizational documents and final IPO prospectus in conjunction with the Closing (“Redemption Rights”) with respect to such Eligible Shares (including revoking any prior redemption or conversion elections made with respect to such Eligible Shares), (2) does not Transfer such Eligible Shares prior to the Closing Date, (3) does not vote such Eligible Shares with respect to any proposal contained in the SPAC’s proxy statement seeking stockholder approval of the Transactions (the “Proxy Statement”), and (4) notifies the SPAC of purchase price paid for each Eligible Share, then such Eligible Shares shall be “Non-Redeemed Shares”, and the number of Committed Shares the Subscriber is obligated to purchase under this Subscription Agreement may be reduced by the number of Non-Redeemed Shares. In order to decrease the Committed Shares, the Subscriber must, at least five Business Days prior to the date of the SPAC’s special stockholders meeting to be held pursuant to the Proxy Statement, deliver to the SPAC a certificate in the form attached hereto as Annex A, and shall further, upon the SPAC’s request, promptly provide such additional documents reasonably requested by the SPAC relating to the Eligible Shares. For purposes of this Section 1(b), “Transfer” means any (x) sale, offer to sell, contract or agreement to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to any relevant securities, (y) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any relevant securities, or (z) public announcement of any intention to effect any transaction specified in clause (x) or (y).
(c)   The Subscriber acknowledges and agrees that the SPAC reserves the right to accept or reject the Subscriber’s subscription for the Subscribed Shares for any reason or for no reason, in whole or in part, at any time prior to its acceptance, and the same shall be deemed to be accepted by the SPAC only when this Subscription Agreement is signed by a duly authorized person by or on behalf of the SPAC, which the SPAC may do so in counterpart form. In the event of rejection of the subscription by the SPAC or the termination of this Subscription Agreement in accordance with the terms hereof, any payment made by the Subscriber hereunder will be returned promptly (within three Business Days) to the Subscriber along with this Subscription Agreement, and this Subscription Agreement shall (subject to Section 9) have no force or effect.
(d)   The SPAC shall notify the Subscriber at least fifteen Business Days prior to the Closing if the SPAC elects to reduce the number of Subscribed Shares to be issued and sold to Subscriber pursuant to this Subscription Agreement.
2.   Closing.
(a)   The consummation of the Subscription contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction (the “Transaction Closing”). The Closing shall occur on the date of, and immediately prior to or substantially concurrently with, the consummation of the Transaction (the “Closing Date”).
(b)   At least seven Business Days before the anticipated Closing Date, the SPAC shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date, (ii) that the SPAC reasonably expects all conditions to the closing of the Transaction to be satisfied or waived, and (iii) the wire instructions for delivery of the Purchase Price to the SPAC. Subscriber shall deliver via wire transfer to the account specified in the Closing Notice, no later than two Business Days prior to the Closing Date, the Purchase Price in cash, such cash to be held by the SPAC in escrow until the Closing. On the Closing Date, the SPAC shall confirm to Subscriber in writing (it being understood that an email confirmation is sufficient) that all conditions to the closing of the Transaction have been satisfied or waived (other than those conditions that may only be satisfied at the closing of the Transaction, but subject to the satisfaction or waiver of such conditions as of the closing of the

B-2-2

Transaction) and deliver to Subscriber against the payment of the Purchase Price thereof (i) the Subscribed Shares in book-entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws or as set forth herein), registered in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, and (ii) a statement of the SPAC’s transfer agent confirming the issuance and delivery of the Subscribed Shares to the Subscriber (or such nominee or custodian) on and as of the Closing Date. Upon delivery of the Subscribed Shares to Subscriber (or its nominee or custodian, if applicable), the Purchase Price may be released by the SPAC from escrow. In the event that the consummation of the Transaction does not occur within two Business Days after the anticipated Closing Date specified in the Closing Notice, the SPAC shall promptly (but in no event later than three Business Days after the anticipated Closing Date specified in the Closing Notice) return the funds so delivered by Subscriber to the SPAC by wire transfer of immediately available funds to the account specified by Subscriber, and any book entries shall be cancelled. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or any other day on which banks located in New York, New York, are required or authorized by law to be closed. Notwithstanding such return or cancellation, (x) a failure to consummate the Transaction on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2 to be satisfied or waived on or prior to the Closing Date, and (y) unless and until this Subscription Agreement is terminated in accordance with Section 8 herein, Subscriber shall remain obligated (A) to redeliver funds to the SPAC in escrow following the SPAC’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 2.
(c)   The Closing shall be subject to the satisfaction or valid waiver in writing by both the SPAC, on the one hand, and the Subscriber, on the other, of the conditions that, on the Closing Date:
(i)
no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting the consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition; and

(ii)
all conditions precedent to the closing of the Transaction set forth in the Transaction Agreement, including all necessary approvals of the Company’s stockholders and regulatory approvals, if any, shall have been satisfied (as determined by the parties to the Transaction Agreement and other than those conditions under the Transaction Agreement which, by their nature, are to be satisfied at the closing of the Transaction (including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Subscribed Shares pursuant to this Subscription Agreement), but subject to the satisfaction or waiver of such conditions as of the closing of the Transaction) or waived in writing by the party entitled to the benefit thereof under the Transaction Agreement.

(d)   The obligation of the SPAC to consummate the Closing shall be subject to the satisfaction or valid waiver in writing by the SPAC of the additional conditions that, on the Closing Date:
(i)
all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects at and as of the Closing Date (other than (A) representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects and (B) representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects (or, if qualified as to materiality or Subscriber Material Adverse Effect, in all respects) as of such date) and consummation of the Closing shall constitute a reaffirmation by the Subscriber of each of such representations and warranties of the Subscriber contained in this Subscription Agreement as of the Closing Date; and

B-2-3

(ii)
Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(e)   The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver in writing by Subscriber of the additional conditions that, on the Closing Date:
(i)
all representations and warranties of the SPAC and the Company contained in this Subscription Agreement shall be true and correct in all material respects at and as of the Closing Date (other than (A) representations and warranties that are qualified as to materiality or SPAC Material Adverse Effect or Company Material Adverse Effect (each, as defined below), which representations and warranties shall be true and correct in all respects and (B) representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects (or, if qualified as to materiality or SPAC Material Adverse Effect or Company Material Adverse Effect, in all respects) as of such date) and consummation of the Closing shall constitute a reaffirmation by the SPAC of each of such representations and warranties of the SPAC contained in this Subscription Agreement as of the Closing Date;

(ii)
the SPAC shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iii)
the Transaction Agreement (as the same exists on the date of this Subscription Agreement) shall not have been terminated, rescinded or rendered invalid, illegal or unenforceable by law or otherwise without the Transaction being consummated, and the terms of the Transaction Agreement shall not have been amended, modified or waived in a manner that would materially adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement without having received Subscriber’s prior written consent to such amendment, modification or waiver.

(f)   At least three Business Days prior to the Closing, Subscriber shall deliver all such other information as is reasonably requested in order for the SPAC to issue the Subscribed Shares to Subscriber, including, without limitation, a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.
3.   SPAC Representations and Warranties.   The SPAC represents and warrants to Subscriber and Westrock that:
(a)   The SPAC (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a SPAC Material Adverse Effect. For purposes of this Subscription Agreement, a “SPAC Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the SPAC that would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the SPAC or on the SPAC’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares.
(b)   The Subscribed Shares are or, as of the Closing Date, will be duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive or similar rights created under the SPAC’s organizational documents (as in effect at the time of such issuance) or the laws of its jurisdiction of incorporation.

B-2-4

(c)   This Subscription Agreement has been duly authorized, executed and delivered by the SPAC, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the SPAC, enforceable against the SPAC in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.
(d)   Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 5 of this Subscription Agreement, the execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares and the compliance by the SPAC with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the SPAC pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the SPAC is a party or by which the SPAC is bound or to which any of the property or assets of the SPAC is subject; (ii) the organizational documents of the SPAC; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the SPAC or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a SPAC Material Adverse Effect.
(e)   Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 5 of this Subscription Agreement, the SPAC is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including The Nasdaq Stock Market (“Nasdaq”)) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement pursuant to Section 7 below, (iii) the filing of a Notice of Exempt Offering of Securities on Form D with in the United States Securities and Exchange Commission (the “Commission”) under Regulation D of the Securities Act of 1933 as amended (the “Securities Act”), and the rules and regulations of the Commission promulgated thereunder, if applicable (iv) those required by Nasdaq, including with respect to obtaining stockholder approval, (v) those required to consummate the Transaction as provided under the Transaction Agreement, (vi) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable, and (vii) the failure of which to obtain would not be reasonably likely to have a SPAC Material Adverse Effect.
(f)   A copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document, if any, required to be filed by the SPAC with the Commission since its initial registration of the Class A Shares under the Exchange Act (the “SEC Reports”) is available to Subscriber via the Commission’s EDGAR system. As of their respective dates, all SEC Reports complied in all material respects with the requirements of the Securities Act, and the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the SPAC included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the SPAC as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. Notwithstanding the foregoing, this representation and warranty shall not apply to any statement or information in the SEC Reports that relates to changes to historical accounting policies of the SPAC in connection with any order, directive, guideline, comment or recommendation from the Commission or the SPAC’s auditors or accountants that is applicable to the SPAC or the SPAC’s auditor or accountants, nor shall any correction, amendment or restatement of the SPAC’s financial statements resulting from or relating to such result in a breach of any representation or warranty by the SPAC. Except as would not, individually or in the aggregate, be reasonably likely

B-2-5

to have a SPAC Material Adverse Effect, the SPAC has timely filed each report, statement, schedule, prospectus, and registration statement that the SPAC was required to file with the Commission since its initial registration of the Class Shares under the Exchange Act. Except as would not, individually or in the aggregate, be reasonably likely to have a SPAC Material Adverse Effect, there are no outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance of the Commission with respect to any of the SEC Reports.
(g)   The SPAC is in compliance with all applicable law, except where such non-compliance would not be reasonably likely to have a SPAC Material Adverse Effect. The SPAC has not received any written communication from a governmental authority that alleges that the SPAC is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.
(h)   Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a SPAC Material Adverse Effect, there is no (i) action, suit, claim, arbitration or other proceeding, in each case by or before any governmental authority or arbitrator pending, or, to the knowledge of the SPAC, threatened against the SPAC or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the SPAC.
(i)   As of the date hereof, the issued and outstanding Class A Shares are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on Nasdaq under the symbol “RVAC” (it being understood that the trading symbol will be different for Westrock upon completion of the Transaction). There is no suit, action, proceeding or investigation pending or, to the knowledge of the SPAC, threatened against the SPAC by the Nasdaq or the Commission with respect to any intention by such entity to deregister the Class A Shares or prohibit or terminate the listing of the Class A Shares on the Nasdaq. Except as contemplated by the Transaction Agreement, the SPAC has taken no action that is designed to terminate the registration of the Class A Shares under the Exchange Act.
(j)   Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 5 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares by the SPAC to Subscriber.
(k)   Neither the SPAC nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Shares. Neither the SPAC, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security under circumstances that would adversely affect reliance by the SPAC on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the issuance of the Subscribed Shares under the Securities Act.
(l)   As of the date of this Subscription Agreement, the authorized capital stock of the SPAC consists of (i) 100,000,000 shares of the SPAC’s common stock, par value $0.001 per share, with (A) 85,000,000 shares being designated as Class A Shares and (B) 15,000,000 shares being designated as Class B common stock, par value $0.001 per share (“Class B Shares”), and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Shares”). As of the date of this Subscription Agreement, (i) 25,000,000 Class A Shares and 6,250,000 Class B Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no shares of the SPAC’s common stock are held in the treasury of the Company, (iii) 7,400,000 private placement warrants (the “Private Placement Warrants”) are issued and outstanding and 7,400,000 Class A Shares are issuable in respect of such Private Placement Warrants, and (iv) 12,500,000 public warrants (the “Public Warrants”) are issued and outstanding and 12,500,000 Class A Shares are issuable in respect of such Public Warrants. As of the date of this Subscription Agreement, there are no Preferred Shares issued and outstanding. Each Private Placement Warrant and Public Warrant is exercisable for one Class A Share at an exercise price of $11.50. As of the date of this Subscription Agreement, the SPAC has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. Except for such matters as have not had, individually or in the aggregate, a SPAC Material Adverse Effect, as of the

B-2-6

date hereof there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the SPAC, threatened against the SPAC or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the SPAC.
(m)   The SPAC has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which Subscriber could become liable.
(n)   The SPAC is not, and immediately after receipt of payment of the Purchase Price, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
4.   Company Representations and Warranties.   The Company represents and warrants to Subscriber that:
(a)   The Company (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of formation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company that would reasonably be expected to have a material adverse effect on the business, properties, financial condition, members’ equity or results of operation of the Company or the  Company’s ability to consummate the transactions contemplated hereby.
(b)   This Subscription Agreement has been duly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber and SPAC, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.
(c)   Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 5 and SPAC set forth in Section 3 of this Subscription Agreement, the execution and delivery of this Subscription Agreement and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect.
(d)   As of the date hereof, the Company has not received any written communication from a governmental authority that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(e)   As of the Closing Date, the issued and outstanding Westrock Common Shares will be registered pursuant to Section 12(b) of the Exchange Act, and will be listed for trading on Nasdaq or another national stock exchange.

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(f)   The Company is not, and immediately after the consummation of the Transaction and the transactions contemplated by this Agreement and the Other Subscription Agreements will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
5.   Subscriber Representations and Warranties.   Subscriber represents and warrants to the SPAC and Westrock that:
(a)   Subscriber (i) if an entity, is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.
(b)   This Subscription Agreement has been duly authorized, executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the SPAC, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.
(c)   The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) if Subscriber is an entity, the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have, individually or in the aggregate, a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to timely consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.
(d)   Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) of Regulation D under the Securities Act) satisfying the applicable requirements set forth on Annex B, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the SPAC with the requested information on Annex B following the signature page hereto).
(e)   Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act and that the SPAC is not required to register the Subscribed Shares except as set forth in Section 7 of this Subscription Agreement. Subscriber understands that the Subscribed Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the SPAC or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book-entry statements representing the Subscribed Shares shall contain a legend to such effect. As a result of these transfer restrictions, Subscriber understands that Subscriber may not be able to readily resell,

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offer, pledge or otherwise dispose of the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the Closing Date. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares.
(f)   Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the SPAC. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the SPAC, Westrock or any other party to the Transaction or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the SPAC or Westrock set forth in this Subscription Agreement.
(g)   In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber and the representations and warranties of the SPAC and Westrock in this Agreement. Subscriber acknowledges and agrees that Subscriber has received or had access to such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the SPAC and the Transaction (including Westrock and its business). Subscriber acknowledges that the Subscriber has consulted with Subscriber’s own legal, accounting, financial, regulatory and tax advisors, to the extent the Subscriber deemed appropriate to make an investment decision with respect to the Subscribed Shares. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Without limiting the generality of the foregoing, Subscriber acknowledges that it has reviewed the SPAC’s filings with the Commission. Subscriber acknowledges and agrees that certain information provided by the SPAC was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. Subscriber further acknowledges and agrees that the information provided to Subscriber was preliminary and subject to change, and that any changes to such information, including, without limitation, the information in the registration statement and the Proxy Statement that Westrock intends to file with the Commission (which will include substantial additional information about the SPAC, Westrock and the Transaction and will update and supersede the information previously provided to Subscriber) and any changes based on updated information or changes in terms of the Transaction, shall in no way impact Subscriber’s obligation to purchase the Subscribed Shares hereunder.
(h)   Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the SPAC and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the SPAC. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the SPAC represents and warrants that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
(i)   Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares, including those set forth in the SPAC’s filings with the Commission. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber (i) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating

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investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (ii) has exercised independent judgment in evaluating its participation in the purchase of the Subscribed Shares.
(j)   Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the SPAC. Subscriber acknowledges specifically that a possibility of total loss exists.
(k)   Subscriber understands and agrees that no federal or state agency has passed judgment upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.
(l)   Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares were legally derived.
(m)   Subscriber does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof such Subscriber has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of the SPAC.
(n)   No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the SPAC as a result of the purchase and sale of Subscribed Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the SPAC from and after the Closing as a result of the purchase and sale of Subscribed Shares hereunder.
(o)   If Subscriber is or is acting on behalf of an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) neither the SPAC, nor any of its respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire,

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continue to hold or transfer the Subscribed Shares and (ii) the acquisition and holding of the Subscribed Shares will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.
(p)   At the Closing, Subscriber will have sufficient funds to pay the Purchase Price pursuant to Section 1 and consummate the purchase and sale of the Subscribed Shares pursuant to this Subscription Agreement.
(q)   Subscriber represents that no disqualifying event described in Rule 506(d)(1)(i)-(viii) under the Securities Act (a “Disqualification Event”) is applicable to Subscriber or any of its Rule 506(d) Related Parties (as defined below), except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Subscriber hereby agrees that it shall notify the SPAC promptly in writing in the event a Disqualification Event becomes applicable to Subscriber or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Section 5(q), “Rule 506(d) Related Party” shall mean a person or entity that is a beneficial owner of Subscriber’s securities for purposes of Rule 506(d) under the Securities Act.
(r)   Subscriber agrees that none of (i) any Other Subscriber pursuant to any Other Subscription Agreement or any other agreement related to the private placement of Class A Shares (including the controlling persons, officers, directors, partners, agents or employees of any such Other Subscriber), or (ii) the SPAC, its affiliates or any of their or their respective affiliates’ control persons, officers, directors, partners, agents, employees or representatives, shall be liable to any Other Subscriber pursuant to this Subscription Agreement or any other agreement with the Subscriber related to the private placement of Class A Shares for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Shares hereunder.
(s)   No broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber based on an arrangement made by the Subscriber or its affiliates for which SPAC or Westrock or their affiliates are or may be liable.
(t)   Subscriber acknowledges and is aware that Stephens, Inc. is acting as financial advisor to the SPAC in connection with the Transaction.
6.   Additional Subscriber Agreement.   Subscriber hereby agrees that, from the date of this Subscription Agreement until the earlier of the Closing or the termination of this Subscription Agreement in accordance with its terms, none of Subscriber or any person or entity acting on behalf of Subscriber or pursuant to any understanding with Subscriber will engage, directly or indirectly, in any Short Sales with respect to securities of the SPAC. For purposes of this Section 6, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. For the avoidance of doubt, nothing contained herein shall prohibit Subscriber from engaging in any purchase of securities by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates in an open market transaction after the execution of this Subscription Agreement. Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management with Subscriber that have no knowledge of this Subscription Agreement or of Subscriber’s subscription (including Subscriber’s controlled affiliates and/or affiliates) from entering into any Short Sales and (ii) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement.
7.   Registration of Subscribed Shares.
(a)   Westrock agrees that, within thirty (30) days following the Closing (the “Filing Deadline”), Westrock will file with the Commission (at Westrock’s sole cost and expense) a registration statement

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registering the resale of the Westrock Common Shares resulting from the exchange of the Subscribed Shares in the SPAC Merger (the “Registration Statement”), and Westrock shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the Filing Deadline and (ii) the 10th Business Day after the date Westrock is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, that if such day falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business. Westrock shall provide a draft of the Registration Statement to Subscriber for review at least two (2) Business Days in advance of filing the Registration Statement provided that, for the avoidance of doubt, in no event shall the Company be required to delay or postpone the filing of such Registration Statement as a result of or in connection with the Investor’s review. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission; provided, that if the Commission requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber shall have an opportunity to withdraw the Subscribed Shares from the Registration Statement. Notwithstanding the foregoing, if the Commission prevents Westrock from including any or all of the Westrock Common Shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Westrock Common Shares held by Subscriber or any Other Subscriber or otherwise, such Registration Statement shall register for resale such number of Westrock Common Shares which is equal to the maximum number of Westrock Common Shares as is permitted to be registered by the Commission. In such event, the number of Westrock Common Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders. Westrock agrees that, except for such times as Westrock is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, Westrock will use commercially reasonable efforts to cause such Registration Statement to remain effective with respect to Subscriber until the earliest of (i) two years from the date on which the Registration Statement is initially declared effective by the Commission, (ii) the date on which all of the Subscribed Shares shall have been sold, or (iii) the first date on which the undersigned can sell all of its Subscribed Shares (or shares received in exchange therefor) under Rule 144 under the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold. For as long as the Registration Statement shall remain effective pursuant to the immediately preceding sentence, Westrock shall use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Subscribed Shares pursuant to the Registration Statement or Rule 144 under the Securities Act (when Rule 144 under the Securities Act becomes available to Westrock), as applicable, qualify the Subscribed Shares for listing on the applicable stock exchange on which the common shares of Westrock are then listed, and update or amend the Registration Statement as necessary to include the Subscribed Shares. The undersigned agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 under the Exchange Act, of Subscribed Shares to Westrock (or its successor) upon request to assist Westrock in making the determination described above. Westrock’s obligations to include the Subscribed Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the SPAC such information regarding Subscriber, the securities of Westrock held by Subscriber and the intended method of disposition of the Subscribed Shares as shall be reasonably requested by Westrock to effect the registration of the Subscribed Shares, and Subscriber shall execute such documents in connection with such registration as the SPAC may reasonably request that are customary for a selling stockholder in similar situations. In the case of the registration effected by Westrock pursuant to this Subscription Agreement, Westrock shall, upon reasonable request, inform Subscriber as to the status of such registration. Notwithstanding anything to the contrary contained herein, Westrock may delay or postpone the effectiveness of the Registration Statement, and from time to time require Subscriber not to sell under the Registration Statement or suspend the use or effectiveness of any such Registration Statement, if (i) an amendment to the Registration Statement would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act or (ii) the negotiation or consummation of a transaction by Westrock or its subsidiaries is pending or an event

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has occurred, which negotiation, consummation or event, Westrock’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by Westrock in the Registration Statement of material information that Westrock has a bona fide business purpose for keeping confidential, and the non-disclosure of (i) or (ii) in the Registration Statement would be expected, in the reasonable determination of Westrock’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided that (x) Westrock shall not so delay, postpone or suspend the effectiveness or use of the Registration Statement on more than two occasions or for more than ninety (90) consecutive calendar days or more than one-hundred twenty (120) total calendar days, in each case during any twelve (12) month period, and (y) Westrock shall use commercially reasonable efforts to make such registration statement available for the sale by Subscriber of such securities as soon as practicable thereafter. For purposes of clarification, any failure by the Company to file the Registration Statement by the Filing Deadline or to have such Registration Statement declared effective by the Effectiveness Deadline shall not otherwise relieve Westrock of its obligations to file or effect the Registration Statement set forth in this Section 7.
(b)   Upon receipt of any written notice from Westrock (which notice shall not contain any material non-public information regarding Westrock) of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus), not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which Westrock agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Westrock that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by Westrock unless otherwise required by law, subpoena or regulatory request or other requirement. If so directed by Westrock, Subscriber will deliver to Westrock, in Westrock’s sole discretion, destroy all copies of the prospectus covering the Subscribed Shares in the undersigned’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (x) to the extent Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (y) to copies stored electronically on archival servers as a result of automatic data back-up.
(c)   Subscriber may deliver written notice (an “Opt-Out Notice”) to Westrock requesting that Subscriber not receive notices from Westrock otherwise required by this Section 6; provided, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) Westrock shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify Westrock in writing at least two (2) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 7(c)and the related suspension period remains in effect, Westrock shall so notify Subscriber, within two (2) Business Days of Subscriber’s notification to Westrock, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter shall provide Subscriber with the related notice of the conclusion of such Suspension Event immediately upon its availability.
(d)   Westrock shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless Subscriber (to the extent a seller under the Registration Statement), the officers, directors, employees, members, managers, partners, shareholders and agents of Subscriber, and each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all out-of-pocket losses, claims, damages, liabilities, costs (including, without limitation,

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reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by Westrock of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 7, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to Westrock by Subscriber expressly for use therein or Subscriber has omitted a material fact from such information or otherwise violated the Securities Act, Exchange Act or any state securities law or any other law, rule or regulation thereunder, in each case, in connection with the registration of the Subscribed Shares; provided, that the indemnification contained in this Section 7 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of Westrock (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall Westrock be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by Subscriber, (B) in connection with any failure of Subscriber to deliver or cause to be delivered a prospectus made available by Westrock in a timely manner, (C) as a result of offers or sales effected by or on behalf of any person by means of a “free writing prospectus” (as defined in Rule 405 under the Securities Act) that was not authorized in writing by Westrock, or (D) in connection with any offers or sales effected by or on behalf of Subscriber in violation of this Section 7. Westrock shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7 of which Westrock is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Subscribed Shares by Subscriber. Subscriber shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless Westrock, the officers, directors, employees, members, managers, partners, shareholders and agents of Westrock, and each person who controls Westrock (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all out-of-pocket Losses, as incurred, that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, solely to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to Westrock by Subscriber expressly for use therein or Subscriber has omitted a material fact from such information or otherwise violated the Securities Act, Exchange Act or any state securities law or any other law, rule or regulation thereunder, in each case, in connection with the registration of the Subscribed Shares; provided, that the indemnification contained in this Section 7 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed). Subscriber shall notify Westrock promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7 of which Subscriber is aware. The indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Subscribed Shares by Subscriber.
(e)   Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such

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defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its written consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(f)   If the indemnification provided under this Section 7 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 7(d) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(f) from any person who was not guilty of such fraudulent misrepresentation. In no event shall the liability of Subscriber hereunder exceed the net proceeds received by Subscriber upon the sale of the Subscribed Shares giving rise to such indemnification or contribution obligation.
8.   Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of the parties to terminate this Subscription Agreement, (c) if, on the Closing Date of the Transaction, any of the conditions to Closing set forth in Section 2 of this Subscription Agreement have not been satisfied as of the time required hereunder to be so satisfied or waived (to the extent a valid waiver is capable of being issued) by the party entitled to grant such waiver on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Closing, and (d) the date that is nine (9) months from the date hereof; provided that nothing herein will relieve any party hereto from liability for any willful breach hereof prior to the time of termination, and each party hereto will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The SPAC shall notify Subscriber of the termination of the Transaction Agreement promptly after the termination thereof. For the avoidance of doubt, if any termination hereof occurs after the delivery by Subscriber of the Purchase Price for the Subscribed Shares, the SPAC shall promptly (but not later than one (1) Business Day thereafter) return the Purchase Price to Subscriber without any deduction for or on account of any tax, withholding, charges, or set-off.
9.   Trust Account Waiver.   Subscriber hereby acknowledges that the SPAC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the SPAC’s public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of the SPAC entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,

B-2-15

Subscriber hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the SPAC, and (c) will not seek recourse against the Trust Account for any reason whatsoever; provided, however, that nothing in this Section 9 shall (i) be deemed to limit any Subscriber’s right to distributions from the Trust Account in accordance with the SPAC’s Amended and Restated Certificate of Incorporation in respect of any redemptions by Subscriber of its Class A Shares acquired by any means other than pursuant to this Subscription Agreement, (ii) serve to limit or prohibit Subscriber’s right to pursue a claim against the SPAC for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, (iii) serve to limit or prohibit any claims that Subscriber may have in the future against SPAC’s assets or funds that are not held in the Trust Account, or (iv) be deemed to limit Subscriber’s right, title, interest or claim to the Trust Account by virtue of Subscriber’s record or beneficial ownership of Class A Shares acquired by any means other than pursuant to this Subscription Agreement.
10.   Miscellaneous.
(a)   All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient; provided, that such notice, request, demand, claim or other communication is also sent to the recipient pursuant to clauses (i), (iii) or (iv) of this Section 10(a), (iii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 10(a). A courtesy electronic copy of any notice sent by methods (i), (iii), or (iv) above shall also be sent to the recipient via electronic mail if provided in the applicable signature page hereof or to an electronic mail address as subsequently modified by written notice given in accordance with this Section 10(a).
(b)   If the Subscribed Shares are eligible to be sold pursuant to an effective Registration Statement or without restriction under Rule 144, then at Subscriber’s request, including in connection with any transfer by Subscriber to the account of a DTC participant with or without prior sale, Westrock will cause Westrock’s transfer agent (the “Transfer Agent”) to remove any remaining restrictive legend set forth on such Subscribed Shares. In connection therewith, if required by the Transfer Agent, Westrock shall promptly cause an opinion of counsel in customary form to be delivered to and maintained with the Transfer Agent, together with any other authorizations, certificates and directions required by the Transfer Agent that authorize and direct the Transfer Agent to issue such Subscribed Shares without any such legend.
(c)   Subscriber acknowledges that the SPAC, Westrock and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the SPAC and Westrock if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. The SPAC acknowledges that Subscriber and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the SPAC agrees to promptly notify Subscriber if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the SPAC set forth herein are no longer accurate in all material respects.
(d)   Each of the SPAC, Westrock and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

B-2-16

(e)   Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein (for the avoidance of doubt, other than as provided in Section 7).
(f)   Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder, if any, and Subscriber’s rights under Section 7) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the SPAC hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the SPAC may transfer the Subscription Agreement and its rights hereunder in connection with the consummation of the Transaction). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates or, with the prior written consent of the SPAC and Westrock, to another person, provided that no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations.
(g)   All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.
(h)   The SPAC may request from Subscriber such additional information as the SPAC may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares, and Subscriber shall provide such information as may be reasonably requested; provided, that the SPAC agrees to keep any such information provided by Subscriber confidential. Subscriber acknowledges that the SPAC may file a copy of this Subscription Agreement with the Commission as an exhibit to a periodic report of the SPAC or a registration statement of the SPAC.
(i)   Each of the SPAC and Subscriber hereto agrees that the Subscriber’s identity, as well as the nature of the Subscriber’s obligations hereunder, may be disclosed in public announcements and disclosures required by the Commission, including in any registration statements, proxy statements, consent solicitation statements and other Commission filings to be filed by the SPAC or Westrock in connection with the Transaction; provided that such disclosure is limited to the extent required to comply with law, rules or regulations, in response to a comment or request from the staff of the Commission or another regulatory agency or under Nasdaq regulations; provided further that, to the extent permitted by the foregoing, Subscriber shall have an opportunity to review all disclosures in which it is named prior to filing or public release. In all other cases, each of the SPAC and Westrock acknowledge and agree that the it will not, and will cause its representatives not to publicly make reference to the Subscriber or any of its affiliates in connection with the Transaction or this Subscription Agreement, including in a press release or marketing materials of the SPAC or Westrock or for any similar or related purpose (provided that each of the SPAC and Westrock may disclose its entry into this Subscription Agreement and the Purchase Price) without the prior written consent of the Subscriber.
(j)   This Subscription Agreement may not be amended, modified or waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
(k)   This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties hereto, with respect to the subject matter hereof. Except as otherwise provided in Section 7(d) and Section 10(l), this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective permitted successors and assigns.
(l)   Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

B-2-17

(m)   If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
(n)   This Subscription Agreement may be executed and delivered in counterparts (including by electronic mail or in .pdf, including DocuSign) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(o)   The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the SPAC shall be entitled to specifically enforce Subscriber’s obligations to fund the Purchase Price and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto acknowledge and agree that Subscriber shall be entitled to specifically enforce SPAC’s obligations to deliver the Subscribed Shares and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 10(o) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.
(p)   No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
(q)   This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.
(r)   EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES HERETO FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION

B-2-18

HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.
(s)   The parties hereto agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the state of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the state of Delaware) (collectively the “Designated Courts”). Each party hereto hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereto hereby irrevocably waives all claims of immunity from jurisdiction and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties hereto also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 10(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties hereto have submitted to jurisdiction as set forth above.
(t)   This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, sponsor, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Subscription Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.
(u)   The SPAC shall, by 9:00 a.m., New York City time, on the first Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated hereby (and by the Other Subscription Agreements), the Transaction and any other material, nonpublic information that the SPAC has provided to Subscriber at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the SPAC’s knowledge, Subscriber shall not be in possession of any material, non-public information received from the SPAC or any of its officers, directors or employees. If any change in the number, type or classes of authorized shares of the SPAC (including the Class A Shares), other than as contemplated by the Transaction Agreement or any agreement contemplated by the Transaction Agreement, shall occur between the date hereof and immediately prior to the Closing by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Subscribed Shares issued to Subscriber shall be appropriately adjusted to reflect such change.
(v)   The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any Other Subscriber or other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the SPAC or any of its subsidiaries which may have been made

B-2-19

or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute the Subscriber and Other Subscribers or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and Other Subscribers or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.
(w)   On the Closing Date, Westrock shall cause the Legacy Westrock Common Holders (as defined in Annex C) to enter into the Liquidation Support Agreement, in substantially the form set forth on Annex C hereto, with the Subscriber.
[The remainder of this page is intentionally left blank.]

B-2-20

IN WITNESS WHEREOF, each of the SPAC, Subscriber and Westrock has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.
RIVERVIEW ACQUISITION CORP.
By:
/s/ Will Thompson

Name: Will Thompson
Title: Chief Financial Officer
Address for Notices:
SUBSCRIBER:
By:

Name:
Title:
WESTROCK COFFEE HOLDINGS, LLC
By:

Name:
Title:
Address for Notices:
Name in which shares are to be registered:

Number of Subscribed Shares subscribed for:
Price Per Subscribed Share:		$10.00
Aggregate Purchase Price:	$
You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the SPAC specified by the SPAC in the Closing Notice.
[Signature Page to PIPE Subscription Agreement]

B-2-21

ANNEX A
SUBSCRIBER CERTIFICATE — NON-REDEEMED SHARES
Pursuant to Section 1(b) of the Subscription Agreement, dated April 4, 2022 (the “Subscription Agreement”), between Riverview Acquisition Corp. and the Subscriber named below, the undersigned (“Subscriber”) hereby certifies as follows:
(i)
The Subscriber wishes to decrease the number of Committed Shares which it is obligated to purchase under the Subscription Agreement by                   Non-Redeemed Shares.

(ii)
The Subscriber hereby represents and warrants that the shares listed in clause (i) qualify as Non-Redeemed Shares. In connection therewith, the Subscriber agrees and acknowledges that in order to qualify as Non-Redeemed Shares, (a) such shares (along with any related Redemption Rights) must have been acquired on or after April 4, 2022 and held by the Subscriber as of fifth calendar day after the effectiveness of Westrock’s Registration Statement on Form S-4 and the SPAC’s Proxy Statement, (b) the Subscriber shall not exercise any Redemption Rights with respect to such shares (and shall revoke any prior redemption or conversion election made with respect to such shares), (c) the Subscriber may not Transfer such shares prior to the Closing Date, and (d) such shares will not be voted with respect to any proposal contained in the Proxy Statement. The Subscriber further agrees and acknowledges that it shall not take any action in breach of any of the foregoing clauses (b)  — (d).

(iii)
A true and correct Schedule of the dates and purchase prices of the Non-Redeemed Shares is attached hereto.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Subscription Agreement.
By:

Name:
Title:

B-2-22

ANNEX B
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER
This Annex B should be completed and signed by Subscriber
and constitutes a part of the Subscription Agreement.
A.
QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐
Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.
ACCREDITED INVESTOR STATUS (Please check the box)

☐
Subscriber is an “accredited investor” (within the meaning of Rule 501(a) of Regulation D under the Securities Act) and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

C.
AFFILIATE STATUS
(Please check the applicable box)

SUBSCRIBER:
☐ is:
☐ is not:
an “affiliate” (as defined in Rule 144 under the Securities Act) of the SPAC or acting on behalf of an affiliate of the SPAC.
Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”
☐
(a) Any individual (not a partnership, corporation, etc.) whose individual net worth (excess of total assets at fair market value, including homes (but excluding the value of the primary residence of such individual), automobiles and personal property, over total liabilities (excluding the amount of indebtedness secured by the individual’s primary residence up to its fair market value, but including the amount of any such indebtedness in excess of such fair market value)), or joint net worth with his or her spouse, or spousal equivalent, presently exceeds $1,000,000;

☐
(b) Any individual (not a partnership, corporation, etc.) who had an income in excess of $200,000 in each of the two most recent years, or joint income with his or her spouse, or spousal equivalent, in excess of $300,000 in each of those years (in each case including foreign income, tax exempt income and full amount of capital gains and losses but excluding any income of other family members and any unrealized capital appreciation) and has a reasonable expectation of reaching the same income level in the current year;

☐
(c) Any director or executive officer (e.g., president or any vice president in charge of a principal business unit, division or function such as sales, administration or finance) of the SPAC;

☐
(d) Any corporation, partnership, Massachusetts business trust, limited liability company, or non-profit organization within the meaning of Section 501(c)(3) of the Internal Revenue Code, or other entity, in each case not formed for the specific purpose of acquiring the Committed Shares and with total assets in excess of $5,000,000;

☐
(e) Any trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Committed Shares, whose purchase would be directed by a “sophisticated person” as described in Rule 506(b)(2)(ii);

B-2-23

☐
(f) Any revocable trust which may be amended or revoked by the grantors, and all of the grantors satisfy the conditions of clauses (a), (b) or (c) above;

☐
(g) Any bank, broker or dealer, investment adviser, insurance company, investment company, Small Business Investment Company, employee benefit plan, state plan, private business development company meeting the criteria described in Rule 501(a) clause (1);

☐
(h) Any entity all the equity owners of which are “accredited investors” within one or more of the above categories;

☐
(i) Any a natural person who holds, in good standing, one of the following professional licenses: the General Securities Representative license (Series 7), the Private Securities Offerings Representative license (Series 82), or the Investment Adviser Representative license (Series 65);

☐
(j) Any natural person who is a “knowledgeable employee,” as defined in Rule 3c-5(a)(4) under the Investment Company Act of 1940, of the Issuer; and

☐
(k) Any “family office” or “family client” as defined in rule 202(a)(11)(G)-1 that meets the requirements described in Rule 501(a) clause (12).

SUBSCRIBER:
By:

Name:
Title:

B-2-24

Annex C
Form of Liquidation Support Agreement

B-2-25

Annex C
REGISTRATION RIGHTS AGREEMENT
THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of April 4, 2022, by and among (i) Westrock Coffee Holdings, LLC, a Delaware limited liability company (the “Company”), (ii) Riverview Sponsor Partners, LLC (the “Founder”), (iii) the existing equityholders of the Company signatories hereto and such other equityholders of the Company immediately prior to the consummation of the De-SPAC Merger (as defined below), who, with the consent of the Company, deliver an executed joinder to this Agreement to the Company (collectively, the “Existing Investors” and with the Founder, the “Investors”). The Company, the Founder and Existing Investors are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”
WHEREAS, the Company, Origin Merger Sub I, a Delaware corporation and direct wholly owned subsidiary of the Company (“Merger Sub I”), Origin Merger Sub II, a Delaware limited liability company and direct wholly owned subsidiary of the Company, and Riverview Acquisition Corp., a Delaware corporation (“SPAC”), have entered into a Transaction Agreement, dated as of April 4, 2022 (as it may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), pursuant to which, among other things, Merger Sub I will merge with and into SPAC (the “De-SPAC Merger”), with SPAC as the surviving corporation in the De-SPAC Merger and, after giving effect to the De-SPAC Merger, SPAC will become a subsidiary of the Company and the Company shall become subject to the reporting requirements of the Exchange Act and certain of the shares of the common stock of the Company, par value $0.01 per share (the “Common Shares”), shall be registered under the Securities Act (together with the De-SPAC Merger, the “De-SPAC Transaction”);
WHEREAS, each of Founder and the Existing Investors is party to certain Lock-Up Agreements by and among such Persons, the Company and SPAC (collectively, the “Lock-Up Agreements”);
WHEREAS, in connection with the De-SPAC Transaction, the Company shall convert from a Delaware limited liability company to a Delaware corporation and all references herein to the Company are to the Company after such conversion; and
WHEREAS, in connection with the De-SPAC Transaction, the Parties desire to enter into this Agreement for the purpose, among others, to provide the registration rights set forth in this Agreement to the Founder and Existing Investors, and this Agreement shall only be effective as of the Closing (as defined in the Transaction Agreement).
NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1.   Demand Registrations.
(a)   Requests for Registration.   Subject to Section 1(e) below and the other terms and conditions of this Agreement, at any time beginning thirty (30) days prior to the expiration of the applicable transfer restrictions under their respective Lock-Up Agreements, each of (i) the Founder, (ii) Existing Investors or group of Existing Investors (other than the BBH Investors) holding at least thirty three percent (33.0%) of the then-outstanding number of Registrable Securities held by all Existing Investors and (iii) the BBH Investors, may (A) if a short-form registration statement is not available to the Company, request registration under the Securities Act on Form S-1 or any successor form or any similar long-form registration statement (a “Long-Form Registration”) of all or any portion of its Registrable Securities in accordance with Section 1(b) or (B) if available, request registration under the Securities Act on Form S-3 (including a Shelf Registration) or any successor form or any similar short-form registration statement (a “Short-Form Registration”) of all or any portion of its Registrable Securities, as the case may be, in accordance with Section 1(c) (each such request, a “Demand Notice”); provided that (I) the Existing Investors (other than the BBH Investors) shall be collectively entitled to a total of three (3) Demand Registrations, (II) the Founder shall be entitled to a total of one (1) Demand Registration and (III) BBH Investors shall be collectively entitled to a total of three (3) Demand Registrations; provided further that a registration shall not count towards such number unless and until the relevant holder is able to register and sell at least seventy-five percent (75%) of the Registrable Securities requested by such holder to be included in such registration. All registrations requested pursuant to this Section 1(a) by the holders of Registrable Securities are referred to herein as “Demand Registrations.” Each request for a Demand Registration shall specify the intended method of distribution and the approximate number of Registrable Securities requested to be registered. No Demand Registration will be consummated (and no registration statement with respect thereto filed) if the number of Registrable Securities requested to be registered (including pursuant to the following sentence) is fewer than (i) in the case of a Long- Form Registration, such number of Common Shares or Preferred Shares (on an as-converted basis) with a value (based on the closing price of the Common Shares on the trading day immediately prior to the filing of the registration statement or prospectus supplement, as applicable, for any Long-Form Registration) of $25,000,000 and (ii) in the case of Short-Form Registrations, such number of Common Shares or Preferred Shares (on an as-converted basis) with a value (based on the closing price of the Common Shares on the trading day immediately prior to the filing of the registration statement or prospectus supplement, as applicable, for any Short-Form Registration) of $5,000,000. Within ten (10) days after receipt of any such request, the Company shall give written notice of such requested registration to all other Investors and, subject to the terms of Section 1(d), shall include in such registration (and in all related registrations and qualifications under state blue sky laws and in compliance with other registration requirements and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within thirty (30) days after the delivery of the Company’s notice. The Company shall pay all Registration Expenses (as defined below) with respect to Demand Registrations, whether or not any such offering is completed.
(b)      Long-Form Registrations.   If the Company is not then eligible to use a Short-Form Registration, the Company shall file a registration statement on Form S-1 or any successor form, under the Securities Act covering all Registrable Securities requested to be included in such Long-Form Registration (subject to the limitations set forth herein) promptly following the Company’s receipt of a Demand Notice therefor and, in any event, within thirty (30) days in respect of a Long-Form Registration and fifteen (15) days in respect of a Short-Form Registration after the date the Demand Notice is duly delivered to the Company in accordance with this Agreement. The Company shall use commercially reasonable efforts to cause such Long Form Registration to be declared effective under the Securities Act as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days after the filing date thereof (or ninety (90) calendar days after the filing thereof if the U.S. Securities and Exchange Commission (the “Commission”) notifies the Company that it will “review” the Long Form Registration) and (ii) ten (10) business days after the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Long Form Registration will not be “reviewed” or will not be subject to any further review.
(c)   Short-Form Registrations.   Demand Registrations shall be Short-Form Registrations whenever the Company is permitted to use any applicable Short Form Registration. After the De-SPAC Transaction, the Company shall use its reasonable best efforts to make Short-Form Registrations available for the sale of

Registrable Securities. If the Investors initially requesting a Short-Form Registration request that such Short-Form Registration be filed pursuant to Rule 415 (a “Shelf Registration”), and the Company is qualified to do so, then the Company shall use its reasonable best efforts to promptly file and cause a Shelf Registration to be declared effective under the Securities Act as soon as reasonably practicable after the filing thereof and the Company shall use its reasonable best efforts to keep such shelf registration continuously effective following such registration. Any request for an underwritten offering using such Shelf Registration (an “Underwritten Takedown”) shall be deemed a Demand Registration. The provisions of Section 1(a) shall apply mutatis mutandis to each Underwritten Takedown, with references to “filing of the registration statement” being deemed references to filing of a prospectus or supplement for such offering and references to “registration” being deemed references to the offering and “value (based on the closing price of the Common Shares on the trading day immediately prior to the filing of the registration statement or prospectus supplement, as applicable, for any Long-Form Registration)” being deemed to be replaced with “price to the public (net of any underwriters’ discounts or commissions);” provided that Investors participating in an Underwritten Takedown shall only include Investors whose Registrable Securities are included in such Shelf Registration or may be included therein without the need for a post-effective amendment to such Shelf Registration (other than an automatically effective amendment). If for any reason the Company ceases to be a WKSI or becomes ineligible to utilize Form S-3 or any similar applicable short form registration statement, then the Company shall prepare and file with the U.S. Securities and Exchange Commission (the “Commission”) one or more registration statements on such form that is available for the sale of Registrable Securities. The Company shall file a registration statement on Form S-3 under the Securities Act covering all Registrable Securities requested to be included in such Short Form-Registration (subject to the limitations set forth herein) promptly following the Company’s receipt of a Demand Notice therefor and, in any event, within thirty (30) days after the date the Demand Notice is duly delivered to the Company in accordance with this Agreement.
(d)   Additional Registrable Securities; Additional Selling Holders.   At any time and from time to time that a Shelf Registration is effective, if a holder requests (i) the registration under the Securities Act of additional Registrable Securities pursuant to such Shelf Registration or (ii) that such holder or any of its Affiliates be added as a selling stockholder in such Shelf Registration, the Company shall as promptly as practicable amend or supplement the Shelf Registration to cover such additional Registrable Securities and/or holder or holder Affiliate.
(e)   Priority on Demand Registrations.   If a Demand Registration is for an underwritten offering and the managing underwriters advise the Company in writing that in their reasonable opinion, the number of securities requested to be included in such offering exceeds the number of securities which marketing factors permit to be sold in such offering, then the Company shall include in such registration only that number of Registrable Securities that in the opinion of such underwriters marketing factors permit to be sold in such offering, and the Registrable Securities that are included in such offering shall be allocated pro rata among the respective holders thereof with the following priority: (i) first, the securities of the holders who exercised such Demand Registration rights, allocated pro rata among the respective holders thereof on the basis of the number of Registrable Securities owned by each such holder, (ii) second, the Registrable Securities of holders exercising their rights to register their Registrable Securities pursuant to Section 2(a) hereof, allocated pro rata among the respective holders thereof on the basis of the number of Registrable Securities so requested, (iii) third, the securities the Company proposes to sell, and (iv) fourth, the securities of other persons or entities that the Company is obligated to register in a registration pursuant to separate written contractual arrangements with such persons.
(f)   Restrictions on Demand Registrations.   The Company shall not be obligated to effect any Demand Registration within ninety (90) days after the effective date of the De-SPAC Transaction or within ninety (90) days after the effective date of a previous Demand Registration. The Company may postpone the filing or the effectiveness of a registration statement or prospectus supplement, as applicable, for a Demand Registration or suspend the use of a prospectus included in any registration statement for a Demand Registration, if the board of directors of the Company (the “Board”) determines in its good faith judgment, and the Company furnishes to the Investors exercising such Demand Registration Rights a certificate from the chief executive officer of the Company certifying, as applicable, that such Demand Registration would require the Company to make an Adverse Disclosure; provided that in such event, the Investors initially requesting such Demand Registration shall be entitled to withdraw such request and, if such request is withdrawn with respect to a Demand Registration, such Demand Registration shall not count against the total number of Demand Registrations provided for in Section 1(a) and Section 1(b), and the Company shall pay nonetheless all Registration Expenses in connection with such registration; provided further, that the Company shall not register any securities for its own account or that of any other Investor during such postponement or suspension period other than pursuant to: (a) a Resale Shelf (including any amendments, supplements or any other filings related thereto); (b) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (c) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (d) a registration in which the only Common Shares being registered are Common Shares issuable upon conversion of debt securities that are also being registered. The Company may not delay a Demand Registration or suspend the use of a prospectus pursuant to this Section 1(e) more than once in any period of twelve (12) consecutive months, and the duration of any one suspension or postponement may not exceed sixty (60) days. “Adverse Disclosure” means public disclosure of material non-public information which, in the Board’s reasonable judgment, after consultation with outside counsel to the Company, (i) would be required to be made in any report or Registration Statement filed with the SEC by the Company so that such report or Registration Statement would not be materially misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such report or Registration Statement; and (iii) such disclosure would be materially adverse to the Company, any pending transaction involving the Company or any transaction currently proposed by or under consideration by the Company.
(g)   Resale Registration Statement.
(i)   The Company shall use commercially reasonable efforts to file within thirty (30) days of the consummation of the De-SPAC Transaction and to cause to be declared effective as soon as practicable thereafter, a registration statement on Form S-1 (the “Resale Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such filing); provided, that the Parties acknowledge and agree that the sale of any Registrable Securities registered under such Resale Shelf may be subject to restrictions imposed by lock-up or holdback restrictions, including those pursuant to the Lock-Up Agreements, and/or applicable securities laws. Such Resale Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any of the Investors named therein. Notwithstanding anything to the contrary herein, to the extent there is an active Resale Shelf under this Section 1(f) covering Registrable Securities of any Investor, such Investor may not make a Demand Registration that is not for an underwritten offering.
(ii)   The Company agrees to use commercially reasonable efforts to cause such Resale Shelf, or another shelf registration statement that includes all Registrable Securities, including to remain effective until the earlier of (i) the sixth anniversary of the consummation of the De-SPAC Transaction and, (ii) the date on which Investors cease to hold any Registrable Securities. The Company shall use its commercially reasonable efforts to provide a draft of the Resale Shelf to the Investors holding Registrable Securities for review (but not comment) at least three (3) Business Days in advance of filing the Resale Shelf; provided that, for the avoidance of doubt, in no event shall the Company be required to delay or postpone the filing of such Resale Shelf as a result of or in connection with any Investor’s review. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the Registrable Securities proposed to be registered under the Resale Shelf due to limitations on the use of Rule 415 of the Securities Act for the resale of Registrable Securities by the applicable Investors or otherwise, such Resale Shelf shall register for resale the maximum number of Registrable Securities as is permitted. In such event, the number of Registrable Securities to be registered for each selling Investor named in the Resale Shelf shall be reduced pro rata among all such selling Investors, in each case, giving priority first to the PIPE Shares, second to the BBH Investors and then to the remainder of Registrable Securities, and as promptly as practicable after being permitted to register additional Registrable Securities under Rule 415 under the Securities Act, the Company shall amend the Resale Shelf or file a new Resale Shelf to register such Registrable Securities not included in the initial Resale Shelf and use its commercially reasonable efforts to cause such amendment or Resale Shelf to become effective as promptly as practicable. Registration Expenses of the holders of Registrable Securities in the Resale Shelf shall be paid by the Company, whether or not any such offering is completed.

(iii)   The Company shall use its reasonable efforts to keep such all Shelf Registrations filed pursuant to this Section 1 continuously effective under the Securities Act. including by filing successive replacement or renewal Registration Statements in accordance with Section 1, in order to permit the prospectus forming a part thereof to be usable by the Investors until the earlier of (i) the date as of which all Registrable Securities registered by such Shelf Registration have been sold pursuant to the Shelf Registration and (ii) such shorter period as all the holder(s) of securities under a Shelf Registration (or their designee(s)), as applicable), may agree in writing.
(h)   Selection of Underwriters.   If any Demand Registration is for an underwritten offering, then the holders of a majority of the Registrable Securities being sold in such Demand Registration shall have the right to select the investment banker(s) and manager(s) to administer such offering, subject to the prior written approval of the Board, which approval shall not be unreasonably withheld, conditioned or delayed.
(i)   Termination of Registration Rights.   The rights of any holder of Registrable Securities to request inclusion of such Registrable Securities pursuant to this Section 1 shall terminate upon the earlier to occur of (i) the sixth anniversary of the date of this Agreement and (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)), or (B) all Registrable Securities have been sold under Rule 144 under the Securities Act. The provisions of Section 7 and
Section 9 shall survive any termination.
Section 2.   Piggyback Registrations.
(a)   Right to Piggyback.
(i)   Subject to the terms and conditions of this Agreement, at any time beginning thirty (30) days prior to the expiration of the applicable transfer restrictions under their respective Lock-Up Agreements, if the Company proposes to register any equity securities under the Securities Act (other than (a) pursuant to a registration on Form S-8 or Form S-4, or any successor forms, relating to equity securities issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of the Company, (b) in connection with a direct or indirect business combination involving the Company and another Person, (c) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (d) for an offering of debt that is convertible into equity securities of the Company and (e) for a dividend reinvestment plan or similar plan, whether for sale solely for its own account) (a “Primary Registration”) or for the account of any other Person, the Company shall at such time give prompt notice (the “Piggyback Notice”) to each Investor at least twenty (20) business days prior to the anticipated filing date of the registration statement relating to such registration. Such notice shall set forth such Investor’s rights under this Section 2(a) and shall offer such Investor the opportunity to include in such registration statement the number of Registrable Securities proposed to be registered as each such holder may request (a “Piggyback Registration”), subject to the provisions of Section 2(c), Section 2(d) and Section 2(f)of this Agreement.
(ii)   Upon the request of any Investor made within ten (10) business days of the Piggyback Notice (which request shall specify the number of Registrable Securities intended to be registered by such Investor) and the minimum price, if any, below which such Investor will not sell such Registrable Securities (which minimum price, if any, may be subsequently waived or changed in the discretion of the Investor), the Company shall include, or if an underwritten offering, shall cause the underwriter(s) to include, all Registrable Securities that the Company has been so requested to include by all such Investors, and shall use its reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities that the Company has been so requested to register by all such Investors, to the extent required to permit the disposition of the Registrable Securities so to be registered; provided that, (i) if such registration involves an underwritten offering, all such Investors requesting to be included in the Company’s registration must sell their Registrable Securities to be registered to the underwriters selected by the Company (or if applicable the demanding holder pursuant to Section 1(g)) on the same terms and conditions as apply to the Company (or such holder) and (ii) if at any time after giving notice of its intention to register any equity securities in a Primary Registration pursuant to
Section 2(a) and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company shall give notice to all holders and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration.
(b)   Piggyback Expenses.   Registration Expenses of the holders of Registrable Securities shall be paid by the Company in all piggyback underwritten offerings, whether or not any such offering is completed.
(c)   Priority on Primary Piggyback Registrations.   If a Piggyback Registration is an underwritten primary offering on behalf of the Company and the managing underwriters advise the Company in writing that in their reasonable opinion the number of securities requested to be included in such offering exceeds the number of Registrable Securities which marketing factors permit to be sold in such offering, then the Company shall include in such offering only that number of securities that in the opinion of such underwriters marketing factors permit to be sold in such offering, with priority for inclusion to be determined as follows: (i) first, the securities the Company proposes to sell, (ii) second, a number of Registrable Securities requested to be included in such registration allocated pro rata among the respective holders thereof on the basis of the number of Registrable Securities owned by each such holder, and (iii) third, any securities entitled to registration rights pursuant to separate written contractual arrangements.
(d)   Priority on Secondary Piggyback Registrations.   If a Piggyback Registration is an underwritten secondary offering on behalf of holders of the Company’s securities (other than holders of Registrable Securities) and the managing underwriters advise the Company in writing that in their reasonable opinion the number of securities requested to be included in such offering exceeds the number of securities which marketing factors permit to be sold in such offering, then the Company shall include in such offering only that number of securities which in the opinion of such underwriters marketing factors permit to be sold in such offering, with priority for inclusion to be determined as follows: (i) first, the securities that such other holders of the Company’s securities propose to sell, (ii) second, a number of Registrable Securities requested to be included in such registration allocated pro rata among the respective holders thereof on the basis of the number of Registrable Securities owned by each such holder, and (iii) third, the securities the Company proposes to sell.
(e)   Selection of Underwriters.   If any Piggyback Registration that is a primary registration is an underwritten offering, the Board shall select the investment banker(s) and manager(s) for such offering.
(f)   Preferred Shares.   If any holder of Registrable Securities has elected to include Preferred Shares in a Piggyback Registration, such holder shall be deemed to have exercised its rights under Section 9 of Exhibit A to the Certificate of Incorporation to convert such Preferred Shares into Common Shares (with the Conversion Date (as defined in the Certificate of Incorporation) for such purpose being the effective date of the registration statement for the Piggyback Registration), provided that if such holder validly withdraws its request for inclusion in a Piggyback Registration or a Piggyback Registration is not effectuated, such conversion request will be deemed to have been withdrawn.
(g)   Withdrawal.   Any holder of Registrable Securities shall have the right to withdraw all or any portion of its Registrable Securities in a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the underwriter or underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration up to (a) in the case of a Piggyback Registration not involving an offering not using a Shelf Registration, one (1) day prior to the effective date of the applicable Registration Statement or (b) in the case of any Piggyback Registration involving an offering using a Shelf Registration, one (1) day prior to the expected pricing date of such offering. The Company (whether on its own good-faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement.
(h)   Termination of Registration Rights.   The rights of any holder of Registrable Securities to request inclusion of such Registrable Securities pursuant to this Section 2 shall terminate upon the earlier of (i) the fifth anniversary of the date of this Agreement and (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)), or (B) all Registrable Securities have been sold under Rule 144 under the Securities Act. The provisions of Section 7 and Section 9 shall survive any termination.
Section 3. Underwriter’s Lockup.   Each Investor agrees that to the extent it is timely notified in writing by the underwriters managing any underwritten offering, each Investor participating in such underwritten offering shall agree (the “Underwriter’s Lockup”) not to Transfer any Registerable Securities without the prior written consent of the Company or such underwriters during the period beginning seven (7) days before and ending sixty (60) days (or, in either case, such lesser period as may be permitted by the Company or such managing underwriter or underwriters) after the pricing date of such underwritten offering, subject to any exceptions permitted by such managing underwriter or underwriters. The Company may impose stop-transfer instructions with respect to the Common Shares (or other securities) to effect the Underwriter’s Lockup.
Section 4. Registration Procedures.   Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement (including pursuant to a Resale Shelf), the Company shall use its reasonable best efforts to effect the registration, offering and the sale of such Registrable Securities hereunder in accordance with the intended method of disposition thereof as promptly as is practicable, and pursuant thereto the Company shall as expeditiously as reasonably possible:
(a)   in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder, prepare and file with the Commission a registration statement, and all amendments and supplements thereto and related prospectuses as may be necessary to comply with applicable securities laws, with respect to such Registrable Securities, make all required filings required in connection therewith and (if the Registration Statement is not automatically effective upon filing) use its reasonable best efforts to cause such registration statement to become effective and keep such Registration Statement effective for until such holders have completed the distribution relating thereto or such longer period as may be prescribed herein;
(b)   notify each holder of Registrable Securities of (i) the issuance by the Commission of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose or any other regulatory authority preventing or suspending the use of any preliminary or final prospectus or the initiation or threatening of any proceedings for such purposes, (ii) the receipt by the Company or its counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (iii) the effectiveness of each registration statement filed hereunder;
(c)   prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period (the “Effectiveness Obligation Period”) ending on the earlier of (i) 120 days, (ii) when all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of disposition by the sellers thereof as set forth in such registration statement or (iii) in the case of a Shelf Registration, the date as of which all of the Registrable Securities included in such registration are able to be sold within a ninety (90) day period in compliance with Rule 144 (but in any event not before the expiration of any longer period required under the Securities Act or, if such registration statement relates to an underwritten offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sales of securities thereunder by any underwriter or dealer), and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;
(d)   furnish to each seller of Registrable Securities thereunder such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus), each Free- Writing Prospectus and such other documents (including all exhibits thereto and documents incorporated by reference therein) as such seller may reasonably request, including in order to facilitate the disposition of the Registrable Securities owned by such seller;
(e)   use its reasonable best efforts to register or qualify, and cooperate with such holders, the underwriters, if any, and their respective counsel, such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller or underwriter, if any, or their respective counsel reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4(e), (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction);
(f)   except to the extent prohibited by applicable law and subject to entry into a customary confidentiality agreement or arrangement, make available after reasonable advance notice during business hours at the offices where such information is normally kept for inspection by each such holder any underwriter participating in any distribution pursuant to such registration, and any attorney, accountant or other agent retained by such holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as such parties may reasonably request in connection with customary due diligence and drafting sessions, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such holder, underwriter, attorney, accountant or agent in connection with the same, provided, however, that information obtained hereunder will be used by such persons only for purposes of conducting such due diligence;
(g)   promptly notify in writing each such holder at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in light of the circumstances then existing, and, at the request of any such seller, the Company promptly shall prepare, file with the Commission and furnish to each such seller a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading; provided that each holder of the Registrable Securities, upon receipt of any notice from the Company of any event of the kind described in this Section 4(f), shall forthwith discontinue disposition of the Registrable Securities pursuant to the registration statement covering such Registrable Securities until such holder is advised in writing by the Company that the use of the prospectus may be resumed and is furnished with a supplemented or amended prospectus as contemplated by this Section 4(f), and if so directed by the Company, such holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such holder’s possession, of the prospectus covering such Registrable Securities at the time of receipt of such notice; provided, further, that such obligation shall only apply during the Effectiveness Obligation Period;
(h)   prepare and file promptly with the Commission, and notify such holders of Registrable Securities prior to the filing of, such amendments or supplements to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, when any event has occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, if any such holders of Registrable Securities or any underwriter for any such holders is required to deliver a prospectus at a time when the prospectus then in circulation is not in compliance with the Securities Act or the rules and regulations promulgated thereunder, the Company shall use its best efforts to prepare promptly upon request of any such holder or underwriter such amendments or supplements to such registration statement and prospectus as may be necessary in order for such prospectus to comply with the requirements of the Securities Act and such rules and regulations; provided that, such obligation shall only apply during the Effectiveness Obligation Period;
(i)   cause all such Registrable Securities to be listed on the principal trading market of each securities exchange on which similar securities issued by the Company are then listed or quoted;
(j)   provide and cause to be maintained a transfer agent, registrar and CUSIP number for all such Registrable Securities from and after a date not later than the effective date of such registration statement;
(k)   take all reasonable actions to ensure that any Free-Writing Prospectus prepared by or on behalf of the Company in connection with any Demand Registration or Piggyback Registration hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided further, that such obligation shall only apply during the Effectiveness Obligation Period;
(l)   use its reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of any Registration Statement or of any order preventing or suspending the use of any preliminary or final prospectus and in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or the issuance of any order suspending or preventing the use of any related prospectus or suspending the qualification of any equity securities included in such registration statement for offering or sale in any jurisdiction, the Company shall use its reasonable best efforts promptly to obtain the withdrawal or lifting of such order including through the filing of a registration statement or amending or supplementing the prospectus, if necessary;
(m)   obtain (i) a cold comfort letter from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters and (ii) opinions of counsel from the Company’s counsel in customary form and covering such matters of the type customarily covered in a public issuance of securities, in each case, in form and substance reasonably satisfactory to the underwriters and addressed to the managing underwriters; in each case as the holders of a majority of the Registrable Securities included in such registration reasonably request;
(n)   furnish to each seller and each underwriter, if any, participating in an offering of Registrable Securities (i)(A) a 10b-5 statement and legal opinion of outside counsel to the Company in customary form and covering such matters as are customarily covered by 10b-5 statements and legal opinions required to be included in the Registration Statement and (B) a written legal opinion of outside counsel to the Company, dated the closing date of the offering, in form and substance as is customarily given in opinions of outside counsel to the Company to underwriters in underwritten registered offerings;
(o)   if the registration involves the registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the underwriter in any underwritten offering and otherwise to facilitate, cooperate with and participate in each proposed offering contemplated herein and customary selling efforts related thereto; and
(p)   otherwise use its reasonable best efforts to take all other steps necessary to effect the registration, marketing and sale of such Registrable Securities contemplated hereby.
Section 5.   Certain Obligations of Holders of Registrable Securities.   Each holder of Registrable Securities that sells such securities pursuant to a registration under this Agreement agrees as follows:
(a)   Such holder shall cooperate with the Company (as reasonably requested by the Company) in connection with the preparation of the registration statement, and, for so long as the Company is obligated to file and keep effective such registration statement, each holder of Registrable Securities that is participating in such registration shall provide to the Company, in writing, for use in the applicable registration statement, all such information regarding such holder and its plan of distribution of such securities as may be reasonably necessary to enable the Company to prepare the registration statement and prospectus covering such securities, to maintain the currency and effectiveness thereof and otherwise to comply with all applicable requirements of law in connection therewith.
(b)   During such time as a holder of Registrable Securities may be engaged in a distribution of such securities, such holder shall distribute such securities under the registration statement solely in the manner described in the registration statement.
(c)   Each Person that is participating in any registration under this Agreement, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4(f), shall immediately discontinue the disposition of its securities of the Company pursuant to the registration statement until such Person’s receipt of the copies of a supplemented or amended prospectus as contemplated by Section 4(f). In the event the Company has given any such notice, the applicable time period set forth in Section 4(c) during which a registration statement is to remain effective shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this
Section 5(c) to and including the date when each seller of Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by
Section 4(f).
Section 6.   Registration Expenses.
(a)   All expenses incident to the Company’s performance of or compliance with this Agreement, including all registration, qualification and filing fees, fees and expenses of compliance with securities or blue sky laws, filing expenses, printing expenses, messenger and delivery expenses, fees and disbursements of custodians and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding underwriting discounts and commissions) and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”), shall be borne by the Company as provided in this Agreement, and the Company also shall pay all of its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed. Notwithstanding anything to the contrary contained herein, each seller of securities pursuant to a registration under this Agreement shall bear and pay all underwriting discounts, selling commissions and stock transfer taxes and fees and expenses of counsel for any participating holder (other than the fees and expenses of counsel included in Registration Expenses or under (b) applicable to the securities sold for such seller’s account.
(b)   In connection with each Demand Registration and each Piggyback Registration, the Company shall reimburse the holders of Registrable Securities included in such registration for the reasonable and documented fees and disbursements of one (1) counsel chosen by the holders of a majority of the Registrable Securities requesting inclusion in such registration, subject to the approval of the Company of such counsel (which approval shall not be unreasonably withheld, conditioned or delayed) and for the reasonable and documented fees and disbursements of each additional counsel retained by any holder of Registrable Securities for the purpose of rendering a legal opinion on behalf of such holder in connection with any underwritten Demand Registration or Piggyback Registration.
(c)   To the extent any expenses relating to a registration hereunder are not required to be paid by the Company, each holder of securities included (or requested to be included) in any registration hereunder shall pay those expenses allocable to the registration (or proposed registration) of such holder’s securities so included (or requested to be included), and any expenses not so allocable shall be borne by all sellers of securities requested to be included in such registration in proportion to the aggregate selling price of the securities to be so registered.
Section 7.   Indemnification.
(a)   The Company shall indemnify, defend and hold harmless, to the fullest extent permitted by law, each holder of Registrable Securities, its officers, directors, members, managers, partners, agents, Affiliates and employees, each investment manager or investment adviser of such holder and each Person who acts on behalf of or controls such holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against all losses, claims, actions, damages, liabilities and expenses (including with respect to actions or proceedings, whether commenced or threatened, and including reasonable attorney fees and expenses) caused by, resulting from, arising out of or based upon any of the following statements, omissions or violations by the Company: (i) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular, Free-Writing Prospectus or similar document (including any related Registration Statement, notification, or the like), or any amendment thereof or supplement thereto or any document incorporated by reference therein incident to any registration, qualification, compliance or sale effected pursuant to this Agreement, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any other similar federal, state or common law or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and to pay to each holder of Registrable Securities, its officers, directors, members, managers, partners, agents, Affiliates and employees and each Person who acts on behalf or controls such holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), as incurred, any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, except to the extent that the same are caused by or based upon or related to any untrue statement (or alleged untrue statement) or omission (or alleged omission) made in reliance upon and in conformity with any Investor Information (as defined below). In connection with an underwritten offering, the Company shall indemnify any underwriters or deemed underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities (or to such lesser extent that may be agreed to between the underwriters and the Company).
(b)   In connection with any registration in which a holder of Registrable Securities is participating, each such holder shall furnish to the Company and the managing underwriter in writing such information and affidavits as the Company or the managing underwriter reasonably requests (such information, the “Investor Information”) for use in connection with any such registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus, offering circular, Free-Writing Prospectus or similar document (including any related Registration Statement, notification, or the like), or any amendment thereof or supplement thereto or any document incorporated by reference therein incident to any registration, qualification, compliance or sale effected pursuant to this Agreement and, to the fullest extent permitted by law, shall indemnify the Company, its directors, officers, agents and each Person who controls the Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus, offering circular, Free-Writing Prospectus or similar document (including any related Registration Statement, notification, or the like), or any amendment thereof or supplement thereto or any document incorporated by reference therein incident to any registration, qualification, compliance or sale effected pursuant to this Agreement and any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such holder expressly for use therein and in reliance upon and in conformity with the Investor Information expressly for use therein and has not been corrected in a subsequent writing prior to or concurrently with the sale of Registrable Securities to the Person asserting the claim; provided that the obligation to indemnify shall be individual, not joint and several, for each holder and shall be limited to the net amount of proceeds received by such holder from the sale of Registrable Securities pursuant to such registration statement. It is understood and agreed that the indemnification obligations of each holder pursuant to any underwriting agreement entered into in connection with any Registration Statement shall be limited to the obligations contained in this Section 7(b). The Company agrees not to file or make any amendment to any Registration Statement with respect to any Registrable Securities, or any amendment of or supplement to the prospectus used in connection therewith, that refers to any holder covered thereby by name or otherwise identifies such holder as the holder of any securities of the Company without the consent of such holder (such consent not to be unreasonably withheld or delayed), unless and to the extent such disclosure is required by Law.
(a)   Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not actually and materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party by giving written notice of the same. The indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without the consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicting indemnified parties shall have a right to retain one (1) separate counsel, chosen by the holders of a majority of the Registrable Securities included in the registration by such conflicting indemnified parties, at the expense of the indemnifying party. No indemnifying party, in the defense of such claim or litigation, shall, except with the consent of each indemnified party, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof (i) the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation in form and substance reasonably satisfactory to such indemnified party, and (ii) a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such indemnified party, and provided that any sums payable in connection with such settlement are paid by the indemnifying party. The indemnifying party shall not be liable hereunder for any amount paid or payable or incurred pursuant to or in connection with any judgment entered or settlement effected with the consent of an indemnified party unless the indemnifying party has also consented to such judgment or settlement (such consent not to be unreasonably withheld, conditioned or delayed).
(c)   Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Section 7(a) or Section 7(b) are unavailable to or insufficient to hold harmless an indemnified party in respect of or is otherwise unenforceable with respect to any losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact has been made by or relates to information supplied by such indemnifying party or indemnified party, whether the violation of the Securities Act or any other federal or state securities law or rule or regulation promulgated thereunder applicable to the Company and relating to any action or inaction required of the Company in connection with any registration of securities was perpetrated by the indemnifying party or the indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7(d) were determined by pro rata allocation (even if the holders or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 7(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 7(c), defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The sellers’ obligations in this Section 7(d) to contribute shall be several in proportion to the amount of securities registered by them and not joint and shall be limited for each seller to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration; provided that in no event shall the aggregate amounts payable by any such seller by way of indemnity or contribution under this Section 7(d) and when combined with any amounts payable under Section 7(b) exceed the net proceeds from the offering actually received by such seller from the sale of Registrable Securities effected pursuant to such registration.
(d)   The indemnification and contribution provided for under this Agreement shall be in addition to any other rights to indemnification and contribution that any indemnified party may have pursuant to law or contract and shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities.
(a)   The indemnities provided in this Section 7 shall survive the Transfer of any Registrable Securities by such holder.

(b)   The provisions of this Section 7 shall remain in full force and effect regardless of any investigation made by or on behalf of any indemnified party or any officer, director or controlling person of such indemnified party.
Section 8.   Participation in Underwritten Registrations.   No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person’s Registrable Securities on the basis provided in any underwriting arrangements in form customary for transactions of this type approved by the holders of a majority of the Registrable Securities to be sold in the contemplated offering (including pursuant to any over-allotment or “green shoe” option requested by the underwriters, provided that no holder of Registrable Securities shall be required to sell more than the number of Registrable Securities such holder has requested to include) and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided that no holder of Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters in connection with an underwritten registration (other than representations and warranties regarding such holder, such holder’s title to the securities and such holder’s intended method of distribution) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto, except as otherwise specifically provided in Section 7, or to agree to any lock-up or holdback restrictions, except as otherwise specifically provided in Section 3.
Section 9.   Rule 144 Reporting.   With a view to making available to the holders of Registerable Securities the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, the Company, following the date hereof, agrees to use its reasonable efforts to:
(a)   make and keep current public information available, within the meaning of Rule 144 (or any similar or analogous rule) promulgated under the Securities Act, at all times after the Company has become subject to the reporting requirements of the Exchange Act;
(b)   file with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act and Exchange Act (after the Company has become subject to such reporting requirements); and
(c)   so long as a holder owns any Registrable Securities, furnish to such holder forthwith upon reasonable request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time commencing ninety (90) days after the date hereof).
Section 10.   Other Agreements.   At all times after the Company has filed a registration statement with the Commission pursuant to the requirements of either the Securities Act or the Exchange Act, the Company shall use its reasonable best efforts to file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder and shall take such further action as the Investors may reasonably request, all to the extent required to enable such Persons to sell securities pursuant to (a) Rule 144 or any similar rule or regulation hereafter adopted by the Commission or (b) a registration statement on Forms S-1 and S-3 or any similar registration form hereafter adopted by the Commission, provided that, in each case, the delivery of any legal opinions may be subject to receipt by the Company and/or its transfer agent of customary representations of the applicable holder, which are satisfactory to the Company and its transfer agent, as applicable. The foregoing agreements in this Section 9 shall not apply to a “take private” or other transaction in which the Common Shares cease to be registered under the Exchange Act, so long as such transaction is approved by the Board.
Section 11.   Term.   This Agreement shall become effective upon consummation of the De-SPAC Transaction and shall terminate upon the earlier to occur of (a) the fifth anniversary of the date of this Agreement and (b) the date as of which (i) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)), or (ii) all Registrable Securities have been sold under Rule 144 under the Securities Act. The provisions of Section 7 and Section 9 shall survive any termination.

Section 12.   Definitions.
“Affiliate” means, as applied to any Person, means any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, provided that “Affiliate” shall not include any “portfolio company” (as such term is commonly used in the private equity industry) and with respect to any Person that is managed or controlled by a private equity company or investment firm (a “Sponsor”), the limited partners of the funds which own interests in such Person shall not be deemed Affiliates of such Person unless such limited partners are controlled by the Sponsor for such Person. The term “Affiliated” shall have the correlative meaning. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“as-converted basis” means, as of any determination time, with respect to Preferred Shares, the number of Common Shares that would be obtained from converting such Preferred Shares into Common Shares pursuant to Section 9 of Exhibit A to the Certificate of Incorporation as if such determination date were the Conversion Date (as defined therein).
“Certificate of Incorporation” means the Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware, and as amended from time to time in accordance with its terms.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time-to-time thereunder.
“Free-Writing Prospectus” means a free-writing prospectus, as defined in Rule 405 promulgated under the Securities Act.
“MNPI” means material non-public information within the meaning of Regulation FD promulgated under the Exchange Act, which shall in any case include the receipt of any notice delivered by the Company under this Agreement, including pursuant to Section 1 or Section 2 hereof and the information contained in any such notice.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
“PIPE Shares” means the Common Shares held by a PIPE Investor (as defined in the Transaction Agreement) immediately following the De-SPAC Merger.
“Preferred Shares” means shares of Series A preferred stock, par value $0.01 per share of the Company.
“Registrable Securities” means (i)(a) Common Shares (including Common Shares issued or issuable upon the exercise or settlement of restricted stock units, options or other equity units) and Preferred Shares held by the Existing Investors immediately prior to the De-SPAC Merger, (b) Common Shares held by the Founder immediately following the De-SPAC Merger or obtained from the exercise of warrants of the Company held by the Founder immediately following the De-SPAC Merger and (c) any Common Shares issuable upon conversion of Preferred Shares and (ii) any other securities issued or issuable directly or indirectly with respect to the securities described in clause (i) of this definition by way of a dividend, distribution, conversion, or equity split or in connection with an exchange or a combination of equity interests, recapitalization, reclassification, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be a Registrable Security upon the earlier to occur of (x) a registration statement covering such Registrable Security having been declared effective by the Commission and such Registrable Security having been disposed of pursuant to such effective registration statement, (y) such Registrable Securities having been sold under Rule 144 under the Securities Act or (z) such securities cease to be outstanding.
“Rule 144,” “Rule 158,” “Rule 174,” “Rule 405” and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision) by the Commission, as the same shall be amended from time to time, or any successor rule then in force.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time-to-time thereunder.
“Transfer” shall mean to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a Person.
“WKSI” means a well-known seasoned issuer, as defined under Rule 405.
Section 13.   Miscellaneous.
(a)   No Inconsistent Agreements.   The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Agreement.
(b)   Adjustments Affecting Registrable Securities.   The Company shall not take any action, or permit any change to occur, with respect to its securities that would materially and adversely affect the ability of the holders of Registrable Securities to include such Registrable Securities in a registration undertaken pursuant to this Agreement or that would materially and adversely affect the marketability of such Registrable Securities in any such registration (including effecting a split or a combination of securities).
(c)   Remedies.   Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The Parties agree and acknowledge that any Party would be irreparably harmed by, and money damages would not be an adequate remedy for, any breach of the provisions of this Agreement and that, in addition to any other rights and remedies existing in its favor, any Party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.
(d)   Amendments and Waivers.   The provisions of this Agreement may be amended, and any provision of this Agreement may be waived, only upon the prior written consent of (i) the Company and (ii) the holders of a majority of the Registrable Securities; provided that to the extent any such amendment alters or waives any rights of Investors who are Affiliates of Brown Brothers Harriman in an adverse manner in any material respect, such amendment or waiver will also require the prior written consent of Brown Brothers Harriman, provided further that to the extent any such amendment alters or waives any rights of the Founder in an adverse manner in any material respect, such amendment or waiver will also require the prior written consent of the Founder. No course of dealing between or among the Parties (including the failure of any Party to enforce any of the provisions of this Agreement) shall be deemed effective to modify, amend, waive or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement, and the failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach.
(e)   Successors and Assigns.   This Agreement and all of the covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the Parties, shall bind and inure to the benefit of the respective successors and assigns of the Parties whether so expressed or not; provided that, neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by the Company except in connection with a purchase of all or substantially all of the Company’s assets, or to any successor by way of merger, consolidation or similar transaction. The Company (in its form as a corporation as of the Closing) shall not convert or otherwise reorganize directly or indirectly into a limited liability company or another form of entity unless the successor entity, by way of merger, consolidation or similar transaction, expressly assumes the obligations of the Company pursuant to this Agreement. The Company (including any such corporate successor) shall execute and deliver to each Investor and each holder of Registrable Securities an assumption in a form reasonably satisfactory to holders of a majority of the Registrable Securities.
(f)   Severability.   Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only in such jurisdiction and to the extent of such prohibition or illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement in such jurisdiction or any provisions of this Agreement in any other jurisdiction.
(g)   Counterparts.   This Agreement and any amendments hereto or thereto, to the extent signed and delivered in counterparts (any one of which need not contain the signatures of more than one Party hereto or thereto, but all such counterparts together shall constitute one and the same Agreement) by means of a facsimile machine or electronic transmission in portable document format (pdf), shall be treated in all manner and respects as an original thereof and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party hereto or thereto, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties hereto or thereto. No Party hereto shall raise the use of a facsimile machine or electronic transmission in pdf to deliver a signature or the fact that any signature or document was transmitted or communicated through the use of facsimile machine or electronic transmission as a defense to the formation of a contract, and each such Party forever waives any such defense.
(h)   Descriptive Headings; Interpretation.   The headings and captions used in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The use of the word “including” herein shall mean “including without limitation.” Any reference to the masculine, feminine or neuter gender shall be deemed to include any gender or all three as appropriate.
(i)   Governing Law; Jurisdiction; Agreement for Service.   This Agreement, and all claims or causes of action based upon, arising out of or related to this Agreement or the transactions contemplated herein, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of Delaware), for the purposes of any proceeding, claim, demand, action or cause of action (a) arising under this Agreement or the transactions contemplated hereby or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement, and irrevocably and unconditionally waives any objection to the laying of venue of any such proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or the transactions contemplated hereby or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 12(i) for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, the transactions contemplated hereby, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 12(k) shall be effective service of process for any such proceeding, claim, demand, action or cause of action.

(j)   WAIVER OF TRIAL BY JURY.   THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(J).
(k)   Notice.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:
To the Company:
Westrock Coffee Company
100 River Bluff Drive, Suite 210
Little Rock, Arkansas 77202
Attention: Robert P. McKinney, Chief Legal Officer
Email: mckinneyb@westrockcoffee.com
with copies (which shall not constitute notice to the Company) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Brandon C. Price
Email: BCPrice@wlrk.com
If to the Founder:
Riverview Sponsor Partners, LLC
700 Colonial Road, Suite 101
Memphis, TN 38117
Attn: Scott Imorde, President and Chief Executive Officer
E-mail: scott@rbmvco.com with a copy (which shall not constitute notice to the Founder) to:
King & Spalding LLP
1185 Avenue of the Americas, 34th Floor
New York, New York 10036
Attention: Kevin E. Manz and Tim Fitzsimons
Email: kmanz@kslaw.com, tfitzsimons@kslaw.com

If to any Existing Investor, at the address indicated in such Existing Investor’s signature page to this Agreement.
(l)   Rights Cumulative.   The rights and remedies of each of the Parties under this Agreement shall be cumulative and not exclusive of any rights or remedies which a Party would otherwise have hereunder at law or in equity or by statute, and no failure or delay by either Party in exercising any right or remedy shall not impair any such right or remedy or operate as a waiver of such right or remedy, and neither shall any single or partial exercise of any power or right preclude a Party’s other or further exercise thereof or the exercise of any other power or right.
(m)   No Strict Construction.   The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
(n)   Entire Agreement.   This Agreement and the other agreements and instruments referred to herein contain the complete agreement between the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, agreements and representations by or between the parties hereto (whether written or oral) that may have related to the subject matter hereof or thereof in any way.
(o)   Additional Investors.   Any Affiliate of an Investor that acquires Registrable Securities from such Investor, so long as such Person remains an Affiliate of such Investor and so long as such acquired securities remain Registrable Securities, may become a party to this Agreement as a Founder (if the transferor is a Founder) or Existing Investor (if the transferor is an Existing Investor), by executing and delivering a joinder to this Agreement, agreeing to be bound by the terms of this Agreement, in form and substance reasonably satisfactory to the Company.
(p)   Aggregation.   For purposes of determining the number of Registrable Securities for purposes of this Agreement, the Preferred Shares shall be counted as Common Shares on an as-converted basis.
(q)   Effectiveness.   This Agreement shall only be effective as of the Closing (as defined in the Transaction Agreement) and shall be terminated and of no force and effect if the Transaction Agreement is terminated
Section 14.   MNPI Provisions.
(a)   Each Investor acknowledges that the provisions of Section 1, 2 and 4 of this Agreement may require certain communications to be made by the Company or other Investors to such Investor that may result in such Investor and its Representatives (as defined below) acquiring MNPI (which may include, solely by way of illustration, the fact that an offering of the Company’s securities is pending or the number of Company securities or the identity of the selling stockholders) (such communications, “MNPI Communications”); provided that the Company will notify each Investor entitled to notice or who received an MNPI Communication if any proposed registration or offering for which an MNPI Communication has been delivered pursuant to this Agreement has been terminated or aborted to the extent the knowledge of such registration or offering constitutes MNPI.
(b)   Each Investor agrees that it will maintain the confidentiality of MNPI in MNPI Communications delivered to it and, to the extent such Investor is not a natural person, such confidential treatment shall be in accordance with procedures adopted by it in good faith to protect confidential information of third parties delivered to such Investor (“Policies”); provided that the obligation to maintain confidentiality of MNPI in MNPI Communications shall cease when the information in the MNPI Communications (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 13(b) by such Investor or its Representatives), or (ii) is or has been made known or disclosed to the Investor by a third party not known by such Investor to be in breach of any obligation of confidentiality such third party may have to the Company; provided further that an Investor may deliver or disclose MNPI in such MNPI Communications to (1) its affiliates, its and its affiliates’ respective directors, officers, employees, partners, members, agents, attorneys, consultants and financial and other advisors, and potential sources of capital (including potential limited partners) (collectively, the “Representatives”), but solely to the extent such disclosure reasonably relates to its evaluation of exercise of its rights under this Agreement and the sale of any Registrable Securities in connection with the subject of the notice, (2) any federal, state, national, foreign or other regulatory or self-regulatory authority having jurisdiction over such stockholder, or (3) any Person if necessary to effect compliance with any law, rule, regulation, investigation, audit, request or order applicable to such Investor, including in response to any subpoena or other legal process, audit or examinations; provided further, that in the case of clause (1), the recipients of such MNPI in such MNPI Communications are subject to the Policies or agree to or are otherwise obligated to hold confidential the MNPI in a manner substantially consistent with the terms of this Section 13 and that in the case of clauses (2) and (3), such Investor promptly notifies the Company of such disclosure to the extent such Investor is legally permitted to give such notice and it is reasonably practicable; provided further, no such notice shall be required where disclosure is made (x) in response to a general request by a regulatory or self-regulatory authority or (y) in connection with a routine audit or examination by a bank examiner or auditor and such audit or examination does not reference the Company or this Agreement.
(c)   Each Investor, by its execution of this Agreement, hereby acknowledges that it is aware that the U.S. securities laws prohibit any Person who has MNPI about a company from purchasing or selling, directly or indirectly, securities of such company (including entering into hedge transactions involving such securities), or from communicating such information to any other Person in certain circumstances.
(d)   Each Investor shall have the right, at any time and from time to time (including after receiving information regarding any potential underwritten offering), to elect not to receive MNPI Communications that the Company or any other Investors otherwise are required to deliver pursuant to this Agreement by delivering to the Company a written statement signed by such Investor that it does not want to receive any MNPI Communications (an “Opt-Out Request”); in which case, and notwithstanding anything to the contrary in this Agreement, the Company and other Investors shall not be required to, and shall not, deliver any MNPI Communications for which the Investor has indicated in an Opt-Out Request that it does not want to receive hereunder to the extent that such MNPI Communications would reasonably be expected to result in an Investor acquiring MNPI. An Opt-Out Request may state a date on which it expires or, if no such date is specified, shall remain in effect until the Investor notifies the Company that it withdraws the Opt-Out Request, and the Investor may, in its sole discretion, determine the scope and applicability of the Opt-Out Request as set forth in an Opt-Out Request. An Investor who previously has given the Company an Opt-Out Request may update or revoke such request at any time, and there shall be no limit on the ability of an Investor to issue, update and revoke subsequent Opt-Out Requests; provided that each Investor shall use commercially reasonable efforts to minimize the administrative burden on the Company arising in connection with any such Opt-Out Requests.
* * * * *

IN WITNESS WHEREOF, the Parties have executed or caused to be executed on their behalf this Registration Rights Agreement as of the date first written above.
THE STEPHENS GROUP, LLC
By:
/s/ William W. Kilgore

Name: William W. Kilgore
Title: General Counsel
WESTROCK GROUP, LLC
By:
/s/ Scott T. Ford

Name: Scott T. Ford
Title:
SOWELL WESTROCK, L.P.
By:
/s/ Benjamin Lurie

Name: Benjamin Lurie
Title: Vice President
BBH CAPITAL PARTNERS V, L.P.
By:
BBH Private Capital Management V, LLC,
General Partner of BBH Capital Partners
V, L.P.

/s/ Jeffrey B. Meskin

Name: Jeffrey B. Meskin
Title: Partner of BBH & Co.,
     Managing Member of BBH
     Private Capital Management V, LLC
BBH CAPITAL PARTNERS V-A, L.P.
By:
BBH Private Capital Management V, LLC, General Partner of BBH Capital Partners V-A, L.P.

By:
/s/ Jeffrey B. Meskin

Name: Jeffrey B. Meskin
Title: Partner of BBH & Co.,
     Managing Member of BBH
     Private Capital Management V, LLC
BBH CPV WCC CO-INVESTMENT LLC
By:
BBH Private Capital Management V, LLC,
General Partner of BBH CPV WCC Co-Investment LLC

By :
/s/ Jeffrey B. Meskin

Name: Jeffrey B. Meskin
Title: Partner of BBH & Co.,
     Managing Member of BBH
     Private Capital Management V, LLC

By:
/s/ T. Christopher Pledger

Name: T. Christopher Pledger
By:
/s/ Elizabeth McLaughlin

Name: Elizabeth McLaughlin
By:
/s/ Matthew C. Smith

Name: Matthew C. Smith
WESTROCK COFFEE HOLDINGS, LLC
By:
/s/ T. Christopher Pledger

Name: T. Christopher Pledger
Title: Chief Financial Officer
RIVERVIEW SPONSOR PARTNERS, LLC
By:
RBM Riverview, LLC, Its: Managing Member

Its:
Managing Member

By:
/s/ R. Brad Martin

Name: R. Brad Martin
Title: Managing Member
[Signature Page to Registration Rights Agreement]

Annex D
SPONSOR SUPPORT AGREEMENT
This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of April 4, 2022, is entered into by and among Riverview Sponsor Partners, LLC, a Delaware limited liability company (the “Sponsor”), Riverview Acquisition Corp., a Delaware corporation (“Riverview”), and Westrock Coffee Holdings, LLC, a Delaware limited liability company (the “Company”).
RECITALS
WHEREAS, concurrently herewith, Riverview, the Company, Origin Merger Sub I, a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub I”), and Origin Merger Sub II, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub II”), are entering into a Transaction Agreement (as amended, supplemented, restated or otherwise modified from time to time, the “Transaction Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) (i) Merger Sub I will merge with and into Riverview (the “SPAC Merger”), with Riverview surviving the SPAC Merger as a direct wholly owned subsidiary of the Company (the “SPAC Merger Surviving Company”) and (ii) immediately following confirmation of the SPAC Merger, the SPAC Merger Surviving Company will merge with and into Merger Sub II (the “LLC Merger,” together with the SPAC Merger, the “Mergers”);
WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Transaction Agreement;
WHEREAS, the Sponsor is currently the record owner of 4,925,000 SPAC Class B Shares (together with any SPAC Class A Shares obtained upon the conversion thereof, the “Sponsor Shares”) and 7,400,000 SPAC Warrants (the “Sponsor Warrants”); and
WHEREAS, as a condition and inducement to the willingness of Riverview and the Company to enter into the Transaction Agreement, Riverview, the Company and the Sponsor are entering into this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Sponsor, Riverview and the Company hereby agree as follows:
1.   Voting Agreement.   The Sponsor agrees that, at the Riverview Stockholders’ Meeting, at any other meeting of the stockholders of Riverview (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of the stockholders of Riverview, the Sponsor shall:
a.   when such meeting is held, appear at such meeting or otherwise cause the Sponsor Shares to be counted as present thereat for the purpose of establishing a quorum;
b.   vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor Shares in favor of (i) the approval and adoption of the Transaction Agreement and approval of the Mergers and all other transactions contemplated by the Transaction Agreement and (ii) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Riverview under the Transaction Agreement or that would reasonably be expected to result in the failure of the Mergers from being consummated and (iii) each of the proposals and any other matters necessary or reasonably requested by Riverview for consummation of the Mergers and the other transactions contemplated by the Transaction Agreement;
c.   vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor

Shares against (i) any SPAC Acquisition Proposal other than with the Company and (ii) any other action that would reasonably be expected to (x) materially impede, interfere with, delay, postpone or adversely affect the Mergers or any of the other transactions contemplated by the Transaction Agreement, or (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Agreement;
d.   not deposit any of its Sponsor Shares or Sponsor Warrants in a voting trust or subject any of its Sponsor Shares or Sponsor Warrants to any arrangement or agreement with respect to the voting of such securities without the prior written consent of the Company; and
e.   not make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) of any equity interests of Riverview in connection with any vote of the stockholders of Riverview with respect to the Transactions, other than to recommend that the stockholders of Riverview vote in favor of the Transaction Proposals (and any actions required in furtherance thereof or otherwise as expressly provided in this Agreement or the Transaction Agreement);
2.   No Modifications to Existing Agreements.   Prior to the consummation of the Mergers, the Sponsor shall not modify or amend any contract between or among the Sponsor, anyone related by blood, marriage or adoption to the Sponsor or any Affiliate of the Sponsor (other than Riverview), on the one hand, and Riverview, on the other hand, including, for the avoidance of doubt, the Letter Agreement (except as expressly contemplated hereby or by the Transaction Agreement).
3.   Transfer of Shares.   Except as otherwise contemplated by the Transaction Agreement or this Agreement, the Sponsor agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), create any lien or pledge, dispose of or otherwise encumber any of the Sponsor Shares or Sponsor Warrants or otherwise agree to do any of the foregoing, (b) deposit any Sponsor Shares or Sponsor Warrants into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking requiring the direct acquisition or sale, assignment, transfer or other disposition of any Sponsor Shares or Sponsor Warrants, or (d) publicly announce any intention to effect any transaction specified in clause (a), (b) or (c).
4.   No Solicitation of Transactions.   The Sponsor agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SPAC Acquisition Proposal, (b) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a SPAC Acquisition Proposal, (c) enter into any Contract or other arrangement or understanding regarding a SPAC Acquisition Proposal, or (d) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Sponsor agrees to (A) notify the Company promptly upon receipt of any SPAC Acquisition Proposal by Riverview, and to describe the material terms and conditions of any such SPAC Acquisition Proposal in reasonable detail and (B) keep the Company reasonably informed on a current basis of any material modifications to such offer or information.
5.   Waiver of Certain Rights.   The Sponsor hereby irrevocably and unconditionally agrees:
(a)   not to (i) demand that Riverview redeem its SPAC Class A Shares or SPAC Class B Shares in connection with the Mergers or (ii) otherwise participate in any such redemption by tendering or submitting any of its SPAC Class A Shares or SPAC Class B Shares for redemption;
(b)   (i) with respect to any loan of funds made by the Sponsor or an Affiliate of the Sponsor or any of Riverview’s officers or directors (each, a “Lender”) to Riverview or any of its Subsidiaries, in each case, prior to the Closing (a “Working Capital Loan”) that is or may be convertible into warrants or other securities (derivative or otherwise) of Riverview or the Company, that each and any Working Capital Loan shall be repaid solely in cash, and that no Working Capital Loan will be converted into warrants or other securities (derivative or otherwise) of Riverview or the Company, notwithstanding any applicable provisions of SPAC Warrant Agreement, the Riverview Registration Rights Agreement or any other Contract); and

(c)   not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Riverview, the Company, the Company’s or Riverview’s Affiliates or any of their respective successors, assigns relating to the negotiation, execution or delivery of this Agreement, the Transaction Agreement or the consummation of the Mergers.
6.   Consent to Disclosure.   The Sponsor hereby consents to the publication and disclosure in any announcement or disclosure required by applicable securities Laws, the SEC or any other securities authorities of the Sponsor’s identity and ownership of the Sponsor’s securities of Riverview (and Company Common Stock or other equity securities of the Company after the Closing) and the nature of the Sponsor’s obligations under this Agreement; provided that, prior to any such publication or disclosure the Company and Riverview have provided the Sponsor with a reasonable opportunity to review and comment upon such announcement or disclosure, which comments the Company and Riverview will consider in good faith; provided, further, that the foregoing proviso shall not apply to any such publication or disclosure the content of which concerning the foregoing does not substantially differ from any prior such publication or disclosure. The Sponsor shall promptly provide any information reasonably requested by the Company or Riverview for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Transaction Agreement, including filings with the SEC, except for any information that is subject to attorney-client privilege or confidentiality obligations (provided, that with respect to any confidentiality obligations, the Sponsor, Riverview and the Company shall cooperate in good faith to enable disclosure of such information to the maximum extent possible in a manner that complies with such confidentiality obligation).
7.   Termination of Existing Registration Rights.   The Registration Rights Agreement, in the form of Exhibit B to the Transaction Agreement, shall from and after the Closing supersede the Registration Rights Agreement entered into by and among Riverview, Sponsor, and certain other holders signatory thereto, dated August 5, 2021 (as amended or modified, the “Riverview Registration Rights Agreement”), which shall be of no further force or effect upon (but subject to the consummation of) the Closing.
8.   Anti-Dilution Adjustment Waiver.   Subject to, and conditioned upon the occurrence of and effective as of immediately prior to the Closing, the Sponsor, which is the holder of at least a majority of the outstanding SPAC Class B Shares as of the date hereof, hereby irrevocably waives on behalf of the holders of all SPAC Class B Shares, pursuant to and in compliance with the provisions of the Amended and Restated Certificate of Incorporation of Riverview (the “Riverview Charter”), any adjustment to the conversion ratio set forth in the Riverview Charter, including Section 4.3(b) thereof, or any Contract, and any rights to other anti-dilution protections with respect to the SPAC Class B Shares, that may result from the consummation of the Mergers or the transactions contemplated thereby.
9.   Representations and Warranties of the Sponsor.   The Sponsor hereby represents and warrants to Riverview and the Company as follows:
a.   The Sponsor is the only record and a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Sponsor Shares and Sponsor Warrants, free and clear of Liens other than as created by this Agreement or Sponsor’s organizational documents or the organizational documents of Riverview (including, without limitation, for the purposes hereof, any agreement between or among stockholders of Riverview). The Sponsor Shares and Sponsor Warrants are the only securities of Riverview owned or controlled by the Sponsor and its Affiliates. Other than the Sponsor Warrants, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Riverview or any equity securities convertible into, or which can be exchanged for, equity securities of Riverview.
b.   The Sponsor (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Sponsor Shares and Sponsor Warrants, (ii) has not entered into any voting agreement or voting trust with respect to any of the Sponsor Shares and Sponsor Warrants that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Sponsor Shares and Sponsor Warrants that is inconsistent with the Sponsor’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.
c.   The Sponsor (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization and (ii) has all requisite limited liability company or other power and authority and has taken all limited liability company or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Sponsor and constitutes a valid and binding agreement of the Sponsor enforceable against the Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
d.   Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Sponsor from, or to be given by the Sponsor to, or be made by the Sponsor with, any Governmental Authority in connection with the execution, delivery and performance by the Sponsor of this Agreement, the consummation of the transactions contemplated hereby or the Mergers and the other transactions contemplated by the Transaction Agreement.
e.   None of the execution or delivery by the Sponsor of this Agreement nor any Ancillary Document to which it is or will be a party, the performance by the Sponsor of its obligations hereunder or thereunder nor the consummation by the Sponsor of the Transactions will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Governing Documents of Riverview, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration (with or without notice) under, any of the terms, conditions or provisions of any material Contract to which the Sponsor is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Sponsor or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of the Sponsor, except in the case of any of clauses (ii) through (iv) above, as would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.
f.   As of the date of this Agreement, there is no Proceeding or Order pending to the knowledge of the Sponsor, threatened against or involving the Sponsor that questions the beneficial or record ownership of the Sponsor Shares or Sponsor Warrants, the validity of this Agreement or that would reasonably be expected to adversely affect the performance by the Sponsor of its obligations under this Agreement in any material respect.
g.   The Sponsor understands and acknowledges that each of Riverview and the Company is entering into the Transaction Agreement in reliance upon the Sponsor’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Sponsor contained herein.
h.   Except as set forth on Schedule I attached hereto or in Section 4.11 of the SPAC Disclosure Schedules, neither the Sponsor nor any Subsidiary of Sponsor (A) owns any interest in any material asset or property used in the business of SPAC or (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person that is a material client, supplier, vendor, partner, customer or lessor, or other material business relation, of SPAC.
10.   Further Assurances.   From time to time, at either Riverview’s or the Company’s request and without further consideration, the Sponsor shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.
11.   Binding Effect of Transaction Agreement.   Sponsor hereby acknowledges that it has read the Transaction Agreement and this Agreement and has had the opportunity to consult with its tax, legal and other advisors with respect thereto and hereto. Sponsor shall be bound by and comply with Section 5.3(a)

(Confidentiality and Access to Information) and Section 5.4 (Public Announcements) applicable to Riverview as if such Sponsor was an original signatory to the Transactions Agreement with respect to such provisions.
12.   New Shares.   In the event (a) any additional equity securities of Riverview are issued to Sponsor because of a stock split, stock dividend or distribution, or any change in Riverview’s capital stock by reason of any stock split, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like or (b) the Sponsor purchases or otherwise acquires beneficial ownership of any SPAC Class A Shares, SPAC Class B Shares, SPAC Warrants or other equity securities of Riverview prior to the Closing, (c) Sponsor acquires the right to vote or share in the voting of any SPAC Class A Shares, SPAC Class B Shares or other equity securities of Riverview during the period between the date hereof and Closing (SPAC Class A Shares, SPAC Class B Shares, SPAC Warrants or other equity securities of Riverview, collectively the “New Securities”), then such New Securities acquired or purchased by the Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the Sponsor Shares or Sponsor Warrants owned by the Sponsor as of the date hereof.
13.   Amendment and Modification.   This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Sponsor, Riverview and the Company.
14.   Waiver.   No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.
15.   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other parties as follows:
if to Riverview, to it at:
Riverview Acquisition Corp.
700 Colonial Road, Suite 101
Memphis, TN 38117
Attention: William V. Thompson III, Treasurer, Secretary and Chief Financial Officer
Email: wthompson@nfcinvestments.com
with a copy to:
King & Spalding LLP
1185 Avenue of the Americas, 34th Floor
New York, NY 10036
Attention: Keith Townsend; Tim FitzSimons; Kevin E. Manz
Email: ktownsend@kslaw.com; tfitzsimons@kslaw.com; kmanz@kslaw.com if to the Sponsor, to it at:
700 Colonial Road, Suite 101
Memphis, TN 38117
Attention: Scott Imorde, President and Chief Executive Officer
Email: scott@rbmvco.com

if to the Company, to it at:
Westrock Coffee Holdings, LLC
100 River Bluff Drive, Suite 210
Little Rock, AR 72202
Attention: Christopher Pledger
Email: chris@westrockcoffee.com
with a copy to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Brandon C. Price
Email: BCPrice@wlrk.com
16.   Entire Agreement.   This Agreement and the Transaction Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.
17.   No Inconsistent Agreement.   The Sponsor hereby agrees that the Sponsor shall not enter into any agreement that would restrict, limit, interfere or otherwise be inconsistent with the performance of the Sponsor’s obligations hereunder.
18.   Efforts.   Until the Closing, the Sponsor shall (i) take any action as may reasonably be necessary to satisfy the conditions of the Company set forth in Article 6 of the Transaction Agreement, including using reasonable best efforts to obtain the Required SPAC Stockholder Approval, (ii) not take any action that would reasonably be expected to prevent or delay the satisfaction of any of the conditions to the Mergers set forth in Article 6 of the Transaction Agreement, and (iii) use its commercially reasonable efforts to minimize SPAC Stockholder Redemptions. To the extent that PIPE Investors, holders of SPAC Class A Shares or other investors require an inducement for their investment into Riverview or electing to not redeem their SPAC Class A Shares, any such inducement shall be made by the Sponsor by reducing Sponsor Shares or Sponsor Warrants such that there is no cost to the existing equity-holders of the Company.
19.   No Third-Party Beneficiaries.   The Sponsor hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Riverview and the Company in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the persons expressly named as parties hereto.
20.   Governing Law and Venue.   This Agreement, and all claims or causes of action based upon, arising out of or related to this Agreement or the Transactions, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.
21.   Assignment; Successors.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.
22.   Specific Performance.   Each party agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.
23.   Severability.   Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.
24.   Counterparts.   This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e- mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.
25.   Termination.   This Agreement shall terminate upon the earliest of (a) the Closing of the Mergers, (b) the termination of the Transaction Agreement in accordance with its terms, and (c) the time this Agreement is terminated upon the mutual written agreement of Riverview, the Company and the Sponsor, provided that (1) no such termination shall relieve any party of any liability for fraud or intentional and willful breach of this Agreement prior to its termination (2) Section 11 (Binding Effect of Transaction Agreement) and Sections 13 (Amendment and Modification) through Section 16 (Entire Agreement) and Section 19 (No-Third Party Beneficiary) through this Section 25 (Termination), shall survive any such termination.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized persons thereunto duly authorized) as of the date first written above.
RIVERVIEW:
RIVERVIEW ACQUISITION CORP.
/s/ William V. Thompson III

By:
William V. Thompson III,
Treasurer, Secretary and Chief
Financial Officer

SPONSOR:
RIVERVIEW SPONSOR PARTNERS, LLC
/s/ Scott Imorde

By:
Scott Imorde, President and Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized persons thereunto duly authorized) as of the date first written above.
THE COMPANY:
WESTROCK COFFEE HOLDINGS, LLC
/s/ Scott Ford

By:
Scott Ford, Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

SCHEDULE I
Affiliate Agreements
1)
Promote Participation Agreement, dated April 4, 2022, by and between Riverview and the Sponsor.

2)
Letter Agreement, dated August 5, 2021, by and among Riverview, its officers, its directors and the Sponsor.

3)
Registration Rights Agreement, dated August 5, 2021, by and between Riverview and the Sponsor.

4)
Private Placement Warrants Purchase Agreement, dated August 5, 2021, by and between Riverview and the Sponsor.

5)
Administrative Services Agreement, dated August 5, 2021, by and between Riverview and the Sponsor.

6)
Investment Agreement, dated July 22, 2021, by and among Riverview, the Sponsor and Nelnet, Inc.

7)
Investment Agreement, dated July 22, 2021, by and among Riverview, the Sponsor and The HGC Fund LP.

8)
Investment Agreement, dated July 22, 2021, by and among Riverview, the Sponsor and The K2 Principal Fund L.P.

9)
Investment Agreement, dated July 22, 2021, by and among Riverview, the Sponsor and Shaolin Capital Management LLC.

10)
Investment Agreement, dated July 22, 2021, by and among Riverview, the Sponsor and Kepos Capital LP.

11)
Investment Agreement, dated July 22, 2021, by and among Riverview, the Sponsor and Alberta Investment Management Corporation.

12)
Investment Agreement, dated July 22, 2021, by and among Riverview, the Sponsor and Radcliffe SPAC Master Fund, L.P.

13)
Investment Agreement, dated July 23, 2021, by and among Riverview, the Sponsor, ACM Alamosa (Cayman) Holdco LP, ACM ASOF VII (Cayman) Holdco LP, Atalaya Special Purpose Investment Fund II LP, ACM Alameda Special Purpose Investment Fund II LP, Atalaya A4Pool 1 (Cayman) Holdco LP, Corbin Opportunity Fund, L.P. and Corbin ERISA Opportunity Fund, Ltd.

14)
Investment Agreement, dated July 22, 2021, by and among Riverview, the Sponsor and Meteora Capital Partners, LP.

15)
Investment Agreement, dated July 22, 2021, by and among Riverview, the Sponsor and Aristeia Capital, L.L.C.

16)
Investment Agreement, dated July 22, 2021, by and among Riverview, the Sponsor and Castle Creek Strategies, LLC.

17)
Investment Agreement, dated July 22, 2021, by and among Riverview, the Sponsor and Polar Multi-Strategy Master Fund.

18)
Securities Subscription Agreement, dated February 18, 2021, by and between Riverview and the Sponsor.

[Signature Page to Sponsor Support Agreement]

Annex E
FORM OF
LOCK-UP AGREEMENT
April 4, 2022
Westrock Coffee Holdings, LLC
100 River Bluff Drive, Suite 210
Little Rock, Arkansas 77202
Re:   Lock-Up Agreement
Ladies and Gentlemen:
This letter agreement is being delivered pursuant to that certain Transaction Agreement (the “Transaction Agreement”), dated as of April 4, 2022, by and among Riverview Acquisition Corp., a Delaware corporation, Westrock Coffee Holdings, LLC, a Delaware limited liability company (“PubCo”), Origin Merger Sub I, a Delaware corporation and Origin Merger Sub II, LLC, a Delaware limited liability company. Capitalized terms used herein and not defined herein shall have such meanings as set forth in the Transaction Agreement.
As a result of the Transaction Agreement, the undersigned (“Holder”) shall be, the owner of record, or beneficially of, certain (i) shares of Common Stock, par value $0.01 per share of PubCo (the “PubCo Common Stock”), (ii) shares of Series A Preferred Stock, par value $0.01 per share of PubCo, or (iii) securities exercisable for PubCo Common Stock (collectively, the “Lock-Up Shares”). PubCo and the Holder are collectively referred to herein as the “Parties” and individually as a “Party.”
In consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Holder and PubCo agree as follows:
1.   Except as otherwise set forth in this letter agreement or with the prior written consent of PubCo, Holder shall not Transfer any Lock-Up Shares until the earliest of (a) 180 days after the Closing, (b) the date on which the last sale price of the PubCo Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing and (c) the date on which PubCo completes a subsequent transaction involving a consolidation, merger or similar transaction that results in (x) a change in the majority of PubCo’s board of directors or (y) holders of voting securities of PubCo immediately prior to the consummation of such transaction retaining less than 50% of the voting securities of the entity resulting from such transaction (the “Lock-Up Period”). “Transfer” means the (x) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (y) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (z) public announcement of any intention to effect any transaction specified in clause (x) or (y).
2.   Notwithstanding Paragraph 1, Holder shall be permitted to Transfer certain of Holder’s Lock-Up Shares during the Lock-Up Period as follows:
(a)   as a bona fide gift or charitable contribution;
(b)   by will or intestate succession to a legal representative, heir, beneficiary or a member of the immediate family (as defined below) of Holder;
(c)   to limited partners, co-investors, members, beneficiaries (or the estates thereof) or stockholders of Holder;

(d)   to any immediate family of Holder (“immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin);
(e)   to any trust for the direct or indirect benefit of Holder or the immediate family of Holder, so long as the Holder or such immediate family of Holder retains control of such trust;
(f)   to any corporation, partnership, limited liability company, trust or other entity that controls, or is controlled by or is under common control with, Holder or the immediate family of Holder;
(g)   by operation of law, such as pursuant to a qualified domestic order, court order or an order of a regulatory agency, divorce settlement, divorce decree or separation agreement; or
(h)   pursuant to a bona fide third party tender offer, merger, consolidation, equity purchase or other similar transaction or series of related transactions involving a change of control of PubCo (including, without limitation, entering into any lock-up, voting or similar agreement pursuant to which Holder may agree to Transfer Lock-Up Shares in connection with such transaction or series of related transactions, or vote any Lock-Up Shares in favor of such transaction or series of related transactions); provided, that in the event such transaction or series of related transactions is not completed, the Lock-Up Shares shall remain subject to the restrictions contained in this letter agreement;
provided, that any such Transfer pursuant to the above clauses shall not involve a disposition for value; provided, further, with respect to any such Transfer above, (1) each donee, trustee, distributee, or transferee, as the case may be, shall execute a joinder to this letter agreement evidencing such donee’s, trustee’s, distributee’s, or transferee’s agreement to become a party hereto and be bound by and subject to the terms and provisions of this letter agreement to the same effect, and (2) no filing by any party under the Exchange Act or other public announcement shall be made (including voluntarily) in connection with such Transfer except as otherwise compelled to do so or is required to do so to comply with applicable law or legal process or any request by or from a Governmental Entity or the rules of any securities exchange or the rules and regulations of any “self regulatory organization” as defined in Section 3(a)(26) of the Exchange Act or any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.
3.   In addition, the restrictions in Paragraph 1 shall not apply to:
(a)   the exercise (including by net or cashless exercise) of stock options granted pursuant to PubCo’s equity incentive plans or warrants or any other securities existing as of the date hereof, which securities are convertible into or exchangeable or exercisable for PubCo Common Stock; provided, that such restrictions shall apply to any shares of PubCo Common Stock issued upon such exercise, exchange or conversion;
(b)   the Transfer or surrender to PubCo of any shares of PubCo Common Stock to cover tax withholdings upon a vesting event or settlement, as applicable, of any equity award under any of PubCo’s equity incentive plans; provided, that the underlying shares of PubCo Common Stock shall continue to be subject to the restrictions set forth in this letter agreement;
(c)   the Transfer of any shares of PubCo Common Stock purchased by Holder on the open market following the date hereof;
(d)   Transfer of shares of PubCo Common Stock to PubCo pursuant to any contractual arrangement that provides PubCo with an option to repurchase such shares of PubCo Common Stock in connection with the termination of Holder’s employment with PubCo, as applicable; and
(e)   the establishment or modification of any contract, instruction or plan (a “Plan”), if permitted by PubCo (such permission not to be unreasonably withheld, conditioned, delayed or applied asymmetrically to the undersigned as compared to any other employee of PubCo), that satisfies all of the applicable requirements of Rule 10b5-1 of the Exchange Act; provided that the securities subject to the Plan may not be sold until the end of the Lock-Up Period (except to the extent otherwise allowed hereunder).

4.   If any Transfer is made or attempted contrary to the provisions of this letter agreement, such purported Transfer shall be null and void ab initio, and PubCo shall refuse to recognize any such purported transferee of the applicable Lock-Up Shares as one of its equity holders for any purpose.
5.   To the extent that PubCo provides consent or notice to any holder of PubCo shares (or securities exercisable for PubCo shares) who is party to any lock-up agreement entered into in connection with the transaction contemplated by the Transaction Agreement that it will waive the restrictions on Transfer for all or any portion of such holder’s shares, then PubCo agrees to simultaneously waive the restrictions on Transfer under this Agreement for the same percentage of Holder’s Lock-up Shares (e.g., if PubCo waived the restrictions on Transfer for 10% of any other holder’s shares, then PubCo would waive the restrictions on Transfer for 10% of Holder’s Lock-up Shares). PubCo will provide prompt written notice of any waiver pursuant to this paragraph 4 to Holder (and in any event, in advance of the effective time of such waiver). Notwithstanding the foregoing, this paragraph 4 shall not apply to: (i) any waivers pursuant to paragraph 1 for reasons of a personal emergency or hardship affecting any holder as determined by the Board of Directors of PubCo in good faith or (ii) any waivers of the lock-up provisions in the PubCo bylaws.
6.   During the Lock-Up Period, each certificate (if any) or book-entry evidencing any Lock-Up Shares owned by the Holder shall be stamped or otherwise imprinted or legended with a legend in substantially the following form, in addition to any other applicable legends:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [•], 2022, BY AND AMONG [WESTROCK COFFEE COMPANY] (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS IT MAY BE AMENDED FROM TIME TO TIME. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.
7.   This letter agreement shall be effective upon consummation of the Transactions contemplated by the Transaction Agreement and shall terminate on the date on which Holder no longer holds Lock-Up Shares.
8.   Holder agrees and consents to the entry of stop transfer instructions with PubCo’s transfer agent and registrar against the Transfer of the Lock-Up Shares except in compliance with the foregoing restrictions.
9.   THIS LETTER AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT OR THE TRANSACTIONS, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.
10.   Any provision of this letter agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by PubCo and the Holder. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
11.   Neither this letter agreement nor any of the rights, interests or obligations hereunder shall be assignable by any Party without the prior written consent of the other Parties hereto. Any attempted assignment of this letter agreement not in accordance with the terms of this Section 11 shall be null and void ab initio.
12.   This letter agreement shall be for the sole benefit of the parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any person, other than the parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this letter agreement. Nothing in this letter agreement, expressed or implied, is intended to, or shall be deemed to, create a joint venture.
13.   Sections [8.7] (Construction; Interpretation), [8.10] (Severability), [8.11] (Counterparts; Electronic Signatures), [8.15] (Waiver of Jury Trial), [8.16] (Submission to Jurisdiction) and [8.17] (Remedies) of the Transaction Agreement are incorporated herein by reference and shall apply to this letter agreement, mutatis mutandis.
[Signature Pages Follow]

Very truly yours,
HOLDER:
[ ]
By:
Name:
Title:
[Signature Page to Lock-Up Agreement]

Acknowledged and Agreed:
PUBCO:
WESTROCK COFFEE HOLDINGS, LLC
By:	/s/ T. Christopher Pledger
Name:	T. Christopher Pledger
Title:	Chief Financial Officer
[Signature Page to Lock-Up Agreement]

Annex F
CERTIFICATE OF INCORPORATION
OF
WESTROCK COFFEE COMPANY
ARTICLE I.
The name of the corporation is Westrock Coffee Company (the “Corporation”).
ARTICLE II.
The name and address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle, State of Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE III.
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), as it now exists or may hereafter be amended or supplemented.
ARTICLE IV.
A.
The Corporation is authorized to issue two classes of capital stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is [•] shares, consisting of: (i) [•] shares of Common Stock, with the par value of $0.01 per share (“Common Stock”); and (ii) [•] shares of Preferred Stock, with the par value of $0.01 per share (“Preferred Stock”), of which [•] shares are designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”), having the designation, powers, preferences and relative, participating, optional or other special rights, including voting powers and rights, and the qualifications, limitations or restrictions set forth in Exhibit A hereto.

B.
Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any class or series of Common Stock or Preferred Stock voting separately as a class will be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class or series may not be decreased below the number of shares of such class or series then outstanding.

C.
Common Stock.

(1)
Voting Rights.

(a)
Each holder of Common Stock will be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

(b)
Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters with the holders of Series A Preferred Stock (pursuant to the terms of Section 7 of Exhibit A)

and any other classes of Preferred Stock that are then entitled to vote together with the holders of Common Stock as a single class on all matters.
(2)
Dividends.   Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, including Series A Preferred Stock, or any class or series of capital stock having a preference senior to or the right to participate with Common Stock with respect to the payment of dividends, dividends of cash or property may be declared and paid on Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board of Directors of the Corporation (the “Board of Directors”) in its discretion may determine.

(3)
Liquidation.   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock, including Series A Preferred Stock, are entitled, if any, the holders of all outstanding shares of Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter, the holders of all outstanding shares of Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Common Stock held by such holders; provided, for the avoidance of doubt that the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation or any subsidiary of the Corporation, or any merger, consolidation, statutory exchange or any other business combination transaction of the Corporation or any subsidiary of the Corporation into or with any other person or the merger, consolidation, statutory exchange or any other business combination transaction of any other person shall not be considered to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section IV.C(3).

(4)
No Redemption or Sinking Fund Provisions.   There are no redemption or sinking fund provisions applicable to the shares of Common Stock.

D.
Preferred Stock.   Shares of Preferred Stock, of which [•] shares have been designated as Series A Preferred Stock, the designation, powers, preferences and relative, participating, optional or other special rights, including voting powers and rights, and the qualifications, limitations or restrictions of which are set forth in Exhibit A hereto, may be issued from time to time in one or more series of any number of shares; provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board of Directors pursuant to its authority to do so which is hereby expressly vested in the Board of Directors. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Each series of shares of Preferred Stock: (i) may have such voting rights or powers, full or limited, if any; (ii) may be subject to redemption at such time or times and at such prices, if any; (iii) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, if any; (iv) may have such rights upon the voluntary or involuntary liquidation, winding up or dissolution of, upon any distribution of the assets of, or in the event of any merger, sale or consolidation of, the Corporation, if any; (v) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation (or any other securities of the Corporation or any other person) at such price or prices or at such rates of exchange and with such adjustments, if any; (vi) may be entitled to

F-2

the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation, if any; (viii) may be subject to restrictions on transfer or registration of transfer, or on the amount of shares that may be owned by any person or group of persons; and (ix) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, if any; all as shall be stated in said resolution or resolutions of the Board of Directors providing for the designation and issue of such shares of Preferred Stock.
ARTICLE V.
Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
ARTICLE VI.
The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
A.
The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B.
Subject to the terms of that certain Investor Rights Agreement, dated April 4, 2022 (as amended or modified from time to time in accordance with its terms, the “Investor Rights Agreement”), by and among the Corporation, Westrock Group, LLC, The Stephens Group, LLC, Sowell Westrock, L.P., BBH Capital Partners V, L.P., BBH Capital Partners V-A, L.P., BBH CPV WCC Co-Investment LLC, and Riverview Sponsor Partners, LLC, the Board of Directors shall consist of that number of members as shall be fixed from time to time exclusively by resolution adopted by the affirmative vote of a majority of the total number of directors which the Corporation would have if there were no vacancies (the “Whole Board”). Subject to the foregoing, the Board shall initially consist of ten (10) directors.

C.
The Board of Directors shall be and is divided into three classes, as nearly equal in number as possible, designated: Class I, Class II and Class III, with, as of the date hereof, Class I consisting of 3 directors, Class II consisting of 4 directors, and Class III consisting of 3 directors. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. No decrease in the number of authorized directors shall shorten the term of any incumbent director. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided that each director initially appointed to Class I shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2023; each director initially appointed to Class II shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2024; and each director initially appointed to Class III shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2025; provided, further, that the term of each director shall continue until the expiration of the term for which he or she has been elected, and until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal. All directors whose terms expire at the annual meetings of stockholders in 2026 and any subsequent annual meeting shall be elected for terms expiring at the next annual meeting of stockholders and shall not be subject to the classification provision of this Section VI.C, and following the annual meeting of stockholders in 2028, the Board of Directors shall no longer be classified.

F-3

D.
Subject to the Investor Rights Agreement as well as applicable law and the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, and unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum of the Board of Directors, and directors so chosen shall hold office until the expiration of the term of the director whom he or she has replaced or until his or her successor shall have been duly elected and qualified.

E.
Subject to the Investor Rights Agreement, until such time as the Board of Directors is declassified, the entire Board of Directors or directors in a class elected for a term of two (2) or three (3) years may be removed from office only for cause, and only by the affirmative vote of the holders of at least a majority of the combined voting power of the outstanding shares of capital stock of the Corporation entitled to vote at an election of directors, at an election of directors duly called pursuant to the By-Laws of the Corporation. Except as set forth in the immediately preceding sentence and subject to the Investor Rights Agreement, any director, or the entire Board of Directors, may be removed from office with or without cause, but only by the affirmative vote of the holders of at least a majority of the combined voting power of the outstanding shares of capital stock of the Corporation entitled to vote at an election of directors, at an election of directors duly called pursuant to the By-Laws of the Corporation.

F.
In addition to the powers and authority hereinbefore or by applicable law, including the DGCL, expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and other applicable law, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors that would have been valid if such By-Laws had not been adopted.

ARTICLE VII.
A.
To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended.

B.
Each person who was or is a party or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, at any time during which this Article VII(B) is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or advancement of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), a director or officer of the Corporation or is or was at any such time serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (hereinafter, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor of the Corporation by merger or otherwise) to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater indemnification rights than said law permitted the Corporation to provide prior to such amendment or modification), against all expense, liability and loss (including

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attorneys’ fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974, as amended, or penalties and amounts paid or to be paid in settlement) incurred or suffered by such person in connection with such proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful. Such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, that except as provided in the By-Laws, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. To the fullest extent authorized by the DGCL as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater rights to advancement of expenses than said law permitted the Corporation to provide prior to such amendment or modification), each indemnitee shall have (and shall be deemed to have a contractual right to have) the right, without the need for any action by the Board of Directors, to be paid by the Corporation (and any successor of the Corporation by merger or otherwise) the expenses incurred in connection with any proceeding in advance of its final disposition; provided, however, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director or officer is not entitled to be indemnified for such expenses under this Article VII(B) or the By-Laws.
C.
Neither any amendment nor repeal of any of the foregoing provisions of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE VIII.
A.
The Corporation waives, to the maximum extent permitted by law, the application of the doctrine of corporate opportunity, or any other analogous doctrine, with respect to the Corporation, any non-employee directors or stockholders or any of their respective affiliates. Without limiting the foregoing, the Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation, its stockholders and any of their respective affiliates in, or in being notified of or offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries or (ii) any such director’s affiliates, partners, or other representatives (each of the foregoing, a “Covered Person”), unless such matter, transaction or interest is expressly offered to such director solely in his or her capacity as a director of the Corporation. No Covered Person shall have any duty to communicate or offer an Excluded Opportunity to the Corporation or any of its affiliates or stockholders, and no Covered Person shall have any liability to the Corporation, any of its affiliates or stockholders for breach of any duty, as a director or otherwise, by reason of the fact that such Covered Person pursues or acquires an Excluded Opportunity, directs an Excluded Opportunity to another person

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or fails to present an Excluded Opportunity, or information regarding an Excluded Opportunity, to the Corporation or any of its affiliates or stockholders.
B.
Any person or entity purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Corporation shall be deemed to have notice and to have consented to the provisions of this Article VIII.

C.
This Article VIII shall not limit any protections or defenses available to, or indemnification rights of, any non-employee director of the Corporation under this Certificate of Incorporation or the Corporation’s By-Laws (as either may be amended from time to time) or applicable law. The renunciation of any interest in or expectancy with respect to any corporate opportunity in this Article VIII shall not be deemed exclusive of or limit in any way any other renunciation of a corporate opportunity by the Corporation or the Board of Directors or protection to which any Covered Person may be or may become entitled under any statute, bylaw, resolution, agreement, vote of stockholders or disinterested directors or otherwise.

D.
Neither the alteration, amendment, termination, expiration or repeal of this Article VIII nor the adoption of any provision inconsistent with this Article VIII shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action that, but for this Article VIII, would accrue or arise, prior to such alteration, amendment, termination, expiration or repeal.

ARTICLE IX.
Subject to the rights of the holders of any shares of Preferred Stock, including Series A Preferred Stock, the Corporation reserves the right to amend, restate, amend and restate, alter, modify or repeal any provision contained in this Certificate of Incorporation in any manner provided by the DGCL, and all rights conferred upon stockholders are granted subject to this reservation.
In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, subject to the rights of the holders of any shares of Preferred Stock, including Series A Preferred Stock, the Board of Directors shall have the power to adopt, amend, restate, amend and restate, alter, modify or repeal the Corporation’s By-Laws (including by merger, consolidation or otherwise), except as provided in the Corporation’s By-Laws. The affirmative vote of at least a majority of the Whole Board shall be required to adopt, amend, restate, amend and restate, alter, modify or repeal the Corporation’s By-Laws. The Corporation’s By-Laws also may be adopted, amended, restated, amended and restated, altered, modified or repealed by the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of capital stock of the Corporation entitled to vote at an election of directors.
ARTICLE X.
Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of the Corporation to the Corporation or to the Corporation’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty; (c) any action asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Corporation’s By-Laws (as either may be amended from time to time); (d) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine; or (e) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL shall be the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of Delaware).
ARTICLE XI.
If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and

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enforceability of such provision or provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible and without limiting any other provisions of this Certificate of Incorporation (or any other provision of the By-Laws or any agreement entered by the Corporation), the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provisions held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to, or for the benefit of, the Corporation to the fullest extent permitted by applicable law.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be executed on its behalf this [•] day of [•], 2022.
WESTROCK COFFEE COMPANY
By:	Name: Christopher Pledger Title: Chief Financial Officer

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EXHIBIT A
SERIES A PREFERRED STOCK TERMS

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Exhibit A
TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK
This exhibit (this “Exhibit”) to the certificate of incorporation (the “Charter”) of Westrock Coffee Company, a Delaware corporation (the “Corporation”), sets forth the designation, powers, preferences and relative, participating, optional or other special rights, including voting powers and rights, and the qualifications, limitations or restrictions thereof of the series of preferred stock, par value $0.01 per share, of the Corporation (“Preferred Stock”) designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”) as follows:
Section 1   Designation and Number of Shares.   [•] shares of Preferred Stock are designated as the “Series A Convertible Preferred Stock.” Such number of shares may be increased or decreased by resolution of the board of directors of the Corporation (the “Board of Directors”) or any duly authorized committee thereof, subject to the terms and conditions hereof and the requirements of applicable law; provided that (i) no increase shall cause the number of authorized shares of Series A Preferred Stock to exceed the total number of authorized shares of Preferred Stock and (ii) no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of such shares then outstanding. The Corporation shall have the authority to issue fractional shares of Series A Preferred Stock.
Section 2   General Matters; Ranking.   Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock. The Series A Preferred Stock, with respect to dividend rights and/or distribution rights upon the liquidation, winding up or dissolution, as applicable, of the Corporation, shall rank (i) senior to each class or series of Junior Stock, (ii) on parity with each class or series of Parity Stock and (iii) junior to each class or series of Senior Stock.
Section 3   Certain Definitions.   As used herein, for all purposes of this Exhibit:
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, (i) that the Corporation and its Subsidiaries shall not be deemed to be Affiliates of any Holder or any of its Affiliates, and (ii) portfolio companies (as such term is customarily used among institutional investors) in which any Holder or any of its Affiliates has an investment (whether as debt or equity) shall not be deemed an Affiliate of such Holder. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
“Applicable Price” means, with respect to an issuance of Common Stock, the Average VWAP of the Common Stock for the ten (10) Trading Days ending on and including the reference date (or if the reference date is not a Trading Day, the ten (10) Trading Days prior thereto) for the pricing of such issuance as specified in the definitive agreement for such issuance, or if no such reference date is specified, the Trading Day immediately preceding the date on which the definitive agreement for such issuance is entered into, or if there is no such definitive agreement, the date when the issuance is made.
“Average VWAP” per share over a certain period means the arithmetic average of the daily VWAP per share for each Trading Day in the relevant period.
“BBH Investor” means BBH Capital Partners V, L.P., BBH Capital Partners V-A, L.P., and BBH CPV WCC Co-Investment LLC.
“Beneficial Ownership” means, with respect to any security, the ownership of such security by any “Beneficial Owner,” as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act.
“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in New York City are authorized or required by law or executive order to close.
“By-Laws” means the By-Laws of the Corporation, as they may be amended, modified or restated from time to time.

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“close of business” means 5:00 p.m., New York City time.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.
“Conversion Price” initially means $11.50 per share of Series A Preferred Stock, which amount is subject to adjustment pursuant to Section 12. Whenever this Exhibit refers to the Conversion Price as of a particular date without setting forth a particular time on such date, such reference shall be deemed to be the Conversion Price as of the close of business on such date.
“Debt Blocker” means any credit agreement or similar arrangement, pursuant to which a bona fide third-party lender provides debt financing to the Corporation or its Subsidiaries, which prevents or restricts the payment of any dividends, distributions, liquidation or dissolution proceeds or any other payment on or redemption of the Series A Preferred Stock, on customary terms for such an agreement for a public company with a similar financial profile as the Corporation when such agreement was entered into.
“Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year; provided that, if any such Dividend Payment Date is not a Business Day, then the applicable Dividend shall be payable on the next Business Day immediately following such Dividend Payment Date, without any interest.
“Dividend Payment Period” means, in respect of any share of Series A Preferred Stock, the period from and including the Initial Issue Date of such share to but excluding the next Dividend Payment Date and, subsequently, in each case, the period from and including any Dividend Payment Date to but excluding the next Dividend Payment Date.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined in good faith by the Board of Directors, or an authorized committee thereof.
A “Fundamental Change” shall be deemed to have occurred, at any time after the Initial Issue Date, if any of the following occurs: the consummation of (i) a sale of all or substantially all of the consolidated assets of the Corporation (including by way of any reorganization, merger, consolidation or other similar transaction); (ii) a direct or indirect acquisition of Beneficial Ownership of more than fifty percent (50%) of the Voting Securities of the Corporation by another Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (other than an equityholder of the Corporation immediately prior to the closing of the Merger (as defined in the Investor Rights Agreement) or its Affiliates or any “group” arising out of the Investor Rights Agreement) by means of any transaction or series of transactions (including any reorganization, merger, consolidation, joint venture, share transfer or other similar transaction); (iii) a consolidation, merger, reorganization or other form of acquisition of or by the Corporation or other transaction in which the Corporation’s stockholders retain less than fifty percent (50%) of the Voting Securities of the entity resulting from such transaction (including, without limitation, an entity that, as a result of such transaction, owns the Corporation either directly or indirectly through one or more Subsidiaries) upon consummation of such transaction; or (iv) the obtaining by any Person or group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (other than an equityholder of the Corporation immediately prior to the closing of the Merger (as defined in the Investor Rights Agreement) or its Affiliates or any “group” arising out of the Investor Rights Agreement) of the power to elect a majority of the members of the Board of Directors.
“Fundamental Change Effective Date” shall mean the effective date of the relevant Fundamental Change.
“Fundamental Change Redemption Price” means: (a) with respect to a Fundamental Change in which the consent of Holders of a majority of the Series A Preferred Stock then outstanding is required pursuant to Section 7(b)(iv), the greater of (i) the Liquidation Preference and (ii) the amount of cash and the Fair Market Value of any other property that the Holder would have received if such Holder had converted such

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share of Series A Preferred Stock into Common Stock immediately prior to such Fundamental Change pursuant to Section 9 (with the deemed Conversion Date for such purpose being the time immediately prior to such Fundamental Change); and (b) with respect to a Fundamental Change in which the consent of Holders of a majority of the Series A Preferred Stock then outstanding is not required pursuant to Section 7(b)(iv), the greater of (i) the Minimum Price and (ii) the amount of cash and the Fair Market Value of any other property that the Holder would have received if such Holder had converted such share of Series A Preferred Stock into Common Stock immediately prior to such Fundamental Change pursuant to Section 9 (with the deemed Conversion Date for such purpose being the time immediately prior to such Fundamental Change).
“Holder” means each Person in whose name shares of Series A Preferred Stock are registered, who shall be treated by the Corporation as the absolute owner of those shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.
“Initial Issue Date” means the first original issue date of the Series A Preferred Stock.
“Initial Liquidation Preference” means, as to any share of Series A Preferred Stock, $11.50 per share.
“Investor Rights Agreement” means that certain Investor Rights Agreement, dated April 4, 2022, by and among the Corporation, Westrock Group, LLC, The Stephens Group, LLC, Sowell Westrock, L.P., BBH Capital Partners V, L.P., BBH Capital Partners V-A, L.P., BBH CPV WCC Co-Investment LLC, and Riverview Sponsor Partners, LLC, as amended or modified from time to time in accordance with its terms.
“Junior Stock” means (i) the Common Stock and (ii) each other class or series of capital stock of the Corporation established after the Initial Issue Date, the terms of which do not expressly provide that such class or series ranks senior or on parity to the Series A Preferred Stock as to dividend rights or distribution rights upon the Corporation’s liquidation, winding up or dissolution.
“Legally Available Funds” means cash funds that are legally available to the Corporation to pay dividends and make redemption and other payments to the Holders of the Series A Preferred Stock and that are not then restricted by any Debt Blocker.
“Liquidation Preference” means, as to any share of Series A Preferred Stock, the Initial Liquidation Preference of such share, plus any declared but unpaid Dividends on such share, as adjusted pursuant to Section 6(c), if applicable.
“Market Disruption Event” means, on any day when the Common Stock is listed or admitted to trading or quoted on a securities exchange or quotation facility (whether U.S. national or regional or non-U.S.), any of the following events that occurs or continues to exist on such day:
(i)   any suspension of, or limitation imposed on, trading by the Relevant Stock Exchange during the one-hour period prior to the close of trading for the regular trading session (or for purposes of determining the VWAP per Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session) on the Relevant Stock Exchange on such day, and whether by reason of movements in price exceeding limits permitted by the Relevant Stock Exchange, or otherwise, relating to the Common Stock (specifically or among other shares generally) or to futures or options contracts relating to the Common Stock (specifically or among other shares generally) on the Relevant Stock Exchange;
(ii)   any event that disrupts or impairs (as determined by the Corporation in its reasonable discretion) the ability of market participants, during the one-hour period prior to the close of trading for the regular trading session (or for purposes of determining the VWAP per Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session) on the Relevant Stock Exchange on such day, to effect transactions in, or obtain market values for, the Common Stock (specifically or among other shares generally) on the Relevant Stock Exchange on such day or to effect transactions in, or obtain market values for, futures or options contracts relating to the Common Stock (specifically or among other shares generally) on the Relevant Stock Exchange on such day; or
(iii)   the principal exchange or quotation facility (whether or not the Relevant Stock Exchange) on which futures or options contracts relating to the Common Stock are listed or admitted to trading or quoted fails to open, or closes prior to its respective scheduled closing time, for the regular trading session

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on such day (without regard to after hours or any other trading outside of the regular trading session hours), unless such earlier closing time is announced by such exchange or facility at least one hour prior to the earlier of (A) the actual closing time for the regular trading session on such day and (B) the submission deadline for orders to be entered into such exchange or facility for execution at the actual closing time on such day.
“Minimum Price” means $18.50 per share of Series A Preferred Stock, adjusted to take into account any stock split, reverse stock split, stock dividend, combination or similar recapitalization affecting the Series A Preferred Stock following the date hereof.
“NASDAQ” means the securities trading exchange operating under that name operated by NASDAQ OMX Group, Inc., including its Global Select Market, its Global Market and its Capital Market, as applicable to any specific securities.
“Parity Stock” means any class or series of capital stock of the Corporation established after the Initial Issue Date, the terms of which expressly provide that such class or series shall rank on parity with the Series A Preferred Stock as to dividend rights and distribution rights upon the Corporation’s liquidation, winding-up or dissolution.
“Permitted Discount” means, as of the determination date with respect to an issuance, the discount to market value customarily provided for an issuance or offering of comparable type and size as such offering, not to exceed fifteen percent (15%).
“Permitted Issuance” means any issuances of Common Stock (i) following the Initial Issue Date in an aggregate amount of up to $200 million in gross proceeds and at a discount to the Applicable Price not in excess of the Permitted Discount, provided that, any issuance that would otherwise qualify as a Permitted Issuance under any of the clauses (ii)-(v) of this definition shall, even if it qualifies as Permitted Issuance under this clause (i), not be counted towards the $200 million threshold in this clause (i); (ii) in connection with any bona fide (x) business combination transaction, (y) acquisitions of control or assets of another person, business unit or division reasonably related to the business of the Corporation, or (z) partnerships, joint ventures or similar strategic transactions with strategic counterparties, in each case with respect to which the Board of Directors has determined that the consideration being paid by the Corporation is fair to the Corporation; (iii) subject to the terms set forth in Section 4, as a dividend or distribution to the holders of Common Stock, or a subdivision or combination (including, without limitation, a stock split or a reverse stock split) of Common Stock or a reclassification of Common Stock into a greater or lesser number of shares of Common Stock; (iv) the granting or issuance of equity interests, including Common Stock, to directors, officers, employees, consultants, service providers or agents of the Corporation and its Affiliates (x) under benefit plans, programs or other compensatory arrangements of the Corporation or its Affiliates or (y) pursuant to the employment inducement exception to the NASDAQ rules regarding shareholder approval of equity compensation plans, including upon the exercise of stock options, the vesting and settlement of restricted stock unit awards, and the vesting and/or settlement of other awards granted under any such benefit plan, program or arrangement of the Corporation or its Affiliates; or (v) to satisfy the Corporation’s obligation to pay the aggregate Corporation Redemption Price or the aggregate Holder Redemption Price in full for any amount of Series A Preferred Stock not previously called or put (but not only part thereof), in the case of the immediately preceding (x) and (y), which have been approved by the Board of Directors.
“Person” means any individual, partnership, firm, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.
“Principal Market” means, with respect to any day on which the Common Stock is listed or admitted to trading or quoted on any securities exchange or quotation facility (whether U.S. national or regional or non-U.S.), the principal such exchange or facility on which the Common Stock is so listed or admitted or so quoted.
“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock (or such other security) is exchanged for or converted

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into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or a duly authorized committee thereof, statute, contract or otherwise).
“Regulatory Entities” means all governmental or self-regulatory authorities in the United States or elsewhere having jurisdiction over the Corporation or any of its Subsidiaries.
“Relevant Stock Exchange” means the NASDAQ or, if the Common Stock is not then listed on the NASDAQ, on the principal other U.S. national or regional securities exchange or quotation facility on which the Common Stock is then listed or admitted to trading or quoted or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading or so quoted.
“Scheduled Trading Day” means any day that is scheduled to be a Trading Day.
“Senior Stock” means each class or series of capital stock of the Corporation established after the Initial Issue Date, the terms of which expressly provide that such class or series shall rank senior to the Series A Preferred Stock as to dividend rights or distribution rights upon the Corporation’s liquidation, winding-up or dissolution.
“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership or membership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.
“Trading Day” means a day on which (i) there is no Market Disruption Event and (ii) trading in Common Stock generally occurs on the Relevant Stock Exchange; provided that, if the Common Stock is not listed or admitted for trading and are not quoted on any securities exchange or quotation facility, “Trading Day” means any Business Day.
“Transfer Agent” means the Person acting as transfer agent, registrar and paying agent and conversion agent for the Series A Preferred Stock, and its successors and assigns. The Transfer Agent initially shall be Computershare Trust Company, N.A.
“Voting Securities” means at any time shares of any class of capital stock or other securities of the Corporation that are then entitled to vote generally in the election of directors and not solely upon the occurrence and during the continuation of certain specified events, and any evidence of indebtedness, shares of capital stock (other than Common Stock) of the Corporation or other securities (including options, warrants and similar securities) that may be converted into, exercised for, or otherwise exchanged for such shares of capital stock of the Corporation.
“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price on the Principal Market as displayed by Bloomberg (or its equivalent successor) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on the Principal Market on such Trading Day (or if such volume-weighted average price is not available, the market value per share of Common Stock on such Trading Day as determined, or there is no Principal Market for the Common Stock, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Corporation for this purpose at the Corporation’s sole expense). The VWAP during any period shall be appropriately adjusted to take into account the occurrence during such period of any event described in Section 12.

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Other Defined Terms:
Term	Section
Board of Directors	Section 1
Charter	Preamble
Common Stock Record Date	Section 4(b)
Conversion Date	Section 10(d)
Corporation	Preamble
Corporation Redemption Notice	Section 6(b)
Corporation Redemption Notice Date	Section 6(b)
Corporation Redemption Price	Section 6(b)
Corporation Redemption Right	Section 6(b)
Corporation Reply Notice	Section 6(c)
Blocked Redemption Event	Section 6(c)
Dividends	Section 4(b)
Exchange Property	Section 13
Exhibit	Preamble
Fundamental Change Notice	Section 8(b)
Holder Redemption Notice	Section 6(c)
Holder Redemption Notice Date	Section 6(c)
Holder Redemption Price	Section 6(c)
Liquidation Event Payment	Section 5(a)
Participating Dividends	Section 4(b)
PIK Rate	Section 6(c)
Preferred Dividends	Section 4(a)
Preferred Stock	Preamble
Qualifying Stock	Section 8(a)
Reorganization Event	Section 13
SEC	Section 17
Series A Preferred Stock	Preamble
Unit of Exchange Property	Section 13
Section 4   Dividends.
(a)   Preferred Dividends.   With respect to any Dividend Payment Date, the Corporation may pay, out of Legally Available Funds, in its sole discretion, dividends on each share of Series A Preferred Stock in cash (a “Preferred Dividend”), if, as, when and in such amount as authorized by the Board of Directors, or any duly authorized committee thereof; provided that Preferred Dividend payments shall be aggregated per Holder and shall be made to the nearest cent (with $.005 being rounded upward). The record date for payment of Preferred Dividends will be the close of business on the fifteenth (15th) day of the calendar month which contains the relevant Dividend Payment Date or such other record date fixed by the Board of Directors (or a duly authorized committee of the Board of Directors) that is not more than sixty (60) nor less than ten (10) days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.
(b)   Participating Dividends.   Subject to the rights of holders of any class or series of Senior Stock, the Board of Directors shall declare and the Holders of the Series A Preferred Stock shall receive any cash dividends (the “Participating Dividends”, and together with Preferred Dividends, “Dividends”) that are paid to the holders of the Common Stock to the same extent as if such Holders had converted their Series A

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Preferred Stock into Common Stock immediately prior to the applicable Record Date and had held such shares of as-converted Common Stock on the applicable Record Date, which such Participating Dividends shall be payable to the Holders as and when paid to the holders of shares of Common Stock. Each Participating Dividend shall be payable to the holders of record of shares of Series A Preferred Stock as they appear on the stock records of the Corporation at the close of business on the Record Date. The Corporation shall not declare or pay any cash dividends on any Junior Shares unless the holders of the Series A Preferred Stock then outstanding shall simultaneously receive Participating Dividends.
(c)   Priority of Dividends.   So long as any shares of Series A Preferred Stock remain outstanding, unless (x) full Dividends on all outstanding shares of Series A Preferred Stock that have been declared from and including the Initial Issue Date have been paid in full, including, in arrearage, or a sum sufficient for the payment of those Dividends has been or is set aside by the Corporation, (y) no Escalation Event (as defined in the Investor Rights Agreement) is ongoing and (z) if any Fundamental Change has occurred, the requirements of Section 7(b)(iv), if applicable, were satisfied with respect to such Fundamental Change; may not declare any dividend on, or make any distributions relating to, Junior Stock, or redeem, purchase, acquire or make a liquidation payment relating to, any Junior Stock. The foregoing limitation shall not apply to:
(i)   any dividend or distribution payable solely in shares of Common Stock or other Junior Stock, together with cash in lieu of any fractional share;
(ii)   purchases, redemptions or other acquisitions of Common Stock or other Junior Stock in connection with the administration of any benefit or other incentive plan, including any employment contract, in the ordinary course of business, including, without limitation, (x) the forfeiture of unvested shares of restricted stock or share withholding or other acquisitions or surrender of shares to which the holder may otherwise be entitled upon exercise, delivery or vesting of equity awards (whether in payment of applicable taxes, the exercise price or otherwise) and (y) the payment of cash in lieu of fractional shares;
(iii)   purchases or deemed purchases or acquisitions of fractional interests in shares of Common Stock or other Junior Stock pursuant to the conversion or exchange provisions of such shares of Junior Stock or any securities exchangeable for or convertible into shares of Common Stock or other Junior Stock;
(iv)   any dividends or distributions of rights or Common Stock or other Junior Stock in connection with a stockholders’ rights plan on customary terms designed to protect the Corporation against unsolicited offers to acquire capital stock of the Corporation or threats thereof or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; and
(v)   the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation preference) or Junior Stock and, in each case, the payment of cash in lieu of fractional shares.
Subject to the foregoing, and not otherwise, such dividends as may be determined by the Board of Directors, or an authorized committee thereof, may be declared and paid (payable in cash, securities or other property) on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and Holders shall not be entitled to participate in any such dividends other than as provided in Section 4(b).
For so long as any shares of Series A Preferred Stock remain outstanding, if declared Dividends are not paid in full upon the shares of Series A Preferred Stock and any Parity Stock, all dividends declared upon shares of Series A Preferred Stock and any Parity Stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that all unpaid Dividends as of the end of the most recent Dividend Payment Period per share of Series A Preferred Stock and accrued and unpaid dividends as of the end of the most recent dividend period per share of any Parity Stock bear to each other.

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Section 5   Liquidation, Dissolution or Winding Up.
(a)   In the event of any voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, each Holder shall be entitled to receive, per share of Series A Preferred Stock, the greater of (x) the Liquidation Preference and (y) the amount such Holder would be entitled to receive on an as-converted to Common Stock basis if such Holder elected to convert its Series A Preferred Stock immediately prior to such liquidation, winding-up or dissolution pursuant to Section 9(with the deemed Conversion Date for such purpose being the time immediately prior to such liquidation, winding-up or dissolution) (the greater of clauses (x) and (y), the “Liquidation Event Payment”), to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after satisfaction of debt and other liabilities owed to the Corporation’s creditors and holders of shares of any Senior Stock and before any payment or distribution is made to holders of any Junior Stock, including, without limitation, Common Stock.
(b)   If, upon the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, the assets of the Corporation available for distribution to the Holders and holders of Parity Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to the Holders and holders of the Parity Stock shall be distributed among and paid to the Holders and holders of the Parity Stock, ratably in proportion to the respective amounts that would be payable to the Holders and such holders of Parity Stock if such assets were sufficient to permit payment in full.
(c)   After the payment to any Holder of the full amount of the Liquidation Event Payment, such Holder shall have no right or claim to any of the remaining assets of the Corporation.
(d)   The sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation or any Subsidiary of the Corporation, or any merger, consolidation, statutory exchange or any other business combination transaction of the Corporation or any Subsidiary of the Corporation into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person (whether or not the Corporation is the surviving or resulting entity) shall not be deemed to be the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation.
Section 6   Redemption.
(a)   General.   The Series A Preferred Stock is perpetual and has no maturity date. Other than as specifically permitted by this Exhibit or the Investor Rights Agreement, the Corporation may not redeem without the written consent of any Holder, or be required to redeem, any of the outstanding Series A Preferred Stock.
(b)   Redemption at the Option of the Corporation.   At any time after the date that is five and a half years after the Initial Issue Date, the Corporation shall have the right (the “Corporation Redemption Right”) to redeem, ratably, in whole or, from time to time in part, the shares of Series A Preferred Stock of any Holder then outstanding at a redemption price per share of Series A Preferred Stock (the “Corporation Redemption Price”) equal to the greater of (x) the Liquidation Preference and (y) the product of (i) the number of shares of Common Stock that would have been obtained from converting one share of Series A Preferred Stock pursuant to Section 9 (with the deemed Conversion Date for such purpose being the Corporation Redemption Notice Date and including fractional shares for this purpose) and (ii) the Average VWAP per share of the Common Stock over the ten (10) Trading Day period ending on and including the Trading Day immediately preceding the Corporation Redemption Notice Date. Holders may continue to exercise their right to convert shares of Series A Preferred Stock after the Corporation Redemption Notice Date prior to the date of redemption. The Corporation Redemption Price shall be payable in cash only. Notwithstanding the foregoing, the Corporation will not exercise the Corporation Redemption Right or otherwise send a Corporation Redemption Notice, in respect of the redemption of any Series A Preferred Stock pursuant to this Section 6(b) unless the Corporation has sufficient Legally Available Funds to fully pay the Corporation Redemption Price in respect of all shares of Series A Preferred Stock called for redemption. If fewer than all of the shares of Series A Preferred Stock then outstanding are to be redeemed pursuant to this Section 6(b), then such redemption shall occur on a pro rata basis with respect to all Holders based on the total number of shares of Series A Preferred Stock then held by such Holder relative

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to the total number of shares of Series A Preferred Stock then outstanding. The Corporation may exercise its right to redeem the Series A Preferred Stock under this Section 6(b) by delivering a written notice (the “Corporation Redemption Notice”) thereof to all of the Holders at each such Holder’s address as it appears in the records of the Corporation or such other address as such Holder shall specify to the Corporation in writing from time to time, and the date the Holders are given such notice is referred to as a “Corporation Redemption Notice Date.” Such Corporation Redemption Notice shall state (A) the date on which the redemption shall occur, which date shall be no earlier than thirty (30) days and no later than sixty (60) days from the Corporation Redemption Notice Date, (B) the number of shares of Series A Preferred Stock to be redeemed and, if fewer than all the shares of a Holder are to be redeemed, the number of such shares of Series A Preferred Stock to be redeemed, and (C) the Corporation Redemption Price to be paid on the redemption date. The Corporation Redemption Notice shall contain instructions whereby Holders will surrender to the Corporation or the Transfer Agent, as specified in the Corporation Redemption Notice, certificates (if any) representing all shares of Series A Preferred Stock specified in the Corporation Redemption Notice to be redeemed by the Corporation. On or before the applicable redemption date, each Holder of outstanding shares of Series A Preferred Stock shall, to the extent such shares are certificated, surrender the applicable certificate or certificates representing such shares called for redemption by the Corporation (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation) to the Corporation at the place or places specified in the Corporation Redemption Notice, and upon receipt thereof by the Corporation (if such shares are certificated) or if not so certificated, without any action, shall deliver or cause to be delivered to each such Holder, on the redemption date, cash in immediately available funds by wire transfer in an amount equal to the Corporation Redemption Price of the shares of Series A Preferred Stock in respect of which such Holder has complied with such instructions in accordance herewith.
(c)   Redemption at the Option of the Holders.   At any time after the date that is five and a half years after the Initial Issue Date, each Holder shall have the right, at such Holder’s option (the “Holder Redemption Right”), to require the Corporation, to the extent it shall have Legally Available Funds therefor, to redeem all or any whole number of such Holder’s Preferred Stock in cash only at a redemption price (the “Holder Redemption Price”) per share equal to the greater of (x) the Liquidation Preference and (y) the product of (i) the number of shares of Common Stock that would have been obtained from converting one share of Series A Preferred Stock pursuant to Section 9 (with the deemed Conversion Date for such purpose being the Holder Redemption Notice Date and including fractional shares for this purpose) and (ii) the Average VWAP per share of the Common Stock over the ten (10) Trading Day period ending on and including the Trading Day immediately preceding Holder Redemption Notice Date. On and after the Holder Redemption Notice Date, the Corporation may no longer exercise its right to redeem shares of Series A Preferred Stock pursuant to Section 6(b) with respect to such Holder, prior to the date of redemption of shares subject to the corresponding Holder Redemption Notice. A Holder may exercise its right to redeem the Series A Preferred Stock under this Section 6(c) by delivering a written notice (the “Holder Redemption Notice”) thereof to the Corporation, such date on which a Holder has given such notice being referred to as a “Holder Redemption Notice Date.” The Holder Redemption Notice shall certify (x) such Holder’s address, (y) the number of shares of Series A Preferred Stock held by such Holder and the number of shares of Series A Preferred Stock that such Holder has elected to have redeemed and (z) the Holder’s desired date of redemption, which shall be a Business Day that is no earlier than thirty (30) days and no later than sixty (60) days from the date such notice is sent if such notice is sent prior to the five and a half years anniversary of the Initial Issue Date and no earlier than sixty (60) days and no later than ninety (90) days otherwise, or such later date as may be required to comply with the requirements of applicable law. Within fifteen (15) days following the receipt of any Holder Redemption Notice, the Corporation shall deliver a notice to such Holder (the “Corporation Reply Notice”), at such Holder’s address specified in the Holder Redemption Notice, stating (A) the Holder Redemption Price and (B) the place or places where certificates for such shares of Series A Preferred Stock are to be surrendered for payment of the Holder Redemption Price. On the closing date set forth in any Holder Redemption Notice, the Corporation shall, to the extent of Legally Available Funds, redeem from such Holder (but only upon surrender by such Holder at the Corporation’s office or the Transfer Agent’s office, as specified in the Corporation Reply Notice, of the certificates representing such shares or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation), such Holder’s shares of Series A Preferred Stock that such Holder has elected for redemption at a price per share equal to the Holder Redemption Price (to be

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paid in cash by wire transfer of immediately available funds). If on any applicable closing date for a redemption specified in any Corporation Reply Notice, the Corporation does not have sufficient Legally Available Funds to redeem all shares of Series A Preferred Stock that the Holders have elected to be redeemed, then the Corporation shall ratably redeem the maximum number of shares that may be redeemed with such Legally Available Funds. If the Corporation does not have sufficient Legally Available Funds, or is not otherwise able to satisfy the Holder Redemption Price, on any applicable closing date specified in any Holder Redemption Notice to redeem all shares of Series A Preferred Stock that Holders have elected to be redeemed (the first such occurrence, “Blocked Redemption Event”), the Liquidation Preference on each share of Series A Preferred Stock outstanding following the Blocked Redemption Event shall start accreting daily, based on a 365-day calendar year, at a rate of ten percent (10%) per annum (the “PIK Rate”) from and after such date. Following a Blocked Redemption Event, Holders shall have the right, at such Holder’s option, to require the Corporation, to the extent it shall have Legally Available Funds therefor, to redeem any of such Holder’s outstanding Series A Preferred Stock in cash only on each anniversary of the Initial Issue Date at the Holder Redemption Price by delivering the Holder Redemption Notice at least twenty (20) Business Days prior to such anniversary, which such notice shall specify that the desired redemption date shall be the anniversary date of the Initial Issue Date (or the next Business Day if such day is not a Business Day). Except as set forth in the preceding sentence, the other procedures with respect to a Holder requested redemption shall be the same as those that applied prior to the Blocked Redemption Event. On each subsequent anniversary date of a Blocked Redemption Event, if the Corporation is unable to again redeem all shares of Series A Preferred Stock then requested for redemption because of a Debt Blocker, the PIK Rate shall accrete daily, based on a 365-day calendar year, at an additional two percent (2%) per annum.
(d)   Effect of Redemption.   Effective immediately on the close of business on the date any Series A Preferred Stock is redeemed pursuant to this Section 6, such redeemed shares of Series A Preferred Stock shall cease to be outstanding and all rights with respect to such redeemed shares shall cease and terminate.
(e)   Status of Redeemed Shares.   Shares of Series A Preferred Stock redeemed in accordance with this Section 6 shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as to a particular series by the Board of Directors pursuant to provisions of the Charter.
(f)   Partial Redemption.   In the event that shares of Series A Preferred Stock representing less than all the shares of Series A Preferred Stock held by a Holder are redeemed pursuant to the Corporation Redemption Right or the Holder Redemption Right, upon such redemption and following such Holder’s surrender to the Corporation or the Transfer Agent of certificates (if any) representing such shares of Series A Preferred Stock specified to be redeemed pursuant to this Section 6, the Corporation shall execute and the Transfer Agent shall, at the option of the Holder, countersign and deliver to such Holder, at the expense of the Corporation, a certificate representing the shares of Series A Preferred Stock held by the Holder as to which the Corporation Redemption Right or the Holder Redemption Right, as applicable, were not exercised (or book-entry interests representing such shares).
Section 7   Voting Powers.
(a)   Voting.   Each Holder shall be entitled to the whole number of votes equal to the number of whole shares of Common Stock into which such Holder’s shares of Series A Preferred Stock would be convertible pursuant to Section 9 (with the deemed Conversion Date for such purpose being the record date for the vote or consent of stockholders or, if no record date is established, the date such vote or consent is taken) and shall otherwise have voting rights and consent rights equal to the voting rights and consent rights of the Common Stock to the fullest extent permitted by law. Each Holder shall be entitled to receive the same prior notice of any stockholders’ meeting as is provided to the holders of Common Stock in accordance with the By-Laws, as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting, and shall vote as a class with the holders of Common Stock and the holders of any other class or series of capital stock of the Corporation then entitled to vote with the Common Stock as if they were a single class of securities upon any matter submitted to a vote of the holders of Common Stock, except those matters required by law or by the terms hereof to be submitted to a class vote of the Holders, in which case the Holders only shall vote as a separate class.

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(b)   Other Consent Rights.   So long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of record of at least a majority in voting power of the outstanding shares of the Series A Preferred Stock (subject to the last paragraph of this Section 7(b)), voting together as a single, separate class, given in person or by proxy, either in writing without a meeting or by vote at an annual or special meeting of such stockholders:
(i)   amend, alter or repeal any provision of the Charter, the By-Laws or any other such organizational document of the Corporation that would adversely affect the rights, preferences, privileges, voting power or special rights of the Series A Preferred Stock;
(ii)   amend, alter, or supplement the Charter, the By-Laws or any other such organizational document of the Corporation or any provision thereof, or take any other action to authorize or create, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, or issue, any class or series of Senior Stock or Parity Stock, including with respect to dividend rights or rights upon the Corporation’s liquidation, winding-up or dissolution;
(iii)   increase or decrease the authorized number of shares of Series A Preferred Stock or issue shares of Series A Preferred Stock, Parity Stock or Senior Stock after the Initial Issue Date; or
(iv)   for so long as the BBH Investor and its controlled Affiliates own at least sixty percent (60%) of the Series A Preferred Stock that the BBH Investor owned as of the Initial Issue Date, consummate any Fundamental Change in which the Holders would receive less than the Minimum Price (on the terms provided therein).
provided, however, that for:
(1)   with respect to the occurrence of any of the events set forth in clause (i) above, where in any such event (A) the Series A Preferred Stock remains outstanding with the terms thereof unchanged (except for the modifications permitted by Section 7(c)), or (B) the Holders of the Series A Preferred Stock receive equity securities with rights, preferences, privileges and voting power identical to those of the Series A Preferred Stock (except for the modifications permitted by Section 7(c)), or
(3)   all purposes of this Section 7(b), the creation and issuance, or increase in the authorized or issued number, of any class or series of Junior Stock, shall be deemed not to adversely affect (or to otherwise cause to be materially less favorable) the rights, preferences, privileges, voting powers of the Series A Preferred Stock and shall not require the affirmative vote or consent of Holders.
(c)   Without the consent of the Holders, so long as such action does not adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock, and limitations and restrictions thereof, the Corporation may amend, alter, supplement or repeal any terms of the Series A Preferred Stock for the following purposes:
(i)   to cure any ambiguity, omission or mistake, or to correct or supplement any provision contained in the Charter (including this Exhibit) that may be defective or inconsistent with any other provision contained in the Charter (including this Exhibit);
(ii)   to make any provision with respect to matters or questions relating to the Series A Preferred Stock that is not inconsistent with the provisions of the Charter (including this Exhibit); or
(iii)   to make any other change that does not adversely affect the rights of any Holder (other than any Holder that consents to such change).
In addition, without the consent of the Holders, the Corporation may amend, alter, supplement or repeal any terms of the Series A Preferred Stock in order to file a certificate of correction with respect to the Charter to the extent permitted by Section 103(f) of the Delaware General Corporation Law.
(d)   Prior to the close of business on the applicable Conversion Date, the shares of Common Stock issuable upon conversion of any shares of the Series A Preferred Stock shall not be deemed to be outstanding

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for any purpose and Holders shall have no rights, powers or preferences with respect to such shares of Common Stock, including voting powers (including the power to vote on any amendment to the Charter that would adversely affect the rights, powers or preferences of the Common Stock), rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding the Series A Preferred Stock other than as set forth in this Exhibit.
(e)   The rules and procedures for calling and conducting any meeting of the Holders (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other procedural aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the By-Laws, applicable law and the rules of any national securities exchange or other trading facility on which the Common Stock are listed or traded at the time.
(f)   Each Holder of Series A Preferred Stock will have one vote per share on any matter on which Holders of Series A Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.
(g)   The affirmative vote or consent of the Holders of a majority of the shares of Series A Preferred Stock outstanding at such time, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be sufficient to waive or amend the provisions of the Charter with respect to the Series A Preferred Stock, and any amendment or waiver of any of the provisions of the Charter approved by such percentage of the Holders shall be binding on all of the Holders.
(h)   The Holders may take action or consent to any action with respect to such rights without a meeting by delivering a consent in writing or by electronic transmission of the Holders of the Series A Preferred Stock entitled to cast not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of stockholders.
Section 8   Fundamental Change.
(a)   Upon the occurrence of a Fundamental Change, the Corporation shall on the Fundamental Change Effective Date redeem all of the outstanding shares of Series A Preferred Stock for the Fundamental Change Redemption Price. The Corporation shall pay the Fundamental Change Redemption Price in cash, provided that, if all or any portion of the consideration delivered to holders of Common Stock in such Fundamental Change consists of securities, the Corporation (or its successor) may pay a portion of equal proportion, but only of equal portion, of the Fundamental Change Redemption Price in Qualifying Stock, with the fair market value of such Qualifying Stock being determined by the Board of Directors in good faith using reasonable methodologies. “Qualifying Stock” means securities of the Corporation or the acquiring, surviving or resulting entity in such Fundamental Change or the entity controlling any such entity that has voting powers, preferences, privileges and special rights identical to the rights of the Series A Preferred Stock provided herein except for such differences that if made to the Series A Preferred Stock would not require the consent of Holders under Section 7(b)(i) and that is listed on a nationally-recognized stock exchange.
(b)   In connection with any Fundamental Change, the Corporation shall provide written notice (the “Fundamental Change Notice”) to Holders of the Fundamental Change no later than the twentieth (20th) Business Day prior to the Fundamental Change Effective Date or such shorter period of time as is practicable under the circumstances. The Fundamental Change Notice shall state:
(i)   the event causing the Fundamental Change together with a description of the material facts related to such Fundamental Change;
(ii)   the anticipated Fundamental Change Effective Date or actual Fundamental Change Effective Date, as the case may be;
(iii)   the expected Fundamental Change Redemption Price and the form in which it will be paid; and

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(iv)   instructions for the Holders to surrender to the Corporation or the Transfer Agent, as specified in such Fundamental Change Notice, certificates (if any) representing all shares of Series A Preferred Stock held by such Holder.
(c)   To receive the Fundamental Change Redemption Price, a Holder must surrender to the Transfer Agent or the Corporation (or its successor), in accordance with the instructions delivered pursuant to Section 8(b)(iv), the certificates representing the shares of Series A Preferred Stock to be redeemed by the Corporation or lost stock affidavits therefor, to the extent applicable. Upon a Fundamental Change, the Corporation (or its successor) shall deliver or cause to be delivered to the Holder, subject to compliance with the instructions delivered pursuant to Section 8(b), the Fundamental Change Redemption Price for such Holder’s shares of Series A Preferred Stock by wire transfer of immediately available funds or book-entry records or certificates for Qualifying Stock or some combination thereof, as applicable.
(d)   With respect to any share of Series A Preferred Stock to be redeemed by the Corporation pursuant to Section 8(a) and which has been redeemed in accordance with the provisions of this Section 8, or for which the Corporation (or its successor), has irrevocably deposited an amount of cash or Qualifying Stock or some combination thereof equal to the Fundamental Change Redemption Price in respect of such share of Series A Preferred Stock with the Transfer Agent, exchange agent for such transaction or other qualified fiduciary, (i) such share of Series A Preferred Stock shall no longer be deemed outstanding and (ii) all rights with respect to such share of Series A Preferred Stock shall cease and terminate other than the rights of the Holder thereof to receive the Fundamental Change Redemption Price.
(e)   Notwithstanding anything to the contrary contained in this Section 8, in the event of a Fundamental Change, the Corporation shall only pay the Fundamental Change Redemption Price in cash required pursuant to this Section 8 to the extent such payment can be made out of Legally Available Funds and after paying in full in cash all obligations of the Corporation and its Subsidiaries under any credit agreement, indenture or similar agreement evidencing indebtedness for borrowed money (including the termination of all commitments to lend, to the extent required by such credit agreement, indenture or similar agreement), which requires prior payment of the obligations thereunder (and termination of commitments thereunder, if applicable) as a condition to the payment of such Fundamental Change Redemption Price in cash.
Section 9   Optional Conversion.   Subject to satisfaction of the conversion procedures set forth in Section 10 and applicable law (including stock exchange rules), each Holder shall have the option (including after a Corporation Redemption Notice has been given pursuant to Section 6(b), but prior to the date of actual redemption), to convert each share of such Holder’s Series A Preferred Stock at any time (but in no event less than one share of the Series A Preferred Stock) into (i) the number of shares of Common Stock equal to the quotient of (A) the Liquidation Preference with respect to such share of Series A Preferred Stock as of the applicable Conversion Date divided by (B) the Conversion Price as of the applicable Conversion Date.
Section 10   Manner of Conversion.
(a)   In order to convert a share of Series A Preferred Stock pursuant to Section 9, the Holder of such share to be converted shall surrender to the Corporation the certificate, if any, representing such share, duly endorsed or assigned to the Corporation or in blank (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation), accompanied by written notice to the Corporation in substantially the form attached hereto as Exhibit A that the Holder thereof elects to convert such Series A Preferred Stock.
(b)   Unless the shares of Common Stock issuable on conversion are to be issued in the same name as the name in which such Series A Preferred Stock are registered, each share of Series A Preferred Stock surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the Holder or such Holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).
(c)   As promptly as practicable after the surrender of certificates of Series A Preferred Stock in accordance with Section 10(a), the Corporation shall issue and shall deliver at such office to such Holder, or

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on such Holder’s written order, a certificate or certificates or book-entry records for the number of full shares of Common Stock issuable upon the conversion of such Series A Preferred Stock in accordance with the provisions of Section 9, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in Section 10(e).
(d)   Each conversion pursuant to Section 9 shall be deemed to have been effected immediately prior to the close of business on the date on which certificates for the Series A Preferred Stock (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation) have been surrendered and such notice received by the Corporation in the manner required hereby (the “Conversion Date”). The person or persons in whose name or names any certificate or certificates or book-entry record for shares of Common Stock shall be issuable upon any such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at the time on the date such conversion is deemed to have been effected and such conversion shall be at the Conversion Price in effect at such time on such date unless the stock transfer books of the Corporation shall be closed on that date, in which event such conversion shall be deemed to have been effected and such person or persons shall be deemed to have become the holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such conversion would have been effective if the stock transfer books of the Corporation had not been closed.
(e)   No fractional shares of Common Stock shall be issued to Holders as a result of any conversion of shares of Series A Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of Series A Preferred Stock, the Corporation shall pay to the Holder of such share an amount in cash equal to the trailing five (5) day average closing price of a share of Common Stock on the NASDAQ, measured as of the date immediately preceding the Conversion Date. If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series A Preferred Stock so surrendered.
(f)   In the event that a conversion is effected with respect to shares of Series A Preferred Stock representing less than all the shares of the Series A Preferred Stock held by a Holder, upon such conversion the Corporation shall execute and deliver to the Holder thereof, at the expense of the Corporation, a certificate or book-entry position evidencing the shares of Series A Preferred Stock as to which conversion was not effected.
(g)   Shares of Series A Preferred Stock that a Holder elects to convert pursuant to Section 9 shall cease to be outstanding on the Conversion Date, subject to the right of Holders of such shares to receive shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock.
(h)   For the avoidance of doubt, the shares of Common Stock resulting from the conversion of the Series A Preferred Stock shall be entitled to receive any dividends declared on the Common Stock prior to the Conversion Date but not paid to holders of Common Stock as of such Conversion Date.
Section 11   Reservation of Common Stock.
(a)   The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of Series A Preferred Stock, and free from any preemptive or other similar rights, a number of shares of Common Stock equal to the maximum number of shares of Common Stock deliverable upon conversion of all shares of Series A Preferred Stock. For purposes of this Section 11, the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder. Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Series A Preferred Stock, as herein provided, shares of Common Stock reacquired and held in the treasury of the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock).
(b)   All Common Stock delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests

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and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders, including pursuant to contractual arrangements entered into by the Holder thereof).
(c)   Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Corporation and the applicable Holder converting its Series A Preferred Stock shall use their reasonable best efforts and reasonably cooperate with one another to comply with all laws and regulations thereunder requiring the approval of such delivery by any Regulatory Entities.
(d)   The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the NASDAQ or any other securities exchange or quotation system, the Corporation will, if permitted by the rules of such exchange or quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or quotation system, all the Common Stock then issuable upon conversion of the Series A Preferred Stock.
Section 12   Anti-Dilution Adjustments to the Conversion Price.
(a)   Adjustments.   The Conversion Price will be subject to adjustment, without duplication, upon the occurrence of the following events, except that the Corporation shall not make any adjustment to the Conversion Price if Holders of the Series A Preferred Stock participate, at the same time and upon the same terms as holders of Common Stock and solely as a result of holding shares of Series A Preferred Stock, in any transaction described in this Section 12(a), without having to convert their Series A Preferred Stock.
(i)   Common Stock Dividend, Distribution or Combination.   The issuance of Common Stock as a dividend or distribution to the holders of Common Stock, or a subdivision or combination (including, without limitation, a stock split or a reverse stock split) of Common Stock or a reclassification of Common Stock into a greater or lesser number of shares of Common Stock, in which event the Conversion Price shall be adjusted based on the following formula:
CP1 = CP0 * (OS0 / OS1)
where:
CP0 = the Conversion Price in effect immediately prior to the close of business on (A) the Record Date for such dividend or distribution or (B) the effective date of such subdivision, combination or reclassification;
CP1 = the new Conversion Price in effect immediately after the close of business on (A) the Record Date for such dividend or distribution or (B) the effective date of such subdivision, combination or reclassification;
OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on (A) the Record Date for such dividend or distribution or (B) the effective date of such subdivision, combination or reclassification; and
OS1 = the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, the completion of such dividend, distribution, subdivision, combination or reclassification.
Any adjustment made pursuant to this Section 12(a)(i) shall be effective immediately after the close of business on (A) the Record Date for such dividend or distribution or (B) the effective date of such subdivision, combination or reclassification. If any such dividend, distribution, subdivision, combination or reclassification is announced or declared but does not occur, the Conversion Price shall be readjusted, effective as of the date the Board of Directors announces that such dividend, distribution, subdivision, combination or reclassification shall not occur to the Conversion Price that would then be in effect if such dividend, distribution, subdivision, combination or reclassification had not been declared.
(ii)   Tender or Exchange Offer.   The Corporation or one or more of its Subsidiaries purchases Common Stock pursuant to a tender offer or exchange offer by the Corporation or a Subsidiary of the Corporation for all or any portion of the Common Stock, or otherwise acquires Common Stock

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(except in an open market purchase in compliance with Rule 10b-18 promulgated under the Exchange Act, through an “accelerated share repurchase” on customary terms or in connection with tax withholding upon vesting or settlement of options, restricted stock units, performance share units or other similar equity awards or upon forfeiture or cashless exercise of options or other equity awards) (a “Covered Repurchase”), if the cash and value of any other consideration included in the payment per share of Common Stock validly tendered, exchanged or otherwise acquired through a Covered Repurchase exceeds the VWAP per share of Common Stock for the ten (10) consecutive full Trading Days commencing on, and including the Trading Day next succeeding the expiration date of such tender offer or exchange offer in which event the Conversion Price shall be adjusted based on the following formula:
CP1 = CP0 * [(MP0 x OS0) / [FMV + (MP0 * OS1)]]
where:
CP0 = the Conversion Price in effect immediately prior to the close of business on the expiration date of such tender offer or exchange offer;
CP1 = the new Conversion Price in effect immediately after the close of business on the expiration date of such tender offer or exchange offer;
FMV = the Fair Market Value, on the expiration date of such tender offer or exchange offer, of all cash and any other consideration paid or payable for all shares validly tendered or exchanged and not withdrawn, or otherwise acquired through a Covered Repurchase, as of the expiration date of such tender offer or exchange offer;
OS0 = the number of shares of Common Stock outstanding immediately prior to the last time tenders or exchanges may be made pursuant to such tender or exchange offer (including the shares to be purchased in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase;
OS1 = the number of shares of Common Stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer (after giving effect to the purchase of shares in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase; and
MP0 = the VWAP per share of Common Stock for the ten (10) consecutive full Trading Days commencing on, and including, the Trading Day next succeeding the expiration date of such tender offer or exchange offer.
Such adjustment shall become effective immediately after the close of business on the expiration date of such tender offer or exchange offer. If an adjustment to the Conversion Price is required under this Section 12(a)(ii), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 12(a)(ii) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 12(a)(ii).
In the event that the Corporation or any of its Subsidiaries is obligated to purchase Common Stock pursuant to any such tender offer, exchange offer or other commitment to acquire shares of Common Stock through a Covered Repurchase but is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be the Conversion Price that would have been then in effect if such tender offer, exchange offer or Covered Repurchase had not been made.
(iii)   Issuance of Common Stock Below Applicable Price.   If the Corporation issues shares of Common Stock following the Initial Issue Date for a gross price that is less than the Applicable Price other than in a Permitted Issuance, the Conversion Price will be adjusted based on the following formula:
CP1 = CP0 * (A + B) / (A + C)

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where:
CP0 = the Conversion Price in effect immediately prior to the close of business on the date of such issuance;
CP1 = the new Conversion Price in effect immediately after the close of business on the date of such issuance;
A = the number of shares of Common Stock outstanding immediately prior to such issuance or sale of shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such issuance or upon conversion or exchange of convertible securities (including the Series A Preferred Stock) outstanding immediately prior to such issue);
B = the number of shares of Common Stock that would have been issued if such issuance of shares of Common Stock had been issued at a gross price per share equal to Applicable Price, provided that for an issuance that would otherwise be a Permitted Issuance under clause (i) of the definition thereof but for the discount to market value being in excess of the Permitted Discount, quantity B shall be equal to the number of shares of Common Stock that would have been issued if such issuance of shares of Common Stock had been issued at a gross price per share equal to the Applicable Price less the Permitted Discount for such issuance and the amount of such issuance (based on gross proceeds) shall be counted towards the cap on issuances under clause (i) of the definition of Permitted Issuance; and
C = the number of shares of Common Stock issued in such transaction.
(iv)   The Corporation shall not adjust the Conversion Price:
(A)   as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any stockholder rights plans;
(B)   upon the issuance of shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Stock under any plan;
(C)   upon the issuance of any shares of Common Stock or options or rights to purchase such shares or other form of equity-based or equity-related awards (including restricted stock units) to employees (or prospective employees who have accepted an offer of employment), directors or consultants, pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its Subsidiaries or of any employee agreements or arrangements or programs;
(D)   upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security, including the Series A Preferred Stock;
(E)   for a change in par value of the Common Stock;
(F)   for stock repurchases that are not tender offers referred to in Section 12(a)(ii), including structured or derivative transactions or pursuant to a stock repurchase program approved by the Board of Directors;
(G)   for any cash dividends paid on the Common Stock; or
(H)   for any other issuance of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or the right to purchase shares of Common Stock or such convertible or exchangeable securities, except as otherwise provided in Section 12(a)(i), Section 12(a)(ii), or Section 12(a)(iii).

F-25

(I)   No adjustment to the Conversion Price will be required, unless such adjustment would require an increase or decrease of at least $0.01 of the Conversion Price; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment.
(b)   Whenever the Conversion Price is to be adjusted, the Corporation shall:
(i)   compute such adjusted Conversion Price;
(ii)   within ten (10) Business Days after the Conversion Price is to be adjusted, provide or cause to be provided a written notice to the Holders of the occurrence of such event; and
(iii)   within ten (10) Business Days after the Conversion Price is to be adjusted, provide or cause to be provided to the Holders, a statement setting forth in reasonable detail the method by which the adjustments to the Conversion Price were determined and setting forth such adjusted Conversion Price.
(c)   After an adjustment to the Conversion Price under this Section 12, any subsequent event requiring an adjustment under this Section 12 shall cause an adjustment to each such Conversion Price as so adjusted.
(d)   For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Price pursuant to this Section 12 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 12 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.
Section 13   Recapitalizations, Reclassifications and Changes of Common Stock.   In the event of:
(i)   any consolidation or merger of the Corporation with or into another Person (other than a merger or consolidation in which the Corporation is the surviving corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the Corporation or another Person);
(ii)   any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation;
(iii)   any reclassification of Common Stock into another class of Common Stock or any other securities; or
(iv)   any statutory exchange of securities of the Corporation with another Person (other than in connection with a merger or acquisition), in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof) (each, a “Reorganization Event”), each share of the Series A Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of the Holders, become convertible into the kind of stock, other securities or other property or assets (including cash or any combination thereof) that such Holder would have been entitled to receive if such Holder had converted its Series A Preferred Stock into Common Stock immediately prior to such Reorganization Event (such stock, other securities or other property or assets (including cash or any combination thereof), the “Exchange Property,” with each “Unit of Exchange Property” meaning the kind and amount of such Exchange Property that a holder of one share of Common Stock is entitled to receive).
If the transaction causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the Exchange Property into which the Series A Preferred Stock shall be convertible shall be deemed to be:
(i)   the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election; and
(ii)   if no holders of Common Stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of the Common Stock.

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The Corporation shall notify Holders of the weighted average referred to in clause (i) in the preceding sentence as soon as practicable after such determination is made.
The number of Units of Exchange Property the Corporation shall deliver for each share of Series A Preferred Stock converted following the effective date of such Reorganization Event shall be determined as if references in Section 9 and Section 10 to shares of Common Stock were to Units of Exchange Property (without interest thereon and without any right to dividends or distributions thereon which have a Record Date that is prior to the date such shares of Series A Preferred stock are actually converted).
The above provisions of this Section 13 shall similarly apply to successive Reorganization Events, and the provisions of Section 12 shall apply to any shares of capital stock of the Corporation (or any successor thereto) received by the holders of Common Stock in any such Reorganization Event.
The Corporation (or any successor thereto) shall, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence and of the kind and amount of cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 13.
Notwithstanding anything to the contrary, in the case that a Reorganization Event also constitutes a Fundamental Change, to the extent of any conflict between the terms of Section 7(b)(iv) or Section 8 and this Section 13, the provisions of Section 7(b)(iv) or Section 8, as applicable, shall prevail.
Section 14   Record Holders.   To the fullest extent permitted by applicable law, the Corporation may deem and treat the Holder of any shares of Series A Preferred Stock as the true and lawful owner thereof for all purposes.
Section 15   Notices.   All notices or communications in respect of Series A Preferred Stock shall be sufficiently given if given in writing and delivered by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Exhibit, in the Charter or the By-Laws and by applicable law.
Section 16   No Preemptive Rights.   Except as provided in the Investor Rights Agreement, the Holders shall have no preemptive or preferential rights to purchase or subscribe for any stock, obligations, warrants or other securities of the Corporation of any class.
Section 17   Information Rights.   If at any time the Corporation is not required to file reports with the United States Securities and Exchange Commission (“SEC”), if any Series A Preferred Stock is then outstanding, the Corporation shall provide the Holders of at least five percent (5%) of the Series A Preferred Stock issued on the Initial Issue Date with reports containing financial information substantially similar to the financial information that would have been contained in the reports the Corporation would have been required to file with the SEC by Section 13(a) or 15(d) under the Exchange Act if it were subject thereto, in each case at such times as such reports or other information would be required to be filed thereunder, provided that such financial information shall be deemed delivered to such Holders if the Corporation voluntary files such financial information with the SEC within such time frame.
Section 18   Term.   Except as expressly provided in this Exhibit, the shares of Series A Preferred Stock shall not be redeemable or otherwise mature and the term of the Series A Preferred Stock shall be perpetual.
Section 19   Sinking Fund.   Shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.
Section 20   Transfer Agent.   The duly appointed Transfer Agent, conversion agent, registrar and paying agent for the Series A Preferred Stock shall be Computershare Trust Company, N.A. The Corporation may, in its sole discretion, appoint any other Person to serve as Transfer Agent, conversion agent, registrar or paying agent for the Series A Preferred Stock and thereafter may remove or replace Computershare Trust Company, N.A. or such other Person at any time. Upon any such appointment or removal, the Corporation shall send notice thereof to the Holders.

F-27

Section 21   Replacement Certificates; Certificate Following Conversion.   The shares of Series A Preferred Stock shall initially be uncertificated, provided that the Board of Directors may provide that such shares may be subsequently certificated, with any such certificates to comply with the applicable requirements of the Delaware General Corporation Law, the Charter and By-Laws. If physical certificates evidencing the Series A Preferred Stock are issued, the Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Corporation. If physical certificates representing the Series A Preferred Stock are issued, the Corporation shall not be required to issue replacement certificates representing shares of Series A Preferred Stock on or after the Conversion Date applicable to such shares (except if any certificate for shares of Series A Preferred Stock shall be surrendered for partial conversion, the Corporation shall, at its expense, execute and deliver to or upon the written order of the Holder of the certificate so surrendered a new certificate for the shares of Series A Preferred Stock not converted). In place of the delivery of a replacement certificate following the applicable Conversion Date, the Transfer Agent, upon receipt of the satisfactory evidence and indemnity described above, shall deliver certificates or book-entry records, as applicable, representing the shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock formerly evidenced by the physical certificate.
Section 22   Transfer and Similar Taxes.   The Corporation shall pay any and all share transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of Series A Preferred Stock or Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of Series A Preferred Stock, Common Stock or other securities in a name other than that in which the Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered and shall not be required to make any such issuance or delivery unless and until the Person otherwise entitled to such issuance or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.
Section 23   Tax Treatment.   Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, or due to a change in applicable law, the Series A Preferred Stock shall be treated as stock that is not “preferred stock” for purposes of Section 305 of the Code.
Section 24   Waiver.   Notwithstanding any provision in the Charter or this Exhibit to the contrary, any right of the Holders of Series A Preferred Stock granted thereunder or hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the vote or written consent of the Holders of a majority of the shares of Series A Preferred Stock then outstanding; provided that for the avoidance of doubt, such waiver will not apply to any rights under the Investor Rights Agreement or any other agreement between any Holder and the Company or any other person.
Section 25   Severability.   If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.
Section 26   Other Rights.   The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter, the Investor Rights Agreement, the Registration Rights Agreement or as provided by applicable law.
Section 27   Conflict.   To the extent the terms provided in this Exhibit conflict with the terms contained in the Charter, it is intended that the terms provided in this Exhibit shall prevail.

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Exhibit A
FORM OF NOTICE OF CONVERSION
(To be Executed by the Holder
in Order to Convert Series A Convertible Preferred Stock)
The undersigned hereby irrevocably elects to convert (the “Conversion”) Series A Convertible Preferred Stock (the “Series A Preferred Stock”), of Westrock Coffee Company (hereinafter called the “Corporation”) into common stock, par value $0.01 per share, of the Corporation (the “Common Stock”) according to the conditions of certificate of incorporation of the Corporation (the “Charter”), as of the date written below.
If the Common Stock is to be issued in the name of a Person other than the undersigned, the undersigned shall pay all transfer taxes payable with respect thereto, if any. Each Series A Preferred Stock Certificate (or evidence of loss, theft or destruction thereof), if any, is attached hereto.
Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Charter.
Date of Conversion:
Applicable Conversion Price:
Shares of Series A Preferred Stock
to be Converted:
Shares of Common Stock to be Issued:
Signature:

Name:

Address:*

Fax No.:

*
Address where the Common Stock and any other payments or certificates shall be sent by the Corporation.

F-29

ASSIGNMENT
FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series A Convertible Preferred Stock evidenced hereby to:
(Insert assignee’s social security or taxpayer identification number, if any)
(Insert address and zip code of assignee)
and irrevocably appoints:
as agent to transfer the shares of Series A Convertible Preferred Stock evidenced hereby on the books of the Transfer Agent.
The agent may substitute another to act for him or her.
Date:
Signature:

(Sign exactly as your name in which your shares of Series A Convertible Preferred Stock are registered.)
Signature Guarantee:
(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

F-30

Annex G
FORM OF
BY-LAWS
OF
WESTROCK COFFEE COMPANY (the “Corporation”)
Incorporated under the Laws of the State of Delaware
ARTICLE I
OFFICES AND RECORDS
SECTION 1.1   Delaware Office.   The name and address of the Corporation’s registered office in the State of Delaware shall be Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle, State of Delaware 19801. The name of the Corporation’s registered agent at such address is Corporation Trust Company.
SECTION 1.2   Other Offices.   The Corporation may have such other offices, either within or without the State of Delaware, as the Board of Directors (as defined herein) may from time to time designate or as the business of the Corporation may from time to time require.
SECTION 1.3   Books and Records.   The books and records of the Corporation may be kept inside or outside the State of Delaware at such place or places as may from time to time be designated by the Board of Directors.
ARTICLE II
STOCKHOLDERS
SECTION 2.1   Annual Meeting.   The annual meeting of the stockholders of the Corporation shall be held on such date and at such place and time as may be fixed by resolution of the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication.
SECTION 2.2   Special Meeting.   Except as otherwise required by law or the Corporation’s Certificate of Incorporation (as it may be amended from time to time, the “Certificate of Incorporation”), special meetings of the stockholders of the Corporation may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer or an officer at the request of a majority of the members of the Board of Directors pursuant to a resolution approved by the Board of the Directors.
SECTION 2.3   Place of Meeting.   The Board of Directors or the Chairperson of the Board, as the case may be, may designate the place of meeting for any annual or special meeting of the stockholders or may designate that the meeting be held by means of remote communication. If no designation is so made, the place of meeting shall be the principal office of the Corporation.
SECTION 2.4   Notice of Meeting.   Written or printed notice, stating the place, if any, date and hour of the meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given by the Corporation not less than ten (10) days nor more than sixty (60) days before the date of the meeting, either personally, by electronic transmission in the manner provided in Section 232 of the General Corporation Law of the State of Delaware (the “DGCL”) (except to the extent prohibited by Section 232(e) of the DGCL) or by mail, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the U.S. mail with postage thereon prepaid, addressed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. If notice is given by electronic transmission, such notice shall be deemed to be given at the times provided in the DGCL. Such further notice shall be given as may be required by law. Meetings may be held without notice if all stockholders entitled to vote are present, or if notice is waived by those not present in accordance with Section 7.5 of these By-Laws. Any previously scheduled meeting of the stockholders may be postponed, and (unless the Certificate of Incorporation otherwise provides) any special meeting of the stockholders may be cancelled, by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of stockholders.
SECTION 2.5   Quorum and Adjournment.   Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the total voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. The Chairperson of the Board of Directors or the Chief Executive Officer may adjourn the meeting from time to time, whether or not there is a quorum. No notice of the time and place, if any, of adjourned meetings need be given, except as required by law. The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.
SECTION 2.6   Proxies.   At all meetings of stockholders, a stockholder may vote by proxy executed in writing (or in such manner prescribed by the DGCL) by the stockholder, or by his or her duly authorized attorney in fact.
SECTION 2.7   Order of Business.
(A)   Annual Meetings of Stockholders.   At any annual meeting of the stockholders, only such nominations of individuals for election to the Board of Directors shall be made, and only such other business shall be conducted or considered, as shall have been properly brought before the meeting. For nominations to be properly made at an annual meeting, and proposals of other business to be properly brought before an annual meeting, nominations and proposals of other business must be: (a) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly made at the annual meeting, by or at the direction of the Board of Directors or (c) otherwise properly requested to be brought before the annual meeting by a stockholder of the Corporation in accordance with these By-Laws. For nominations of individuals for election to the Board of Directors or proposals of other business to be properly requested by a stockholder to be made at an annual meeting, a stockholder must (i) be a stockholder of record at the time of giving of notice of such annual meeting by or at the direction of the Board of Directors and at the time of the annual meeting, (ii) be entitled to vote at such annual meeting and (iii) comply with the procedures set forth in these By-Laws as to such business or nomination. The immediately preceding sentence shall be the exclusive means for a stockholder to make nominations or other business proposals (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and included in the Corporation’s notice of meeting) before an annual meeting of stockholders.
(B)   Special Meetings of Stockholders.   At any special meeting of the stockholders, only such business shall be conducted or considered, as shall have been properly brought before the meeting pursuant to the Corporation’s notice of meeting. To be properly brought before a special meeting, proposals of business must be (a) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or (b) otherwise properly brought before the special meeting, by or at the direction of the Board of Directors; provided, however, that nothing herein shall prohibit the Board of Directors from submitting additional matters to stockholders at any such special meeting.
Nominations of individuals for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who (i) is a stockholder of record at the time of giving of notice of such special meeting and at the time of the special meeting, (ii) is entitled to vote at the meeting and (iii) complies with the procedures set forth in these By-Laws as to such nomination. This Section 2.7(B) shall be the exclusive means for a stockholder to make nominations or other business proposals (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Corporation’s notice of meeting) before a special meeting of stockholders.
(C)   General.   Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the Chairperson of any annual or special meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with these By-Laws and, if any proposed nomination or other business is not in compliance with these By-Laws, to declare that no action shall be taken on such nomination or other proposal and such nomination or other proposal shall be disregarded.
SECTION 2.8   Advance Notice of Stockholder Business and Nominations.
(A)   Annual Meeting of Stockholders.   Without qualification or limitation, subject to Section 2.8(C)(4) of these By-Laws, for any nominations or any other business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.7(A) of these By-Laws, the stockholder must have given timely notice thereof (including, in the case of nominations, the completed and signed questionnaire, representation and agreement required by Section 2.9 of these By-Laws) in proper form, in writing to the Secretary, and such other business must otherwise be a proper matter for stockholder action.
To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall any adjournment or postponement of an annual meeting, or the public announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above.
Notwithstanding anything in the immediately preceding paragraph to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased by the Board of Directors, and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.8(A) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.
In addition, to be timely, a stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof.
(B)   Special Meetings of Stockholders.   Subject to Section 2.8(C)(4) of these By-Laws, in the event that the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any stockholder may nominate an individual or individuals (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting; provided that the stockholder gives timely notice thereof (including the completed and signed questionnaire, representation and agreement required by Section 2.9 of these By-Laws) in proper form, in writing, to the Secretary.
To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting of stockholders, or the public announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above.
In addition, to be considered timely, a stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting, any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof.
(C)   Disclosure Requirements.
(1)   To be in proper form, a stockholder’s notice to the Secretary must include the following:
(a)   As to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal, as applicable, is made, a stockholder’s notice must set forth: (i) the name and address of such stockholder, as they appear on the Corporation’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith, (ii) (A) the class or series and number of shares of the Corporation that are, directly or indirectly, owned beneficially and of record by such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the stockholder of record, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith have any right to vote any class or series of shares of the Corporation, (D) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith with respect to any class or series of the shares of the Corporation, or that provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Corporation (any of the foregoing, a “Short Interest”), (E) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (G) any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith are entitled to, based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, including, without limitation, any such interests held by members of the immediate family sharing the same household of such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, (H) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith and (I) any direct or indirect interest of such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (iii) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, if any, and (iv) any other information relating to such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, if any, that would be required to be disclosed in a proxy statement and form or proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;
(b)   If the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, a stockholder’s notice must, in addition to the matters set forth in paragraph (a) above, also set forth: (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, if any, in such business, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such proposal or business includes a proposal to amend the By-Laws of the Corporation, the text of the proposed amendment), and (iii) a description of all agreements, arrangements and understandings between such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder;
(c)   As to each individual, if any, whom the stockholder proposes to nominate for election or reelection to the Board of Directors, a stockholder’s notice must, in addition to the matters set forth in paragraph (a) above, also set forth: (i) all information relating to such individual that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such individual’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and
(d)   With respect to each individual, if any, whom the stockholder proposes to nominate for election or reelection to the Board of Directors, a stockholder’s notice must, in addition to the matters set forth in paragraphs (a) and (c) above, also include a completed and signed questionnaire, representation and agreement required by Section 2.9 of these By-Laws. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee. Notwithstanding anything to the contrary, only persons who are nominated in accordance with the procedures set forth in these By-Laws, including, without limitation, Sections 2.7, 2.8 and 2.9 hereof, shall be eligible for election as directors.
(2)   For purposes of these By-Laws, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.
(3)   Notwithstanding the provisions of these By-Laws, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law; provided, however, that any references in these By-Laws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the separate and additional requirements set forth in these By-Laws with respect to nominations or proposals as to any other business to be considered.
(4)   Nothing in these By-Laws shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of preferred stock of the Corporation if and to the extent provided for under law, the Certificate of Incorporation or these By-Laws. Subject to Rule 14a-8 under the Exchange Act, nothing in these By-Laws shall be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Corporation’s proxy statement any nomination of director or directors or any other business proposal.
SECTION 2.9   Submission of Questionnaire, Representation and Agreement.   To be eligible to be a nominee of any stockholder for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 2.8 of these By-Laws) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such individual and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made (which questionnaire shall be provided by the Secretary upon written request), and a written representation and agreement (in the form provided by the Secretary upon written request) that such individual (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed therein or (2) any Voting Commitment that could limit or interfere with such individual’s ability to comply, if elected as a director of the Corporation, with such individual’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, (C) in such individual’s personal capacity and on behalf of any person or entity on whose behalf, directly or indirectly, the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply, with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation publicly disclosed from time to time and (D) will abide by the requirements of Section 2.10(C) of these By-Laws.
SECTION 2.10   Procedure for Election of Directors; Required Vote.
(A)   Each director to be elected by stockholders shall be elected as such by the vote of the majority of the total voting power of shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the matter, except that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the total voting power of shares of capital stock of the Corporation present in person or represented by proxy at any such meeting.
(B)   If a nominee for director who is an incumbent director is not reelected and no successor has been elected at such meeting, the director must promptly tender his or her resignation to the Chairman of the Board of Directors or the Secretary following the certification of the stockholder vote. The Nominating and Governance Committee of the Board of Directors (the “Nominating and Governance Committee”) shall consider the tendered resignation and recommend to the Board of Directors whether to accept or reject it. The Board of Directors shall act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, within 90 days following the certification of the stockholder vote. The Nominating and Governance Committee in making its recommendation, and the Board of Directors in making its decision, may consider any factors or other information that it considers appropriate and relevant. The director who failed to be elected as such by the vote of total voting power of shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the matter at a meeting for the election of directors at which a quorum is present shall not vote with respect to the recommendation of the Nominating and Governance Committee or the decision of the Board of Directors with respect to whether or not to accept his or her resignation. Except as otherwise provided by law, the Certificate of Incorporation, or these By-Laws, in all matters other than the election of directors in which the number of nominees exceeds the number of directors to be elected, the affirmative vote of a majority of the total voting power of shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders.
(C)   Any individual who is nominated for election to the Board of Directors and included in the Corporation’s proxy materials for an annual meeting shall tender an irrevocable resignation, effective immediately, upon a determination by the Board of Directors or any committee thereof that (1) the information provided to the Corporation by such individual or, if applicable, by the stockholder who nominated such individual, was untrue in any material respect or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading or (2) such individual or, if applicable, the stockholder or stockholders who nominated such individual, shall have breached any representations or obligations owed to the Corporation under these By-Laws.
SECTION 2.11   Inspectors of Elections; Opening and Closing the Polls.   The Board of Directors by resolution shall appoint one or more inspectors to act at the meetings of stockholders and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act or is able to act at a meeting of stockholders, the Chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by law. The Chairperson of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting.
SECTION 2.12   Stockholder Action by Written Consent.   Subject to the rights of the holders of any series of preferred stock of the Corporation (“Preferred Stock”) with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
ARTICLE III
BOARD OF DIRECTORS
SECTION 3.1   General Powers.   The business and affairs of the Corporation shall be managed by or under the direction of the board of directors (the “Board of Directors”). In addition to the powers and authorities by these By-Laws expressly conferred upon them, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws required to be exercised or done by the stockholders.
SECTION 3.2   Number, Tenure and Qualifications.   Subject to the terms of that certain Investor Rights Agreement, dated April 4, 2022 (as amended or modified from time to time in accordance with its terms, the “Investor Rights Agreement”), by and among the Corporation, Westrock Group, LLC, The Stephens Group, LLC, Sowell Westrock, L.P., BBH Capital Partners V, L.P., BBH Capital Partners V-A, L.P., BBH CPV WCC Co-Investment LLC, and Riverview Sponsor Partners, LLC, and the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors that the Corporation would have if there were no vacancies (the “Whole Board”). No decrease in the number of authorized directors constituting the Whole Board shall shorten the term of any incumbent director. The directors shall be elected at the applicable annual meetings of stockholders, at which a quorum is present, as specified in the Certificate of Incorporation and in these By-Laws, and each director of the Corporation shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Subject to the foregoing, the Board of Directors shall initially consist of ten (10) directors.
SECTION 3.3   Regular Meetings.   A regular meeting of the Board of Directors shall be held without other notice than this By-law immediately after, and at the same place as, the Annual Meeting of Stockholders. The Board of Directors may, by resolution, provide the time and place, if any, for the holding of additional regular meetings without other notice than such resolution.
SECTION 3.4   Special Meetings.   Special meetings of the Board of Directors shall be called at the request of the Chairperson of the Board of Directors or a majority of the Board of Directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix the place, if any, and time of the meetings.
SECTION 3.5   Notice.   Notice of any special meeting of directors shall be given to each director at his or her place of business or residence in writing by hand delivery, first-class or overnight mail or courier service, telegram, email or facsimile transmission, or orally by telephone. If mailed by first-class mail, such notice shall be deemed adequately delivered when deposited in the United States mail so addressed, with postage thereon prepaid, at least five (5) days before such meeting. If by telegram, overnight mail or courier service, such notice shall be deemed adequately delivered when the telegram is delivered to the telegraph company, or the notice is delivered to the overnight mail or courier service company at least twenty-four (24) hours before such meeting. If by email, facsimile transmission, telephone or by hand, such notice shall be deemed adequately delivered when the notice is transmitted at least twelve (12) hours before such meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting. A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 7.5 of these By-Laws.
SECTION 3.6   Action by Consent of Board of Directors.   Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors, or any committee thereof. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

SECTION 3.7   Conference Telephone Meetings. Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.
SECTION 3.8   Quorum.   Subject to Section 3.9 of these By-Laws, a whole number of directors equal to at least a majority of the Whole Board shall constitute a quorum for the transaction of business, but if at any meeting of the Board of Directors there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time without further notice. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. The directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.
SECTION 3.9   Vacancies.   Subject to the Investor Rights Agreement as well as applicable law and the rights of the holders of any Series of Preferred Stock with respect to such series of Preferred Stock, and unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, or by a sole remaining director, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been appointed expires and until such director’s successor shall have been duly elected and qualified.
SECTION 3.10   Committees.   Subject to the Investor Rights Agreement, the Board of Directors may designate any committees as appropriate, which shall consist of one or more directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee may, to the extent permitted by law, exercise such powers and shall have such responsibilities as shall be specified in the designating resolution. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Each committee shall keep written minutes of its proceedings and shall report such proceedings to the Board of Directors when required.
A majority of any committee may determine its action and fix the time and place of its meetings, unless the Board of Directors shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 3.5 of these By-Laws. The Board of Directors shall have power at any time to fill vacancies in, to change the membership of, or to dissolve, any such committee. Nothing herein shall be deemed to prevent the Board of Directors from appointing one or more committees consisting in whole or in part of persons who are not directors of the Corporation; provided, however, that no such committee shall have or may exercise any authority of the Board of Directors.
SECTION 3.11   Removal.   The right of the stockholders to remove any director, or the entire Board of Directors, shall be as set forth in Section E of Article VI of the Certificate of Incorporation.
SECTION 3.12   Records.   The Board of Directors shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board of Directors and of the stockholders, appropriate stock books and registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Corporation.
SECTION 3.13   Chairperson of the Board of Directors.   The Corporation may have, at the discretion of the Board of Directors, a Chairperson of the Board of Directors who shall be elected by the Board of Directors from their own numbers and shall preside as Chairperson at all meetings of the stockholders and of the Board of Directors at which he or she is present. The Chairperson shall have such other powers and duties as provided in these By-laws and as the Board of Directors may from time to time prescribe.

ARTICLE IV
OFFICERS
SECTION 4.1   Elected Officers.   The elected officers of the Corporation shall include a Chief Executive Officer, a President, a Chief Financial Officer, a Treasurer, a Secretary, one or more Vice Presidents and such other officers as the Board of Directors from time to time may deem proper. Any number of offices may be held by the same person. All officers elected by the Board of Directors shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article IV of these By-Laws. Such officers shall also have such powers and duties as from time to time may be conferred by the Board of Directors or by any committee thereof. The Board of Directors or any committee thereof may from time to time elect, or the Chairperson of the Board or the Chief Executive Officer may appoint, such other officers (including one or more Assistant Vice Presidents, Assistant Secretaries, and Assistant Treasurers) and such agents, as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in these By-Laws or as may be prescribed by the Board of Directors or such committee or by the Chairperson of the Board or the Chief Executive Officer, as the case may be.
SECTION 4.2   Election and Term of Office.   The elected officers of the Corporation shall be elected by the Board of Directors. Each officer shall hold office until such officer’s successor shall have been duly elected and shall have qualified or until such officer’s earlier resignation or removal.
SECTION 4.3   Chief Executive Officer.   The Chief Executive Officer shall be responsible for the general management of the affairs of the Corporation and shall perform all duties incidental to his or her office that may be required by law and all such other duties as are properly required of him or her by the Board of Directors. He or she shall make reports to the Board of Directors and the stockholders, and shall see that all orders and resolutions of the Board of Directors and of any committee thereof are carried into effect. The Chief Executive Officer shall, in the absence of or because of the inability to act of the Chairperson of the Board of Directors, perform all duties of the Chairperson of the Board of Directors and preside at all meetings of stockholders and of the Board of Directors.
SECTION 4.4   President.   The President shall act in a general executive capacity and shall assist the Chief Executive Officer in the administration and operation of the Corporation’s business and general supervision of its policies and affairs and shall, in general, perform all duties incident to the office of President of a corporation and such other duties as may from time to time be assigned to the President by the Board of Directors.
SECTION 4.5   Vice Presidents.   Each Vice President shall have such powers and shall perform such duties as shall be assigned to such Vice President by the Board of Directors.
SECTION 4.6   Chief Financial Officer.   The Chief Financial Officer shall be a Vice President and act in an executive financial capacity. The Chief Financial Officer shall assist the Chairperson of the Board of Directors, the Chief Executive Officer and the President in the general supervision of the Corporation’s financial policies and affairs.
SECTION 4.7   Treasurer.   The Treasurer shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Treasurer shall cause the funds of the Corporation to be deposited in such banks as may be authorized by the Board of Directors, or in such banks as may be designated as depositaries in the manner provided by resolution of the Board of Directors. The Treasurer shall have such further powers and duties and shall be subject to such directions as may be granted or imposed upon him or her from time to time by the Board of Directors, the Chairperson of the Board of Directors or the Chief Executive Officer. In the absence of an officer appointed as the Treasurer, the Chief Financial Officer shall perform all the duties and responsibilities of the Treasurer.
SECTION 4.8   Secretary.   The Secretary shall keep or cause to be kept in one or more books provided for that purpose, the minutes of all meetings of the Board of Directors, the committees of the Board of Directors and the stockholders; the Secretary shall see that all notices are duly given in accordance with the provisions of these By-Laws and as required by law; the Secretary shall be custodian of the records and the seal of the Corporation and affix and attest the seal to all stock certificates of the Corporation

(unless the seal of the Corporation on such certificates shall be a facsimile, as hereinafter provided) and affix and attest the seal to all other documents to be executed on behalf of the Corporation under its seal; the Secretary shall see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and in general, the Secretary shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to such Secretary by the Board of Directors, the Chairperson of the Board of Directors or the Chief Executive Officer.
SECTION 4.9   Removal.   Any officer elected, or agent appointed, by the Board of Directors may be removed from office with or without cause by the affirmative vote of a majority of the Whole Board. Any officer or agent appointed by the Chairperson of the Board of Directors or the Chief Executive Officer may be removed by him or her with or without cause. No elected officer shall have any contractual rights against the Corporation for compensation by virtue of such election beyond the date of the election of his or her successor, his or death, his or her resignation or his or her removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.
SECTION 4.10   Vacancies.   A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board of Directors. Any vacancy in an office appointed by the Chairperson of the Board of Directors or the Chief Executive Officer because of death, resignation or removal may be filled by the Chairperson of the Board or the Chief Executive Officer.
ARTICLE V
STOCK CERTIFICATES AND TRANSFERS
SECTION 5.1   Certificated and Uncertificated Stock; Transfers.   The interest of each stockholder of the Corporation may be evidenced by certificates for shares of stock in such form as the appropriate officers of the Corporation may from time to time prescribe or be uncertificated; provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of capital stock of the Corporation shall be represented by uncertificated shares.
The shares of the stock of the Corporation shall be transferred on the books of the Corporation, in the case of certificated shares of stock, by the holder thereof in person or by such holder’s attorney duly authorized in writing, upon surrender for cancellation of certificates for at least the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require; and, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney duly authorized in writing, and upon compliance with appropriate procedures for transferring shares in uncertificated form. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.
The certificates of stock for any certificated classes or series of capital stock of the Corporation shall be signed, countersigned and registered in such manner as the Board of Directors may by resolution prescribe, which resolution may permit all or any of the signatures on such certificates to be in facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.
Notwithstanding anything to the contrary in these By-Laws, at all times that the Corporation’s stock is listed on a stock exchange, the shares of the stock of the Corporation shall comply with all direct registration system eligibility requirements established by such exchange, including any requirement that shares of the Corporation’s stock be eligible for issue in book-entry form. All issuances and transfers of shares of the Corporation’s stock shall be entered on the books of the Corporation with all information necessary to comply with such direct registration system eligibility requirements, including the name and address of the person to whom the shares of stock are issued, the number of shares of stock issued and the date of issue. The Board of Directors shall have the power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of shares of stock of the Corporation in both the certificated and uncertificated form.
SECTION 5.2   Lost, Stolen or Destroyed Certificates.   No certificate for shares of stock in the Corporation shall be issued in place of any certificate alleged to have been lost, destroyed or stolen, except on production of such evidence of such loss, destruction or theft and on delivery to the Corporation of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board of Directors or any financial officer may in its, his or her discretion require.
SECTION 5.3   Record Owners.   The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.
ARTICLE VI
INDEMNIFICATION
SECTION 6.1   Indemnification Procedures.
(A)   Each person who was or is a party or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, at any time during which this Section 6.1 is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or advancement of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), a director or officer of the Corporation or is or was at any such time serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (hereinafter, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor of the Corporation by merger or otherwise) to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater indemnification rights than said law permitted the Corporation to provide prior to such amendment or modification), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974, as amended, or penalties and amounts paid or to be paid in settlement) incurred or suffered by such person in connection with such proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful. Such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, that except as provided in Section 6.1(D) of these By-Laws, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors.
(B)   To obtain indemnification under this Section 6.1, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification, a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (i) by a majority vote of the Disinterested Directors (as hereinafter defined) even though less than a quorum, or (ii) by a committee consisting of Disinterested Directors designated by majority vote of such Disinterested Directors even though less than a quorum, or (iii) if there are no Disinterested Directors or, if such Disinterested Directors so direct, by Independent Counsel (as hereinafter defined) selected by the Board of Directors, in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant, or (iv) by the affirmative vote of a majority of the total voting power of all the then outstanding Voting Stock, voting together as a single class. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) days after such determination.
(C)   To the fullest extent authorized by the DGCL as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater rights to advancement of expenses than said law permitted the Corporation to provide prior to such amendment or modification), each indemnitee shall have (and shall be deemed to have a contractual right to have) the right, without the need for any action by the Board of Directors, to be paid by the Corporation (and any successor of the Corporation by merger or otherwise) the expenses incurred in connection with any proceeding in advance of its final disposition, such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter, the “undertaking”) by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal (a “final disposition”) that such director or officer is not entitled to be indemnified for such expenses under this Section 6.1 or otherwise.
(D)   If a (i) claim for indemnification under Section 6.1(A) of these By-Laws is not paid in full by the Corporation within thirty (30) days after a written claim pursuant to Section 6.1(B) of these By-Laws has been received by the Corporation or if (ii) a request for advancement of expenses under this Section 6.1 is not paid in full by the Corporation within twenty (20) days after a statement pursuant to Section 6.1(C) of these By-Laws, and the required undertaking, if any, have been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim for indemnification or request for advancement of expenses and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action that under the DGCL, the claimant has not met the standard of conduct that makes it permissible for the Corporation to indemnify the claimant for the amount claimed or that the claimant is not entitled to the requested advancement of expenses, but (except where the required undertaking, if any, has not been tendered to the Corporation), the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Disinterested Directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
(E)   If a determination shall have been made pursuant to Section 6.1(B) of these By-Laws that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section 6.1(D) of these By-Laws.
(F)   The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 6.1(D) of these By-Laws that the procedures and presumptions of this Section 6.1 are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Section 6.1.
(G)   All of the rights conferred in this Section 6.1, as to indemnification, advancement of expenses and otherwise, shall be contract rights between the Corporation and each indemnitee to whom such rights are extended that vest at the commencement of such indemnitee’s service to or at the request of the Corporation and (i) any amendment or modification of this Section 6.1 that in any way diminishes or adversely affects any such rights shall be prospective only and shall not in any way diminish or adversely affect any such rights with respect to such person, and (ii) all of such rights shall continue as to any such indemnitee who has ceased to be a director or officer of the Corporation or ceased to serve at the Corporation’s request as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as described herein, and shall inure to the benefit of such indemnitee’s heirs, executors and administrators.
(H)   All of the rights conferred in this Section 6.1, as to indemnification, advancement of expenses and otherwise (i) shall not be exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled or hereafter acquire under any statute, provision of the Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or Disinterested Directors or otherwise both as to action in such person’s official capacity and as to action in another capacity while holding such office and (ii) cannot be terminated or impaired by the Corporation, the Board of Directors or the stockholders of the Corporation with respect to a person’s service prior to the date of such termination.
(I)   The Corporation may maintain insurance, at its expense, to protect itself and any current or former director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL. To the extent that the Corporation maintains any policy or policies providing such insurance, each such current or former director or officer, and each such agent or employee to which rights to indemnification have been granted as provided in Section 6.1(J) of these By-Laws, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such current or former director, officer, employee or agent.
(J)   The Corporation may, to the extent authorized from time to time by the Board of Directors or the Chief Executive Officer, grant rights to indemnification, and rights to advancement of expenses incurred in connection with any proceeding in advance of its final disposition, to any current or former employee or agent of the Corporation to the fullest extent of the provisions of this Section 6.1 with respect to the indemnification and advancement of expenses of current or former directors and officers of the Corporation.
(K)   If any provision or provisions of this Section 6.1 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Section 6.1 (including, without limitation, each portion of any subsection of this Section 6.1 containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Section 6.1 (including, without limitation, each such portion of any subsection of this Section 6.1 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
(L)   For purposes of this Section 6.1:
(1)   “Disinterested Director” means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.
(2)   “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this Section 6.1.
(M)   Any notice, request or other communication required or permitted to be given to the Corporation under this Section 6.1 shall be in writing and either delivered in person or sent by telecopy, e-mail, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

ARTICLE VII
MISCELLANEOUS PROVISIONS
SECTION 7.1   Transfer and Registry Agents.   The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors.
SECTION 7.2   Fiscal Year.   The fiscal year of the Corporation shall begin on the first day of January and end on the thirty-first day of December of each year.
SECTION 7.3   Dividends.   The Board of Directors may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and the Certificate of Incorporation.
SECTION 7.4   Seal.   The corporate seal, if any, shall be in such form as shall be approved from time to time by the Board of Directors.
SECTION 7.5   Waiver of Notice.   Whenever any notice is required to be given to any stockholder or director of the Corporation under the provisions of the DGCL, the Certificate of Incorporation or these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to such notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders or the Board of Directors or committee thereof need be specified in any waiver of notice of such meeting.
SECTION 7.6   Audits.   The accounts, books and records of the Corporation shall be audited upon the conclusion of each fiscal year by an independent certified public accountant selected by the Board of Directors, and it shall be the duty of the Board of Directors to cause such audit to be done annually.
SECTION 7.7   Resignations.   Any director or any officer, whether elected or appointed, may resign at any time by giving written notice of such resignation to the Chairperson of the Board of Directors, the Chief Executive Officer or the Secretary, and such resignation shall be deemed to be effective as of the close of business on the date said notice is received by the Chairperson of the Board of Directors, the Chief Executive Officer or the Secretary, or at such later time as is specified therein. No formal action shall be required of the Board of Directors or the stockholders to make any such resignation effective.
ARTICLE VIII
CONTRACTS, PROXIES, ETC.
SECTION 8.1   Contracts.   Except as otherwise required by law, the Certificate of Incorporation or these By-Laws, any contracts or other instruments may be executed and delivered in the name and on the behalf of the Corporation by such officer or officers of the Corporation as the Board of Directors may from time to time direct. Such authority may be general or confined to specific instances as the Board of Directors may determine. The Chairperson of the Board of Directors, the Chief Executive Officer, the President or any Vice President may execute bonds, contracts, deeds, leases and other instruments to be made or executed for or on behalf of the Corporation. Subject to any restrictions imposed by the Board of Directors or the Chairperson of the Board of Directors, the Chief Executive Officer, the President or any Vice President of the Corporation may delegate contractual powers to others under his or her jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.
SECTION 8.2   Proxies.   Unless otherwise provided by resolution adopted by the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer, the President or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes that the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation, or to consent in writing, in the name of the Corporation as such holder, to any action by such other corporation, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he or she may deem necessary or proper in the premises.
ARTICLE IX
AMENDMENTS
SECTION 9.1   By the Stockholders.   Subject to the laws of the State of Delaware and the provisions of the Certificate of Incorporation, these By-laws and the Investor Rights Agreement, these By-Laws may be altered, amended or repealed, or new By-laws enacted, at any special meeting of the stockholders if duly called for that purpose (provided that in the notice of such special meeting, notice of such purpose shall be given), or at any annual meeting, by the affirmative vote of a majority of the total voting power of all the then outstanding Voting Stock, voting together as a single class.
SECTION 9.2   By the Board of Directors.   Subject to the laws of the State of Delaware and the provisions of the Certificate of Incorporation, these By-laws and the Investor Rights Agreement, these By-laws may also be altered, amended or repealed, or new By-laws enacted, by the affirmative vote of at least a majority of the Whole Board at any meeting of the Board of Directors.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 20.   Indemnification of Directors, Officers and Employees.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends or unlawful stock purchases or redemptions), or (4) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation will provide for such limitation of liability.
Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of such person’s service as a director, officer, employee or agent of the corporation, or such person’s service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.
Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided that such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Notwithstanding the preceding sentence, except as otherwise provided in the bylaws we will adopt, Westrock will be required to indemnify any such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by any such person was authorized by the Westrock board of directors.
Our certificate of incorporation and bylaws will require us to indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of Westrock, or is or was serving at the request of Westrock as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by Westrock, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes under ERISA, as amended, or penalties and amounts paid or to be paid in settlement) incurred or suffered by such person in connection with such proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Westrock and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We will be authorized under our bylaws to purchase and maintain insurance to protect Westrock and any current or former director, officer, employee or agent of Westrock or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Westrock would have the power to indemnify such person against such expense, liability or loss under the DGCL. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.
Item 21.   Exhibits and Financial Statements Schedules
Exhibit No.	Description of Exhibit
†#2.1	Transaction Agreement, dated as of April 4, 2022, by and among Riverview Acquisition Corp., Westrock Coffee Holdings, LLC, Origin Merger Sub I, Inc. and Origin Merger Sub II, LLC (included as Annex A to the proxy statement/prospectus which is part of this registration statement and incorporated herein by reference)
3.1	Form of Certificate of Incorporation of Westrock Coffee Company (included as Annex F to the proxy statement/prospectus that forms a part of this registration statement)
3.2	Form of Bylaws of Westrock Coffee Company (included as Annex G to the proxy statement/prospectus that forms a part of this registration statement)
3.3*	Form of Certificate of Conversion
4.1	Specimen Unit Certificate of Riverview Acquisition Corp. (incorporated herein by reference to Exhibit 4.1 of Riverview Acquisition Corp.’s Amendment No. 4 to the Registration Statement on Form S-1, filed with the SEC on August 4, 2021)
4.2	Specimen Common Stock Certificate of Riverview Acquisition Corp. (incorporated herein by reference to Exhibit 4.2 of Riverview Acquisition Corp.’s Amendment No. 4 to the Registration Statement on Form S-1, filed with the SEC on August 4, 2021)
4.3	Specimen Warrant Certificate of Riverview Acquisition Corp. (incorporated herein by reference to Exhibit 4.3 of Riverview Acquisition Corp.’s Amendment No. 4 to the Registration Statement on Form S-1, filed with the SEC on August 4, 2021)
4.4	Warrant Agreement, by and between Continental Stock Transfer & Trust Company and Riverview Acquisition Corp. (incorporated herein by reference to Exhibit 4.4 of Riverview Acquisition Corp.’s Current Report on Form 8-K, filed with the SEC on August 11, 2021)
4.5*	Specimen Common Stock Certificate of Westrock Coffee Company
4.6*	Specimen Warrant Certificate of Westrock Coffee Company
4.7*	Form of Assignment, Assumption and Amendment Agreement, by and among Westrock Coffee Company, Riverview Acquisition Corp. and Continental Stock Transfer & Trust Company
4.8	Investor Rights Agreement, dated as of April 4, 2022, by and among Westrock Coffee Holdings, LLC, Westrock Group, LLC, The Stephens Group, LLC, Sowell Westrock, L.P., BBH Capital Partners V, L.P., BBH Capital Partners V-A, L.P., BBH CPV WCC Co-Investment LLC and Riverview Sponsor Partners, LLC
5.1*	Opinion of Wachtell, Lipton, Rosen & Katz regarding the validity of the Westrock Common Shares and the validity of the Westrock Warrants under New York law
10.1	Registration Rights Agreement, dated as of April 4, 2022, by and among Westrock Coffee Holdings, LLC and the other parties thereto (included as Annex C to the proxy statement/prospectus which is part of this registration statement and incorporated herein by reference)
10.2	Form of Riverview Subscription Agreement (included as Annex B-2 to the proxy statement/prospectus which is part of this registration statement and incorporated herein by reference)
10.3	Form of Westrock Subscription Agreement (included as Annex B-1 to the proxy statement/prospectus which is part of this registration statement and incorporated herein by reference)

Exhibit No.	Description of Exhibit
10.4	Sponsor Support Agreement, dated as of April 4, 2022, by and among Westrock Coffee Holdings, LLC, Riverview Acquisition Corp., and Riverview Sponsor Partners, LLC (included as Annex D to the proxy statement/prospectus which is part of this registration statement and incorporated herein by reference)
10.5	Investment Management Trust Agreement, dated as of August 5, 2021, by and between Continental Stock Transfer & Trust Company and Riverview Acquisition Corp. (incorporated herein by reference to Exhibit 10.1 of Riverview Acquisition Corp.’s Current Report on Form 8-K, filed with the SEC on August 11, 2021)
10.6*	Form of Indemnification Agreement
10.7*	Westrock Coffee Company 2022 Equity Incentive Plan
10.8*	Westrock Coffee Company Annual Cash Incentive Plan
10.9*	Employment Agreement by and between Westrock Coffee Company and Scott T. Ford, dated [ ], 2022
10.10*	Employment Agreement by and between Westrock Coffee Company and T. Christopher Pledger, dated [ ], 2022
10.11*	Employment Agreement by and between Westrock Coffee Company and William A. Ford, dated [ ], 2022
10.12
Registration Rights Agreement, dated as of August 5, 2021, by and between Riverview Sponsor Partners, LLC and Riverview Acquisition Corp. (incorporated herein by reference to Exhibit 10.2 of Riverview Acquisition Corp.’s Annual Report on Form 10-K for year ending December 31, 2021)

10.13
Private Placement Warrants Purchase Agreement, dated as of August 5, 2021, by and between Riverview Acquisition Corp. and Riverview Sponsor Partners, LLC (incorporated herein by reference to Exhibit 10.3 of Riverview Acquisition Corp.’s Annual Report on Form 10-K for year ending December 31, 2021)

10.14
Administrative Services Agreement, dated as of August 5, 2021, by and between Riverview Acquisition Corp. and Riverview Sponsor Partners, LLC (incorporated herein by reference to Exhibit 10.4 of Riverview Acquisition Corp.’s Annual Report on Form 10-K for year ending December 31, 2021)

10.15
Letter Agreement, dated as of August 5, 2021, by and among Riverview Acquisition Corp., its officers, its directors and Riverview Sponsor Partners, LLC (incorporated herein by reference to Exhibit 10.5 of Riverview Acquisition Corp.’s Annual Report on Form 10-K for year ending December 31, 2021)

10.16
Securities Subscription Agreement, dated as of February 18, 2021, by and between Riverview Acquisition Corp. and Riverview Sponsor Partners, LLC (incorporated herein by reference to Exhibit 10.6 of Riverview Acquisition Corp.’s Annual Report on Form 10-K for year ending December 31, 2021)

10.17
Indemnity Agreement, dated as of August 5, 2021, by and among Riverview Acquisition Corp., R. Brad Martin, William V. Thompson III, Charles K. Slatery, Mark A. Edmunds, Leslie Starr Keating and Willie H. Gregory (incorporated herein by reference to Exhibit 10.7 of Riverview Acquisition Corp.’s Annual Report on Form 10-K for year ending December 31, 2021)

21.1*	List of Subsidiaries of Westrock Coffee Holdings, LLC
23.1	Consent of Marcum LLP, Independent Registered Public Accounting Firm of Riverview Acquisition Corp.
23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm of Westrock Coffee Holdings, LLC
23.4*	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1)

Exhibit No.	Description of Exhibit
24.1	Power of Attorney (included on signature page)
99.1*	Form of Class A Proxy Card for Riverview Acquisition Corp. Special Meeting
99.2*	Form of Class B Proxy Card for Riverview Acquisition Corp. Special Meeting
99.3	Consent of Hugh McColl, III to be named as a director nominee
99.4	Consent of Oluwatoyin Umesiri to be named as a director nominee
99.5	Consent of Leslie Starr Keating to be named as a director nominee
99.6	Consent of R. Brad Martin to be named as a director nominee
99.7	Consent of Mark Edmunds to be named as a director nominee
107	Calculation of Registration Fee

*
To be filed by amendment.

†
Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby agrees to furnish a copy of any omitted schedules to the SEC upon request.

#
Portions of this exhibit have been omitted because they are both (i) not material and (ii) would likely cause competitive harm to Westrock if publicly disclosed.

Item 22.   Undertakings.
1.
The undersigned Registrant hereby undertakes:

(a)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and

(b)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(e)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.
The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.
The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.
6.
The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning this transaction that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 25th day of April, 2022.
WESTROCK COFFEE HOLDINGS, LLC
By:	/s/ Scott T. Ford
Name: Scott T. Ford
Title: Chief Executive Officer
* * *
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott T. Ford, T. Christopher Pledger and Robert P. McKinney and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this proxy statement/prospectus, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Capacity	Date
/s/ Scott T. Ford Scott T. Ford	Chief Executive Officer, Director (Principal Executive Officer)	April 25, 2022
/s/ T. Christopher Pledger T. Christopher Pledger	Chief Financial Officer (Principal Financial Officer)	April 25, 2022
/s/ Blake Schuhmacher Blake Schuhmacher	Senior Vice President — Chief Accounting Officer (Principal Accounting Officer)	April 25, 2022
/s/ Joe T. Ford Joe T. Ford	Chairman of the Board, Director	April 25, 2022
/s/ Jeffrey H. Fox Jeffrey H. Fox	Director	April 25, 2022
/s/ Josie C. Natori Josie C. Natori	Director	April 25, 2022
/s/ R. Patrick Kruczek R. Patrick Kruczek	Director	April 25, 2022
/s/ Matthew Salsbury Matthew Salsbury	Director	April 25, 2022
/s/ Witt Stephens Witt Stephens	Director	April 25, 2022